As filed with the Securities and Exchange Commission on August 12, 2021

Registration No. 333-257734

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________________________

AMENDMENT NO.1
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

___________________________

TRIDENT ACQUISITIONS CORP.
(Exact name of registrant as specified in its charter)

___________________________

Delaware	6770	81-1996183
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification Number)

One Liberty Plaza,
165 Broadway St, 23rd Floor,
New York, NY 10006
(646) 229-7549
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Vadim Komissarov
c/o VK Consulting, Inc.
One Liberty Plaza, 165 Broadway St, 23rd Floor
New York, NY 10006
(646) 229-7549
(Name, address, including zip code, and telephone number, including area code, of agent for service)

___________________________

Copies to:

Mitchell S. Nussbaum, Esq. David J. Levine, Esq. Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 Tel: (212) 407-4159	Elliott M. Smith, Esq. White & Case LLP 1221 Avenue of the Americas New York, NY 10036 Tel: (212) 819-8200

___________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the business combination described in the proxy statement/prospectus contained herein have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

*         Upon the closing of the business combination referred to in the proxy statement/prospectus within this registration statement, the name of the registrant is expected to change to Lottery.com.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Public Unit(3)		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(4)
Common Stock(1)(2)	50,000,000	$	N/A	$285.84	$0.03	(5)

____________

(1)      Relates to common stock, par value $0.001 per share (“Common Stock”), of Trident Acquisitions Corp. (“TDAC”), a Delaware corporation, issuable upon the proposed merger of AutoLotto, Inc. (“Lottery.com”), a Delaware corporation, and Trident Merger Sub II Corp. (“Merger Sub”), a Delaware corporation and a wholly-owned subsidiary of TDAC, with and into Lottery.com (the “Merger”), with Lottery.com surviving the Merger as a wholly-owned subsidiary of TDAC. Upon the closing of the Merger, TDAC will change its name to “Lottery.com.” As used herein, the “Combined Company” refers to TDAC after the consummation of the Business Combination, and such change of name, as applicable. Based on the maximum number of shares of common stock of the Combined Company (the “Combined Company Common Stock”) estimated to be issuable in connection with the Merger described herein. This number is based on the sum of (i) the 40,000,000 shares of Combined Company Common Stock issuable upon the consummation of the Merger, without giving effect to downward adjustments, and (ii) up to 10,000,000 shares of Combined Company Common Stock that may be issued after such date for certain holders.

(2)      Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)      Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act. Lottery.com is a private company, no market exists for its securities, and has an accumulated deficit. Therefore, the proposed maximum aggregate offering price is one-third of the aggregate par value of the Lottery.com securities expected to be exchanged in the Business Combination.

(4)      Calculated pursuant to Rule 457 under the Securities Act by calculating the product of (i) the proposed maximum aggregate offering price and (ii) 0.0001091.

(5)      Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this preliminary proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement we filed with the Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS
SUBJECT TO COMPLETION, DATED AUGUST 12, 2021

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS
OF TRIDENT ACQUISITIONS CORP.

AND PROSPECTUS FOR SHARES OF COMMON STOCK
OF TRIDENT ACQUISITIONS CORP.

Proxy Statement/Prospectus, dated _________, 2021,
and first mailed to stockholders on or about _________, 2021

To the Stockholders of Trident Acquisitions Corp.:

You are invited to attend a special meeting (the “Special Meeting”) of the stockholders of Trident Acquisitions Corp. (“TDAC”) relating to the Business Combination Agreement, dated February 21, 2021 (the “Business Combination Agreement”), by and among TDAC, Trident Merger Sub II Corp. (“Merger Sub”) and AutoLotto, Inc. (“Lottery.com”). The transactions contemplated by the Business Combination Agreement are sometimes referred to herein as the “Merger” or the “Business Combination.” This document is both a proxy statement for TDAC’s special meeting of stockholders and a prospectus of TDAC with respect to the shares of common stock of the Company (“Common Stock”) to be issued to equityholders of Lottery.com in the Business Combination. As used herein, the “Combined Company” refers to TDAC after the consummation of the Business Combination and its name change to “Lottery.com.”

Upon the closing (the “Closing”) of the Business Combination, Merger Sub will merge with and into Lottery.com, with Lottery.com as the surviving company, continuing as a wholly-owned subsidiary of TDAC following the Merger, and the separate existence of Merger Sub shall cease. Pursuant to the Business Combination Agreement, subject to the required consent of the stockholders of Lottery.com, each share of preferred stock of Lottery.com that is issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) shall convert into shares of Lottery.com’s common stock (each a “Lottery.com Share”) immediately prior to the Effective Time. At the Effective Time, by virtue of the Merger and without any action on the part of any other person, each Lottery.com Share issued and outstanding as of immediately prior to the Effective Time (which includes the shares of preferred stock of Lottery.com that have been converted into Lottery.com Shares but not including any treasury shares or dissenting shares) shall be cancelled and converted into the right to receive the Per Share Merger Consideration. “Per Share Merger Consideration” means the quotient obtained by dividing (a) 40,000,000 shares of TDAC’s Common Stock, as may be adjusted in accordance with the terms of the Business Combination Agreement by (b) the aggregate number of Lottery.com Shares issued and outstanding as of immediately prior to the Effective Time. The aggregate share consideration of 40,000,000 shares of Common Stock shall be reduced by the number of shares of Common Stock equal to the quotient of (i) the amount by which Lottery.com’s indebtedness, less cash and cash equivalents, exceeds $10,000,000 as mutually agreed between TDAC and Lottery.com (each acting reasonably), divided by (ii) 11.00. With respect to the Lottery.com Shares that are unvested immediately prior to the Effective Time, the shares of Common Stock issued as Per Share Merger Consideration upon the cancellation and conversion of such Lottery.com Shares shall be subject to the same vesting and termination-related provisions as that applied to such Lottery.com Shares. The holders of the Lottery.com Shares (the “Sellers”) will also be entitled to receive up to 6,000,000 additional shares of Common Stock (the “Seller Earnout Shares”) that may be issuable from time to time as set forth below. Additionally, Vadim Komissarov, Ilya Ponomarev and Marat Rosenberg (collectively the “Founder Holders”) will also be entitled to receive up to 4,000,000 additional shares of Common Stock (the “Founder Holders Earnout Shares”) that may be issuable from time to time as set forth below. The aggregate value of the consideration to be paid by TDAC to the Sellers in the Business Combination (excluding the Seller Earnout Shares) is valued at approximately $440 million, or 40,000,000 shares of Common Stock (subject to adjustment) to be issued to the Sellers, multiplied by $11.00.

If, at any time on or prior to December 31, 2021, (i) the dollar volume-weighted average price of shares of Common Stock equals or exceeds $13.00 per share for 20 of any 30 consecutive trading days commencing after the Closing, or (ii) if the Combined Company consummates a transaction which results in the stockholders of the Combined Company having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $13.00 per share, each Seller shall receive its pro rata portion of 3,000,000 Seller Earnout Shares and each Founder Holder shall receive one-third of 2,000,000 Founder Holders Earnout Shares.

If, at any time on or prior to December 31, 2022, (i) the dollar volume-weighted average price of shares of Common Stock equals or exceeds $16.00 per share for 20 of any 30 consecutive trading days commencing after the Closing, or (ii) if the Combined Company consummates a transaction which results in the stockholders of the Combined Company having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $16.00 per share, each Seller shall receive its pro rata portion of 3,000,000 Seller Earnout Shares and each Founder Holder shall receive one-third of 2,000,000 Founder Holders Earnout Shares.

The Seller Earnout Shares then earned and issuable shall be issued to each Seller on a pro-rata basis based on the percentage of the aggregate share consideration received, or entitled to be received, by such Seller as of immediately following the Closing.

At the Effective Time, each option to purchase Lottery.com Shares (a “Lottery.com Option”) that is outstanding as of immediately prior to the Effective Time will be assumed by TDAC, and will continue to have, and be subject to, the same terms and conditions (including vesting terms and, to the extent applicable, holding period restrictions) as applied to such Lottery.com Option immediately prior to the Effective Time, subject to certain exceptions (each, an “Assumed Option”) with such adjustments to the number of shares underlying and the exercise price of such Assumed Option as provided for under the Business Combination Agreement.

At the Effective Time, by virtue of the Merger and without any action on the part of any person, each warrant to purchase Lottery.com Shares (each, a “Lottery.com Warrant”) that is issued and outstanding immediately prior to the Effective Time and has not been terminated pursuant to its terms will automatically become a warrant exercisable for shares of Common Stock (a “Trident Consideration Warrant”) on the same terms and conditions as applied to the Lottery.com Warrants with adjustments to the number of shares underlying the warrant and the exercise price as are set forth in the Business Combination Agreement.

At the Effective Time, each convertible promissory note issued by Lottery.com that is issued and outstanding immediately prior to the Effective Time and has not been converted or terminated pursuant to its terms, if any, will continue to remain in full force and effect on its terms after the Closing.

Upon completion of the Business Combination, the outstanding shares of Common Stock will become shares of common stock of the Combined Company, par value $0.001 per share (“Combined Company Common Stock”) and the warrants to acquire shares of Common Stock will become warrants to acquire Combined Company Common Stock.

It is anticipated that, upon completion of the Business Combination, TDAC’s existing stockholders will own approximately [_]% of the outstanding shares of the Combined Company Common Stock and that Lottery.com’s existing securityholders will own approximately [_]% of the outstanding shares of the Combined Company Common Stock. These percentages are calculated based on a number of assumptions and are subject to adjustment in accordance with the terms of the Business Combination Agreement. These relative percentages assume that none of TDAC’s existing Public Stockholders (as defined below) exercise their redemption rights in connection with the Business Combination. If any of TDAC’s Public Stockholders exercise their redemption rights, or any of the other assumptions underlying these percentages become inaccurate, these percentages may vary from the amounts shown above. Please see “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

In addition to the proposal to approve the Business Combination, stockholders are being asked to approve (1) a proposal to approve the amended and restated certificate of incorporation of the Combined Company (the “Proposed Charter”), (2) a non-binding advisory vote to approve the following material differences between the organizational documents of the Combined Company that will be in effect upon the closing of the Business Combination and TDAC’s current amended and restated certificate of incorporation: (i) the Proposed Charter will provide that the name of the new public entity will be “Lottery.com” as opposed to “Trident Acquisitions Corp.” and will remove certain provisions related to TDAC’s status as a special purpose acquisition company (such as the obligation to dissolve and liquidate if a business combination is not consummated in a certain period of time), (ii) the Combined Company will have [_] authorized shares of common stock, as opposed to the Company having 100,000,000 authorized shares of common stock, (iii) the Combined Company will have [_] authorized shares of preferred stock, as opposed to the Company having 1,000 authorized shares of preferred stock, (iv) the Proposed Charter will eliminate the ability for stockholders to act by written consent, (v) the Proposed Charter will eliminate the ability of stockholders to call special meetings of stockholders, (vi) the Proposed Charter will provide that the Combined Company’s directors may be removed from office only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of the Combined Company Common Stock, (vii) the Proposed Charter will require a two-thirds super-majority approval regarding amendments to the charter from and after the first date on which certain stockholders cease to beneficially own (directly or indirectly) more than [40][50]% of the voting power of the outstanding shares of the Combined Company Common Stock (the “Trigger Event”), (viii) the Proposed Charter will require a two-thirds super-majority approval regarding amendments to the Proposed Bylaws from and after the occurrence of the Trigger Event, and (ix) the Proposed Charter will establish redemption rights with respect to capital stock held by any stockholders who are Disqualified Holders (as defined herein) or their affiliates, (3) a proposal regarding the issuance of shares in order to comply with certain listing rules imposed by Nasdaq, (4) a proposal to elect [three directors to the Combined Company’s board of directors to serve until the 2022 annual meeting of stockholders, one director to serve until the 2023 annual meeting of stockholders and one director to serve until the 2024 annual meeting of stockholder,] in each case effective upon the closing of the Business Combination, (5) a proposal to adopt and approve the Lottery.com 2021 Incentive Plan (the “Equity Plan”) for the Combined Company, and (6) a proposal to adjourn the Special Meeting in the event TDAC does not receive the requisite number of votes to approve the Business Combination. Each of these proposals has been unanimously approved by the Board.

TDAC’s common stock, warrants and units are listed on Nasdaq under the symbols “TDAC”, “TDACW” and “TDACU”, respectively. TDAC will apply for listing, to be effective at the time of the Business Combination, of the Combined Company Common Stock and Public Warrants on The Nasdaq Global Market under the proposed symbols “LTRY”, and “LTRYW”, respectively.

Pursuant to TDAC’s current amended and restated certificate of incorporation, TDAC is providing its Public Stockholders with the opportunity to redeem their shares of Common Stock (“Public Shares”) for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account, which holds the proceeds of TDAC’s initial public offering, as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to TDAC to pay TDAC’s franchise and income taxes, upon the consummation of the Business Combination. For illustrative purposes, based on funds in the Trust Account of $63,286,019.55 on June 30, 2021, the estimated per share redemption price would have been approximately $10.94. Public Stockholders may elect to redeem their Public Shares even if they vote for the Business Combination Proposal. A Public Stockholder, together with any of his, her, their or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming his, her, their or its shares with respect to more than an aggregate of 20% of the outstanding Public Shares. Holders of TDAC’s outstanding warrants do not have redemption rights with respect to such warrants in connection with the Business Combination. All of the initial stockholders of TDAC have agreed to waive their redemption rights with respect to the shares of Common Stock they acquired prior to our initial public offering (“IPO”) (the “Founder Shares”) and any shares of Common Stock that they may have acquired during or after the IPO in connection with the completion of the Business Combination. The Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

HOW TO OBTAIN ADDITIONAL INFORMATION

If you would like to receive additional information or if you want additional copies of this document, agreements contained in the appendices or any other documents filed by TDAC with the Securities and Exchange Commission, such information is available without charge upon written or oral request. Please contact the following:

Morrow Sodali LLC

470 West Avenue

Stamford, CT 06902

Telephone: (800) 662-5200

(Banks and brokers can call: (203) 658-9400)

Email: TDAC.info@investor.morrowsodali.com

If you would like to request documents, please do so no later than [_], 2021, to receive them before the Special Meeting. Please be sure to include your complete name and address in your request. Please see “Where You Can Find More Information” to find out where you can find more information about TDAC and Lottery.com.

Due to the coronavirus pandemic and our concerns about protecting the health and well-being of our stockholders and employees, the Board of Directors has determined to convene and conduct the Special Meeting in a virtual meeting format at [_]. Stockholders will NOT be able to attend the Special Meeting in-person. This proxy statement/prospectus includes instruction on how to access the virtual Special Meeting and how to listen, vote, and submit questions from home or any remote location with Internet connectivity.

You should rely only on the information contained in this proxy statement/prospectus in deciding how to vote on the Business Combination and related matters. Neither TDAC nor Lottery.com has authorized anyone to give any information or to make any representations other than those contained in this proxy statement/prospectus. Do not rely upon any information or representations made outside of this proxy statement/prospectus. The information contained in this proxy statement/prospectus may change after the date of this proxy statement/prospectus. Do not assume after the date of this proxy statement/prospectus that the information contained in this proxy statement/prospectus is still correct. If you sign and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of each of the proposals presented at the special meetings. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Special Meeting, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have no effect on the proposals. If you are a stockholder of record and you attend the Special Meeting and wish to vote during the Special Meeting, you may withdraw your proxy and vote online at the Special Meeting.

We encourage you to read this proxy statement/prospectus carefully. In particular, you should review the matters discussed under the caption “RISK FACTORS” beginning on page 21.

The Board unanimously recommends that TDAC stockholders vote “FOR” each of the proposals and each director nominee.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the merger or otherwise, or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

Marat Rosenberg Chairman of the Board of Directors of Trident Acquisitions Corp.

TRIDENT ACQUISITIONS CORP.

One Liberty Plaza, 165 Broadway St, 23rd Floor,
New York, NY 10006

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD [_], 2021
TO THE STOCKHOLDERS OF TRIDENT ACQUISITIONS CORP.:

A special meeting of stockholders of Trident Acquisitions Corp. (“TDAC”), a Delaware corporation, will be held at 10:00 a.m., Eastern standard time, on [_], 2021 (such meeting, together with any adjournment or postponement thereof, the “Special Meeting”). In light of COVID-19, we will hold the Special Meeting virtually. You can participate in the virtual Special Meeting as described in “The TDAC Special Meeting — How to Attend the Special Meeting.” The Special Meeting is being held to consider and vote upon proposals to approve:

(a)     The Business Combination Proposal: a proposal to approve and adopt the Business Combination Agreement, dated as of February 21, 2021 (as may be amended, the “Business Combination Agreement”), by and among TDAC (whose name is expected to change to Lottery.com upon closing of the Business Combination), Trident Merger Sub II Corp., a Delaware corporation (“Merger Sub”), AutoLotto, Inc., a Delaware corporation (“Lottery.com”), pursuant to which Merger Sub will merge with and into Lottery.com, with Lottery.com as the surviving company, continuing as a wholly-owned subsidiary of TDAC following the Merger, and the separate existence of Merger Sub shall cease (such transactions, collectively, the “Business Combination”). As used herein, the “Combined Company” refers to TDAC after the consummation of the Business Combination and its change of name to Lottery.com (the “Business Combination Proposal”).

(b)    The Charter Proposal: a proposal to approve the Combined Company’s proposed second amended and restated certificate of incorporation (the “Proposed Charter”), in the form attached to the accompanying proxy statement/prospectus as Annex B-1, in connection with the Business Combination (the “Charter Proposal”);

(c)     The Advisory Charter Proposals: a non-binding advisory vote upon the Advisory Charter Proposals;

(d)    The Nasdaq Proposal: a proposal to approve, for purposes of complying with applicable listing rules of Nasdaq, or Nasdaq Listing Rules, the issuance of more than 20% of the current total issued and outstanding Common Stock, par value $0.001 per share (“Common Stock”) (the “Nasdaq Proposal”);

(e)     The Director Election Proposal: to consider and vote upon a proposal to elect [_] Class I directors, [_] Class II and [_] Class III directors to serve on the Combined Company’s board of directors until the 2022, 2023 and 2024 annual meetings of stockholders, respectively, and until their respective successors are duly elected and qualified or until their earlier resignation, removal or death (the “Director Election Proposal”);

(f)     The Equity Plan Proposal: to consider and vote on the Lottery.com 2021 Incentive Plan to be effective after the closing of the Business Combination (the “Equity Plan Proposal”); and

(g)    The Adjournment Proposal: to consider and vote on any adjournment or postponement of the Special Meeting for the purpose of soliciting additional proxies in the event TDAC does not receive the requisite stockholder vote to approve the Business Combination Proposal.

Pursuant to TDAC’s Current Charter and the Business Combination Agreement, TDAC is required to obtain stockholder approval of the Business Combination with Lottery.com. Consequently, the Business Combination Proposal must be approved for any such transaction to be completed.

As of [_], 2021, there were [_] shares of Common Stock issued and outstanding and entitled to vote. The Board of Directors has fixed the record date as the close of business on [_], 2021, as the date for determining TDAC stockholders entitled to receive notice of and to vote at the Special Meeting. Only holders of record of Common Stock on that date are entitled to have their votes counted at the Special Meeting. In order for the Business Combination Proposal to be approved, holders of a majority of the shares present and entitled to vote at the meeting to approve the Business Combination must be voted in favor of such proposal.

Your vote is important. Whether or not you plan to attend the Special Meeting, please sign, date and return your proxy card as soon as possible to make sure that your shares are represented at the Special Meeting. If you are a stockholder of record, you may also cast your vote online at the virtual Special Meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank how to vote your shares, or you may cast your vote online at the virtual Special Meeting by obtaining a proxy from your brokerage firm or bank and forwarding to Continental as described herein. If you fail to return your proxy card or instruct your broker or bank how to vote, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting. Since none of the proposals to be voted on at the Special Meeting are routine matters for which brokers may have discretionary authority to vote, there can be no broker non-votes at the Special Meeting. Consequently, failure to provide instructions to your bank, broker or other nominee on how to vote will result in your shares not being counted as represented for purposes of establishing a quorum at the Special Meeting.

After careful consideration of all relevant factors, the Board has determined that these proposals are fair to and in the best interests of TDAC and its stockholders, and has recommended that you vote or give instruction to vote “FOR” each of them.

Dated: [_], 2021

By Order of the Board of Directors,

Marat Rosenberg Chairman of the Board

Annex A	Business Combination Agreement	A-1
Annex B-1	Form of Proposed Charter	B-1-1
Annex B-2	Form of Proposed Bylaws	B-2-1
Annex C	Form of Lottery.com Equity Plan	C-1

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by TDAC, constitutes a prospectus of TDAC under Section 5 of the Securities Act, with respect to the shares of Common Stock to be issued if the Business Combination described below is consummated. This document also constitutes a notice of special meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) with respect to the Special Meeting of TDAC stockholders at which TDAC stockholders will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the Business Combination Agreement, among other matters.

FREQUENTLY USED TERMS

Unless otherwise stated in this proxy statement/prospectus, the terms, “we,” “us,” “our” or “TDAC” refer to Trident Acquisitions Corp., a Delaware corporation. Further, in this document:

•        “Active Company Subsidiaries” means Tinbu, LLC and LDC Crypto Universal Public Limited Company.

•        “Board” means the board of directors of TDAC.

•        “Business Combination” means the transactions contemplated by the Business Combination Agreement.

•        “Business Combination Agreement” means that certain Business Combination Agreement, dated as of February 21, 2021, by and among TDAC, Trident Merger Sub II Corp., and AutoLotto, Inc., as may be amended.

•        “Current Charter” means TDAC’s Amended and Restated Certificate of Incorporation, as amended.

•        “Closing Date” or the “Closing” means date of the consummation of the Business Combination.

•        “Code” means the Internal Revenue Code of 1986, as amended.

•        “Combined Company” means TDAC, Lottery.com and their consolidated subsidiaries after the Business Combination.

•        “Combined Company Common Stock” means the common stock of TDAC following the consummation of the Business Combination.

•        “Common Stock” means the shares of common stock, par value $0.001 per share, of TDAC.

•        “Continental” means Continental Stock Transfer & Trust Company, TDAC’s transfer agent.

•        “Effective Time” means the time at which the Business Combination becomes effective.

•        “Equity Plan” means the Lottery.com 2021 Incentive Plan, the form of which is attached as Annex C to this proxy statement/prospectus.

•        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

•        “Founder Holders” means Vadim Komissarov, Ilya Ponomarev and Marat Rosenberg.

•        “Founder Shares” means the shares of TDAC common stock purchased by the Initial Stockholders prior to the IPO.

•        “GAAP” means accounting principles generally accepted in the United States of America.

•        “HSR” means Hart-Scott-Rodino Antitrust Improvement Act.

•        “Initial Stockholders” means the officers and directors of TDAC, including the Founder Holders, and certain other stockholders who acquired shares of TDAC prior to the IPO.

•        “IPO” refers to the initial public offering of 20,125,000 TDAC Units consummated on June 1, 2018 and includes the full exercise of the underwriters’ overallotment option in connection therewith.

•        “Merger Sub” means Trident Merger Sub II Corp., a Delaware corporation and wholly-owned subsidiary of TDAC.

•         “Lottery.com” means AutoLotto, Inc., a Delaware corporation.

•        “Lottery.com Shares” means shares of Lottery.com common stock issued and outstanding as of immediately prior to the Closing.

•        “Lottery.com Shareholders” means the current holders of Lottery.com Shares.

•        “Private Shares” means the shares of Common Stock underlying the TDAC Units issued in a private placement.

•        “Private Units” means the 1,150,000 units of TDAC sold to the Initial Stockholders upon consummation of the IPO, consisting of one Private Share and one Private Warrant to purchase a share of Common Stock at an exercise price of $11.50.

•        “Private Warrant” means a warrant underlying the Private Units to purchase one Private Share at an exercise price of $11.50 in a private placement transaction.

•        “Proposed Bylaws” means the Combined Company’s amended and restated bylaws, the form of which is attached as Annex B-2 to this proxy statement/prospectus.

•        “Proposed Charter” means the Combined Company’s second amended and restated certificate of incorporation, the form of which is attached as Annex B-1 to this proxy statement/prospectus.

•        “Public Shares” means the shares of Common Stock underlying the TDAC Units sold in the IPO.

•        “Public Stockholders” means holders of Public Shares.

•        “Public Warrant” means a warrant to purchase a share of Common Stock at an exercise price of $11.50 that was included in the TDAC Units.

•        “TDAC Units” means the 20,125,000 units sold by TDAC in connection with its IPO and the full exercise of the underwriters’ over-allotment option, consisting of one Public Share and one Public Warrant to purchase a share of Common Stock at an exercise price of $11.50.

•        “SEC” means the U.S. Securities and Exchange Commission.

•        “Securities Act” means the Securities Act of 1933, as amended.

•        “Sellers” means holders of Lottery.com Shares.

•        “Trust Account” means the trust account of TDAC that holds the proceeds of the IPO in accordance with that certain Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and TDAC.

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements, including statements about the parties’ ability to close the Business Combination, the anticipated benefits of the Business Combination, and the financial condition, results of operations, earnings outlook and prospects of TDAC and/or Lottery.com and statements relating to the period following the consummation of the Business Combination. Forward-looking statements appear in a number of places in this proxy statement/prospectus, including, without limitation, in the sections entitled “Lottery.com Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business of Lottery.com.” In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements are based on the current expectations of the management of TDAC and Lottery.com, as applicable, and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in “Risk Factors,” those discussed and identified in public filings made with the SEC by TDAC and the following:

•        factors relating to the business, operations and financial performance of Lottery.com, including:

•        Lottery.com’s inability to compete with other forms of entertainment for consumers’ discretionary time and income;

•        market conditions and global and economic factors beyond Lottery.com’s control, including the potential adverse effects of the ongoing global COVID-19 pandemic and reductions in discretionary consumer spending, among others;

•        Lottery.com’s inability to attract and retain users;

•        Lottery.com’s inability to successfully acquire and integrate new operations;

•        Lottery.com’s inability to profitably expand into new markets;

•        changes in applicable laws or regulations;

•        the failure of third-party service providers to perform services and protect intellectual property rights required for the operation of Lottery.com’s business;

•        the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement;

•        the outcome of any legal proceedings that may be instituted against TDAC or Lottery.com following announcement of the Business Combination Agreement and the transactions contemplated therein;

•        the inability to complete the Business Combination due to, among other things, the failure to obtain TDAC stockholder approval;

•        the risk that the announcement and consummation of the proposed Business Combination disrupts Lottery.com’s current plans;

•        the ability to recognize the anticipated benefits of the Business Combination;

•        unexpected costs related to the proposed Business Combination;

•        the amount of any redemptions by existing holders of Common Stock being greater than expected;

•        limited liquidity and trading of TDAC’s securities;

v

•        geopolitical risk and changes in applicable laws or regulations;

•        the possibility that TDAC and/or Lottery.com may be adversely affected by other economic, business, and/or competitive factors;

•        operational risk;

•        risk that the COVID-19 pandemic, and local, state, and federal responses to addressing the pandemic may have an adverse effect on TDAC’s or Lottery.com’s business operations, as well as TDAC’s or Lottery.com’s financial condition and results of operations;

•        the risks that the consummation of the Business Combination is substantially delayed or does not occur; and

•        other factors detailed under the section entitled “Risk Factors.”

Should one or more of these risks or uncertainties materialize or should any of the assumptions made by the management of TDAC and Lottery.com prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

All subsequent written and oral forward-looking statements concerning the Business Combination or other matters addressed in this proxy statement/prospectus and attributable to TDAC, Lottery.com or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement. Except to the extent required by applicable law or regulation, TDAC and Lottery.com undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The following are answers to some questions that you, as a stockholder of TDAC, may have regarding the Proposals being considered at the Special Meeting. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the Proposals and the other matters being considered at the Special Meeting. Additional important information is also contained in the annexes to this proxy statement/prospectus.

Q:     What is the purpose of this document?

A:     TDAC, Merger Sub and Lottery.com have agreed to the Business Combination under the terms of the Business Combination Agreement, which is attached to this proxy statement/prospectus as Annex A, and is incorporated into this proxy statement/prospectus by reference. The Board is soliciting your proxy to vote for the Business Combination and other Proposals at the Special Meeting because you owned Common Stock at the close of business on [_], 2021, the “Record Date” for the Special Meeting, and are therefore entitled to vote at the Special Meeting. This proxy statement/prospectus summarizes the information that you need to know in order to cast your vote.

Q:     What is being voted on?

A:     Below are the proposals that the TDAC stockholders are being asked to vote on:

•        Proposal 1 — The Business Combination Proposal to approve the Business Combination Agreement and the Business Combination.

•        Proposal 2 — The Charter Proposal to approve the Proposed Charter.

•        Proposal 3 — The Advisory Charter Proposals to approve material differences between the organizational documents of the Combined Company that will be in effect upon the closing of the Business Combination and TDAC’s Current Charter.

•        Proposal 4 — The Nasdaq Proposal to approve the issuance of more than 20% of the issued and outstanding shares of Common Stock in connection with the terms of the Business Combination Agreement, as required by Nasdaq Listing Rule 5635(d).

•        Proposal 5 — The Director Election Proposal to consider and vote upon a proposal to elect [_] Class I directors, [_] Class II and [_] Class III directors to serve on the Combined Company’s board of directors until the 2022, 2023 and 2024 annual meetings of stockholders, respectively, and until their respective successors are duly elected and qualified or until their earlier resignation, removal or death.

•        Proposal 6 — The Equity Plan Proposal to approve the Equity Plan.

•        Proposal 7 — The Adjournment Proposal to approve the adjournment of the Special Meeting in certain circumstances.

Q:     What vote is required to approve the Proposals?

A:     Proposal 1 — The Business Combination Proposal requires the affirmative vote of the majority of the issued and outstanding shares of common stock present by virtual attendance or represented by proxy and entitled to vote at the meeting to approve the Business Combination. An abstention will have the effect of a vote “AGAINST” Proposal 1.

     The Initial Stockholders have agreed to vote any shares of TDAC common stock owned by them in favor of the Business Combination Proposal. As a result, (i) assuming that only a quorum was present at the Special Meeting, TDAC would not need any of its Public Shares to be voted in favor of the Business Combination in order to have the Business Combination Proposal approved, and (ii) assuming all outstanding shares are voted at the Special Meeting, TDAC would not need any of its Public Shares to be voted in favor of the Business Combination in order to have the Business Combination Proposal approved.

Proposal 2 — The Charter Proposal requires the affirmative vote of the majority of the outstanding shares of common stock entitled to vote on the proposal. Abstentions will have the effect of a vote “AGAINST” Proposal 2.

Proposal 3 — The Advisory Charter Proposals, each of which is a non-binding vote, requires the affirmative vote of the majority of the issued and outstanding shares of common stock present by virtual attendance or represented by proxy at the Special Meeting. Abstentions will have the effect of a vote “AGAINST” Proposal 3.

Proposal 4 — The Nasdaq Proposal requires the affirmative vote of the majority of the issued and outstanding shares of common stock present by virtual attendance or represented by proxy at the Special Meeting. Abstentions will have the effect of a vote “AGAINST” Proposal 4.

Proposal 5 — The directors subject to the Director Election Proposal will be elected by a plurality of the votes cast, online or by proxy. This means that the five director nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Abstentions will have no effect on Proposal 5.

Proposal 6 — The Equity Plan Proposal requires the affirmative vote of the majority of the issued and outstanding shares of common stock present in person by virtual attendance or represented by proxy at the Special Meeting. Abstentions will have the effect of a vote “AGAINST” Proposal 6.

Proposal 7 — The Adjournment Proposal requires the affirmative vote of the majority of the issued and outstanding shares of common stock present in person by virtual attendance or represented by proxy at the Special Meeting. Abstentions will have the effect of a vote “AGAINST” Proposal 7.

Q:     Are any of the proposals conditioned on one another?

A:     The Business Combination Proposal (Proposal 1) is conditioned upon the approval of Proposals 2 and 4. Proposals 2, 4, 5 and 6 are dependent upon approval of Proposal 1. It is important for you to note that in the event that the Business Combination Proposal is not approved, TDAC will not consummate the Business Combination. If TDAC does not consummate the Business Combination and fails to complete an initial business combination by September 1, 2021 (unless such date has been extended pursuant to the Current Charter), TDAC will be required to dissolve and liquidate, unless TDAC seeks stockholder approval to amend our Current Charter to extend the date by which the Business Combination may be consummated. The Advisory Charter Proposals and the Adjournment Proposal are not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

Q:     How will the Initial Stockholders vote?

A:     Pursuant to a letter agreement, dated May 29, 2018 (“Letter Agreement”), the Initial Stockholders, who as of June 29, 2021 owned 6,181,250 shares of Common Stock, or approximately 51.6% of the outstanding shares of Common Stock, agreed to vote their respective Founder Shares and any shares of Common Stock purchased by them in the open market in or after the IPO in favor of the Business Combination Proposal and related Proposals.

Q:     How many votes do I and others have?

A:     You are entitled to one vote for each share of Common Stock that you held as of the Record Date. As of the close of business on the Record Date, there were 11,967,605 shares of Common Stock outstanding and entitled to vote.

Q:     What is the consideration being paid to Lottery.com Shareholders?

A:     Pursuant to the Business Combination Agreement, subject to the satisfaction or waiver of certain conditions set forth therein, at the Effective Time, by virtue of the Merger and without any action on the part of any other person, each Lottery.com Share issued and outstanding as of immediately prior to the Effective Time (which includes the shares of preferred stock of Lottery.com that have been converted into Lottery.com Shares but not including any treasury shares or dissenting shares) shall be cancelled and converted into the right to receive the Per Share Merger Consideration. “Per Share Merger Consideration” means the quotient obtained by dividing (a) 40,000,000 shares of Common Stock, as may be adjusted in accordance with the terms of the Business Combination Agreement by (b) the aggregate number of Lottery.com Shares issued and outstanding as of immediately prior to the Effective Time. The aggregate share consideration of 40,000,000 shares of Common Stock shall be reduced by the number of shares of Common Stock equal to the quotient of (i) the amount by which Net Indebtedness exceeds $10,000,000, as mutually agreed between TDAC and Lottery.com (each acting reasonably), divided by (ii) 11.00. “Net Indebtedness” means the amount equal to Lottery.com’s indebtedness, less cash and cash equivalents. For the avoidance of doubt, Lottery.com’s indebtedness shall not include current liabilities or any intercompany indebtedness between or among Lottery.com and any of its subsidiaries. With respect to the Lottery.com Shares that are unvested immediately prior to the Effective Time, the shares of Common Stock issued as Per Share Merger Consideration upon the cancellation and conversion of such Lottery.com Shares shall be subject to the same vesting and termination-related provisions as that applied to such Lottery.com Shares.

The holders of the Lottery.com Shares will also be entitled to receive up to 6,000,000 additional shares of Common Stock (the “Seller Earnout Shares”) subject to the achievement of certain stock price targets. Additionally, Vadim Komissarov, Ilya Ponomarev and Marat Rosenberg (collectively the “Founder Holders”) will also be entitled to receive up to 4,000,000 additional shares of Common Stock subject to the achievement of certain stock price targets. See “Proposal No. 1 — The Business Combination Proposal — Seller Earnout Shares.”

The aggregate value of the consideration to be paid by TDAC to the Sellers in the Business Combination (excluding the Seller Earnout Shares) is approximately $440 million (calculated as follows: 40,000,000 shares of Common Stock to be issued to the Sellers, multiplied by $11.00).

Q:     Do any of TDAC’s directors or officers have interests that may conflict with my interests with respect to the Business Combination?

A:     In considering the recommendation of the Board to approve the Business Combination Agreement, TDAC stockholders should be aware that certain TDAC executive officers and directors may be deemed to have interests in the Business Combination that are different from, or in addition to, those of TDAC stockholders generally. These interests, which may create actual or potential conflicts of interest, are, to the extent material, described in the sections entitled “TDAC Directors and Management”, “Certain Relationships and Related Party Transactions” and “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination”.

Q:     How do I attend the Special Meeting?

A:     As a stockholder as of the Record Date, you received either a voting instruction form or Proxy Card from Continental Stock Transfer. Both forms contain instructions on how to attend the virtual annual meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact Continental Stock Transfer by telephone at 917-262-2373, or by email proxy@continentalstock.com.

Beneficial holders will need to contact Continental Stock Transfer to receive a control number. If you plan to vote at the meeting you will need to have a legal proxy from your bank or broker or if you would like to join and not vote Continental will issue you a guest control number. Either way you must contact Continental for specific instructions on how to receive the control number. Continental Stock Transfer can be contacted at the number or email address above. Please allow up to 48 hours prior to the meeting for processing your control number.

Q:     Who may vote at the Special Meeting?

A:     Only holders of record of Common Stock as of the close of business on the Record Date, or [_], 2021, may vote at the Special Meeting. As of the Record Date, there were approximately [___] holders of record of Common Stock. Please see “The TDAC Special Meeting — Record Date; Who is Entitled to Vote” for further information.

Q:     What is the quorum requirement for the Special Meeting?

A:     Stockholders representing a majority of the shares of Common Stock issued and outstanding as of the Record Date and entitled to vote at the Special Meeting must be present by virtual attendance or represented by proxy in order to hold the Special Meeting and conduct business. This is called a quorum. Shares of our Common Stock will be counted for purposes of determining if there is a quorum if the stockholder (i) is present by virtual attendance and entitled to vote at the Special Meeting, or (ii) has properly submitted a proxy card or voting instructions through a broker, bank or custodian. In the absence of a quorum, stockholders representing a majority of the votes present or represented by proxy at the Special Meeting may adjourn the meeting until a quorum is present.

Q:     Am I required to vote against the Business Combination Proposal in order to have my Public Shares redeemed?

A:     No. You are not required to vote against the Business Combination Proposal in order to have the right to demand that TDAC redeem your Public Shares for cash equal to your pro rata share of the aggregate amount then on deposit in the Trust Account (before payment of deferred underwriting commissions owed to Chardan Capital Markets, LLC (“Chardan”), and including interest earned on their pro rata portion of the Trust Account, net of taxes payable). These rights to demand redemption of Public Shares for cash are sometimes referred to herein as “redemption rights.” If the Business Combination is not completed, holders of public shares electing to exercise their redemption rights will not be entitled to receive such payments and their shares of Common Stock will be returned to them.

Q:     How do I exercise my redemption rights?

A:     If you are a Public Stockholder desiring to exercise your redemption rights in respect of your Public Shares, you must complete the following steps no later than 5:00 p.m., Eastern time, two business days before the Special Meeting: (i) submit your request that TDAC redeem your shares into cash in writing to Continental, at the address listed at the end of this section, and (ii) deliver your shares to Continental physically or electronically using The Depository Trust Company’s (“DTC”) DWAC (Deposit/Withdrawal at Custodian) System.

Any corrected or changed written demand of redemption rights must be received by Continental prior to the deadline for submitting redemption requests, which is two business days before the Special Meeting. No demand for redemption will be honored unless the holder’s Public Shares have been delivered (either physically or electronically) by the deadline for redemption requests.

Public Stockholders may seek to have their Public Shares redeemed regardless of whether they vote for or against the Business Combination and whether or not they are holders of Common Stock as of the Record Date.

The actual per share redemption price will be equal to the aggregate amount then on deposit in the Trust Account (before payment of deferred underwriting commissions owed to Chardan, and including interest earned on their pro rata portion of the Trust Account, net of taxes payable), divided by the number of Public Shares. Please see the section entitled “The TDAC Special Meeting — Redemption Rights” for the procedures to be followed if you wish to exercise your right to have your Public Shares redeemed for cash.

Q:     What is the maximum number of Public Shares that can be redeemed that will meet the condition for the closing of the Business Combination that TDAC have at least $5,000,001 of net tangible assets remaining immediately after the closing?

A:     [To come].

Q:     How can I vote?

A:     If you are a stockholder as of the Record Date, you may vote online at the virtual Special Meeting or vote by proxy using the enclosed proxy card or the Internet. Whether or not you plan to participate in the Special Meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have already voted by proxy, you may still attend the virtual Meeting and vote online, if you choose.

To vote online at the virtual Special Meeting, follow the instructions above under “How do I attend the Special Meeting?”

To vote using the proxy card, please complete, sign and date the proxy card and return it in the prepaid envelope. If you return your signed proxy card before the Special Meeting, we will vote your shares as you direct.

To vote via the Internet, please go to https://www.cstproxy.com/tridentacquisitions/sms2021, and follow the instructions. Please have your proxy card handy when you go to the website. Easy-to-follow prompts will allow you to confirm that your instructions have been properly recorded.

Internet voting facilities for stockholders of record will be available 24 hours a day until 11:59 p.m. Eastern Time on [_], 2021. After that, Internet voting will be closed, and if you want to vote your shares, you will either need to ensure that your proxy card is received before the date of the Special Meeting or attend the virtual Special Meeting to vote your shares online.

x

If your shares are registered in the name of your broker, bank or other agent, you are the “beneficial owner” of those shares and those shares are considered as held in “street name.” If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than directly from us. Simply complete and mail the proxy card to ensure that your vote is counted. You may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank or brokerage firm does not offer Internet or telephone voting information, please complete and return your proxy card in the self-addressed, postage-paid envelope provided.

If you are the “beneficial owner” of Common Stock and you plan to vote those shares at the virtual Special Meeting, you will need to contact Continental at the phone number or email below to receive a control number and you must obtain a legal proxy from your broker, bank or other nominee reflecting the number of shares of common stock you held as of the Record Date, your name and email address.

You must contact Continental for specific instructions on how to receive the control number. Please allow up to 48 hours prior to the Special Meeting for processing your control number.

After obtaining a valid legal proxy from your broker, bank or other agent, to then register to attend the Special Meeting, you must submit proof of your legal proxy reflecting the number of your shares along with your name and email address to Continental. Requests for registration should be directed to 917-262-2373 or email proxy@continentalstock.com. Requests for registration must be received no later than 5:00 p.m., Eastern Time, on [_], 2021.

You will receive a confirmation of your registration by email after we receive your registration materials. We encourage you to access the Special Meeting prior to the start time leaving ample time for the check in.

Q:     What are the U.S. federal income tax consequences of exercising my redemption rights?

A:     In the event that a U.S. Holder elects to redeem its Common Stock for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as sale or exchange of the Common Stock under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. Whether the redemption qualifies as a sale or exchange or is treated as a distribution will depend on the facts and circumstances of each particular U.S. Holder at the time such U.S. Holder exercises his, her, or its redemption right. If the redemption qualifies as a sale or exchange of the Common Stock, the U.S. Holder will be treated as recognizing capital gain or loss equal to the difference between the amount realized on the redemption and such U.S. Holder’s adjusted tax basis in the Common Stock surrendered in such redemption transaction. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Common Stock redeemed exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations. See “Material U.S. Federal Income Tax Consequences — U.S. Holders — Certain U.S. Federal Income Tax Consequences to U.S. Holders of Common Stock of Exercising Redemption Rights” for a more detailed discussion of the U.S. federal income tax consequences of a U.S. Holder electing to redeem its Common Stock for cash.

Q:     Will U.S. Holders of Lottery.com Shares or Lottery.com warrants be subject to U.S. federal income tax on the Common Stock or Public Warrants received in the Business Combination?

A:     Subject to the limitations and qualifications described in “Material U.S. Federal Income Tax Consequences — U.S. Holders — U.S. Federal Income Tax Consequences of the Business Combination to U.S. Holders of Lottery.com securities” below, the Business Combination is generally intended to be tax-deferred to U.S. Holders (as defined in “Material U.S. Federal Income Tax Consequences”) of Lottery.com Shares or Lottery.com warrants for U.S. federal income tax purposes. Certain material U.S. federal income tax considerations that may be relevant to you in respect of the Business Combination are discussed in more detail in the section entitled “Material U.S. Federal Income Tax Considerations.” The discussion of the U.S. federal income tax consequences contained in this proxy statement/prospectus is intended to provide only a general discussion and is not a complete analysis or description of all of the U.S. federal income tax considerations that are applicable to you in respect of the Business Combination, nor does it address any tax considerations arising under U.S. state or local or non-U.S. tax laws.

Q:     Who can help answer any other questions I might have about the virtual Special Meeting?

A:     If you have any questions concerning the virtual Special Meeting or need help voting your shares of Common Stock, please contact Continental at 917-262-2373 or email proxy@continentalstock.com or Morrow Sodali LLC at Toll Free: (800) 662-5200; Collect: (203) 658-9400); or by email at TDAC.info@investor.morrowsodali.com.

The Notice of Special Meeting, Proxy Statement and form of Proxy Card are available at: https://www.cstproxy.com/tridentacquisitions/sm2021.

Q:     If my shares are held in “street name” by my bank, brokerage firm or nominee, will they automatically vote my shares for me?

A:     No. If you are a beneficial owner and you do not provide voting instructions to your broker, bank or other holder of record holding shares for you, your shares will not be voted with respect to any Proposal for which your broker does not have discretionary authority to vote. If a proposal is determined to be discretionary, your broker, bank or other holder of record is permitted to vote on the proposal without receiving voting instructions from you. If a proposal is determined to be non-discretionary, your broker, bank or other holder of record is not permitted to vote on the proposal without receiving voting instructions from you. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a non-discretionary proposal because the holder of record has not received voting instructions from the beneficial owner.

Each of the Proposals to be presented at the Special Meeting is a non-discretionary proposal. Since none of the proposals to be voted on at the Special Meeting are routine matters for which brokers may have discretionary authority to vote, there can be no broker non-votes at the Special Meeting. Consequently, failure to provide instructions to your bank, broker or other nominee on how to vote will result in your shares not being counted as represented for purposes of establishing a quorum at the Special Meeting.

Q:     What if I abstain from voting or fail to instruct my bank, brokerage firm or nominee?

A:     TDAC will count a properly executed proxy marked “ABSTAIN” with respect to a particular Proposal as present for the purposes of determining whether a quorum is present at the Special Meeting. For purposes of approval, an abstention on any Proposal will have the same effect as a vote “AGAINST” such Proposal.

Q:     If I have not yet submitted a proxy, may I still do so?

A:     Yes. If you have not yet submitted a proxy, you may do so by (i) emailing TDAC.info@investor.morrowsodali.com, or (ii) calling toll-free (800) 662-5200 (standard rates apply) from any touch-tone phone and follow the instructions (have your proxy card available when you call), or (iii) submitting your proxy card by mail by using the previously provided self-addressed, stamped envelope.

Q:     Can I change my vote after I have mailed my proxy card?

A:     Yes. You may change your vote at any time before your proxy is voted at the Special Meeting. You may revoke your proxy by executing and returning a proxy card dated later than the previous one, or by attending the virtual Special Meeting in person and casting your vote or by voting again by the Internet voting options described below, or by submitting a written revocation stating that you would like to revoke your proxy that our proxy solicitor receives no later than two business days prior to the Special Meeting. If you hold your shares of Common Stock through a bank, brokerage firm or nominee, you should follow the instructions of your bank, brokerage firm or nominee regarding the revocation of proxies. If you are a record holder, you should send any notice of revocation or your completed new proxy card, as the case may be, to:

Morrow Sodali LLC

470 West Avenue

Stamford, CT 06902

Telephone: (800) 662-5200

(Banks and brokers can call: (203) 658-9400)

Email: TDAC.info@investor.morrowsodali.com

Unless revoked, a proxy will be voted at the virtual Special Meeting in accordance with the stockholder’s indicated instructions. In the absence of instructions, proxies will be voted FOR each of the Proposals.

Q:     What will happen if I return my proxy card without indicating how to vote?

A:     If you sign and return your proxy card without indicating how to vote on any particular Proposal, the shares of Common Stock represented by your proxy will be voted FOR each of the Proposals. Proxy cards that are returned without a signature will not be counted as present at the Special Meeting and cannot be voted.

Q:     Should I send in my share certificates now to have my shares of Common Stock redeemed?

A:     Public Stockholders who intend to have their Public Shares redeemed should send their certificates to Continental at least two business days before the Special Meeting. Please see “The TDAC Special Meeting — Redemption Rights” for the procedures to be followed if you wish to exercise your right to have your Public Shares redeemed for cash.

Q:     Who will solicit the proxies and pay the cost of soliciting proxies for the Special Meeting?

A:     TDAC will pay the cost of soliciting proxies for the Special Meeting. TDAC has engaged Morrow Sodali LLC to assist in the solicitation of proxies for the Special Meeting. TDAC has agreed to pay Morrow Sodali LLC a fee of $17,500, plus disbursements, and will reimburse Morrow Sodali LLC for its reasonable out-of-pocket expenses and indemnify Morrow Sodali LLC and its affiliates against certain claims, liabilities, losses, damages, and expenses. TDAC will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Common Stock for their expenses in forwarding soliciting materials to beneficial owners of the Common Stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:     What happens if I sell my shares before the Special Meeting?

A:     The Record Date for the Special Meeting is earlier than the date of the Special Meeting, as well as the date that the Business Combination is expected to be consummated. If you transfer your shares of Common Stock after the Record Date, but before the Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Special Meeting, but will transfer ownership of the shares and will not hold an interest in TDAC after the Business Combination is consummated.

Q:     When is the Business Combination expected to occur?

A:     Assuming the requisite regulatory and stockholder approvals are received and subject to the satisfaction or waiver (if legally permitted) of the other Closing conditions, TDAC expects that the Business Combination will occur as soon as possible following the Special Meeting. For a description of the conditions to the completion of the Business Combination, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Closing of the Business Combination — Conditions to the Closing of the Business Combination.”

The Business Combination Agreement may be terminated by Lottery.com or TDAC by written notice to the other if the Closing has not occurred on or before October 31, 2021 (the “Outside Date”).

Q:     When is the deadline to consummate the Business Combination?

A:     If TDAC does not consummate the Business Combination by September 1, 2021 (unless such date has been extended as described herein) then pursuant to Article VI of its Current Charter, TDAC’s officers must take all actions necessary in accordance with the Delaware General Corporation Law to dissolve and liquidate TDAC as soon as reasonably practicable.

TDAC’s IPO prospectus and original charter provided that TDAC initially had until December 1, 2019 to complete its initial business combination. At TDAC’s 2019 Annual Meeting held on November 26, 2019 (the “2019 Annual Meeting”), TDAC’s stockholders approved a proposal to amend TDAC’s amended and restated certificate of incorporation to extend the time by which TDAC was required to complete a business combination two (2) times for an additional three months each time.

At a special meeting of TDAC stockholders held on May 28, 2020 (the “May 2020 Special Meeting”), TDAC stockholders approved a proposal to amend TDAC’s amended and restated certificate of incorporation a second time to extend the time by which TDAC was required to complete a business combination by an additional three months, or until September 1, 2020.

At a special meeting of TDAC stockholders held on August 28, 2020 (the “August 2020 Special Meeting”), TDAC stockholders approved a proposal to amend TDAC’s amended and restated certificate of incorporation a third time to extend the time by which TDAC was required to complete a business combination by an additional three months, or until December 1, 2020.

On November 30, 2020, TDAC held its 2020 Annual Meeting of the Stockholders (the “2020 Annual Meeting”) at which TDAC stockholders approved a proposal to amend TDAC’s amended and restated certificate of incorporation a fourth time to extend the date by which TDAC had to complete a business combination for an additional three months to March 1, 2021, with an ability to further extend for an additional three months to June 1, 2021, if approved by the Board.

On May 27, 2021, TDAC held a special meeting of stockholders (the “2021 Special Meeting”), pursuant to which TDAC stockholders approved a proposal to amend TDAC’s amended and restated certificate of incorporation a fifth time to extend the date by which TDAC had to complete a business combination to September 1, 2021, with an ability to further extend for an additional three months to December 1, 2021, if approved by the Board.

Q:     What is the current number of TDAC public shares outstanding following redemptions in connection with the multiple extensions to the deadline to consummate a Business Combination?

A:     As of August 12, 2021, following stockholder redemptions in connection with the 2019 Annual Meeting, the May 2020 Special Meeting, the August 2020 Special Meeting, the 2020 Annual Meeting and the 2021 Special Meeting, the number of shares of TDAC’s common stock outstanding is 11,967,605.

Q:     What was the original amount deposited in the Trust Account following the TDAC IPO and what is the current balance of the Trust Account following the redemptions in connection with the multiple extensions to the deadline to consummate a Business Combination?

A:     After deducting the underwriting fee (excluding the deferred underwriting commission of $5,031,250, which amount will be payable upon consummation of the Business Combination) and the IPO expenses, the total net proceeds from TDAC’s IPO and the concurrent sale of Private Units was $206,679,386, of which $205,275,000 (or $10.20 per Unit sold in the IPO) was placed in the Trust Account. The funds in the Trust Account have been invested in U.S. government treasury bills with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act with invest only in direct U.S. government treasury obligations.

As of August 12, 2021, following stockholder redemptions in connection with the 2019 Annual Meeting, the May 2020 Special Meeting, the August 2020 Special Meeting, the 2020 Annual Meeting and the 2021 Special Meeting, TDAC had marketable securities held in the Trust Account of $63,286,466.25. Interest income on the balance in the Trust Account may be used to pay taxes.

Q:     Is TDAC in compliance with listing standards of Nasdaq for special purpose acquisition companies?

A:     On June 3, 2021, TDAC received a notice from the Listing Qualifications Department of The Nasdaq Stock Market LLC (the “Nasdaq Notice”) stating that TDAC was not in compliance with Listing Rule IM-5101-2 (the “Rule”), which requires that a special purpose acquisition company complete one or more business combinations within 36 months of the effectiveness of the registration statement filed in connection with its IPO. The Rule also provides that failure to comply with this requirement will result in the Listing Qualifications Department issuing a Staff Delisting Determination under Rule 5810 to delist the Company’s securities from Nasdaq. On June 21, 2021, Nasdaq notified TDAC that it had failed to file its Form 10-Q for the period ended March 31, 2021, which served as an additional basis for delisting the TDAC’s securities from Nasdaq, pursuant to Listing Rule 5810(c)(2)(A). On June 30, 2021, Nasdaq issued a moot letter concerning the filing delinquency, since TDAC had filed its Form 10-Q and had thus regained compliance with Rule 5810(c)(2)(A).

In connection with the Nasdaq Notice, TDAC requested a hearing before an independent Hearings Panel (the “Panel”), which had the effect of staying the delisting process. The hearing was held on July 8, 2021. The Panel granted TDAC’s request for continued listing on Nasdaq subject to the condition that TDAC completes its Business Combination on or before October 29, 2021, and evidence compliance with all initial listing standards as required under Nasdaq’s listings qualifications rules.

Q:     Are Lottery.com Shareholders required to approve the Business Combination?

A:     Yes. The approval of the Lottery.com Shareholders will be required to consummate the Business Combination.

Q:     Are there risks associated with the Business Combination that I should consider in deciding how to vote?

A:     Yes. There are a number of risks related to the Business Combination and other transactions contemplated by the Business Combination Agreement, which are discussed in this proxy statement/prospectus. Please read with particular care the detailed description of the risks described in “Risk Factors” beginning on page 21 of this proxy statement/prospectus.

Q:     What is the impact on non-redeeming Public Stockholders of past stockholder redemptions and stockholder redemptions in connection with the vote on the Business Combination Proposal?

A:     Public Stockholders who convert their stock into a pro rata share of the Trust Account retain their Public Warrants. As a result, there will be a substantial number of shares of common stock that will be issuable upon exercise of the Public Warrants, thus providing investors and potential investors in the Combined Company with less certainty as to the Company’s capital structure.

The TDAC stockholders who redeemed their shares of common stock in connection with the 2019 Annual Meeting, the May 2020 Special Meeting, the August 2020 Special Meeting, the 2020 Annual Meeting and the 2021 Special Meeting still retain an aggregate of 14,338,645 Public Warrants, which had an aggregate value of $27,100,039 based on the closing price of the Public Warrants on August 11, 2021. If Public Stockholders holding 3,653,137 of the Public Shares exercise their redemption rights for their pro rata share of the funds in the Trust Account in connection with the Business Combination Proposal, such Public Stockholders could retain up to an aggregate of 3,653,137 Public Warrants, with an aggregate value of $6,904,429 based on the closing price of the Public Warrants on August 11, 2021. For additional information, see the section entitled “Summary — Dilution.”

Q:     May I seek statutory appraisal rights or dissenter rights with respect to my shares?

A:     No. Appraisal rights are not available to holders of shares of Common Stock in connection with the proposed Business Combination. For additional information, see the section entitled “The TDAC Special Meeting — Appraisal Rights.”

Q:     What happens if the Business Combination is not consummated?

A:     If TDAC does not consummate the Business Combination by September 1, 2021 (unless such date has been extended as described herein) then pursuant to Article VI of its Current Charter, TDAC’s officers must take all actions necessary in accordance with the Delaware General Corporation Law to dissolve and liquidate TDAC as soon as reasonably practicable. Following dissolution, TDAC will no longer exist as a company. In any liquidation, the funds held in the Trust Account, plus any interest earned thereon (net of taxes payable), together with any remaining out-of-trust net assets, will be distributed pro-rata to holders of Public Shares. The estimated consideration that each share of Common Stock would be paid at liquidation would be approximately $10.94 per share based on amounts on deposit in the Trust Account as of June 30, 2021. The closing price of the Common Stock on Nasdaq as of June 29, 2021 was $12.06. The Initial Stockholders waived the right to any liquidation distribution with respect to any shares of Common Stock held by them.

Q:     What happens to the funds deposited in the Trust Account following the Business Combination?

A:     Following the closing of the Business Combination, holders of Public Shares exercising their redemption rights will receive their per share redemption price out of the funds in the Trust Account. As of June 30, 2021, there was $63,286,019.55 in the Trust Account. TDAC estimates that investors validly exercising their redemption rights in connection with the Business Combination will receive approximately $10.94 per share. The balance of the funds will be released to Lottery.com to fund working capital needs of the Combined Company.

Q:     Who will manage the Combined Company after the Business Combination?

A:     In connection with the closing of the Business Combination, all of the officers and directors of TDAC will resign and Tony DiMatteo will be appointed as Chief Executive Officer, Matt Clemenson will be appointed as Chief Commercial Officer, and Ryan Dickinson will be appointed as the President & Chief Operating Officer. For information on the anticipated management of the Combined Company, see the section entitled “Combined Company Management and Governance After the Business Combination — Executive Officers and Directors After the Business Combination” in this proxy statement/prospectus.

Q:     Who can help answer my questions?

A:     If you have questions about the Proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact TDAC’s proxy solicitor at:

Morrow Sodali LLC

470 West Avenue

Stamford, CT 06902

Telephone: (800) 662-5200

(Banks and brokers can call: (203) 658-9400)

Email: TDAC.info@investor.morrowsodali.com

You may also obtain additional information about TDAC from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

SUMMARY

This section summarizes information related to the Business Combination and other Proposals to be voted on at the Special Meeting. These items are described in greater detail elsewhere in this proxy statement/prospectus. You should carefully read this entire proxy statement/prospectus and the other documents to which it refers you.

The Parties

Trident Acquisitions Corp.

Trident Acquisitions Corp., or TDAC, is a blank check company incorporated in Delaware and formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities.

At the Closing, TDAC will change its name to “Lottery.com.” TDAC’s common stock, warrants and units are listed on Nasdaq under the symbols “TDAC”, “TDACW” and “TDACU”, respectively. TDAC will apply for listing, to be effective at the time of the Business Combination, of the Combined Company Common Stock and Public Warrants on Nasdaq under the proposed symbols “LTRY” and “LTRYW”, respectively.

The mailing address of TDAC’s principal executive office is One Liberty Plaza, 165 Broadway St, 23rd Floor, New York, NY 10006, and its telephone number is 646-229-7549.

AutoLotto, Inc.

Founded in 2015, AutoLotto, Inc., doing business as Lottery.com, is transforming how, where and when lottery is played. Its engaging mobile and online technologies and suite of integrated interface functionalities enable players and commercial partners located in the U.S. and internationally to remotely purchase legally sanctioned lottery games. Fans and subscribers look to it for compelling, real-time results on more than 800 lottery games from more than 40 countries. Through its affiliation with WinTogether, a registered 501(c)(3) charitable trust, it is fundamentally changing how non-profit donors are incentivized to action by gamifying charitable giving. In all that Lottery.com does, its mission remains the same: an uncompromising passion to innovate, grow a new demographic of enthusiasts, deliver responsible and trusted solutions, and promote community and philanthropic initiatives.

The mailing address of Lottery.com’s principal executive office is 20808 State Hwy 71 W, Unit B, Spicewood, TX, 78669, and its telephone number is 512-592-2451.

Trident Sub Merger II Corp.

Trident Sub Merger II Corp., or Merger Sub, is a Delaware corporation that was incorporated on February 9, 2021 to facilitate the Business Combination. To date, Merger Sub has not conducted any material activities other than those incident to its formation. In the Business Combination, Merger Sub will be merged with and into Lottery.com, with Lottery.com surviving as a wholly-owned subsidiary of TDAC.

The mailing address of Trident Sub Merger II Corp.’s principal executive office is One Liberty Plaza, 165 Broadway St, 23rd Floor, New York, NY 10006, and its telephone number is 646-229-7549.

The Special Meeting

A Special Meeting of stockholders of TDAC will be held at 10:00 a.m., Eastern standard time, on [_], 2021. In light of COVID-19 we will hold the Special Meeting virtually. You can participate in the virtual Special Meeting as described under “The TDAC Special Meeting — How to Attend the Special Meeting.” The Special Meeting is being held to consider and vote upon and approve the Business Combination Proposal, the Nasdaq Proposal, the Equity Plan Proposal and the Adjournment Proposal.

Terms of the Business Combination

The Business Combination Agreement provides that, at the Closing, Merger Sub will merge with and into Lottery.com, with Lottery.com as the surviving company, continuing as a wholly-owned subsidiary of TDAC following the Merger, and the separate existence of Merger Sub shall cease. Pursuant to the Business Combination Agreement, subject to the required consent of the Lottery.com Shareholders, each share of preferred stock of Lottery.com that is issued and outstanding immediately prior to the Effective Time shall convert into shares of common stock of Lottery.com (the “Lottery.com Shares”) immediately prior to the Effective Time. At the Effective Time, by virtue of the Merger and without any action on the part of any other person, each Lottery.com Share issued and outstanding as of immediately prior to the Effective Time (which includes the shares of preferred stock of Lottery.com that have been converted into Lottery.com Shares but not including any treasury shares or dissenting shares) shall be cancelled and converted into the right to receive the Per Share Merger Consideration. “Per Share Merger Consideration” means the quotient obtained by dividing (a) 40,000,000 shares of Common Stock, as may be adjusted in accordance with the terms of the Business Combination Agreement by (b) the aggregate number of Lottery.com Shares. The aggregate share consideration of 40,000,000 shares of Common Stock shall be reduced by the number of shares of Common Stock equal to the quotient of (i) the amount by which Net Indebtedness exceeds $10,000,000, as mutually agreed between TDAC and Lottery.com (each acting reasonably), divided by (ii) 11.00. “Net Indebtedness” means the amount equal to Lottery.com’s indebtedness, less cash and cash equivalents. For the avoidance of doubt, Lottery.com’s indebtedness shall not include current liabilities or any intercompany Indebtedness between or among Lottery.com and any of its subsidiaries. With respect to the Lottery.com Shares that are unvested immediately prior to the Effective Time, the shares of Common Stock issued as Per Share Merger Consideration upon the cancellation and conversion of such Lottery.com Shares shall be subject to the same vesting and termination-related provisions as that applied to such Lottery.com Shares. The aggregate value of the consideration to be paid by TDAC in the Business Combination (excluding the Seller Earnout Shares) is approximately $440 million (calculated as follows: 40,000,000 shares of Common Stock to be issued to the Sellers, multiplied by $11.00). Upon the Closing, TDAC will change its name to “Lottery.com.”

The Sellers will also be entitled to receive the Seller Earnout Shares that may be issuable from time to time as set forth below. Additionally, the Founder Holders will also be entitled to receive the Founder Holders Earnout Shares that may be issuable from time to time as set forth below.

If, at any time on or prior to December 31, 2021, (i) the dollar volume-weighted average price of shares of Common Stock equals or exceeds $13.00 per share for 20 of any 30 consecutive trading days commencing after the Closing, or (ii) if the Combined Company consummates a transaction which results in the stockholders of the Combined Company having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $13.00 per share, each Seller shall receive its pro rata portion of 3,000,000 Seller Earnout Shares and each Founder Holder shall receive one-third of 2,000,000 Founder Holders Earnout Shares.

If, at any time on or prior to December 31, 2022, (i) the dollar volume-weighted average price of shares of Common Stock equals or exceeds $16.00 per share for 20 of any 30 consecutive trading days commencing after the Closing, or (ii) if the Combined Company consummates a transaction which results in the stockholders of the Combined Company having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $16.00 per share, each Seller shall receive its pro rata portion of 3,000,000 Seller Earnout Shares and each Founder Holder shall receive one-third of 2,000,000 Founder Holders Earnout Shares.

The Seller Earnout Shares then earned and issuable shall be issued to the Sellers on a pro-rata basis based on the percentage of the aggregate share consideration received, or entitled to be received, by such person as of immediately following the Closing.

At the Effective Time, each option to purchase Lottery.com Shares (a “Lottery.com Option”) that is outstanding as of immediately prior to the Effective Time will be assumed by TDAC, and will continue to have, and be subject to, the same terms and conditions (including vesting terms and, to the extent applicable, holding period restrictions) as applied to such Lottery.com Option immediately prior to the Effective Time, except for administrative changes that are not adverse to the holder (each, an “Assumed Option”) except that (i) the number of shares of Common Stock underlying such Assumed Option will be determined by multiplying the number of Lottery.com Shares subject to such Lottery.com Option immediately prior to the Effective Time, by the Per Share Merger Consideration, which product shall be rounded down to the nearest whole number of shares, and (ii) the per share exercise price of such Assumed Option will be determined by dividing the per share exercise price of such Lottery.com Option immediately prior to the Effective Time, by the Per Share Merger Consideration, which quotient shall be rounded up to the nearest full cent; provided, however, that the assumption of the Lottery.com Options will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that such assumption will not constitute a “modification” of such Lottery.com Options for purposes of Section 409A or Section 424 of the Internal Revenue Code of 1986, as amended.

At the Effective Time, by virtue of the Merger and without any action on the part of any person, each warrant to purchase Lottery.com Shares (each, a “Lottery.com Warrant”) that is issued and outstanding immediately prior to the Effective Time and has not been terminated pursuant to its terms will automatically become a warrant exercisable for shares of Common Stock (a “Trident Consideration Warrant”) on the same terms and conditions as applied to the Lottery.com Warrants; provided, that, as of the Effective Time, each Trident Consideration Warrant shall become exercisable for that number of shares of Common Stock determined by multiplying the number of Lottery.com Shares (on an as converted to common stock basis) subject to the applicable Lottery.com Warrant immediately prior to the Effective Time by the Per Share Merger Consideration, which product shall be rounded down to the nearest whole number of shares, at a per share exercise price determined by dividing the per share exercise price of such Lottery.com Warrant immediately prior to the Effective Time by the Per Share Merger Consideration, which quotient shall be rounded down to the nearest whole cent.

At the Effective Time, each convertible promissory note issued by Lottery.com that is issued and outstanding immediately prior to the Effective Time and has not been converted or terminated pursuant to its terms, if any, will continue to remain in full force and effect on its terms after the Closing.

Other Agreements Relating to the Business Combination

Sponsor Forfeiture Agreement

Simultaneously with the Closing, the Founder Holders, TDAC and Lottery.com will enter into a Sponsor Forfeiture Agreement in a form to be mutually agreed upon by TDAC, Lottery.com and the Founder Holders, each acting reasonably (the “Sponsor Forfeiture Agreement”). Pursuant to the Sponsor Forfeiture Agreement, the Founder Holders will forfeit for no consideration all of the 1,150,000 Public Warrants they hold and a minimum of 561,932 shares of Common Stock. Further, to the extent the amount in the Trust Account at Closing is reduced to an amount below 70% of amount in the Trust Account as a result of redemptions, the Founder Holders will forfeit for no consideration such number of shares of Common Stock to be set forth in such Sponsor Forfeiture Agreement, up to a maximum forfeiture of 3,090,625 shares. Effective upon the Closing, the Founder Holders shall be automatically deemed to have irrevocably transferred to TDAC, surrendered, and forfeited for no consideration all of the 1,150,000 Public Warrants and the shares of Common Stock specified in the Sponsor Forfeiture Agreement, and such Public Warrants and shares of Common Stock shall, by virtue of the Merger, be deemed to have been canceled and extinguished.

Investor Rights Agreement

Simultaneously with the Closing, TDAC, Lottery.com, the Founder Holders and certain existing stockholders of Lottery.com (collectively, the “Stockholder Parties”) will enter into an Investor Rights Agreement in a form to be mutually agreed upon by TDAC and Lottery.com, each acting reasonably (the “Investor Rights Agreement”). Pursuant to the Investor Rights Agreement, such parties will agree to vote or cause to be voted all shares owned by them from time to time that may be voted in the election of TDAC directors, and shall cause their director designees, to ensure that (i) the size of the Board is set and remains at five directors, (ii) four persons nominated by the Lottery.com stockholders and one person nominated by the TDAC stockholders are elected to the Board, and (iii) no member of the Board is removed without the approval of the stockholders entitled to designate such director.

Disqualified Holders

Each member of the Stockholder Parties acknowledges and agrees to the application of the provisions concerning regulatory compliance contained in the Proposed Charter, which will be applicable to all holders of common stock or other equity securities of the Combined Company. TDAC is asking its stockholders to approve the provisions concerning regulatory compliance contained in the Proposed Charter by approving the adoption of the Proposed Charter, in the form attached hereto as Annex B-1, pursuant to the Charter Proposal. Pursuant to such regulatory compliance provisions, any shares of capital stock, bonds, notes, convertible debentures, options, warrants or other instruments that represent a share of equity of the Combined Company, a debt owed by the Combined Company or the right to acquire any of the foregoing (for purposes of this section, the “Securities”), owned or controlled by any person who is a Disqualified Holder (as defined below) will subject to redemption by the Combined Company, out of funds legally available therefor, by action of the Combined Company’s board of directors, to the extent deemed necessary or advisable by the Combined Company’s board of directors, on the terms and conditions set forth in the Proposed Charter.

A Disqualified Holder is any record or beneficial holder of the Combined Company’s securities or an affiliate thereof who or that (i) fails or refuses to participate in good faith in an investigative process of, or submit documents, give notices or make filings requested or required by, any regulatory authority, (ii) is denied or disqualified by any regulatory authority from receiving or holding any regulatory approval, (iii) is determined by a regulatory authority or by the Combined Company’s board of directors, based on advice of counsel or verifiable information received from any regulatory authority, to be disqualified or unsuitable to own or control any securities or to be associated or affiliated in any capacity with the Combined Company, its affiliates, or the lottery business in any applicable jurisdiction, (iv) causes the Combined Company or any of its affiliates to lose or to be threatened with the loss of any regulatory approval, or (v) is deemed likely by the Combined Company’s board of directors, based on advice of counsel or verifiable information received from any regulatory authority, by virtue of such person’s ownership or control of securities or association or affiliation with the Combined Company or its affiliates, to jeopardize, impede, impair or adversely affect the ability of the Combined Company’s or any of its affiliates to obtain, maintain, hold, use or retain any regulatory approval or to cause or result in the suspension, disapproval, termination, non-renewal or loss of any regulatory approval. For more information, please see “Description of Securities — Redemption Rights with Respect to Capital Stock Held by Disqualified Holders and Their Affiliates.”

Appraisal Rights

Appraisal rights are not available to holders of shares of Common Stock in connection with the proposed Business Combination under Delaware law.

Redemption Rights

Pursuant to the Current Charter, holders of Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest (net of taxes payable), by (ii) the total number of then-outstanding Public Shares. As of June 30, 2021, this would have amounted to approximately $10.94 per share.

You will be entitled to receive cash for any Public Shares to be redeemed only if you:

(i)     (a)     hold Public Shares, or

(b)    hold Public Shares through TDAC Units and you elect to separate your TDAC Units into the underlying Public Shares prior to exercising your redemption rights with respect to the Public Shares; and

(ii)    prior to [5:00 p.m.], Eastern Time, on [_], 2021, (a) submit a written request to Continental that TDAC redeem your Public Shares for cash and (b) deliver your Public Shares to Continental, physically or electronically through DTC.

Holders of outstanding TDAC Units must separate the underlying shares of Common Stock prior to exercising redemption rights with respect to the shares. If the TDAC Units are registered in a holder’s own name, the holder must deliver the certificate for its TDAC Units to Continental, with written instructions to separate the TDAC Units into their individual component parts. This must be completed far enough in advance to permit the mailing of the certificates back to the holder so that the holder may then exercise his, her or its redemption rights upon the separation of the Public Shares from the TDAC Units.

If a holder exercises its redemption rights, then such holder will be exchanging its Public Shares for cash and will no longer own shares of the Combined Company. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Continental in accordance with the procedures described herein and the Business Combination is completed. Please see the section titled “The TDAC Special Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your Public Shares for cash.

Interests of Certain Persons in the Business Combination

Interests of TDAC’s Directors and Executive Officers in the Business Combination

Certain of TDAC’s directors and executive officers may be deemed to have interests in the transactions contemplated by the Business Combination Agreement that are different from, or in addition to, those of TDAC’s stockholders generally. These interests may present these individuals with certain potential conflicts of interest. In evaluating and negotiating the Business Combination Agreement and the Business Combination, and in recommending that the Business Combination Agreement be adopted by TDAC’s stockholders, the Board was aware of these interests and considered them among other matters (as described in the section entitled “Proposal No.1 — The Business Combination Proposal – The Board’s Reasons for the Approval of the Business Combination” beginning on page 88).

When you consider the recommendation of the Board in favor of adoption of the Business Combination Proposal and other proposals, you should keep in mind that TDAC’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder, including:

•        If a proposed Business Combination is not completed by September 1, 2021 (unless such date has been extended pursuant to the Current Charter), TDAC will be required to dissolve and liquidate. In such event:

•        the 5,031,250 Founder Shares currently held by the Initial Stockholders, which were acquired prior to the IPO will be worthless because such holders have agreed to waive their rights to any liquidation distributions. Such shares of Common Stock had an aggregate market value of approximately $60,676,875 based on the closing price of the Common Stock of $12.06 on Nasdaq as of June 29, 2021; and

•        the cash contributions made by TDAC or its insiders into the Trust Account in connection with the charter amendments to extend the date by which TDAC has to complete a business combination would not be repaid. As of August 12, 2021, an aggregate amount of approximately $3,119,784.60 had been incurred in respect of such cash contributions and additional amounts may be incurred if TDAC further extends the deadline for the completion of an initial business combination in accordance with the terms of the Current Charter.

•        TDAC’s executive officers and directors, or any of their respective affiliates, will be reimbursed for any reasonable fees and out-of-pocket expenses incurred in connection with activities on TDAC’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations (including the Business Combination). As of August 12, 2021, an aggregate amount of approximately $5,075,000 had been incurred or accrued in respect of such expense reimbursement obligation. TDAC expects additional amounts not to exceed $500,000 to be incurred or accrued through the consummation of the Business Combination.

•        If the proposed Business Combination is not completed by September 1, 2021 (unless such date has been extended pursuant to the Current Charter), the 1,150,000 Private Units purchased for a total purchase price of $11,500,000, will be worthless. Such Private Units had an aggregate market value of approximately $17,825,000, based on the closing price of TDAC’s Units of $15.50 on Nasdaq as of June 29, 2021;

•        If the Business Combination is completed, the Founder Holders will be entitled to receive up to 4,000,000 Founder Holders Earnout Shares that may be issuable from time to time as set forth below:

•        If, at any time on or prior to December 31, 2021, (i) the dollar volume-weighted average price of shares of Common Stock equals or exceeds $13.00 per share for 20 of any 30 consecutive trading days commencing after the Closing, or (ii) if the Combined Company consummates a transaction which results in the stockholders of the Combined Company having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $13.00 per share, each Founder Holder shall receive one-third of 2,000,000 Founder Holders Earnout Shares, having an aggregate market value of at least $26,000,000.

•        If, at any time on or prior to December 31, 2022, (i) the dollar volume-weighted average price of shares of Common Stock equals or exceeds $16.00 per share for 20 of any 30 consecutive trading days commencing after the Closing, or (ii) if the Combined Company consummates a transaction which results in the stockholders of the Combined Company having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $16.00 per share, each Founder Holder shall receive one-third of 2,000,000 Founder Holders Earnout Shares, having an aggregate market value of at least $32,000,000;

•        The Initial Stockholders will benefit from the completion of a Business Combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to stockholders rather than liquidate.

•        Given the differential in purchase price that the Initial Stockholders paid for the Founder Shares as compared to the price of the TDAC Units sold in the IPO and the substantial number of shares of TDAC common stock that will be issued in connection with the Business Combination, the Initial Stockholders may realize a positive rate of return on such investments even if the Public Stockholders experience a negative rate of return following the Business Combination.

•        The exercise of TDAC’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our stockholders’ best interest.

Interests of Lottery.com’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of the Board in favor of adoption of the Business Combination Proposal and other proposals, you should keep in mind that Lottery.com’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder, including:

•        If the Business Combination is completed, Lottery.com stockholders will have the ability to nominate the majority of the members of the Combined Company’s board of directors following such completion and one TDAC director will be designated by the Initial Stockholders pursuant to the Investor Rights Agreement.

•        Certain of Lottery.com’s executive officers have interests in the Business Combination that are different from your interests as a stockholder, including (i) employment agreement provisions (including severance protection) that will go into effect upon the consummation of the Business Combination, (ii) ownership interests in Lottery.com that will convert into common stock of the Combined Company as a result of the Business Combination, and (iii) expected grants of equity awards covering Combined Company Common Stock that will be granted following the consummation of the Business Combination, all as discussed further below under “Lottery.com Executive Compensation — Compensation Arrangements for 2021.”

Dilution

The following table illustrates the dilution of voting interests of Public Stockholders who elect not to redeem their shares in connection with the Business Combination, assuming the following:

•        All the Founder Holders Earnout Shares and the Seller Earnout Shares are issued if, at any time on or prior to December 31, 2022, the dollar volume-weighted average price of shares of Common Stock equals or exceeds $16.00 per share for 20 of any 30 consecutive trading days commencing after the Closing;

•        The cash exercise of the Public Warrants and the Private Warrants to purchase one share of Common Stock at a price of $11.50 per share; and

•        The cashless exercise of the unit purchase option granted to the underwriters in connection the IPO at a price of $16.00 per Unit.

	No Redemptions Scenario		Max Redemption Scenario
	No Earnout Achieved	Max Earnout Achieved	No Earnout Achieved	Max Earnout Achieved
Lottery.com Stockholders
Shares	40,000,000	40,000,000	40,000,000	40,000,000
Earnout Shares	0	6,000,000	0	6,000,000

TDAC Initial Stockholders
Shares	5,619,318	5,619,318	5,619,318	5,619,318
Warrants ($11.50 Strike)	1,150,000	1,150,000	1,150,000	1,150,000
Earnout Shares	0	4,000,000	0	4,000,000

TDAC Public Shareholders
Shares	5,786,355	5,786,355	2,133,218	2,133,218

Public Warrant Holders
Warrants ($11.50 Strike)	20,125,000	20,125,000	20,125,000	20,125,000

Unit Purchase Option ($12.00 per Unit; cashless exercise at $16.00)
Shares	437,500	437,500	437,500	437,500
Warrants ($11.50 Strike)	123,047	123,047	123,047	123,047
Total	73,241,220	83,241,220	69,588,083	79,588,083

Fully Diluted Ownership Percentages
Lottery.com Stockholders	54.6%	55.3%	57.5%	57.8%
TDAC Initial Stockholders	9.2%	12.9%	9.7%	13.5%
TDAC Public Shareholders	7.9%	7.0%	3.1%	2.7%

Accounting Treatment

The Business Combination will be accounted for as a “reverse recapitalization” in accordance with GAAP. Under this method of accounting TDAC will be treated as the “acquired” company and Lottery.com will be treated as the “acquirer” for financial reporting purposes. This determination is primarily based on the fact that, subsequent to the Business Combination, Lottery.com’s stockholders are expected to have a majority of the voting power of the Combined Company, Lottery.com’s operations prior to the Business Combination will comprise all of the ongoing operations of the Combined Company, the Combined Company’s board of directors will consist of up to five directors, four of whom will be designated by Lottery.com and one of whom will be designated by TDAC, and Lottery.com’s senior management will comprise all of the senior management of the Combined Company. Accordingly, for accounting purposes, the financial statements of the Combined Company will represent a continuation of the financial statements of Lottery.com, with the Business Combination treated as the equivalent of Lottery.com issuing stock for the net assets of TDAC, accompanied by a recapitalization. The net assets of TDAC will be stated at historical costs. No goodwill or other intangible assets will be recorded. Operations prior to the Business Combination will be those of Lottery.com.

Regulatory Approvals

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, and the related rules and regulations issued by the Federal Trade Commission, which we refer to as the FTC, certain transactions, including the Business Combination, may not be consummated until notifications have been given and specified information and documentary material have been furnished to the FTC and the United States Department of Justice, which we refer to as the DOJ, and the applicable waiting periods have expired or been terminated. The completion of the Business Combination is conditioned upon the expiration or early termination of the HSR Act waiting period, which occurred on April 5, 2021.

Summary of Material U.S. Federal Income Tax Considerations

For a description of certain material U.S. federal income tax consequences of the Business Combination, the exercise of redemption rights in respect of shares of Common Stock and the ownership and disposition of Common Stock and Public Warrants, please see the information set forth in “Material U.S. Federal Income Tax Considerations” beginning on page 122.

Recommendations of the Board and Reasons for the Business Combination

After careful consideration of the terms and conditions of the Business Combination Agreement, the Board has determined that the Business Combination and the transactions contemplated thereby are fair to, and in the best interests of, TDAC and its stockholders. In reaching its decision with respect to the Business Combination and the transactions contemplated thereby, the Board reviewed various industry and financial data and the materials provided by Lottery.com. The Board did not obtain a fairness opinion on which to base its assessment. The Board recommends that TDAC stockholders vote:

•        FOR the Business Combination Proposal;

•        FOR the Charter Proposal;

•        FOR the Advisory Charter Proposals;

•        FOR the Nasdaq Proposal;

•        FOR each director nominee;

•        FOR the Equity Plan Proposal; and

•        FOR the Adjournment Proposal.

SUMMARY HISTORICAL FINANCIAL INFORMATION OF TDAC

TDAC’s balance sheet data as of March 31, 2021 and statement of operations data for the three months ended March 31, 2021 are derived from TDAC’s unaudited financial statements included elsewhere in this proxy statement/prospectus. TDAC’s balance sheet data as of December 31, 2020 and statement of operations data for the year ended December 31, 2020 are derived from TDAC’s audited financial statements included elsewhere in this proxy statement/prospectus.

The historical results of TDAC summarized below and included elsewhere in this proxy statement/prospectus are not necessarily indicative of the future performance of TDAC. You should read the following selected financial data in conjunction with “TDAC Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

in thousands, except share and per share data	Three Months Ended March 31, 2021	For the Year Ended December 31, 2020
Operating costs	$703	$1,386
Loss from operations	(703)	(1,386)
Other income:
Interest earned on marketable securities held in Trust Account	1	349
Net income (loss)	201	$(3,167)
Basic and diluted weighted average shares outstanding, Common stock subject to possible redemption	8,086,215	5,207,431
Basic and diluted net income per share, Common stock subject to possible redemption	$0.02	$0.04
Basic and diluted weighted average shares outstanding, Non-redeemable common stock	8,206,296	7,272,058
Basic and diluted net loss per share, Non-redeemable common stock	$(0.08)	$(0.47)
Balance Sheet Data (in thousands):	As of March 31, 2021	As of December 31, 2020
Trust Account	$63,366	$63,405
Total assets	63,854	64,661
Total liabilities	16,140	17,148
Common stock subject to possible redemption	42,714	42,513
Stockholders’ equity	5,000	5,000

SUMMARY HISTORICAL FINANCIAL INFORMATION OF LOTTERY.COM

Lottery.com’s balance sheet data as of March 31, 2021 and statement of operations and cash flow data for the three months ended March 31, 2021 and March 31, 2020, are derived from Lottery.com’s unaudited financial statements, included elsewhere in this proxy statement/prospectus. Lottery.com’s balance sheet data, statement of operations data and statement of cash flows data as of and for the years ended December 31, 2020 and December 31, 2019 are derived from Lottery.com’s audited financial statements, included elsewhere in this proxy statement/prospectus.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should read carefully the following selected information in conjunction with “Lottery.com Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Lottery.com’s historical consolidated financial statements and accompanying footnotes, included elsewhere in this proxy statement/prospectus.

(in thousands)	Three Months Ended March 31,		For the Years Ended December 31
	2021	2020	2020	2019
Statement of Operations Data
Revenue	$5,462	$1,653	$7,460	$1,887
Cost of Revenue	2,947	285	2,952	846
Gross Profit	2,515	1,368	4,507	1,041

Operating Expenses
Personnel Costs	$1,096	$846	$4,478	$3,613
Professional Fees	2,415	257	1,121	1,141
General and Administrative	1,389	253	1,085	4,975
Depreciation and Amortization	367	355	1,534	1,499
Total Operating Expenses	5,267	1,710	8,218	11,228
Loss from Operations	(2,752)	(342)	(3,711)	(10,187)

Other Expenses
Interest Expense	2,472	290	1,222	620
Total Other Expenses, Net	232	317	879	29
	2,704	608	2,101	649
Net Loss Before Income Tax	$—	$—	$(5,812)	$(10,836)
Income Tax Expense	$—	$—	$0.8	$8.0
Net Loss After Income Tax	(5,456)	(949)	(5,813)	(10,837)
(in thousands)	As of March 31, 2021	As of December 31,
		2020	2019
Balance Sheet Data
Cash	$13,311	$3,826	$16
Total Current Assets	40,304	33,602	23,268
Total Current Liabilities	25,494	34,087	17,334
Total Liabilities	75,624	50,732	41,809
Total Stockholders’ Equity	54,249	34,097	21,433
	21,375	16,635	20,376
(in thousands)	Three Months Ended March 31,		For the Years Ended December 31
	2021	2020	2020	2019
Statement of Cash Flows Data
Net cash provided by (used in) operating activities	$(3,892)	$152	$4,697	$(4,332)
Net cash used in investing activities	(3,107)	(14)	(21)	(1,000)
Net Cash provided by financing activities	14,536	485	5,942	5,229

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial information (the “Summary Pro Forma Information”) gives effect to the Business Combination. The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, TDAC will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be reflected as the equivalent of Lottery.com issuing stock for the net assets of TDAC, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of Lottery.com. The summary unaudited pro forma condensed combined balance sheet data as of March 31, 2021 gives effect to the Business Combination as if it had occurred on March 31, 2021. The summary unaudited pro forma condensed combined statements of operations data for the three months ended March 31, 2021 and combined statements of operations data for the year ended December 31, 2020 give effect to the Business Combination as if it had occurred on January 1, 2020.

The following Summary Pro Forma Information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The Summary Pro Forma Information has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information of the post-combination company appearing elsewhere in this proxy statement/prospectus and the accompanying notes to the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of TDAC and Lottery.com for the applicable periods included elsewhere in this proxy statement/prospectus. The Summary Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what the Combined Company’s financial position or results of operations actually would have been had the Business Combination been completed as of the dates indicated. In addition, the Summary Pro Forma Information does not purport to project the future financial position or operating results of the Combined Company.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of Common Stock:

•        Assuming Minimum Redemptions:    This presentation assumes that no Public Stockholders of TDAC exercise redemption rights with respect to their Public Shares for a pro rata share of the funds in the Trust Account.

•        Assuming Maximum Redemptions:    This presentation assumes that Public Stockholders holding 3.2 million of the Public Shares will exercise their redemption rights for their pro rata share (approximately $11.00 per share) of the funds in the Trust Account. This scenario gives effect to public share redemptions for aggregate redemption payments of $34.8 million using a per share redemption price of $11.00 per share. Additionally, this presentation also contemplates that TDAC’s Initial Stockholders have agreed to waive their redemption rights with respect to their Founder Shares, Private Shares and Public Shares in connection with the completion of a Business Combination.

in thousands, except share and per share data	Assuming No Redemption	Assuming Maximum Redemption
Selected Unaudited Pro Forma Condensed Combined Statement of Operations – Year Ended December 31, 2020
Total revenue	$10,345	$10,345
Gross profit	$4,884	$4,884
Total expenses	$9,988	$9,988
Operating loss	$(5,104)	$(5,104)
Net loss	$(20,053)	$(20,053)
Loss per share	$(0.40)	$(0.43)
Weighted average shares outstanding – basic and diluted	49,893,160	46,254,160

Selected Unaudited Pro Forma Condensed Combined Statement of Operations – Three Months Ended March 31, 2021
Total revenue	$6,501	$6,501
Gross profit	$2,618	$2,618
Total expenses	$6,075	$6,075
Operating loss	$(3,457)	$(3,457)
Net loss	$(2,843)	$(2,843)
Loss per share	$(0.06)	$(0.06)
Weighted average shares outstanding – basic and diluted	49,893,160	46,254,160

Selected Unaudited Pro Forma Condensed Combined Statement of Financial Position as of March 31, 2021
Total current assets	$71,396	$36,601
Total assets	$116,839	$82,044
Total current liabilities	$24,474	$24,474
Total liabilities	$30,337	$30,337
Total stockholders’ equity attributed to the Company	$84,532	$49,737
Non-controlling interests	$1,970	$1,970
Total stockholders’ (deficit) equity	$86,502	$51,707

COMPARATIVE PER SHARE DATA

The following table sets forth summary historical comparative share information for TDAC and Lottery.com and unaudited pro forma condensed combined per share information after giving effect to the Business Combination. The pro forma book value information reflects the Business Combination as if it had occurred on March 31, 2021. The weighted average shares outstanding and net earnings per share information reflect the Business Combination as if they had occurred on January 1, 2020.

The unaudited pro forma condensed combined earnings per share information should be read in conjunction with, the historical financial statements and related notes of TDAC and Lottery.com for the applicable periods included in this proxy statement/prospectus. The unaudited pro forma condensed combined earnings per share information has been presented for informational purposes only and is not necessarily indicative of what the Combined Company’s results of operations actually would have been had the Business Combination been completed as of the dates indicated. In addition, the unaudited pro forma combined book value per share information does not purport to project the future financial position or operating results of the Combined Company.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of Common Stock:

•        Assuming Minimum Redemptions:    This presentation assumes that no Public Stockholders of TDAC exercise redemption rights with respect to their Public Shares for a pro rata share of the funds in the Trust Account.

•        Assuming Maximum Redemptions:    This presentation assumes that Public Stockholders holding 3.2 million of the Public Shares will exercise their redemption rights for their pro rata share (approximately $11.00 per share) of the funds in the Trust Account. This scenario gives effect to public share redemptions for aggregate redemption payments of $34.8 million using a per share redemption price of $11.00 per share. Additionally, this presentation also contemplates that TDAC’s Initial Stockholders have agreed to waive their redemption rights with respect to their Founder Shares, Private Shares and Public Shares in connection with the completion of a Business Combination.

			Combined Pro Forma		Lottery.com Equivalent Per Share Pro Forma
	Trident (Historical)	AutoLotto (Historical)	Assuming No Redemption	Assuming Maximum Redemption
As of and for the three months ended March 31, 2021
March 31, 2021 book value per share(a)	$0.62	$3.80	$1.80	$1.08	$0.56
Cash dividends per share	$—	$—	$—	$—	$—

Weighted average shares:
Weighted average share outstanding of common stock – basic and diluted – subject to possible redemption	3,881,505	—	—	—	—
Weighted average share outstanding of common stock – basic – non-redeemable common stock	8,086,215	—	—	—	—
Weighted average share outstanding of common stock – diluted – non-redeemable common stock	8,206,296	—	—	—	—
Weighted average share outstanding of common stock – basic and diluted	—	5,178,669	49,893,160	46,254,160	37,925,440

			Combined Pro Forma		Lottery.com Equivalent Per Share Pro Forma
	Trident (Historical)	AutoLotto (Historical)	Assuming No Redemption	Assuming Maximum Redemption
Earnings (loss) per share:
Loss per share, basic and diluted – subject to possible redemption	$0.00	$—	$—	$—	$—
Loss per share, basic – non-redeemable common stock	$0.02	$—	$—	$—	$—
Loss per share, diluted – non-redeemable common stock	$(0.08)	$—	$—	$—	$—
Loss per share, basic and diluted	$—	$(1.05)	$(0.06)	$(0.06)	$(0.14)

For the year ended December 31, 2020
Cash dividends per share	$—	$—	$—	$—	$—

Weighted average shares:
Weighted average share outstanding of common stock – basic and diluted – subject to possible redemption	5,207,431	—	—	—	—
Weighted average share outstanding of common stock – basic and diluted – non-redeemable common stock	7,272,058	—	—	—	—
Weighted average share outstanding of common stock – basic and diluted	—	5,158,607	49,893,160	46,254,160	37,925,440

Earnings (loss) per share:
Loss per share, basic and diluted – subject to possible redemption	$0.05	$—	$—	$—	$—
Loss per share, basic and diluted – non-redeemable common stock	$(0.47)	$—	$—	$—	$—
Loss per share, basic and diluted	$—	$(1.13)	$(0.40)	$(0.43)	$(0.15)

____________

(a)      Book value per share is calculated using the formula: Total stockholder’s equity divided by shares outstanding.

SUMMARY OF RISK FACTORS

Our business is subject to a number of risks and uncertainties, including those highlighted in the section entitled “Risk Factors” immediately following this summary. Some of these principal risks include the following and may be further exacerbated by the COVID-19 pandemic:

•        Business, Market and Economic Risks

•        Competition within the global entertainment and gaming industries is intense and if we fail to compete effectively, our existing and potential users may be attracted to our competitors or to competing forms of entertainment such as television, movies, online gaming and sports betting, as well as other entertainment and gaming options on mobile devices and web applications. If our offerings do not continue to be popular, we could experience price reductions, reduced margins, loss of market share, and our business, financial condition and results of operations could be harmed.

•        Economic downturns and political and market conditions beyond our control could adversely affect our business, financial condition and results of operations.

•        Reductions in discretionary consumer spending could have an adverse effect on our business, financial condition, and results of operations.

•        Negative events or negative media coverage relating to, or a declining popularity of, the lottery or lottery games in general, or other negative coverage relating to lottery, forms of online gaming or betting, or the gaming industry, may adversely impact our ability to retain or attract users, which could have an adverse impact on our business, financial condition, and results of operations.

•        Our growth will depend on our ability to attract players and retain users, and the loss of our users, failure to attract new users in a cost-effective manner, or failure to effectively manage our growth could adversely affect our business, financial condition, results of operations.

•        Internet search engines drive traffic to our B2C Platform and our new user growth could decline and our business, financial condition, and results of operations would be adversely affected if we fail to appear prominently in search results.

•        We may be unable to continue to use the domain names that we use in our business or prevent third parties from acquiring and using domain names that infringe on, are similar to, or otherwise decrease the value of our brand, trademarks, or service marks.

•        We face risks related to health epidemics and other widespread outbreaks of contagious disease, which could disrupt our operations and impact our operating results.

•        We are subject to risks related to corporate social responsibility, responsible gaming, reputation and ethical conduct.

•        General Operational Risks

•        The mobile lottery market is still in relatively early stages of growth, and if such market does not continue to grow, grows slower than we expect, or fails to grow as we forecast, our business, financial condition, and results of operations could be adversely affected.

•        Our business may be materially adversely affected if our existing and future products, technology, services and solutions do not achieve and maintain broad market acceptance, if we are unable to keep pace with or adapt to rapidly changing technology, evolving industry standards and changing regulatory requirements, or if we do not invest in product and systems development and provide services that are attractive to our users and customers.

•        Our results of operations may fluctuate due to seasonality and other factors and, therefore, our periodic operating results will not be guarantees of future performance.

•        We may not be able to capitalize on trends and changes in the gaming and lottery industries, including due to the operational costs involved, the laws and regulations governing these industries, and other factors.

•        Branding and Reputational Risks

•        Our business depends on a strong brand and reputation, and if we are not able to develop, maintain and enhance our brand and reputation, including as a result of negative publicity, our business and operating results may be harmed.

•        Our marketing efforts to help grow our business may not be effective.

•        If we fail to detect fraud or misappropriation of proprietary information, including by our users, customers and employees, our reputation and brand may suffer, which could negatively impact our business, financial condition and results of operations and can subject us to investigations and litigation.

•        Our growth prospects may suffer if we are unable to develop successful offerings or if we fail to pursue additional offerings. In addition, if we fail to make the right investment decisions in our offerings and technology, we may not attract and retain key users and customers and our revenue, business, financial condition, and results of operations may decline.

•        Any failure to offer high-quality user support may harm our relationships with users and could adversely affect our reputation, brand, business, financial condition and results of operations.

•        Information Technology Risks

•        We rely on information technology and other systems and services, and any failures, errors, defects or disruptions in our systems or the availability of our services could diminish our brand and reputation, subject us to liability, disrupt our business, affect our ability to scale our technical infrastructure and adversely affect our operating results and growth prospects. Our software applications and systems, and the third-party platforms upon which they are made available, could contain undetected errors.

•        Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers, breached due to employee error, malfeasance or other cybersecurity risks or disruptions. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, and regulatory penalties, fines and the payment of damages, restrictions on our ability to use data, disruption of our operations and the services we provide to users, damage to our reputation, and a loss of confidence in our products, services and systems, which could adversely affect our business.

•        Because we maintain certain information about our users, we are subject to various privacy laws both in the United States and internationally. Our failure to comply with such laws could expose us to penalties, fines, and litigation, adversely impact our reputation and brand, any of which could adversely affect our business.

•        Our business could be adversely impacted by changes in the Internet and mobile device accessibility of users.

•        We operate in a rapidly evolving industry and if we fail to successfully develop, market or sell new products or adopt new technology platforms, it could materially adversely affect our business, results of operations and financial condition.

•        We may not timely and effectively scale and adapt our existing technology and network infrastructure to ensure that our Platform is accessible, which would adversely affect our business, reputation, financial condition, and results of operations.

•        Our Platform may be vulnerable to risks, both foreseen and unforeseen, arising from the new and untested nature of distributed ledger technology.

•        Regulatory and Compliance Risks

•        There is no certainty that in the future a jurisdiction will not enact, amend, or reinterpret laws and regulations governing our operations in ways that impair our revenues, cause us to incur additional legal and compliance costs and other operating expenses, or are otherwise not favorable to our existing operations or planned growth, all of which may have a material adverse effect on us or our results of operations, cash flow, or financial condition.

•        If there is a final determination on the applicability of the Wire Act to our operations and it is determined or codified that the Wire Act extends to transmission of lottery games in interstate or foreign commerce, certain of our operations that are not currently restricted by statute or practice to a state’s territorial boundaries may be negatively impacted or eliminated, which may have a material adverse effect on our business, financial conditions, and results of operations.

•        If the Interstate Wagering Amendment is interpreted or applied to prohibit transmissions to foreign countries, it could have a negative impact on our business, financial condition, and results of operations.

•        Our business model and the conduct of our operations may have to vary in each U.S. jurisdiction where we do business to address the unique features of applicable law to ensure we remain in compliance with that jurisdiction’s laws. Our failure to adequately do so may have an adverse impact on our business, financial condition, and results of operations.

•        Rules and regulations governing sweepstakes, promotions and giveaways vary by jurisdiction and country, which could restrict or eliminate our ability to generate revenues on the WinTogether Platform and our ability to increase our brand reputation and recognition by sweepstakes participants, all of which could harm our business, financial condition and results of operations.

•        In some jurisdictions our key executives, certain employees or other individuals related to the business may be subject to licensing or compliance requirements. Failure by such individuals to obtain the necessary licenses or comply with individual regulatory obligations, could cause the business to be non-compliant with its obligations, or imperil its ability to obtain or maintain licenses that may be necessary for the conduct of our business. In some cases, the remedy to such situation may require the removal of a key executive or employee and the mandatory redemption or transfer of such person’s equity securities.

•        A court may find that part or all of the provision included in the Proposed Charter pertaining to the redemption right with respect to capital stock held by any stockholders who are deemed “disqualified” or “unsuitable” holders is not enforceable, either in general or as to a particular fact situation.

•        We will continually develop internal compliance programs and requirements in an effort to ensure that we comply with legal requirements imposed in connection with our activities and generally applicable to all publicly traded companies, however, we cannot ensure that they will prevent the violation of one or more laws, which may have an adverse impact on our business, financial condition, and results of operations.

•        We take our corporate responsibility to our users, customers, and the requirements of the regulatory authorities in the jurisdictions in which operate very seriously and are focused on maintaining a safe and responsible gaming environment. Our failure to remain in compliance with underage and responsible gaming requirements or any amendments or additions to such requirements could have a material adverse effect on us, our reputation and brand, or on our business, results of operations, or financial condition.

•        We are subject to governmental laws and requirements of the U.S. and various international jurisdictions in which we operate regarding anti-bribery, anti-corruption, economic and trade sanctions, anti-money laundering and counter-terror financing. Alleged or actual violation of any of these laws or requirements could negatively impact our brand and reputation, our ability to obtain or maintain any governmental licenses, findings of suitability, registrations, permits and approvals, any of which could negatively impact our business, financial condition and results of operations.

•        We are subject to domestic and foreign laws relating to processing certain financial transactions, including payment card transactions, and failure to comply with those laws, even if inadvertent, could have a material adverse effect on our business, financial condition and results of operations.

•        Tax and other regulatory authorities may successfully assert that we have not properly collected or remitted withholding taxes, and as a result may successfully impose additional obligations, fines, penalties or other financial liability on us, any of which could adversely affect our business, financial condition, and results of operations.

•        Human Capital Risks

•        Continued growth and success will depend on the performance of our current and future employees, including certain key employees. Recruitment and retention of these individuals is vital to growing our business and meeting our business plans. The loss of any of our key executives or other key employees could harm our business.

•        Illegal, improper, or otherwise inappropriate activity of our couriers, whether or not occurring while performing their employment duties, could expose us to liability and adversely affect our business, reputation, brand, financial condition, and results of operations.

•        Dependence on Third Party Risks

•        Our business model depends upon the continued compatibility between our B2C Platform and the major mobile operating systems and upon third-party platforms for the distribution of our product offerings. If Google Play or the Apple AppStore or other mobile download sites prevent users from downloading our apps or if our advertising is blocked or rejected from being delivered to our users, our ability to grow our revenue, profitability and prospects may be adversely affected.

•        We rely on third-party providers for validation services regarding our users, and if such providers fail to perform adequately, provide accurate information or we do not maintain business relationships with them, our business, financial condition and results of operations could be adversely affected.

•        We rely on third-party payment processors to process payments and withdrawals made by our users, and if we cannot manage our relationships with such third parties and other payment-related risks, our business, financial condition and results of operations could be adversely affected.

•        Our technology contains third-party open-source software components, and failure to comply with the terms of the underlying open-source software licenses could restrict our ability to provide our offerings.

•        If we cannot license rights to use third-party technologies on reasonable terms, we may not be able to commercialize new products or services in the future.

•        We rely on relationships with lottery organizations from which we acquire lottery data information for the provision of our Data Services. Loss of existing relationships or failure to expand existing relationships may cause loss of competitive advantage or require us to modify, limit or discontinue certain offerings, which could materially affect our business, financial condition and results of operations.

•        Geographic Expansion and Acquisition Risks

•        Our business plan includes the evaluation and potential acquisition and integration of businesses or their assets. Our business may suffer if we are unable to successfully undertake the integrations into the Company or otherwise manage the growth associated with such acquisitions, which could adversely affect our operating results and result in charges to earnings, impairing our business, financial condition, and results of operations.

•        Our strategy anticipates substantial growth, and if we fail to adequately scale product offerings and manage our entry into new territories, our business and reputation may be harmed.

•        We may require additional capital to support our growth plans, including in connection with our expansion into new markets and our strategic acquisitions, and such capital may not be available on reasonable terms or at all. This could hamper our growth and adversely affect our business.

•        We may face difficulties as we expand our operations into new markets in which we have limited or no prior operating experience.

•        International Operations Risks

•        The international scope of our operations may expose us to increased legal and regulatory risks, and our international operations and corporate and financing structure may expose us to potentially adverse tax consequences.

•        Fluctuating foreign currency and exchange rates may negatively impact our business, results of operations and financial position.

•        Intellectual Property Risks

•        If we are unable to protect our intellectual property and proprietary rights or prevent its unauthorized use by third parties, our ability to compete in the market or our business, financial condition and results of operations may be harmed.

•        The intellectual property rights of others, including claims of third parties that we are infringing on their intellectual property and proprietary rights, may prevent us from developing new products, services and systems, entering new markets or may expose us to significant license fees, liability or costly litigation.

•        Legal Proceedings Risks

•        We are party to pending litigation and investigations in various jurisdictions and with various plaintiffs and we may be subject to future litigation or investigations in the operation of our business. An adverse outcome in one or more proceedings could adversely affect our business, financial condition and results of operations.

•        Failure to perform under agreements regarding our Platform or our Data Services, affiliate agreements, or other contracts that we are party to may result in litigation, substantial monetary liquidated damages and contract termination, which would materially and adversely affect our business, financial condition and results of operations.

•        Public Company Operating Risks

•        Our projections are subject to significant risks, assumptions, estimates and uncertainties, including assumptions regarding future legislation and changes in regulations, both inside and outside of the United States. As a result, our projected revenues, market share, expenses and profitability may differ materially from our expectations.

•        The requirements of being a public company may strain our resources and divert management’s attention, and the increases in legal, accounting and compliance expenses may be greater than we anticipate.

•        As a private company, we have not been required to document and test our internal controls over financial reporting nor has our management been required to certify the effectiveness of our internal controls and our auditors have not been required to opine on the effectiveness of our internal control over financial reporting. Failure to maintain adequate financial, information technology and management processes and controls has resulted in and could result in material weaknesses which could lead to errors in our financial reporting, which could adversely affect our business.

•        The exclusive forum provision in our Proposed Charter may have the effect of discouraging lawsuits against our directors and officers.

•        Anti-takeover provisions contained in the Combined Company’s Proposed Charter and Proposed Bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

•        Risks Related to TDAC’s Business and the Business Combination

•        TDAC will be forced to liquidate the Trust Account if it cannot consummate a business combination by September 1, 2021 (unless such date has been extended pursuant to the Current Charter). In the event of a liquidation, TDAC’s Public Stockholders will receive approximately $10.94 per share.

•        If holders of Public Shares do not tender their Public Shares by the specified deadline for exercising their redemption rights in connection with the Business Combination and in accordance with the procedures specified herein, such stockholders may be unable to redeem their Public Shares.

•        The Initial Stockholders who own shares of Common Stock will not participate in liquidation distributions and, therefore, they may have a conflict of interest in determining whether the Business Combination is appropriate.

•        TDAC is requiring stockholders who wish to redeem their Public Shares in connection with a proposed business combination to comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising their rights. Failure to comply with specific requirements for redemption may mean redeeming stockholders will be unable to sell their securities when they wish to in the event that the Business Combination is not consummated.

•        If TDAC’s security holders exercise their registration rights with respect to their securities, it may have an adverse effect on the market price of TDAC’s securities.

•        The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus may not be indicative of what the Combined Company’s actual financial position or results of operations would have been.

•        TDAC may waive one or more of the conditions to the Business Combination without resoliciting stockholder approval for the Business Combination.

•        TDAC’s stockholders will experience immediate dilution as a consequence of the issuance of common stock as consideration in the Business Combination. Having a minority share position may reduce the influence that TDAC’s current stockholders have on the management of the Combined Company.

•        The shares of the Combined Company’s Common Stock to be received by TDAC’s stockholders as a result of the Business Combination will have different rights from shares of Common Stock.

•        Risks Related to the Combined Company’s Common Stock

•        There can be no assurance that the Combined Company’s Common Stock will be approved for listing on Nasdaq upon the Closing, or if approved, that the Combined Company will be able to comply with the continued listing standards of Nasdaq.

•        The exercise of registration rights may adversely affect the market price of the Combined Company’s Common Stock.

•        Future offerings of debt or offerings or issuances of equity securities by the Combined Company may adversely affect the market price of the Combined Company’s Common Stock or otherwise dilute all other stockholders.

•        General Risk Factors

•        Each of TDAC and Lottery.com have incurred and will incur substantial costs in connection with the Business Combination and related transactions, such as legal, accounting, consulting and financial advisory fees.

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before you decide whether to vote or direct your vote to be cast to approve the acquisition.

If the Business Combination is completed, the resulting Combined Company will be subject to a number of risks. You should carefully consider the risks described below and the other information included in this proxy statement/prospectus before you decide how you want to vote on the merger proposal. Following the closing of the Business Combination, the market price of the Combined Company’s common stock could decline due to any of these risks, in which case you could lose all or part of your investment. In assessing these risks, you should also refer to the other information included in this proxy statement/prospectus, including the consolidated financial statements of TDAC and Lottery.com and the accompanying notes. Our business, financial condition or results of operations could be affected materially and adversely by any of the risks discussed below.

Risks Related to Lottery.com’s Business

Business, Market & Economic Risks

Competition within the global entertainment and gaming industries is intense and if we fail to compete effectively, our existing and potential users may be attracted to our competitors or to competing forms of entertainment such as television, movies, online gaming, and sports betting, as well as other entertainment and gaming, options on mobile devices and web applications. If our offerings do not continue to be popular, we could experience price reductions, reduced margins, loss of market share, and our business, financial condition, and results of operations could be harmed.

We operate in the global entertainment and gaming industries with our B2C Platform, B2B API, Data Service, and WinTogether offerings (each, as defined below). Our users face a vast array of entertainment choices. Other forms of entertainment, such as television, movies, sporting events, in-person lottery gaming, real money gaming, and sports betting, are more well established and may be perceived by our users to offer greater variety, affordability, interactivity, and enjoyment. We compete with these other forms of entertainment for our users’ discretionary time and income. If we are unable to sustain sufficient interest in our product offerings in comparison to other forms of entertainment, including new and emerging forms of entertainment available on mobile devices and web applications, our business model may not continue to be viable.

The specific industries in which we operate are characterized by dynamic consumer demand and technological advances, and there is intense competition amongst providers to the lottery, online gaming, sports betting, sweepstakes and promotions, and entertainment industry. A number of established, well-financed third-party lottery application companies, online gaming providers, sports betting, and interactive entertainment companies compete with our offerings, and other well-capitalized companies may introduce competitive services. Such competitors may spend more money and time on developing and testing products, services, and systems, undertake more extensive marketing campaigns, adopt more aggressive pricing or promotional policies, or otherwise develop more commercially successful products, services, or systems than ours, which could negatively impact our business. Our competitors may also develop products, features, or services that are similar to our offerings or that achieve greater market acceptance. Such competitors may also undertake more far-reaching and successful product development efforts or marketing campaigns or may adopt more aggressive pricing policies. Furthermore, new competitors may enter the mobile lottery industry, and government lottery operators may introduce forms of iLottery gaming that compete with our services. There has also been, and continues to be, considerable consolidation among competitors in the entertainment, gaming, and lottery industries, and such consolidation, and future consolidation, could result in the formation of larger competitors with increased financial resources and altered cost structures, which may enable them to offer more competitive products, gain a larger market share, expand offerings, and broaden their geographic scope of operations. If we are not able to maintain or improve our market share, or if our offerings do not continue to be popular, or if we are not able to continue to provide competitive products, our business, financial condition, and results of operations could be harmed.

Economic downturns and political and market conditions beyond our control could adversely affect our business, financial condition, and results of operations.

Our financial performance is subject to U.S. and global economic conditions and their impact on levels of spending by users and customers of our Platform (as defined below) and acquirers of our Data Service. Economic recessions have had, and may continue to have, far reaching adverse consequences across many industries, including the global entertainment, lottery, sweepstakes and promotions, and gaming industries, which may adversely affect our business, financial condition, and results of operations. Tepid growth was experienced in the U.S. and globally following the financial crisis in 2008 through 2009, and there appears to be an increasing risk of a recession or inflationary economic impacts due to international trade and monetary policy, the global COVID-19 pandemic, and other economic changes. If the national and international economic recovery slows or stalls, these economies experience another recession, or any of the relevant regional or local economies suffers a downturn, we may experience a material adverse effect on our business, financial condition, or results of operations.

In addition, changes in general market, economic, and political conditions in domestic and foreign economies or financial markets, including fluctuation in stock markets resulting from, among other things, trends in the economy as a whole may reduce users’, customers’, or subscribers’ disposable income and corporate budgets. Any one of these changes could have a material adverse effect on our business, financial condition, or results of operations.

Reductions in discretionary consumer spending could have an adverse effect on our business, financial condition, and results of operations.

Our business is particularly sensitive to reductions from time to time in discretionary consumer spending. Demand for entertainment and leisure activities, including lottery play and entry into sweepstakes, can be affected by changes in the economy and consumer tastes, both of which are difficult to predict and beyond our control. Unfavorable changes in general economic conditions, including recessions, economic slowdowns, sustained high levels of unemployment, and rising prices and inflation, or the perception by consumers of weak or weakening economic conditions, may reduce our users’ disposable income or result in fewer individuals engaging in entertainment and leisure activities, such as purchasing lottery games through remote channels and participating in online sweepstakes. For example, the outbreak of COVID-19, has negatively affected economic conditions regionally as well as globally, and has caused a reduction in consumer spending. The ultimate severity of the COVID-19 viral outbreak is uncertain at this time, and therefore we cannot predict the full impact that it may have on our markets and our operations. However, the effect on our results could be material and adverse. As a result, we cannot ensure that demand for our offerings will remain constant or achieve our anticipated growth.

Adverse developments affecting economies throughout the world, including a general tightening of availability of credit, decreased liquidity in certain financial markets, increased interest rates, foreign exchange fluctuations, increased energy costs, acts of war or terrorism, transportation disruptions, natural disasters, declining consumer confidence, sustained high levels of unemployment, or significant declines in stock markets, natural disasters, as well as concerns regarding pandemics, epidemics, and the spread of contagious diseases, could lead to a further reduction in discretionary spending on entertainment and leisure activities, such as lottery play and participation in sweepstakes. Any significant or prolonged decrease in consumer spending on entertainment or leisure activities could adversely affect the demand for our offerings, reducing our cash flows and revenues, and thereby materially harming our business, financial condition, and results of operations.

Negative events or negative media coverage relating to, or a declining popularity of, the lottery or lottery games in general, or other negative coverage relating to lottery, forms of online gaming or betting, or the gaming industry, may adversely impact our ability to retain or attract users, which could have an adverse impact on our business, financial condition, and results of operations.

Public opinion can significantly influence our business. Unfavorable publicity regarding, for example, us, our technology, our implementation of upgrades and changes to our technology, the quality of our Platform and its interfaces, our product offerings, our other services and systems, actual or threatened litigation or regulatory activity, the actions of third parties with whom we have relationships, or the conduct of the lottery authorities and the products they offer, including declining popularity of a particular lottery game or lottery games in general, could seriously harm our reputation. In addition, a negative shift in the perception of lottery games by the public or by politicians, lobbyists, or others could affect future legislation regarding the mobile purchase of lottery games from third-party providers, including with respect to the regulation or licensure of couriers, or with respect to the legalization of iLottery, either of which may impact our operations. Negative public perception could also lead to new restrictions on or to the prohibition of mobile lottery play in jurisdictions in which we currently operate. Such negative publicity could also adversely affect the size, demographics, engagement, and loyalty of our new players and established user base, and it could result in decreased revenue or slower user growth rates, which could seriously harm our business, financial condition, and results of operations.

Our growth will depend on our ability to attract players and retain users, and the loss of our users, failure to attract new users in a cost-effective manner, or failure to effectively manage our growth could adversely affect our business, financial condition, and results of operations.

Our ability to achieve growth in revenue in the future will depend, in large part, upon our ability to attract new players to our offerings, retain existing users of our offerings, and reactivate users in a cost-effective manner. Achieving growth in our community of users may require us to increasingly engage in sophisticated and costly sales and marketing efforts, which may not make sense in terms of return on investment. We have used and expect to continue to use a variety of free and paid marketing channels, in combination with the promotional activity of in-state and multi-state issued lottery games, to achieve our objectives. In addition, we expect to organically attract players to our B2C Platform through our WinTogether promotions. For paid marketing, we intend to leverage a broad array of advertising channels, which may include a combination of radio and social media platforms, such as Facebook, Instagram, and Twitter, affiliate marketing, paid and organic search engines, and other digital channels, such as mobile display. If the search engines on which we rely modify their algorithms, change their terms around gaming and lottery, or if the prices at which we may purchase listings increase, then our costs could increase, and fewer users may click through to our websites or download our application. If links to our websites or application are not displayed prominently in online search results, if fewer users click through to our websites or application, if our other digital marketing campaigns are not effective, or if the costs of attracting users using any of our current methods significantly increase, then our ability to efficiently attract new users could be reduced, our revenue could decline, and our business, financial condition, and results of operations could be harmed.

In addition, our ability to increase the number of users of our offerings will depend on continued user adoption of playing lottery games remotely via a third-party application. Growth in the mobile and online lottery industry and the level of demand for and market acceptance of our product offerings will be subject to a high degree of uncertainty. We cannot assure that player adoption of our product offerings will continue or exceed current growth rates, or that the industry will achieve more widespread acceptance.

Additionally, as technological or regulatory standards change and we modify our offerings to comply with those standards, we may need users to take certain actions to continue playing, such as performing age verification and location checks or accepting new terms and conditions, including those regarding responsible gaming. Users may stop using our offerings at any time, including if the quality of the user experience or our support capabilities in the event of a user concern, does not meet their expectations or keep pace with the quality of the customer experience generally offered by competitive offerings. This could seriously harm our business, financial condition, and results of operations.

Internet search engines drive traffic to our B2C Platform and our new user growth could decline and our business, financial condition, and results of operations would be adversely affected if we fail to appear prominently in search results.

Our success depends in part on our ability to attract users through unpaid Internet search results on search engines like Google, Yahoo!, and Bing. In 2020, approximately 58% of the web sessions on our websites were driven by organic searches, compared to directly entered URL traffic of 33%. The number of users we attract to our B2C Platform from search engines is due, in large part, to how and where our website ranks in unpaid search results. These rankings can be affected by a number of factors, many of which are not under our direct control and may change frequently. For example, a search engine may change its ranking algorithms, methodologies, or design layouts. As a result, links to our web-based properties may not be prominent enough to drive traffic, and we may not know how or otherwise be in a position to influence the results. In some instances, search engine companies may change these rankings in a way that promotes their own competing products or services or the products or services of one or more of our competitors. Search engines may also adopt a more aggressive auction-pricing system for keywords that would cause us to incur higher advertising costs or reduce our market visibility to prospective players. Our websites have experienced fluctuations in search result rankings in the past, and we anticipate similar fluctuations in the future. Any reduction in the number of users directed to our B2C Platform could adversely affect our business, financial condition, and results of operations.

We may be unable to continue to use the domain names that we use in our business or prevent third parties from acquiring and using domain names that infringe on, are similar to, or otherwise decrease the value of our brand, trademarks, or service marks.

We have registered domain names that we use in, or are related to, our business, most importantly www.lottery.com. We believe our easily identifiable and definitional brand and domain name is one of our competitive strengths. If we lose the ability to use our domain names, especially www.lottery.com, whether due to trademark claims, failure to renew applicable registrations, or any other cause, we may be forced to incur significant expense in order to attempt to purchase rights to the domain name in question, the failure of which would require us to market the relevant offerings under a new domain name, and we may be required to change our brand, which could cause us substantial harm and expense, and could negatively impact our business, financial condition, and results of operations. We may not be able to obtain preferred domain names outside the U.S. due to a variety of reasons. In addition, our competitors and others could attempt to capitalize on our brand recognition by using domain names similar to ours. We may be unable to prevent third parties from acquiring and using domain names that infringe on, are similar to, or otherwise decrease the value of our brand or our trademarks or service marks. Protecting, maintaining, and enforcing our rights in our domain names may require litigation, which could result in substantial costs and diversion of resources, all of which could, in turn, adversely affect our business, financial condition, and results of operations.

We face risks related to health epidemics and other widespread outbreaks of contagious disease, which could disrupt our operations and impact our operating results.

Significant outbreaks of contagious diseases, and other adverse public health developments, could have a material impact on our business operations and operating results.

The impact of the COVID-19 on our business is ongoing. Although our business has proven resilient during the pandemic (for example, we believe that COVID-19 has contributed to a shift in consumer preference away from purchasing lottery games at traditional brick-and-mortar locations and toward mobile alternatives), it is uncertain whether this trend will continue, as the economic disruption and financial uncertainty caused by COVID-19 may cause a general decline in lottery gaming and gaming in general over time. Any of these consequences or any prolonged deviations from normal daily operations or any delays in obtaining any required governmental licenses, findings of suitability, registrations, permits, and approvals may adversely impact user activity on our Platform, which would negatively impact our business, financial condition, and results of operations. We continue to monitor the global spread of COVID-19, and we have put in place, and will continue to put in place, measures as appropriate and necessary for our ongoing business operations.

We are subject to risks related to corporate social responsibility, responsible gaming, reputation, and ethical conduct.

Many factors influence our reputation and the value of our brands, including the perception held by our users, customers, business partners, investors, regulatory authorities, other key stakeholders, and the communities in which we operate, such as our social responsibility, corporate governance, and responsible gaming practices. We have faced, and will likely continue to face, increased scrutiny related to social, governance and responsible gaming activities, and our reputation and the value of our brands can be materially adversely harmed if we fail to act responsibly in a number of areas, such as diversity and inclusion, workplace conduct, responsible gaming, human rights, philanthropy, and support for local communities. Any harm to our reputation could impact employee engagement and retention, and the willingness of users, customers and partners to do business with us, which could have a materially adverse effect on our business, financial condition, and results of operations.

We believe that our reputation is critical to our role as a leader in the lottery industry, and it will be critical to our success as a publicly traded company. Our management is heavily focused on the integrity of our directors, officers, senior management, employees, other personnel, and third-party suppliers and partners and, in connection with the Closing, our board of directors will adopt a Code of Business Conduct as well as other related policies and procedures. Illegal, unethical or fraudulent activities perpetrated by any of such individuals, users, customers, or partners for personal gain could expose us to potential reputational damage and financial loss, which would negatively impact our business, financial condition, and results of operations.

General Operational Risks

We have incurred net losses in the past with negative cash flows and may not be able to generate and sustain profitability.

We have a history of incurring net losses, and we may not achieve or maintain profitability in the future. We experienced net losses of approximately $5.44 million, $5.75 million and $10.77 million for the three months ended March 31, 2021 and the years ended December 31, 2020 and December 31, 2019, respectively. As of December 31, 2020, we had an accumulated deficit of approximately $94.91 million. While we have experienced significant growth in revenue in recent periods, we cannot predict when or whether we will reach or maintain profitability.

We also expect our operating expenses to increase in the future as we continue to invest for our future growth, which will negatively affect our results of operations if our total revenue does not increase. We cannot assure you that these investments will result in substantial increases in our total revenue or improvements in our results of operations. In addition to the anticipated costs to grow our business, we also expect to incur significant additional legal, accounting, and other expenses as a newly public company. Any failure to increase our revenue as we invest in our business or to manage our costs could prevent us from achieving or maintaining profitability or positive cash flow.

The mobile lottery market is still in relatively early stages of growth, and if such market does not continue to grow, grows slower than we expect, or fails to grow as we forecast, our business, financial condition, and results of operations could be adversely affected.

The mobile lottery market has grown rapidly since we launched our Platform in 2016, but it is still relatively new, and it is uncertain to what extent market acceptance will continue to grow, if at all. Our success will depend to a substantial extent on the willingness of users to purchase lottery games through mobile applications and web properties. If the public does not perceive these services as beneficial, or chooses not to use them as a result of concerns regarding security, safety, affordability, or for other reasons, whether as a result of incidents on our Platform or on our competitors’ applications or otherwise, or instead adopts alternative solutions that may arise, then the market for our Platform may not further develop, may develop slower than we expect, or may not achieve the growth potential we expect, any of which could adversely affect our business, financial condition, and results of operations.

Our business may be materially adversely affected if our existing and future products, technology, services, and solutions do not achieve and maintain broad market acceptance, if we are unable to keep pace with or adapt to rapidly changing technology, evolving industry standards, and changing regulatory requirements, or if we do not invest in product and systems development and provide services that are attractive to our users and customers.

Our future business and financial success will depend on our ability to continue to anticipate the needs of current and potential users and customers, to achieve and maintain broad market acceptance for our existing and future products, services, and systems, to successfully introduce new and upgraded products, services, and systems, and to successfully implement our current and future geographic expansion plans. To be successful, we must be able to quickly adapt to changes in technology, industry standards, and regulatory requirements by continually enhancing our technology, services, and solutions. Developing new services and upgrades to services, as well as integrating and coordinating current services, imposes burdens on our internal teams, including management, compliance, and product development. These processes are costly, and our efforts to develop, integrate, and enhance our products, services, and systems may not be successful. In addition, successfully launching a new or upgraded product or expanding into a new jurisdiction puts additional strain on our technology and marketing resources. Expanding into new markets and investing resources towards increasing the depth of our coverage within existing markets impose additional burdens on our research, systems development, sales, marketing, and general managerial resources. If we are unable to manage our expansion efforts effectively, in obtaining greater market share or in obtaining widespread adoption of new or upgraded products, services, and systems, we may not be able to offset the expenses associated with the launch and marketing of the new or upgraded products, services, and systems, which could have a material adverse effect on our financial results. If we introduce new or expand existing offerings for our business, we may incur losses or otherwise fail to enter these markets successfully. Our expansion into these markets will place us in competitive and regulatory environments with which we are unfamiliar and involve various risks, including the need to invest significant resources and the possibility that returns on such investments will not be achieved for several years, if at all.

If we are unable to develop new or upgraded offerings or decide to combine, shift focus from, or phase out a service, then our users or customers may choose a competitive offering over ours, our revenues may decline, and our profitability may be reduced. If we incur significant costs in developing new or upgraded systems, products, or services, or combining and coordinating existing them, if we are not successful in marketing and selling these new products or upgrades, or if our users or customers fail to accept these new or combined and coordinating products, then there could be a material adverse effect on our results of operations due to a decrease of our revenues and a reduction of our profitability. If we eliminate or phase out a product and are not able to offer and successfully market and sell an alternative product, our revenue may decrease, which could have a material adverse effect on our results of operations.

Our success depends on our continued improvements to provide products, services, and systems that are attractive to our users and customers. As a result, we must continually invest resources in product development and successfully incorporate and develop new technology. If we are unable to do so or otherwise provide products, services, and systems that users and customers want, then our users or customers may become dissatisfied and use competitors’ services. If we are unable to continue offering innovative products, services, and systems, we may be unable to attract additional users or customers or retain our existing users or customers, which could harm our business, results of operations, and financial condition.

Our results of operations may fluctuate due to seasonality and other factors and, therefore, our periodic operating results will not be guarantees of future performance.

Although lottery games are offered on a year-round basis, there is seasonality in lottery games purchasing that may impact our operations and operations of our customers. The broad geographical mix of our user and customer base also impacts the effect of seasonality, as users and customers in different territories will place differing importance on different lottery games and those games will often have different calendars. For example, some multi-state games can have occasional increasingly high jackpot opportunities, which increase user attention and ticket purchases, which further increases the jackpot. Such events may cause increases in our revenues. By contrast, low jackpot lottery games or periods in which there is little promotional activity connected to lottery games in general may negatively impact the purchase of lottery games. Such fluctuations and uncertainties may negatively impact our cash flows.

We may not be able to capitalize on trends and changes in the gaming and lottery industries, including due to the operational costs involved, the laws and regulations governing these industries, and other factors.

We participate in new and evolving aspects of the mobile gaming and lottery industries. Part of our strategy is to take advantage of the liberalization of regulations covering these industries on a global basis. These industries involve significant risks and uncertainties, including legal, business, and financial risks. The fast-changing environment in these industries can make it difficult to plan strategically and can provide opportunities for competitors to grow their businesses at our expense. Consequently, our future results of operations, cash flows, and financial condition are difficult to predict and may not grow at the rates we expect.

To the extent that we enter into any business that is determined to be internet gaming, any jurisdiction in which our existing business is deemed to be internet gaming, or our customers offer internet gaming, it is important to recognize that the laws relating to internet gaming are evolving. To varying degrees, governments have taken steps to change the regulation of internet wagering through the implementation of new or revised licensing and taxation regimes, including the possible imposition of sanctions on unlicensed providers. We cannot predict the timing, scope or terms of the implementation or revision of any such state, federal or foreign laws or regulations, or the extent to which any such laws and regulations may facilitate or hinder our strategy or be applicable to or impactful on our business, operations and financial condition.

In jurisdictions that authorize internet gaming, we cannot assure that we will be successful in offering our technology, content, and services to internet gaming operators, because we expect to face intense competition from our traditional competitors in the gaming and lottery industries, as well as a number of other domestic and foreign competitors (and, in some cases, the operators themselves), many of which have substantially greater financial resources or experience in this area than we do.

Know-your-customer and geo-location programs and technologies supplied by third parties are an important aspect of certain internet and mobile gaming products, services, and systems, because they can confirm certain information with respect to players and prospective players, such as age, identity, and location. Payment processing programs and technologies, typically provided by third parties, are also a necessary feature of interactive and mobile wagering products, services, and systems. These programs and technologies are costly, and our use of them may have an adverse impact on our results of operations, cash flows, and financial condition. Additionally, we cannot assure that products or services containing these programs and technologies will be available to us on commercially reasonable terms, if at all, or that they will perform accurately or otherwise in accordance with required specifications, all of which may have a negative impact on our business, results of operations, and financial condition.

Branding and Reputational Risks

Our business depends on a strong brand, and if we are not able to develop, maintain, and enhance our brand and reputation, including as a result of negative publicity, our business and operating results may be harmed.

We believe that developing, maintaining, and enhancing our brand and reputation is critical to achieving widespread acceptance of our products, services, and systems, attracting new users and customers, retaining existing users and customers, persuading existing users and customers to adopt additional products, services, and systems, and hiring and retaining our employees.

We believe that the importance of our brand will increase as competition in the markets in which we participate further intensifies. Successful promotion of our brand will depend on a number of factors, including the effectiveness of our marketing efforts, including thought leadership, our ability to provide high-quality, reliable, and cost-effective products, services, and systems, the perceived value of our products, services, and systems, and our ability to provide quality user and customer success and support experience. Brand promotion activities require us to make substantial expenditures. To date, we have made significant investments in the promotion of our brand. The promotion of our brand, however, may not generate user and customer awareness or increase revenue to the extent we anticipate, or at all, and any increase in revenue may not offset the expenses we incur in building and maintaining our brand.

We, our employees, our affiliates, and others with whom we have contractual relationships also use social media to communicate externally. There is risk that this use of social media to communicate about our business may give rise to liability or result in public exposure of personal information of our employees, our users, or others, each of which could affect our revenue, business, results of operations, and financial condition.

We operate in a public-facing industry where negative publicity, whether or not justified, can spread rapidly through, among other things, social media. To the extent that we are unable to respond timely and appropriately to negative publicity, our reputation and brand could be harmed. Moreover, even if we are able to respond in a timely and appropriate manner, we cannot be certain that it will be timely or sufficient to not cause us to suffer reputational and brand damage, which could affect our revenue, business, results of operations, and financial condition.

Our marketing efforts to help grow our business may not be effective.

Promoting awareness of our Platform is important to our ability to grow our business and to attract new users and customers, which can be costly. We believe that much of the growth in the number of users of our B2C Platform is attributable to our paid marketing initiatives, which includes the use of existing marketing credits. Our marketing efforts currently may include a combination of bonus offerings, affiliate marketing programs, social media engagement, radio, video, podcasts, search engine optimization, and keyword search campaigns. Our marketing initiatives may become increasingly expensive and generating a meaningful return on these initiatives may become difficult. Even if we successfully increase revenue as a result of these marketing efforts, it may not offset the additional marketing expenses we incur. If our marketing efforts intended to help grow our business are not effective, we expect that our business, financial condition, and results of operations would be adversely affected.

If we fail to detect fraud or misappropriation of proprietary information, including by our users, customers, and employees, our reputation and brand may suffer, which could negatively impact our business, financial condition, and results of operations and can subject us to investigations and litigation.

We have in the past, and may in the future, incur losses from various types of fraud, which may include the use of stolen or fraudulent payment card data, claims of unauthorized payments by a user and attempted payments by users with insufficient funds, referral fraud by affiliates, fraud with respect to background checks, fraud by employees, including our couriers, and account takeovers of user accounts by bad actors, or phishing. Bad actors use increasingly sophisticated methods to engage in illegal activities involving personal information, such as unauthorized use of another person’s identity, account information, or payment information and unauthorized acquisition or use of payment card details, bank account information, and mobile phone numbers and accounts.

Acts of fraud may involve various tactics, including collusion. Successful exploitation of our technology could have negative effects on our product offerings, services, and user experience and could harm our reputation. Failure to discover such acts or schemes in a timely manner could result in harm to our operations. In addition, negative publicity related to such schemes could have an adverse effect on our brand and reputation, potentially causing a material adverse effect on our business, financial condition, and results of operations. In the event of the occurrence of any such issues with our existing technology or product offerings, substantial engineering and marketing and other resources, and management attention, may be diverted from other projects and requirements to correct these issues, which may delay other projects and the achievement of our strategic objectives.

In addition, any misappropriation of, or access to, users’ or other proprietary information or other breach of our information security could result in legal claims or legal proceedings, including regulatory investigations and actions, or liability for failure to comply with privacy and information security laws, including for failure to protect personal information or for misusing personal information, which could disrupt our operations, force us to modify our business practices, require us to comply with costly remediation requirements, damage our brand and reputation, and expose us to claims from our users, regulators, employees, and other parties, any of which could have an adverse effect on our business, financial condition, and results of operations.

We may be liable for these acts of fraud. For example, under current payment card industry practices, we may be liable for use of funds on our products with fraudulent payment card data, even if the associated financial institution approved the transaction. Despite measures we have taken to detect and reduce the occurrence of fraudulent or other malicious activity on our offerings, we cannot guarantee that any of our measures will be effective or will scale efficiently with our business. Our failure to adequately detect or prevent fraudulent transactions could harm our reputation or brand, result in litigation or regulatory action that may include fines and penalties, and lead to expenses, all of which could adversely affect our business, financial condition, and results of operations.

Our growth prospects may suffer if we are unable to develop successful offerings or if we fail to pursue additional offerings. In addition, if we fail to make the right investment decisions in our offerings and technology, we may not attract and retain key users and customers and our revenue, business, financial condition, and results of operations may decline.

The industry in which we operate is subject to rapid and frequent changes in standards, technologies, products, and service offerings, as well as in consumer demands and expectations and regulations. We must continuously make decisions regarding which offerings and technology we should invest in to meet user and consumer demand in compliance with evolving industry standards and regulatory requirements, and we must continually introduce and successfully market new and innovative technologies, offerings, and enhancements to remain competitive and effectively stimulate user and customer demand, acceptance, and engagement. Our ability to engage, retain, and increase our user and customer base and to increase our revenue will depend heavily on our ability to successfully create new offerings, both independently and together with third parties. We may introduce significant changes to our existing technology and offerings or develop and introduce new and unproven products, services, and systems, including but not limited to the continued integration of distributed ledger technology in our Platform, any of which we may have little or no prior development or operating experience. The process of developing new offerings and systems is inherently complex and uncertain, and new offerings may not be well received by users, even if well-reviewed and of high quality. If we are unable to develop technology and products, services, and systems that address users’ needs or enhance and improve our existing technology and offerings in a timely manner, it could have a material adverse effect on our business, financial condition, and results of operations.

Although we intend to continue investing in our research and development efforts, if new or enhanced offerings fail to engage our users or customers, we may fail to attract or retain users or customers or to generate sufficient revenue, operating margin, or other value to justify our investments, any of which may seriously harm our business. In addition, management may not properly ascertain or assess the risks of new initiatives, and subsequent events may alter the risks that were evaluated at the time we decided to execute any new initiative. Creating additional offerings can also divert our management’s attention from other business issues and opportunities. Even if our new offerings attain market acceptance, those new offerings could exploit the market share of our existing product offerings or share of our users’ wallets in a manner that could negatively impact such offerings. Furthermore, such expansion of our business increases the complexity of our business and places an additional burden on our management, operations, technical systems, and financial resources, and we may not recover the often-substantial up-front costs of developing and marketing new offerings or recover the opportunity cost of diverting management and financial resources away from other offerings. In the event of continued growth of our operations, products, or in the number of third-party relationships, we may not have adequate resources, operationally, technologically, or otherwise, to support such growth and the quality of our technology, offerings, or our relationships with third parties could suffer. In addition, failure to effectively identify, pursue, and execute new business initiatives, or to efficiently adapt our processes and infrastructure to meet the needs of our innovations, may adversely affect our business, financial condition, and results of operations.

Any new offerings may also require our users to utilize new skills to use our offerings. This could create a lag in adoption of new offerings and new user additions related to any new offerings. To date, new offerings and enhancements of our existing technology have not hindered our user growth or engagement, but that may be the result of a large portion of our user base being in a younger demographic and more willing to invest the time to learn to use our products most effectively. To the extent that future users, including those in older demographics, are less willing to invest the time to learn to use our products, and if we are unable to make our products, services, and systems easier to learn to use, our user growth or engagement could be affected, and our business could be harmed. We may develop new products, services and systems that increase user engagement and costs without increasing revenue.

Additionally, we may make bad or unprofitable decisions regarding these investments. If new or existing competitors offer more attractive offerings, we may lose users or users may decrease their spending on our offerings. New player demands, superior competitive offerings, new industry standards, or changes in the regulatory environment could render our existing offerings unattractive, unmarketable, or obsolete and require us to make substantial unanticipated changes to our technology or business model. Our failure to adapt to a rapidly changing market or evolving user and customer demands could harm our business, financial condition, and results of operations.

Any failure to offer high-quality user support may harm our relationships with users and could adversely affect our reputation, brand, business, financial condition, and results of operations.

Our ability to attract and retain qualified support personnel is dependent in part on the ease and reliability of our offerings, including our ability to provide high-quality support. Users on our Platform depend on our support organization to resolve any issues relating to our offerings, such as technical questions around how to use our app and web-based properties or information regarding our Data Services. Our ability to provide effective and timely support is largely dependent on our ability to attract and retain service providers who are qualified to support users and sufficiently knowledgeable regarding our offerings. As we continue to grow our business and improve our offerings, we will face challenges related to providing quality support services at scale. As users in new domestic and international jurisdictions acquire our services, our support organization will face additional challenges, including those associated with delivering support in languages other than English. Furthermore, the COVID-19 pandemic may impact our ability to provide effective and timely support, including as a result of a decrease in the availability of service providers and increase in response time. Any failure to provide efficient user support, or a market perception that we do not maintain high-quality support, could adversely affect our reputation, brand, business, financial condition, and results of operations.

Information Technology Risks

We rely on information technology and other systems and services, and any failures, errors, defects, or disruptions in our systems or the availability of our services could diminish our brand and reputation, subject us to liability, disrupt our business, affect our ability to scale our technical infrastructure, and adversely affect our operating results and growth prospects. Our software applications and systems, and the third-party platforms upon which they are made available, could contain undetected errors.

Our technology infrastructure is critical to the performance of our offerings and to user and customer satisfaction. We devote significant resources to network and data security to protect our systems and data and aim to make our operations and our solutions more streamlined, automated, and cost-effective by using advanced technologies, including distributed ledger technology. The application of these technologies in our solutions is still under development. However, our systems may not be adequately designed with the necessary reliability and redundancy to avoid performance delays or outages that could be harmful to our business. We cannot assure you that the measures we take to prevent or hinder cyber-attacks and protect our systems, data, and user and customer information and to prevent outages, data, or information loss, fraud, and to prevent or detect security breaches, including a disaster recovery strategy for server and equipment failure and back-office systems and the use of third parties for certain cybersecurity services, will provide absolute security. We have experienced, and we may in the future experience, website disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, human or software errors and capacity constraints. Such disruptions have not had a material impact on us; however, future disruptions from unauthorized access to, fraudulent manipulation of, or tampering with our computer systems and technological infrastructure, or those of third parties, could result in a wide range of negative outcomes, each of which could materially adversely affect our business, financial condition, results of operations and prospects.

Additionally, our application and web-based products may contain errors, bugs, flaws, or corrupted data, and these defects may only become apparent after their launch. If a particular product offering is unavailable when users or customers attempt to access it or navigation through our offerings is slower than they expect, users may be unable to timely acquire their lottery games and may be less likely to use our Platform again, if at all. Furthermore, programming errors, defects, and data corruption could disrupt our operations, adversely affect the experience of our users or customers, harm our reputation, cause our users to stop utilizing our offerings, divert our resources, and delay market acceptance of our offerings, any of which could result in liability to us or harm our business, financial condition, and results of operations.

If our user and customer base and engagement continue to grow, and the amount and types of offerings continue to grow and evolve, we will need an increasing amount of technical infrastructure, including network capacity and computing power, to continue to satisfy our users’ and customers’ needs. Such infrastructure expansion may be complex, and unanticipated delays in completing these projects or availability of components may lead to increased project costs, operational inefficiencies, or interruptions in the delivery or degradation of the quality of our offerings. In addition, there may be issues related to this infrastructure that are not identified during the testing phases of design and implementation, which may only become evident after we have started to fully use the underlying equipment or software, that could further degrade the user or customer experience or increase our costs. As such, we could fail to continue to effectively scale and grow our technical infrastructure to accommodate increased demands. In addition, our business may be subject to interruptions, delays or failures resulting from adverse weather conditions, other natural disasters, power loss, terrorism, cyber-attacks, public health emergencies (such as the COVID-19 virus), or other catastrophic events.

We believe that if our users or customers have a negative experience with our offerings, or if our brand or reputation is negatively affected, users and customers may be less inclined to continue or resume utilizing our products and services or to recommend our offerings to other potential users and customers. As such, a failure or significant interruption in our service could harm our reputation, business, financial condition, and operating results.

Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers, breached due to employee error, malfeasance, or other cybersecurity risks or disruptions. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure, or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, and regulatory penalties, fines, and the payment of damages, restrictions on our ability to use data, disruption of our operations and the services we provide to users, damage to our reputation, and a loss of confidence in our products, services, and systems, which could adversely affect our business.

The secure maintenance and transmission of personal identifiable information of our users is a critical element of our operations. Our information technology and other systems that maintain and transmit user information, or those of our customers, service providers, business partners, or employees may be compromised by a malicious third-party penetration of our network security, or that of a third-party service provider or business partner or impacted by intentional or unintentional actions or inactions by our employees, or those of a third- party service provider or business partner. As a result, our users’ information may be lost, disclosed, accessed, or taken without our users’ consent. We have experienced attempts to breach our systems and other similar incidents in the past and anticipate that it may occur in the future. For example, we expect that we will be subject to attempts to gain unauthorized access to or through our information systems, whether by our employees or third parties, including cyber-attacks by computer programmers and hackers who may develop and deploy viruses, worms or other malicious software programs. To date, attempts to breach our systems have not had a material impact on our business, operations, or financial results, but we cannot provide assurance that they will not have a material impact in the future.

We rely on encryption and authentication technology licensed from third parties in an effort to securely transmit confidential and sensitive information, including payment card information. Advances in computer capabilities, new technological discoveries, or other developments may result in the whole or partial failure of this technology to protect transaction data or other confidential and sensitive information from being breached or compromised. In addition, apps and websites are often attacked through compromised credentials, including those obtained through phishing and credential stuffing. Our security measures, and those of our third-party service providers, may not detect or prevent all attempts to breach our systems, denial-of-service attacks, viruses, malicious software, break-ins, phishing attacks, social engineering, security breaches, or other attacks and similar disruptions that may jeopardize the security of information stored in or transmitted by our apps, websites, networks, and systems or that we or such third parties otherwise maintain, including payment card systems, which may subject us to fines or higher transaction fees or limit or terminate our access to certain payment methods. We and such third parties may not anticipate or prevent all types of attacks until after they have already been launched. Further, techniques used to obtain unauthorized access to or sabotage systems change frequently and may not be known until launched against us or our third-party service providers.

In addition, distributed ledger technology is an emerging technology that offers new capabilities that are not fully proven in use. As with other novel software products, the computer code underpinning the distributed ledger technology used in our Platform may contain errors, or function in unexpected ways and may cause the software to break or function incorrectly.

Furthermore, security breaches can also occur as a result of non-technical issues, including intentional or inadvertent breaches by our employees or by third parties. These risks may increase over time as the complexity and number of technical systems and applications we use also increases. Breaches of our security measures or those of our third-party service providers or cybersecurity incidents could result in unauthorized access to our sites, networks, and systems; unauthorized access to and misappropriation of user information, including users’ personally identifiable information, or other confidential or proprietary information of ourselves or third parties; viruses, worms, spyware, or other malware being served from our sites, networks, or systems; deletion or modification of content or the display of unauthorized content on our sites; interruption, disruption, or malfunction of operations; costs relating to breach remediation, deployment of additional personnel and protection technologies, response to governmental investigations, and media inquiries and coverage; engagement of third-party experts and consultants; or litigation, regulatory action, and other potential liabilities. In the past, we have experienced social engineering, phishing, malware, and similar attacks and threats of denial-of-service attacks, none of which to date has been material to our business; however, such attacks could in the future have a material adverse effect on our operations, business, and financial condition. If any of these breaches of security should occur and be material, our reputation and brand could be damaged, our business may suffer, we could be required to expend significant capital and other resources to alleviate problems caused by such breaches, and we could be exposed to a risk of loss, litigation, or regulatory action and possible liability. We cannot guarantee that recovery protocols and backup systems will be sufficient to prevent data loss. Actual or anticipated attacks may cause us to incur increasing costs, including costs to deploy additional personnel and protection technologies, train employees, and engage third-party experts and consultants.

In addition, any party who is able to illicitly obtain access to a user’s account could access the user’s transaction data or personal information, resulting in the perception that our systems are insecure. Any compromise or breach of our security measures, or those of our third-party service providers, could violate applicable privacy, data protection, data security, network, and information systems security and other laws and cause significant legal and financial exposure, adverse publicity, negative impact to our brand and reputation, and a loss of confidence in our security measures, which could have a material adverse effect on our business, financial condition, and results of operations. We continue to devote significant resources to protect against security breaches or we may need to in the future to address problems caused by breaches, including notifying affected users in accordance with regulatory requirements and responding to any resulting litigation, which in turn, diverts resources from the growth and expansion of our business.

Because we maintain certain information about our users, we are subject to various privacy laws both in the U.S. and internationally. Our failure to comply with such laws could expose us to penalties, fines, and litigation, and it could adversely impact our reputation and brand, any of which could adversely affect our business.

We are subject to various privacy laws in the U.S. and internationally. In California, for example, the California Consumer Privacy Act (“CCPA”) has created rights for California citizens to request reports of how their information is collected and used, to request copies of their information, and to request, with some limitations, for their information to be deleted. The CCPA also requires companies to give Californians the ability to opt out of the sale of their personal information and creates potential liability for companies that fail to take adequate steps to protect personal information were that failure results in a data breach. Virginia and other states have enacted, or are considering, data privacy laws similar to the CCPA.

In the European Union, the General Data Protection Regulation (“GDPR”) significantly expanded the rules on using personal data and increased the risks of processing personal data. Some of the new requirements include:

•        accountability and transparency requirements, which will require those who control data to demonstrate and record compliance and provide certain detailed information to users regarding the ways in which data is used and processed;

•        enhanced data consent requirements, which includes “explicit” consent with regard to information the regulation classifies as sensitive data;

•        obligations to consider data privacy as new products, services and systems are developed, including ways to limit accessibility of data as well as the amount of information collected, processed, and stored;

•        constraints on using data to profile users;

•        obligations to provide users with personal data in a usable format on request and to erase personal data in certain circumstances; and

•        reporting to data protection authorities of potential breaches without undue delay (72 hours where feasible).

Other international jurisdictions in which the Company operates, or its services are available, have implemented, or are considering implementing, data privacy laws similar to the GDPR. Our policies and procedures for compliance with data privacy laws, may not be implemented correctly or our management, employees or agents may not comply with the new procedures. Failure to comply with data privacy laws may have serious financial consequences. We could face significant sanctions, statutory damages, and damage to our reputation resulting in a material adverse effect on our results of operations, business, or financial condition.

Our business could be adversely impacted by changes in the Internet and mobile device accessibility of users.

Our business depends on users’ access to our Platform via a mobile device or personal computer and the Internet. We may operate in jurisdictions that provide limited data or Internet connectivity, particularly as we expand internationally. Internet access and access to a mobile device or personal computer are frequently provided by companies with significant market power that could take actions that degrade, disrupt, or increase the cost of consumers’ ability to access our Platform. In addition, the Internet infrastructure that we and users of our Platform rely on in any particular geographic area may be unable to support the demands placed upon it and could interfere with the speed and availability of our Platform. Any such failure in Internet or mobile device or computer accessibility, even for a short period of time, could adversely affect our results of business, financial condition, and results of operations.

We operate in a rapidly evolving industry and if we fail to successfully develop, market, or sell new products or adopt new technology platforms, it could materially adversely affect our business, results of operations, and financial condition.

Our Platform and other software products compete in a market characterized by rapid technological advances, evolving standards in software and hardware technology, and frequent new product introductions and enhancements that may render existing products, services, and systems obsolete. Competitors are continuously upgrading their product offerings with new features, functions, and content. In addition, we continuously refine our software and technology platform to address regulatory changes in the markets in which we operate or plan to operate. In order to remain competitive, we will need to continuously modify and enhance our technology platform and service offerings.

We cannot assure you that we will be able to respond to rapid technological or regulatory changes in our industry. In addition, the introduction of new products or updated versions of existing products and the underlying technology that supports such products has inherent risks, including, but not limited to, risks concerning:

•        product quality, including the possibility of software or hardware defects, which could result in claims against us or the inability to sell our products;

•        the accuracy of our estimates of user or customer demand, and the fit of the new products and features with users’ or customers’ needs;

•        the need to educate our sales, marketing and services personnel to work with the new products and features, which may strain our resources and lengthen sales cycles;

•        market acceptance of initial product releases; and

•        competitor product introductions or regulatory changes that render our new products obsolete.

Because we commit substantial resources to developing new offerings and services, if the markets for these new offerings or services do not develop as anticipated, or demand for our products, services and systems in these markets does not materialize or materializes later than we expect, we will have expended substantial resources and capital without realizing sufficient offsetting or resulting revenue, and our business, financial condition, and operating results could be materially adversely affected. Developing, enhancing and localizing software is expensive, and the investment in product development may involve a long payback cycle. Our future plans include significant additional investments in development of our software, hardware, and other proprietary and intellectual property required for our technology. We believe that we must continue to dedicate a significant amount of resources to our development efforts to maintain our competitive position. However, we may not receive significant revenue from these investments for several years, if at all. In addition, as we or our competitors introduce new or enhanced offerings, the demand for our offerings, may decline.

We may not timely and effectively scale and adapt our existing technology and network infrastructure to ensure that our Platform is accessible, which would adversely affect our business, reputation, financial condition, and results of operations.

We expect to continue to make significant investments to maintain and improve the availability of our Platform and to enable rapid releases of new features and services. However, it may become increasingly difficult to maintain and improve the availability of our Platform, especially during peak usage times and as our Platform becomes more complex and our user and customer traffic increases. If our Platform is unavailable when users and customers attempt to access it or it does not respond as quickly as they expect or it experiences capacity constraints due to an overwhelming number of users or customers accessing our Platform simultaneously, users or customers may seek other offerings, and may not return to our Platform as often in the future, or at all. This would adversely affect our ability to attract users and customers and decrease the frequency with which they use our Platform. To the extent that we do not effectively address capacity constraints, upgrade our systems as needed, or continually develop our technology and network architecture to accommodate actual and anticipated changes in technology, our business, reputation, financial condition, and results of operations would be adversely affected.

Our Platform may be vulnerable to risks, both foreseen and unforeseen, arising from the new and untested nature of distributed ledger technology.

Our Platform currently leverages distributed ledger technology by preserving a cryptographic ledger of the user identification, draw identification, ticket identification, and game numbers into an immutable ledger. The distributed ledger is append-only and keeps a complete record of all changes to the provided data that cannot be deleted, modified, or overwritten. Distributed ledger technology is a relatively new, untested and evolving technology. Accordingly, the further development and future viability of this technology is generally uncertain, and practical and ideological challenges, both known and unknown, may prevent its further development or integration into the Platform.

Regulatory and Compliance Risks

There is no certainty that in the future a jurisdiction will not enact, amend, or reinterpret laws and regulations governing our operations in ways that impair our revenues, cause us to incur additional legal and compliance costs and other operating expenses, or are otherwise not favorable to our existing operations or planned growth, all of which may have a material adverse effect on us or our results of operations, cash flow, or financial condition.

Our business is subject to extensive regulation by multiple domestic and foreign governmental authorities and the laws and regulations governing companies conducting sweepstakes and lottery related operations on the Internet and over mobile networks and purchasing of lottery tickets on behalf of others. Such laws and regulations within the U.S. and international jurisdictions are subject to change and the effect of such changes on our ongoing and potential operations cannot be predicted with certainty. Governmental authorities continually evaluate a wide range of issues that impact the mobile and online lottery and gaming industries. Accordingly, there can be no guarantee that in the future a jurisdiction will not enact, amend, or reinterpret laws and regulations governing our operations in ways that impair our revenues, cause us to incur additional legal and compliance costs and other operating expenses, or are otherwise not favorable to our existing operations or planned growth, all of which may have a material adverse effect on us or our results of operations, cash flow, or financial condition.

There have been several proposed state and federal bills to prohibit or restrict interactive or online lottery sales, some of which have been successful. For example, in 2015, the Minnesota legislature passed an amendment to the state’s lottery law prohibiting the sale of scratch lottery tickets over the Internet. In certain jurisdictions, the sale of lottery tickets through couriers is expressly unlawful. For example, it is a Class 1 misdemeanor to operate a lottery ticket courier service within the Commonwealth of Virginia. We cannot assure you that laws restricting the sale of lottery tickets via the Internet, through mobile networks or by courier, or that otherwise materially impact our operations, including those relating to sweepstakes, will not be proposed or passed in the future at either the federal or state level or by international governments. Any proposal or passage of such laws may reduce our revenues or require us to expend a significant amount of our funds and resources and incur additional legal and other expenses, thereby creating a material adverse effect on us or our results of operations, cash flow, or financial condition.

Changes in the executive branches of government at the state and federal level as well as internationally, may affect policies on lotteries and mobile gaming. For example, variations in the interpretation of The Federal Wire Act of 1961 (the “Wire Act”) by the Office of Legal Counsel (the “OLC”) of the Department of Justice (the “DOJ”) has had a material impact on the online gaming and lottery industry within the United States. For more details, see “Risks Related to Regulation of Our Business — If there is a final determination on the applicability of the Wire Act to our operations and it is determined or codified that the Wire Act extends to transmission of lottery games in interstate or foreign commerce, certain of our operations that are not currently restricted by statute or practice to a state’s territorial boundaries may be negatively impacted or eliminated, which may have a material adverse effect on our business, financial conditions, and results of operations.” We do from time to time retain government affairs specialists in domestic and international jurisdictions to advise elected and appointed officials regarding our perspectives on legislation and regulations related to lottery and other aspects of our business, to monitor such legislation and regulations, and to otherwise provide us with advice regarding our relations with such officials. Such efforts, however, may not be successful in whole or in part and the change of such laws or policies could have a material adverse effect on us or our results of operations, cash flow, or financial condition.

While we believe that we are in compliance with all material domestic and international laws and regulatory requirements applicable to us, we cannot ensure that our activities or the activities of those third parties with whom we do business will not become the subject of regulatory or law enforcement proceedings. Further, lottery regulatory associations, including the Multi-State Lottery Association (“MUSL”), and certain lottery entities both domestically and internationally exercise significant authority regarding the means and manner in which the lottery and its products are marketed and sold as well as the equipment, technology and services deployed by retailers and resellers of such lottery products. While we believe we are in compliance with all such applicable requirements, we cannot ensure that our activities or the activities of those third parties with whom we do business will not become the subject of enforcement proceedings by such authorities or entities. Any such proceeding by regulatory or law enforcement or associations or entities may have a material adverse effect on us or our results of operations, cash flow, or financial condition.

If there is a final determination on the applicability of the Wire Act to our operations and it is determined or codified that the Wire Act extends to transmission of lottery games in interstate or foreign commerce, certain of our operations that are not currently restricted by statute or practice to a state’s territorial boundaries may be negatively impacted or eliminated, which may have a material adverse effect on our business, financial conditions, and results of operations.

The Wire Act provides that anyone engaged in the business of betting or wagering that knowingly uses a wire communication facility for the transmission in interstate or foreign commerce of bets or wagers or information assisting in the placing of bets or wagers on any sporting event or contest, or for the transmission of a wire communication that entitles the recipient to receive money or credit as a result of bets or wagers, or for information assisting in the placing of bets or wagers, may be fined or imprisoned, or both. However, the Wire Act provides that it shall not be construed to prevent the transmission in interstate or foreign commerce of information for use in news reporting of sporting events or contests, or for the transmission of information assisting in the placing of bets or wagers on a sporting event or contest from a state or foreign country where betting on that sporting event or contest is legal into a state or foreign country in which such betting is legal.

Until 2011, there was uncertainty as to whether the Wire Act prohibited the conduct of intrastate lottery transactions via the Internet by U.S. states if such transactions crossed state lines. Essentially, there was a debate with regard to whether a lottery constitutes a “sporting event or contest” as used in the Wire Act. In late 2011, the OLC issued an opinion that concluded the conduct prohibited by the Wire Act was limited to sports gambling (the “2011 DOJ Opinion”). Following the issuance of the 2011 DOJ Opinion, six state lotteries offered internet sales of scratch lottery games to in-state customers, and several other states allowed subscription sales of draw games via the Internet. Notably, in 2017, the Commonwealth of Pennsylvania authorized the Pennsylvania Lottery to distribute lottery products, including scratch ticket games, through numerous channels that included web applications, mobile applications, and social media.

In January 2019, the OLC issued a new opinion that concluded that the restrictions in the Wire Act on the transmission in interstate or foreign commerce of bets and wagers was not limited to sports gambling but applied to all bets and wagers, including those involving state lotteries (the “2019 DOJ Opinion”). Following issuance of the 2019 DOJ

Opinion, the DOJ instituted a 90-day safe harbor period for companies to evaluate their operations in light of the new opinion; that 90-day moratorium on enforcement was first extended by 60 days to on or around June 14, 2019. Multiple lawsuits were filed challenging the validity of the 2019 DOJ Opinion.

On June 3, 2019, the federal district court in New Hampshire issued an opinion holding that the Wire Act applies exclusively to sports gambling and setting aside the 2019 DOJ Opinion. The New Hampshire federal district court declined, however, to issue a nationwide injunction in the case. While the DOJ evaluated its options in response to this decision, the forbearance period previously announced was extended from June 14, 2019 to December 31, 2019 or 60 days after entry of final judgment in the New Hampshire litigation, whichever was later. On August 16, 2019, the DOJ appealed the New Hampshire federal district court’s decision to the First Circuit Court of Appeals.

On January 20, 2021, the First Circuit affirmed the District Court’s decision, determining that the Wire Act applies only to interstate wire communications related to sporting events or contests. Finding that the declaratory judgment was an adequate remedy at law, the First Circuit declined to set aside the 2019 DOJ Opinion under the Administrative Procedure Act. In addition to the First Circuit’s decision, the U.S. Circuit Court of Appeals for the Fifth Circuit has previously held the Wire Act prohibitions apply only to sports gambling. Currently, there is no definitive ruling from the U.S. Supreme Court on the issue, and the courts in other U.S. Circuits might take a different position. We are currently analyzing the impact of these decisions on our business.

If the courts in other U.S. Circuits or the U.S. Supreme Court take a different position on the applicability of the Wire Act to our operations, the Wire Act may have a material adverse effect on our business, financial conditions, and results of operations. In particular, should it ultimately be determined or codified that the Wire Act extends to transmission of lottery games in interstate or foreign commerce, certain of our operations that are not currently restricted by statute or practice to a state’s territorial boundaries may be negatively impacted or eliminated. Further, in such event, the DOJ or other federal regulatory authorities may determine that the manner in which we operate our technology is deemed to be interstate or foreign commerce and accordingly a violation of such interpretation of the Wire Act. Either event could have a material adverse effect on us or our results of operations, cash flow, or financial condition.

If the Interstate Wagering Amendment is interpreted or applied to prohibit transmissions to foreign countries, it could have a negative impact on our business, financial condition, and results of operations.

Various federal laws prohibit the transportation of lottery tickets, advertisements, and paraphernalia in interstate or foreign commerce or through the mail, except under certain circumstances. Generally, such laws do not apply to state or charitable lotteries conducted in accordance with the laws of the state in which such lottery is operated. The Interstate Wagering Amendment, enacted in 1994, sought to close a “loophole” in the federal laws allowing the sale of lottery tickets across state lines “via computer transaction with no paper crossing state lines.”

The Interstate Wagering Amendment specifically provides: “Whoever … being engaged in the business of procuring for a person in 1 State such a ticket, chance, share or interest in a lottery, gift, [sic] enterprise or similar scheme conducted by another State (unless that business is permitted under an agreement between the States in question or appropriate authorities of those States), knowingly transmits in interstate or foreign commerce information to be used for the purpose of procuring such a ticket, chance, share, or interest; …” shall have committed an offense under 18 U.S.C. § 1301.

Unless covered by one of the exceptions, therefore, we are prohibited from transporting lottery tickets across state lines or transmitting information to be used for the purpose of procuring a lottery ticket for a lottery conducted by a state to a person in another state. “State” is defined as “a State of the United States, the District of Columbia, the Commonwealth of Puerto Rico, or any territory or possession of the United States.” The definition of “foreign government”, on the other hand, expressly excludes U.S. states and territories. Based on the use of the words “1 State” and “another State” and the omission of the term “foreign country”, we believe the Interstate Wagering Amendment does not prohibit transmission of information for the purpose of procuring tickets for persons in foreign countries.

If the Interstate Wagering Amendment is interpreted or applied to prohibit transmissions to foreign countries, however, it could have a negative impact on our business, financial condition, and results of operations. Additionally, reinterpretation of the Wire Act to prohibit transmissions of information to foreign countries for the purpose of procuring such tickets could also negatively impact our business. For more details, see “Risks Related to Regulation of Our Business — If there is a final determination on the applicability of the Wire Act to our operations and it is determined or codified that the Wire Act extends to transmission of lottery games in interstate or foreign commerce, certain of our operations that are not currently restricted by statute or practice to a state’s territorial boundaries may be negatively impacted or eliminated, which may have a material adverse effect on our business, financial conditions, and results of operations.”

Our business model and the conduct of our operations may have to vary in each U.S. jurisdiction where we do business to address the unique features of applicable law to ensure we remain in compliance with that jurisdiction’s laws. Our failure to adequately do so may have an adverse impact on our business, financial condition, and results of operations.

Lottery laws vary from U.S. jurisdiction to U.S. jurisdiction. This means that our business model and the conduct of our operations may have to vary in each jurisdiction where we do business to ensure we remain in compliance with applicable laws. For example, some jurisdictions in the U.S. prohibit lottery ticket courier services, while some jurisdictions in the U.S. prohibit charging certain fees to the user, and further still, some jurisdictions in the U.S. require us to be licensed or registered, which will require us to incur certain costs in connection with the licensing or registration process. In each jurisdiction in the U.S., we may be required to structure our business model and conduct our operations to address the unique features of applicable law.

Many of the U.S. jurisdictions in which we currently do business or anticipate doing business require that lottery game tickets to be sold only by licensed retailers and prohibit sale or resale of lottery games at prices in excess of the purchase price designated by the applicable regulatory authority. Because lottery games are typically considered bearer instruments, we can purchase tickets on behalf of our users and customers and charge certain service fees within the limits of the applicable laws in each U.S. jurisdiction. In most cases, with Virginia being a notable exception, the laws do not specifically prohibit users from engaging our services to purchase lottery games on their behalf. However, certain types of fees are prohibited in certain jurisdictions. For example, Pennsylvania prohibits “any fee associated with the acquisition or transportation of lottery tickets or shares” and Illinois law prohibits service charges, handling fees or other costs added to the established price of a ticket. In those states and other states with similar prohibitions, we will need to structure our business model to comply with the law, while still endeavoring to operate profitably.

If a U.S. jurisdiction prohibits our services, imposes onerous licensing or regulatory requirements, or imposes restrictions on the fees we charge, either by enacting new statutes or regulations or by reinterpreting existing statutes and regulations, such restrictions and requirements could have a material adverse effect on our results of operations, cash flow, or financial condition.

Rules and regulations governing sweepstakes, promotions and giveaways vary by jurisdiction and country, which could restrict or eliminate our ability to generate revenues on the WinTogether Platform and our ability to increase our brand reputation and recognition by sweepstakes participants, all of which could harm our business, financial condition and results of operations.

The WinTogether Platform offers sweepstakes that support charitable causes selected by the trustees of WinTogether and incentivizes participants to donate to those chosen causes by entering donors into sweepstakes for the chance to win cash prizes, luxury items, and exceptional experiences.

The awarding of cash, prizes, and experiences requires compliance with the laws and regulations in jurisdictions and countries over sweepstakes, promotions and giveaways, which are complex and constantly changing. Any negative finding of law regarding the characterization of the type of activity conducted carried out on the WinTogether Platform could limit or prevent the Company’s ability to obtain participants from those jurisdictions, which in turn could impact the Company’s ability to scale this source of revenue in the future and increase our brand recognition and reputation by sweepstakes participations. The ability or willingness of charitable causes, payment processors and other third parties necessary to conduct the WinTogether Platform business also may be impacted or limited due to changes in laws or any perceived negative consequences of engaging in the business of sweepstakes, promotions, and giveaways. The foregoing could harm our business, financial condition and results of operations.

In some jurisdictions our key executives, certain employees, or other individuals related to the business may be subject to licensing or compliance requirements. Failure by such individuals to obtain the necessary licenses or comply with individual regulatory obligations, could cause the business to be non-compliant with its obligations, or imperil its ability to obtain or maintain licenses that may be necessary for the conduct of our business. In some cases, the remedy to such situation may require the removal of a key executive or employee and the mandatory redemption or transfer of such person’s equity securities.

We currently hold a license issued by the Texas Lottery Commission to conduct the retail sale of lottery tickets in the State of Texas. We may determine or be required to secure additional licenses from other regulatory authorities with jurisdiction over lottery operations in new markets in which we contemplate expansion, including, without limitation, the States of New York and New Jersey (regulated by the New York State Gaming Commission and the New Jersey Lottery Commission, respectively). Such licensure may impose additional obligations on us and our operations, which may include continuous disclosure to and an investigation by the applicable regulatory authority into the financial stability, integrity and business experience of the Company, its affiliates, and their respective significant stockholders, directors, officers, and key employees. In markets in which we have not previously operated or in newly regulated markets, licensing regimes may impose licensing requirements or conditions with which we have not previously been required to comply, which may include locating technical infrastructure within the relevant territory, establishing real-time data interfaces with the regulatory authority, implementing consumer protection and privacy measures, or additional approvals or certifications of our technology, all of which may present operational challenges and material costs, and any of which may have a material adverse effect on us or our results of operations, cash flow, or financial condition.

To the extent that any stockholder, director, officer or key employee is required to submit to required background checks and provide disclosure and fails to do so, or they or the Company fail to do so to the satisfaction of the relevant regulatory authority, such failure may jeopardize the grant of a license, provide grounds for termination of an existing license, or result in the imposition of penalties. Generally, any person or entity that fails or refuses to apply for a finding of suitability or a license within the prescribed period after being advised by a competent authority that they are required to do so may be denied a license or found unsuitable, as applicable, which may result in our being required to sever our relationship with such person or entity. Further, we may be subject to disciplinary action or suffer revocation of licensure if, following notification that a person or entity is disqualified or unsuitable, we (a) pay them any dividend or interest upon our shares; (b) allow them to exercise, directly or indirectly, any voting right conferred through the shares they hold; (c) pay them remuneration in any form for services rendered or otherwise; or (d) if required, fail to pursue all lawful efforts to terminate their association with the Company or require them to relinquish their shares.

In some jurisdictions, certain stockholders may also be required to file applications or submit to background checks. While such requirements typically apply only to stockholders in excess of certain thresholds (such as five or ten percent of the outstanding shares) or to stockholder who also have an active role in the Company, we cannot ensure that such jurisdictions might not seek licensure of additional stockholders in the future.

While we believe that we are in compliance with all material licensure requirements applicable to our operations, we cannot ensure that our activities will remain in compliance or that we will continue to receive all licenses or license renewals for which we apply. The loss of a license that we currently hold, or failure to receive a license, could have a material adverse effect on us or on our business, financial condition, or results of operations.

Gaming and lottery authorities may revoke or suspend licenses, levy fines against us, or seize certain of our assets if we violate gaming regulations. We cannot ensure that we will be able to obtain or maintain the necessary licenses or approvals or that the licensing process will not result in delays or adversely affect our operations. Disciplinary action against a license holder in one jurisdiction could lead regulators in other jurisdictions to pursue similar action.

We cannot ensure that regulatory or governmental authorities will not seek to restrict our business in their jurisdictions or institute enforcement proceedings against us. We cannot ensure that any instituted enforcement proceedings will be favorably resolved, or that such proceedings will not have a material adverse effect on our ability to retain and renew existing licenses or to obtain new licenses.

A court may find that part or all of the provision included in the Proposed Charter pertaining to the redemption right with respect to capital stock held by any stockholders who are deemed to be “disqualified” or “unsuitable” holders is not enforceable, either in general or as to a particular fact situation.

Under the laws of the State of Delaware, our jurisdiction of incorporation, a corporation may provide in its certificate of incorporation for the amount of securities that may be owned by any person or group of persons for the purpose of maintaining any statutory or regulatory advantage or complying with any statutory or regulatory requirements under applicable law. Delaware law provides that ownership limitations with respect to shares of our stock issued prior to the effectiveness of the Proposed Charter will be effective against (i) stockholders with respect to shares that were voted in favor of the proposed provision; and (ii) purported transferees of shares that were voted for the proposed provision if (a) the transfer restrictions are conspicuously noted on the certificate(s) representing such shares, or (b) the transferee had actual knowledge of the transfer restrictions (even absent such conspicuous notation). The Combined Company intends that shares of stock issued after the effectiveness of the proposed amended and restated certificate of incorporation will be issued with the ownership limitation conspicuously noted on the certificate(s) representing such shares and therefore under Delaware law such newly issued shares will be subject to the transfer restriction. The Combined Company also intends to disclose such restrictions to persons holding our stock in uncertificated form.

We cannot assure you that the provision pertaining to the redemption right with respect to capital stock held by any stockholders who are deemed to be “disqualified” or “unsuitable” holders is enforceable under all circumstances, particularly against stockholders who do not vote in favor of the proposed provision, who do not have notice of the ownership limitations at the time they subsequently acquire their shares, or who acquire shares that were owned, at the time of the vote on the proposed provision, by a stockholder (or stockholders) who did not vote such shares in favor of the proposed provision. Accordingly, we cannot assure you that the Combined Company would be able to redeem the shares of a stockholder deemed an unsuitable person by applicable regulatory authorities.

We will continually develop internal compliance programs and requirements in an effort to ensure that we comply with legal requirements imposed in connection with our activities and generally applicable to all publicly traded companies, however, we cannot ensure that they will prevent the violation of one or more laws, which may have an adverse impact on our business, financial condition, and results of operations.

We will continually develop internal compliance programs in ongoing efforts to ensure our compliance with legal requirements imposed in connection with our business activities and with legal requirements generally applicable to all publicly traded companies. While we are firmly committed to full compliance with all applicable laws, and believe that we will continue to establish appropriate procedures and policies, we cannot ensure that our compliance program will prevent the violation of one or more laws or regulations, or that a violation by us, an employee, a customer or an affiliate will not result in the imposition of a monetary fine or suspension or revocation of one or more of our governmental licenses, findings of suitability, registrations, permits and approvals, which could have a material adverse effect on us or on our results of operations, cash flow, or financial condition.

While we are confident that we will face additional regulatory requirements as we expand, we cannot predict the effect of future regulatory requirements to which our operations might be subject or the manner in which such requirements might be enforced. The compliance policies and procedures we implement may not always be followed at all times by directors, management, employees, agents, partners and other related parties, whether through neglect or intention. Our policies and procedures may not effectively detect and prevent violations of applicable laws by one or more of our directors, management, employees, agents, partners, customers, affiliates, or other related or third parties. As a result, we could be subject to investigations, criminal and civil penalties, sanctions and/or other enforcement measures that in turn could have a material adverse effect on our results of operations, cash flow, or financial condition.

We take our corporate responsibility to our users, customers, and the requirements of the regulatory authorities in the jurisdictions in which operate very seriously and are focused on maintaining a safe and responsible gaming environment. Our failure to remain in compliance with underage and responsible gaming requirements or any amendments or additions to such requirements could have a material adverse effect on us, our reputation and brand, or on our business, results of operations, or financial condition.

We are committed to compliance with the underage and responsible gaming requirements set forth in the domestic and international statutes and regulations in the jurisdictions in which we do business and, as applicable, that govern our operations. We take our corporate responsibility to our users, customers and the regulators in the jurisdictions in which we operate very seriously and are focused on maintaining a safe and responsible gaming environment. We continue to evaluate and develop our technology to meet the statutory requirements regarding responsible gaming and self-exclusion as well as our own self-imposed objectives regarding corporate social responsibility, as demonstrated by our ongoing compliance objectives and policies.

All of the U.S. jurisdictions and most of the international jurisdictions in which we operate prohibit sales of lottery tickets to persons under 18 years of age. We have instituted know-your-customer requirements to aid our efforts in identifying minors and preventing them from using our services. In many cases, these requirements apply to our lottery retailer partners and may not apply to us. Nevertheless, if we fail to abide by these requirements, our partners may be reluctant to do business with us or the applicable regulatory authorities may amend the requirements to apply specifically to us, to the extent that they do not already do so.

Many jurisdictions, especially international jurisdictions, are imposing more stringent rules with regard to underage and responsible gaming. This trend could continue to spread and both U.S. and international jurisdictions may strengthen underage and responsible gaming requirements. In the event that any jurisdiction in which we operate mandates additional requirements regarding corporate social responsibility, responsible gaming, self-exclusion, or similar mandates, we may be required to undertake additional technological initiatives to remain in compliance. Implementation of any such initiatives may present operational challenges and material costs and divert the attention of management and systems developers and engineers, any of which may have a material adverse effect on us or our results of operations, cash flow, or financial condition. The failure to remain in compliance with underage and responsible gaming requirements or any amendments or additions to such requirements could have a material adverse effect on us or on our business, results of operations, or financial condition.

We are subject to governmental laws and requirements of the U.S. and various international jurisdictions in which we operate regarding anti-bribery, anti-corruption, economic and trade sanctions, anti-money laundering, and counter-terror financing. Alleged or actual violation of any of these laws or requirements could negatively impact our brand and reputation, our ability to obtain or maintain any governmental licenses, findings of suitability, registrations, permits, and approvals, any of which could negatively impact our business, financial condition, and results of operations.

Our business subjects us to the jurisdiction of various governments and regulatory agencies domestically and internationally regarding anti-bribery, anti-corruption, economic and trade sanctions, anti-money laundering, and counter-terror financing.

Our operations and our growth plans, including in connection with our intent to expand into new markets and undertake strategic acquisitions, may bring our officers, directors, employees, and representatives into contact with “foreign officials” responsible for issuing or renewing governmental licenses, findings of suitability, registrations, permits and approvals, or for otherwise enforcing governmental regulations and requirements. In our contact with such foreign officials, we are required to comply with anti-corruption laws and regulations imposed by governments around the world with jurisdiction over our operations, which may include the U.S. Foreign Corrupt Practices Act (“FCPA”), and the U.K. Bribery Act 2010 (“U.K. Bribery Act”), as well as corresponding laws and regulations of the other countries where we do business. The FCPA, the U.K. Bribery Act, and other applicable laws prohibit us and our officers, directors, employees, and business partners acting on our behalf, from corruptly offering, promising, authorizing, or providing anything of value to foreign officials for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. The U.K. Bribery Act also prohibits non-governmental “commercial” bribery and accepting bribes. Our operations, trade practices, investment decisions, and partnering activities may be restricted as a result.

In addition, some of the international locations in which we operate lack a developed legal system and have elevated levels of corruption. Our international operations expose us to the risk of violating, or being accused of violating, anti-corruption laws and regulations. Our failure to successfully comply with these laws and regulations may expose us to brand and reputational harm, as well as significant sanctions, including criminal fines, imprisonment, civil penalties, disgorgement of profits, and injunctions, as well as impacting our ability to maintain or obtain any governmental licenses, findings of suitability, registrations, permits and approvals. Further, investigations of alleged violations can be result in substantial costs, fines, or penalties and diversion of our resources. We are continuously developing and maintaining requirements to comply with applicable anti-corruption laws and regulations, however, there is no certainty that they will effectively prevent violations for which we may be held responsible, or at all.

We are currently required to comply with U.S. economic and trade sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”). Our Platform may be accessible from a sanctioned country in violation of applicable trade and economic sanctions. As part of our ongoing compliance efforts, we are implementing requirements to ensure that we do not violate these laws and requirements, however, our failure to adequately implement such requirements, fully perform our compliance requirements, or otherwise breach our compliance requirements with OFAC could result in our being subject to penalties, fines or other enforcement actions.

We process, support and execute financial transactions as part of our business and disburse funds on behalf of certain of our users, including receiving payment card information and processing payments for and due to our users. Accordingly, we may be subject to various anti-money laundering and counter-terrorist financing laws and regulations around the world that prohibit, among other things, involvement in transferring the proceeds of criminal or terrorist activities, including, in the United States, the Bank Secrecy Act of 1970, as amended (“BSA”), and certain provisions of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “Patriot Act”). We have developed a risk-based anti-money laundering program that we are implementing, however, in the event that we breach any of these laws and regulations that are applicable to us, we could be subject to significant civil fines, penalties, inquiries, audits, investigations, enforcement actions, and criminal and civil liability.

Any failure on our part to implement, maintain or follow the necessary processes and policies to comply with these regulations and requirements, or to adapt our processes and policies to changes in laws regulations would adversely impact our brand and reputation, or our ability to obtain or maintain any governmental licenses, findings of suitability, registrations, permits and approvals, and would negatively impact our business, financial condition and results of operations.

We are subject to domestic and foreign laws relating to processing certain financial transactions, including payment card transactions, and failure to comply with those laws, even if inadvertent, could have a material adverse effect on our business, financial condition, and results of operations.

As a result of our undertaking certain payment transactions on behalf of certain of our users, including receiving payment card information and processing payments, we are subject to or we voluntarily comply with a number of rules, laws and regulations relating to privacy and information security, electronic fund transfers, payment services and convenience fees. If we were found to be in violation of applicable rules, laws and regulations, we could be subject to additional liability, including card association and governmental fines or other sanctions, and we could be forced to otherwise change our business practices in certain jurisdictions, or be required to obtain additional licenses or regulatory approvals.

We have implemented procedures and continue to implement policies and procedures to preserve and protect payment data against loss, corruption, misappropriation caused by systems failures, unauthorized access or misuse. However, to the extent we retain our user’s data, we could be subject to liability claims by users for the misuse of that information, which could negatively impact our ability to utilize certain payment cards, or undertake certain transactions, which could disrupt our business. Failure to comply with these rules and laws may subject us to, among other things, additional costs or changes to our business practices, liability for monetary damages, fines or criminal prosecution, reputation and brand damage, and restrictions on our ability to process and support financial transactions, any of which could have a material adverse effect on our business, financial condition and results of operations.

Tax and other regulatory authorities may successfully assert that we have not properly collected or remitted withholding taxes, and as a result may successfully impose additional obligations, fines, penalties or other financial liability on us, any of which could adversely affect our business, financial condition, and results of operations.

Federal tax rules generally require payors to report payments to unrelated parties to the Internal Revenue Service. In the event of our failure to comply with such reporting obligations, due to failure in the application of our judgement in evaluating our obligations, our effective compliance with our internal process and its execution, or with respect to the process and manner in which we calculate and remit amounts due and owing to taxing authorities timely or at all, could subject us to brand and reputational damage, fines, penalties, and other financial liability, any of which could harm our business, financial condition, and results of operations.

In certain instances, we collect and remit applicable withholding taxes in the claims and redemption process. Regulatory and tax authorities may raise questions about, or challenge or disagree with, this practice, or in the application of our judgement in evaluating our obligations, our effective compliance with our internal process and its execution, or with respect to the process and the manner in which taxes are calculated, remitted and withheld as a result. A successful assertion by one or more regulatory or tax authorities requiring us to alter our practice could result in brand and reputational damage, fines, penalties and other financial liability, or discourage our users and commercial partners from using our Platform, any of which could harm our business, financial condition, and results of operations.

Human Capital Risks

Continued growth and success will depend on the performance of our current and future employees, including certain key employees. Recruitment and retention of these individuals is vital to growing our business and meeting our business plans. The loss of any of our key executives or other key employees could harm our business.

We depend on a limited number of key personnel to manage and operate our business, including our co-founders and president. The leadership of these key personnel has been a critical element of our success and we expect that such leadership will continue to be a critical element of our success in the future. The departure, death or disability of any one of our executive officers or other extended or permanent loss of any of their services, or any negative market or industry perception with respect to any of them or their loss, could have a material adverse effect on our business.

In addition, certain of our other employees have made significant contributions to our growth and success. We believe our success and our ability to compete and grow will depend in large part on the efforts and talents of our employees and on our ability to retain highly skilled personnel. The competition for these types of personnel is intense and we compete with other potential employers for the services of our employees. As a result, we may not succeed in retaining the executives and other key employees that we need. Employees, particularly developers and engineers, are in high demand, and we devote significant resources to identifying, hiring, training, successfully integrating and retaining these employees. We cannot provide assurance that we will be able to attract or retain such highly qualified personnel in the future. In addition, the loss of employees or the inability to hire additional skilled employees as necessary could result in significant disruptions to our business, and the integration of replacement personnel could be time-consuming and expensive and cause additional disruptions to our business.

Additionally, as we grow and develop the infrastructure as a public company, we may find it difficult to maintain our entrepreneurial, innovative and team-based culture. Our retention and recruiting may require significant increases in compensation expense as we transition to a public company, which would adversely affect our results of operation.

If we do not succeed in attracting, hiring, and integrating excellent personnel, or retaining and motivating existing personnel, we may be unable to grow effectively and our business, financial condition and results of operations could be seriously harmed.

Illegal, improper, or otherwise inappropriate activity of our couriers, whether or not occurring while performing their employment duties, could expose us to liability and adversely affect our business, reputation, brand, financial condition, and results of operations.

Illegal, improper, or otherwise inappropriate activities by our couriers, including the activities of individuals who may have previously engaged with, but are not then receiving or providing services offered through, our Platform or individuals who are intentionally impersonating users or couriers or the activities of couriers while purchasing lottery game tickets, may occur, which could adversely affect our reputation, brand, business, financial condition, and results of operations. These activities may include attempted theft, unauthorized use of payment card or financial account information, user identity theft, theft of lottery games, and other misconduct. Such activities may result in injuries or damage for users and third parties, or business interruptions, reputational and brand damage, or other significant liabilities for us.

While we have implemented various measures intended to anticipate, identify, and address the risk of these types of activities, these measures may not adequately address or prevent all illegal, improper, or otherwise inappropriate activity by these parties from occurring and such conduct could expose us to liability, including through litigation, or adversely affect our brand or reputation. At the same time, if the measures we have taken to guard against these illegal, improper, or otherwise inappropriate activities, such as our requirement that all couriers undergo a background check, are too restrictive and inadvertently prevent couriers and users otherwise in good standing from using our Platform, or if we are unable to implement and communicate these measures fairly and transparently or are perceived to have failed to do so, the growth and engagement of the number of couriers and users on our Platform and their use of our Platform could be adversely affected. Any of the foregoing risks could adversely affect our business, financial condition, and results of operations.

Dependence on Third Parties Risks

Our business model depends upon the continued compatibility between our B2C Platform and the major mobile operating systems and upon third-party platforms for the distribution of our product offerings. If Google Play or the Apple AppStore or other mobile download sites prevent users from downloading our apps or if our advertising is blocked or rejected from being delivered to our users, our ability to grow our revenue, profitability, and prospects may be adversely affected.

Our users access our B2C Platform product offerings on mobile devices and web applications, and accordingly, our business model depends upon the continued compatibility between our application and the major mobile operating systems. Third parties with whom we do not have any formal relationships control the design of mobile devices and operating systems. These parties frequently introduce new devices, and from time to time they may introduce new operating systems or modify existing ones. Network carriers may also impact the ability to download applications or access specified content on mobile devices.

In addition, we rely upon third-party platforms for distribution of our product offerings. The Google Play store and Apple App Store are global application distribution platforms and the main distribution channels for our application. As such, the promotion, distribution and operation of our application are subject to the respective distribution platforms’ standard terms and policies for application developers, which are very broad and subject to frequent changes and interpretation. Furthermore, the distribution platforms may not enforce their standard terms and policies for application developers consistently and uniformly across all applications and with all publishers.

There is no guarantee that popular mobile devices will start or continue to support or feature our product offerings, or that mobile device users will continue to use our product offerings rather than competing products. We are dependent on the interoperability of our technology with popular mobile operating systems, technologies, networks and standards that we do not control, such as the Android and iOS operating systems, and any changes, bugs, technical or regulatory issues in such systems, our relationships with mobile manufacturers and carriers, or in their terms of service or policies that degrade our offerings’ functionality, reduce or eliminate our ability to distribute our offerings, give preferential treatment to competitive products, limit our ability to deliver high quality offerings, or impose fees or other charges related to delivering our offerings, could adversely affect our product usage and monetization on mobile devices.

Furthermore, we may not successfully cultivate relationships with key industry participants or develop product offerings that operate effectively with these technologies, systems, networks, regulations, or standards. If it becomes more difficult for our users to access and use our offerings on their mobile devices, if our users choose not to access or use our offerings on their mobile devices, or if our users choose to use mobile products that do not offer access to our offerings, our user growth, retention, and engagement could be seriously harmed. In addition, if any of the third-party platforms used for distribution of our product offerings were to limit or disable advertising on their platforms, either because of technological constraints or because the owner of these distribution platforms wished to impair our ability to serve ads on them, our ability to generate revenue could be harmed. Also, technologies may be developed that can block the display of our ads. These changes could materially impact the way we do business, and if we or our advertising partners are unable to quickly and effectively adjust to those changes, there could be an adverse effect on our business, financial condition, and results of operations.

We rely on third-party providers for validation services regarding our users, and if such providers fail to perform adequately, provide accurate information, or we do not maintain business relationships with them, our business, financial condition, and results of operations could be adversely affected.

We currently, and will in the future, rely on third-party providers to assist in some or all of the required validation of the identify, verification of the age, or geo-location of our prospective users, however, there is no guarantee that such third-party systems will perform adequately, or at all, or be effective. To the extent that we rely on third parties for our identity, age, or geolocation systems to ensure that we are in compliance with certain laws and regulations, any service disruption to those systems would prohibit us from operating our offerings, and would adversely affect our business. Additionally, incorrect or misleading geolocation, age, and identity verification data with respect to current or potential users received from third-party service providers may result in us inadvertently allowing access to our offerings to individuals who should not be permitted to access them, or otherwise inadvertently deny access to individuals who should be able to access our offerings, in each case based on inaccurate identity or geographic location determination. Our third-party geolocation services provider relies on its ability to obtain information necessary to determine geolocation from mobile devices, operating systems, and other sources. Changes, disruptions, or temporary or permanent failure to access such sources by our third-party services providers may result in their inability to accurately determine the location of our users. Moreover, our inability to maintain our existing contracts with third-party services providers, or to replace them with equivalent third parties, may result in our inability to access geolocation, age and identity verification data necessary for our day-to-day operations. If any of these risks materializes, we may be subject to disciplinary action, fines, lawsuits, and our business, financial condition, and results of operations could be adversely affected.

We rely on third-party payment processors to process payments and withdrawals made by our users, and if we cannot manage our relationships with such third parties and other payment-related risks, our business, financial condition, and results of operations could be adversely affected.

We rely on a limited number of third-party payment processors to process payments and withdrawals made by our users. If any of our third-party payment processors terminates its relationship with us or refuses to renew its agreement with us on commercially reasonable terms, we would need to find an alternate payment processor, and may not be able to secure similar terms or replace such payment processor in an acceptable time frame. Further, the software and services provided by our third-party payment processors may not meet our expectations, contain errors or vulnerabilities, be compromised or experience outages. Any of these risks could cause us to lose our ability to accept payments or other payment transactions or make timely payments to our users, any of which could make our technology less trustworthy and convenient and adversely affect our ability to attract and retain our users.

Nearly all of our payments are made by credit card, debit card, automated clearing house transaction, or through other third-party payment services, which subjects us to certain regulations and to the risk of fraud. We may in the future offer new payment options to users that may be subject to additional regulations and risks. We are also subject to a number of other laws and regulations relating to the payments we accept from our users and customers, including with respect to money laundering, money transfers, privacy, and information security. If we fail to comply with applicable rules and regulations, we may be subject to civil or criminal penalties, fines and/or higher transaction fees and may lose our ability to accept online payments or other payment card transactions, which could make our offerings less convenient and attractive to our users and customers. If any of these events were to occur, our business, financial condition, and results of operations could be adversely affected.

For example, if we are deemed to be a money transmitter as defined by applicable regulation, we could be subject to certain laws, rules and regulations enforced by multiple authorities and governing bodies in the U.S. and numerous state and local agencies who may define money transmitter differently. Certain states may have a more expansive view of who qualifies as a money transmitter. Additionally, outside of the U.S., we could be subject to additional laws, rules and regulations related to the provision of payments and financial services, and if we expand into new jurisdictions, the foreign regulations and regulators governing our business that we are subject to will expand as well. If we are found to be a money transmitter under any applicable regulation and we are not in compliance with such regulations, we may be subject to fines or other penalties in one or more jurisdictions levied by federal or state or local regulators, including state Attorneys General, as well as those levied by foreign regulators. In addition to fines, penalties for failing to comply with applicable rules and regulations could include criminal and civil proceedings, forfeiture of significant assets or other enforcement actions. We could also be required to make changes to our business practices or compliance programs as a result of regulatory scrutiny.

Additionally, our payment processors require us to comply with payment card network operating rules, which are set and interpreted by the payment card networks. The payment card networks could adopt new operating rules or interpret or reinterpret existing rules in ways that might restrict or prohibit us from using certain payment methods in providing certain offerings to some users, be costly to implement or difficult to implement. We have agreed to reimburse our payment processors for fines they are assessed by payment card networks if we or our users violate these rules. Any of the foregoing risks could adversely affect our business, financial condition and results of operations.

Our technology contains third-party open-source software components, and failure to comply with the terms of the underlying open-source software licenses could restrict our ability to provide our offerings.

Our technology contains software modules licensed to us by third-party authors under “open source” licenses, including the distributed ledger technology, that we currently use and intend to continue to use in our Platform. Use and distribution of open-source software may entail greater risks than use of third-party commercial software, as open-source licensors generally do not provide support, warranties, indemnification or other contractual protections regarding infringement claims or the quality of the code. In addition, the public availability of such software may make it easier for others to compromise our technology.

Some open-source licenses contain requirements that we make available source code for modifications or derivative works we create based upon the type of open-source software we use or grant other licenses to our intellectual property. If we combine our software with open-source software in a certain manner, we could, under certain open-source licenses, be required to release the source code of our software to the public. This would allow our competitors to create similar offerings with lower development effort and time and ultimately could result in a loss of our competitive advantages. Alternatively, to avoid the public release of the affected portions of our source code, we could be required to expend substantial time and resources to re-engineer some or all of our software.

Although we monitor our use of open-source software to avoid subjecting our technology to conditions we do not intend, the terms of many open-source licenses have not been interpreted by U.S. or foreign courts, and there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to provide or distribute our technology. From time to time, there have been claims challenging the ownership of open-source software against companies that incorporate open-source software into their solutions. As a result, we could be subject to lawsuits by parties claiming ownership of what we believe to be open-source software. Moreover, we cannot assure you that our processes for controlling our use of open-source software in our technology will be effective. If we are held to have breached or failed to fully comply with all the terms and conditions of an open source software license, we could face infringement or other liability, or be required to seek costly licenses from third parties to continue providing our offerings on terms that are not economically feasible, to re-engineer our technology, to discontinue or delay the provision of our offerings if re-engineering could not be accomplished on a timely basis or to make generally available, in source code form, our proprietary code, any of which could adversely affect our business, financial condition, and results of operations.

If we cannot license rights to use third-party technologies on reasonable terms, we may not be able to commercialize new products or services in the future.

In the future, we may license third-party technology to develop or commercialize new products or offer new services. In return for the use of a third-party’s technology, we may agree to pay the licensor royalties based on sales of our products or services. Royalties are a component of cost of revenue and affect the margins on our products. We may also need to negotiate licenses to use third-party intellectual property. Our business may suffer if we are unable to enter into the necessary licenses on acceptable terms, or at all, if any necessary licenses are subsequently terminated, if the licensors fail to abide by the terms of the license or fail to prevent infringement by third parties, or if the licensed patents or other rights are found to be invalid or unenforceable.

We rely on relationships with lottery organizations from which we acquire lottery data information for the provision of our Data Services. Loss of existing relationships or failure to expand existing relationships may cause loss of competitive advantage or require us to modify, limit or discontinue certain offerings, which could materially affect our business, financial condition and results of operations.

We rely on relationships with lottery organizations from which we acquire rights to collect and supply lottery data that we provide to our users and customers. The future success of our Data Service business may depend, in part, on our ability to obtain, retain and expand relationships with lottery organizations. We have arrangements with lottery organizations for rights to their data. Our arrangements with lottery organizations may not continue to be available to us. In the event that we lose existing arrangements or cannot continue and expand existing arrangements, we may lose our competitive advantage or be required to discontinue or limit our offerings or services. The loss of such arrangements may cause loss of competitive advantage and could materially adversely affect our financial condition, business and results of operations.

Geographic Expansion and Acquisition Risks

Our business plan includes the evaluation and potential acquisition and integration of businesses or their assets. Our business may suffer if we are unable to successfully undertake the integrations into the Company or otherwise manage the growth associated with such acquisitions, which could adversely affect our operating results and result in charges to earnings, impairing our business, financial condition, and results of operations.

As part of our business strategy, we have made, and we intend to continue to make, acquisitions as opportunities arise to add new or complementary businesses, products, brands or technologies. From time to time, we may enter into letters of intent, agreements, agreements in principle or memoranda of understanding or similar documents or commitments related to acquisitions of a new or complementary business. In some cases, the costs of such acquisitions may be substantial, including as a result of professional fees and due diligence efforts. There is no assurance that the time and resources expended on pursuing a particular acquisition will result in a completed transaction, or that any completed transaction will ultimately be successful. In addition, we may be unable to identify suitable acquisition or strategic investment opportunities or may be unable to obtain any required financing or governmental licenses, findings of suitability, registrations, permits and approvals, and therefore may be unable to complete such acquisitions or strategic investments on favorable terms, if at all, and in accordance with requirements. We may decide to pursue acquisitions with which our investors may not agree and we cannot assure investors that any acquisition or investment will be successful or otherwise provide a favorable return on investment. In addition, acquisitions and the integration thereof require significant time and resources and place significant demands on our management, as well as on our operational and financial infrastructure. In addition, if we fail to successfully close transactions or integrate new teams, or integrate the products and technologies associated with these acquisitions into our organization, our business could be seriously harmed. Acquisitions may expose us to operational challenges and risks, including:

•        the ability to profitably manage acquired businesses or successfully integrate the acquired businesses’ operations, culture, personnel, financial reporting, accounting and internal controls, technologies, and products into our business;

•        increased indebtedness and the expense of integrating acquired businesses, including significant administrative, operational, economic, geographic, or cultural challenges in managing and integrating the expanded or combined operations;

•        entry into jurisdictions or acquisition of products or technologies with which we have limited or no prior experience, and the potential of increased competition with new or existing competitors as a result of such acquisitions;

•        exposure to compliance, intellectual property or other issues, not uncovered by a limited due diligence review of the target or otherwise;

•        diversion of management’s attention and the over-extension of our operating infrastructure and our management systems, information technology systems, and internal controls and procedures, which may be inadequate to support growth;

•        the ability to fund our capital needs and any cash flow shortages that may occur if anticipated revenue is not realized or is delayed, whether by general economic or market conditions, or unforeseen internal difficulties; and

•        the ability to retain or hire qualified personnel required for expanded operations.

Our acquisition strategy may not succeed if we are unable to remain attractive to target companies or expeditiously close transactions. Issuing additional equity to fund an acquisition would cause economic dilution to existing stockholders. If we develop a reputation for being a difficult acquirer or having an unfavorable work environment, or target companies view our equity unfavorably, we may be unable to consummate key acquisition transactions essential to our corporate strategy and our business may be seriously harmed.

Our strategy anticipates substantial growth, and if we fail to adequately scale product offerings and manage our entry into new territories, our business and reputation may be harmed.

Our business strategy contemplates substantial growth in our user and customer base, and a strategy to capture a larger share of a dynamic lottery market and shifting demographic, primarily in the U.S. but internationally as well. Our growth has placed, and is expected to continue to place, a significant strain on our managerial, administrative, operational and financial resources and our infrastructure. Our future success will depend, in part, upon the ability of our senior management to manage growth effectively. This will require us to, among other things:

•        implement additional management information systems;

•        further develop our operating, administrative, legal, compliance, financial and accounting systems and controls;

•        hire additional qualified personnel and develop human capital;

•        comply with additional regulatory regimes, securing licenses, findings of suitability, registrations, permits and approvals; and

•        maintain close coordination among our engineering, operations, legal, compliance, finance, sales and marketing and customer service and support organizations.

Failure to accomplish any of these requirements could adversely affect our ability to deliver our product, service, and systems offerings in a timely fashion, fulfill existing commitments or attract and retain new users and customers.

We may require additional capital to support our growth plans, including in connection with our expansion into new markets and our strategic acquisitions, and such capital may not be available on reasonable terms or at all. This could hamper our growth and adversely affect our business.

We intend to make significant investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new technology, services, and systems or enhance our existing offering, improve our operating infrastructure, enhance our information security systems to combat changing cyber threats, or implement more mature corporate and operating processes to support growth, and acquire complementary businesses, personnel and technologies. Our success depends on our ability to retain and acquire users and customers, which may require significant investments and additional capital. Accordingly, we may need to engage in equity or debt financings to secure additional funds. Our ability to obtain additional capital, if and when required, will depend on our business plans, investor demand, our operating performance, markets conditions, our credit rating, and other factors. If we raise additional funds by issuing equity, equity-linked or debt securities, those securities may have rights, preferences or privileges senior to the rights of our currently issued and outstanding equity or debt, and our existing stockholders may experience dilution. If we are unable to obtain additional capital when required, or on reasonable terms, our ability to continue to support our business growth or to respond to business opportunities, challenges or unforeseen circumstances could be adversely affected, and our business may be harmed.

We may face difficulties as we expand our operations into new markets in which we have limited or no prior operating experience.

Our capacity for continued growth depends, in part, on our ability to expand our operations into, and compete effectively in, new local markets. It may be difficult for us to understand and accurately predict consumer preferences and spending habits in these new local markets. In addition, each market has unique regulatory dynamics. These include laws and regulations that can directly or indirectly affect our ability to operate. In addition, each market is subject to distinct competitive and operational dynamics. These include our ability to offer more attractive products, services and systems than alternative options and our ability to efficiently attract and retain users and customers, all of which affect our sales, results of operations, and key business metrics. As a result, we may experience fluctuations in our results of operations due to the changing dynamics in the local markets where we operate. If we invest substantial time and resources to expand our operations and are unable to manage these risks effectively, our business, financial condition, and results of operations could be adversely affected.

International Operations Risks

The international scope of our operations may expose us to increased legal and regulatory risks, and our international operations and corporate and financing structure may expose us to potentially adverse tax consequences.

We have international operations and, accordingly, our business is subject to risks resulting from differing legal and regulatory requirements, political, social and economic conditions, and unforeseeable developments in a variety of jurisdictions. Our international operations are subject to the following risks, among others:

•        political instability;

•        international hostilities, military actions, terrorist or cyber-terrorist activities, natural disasters, pandemics, and infrastructure disruptions;

•        differing economic cycles and adverse economic conditions;

•        unexpected changes in regulatory environments and government interference in the economy, including lottery and gaming, data privacy and advertising laws and regulations;

•        changes to economic and anti-money laundering sanctions, laws and regulations;

•        varying tax regimes, including with respect to the imposition of withholding taxes on remittances and other payments by our partnerships or subsidiaries;

•        differing labor regulations;

•        foreign exchange controls and restrictions on repatriation of funds;

•        fluctuations in currency exchange rates;

•        inability to collect payments or seek recourse under or comply with ambiguous or vague commercial or other laws;

•        insufficient protection against product piracy and rights infringement and differing protections for intellectual property rights;

•        varying attitudes towards lottery games and betting by foreign governments;

•        difficulties in attracting and retaining qualified management and employees, or rationalizing our workforce;

•        differing business practices, which may require us to enter into agreements that include non-standard terms; and

•        difficulties in penetrating new markets due to entrenched competitors, lack of recognition of our brands or lack of local acceptance of our products, services and systems.

Our overall success as a global business depends, in part, on our ability to anticipate and effectively manage these risks, and there can be no assurance that we will be able to do so without incurring unexpected costs. If we are not able to manage the risks related to our international operations, our business, financial condition, and results of operations may be materially affected.

We have expanded our presence internationally, and any future actions or escalations that affect trade relations may cause global economic turmoil and potentially have a negative impact on our business. In particular, we may have access to fewer business opportunities and our international operations may be negatively impacted.

As a result of the intended growth of the international scope of our operations and our corporate and financing structure, we may become subject to taxation in, and to the tax laws and regulations of, multiple jurisdictions. Adverse developments in these laws or regulations, or any change in position regarding the application, administration or interpretation of these laws or regulations in any applicable jurisdiction, could have a material adverse effect on our business, financial condition and results of operations. Furthermore, changes in or to the interpretation of the tax laws or tax treaties of the countries in which we operate may adversely affect the manner in which we have structured our business operations and legal entity structure to efficiently realize income or capital gains and mitigate withholding taxes, and may also subject us to tax and return filing obligations in such countries that do not currently apply to us. Such changes may increase our tax burden and/or may cause us to incur additional costs and expenses in compliance with such changes. In addition, the tax authorities in any applicable jurisdiction may disagree with the positions we have taken or intend to take regarding the tax treatment or characterization of any of our transactions, including the tax treatment or characterization of our indebtedness. If any applicable tax authorities were to successfully challenge the tax treatment or characterization of any of our transactions, it could result in the disallowance of deductions, the imposition of withholding taxes, the reallocation of income or other consequences that could have a material adverse effect on our business, financial condition and results of operations.

In addition, the U.S. Congress, the U.K. Government, the Organization for Economic Co-operation and Development (the “OECD”), and other government agencies have had an extended focus on issues related to the taxation of multinational corporations. Further, the introduction of a digital services tax, such as the U.K. digital services tax introduced with effect from April 1, 2020, may increase our tax burden, which could adversely affect our business, financial condition and results of operations. Finally, the international scope of our business operations could subject us to multiple overlapping tax regimes that can make it difficult to determine what our obligations are in particular situations.

Fluctuating foreign currency and exchange rates may negatively impact our business, results of operations, and financial position.

Due to our international operations, a portion of our business is denominated in foreign currencies. As a result, fluctuations in foreign currency and exchange rates may have an impact on our business, results of operations and financial position. Foreign currency exchange rates have fluctuated and may continue to fluctuate. Significant foreign currency exchange rate fluctuations may negatively impact our international revenue, which in turn affects our consolidated revenue. Currencies may be affected by internal factors, general economic conditions and external developments in other countries, all of which can have an adverse impact on a country’s currency. Currently, we are not party to any hedging transactions intended to reduce our exposure to exchange rate fluctuations. We may seek to enter into hedging transactions in the future, but we may be unable to enter into these transactions successfully, on acceptable terms or at all. We cannot predict whether we will incur foreign exchange losses in the future. Further, significant foreign exchange fluctuations resulting in a decline in the respective local currency may decrease the value of our foreign assets, as well as decrease our revenues and earnings from our foreign subsidiaries, which would reduce our profitability and adversely affect our financial position.

Intellectual Property Risks

If we are unable to protect our intellectual property and proprietary rights or prevent its unauthorized use by third parties, our ability to compete in the market or our business, financial condition, and results of operations may be harmed.

We have and will seek to protect our intellectual property to ensure that our competitors do not use such intellectual property. However, intellectual property laws in the U.S. and in other jurisdictions may afford differing and limited protection, may not permit us to gain or maintain a competitive advantage, and may not prevent our competitors from duplicating our products, designing around our proprietary products or technology, or gaining access to our proprietary information and technology, and are costly and time consuming.

We may not be able to prevent the unauthorized disclosure or use of our technical knowledge or trade secrets. For example, there can be no assurance that consultants, vendors, partners, former employees, or current employees will not breach their obligations regarding non-disclosure and restrictions on use. In addition, anyone could seek to challenge, invalidate, circumvent, or render unenforceable any patent that we seek protection over in the future. We cannot provide assurance that any future patent applications we hold or have rights to will result in an issued patent, or that, if patents are issued, they would necessarily provide meaningful protection against competitors and competitive technologies or adequately protect our then-current technologies. We may not be able to detect the unauthorized use of our intellectual property, prevent breaches of our cybersecurity efforts, or take appropriate steps to enforce our proprietary or intellectual property rights effectively. In addition, certain contractual provisions, including restrictions on use, copying, transfer, and disclosure of software, may be unenforceable under the laws of certain jurisdictions.

Our success may depend in part on our ability to obtain trademark protection for the names or symbols under which we market our products and to obtain copyright protection and patent protection of our technologies and innovations. We may not be able to build and maintain goodwill in our trademarks or obtain trademark or patent protection, and there can be no assurance that any trademark, copyright, or issued patent will provide competitive advantages for us or that our intellectual property will not be successfully challenged or circumvented by competitors.

We intend to enforce our intellectual property rights, and from time to time may initiate claims against third parties that we believe are infringing our intellectual property rights. Litigation brought to protect and enforce our intellectual property rights could be costly, time-consuming, and distracting to management, could fail to obtain the results sought, and could have a material adverse effect on our results of operations, business, and financial condition.

The intellectual property rights of others, including claims of third parties that we are infringing on their intellectual property and proprietary rights, may prevent us from developing new products, services and systems, entering new markets or may expose us to significant license fees, liability, or costly litigation.

Our success depends in part on our ability to continually adapt our business activities, products, services, and systems to incorporate new technologies and to expand into markets that may be created by new technologies. If technologies are protected by the intellectual property rights of others, including our competitors, we may be prevented from introducing products, services or systems based on these technologies or expanding into markets created by these technologies. If the intellectual property rights of others prevent us from taking advantage of innovative technologies, our prospects, results of operations, cash flows, and financial condition may be adversely affected.

We cannot assure that our business activities, products, services, and systems will not infringe upon the proprietary rights of others, or that other parties will not assert infringement claims against us. In addition to infringement claims, third parties may allege claims of invalidity or unenforceability against us or against our licensees or manufacturers in connection with their use of our technology. A successful challenge to, or invalidation of, one of our intellectual property interests, a successful claim of infringement by a third party against us, our business activities, products, services and systems, or one of our licensees in connection with the use of our technologies, or an unsuccessful claim of infringement made by us against a third party or its business activities, products, services and systems could adversely affect our business or cause us financial harm. Any such claim and any resulting litigation, should it occur, could:

•        be expensive and time consuming to defend or require us to pay significant amounts in damages;

•        invalidate our proprietary rights;

•        cause us to cease making, licensing or using products, services or systems that incorporate the challenged intellectual property;

•        require us to redesign, reengineer or rebrand our products, services or systems or limit our ability to bring new products, services or systems to the market in the future;

•        require us to enter into costly or burdensome royalty, licensing or settlement agreements in order to obtain the right to undertake a business activity or use a product, process or component;

•        impact the commercial viability of the products, services and systems that are the subject of the claim during the pendency of such claim; and

•        require us by way of injunction to remove products, services, or systems or stop implementing the business practice, or stop selling or offering new products, services.

Legal Proceedings Risks

We are party to pending litigation and investigations in various jurisdictions and with various plaintiffs and we may be subject to future litigation or investigations in the operation of our business. An adverse outcome in one or more proceedings could adversely affect our business, financial condition, and results of operations.

We are and have been party to, and we may in the future increasingly face the risk of, claims, lawsuits, investigations, and other proceedings, including those which may involve competition and anti-trust, anti-money laundering, OFAC, regulatory, lottery or gaming, intellectual property, privacy, consumer protection, accessibility claims, securities, tax, labor and employment, commercial disputes, services and other matters. Litigation to defend us against claims by third parties, or to enforce any rights that we may have against third parties, may be necessary, which could result in substantial costs, fines or penalties and diversion of our resources, causing a material adverse effect on our business, financial condition, and results of operations. For additional information regarding legal proceedings to which we are subject see “Business — Legal & Administrative Proceedings.”

Any litigation to which we are a party may result in an onerous or unfavorable judgment that may not be reversed upon appeal, or in payments of substantial monetary damages or fines, the posting of bonds requiring significant collateral, letters of credit or similar instruments, or we may decide to settle lawsuits on similarly unfavorable terms. These proceedings could also result in reputational harm and brand damage, criminal sanctions, consent decrees or orders preventing us from offering certain products or requiring a change in our business practices in costly ways or requiring development of non-infringing or otherwise altered products or technologies. Litigation and other claims and regulatory proceedings against us could result in unexpected disciplinary actions, expenses and liabilities, which could have a material adverse effect on our business, financial condition, and results of operations.

Failure to perform under agreements regarding our Platform or our Data Services, affiliate agreements, or other contracts that we are party to may result in litigation, substantial monetary liquidated damages and contract termination, which would materially and adversely affect our business, financial condition and results of operations.

Our business may subject us to contractual penalties and risks of litigation, including due to potential allegations that we have not fully performed under contracts. Agreements with lottery authorities under which lottery tickets are sold as a retail vendor typically permit a lottery authority to terminate the contract at any time for material failure to perform, other specified reasons and, in many cases, for no reason at all. The Company contracts also frequently contain exacting implementation schedules and performance requirements and the failure to meet these schedules and requirements may result in monetary liquidated damages, as well as possible contract termination. Additionally, we are party to agreements that may include monetary liquidated damages provisions in the event of our material default thereunder. Material amounts of liquidated damages could be imposed on us in the future, which could, if imposed, have a material adverse effect on our results of operations, business or financial condition.

Public Company Operating Risks

Our projections are subject to significant risks, assumptions, estimates and uncertainties, including assumptions regarding future legislation and changes in regulations, both inside and outside of the United States. As a result, our projected revenues, market share, expenses and profitability may differ materially from our expectations.

We operate in rapidly changing and competitive industries and our projections are subject to the risks and assumptions made by management with respect to our industries. Operating results are difficult to forecast because they generally depend on our assessment of the timing of adoption of future legislation and regulations by different states, which are uncertain. Furthermore, if we invest in the development of new products, services or distribution channels that do not achieve significant commercial success, whether because of implementation, competition or otherwise, we may not recover the often substantial “up front” costs of developing and marketing those products and distribution channels or recover the opportunity cost of diverting management and financial resources away from other services, products or distribution channels. Moreover, if we are unable to consummate any or all of the strategic acquisition opportunities we have identified, we may not be able to meet our expected revenue targets.

Additionally, as described above under “— Reductions in discretionary consumer spending could have an adverse effect on our business, financial condition, results of operations”, our business may be affected by reductions in consumer spending from time to time as a result of a number of factors which may be difficult to predict. This may result in decreased revenue levels, and we may be unable to adopt measures in a timely manner to compensate for any unexpected shortfall in income. This inability could cause our operating results in a given quarter to be higher or lower than expected. If actual results differ from our estimates, analysts may react negatively and our stock price could be materially impacted.

The requirements of being a public company may strain our resources and divert management’s attention, and the increases in legal, accounting and compliance expenses may be greater than we anticipate.

As a result of the Business Combination, we will become a public company, and as such (and particularly after we are no longer an “emerging growth company”), will incur significant legal, accounting and other expenses that we did not incur as a private company. We will be subject to the reporting requirements of the Exchange Act and will be required to comply with the applicable requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as the rules and regulations subsequently implemented by the SEC and the listing standards of Nasdaq, including changes in corporate governance practices and the establishment and maintenance of effective disclosure and financial controls. Compliance with these rules and regulations can be burdensome. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our historical legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it difficult and expensive for us to obtain director and officer liability insurance and could also make it more difficult for us to attract and retain qualified members of our board of directors as compared to when we were a private company. In particular, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, which will increase when we are no longer an “emerging growth company.” We will need to hire additional accounting and financial staff, and engage outside consultants, all with appropriate public company experience and technical accounting knowledge and maintain an internal audit function, which will increase our operating expenses. Moreover, we could incur additional compensation costs in the event that we decide to pay cash compensation closer to that of other public companies, which would increase our general and administrative expenses and could materially and adversely affect our profitability. We are evaluating these rules and regulations and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

As a private company, we have not been required to document and test our internal controls over financial reporting nor has our management been required to certify the effectiveness of our internal controls and our auditors have not been required to opine on the effectiveness of our internal control over financial reporting. Failure to maintain adequate financial, information technology, and management processes and controls has resulted in and could result in material weaknesses which could lead to errors in our financial reporting, which could adversely affect our business.

As a private company, we have not been required to document and test our internal controls over financial reporting nor has our management been required to certify the effectiveness of our internal controls and our auditors have not been required to opine on the effectiveness of our internal control over financial reporting.

In the course of preparing the financial statements that are included in this proxy statement/prospectus, we have identified a material weakness in our internal control over financial reporting as of December 31, 2020, which relates to a deficiency in the design and operation of the financial statement close and reporting controls, including maintaining sufficient written policies and procedures and the need to use appropriate technical expertise when accounting for complex or non-routine transactions. A material weakness is a deficiency or combination of deficiencies in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of its financial statements would not be prevented or detected on a timely basis. These deficiencies could result in misstatements to our financial statements that would be material and would not be prevented or detected on a timely basis.

Our management has concluded that this material weakness is due to the fact that, prior to this proxy statement/prospectus, we were a private company with limited resources. We did not have the necessary business processes and related internal controls, or the appropriate resources or level of experience and technical expertise, that would be required to oversee financial reporting processes or to address the accounting and financial reporting requirements. The material weakness will not be considered remediated until management designs and implements effective controls that operate for a sufficient period of time and management has concluded, through testing, that these controls are effective. Our management is in the process of developing a remediation plan and we cannot assure you that the measures that we implement will fully address the material weakness and deficiencies in our internal control over financial reporting or that we may conclude that they have been fully remediated. The material weakness remains unremediated as of March 31, 2021.

Upon the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, we will become subject to the Sarbanes-Oxley Act of 2002, and specifically to Section 404 thereof, which will require that we include a certification from management on the effectiveness of our internal controls in our annual report on Form 10-K. In addition, once we cease to be an “emerging growth company” as such term is defined in the Jumpstart Our Business Startup Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems. We may be unable to complete our evaluation testing and any required remediation on a timely basis or at all.

During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify other weaknesses and deficiencies in our internal control over financial reporting. If we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or audited from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. Generally speaking, if we fail to achieve and maintain an effective internal control environment, it could result in material misstatements in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, our business, financial condition and results of operations may be materially and adversely affected. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from Nasdaq, regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods.

The exclusive forum provision in our Proposed Charter may have the effect of discouraging lawsuits against our directors and officers.

The Proposed Charter will require, unless we consent in writing to the selection of an alternative forum, that (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, other employee to us or to our stockholders; (iii) any action asserting a claim against us, our directors, officers or employees arising pursuant to any provision of the DGCL, the Proposed Charter or our bylaws; or (iv) any action asserting a claim against us, our directors, officers or employees governed by the internal affairs doctrine under Delaware law shall be brought, to the fullest extent permitted by law, solely and exclusively in the Court of Chancery in the State of Delaware.

In addition, the Proposed Charter will require, unless we consent in writing to the selection of an alternative forum, that the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, this provision in the Proposed Charter will not apply to claims seeking to enforce any liability or duty created by the Exchange Act since Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

Although we believe this provision benefits us by providing increased consistency in the application of law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers.

Anti-takeover provisions contained in the Combined Company’s Proposed Charter and Proposed Bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

The Proposed Charter will contain provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. The Combined Company will also be subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may make more difficult the removal of management, may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of us by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for our securities. These provisions provide for, among other things:

•        authorized but unissued shares of Class A common stock and preferred stock, which may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans and the existence of which could make more difficult or discourage an attempt to obtain control of the Combined Company by means of a proxy contest, tender offer, merger or otherwise (the DGCL does not require stockholder approval for any issuance of authorized shares);

•        stockholder action by written consent only until the occurrence of a Trigger Event (as defined in the Proposed Charter) (the DGCL provides that unless otherwise provided in the charter, any action of a meeting of stockholders may be taken without a meeting and prior notice by signed written consent of stockholders having the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present and voted);

•        amendment of certain provisions of the organizational documents only by the affirmative vote of at least two-thirds of the voting power of the outstanding capital stock (the DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage);

•        provisions providing for a staggered board of directors and detailing that the number of directors may be fixed and modified only by the Combined Company’s board of directors;

•        advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at annual meetings, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Combined Company; and

•        the ability of the Combined Company’s board of directors to issue one or more series of preferred stock.

Risks Related to TDAC’s Business and the Business Combination

TDAC will be forced to liquidate the Trust Account if it cannot consummate a business combination by September 1, 2021 (unless such date has been extended pursuant to the Current Charter). In the event of a liquidation, TDAC’s Public Stockholders will receive approximately $10.94 per share.

If TDAC is unable to complete a business combination by September 1, 2021 (unless such date has been extended pursuant to the Current Charter), and is forced to liquidate, the per-share liquidation distribution will be approximately $10.94.

If holders of Public Shares do not tender their Public Shares by the specified deadline for exercising their redemption rights in connection with the Business Combination and in accordance with the procedures specified herein, such stockholders may be unable to redeem their Public Shares.

In connection with tendering your Public Shares for redemption, you must elect either to physically tender your share certificates to Continental or to deliver your Common Stock to Continental electronically using DTC’s DWAC (Deposit/Withdrawal At Custodian) System, in each case at least two business days before the Special Meeting. The requirement for physical or electronic delivery ensures that a redeeming holder’s election to redeem is irrevocable once the Business Combination is consummated. Any failure to observe these procedures will result in your loss of redemption rights in connection with the vote on the Business Combination.

If third parties bring claims against TDAC, the proceeds held in trust could be reduced and the per-share liquidation price received by TDAC’s stockholders may be less than currently anticipated.

TDAC’s placing of funds in trust may not protect those funds from third party claims against TDAC. Although TDAC has received from many of the vendors, service providers (other than its independent accountants) and prospective target businesses with which it does business executed agreements waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of TDAC’s Public Stockholders, they may still seek recourse against the Trust Account. Additionally, a court may not uphold the validity of such agreements. Accordingly, the proceeds held in trust could be subject to claims which could take priority over those of TDAC’s Public Stockholders. However, TDAC cannot assure you that they will be able to meet such obligation. Therefore, the per-share distribution from the Trust Account for our stockholders in connection with a redemption or liquidation may be less than $10.94 due to such claims.

Additionally, if TDAC is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in TDAC’s bankruptcy estate and subject to the claims of third parties with priority over the claims of its stockholders. To the extent any bankruptcy claims deplete the Trust Account, TDAC may not be able to return $10.94 per share to the Public Stockholders.

Any distributions received by TDAC stockholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, TDAC was unable to pay its debts as they fell due in the ordinary course of business.

The Current Charter provides that TDAC will continue in existence only until September 1, 2021 (unless such time period has been extended as described herein). If TDAC is unable to consummate a business combination within the required time periods, upon notice from TDAC, the trustee of the Trust Account will distribute the amount in the Trust Account to TDAC’s Public Stockholders. Concurrently, TDAC shall pay, or reserve for payment, from funds not held in trust, its liabilities and obligations, although TDAC cannot assure you that there will be sufficient funds for such purpose. In addition, TDAC may not properly assess all claims that may be potentially brought against it. As such, TDAC stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of TDAC stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, third parties may seek to recover from our stockholders amounts owed to them by it.

If, after TDAC distributes the proceeds in the Trust Account to the Public Stockholders, TDAC files a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by TDAC stockholders. In addition, the Board may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and TDAC to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors.

If TDAC’s due diligence investigation of Lottery.com was inadequate, then stockholders of TDAC following the Business Combination could lose some or all of their investment.

Even though TDAC conducted a due diligence investigation of Lottery.com, it cannot be sure that this diligence uncovered all material issues that may be present inside Lottery.com or its business, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Lottery.com and its business and outside of its control will not later arise.

Stockholder litigation and regulatory inquiries and investigations are expensive and could harm TDAC’s business, financial condition and operating results and could divert management attention.

In the past, securities class action litigation and/or stockholder derivative litigation and inquiries or investigations by regulatory authorities have often followed certain significant business transactions, such as the sale of a company or announcement of any other strategic transaction, such as the Business Combination. Any stockholder litigation and/or regulatory investigations against TDAC, whether or not resolved in TDAC’s favor, could result in substantial costs and divert TDAC’s management’s attention from other business concerns, which could adversely affect TDAC’s business and cash resources and the ultimate value TDAC’s stockholders receive as a result of the Business Combination.

The Initial Stockholders who own shares of Common Stock will not participate in liquidation distributions and, therefore, they may have a conflict of interest in determining whether the Business Combination is appropriate.

As of the Record Date, the Initial Stockholders owned an aggregate of 6,181,250 shares of Common Stock. They have waived their right to request redemption of these shares, or to receive distributions with respect to these shares upon the liquidation of the Trust Account if TDAC is unable to consummate a business combination. Therefore, all shares of Common Stock acquired by the Initial Stockholders will be worthless if TDAC does not consummate a business combination. Based on a market price of $12.06 per share of Common Stock on June 29, 2021, the value of these shares was approximately $74,545,875. Consequently, TDAC’s directors’ and officers’ (each of which is an Initial Stockholder) discretion in identifying and selecting Lottery.com as a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of the Business Combination are appropriate and in TDAC’s Public Stockholders’ best interest.

TDAC is requiring stockholders who wish to redeem their Public Shares in connection with a proposed business combination to comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising their rights.

TDAC is requiring stockholders who wish to redeem their Public Shares to either tender their certificates to Continental or to deliver their shares to Continental electronically using the DTC’s DWAC (Deposit/Withdrawal At Custodian) System at least two business days before the Special Meeting. In order to obtain a physical certificate, a stockholder’s broker and/or clearing broker, DTC and Continental will need to act to facilitate this request. It is TDAC’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from Continental. However, because TDAC does not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. While TDAC has been advised that it takes a short time to deliver shares through the DWAC System, we cannot assure you of this fact. Accordingly, if it takes longer than TDAC anticipates for stockholders to deliver their Public Shares, stockholders who wish to redeem may be unable to meet the deadline for exercising their redemption rights and thus may be unable to redeem their Public Shares.

Due to the requirement that Public Stockholders tender their Public Shares in order to request redemption of such shares, such redeeming stockholders may be unable to sell their securities when they wish to in the event that the Business Combination is not consummated.

If the Business Combination is not consummated, TDAC will promptly return such all certificates representing Public Shares tendered for redemption to its Public Stockholders. Accordingly, investors who attempted to redeem their Public Shares in such a circumstance will be unable to sell their securities after the failed acquisition until TDAC has returned their securities to them. The market price for shares of the Common Stock may decline during this time and you may not be able to sell your securities when you wish to, even while other stockholders that did not seek redemption may be able to sell their securities.

The ability of the TDAC Public Stockholders to exercise redemption rights with respect to a large number of shares of Common Stock could increase the probability that the Business Combination will be unsuccessful and that TDAC’s stockholders will have to wait for liquidation in order to redeem their Public Shares.

Since the Business Combination Agreement requires that TDAC have, in the aggregate, cash (held both in and outside of the Trust Account) that is equal to or greater than $[_], the probability that the Business Combination will be unsuccessful is increased if a large number of the Public Shares are tendered for redemption. If the Business Combination is unsuccessful, the Public Stockholders will not receive their pro rata portion of the Trust Account until the Trust Account is liquidated. If the Public Stockholders are in need of immediate liquidity, they could attempt to sell their Public Shares in the open market; however, at such time, the Common Stock may trade at a discount to the pro rata per share amount in the Trust Account. In either situation, TDAC’s stockholders may suffer a material loss on their investment or lose the benefit of funds expected in connection with the redemption until TDAC is liquidated or TDAC’s stockholders are able to sell their Public Shares in the open market.

If TDAC’s security holders exercise their registration rights with respect to their securities, it may have an adverse effect on the market price of TDAC’s securities.

TDAC’s Initial Stockholders will be entitled to make a demand that it register the resale of their insider shares pursuant to the Investor Rights Agreement to be entered into at Closing. If such persons exercise their registration rights with respect to all of their securities, then there will be an additional 6,181,250 shares of common stock eligible for trading in the public market. The presence of these additional shares of common stock trading in the public market may have an adverse effect on the market price of TDAC’s securities.

TDAC will not obtain an opinion from an unaffiliated third party as to the fairness of the Business Combination to its stockholders.

TDAC is not required to obtain an opinion from an unaffiliated third party that the price it is paying in the Business Combination is fair to its Public Stockholders from a financial point of view. TDAC’s Public Stockholders therefore, must rely solely on the judgment of the Board.

If the Business Combination’s benefits do not meet the expectations of financial or industry analysts, the market price of Combined Company’s securities may decline.

The market price of the Combined Company’s securities may decline as a result of the Business Combination if:

•        The Combined Company does not achieve the perceived benefits of the Business Combination as rapidly as, or to the extent anticipated by, financial or industry analysts; or

•        The effect of the Business Combination on the financial statements is not consistent with the expectations of financial or industry analysts.

Accordingly, investors may experience a loss as a result of decreasing security prices.

TDAC will incur significant transaction costs in connection with transactions contemplated by the Business Combination Agreement.

TDAC will incur significant transaction costs in connection with the Business Combination. If the Business Combination is not consummated, TDAC may not have sufficient funds to seek an alternative business combination and may be forced to liquidate and dissolve.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus may not be indicative of what the Combined Company’s actual financial position or results of operations would have been.

The unaudited pro forma condensed combined financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the Combined Company’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

In the event that a significant number of Public Shares are redeemed, our Common Stock may become less liquid following the Business Combination.

If a significant number of Public Shares are redeemed, TDAC may be left with a significantly smaller number of stockholders. As a result, trading in the shares or other securities of the Combined Company may be limited and your ability to sell your shares or other securities in the market could be adversely affected. The Combined Company intends to apply to list its shares and other securities on Nasdaq, and may not list the common stock or other securities on its exchange, which could limit investors’ ability to make transactions in TDAC’s securities and subject TDAC to additional trading restrictions.

TDAC may waive one or more of the conditions to the Business Combination without resoliciting stockholder approval for the Business Combination.

TDAC may agree to waive, in whole or in part, some of the conditions to its obligations to complete the Business Combination, to the extent permitted by applicable laws. The Board will evaluate the materiality of any waiver to determine whether amendment of this proxy statement and resolicitation of proxies is warranted. In some instances, if the Board determines that a waiver is not sufficiently material to warrant resolicitation of stockholders, TDAC has the discretion to complete the Business Combination without seeking further stockholder approval. For example, it is a condition to TDAC’s obligations to close the Business Combination that there be no restraining order, injunction or other order restricting Lottery.com’s conduct of its business, however, if the Board determines that any such order or injunction is not material to the business of Lottery.com, then the Board may elect to waive that condition without stockholder approval and close the Business Combination.

TDAC’s stockholders will experience immediate dilution as a consequence of the issuance of common stock as consideration in the Business Combination. Having a minority share position may reduce the influence that TDAC’s current stockholders have on the management of the Combined Company.

After the Business Combination, assuming no redemptions of public shares for cash, TDAC’s current Public Stockholders will own approximately [_]% of the Combined Company’s Common Stock, TDAC’s current directors, officers and affiliates will own approximately [_]% of the Combined Company’s Common Stock, and the former Lottery.com Shareholders will own approximately [_]% of the Combined Company’s Common Stock. Assuming redemption by holders of [_] million outstanding Public Shares, TDAC Public Stockholders will own approximately [_]% of the Combined Company’s Common Stock, TDAC’s current directors, officers and affiliates will own approximately [_]% of the Combined Company’s Common Stock, and the former Lottery.com Shareholders will own approximately [_]% of the Combined Company’s Common Stock. The minority position of the former TDAC stockholders will give them limited influence over the management and operations of the Combined Company.

The shares of the Combined Company’s Common Stock to be received by TDAC’s stockholders as a result of the Business Combination will have different rights from shares of Common Stock.

Following completion of the Business Combination, the Public Stockholders will no longer be stockholders of TDAC but will instead be stockholders of the Combined Company. There will be important differences between your current rights as a TDAC stockholder and your rights as a Combined Company stockholder. See “Comparison of Stockholder Rights” for a discussion of the different rights associated with the shares of common stock.

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to approve the Business Combination Proposal, the Board will not have the ability to adjourn the Special Meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.

The Board is seeking approval to adjourn the Special Meeting to a later date or dates if, at the Special Meeting, based upon the tabulated votes, there are insufficient votes to approve the Business Combination Proposal. If the Adjournment Proposal is not approved, the Board will not have the ability to adjourn the Special Meeting to a later date and, therefore, will not have more time to solicit votes to approve the Business Combination Proposal. In such event, the Business Combination may not be completed.

If the Business Combination does not qualify as a reorganizations under Section 368(a) of the Code, U.S. Holders of Lottery.com Shares and Lottery.com Warrants may be required to pay substantial U.S. federal income taxes.

Subject to the limitations and qualifications described in “Material U.S. Federal Income Tax Consequences — U.S. Holders — U.S. Federal Income Tax Consequences of the Business Combination to U.S. Holders of Lottery.com securities” below, the Business Combination is generally intended to be tax-deferred to U.S. Holders (as defined in “Material U.S. Federal Income Tax Consequences”) of Lottery.com Shares and Lottery.com Warrants for U.S. federal income tax purposes. However, neither TDAC nor Lottery.com has requested, or intends to request, an opinion of tax counsel or a ruling from the Internal Revenue Service, or IRS, with respect to the tax consequences of the Business Combination and there can be no assurance that the companies’ position would be sustained by a court if challenged by the IRS. If the Business Combination does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, then a U.S. Holder that exchanges its Lottery.com Shares or Lottery.com Warrants for Common Stock or Public Warrants, as applicable, may recognize gain in connection with the Business Combination and may be subject to substantial U.S. federal income taxes. For more information on the material U.S. federal income tax consequences of the Business Combination to U.S. Holders of Lottery.com Shares and Lottery.com Warrants, see “Material U.S. Federal Income Tax Consequences — U.S. Holders — U.S. Federal Income Tax Consequences of the Business Combination to U.S. Holders of Lottery.com securities.”

Going public through a merger rather than an underwritten offering presents risks to unaffiliated investors. Subsequent to completion of the Business Combination, the Combined Company may be required to take write-downs or write-offs, restructure its operations, or take impairment or other charges, any of which that could have a significant negative effect on the Combined Company’s financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Going public through a merger rather than an underwritten offering, as Lottery.com is seeking to do through the Business Combination, presents risks to unaffiliated investors. Such risks include the absence of a due diligence investigation conducted by an underwriter that would be subject to liability for any material misstatements or omissions in a registration statement. Although TDAC has conducted due diligence on Lottery.com’s business, TDAC cannot assure you that this due diligence has identified all material issues that may be present in Lottery.com’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Lottery.com’s business and outside of TDAC’s and Lottery.com’s control will not later arise. As a result of these factors, the Combined Company may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in reporting losses. Even if TDAC’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with TDAC’s preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on the Combined Company’s liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about the Combined Company or its securities. Accordingly, any of TDAC’s stockholders who choose to remain stockholders of the Combined Company following the Business Combination could suffer a reduction in the value of their shares and these stockholders are unlikely to have a remedy for the reduction in value.

Risks Related to the Combined Company’s Common Stock

An active trading market for the Combined Company’s Common Stock may never develop or be sustained, which may make it difficult to sell the shares of the Combined Company’s Common Stock you purchase.

An active trading market for the Combined Company’s Common Stock may not develop or continue or, if developed, may not be sustained, which would make it difficult for you to sell your shares of the Combined Company’s Common Stock at an attractive price (or at all). The market price of the Combined Company’s Common Stock may decline below your purchase price, and you may not be able to sell your shares of the Combined Company’s Common Stock at or above the price you paid for such shares (or at all).

There can be no assurance that Combined Company’s Common Stock will be approved for listing on Nasdaq upon the Closing, or if approved, that the Combined Company will be able to comply with the continued listing standards of Nasdaq.

TDAC’s common stock, warrants and units are listed on Nasdaq under the symbols “TDAC”, “TDACW” and “TDACU”, respectively. TDAC will apply for listing, to be effective at the time of the Business Combination, of the Combined Company Common Stock and Public Warrants on Nasdaq under the proposed symbols “LTRY” and “LTRYW”, respectively. As part of the application process, we are required to provide evidence that we are able to meet the initial listing requirements of Nasdaq, which are more rigorous than Nasdaq’s continued listing requirements and include, among other things, a requirement that the Combined Company have 400 or more unrestricted round lot holders, at least 200 of which hold unrestricted shares with a minimum value of $2,500, and meet a minimum public float. The Combined Company’s ability to meet these listing requirements may depend, in part, on the number of shares of Common Stock that are redeemed in connection with the Business Combination, as the number of redemptions may impact whether the Combined Company has at least 400 unrestricted round lot holders upon the Closing, among other initial listing requirements. The Combined Company’s application has not yet been approved, and may not be approved if we are unable to provide evidence satisfactory to Nasdaq that the Combined Company will meet these listing requirements.

If the Combined Company’s Common Stock is not approved for listing on Nasdaq or, after the Closing, Nasdaq delists the Combined Company’s shares from trading on its exchange for failure to meet the listing standards, the Combined Company and its stockholders could face significant material adverse consequences including:

•        a limited availability of market quotations for the Combined Company’s securities;

•        reduced liquidity for the Combined Company’s securities;

•        a determination that the Combined Company’s Common Stock is a “penny stock” which will require brokers trading in the Combined Company’s Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for the Combined Company’s securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The market price of the Combined Company’s common stock is likely to be highly volatile, and you may lose some or all of your investment.

Following the Business Combination, the market price of Combined Company’s common stock is likely to be highly volatile and may be subject to wide fluctuations in response to a variety of factors, including the following:

•        the impact of COVID-19 pandemic on Lottery.com’s business;

•        the inability to obtain or maintain the listing of the Combined Company’s shares of Common Stock on Nasdaq;

•        the inability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, Lottery.com’s ability to grow and manage growth profitably, and retain its key employees;

•        changes in applicable laws or regulations;

•        risks relating to the uncertainty of Lottery.com’s projected financial information;

•        risks related to the organic and inorganic growth of Lottery.com’s business and the timing of expected business milestones; and

•        the amount of redemption requests made by TDAC’s stockholders.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors, as well as general economic, political, regulatory and market conditions, may negatively affect the market price of the Combined Company’s Common Stock, regardless of the Combined Company’s actual operating performance.

TDAC has the right to elect a certain number of directors to our board of directors.

The terms of the Investor Rights Agreement provide a majority of those stockholders of TDAC party to such agreement (which does not include public stockholders of TDAC) the right to elect one director to the board of directors of the Combined Company for a period of five years following the Closing Date. Pursuant to these provisions, TDAC has designated Mr. [_] to assume a seat on the Combined Company’s board of directors upon the consummation of the Business Combination. As a result of the percentage of the Combined Company Common Stock expected to be represented by parties to the Investor Rights Agreement following the Closing Date, it is unlikely that public stockholders of the Combined Company will have the ability to effectively influence the election of directors during the period these provisions of the Investor Rights Agreement are applicable. While the directors designated pursuant to the Investor Rights Agreement are obligated to act in accordance with their applicable fiduciary duties, their interests may be aligned with the interests of the investors they represent, which may not always coincide with our corporate interests or the interests of our other stockholders.

Volatility in the Combined Company’s share price could subject the Combined Company to securities class action litigation.

In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. If the Combined Company faces such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm its business, results of operations, cash flow, or financial condition.

If securities or industry analysts do not publish research or reports about the Combined Company, or publish negative reports, the Combined Company’s stock price and trading volume could decline.

The trading market for the Combined Company’s common stock will depend, in part, on the research and reports that securities or industry analysts publish about the Combined Company. The Combined Company does not have any control over these analysts. If the Combined Company’s financial performance fails to meet analyst estimates or one or more of the analysts who cover the Combined Company downgrade its common stock or change their opinion, the Combined Company’s stock price would likely decline. If one or more of these analysts cease coverage of the Combined Company or fail to regularly publish reports on the Combined Company, it could lose visibility in the financial markets, which could cause the Combined Company’s stock price or trading volume to decline.

Because the Combined Company does not anticipate paying any cash dividends in the foreseeable future, capital appreciation, if any, would be your sole source of gain.

The Combined Company currently anticipates that it will retain future earnings for the development, operation and expansion of its business and do not anticipate declaring or paying any cash dividends for the foreseeable future. As a result, capital appreciation, if any, of the Combined Company’s shares of common stock would be your sole source of gain on an investment in such shares for the foreseeable future.

The exercise of registration rights or sales of a substantial amount of the Combined Company’s Common Stock after the Business Combination may adversely affect the market price of the Combined Company’s Common Stock.

In connection with the consummation of the Business Combination, the Business Combination Agreement provides that TDAC, Lottery.com and certain Initial Stockholders and Lottery.com Shareholders (collectively, the “IRA Holders”) will enter into an Investor Rights Agreement pursuant to which the Combined Company will be obligated to file a registration statement to register the resale of certain securities of the Combined Company held by the IRA Holders. IRA Holders will have certain demand rights and “piggy-back” registration rights, subject to certain requirements and customary conditions.

The aggregate number of shares of Combined Company’s Common Stock that will be entitled to registration under the Investor Rights Agreement (based on the minimum number of Lottery.com Shareholders required to enter into the Investor Rights Agreement to satisfy a closing condition from the Business Combination Agreement to the Business Combination) is approximately [_]. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of the Combined Company’s Common Stock. See “Shares Eligible for Future Sale.”

Future offerings of debt or offerings or issuances of equity securities by the Combined Company may adversely affect the market price of the Combined Company’s Common Stock or otherwise dilute all other stockholders.

In the future, we may attempt to obtain financing or to further increase the Combined Company’s capital resources by issuing additional shares of the Combined Company’s Common Stock or offering debt or other equity securities, including commercial paper, medium-term notes, senior or subordinated notes, debt securities convertible into equity or shares of preferred stock. We also expect to grant equity awards to employees, directors, and consultants under the Combined Company’s stock incentive plans. Future acquisitions could require substantial additional capital in excess of cash from operations. The Combined Company would expect to obtain the capital required for acquisitions through a combination of additional issuances of equity, corporate indebtedness and/or cash from operations.

Issuing additional shares of the Combined Company’s Common Stock or other equity securities or securities convertible into equity may dilute the economic and voting rights of the Combined Company’s existing stockholders or reduce the market price of the Combined Company’s Common Stock or both. Upon liquidation, holders of such debt securities and preferred shares, if issued, and lenders with respect to other borrowings would receive a distribution of the Combined Company’s available assets prior to the holders of the Combined Company’s Common Stock. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred shares, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit the Combined Company’s ability to pay dividends to the holders of the Combined Company’s Common Stock. The Combined Company’s decision to issue securities in any future offering will depend on market conditions and other factors beyond the Combined Company’s control, which may adversely affect the amount, timing and nature of the Combined Company’s future offerings.

Certain provisions of the Proposed Charter and the Proposed Bylaws could hinder, delay or prevent a change in control of the Combined Company, which could adversely affect the price of the Combined Company’s Common Stock.

Certain provisions of the Proposed Charter and the Proposed Bylaws could make it more difficult for a third party to acquire the Combined Company without the consent of the Combined Company’s board of directors. These provisions include:

•        authorizing the issuance of undesignated preferred stock, the terms of which may be established and the shares of which may be issued without stockholder approval, and which may include super voting, special approval, dividend, or other rights or preferences superior to the rights of the holders of the Combined Company’s Common Stock;

•        prohibiting stockholder action by written consent, requiring all stockholder actions be taken at a meeting of our stockholders;

•        providing that the board of directors is expressly authorized to make, alter or repeal the Proposed Bylaws;

•        from and after the occurrence of the Trigger Event, providing that directors may be removed only for cause and then only by a two-thirds vote of the holders of a majority of the voting power of the outstanding shares then entitled to vote in an election of directors, voting together as a single class;

•        providing that vacancies on the Combined Company’s board of directors, including newly-created directorships, may be filled only by a majority vote of directors then in office;

•        prohibiting stockholders from calling special meetings of stockholders;

•        from and after the occurrence of the Trigger Event, requiring the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares then entitled to vote in an election of directors, voting together as a single class, to amend certain provisions of the Proposed Bylaws and certain provisions of the Proposed Charter;

•        establishing advance notice requirements for nominations for elections to our board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings; and

•        establishing a classified board of directors from and after the occurrence of the Trigger Event, as a result of which our board of directors will be divided into three classes, with each class serving for staggered three-year terms, which prevents stockholders from electing an entirely new board of directors at an annual meeting.

In addition, these provisions may make it difficult and expensive for a third party to pursue a tender offer, change in control or takeover attempt that is opposed by our management or our board of directors. Stockholders who might desire to participate in these types of transactions may not have an opportunity to do so, even if the transaction is favorable to them. These anti-takeover provisions could substantially impede your ability to benefit from a change in control or change our management and board of directors and, as a result, may adversely affect the market price of the Combined Company’s Common Stock and your ability to realize any potential change of control premium. See “Description of the Combined Company’s Capital Stock — Anti-Takeover Effects of the Combined Company’s Proposed Charter and Proposed Bylaws and Certain Provisions of Delaware Law.”

General Risk Factors

Each of TDAC and Lottery.com have incurred and will incur substantial costs in connection with the Business Combination and related transactions, such as legal, accounting, consulting and financial advisory fees.

As part of the Business Combination, each of TDAC and Lottery.com are utilizing professional service firms for legal, accounting and financial advisory services. Although the parties have been provided with estimates of the costs for each advisory firm, the total actual costs may exceed those estimates. In addition, the companies are retaining consulting services to assist in the integration of the businesses, including but not limited to organizational decisions, Combined Company business process design, cultural integration and go-to-market integration. These consulting services may extend beyond the current estimated time frame thus resulting in higher than expected costs.

The Combined Company may be unable to obtain additional financing to fund the operations and growth of the business following the consummation of the Business Combination.

The Combined Company may require additional financing to fund its operations or growth following the consummation of the Business Combination. The failure to secure additional financing could have a material adverse effect on the continued development or growth of the Combined Company. Such financings may result in dilution to stockholders, issuance of securities with priority as to liquidation and dividend and other rights more favorable than common stock, imposition of debt covenants and repayment obligations, or other restrictions that may adversely affect its business. In addition, the Combined Company may seek additional capital due to favorable market conditions or strategic considerations even if it believes that it has sufficient funds for current or future operating plans. There can be no assurance that financing will be available to the Combined Company on favorable terms, or at all. The inability to obtain financing when needed may make it more difficult for the Combined Company to operate its business or implement its growth plans, which could negatively impact its results of operations, cash flow, or financial condition.

THE TDAC SPECIAL MEETING

General

TDAC is furnishing this proxy statement/prospectus to the TDAC stockholders as part of the solicitation of proxies by the Board for use at the Special Meeting of TDAC stockholders to be held on [_], 2021 and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to our stockholders on or about [_], 2021 in connection with the vote on the Proposals. This proxy statement/prospectus provides you with the information you need to know to be able to vote or instruct your vote to be cast at the Special Meeting.

Date, Time and Place

The Special Meeting will be held virtually at 10:00 a.m., Eastern standard time, on [_], 2021 and conducted exclusively via live audio cast at [_], or such other date, time and place to which such meeting may be adjourned or postponed, for the purposes set forth in the accompanying notice. There will not be a physical location for the Special Meeting, and you will not be able to attend the meeting in person. We are pleased to utilize the virtual stockholder meeting technology to provide ready access and cost savings for our stockholders and TDAC as well as protect the health and wellbeing of our stockholders, directors and officers. The virtual meeting format allows attendance from any location in the world. During the virtual Special Meeting, you will be able to attend, vote your shares, view the list of stockholders entitled to vote at the Special Meeting and submit questions.

How to Attend the Special Meeting

Virtual Meeting Registration

To register for the virtual Special Meeting, please follow these instructions as applicable to the nature of your ownership of our Common Stock.

If your shares are registered in your name with Continental and you wish to attend the online-only virtual Special Meeting, go to https://www.cstproxy.com/tridentacquisitions/sms2021, enter the control number you received on your proxy card and click on the “Click here” to preregister for the online meeting link at the top of the page. Just prior to the start of the Special Meeting you will need to log back into the meeting site using your control number. Pre-registration is recommended but is not required in order to participate in the virtual Special Meeting.

Beneficial stockholders who wish to participate in the online-only virtual Special Meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and email a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial stockholders who email a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the online-only meeting. After contacting Continental a beneficial holder will receive an email prior to the meeting with a link and instructions for entering the virtual meeting. Beneficial stockholders should contact Continental at least five business days prior to the meeting date.

Accessing the Virtual Meeting Audio Cast

You will need your control number for access. If you do not have your control number, contact Continental Stock Transfer & Trust Company at the phone number or email address below. Beneficial investors who hold shares through a bank, broker or other intermediary, will need to contact them and obtain a legal proxy. Once you have your legal proxy, contact Continental Stock Transfer & Trust Company to have a control number generated. Continental Stock Transfer & Trust Company contact information is as follows: 917-262-2373, or email proxy@continentalstock.com.

Record Date; Who is Entitled to Vote

TDAC has fixed the close of business on [_], 2021, as the record date for determining those TDAC stockholders entitled to notice of and to vote at the Special Meeting. As of the close of business on [_], 2021, the record date, there were [_] shares of Common Stock issued and outstanding and entitled to vote, of which [_] are Public Shares and [_] are Insider Shares held by the Initial Stockholders. Each holder of shares of Common Stock is entitled to one vote per share on each Proposal. If your shares are held in “street name,” you should contact your broker, bank or other nominee to ensure that shares held beneficially by you are voted in accordance with your instructions.

In connection with TDAC’s IPO, TDAC entered into the Letter Agreement pursuant to which the Initial Stockholders agreed to vote any shares of Common Stock owned by them in favor of our initial business combination. As of the date of this proxy statement/prospectus, the Initial Stockholders hold approximately 51.6% of the outstanding Common Stock.

Quorum and Required Vote for the Proposals

A quorum of TDAC stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the shares of Common Stock issued and outstanding as of the Record Date and entitled to vote at the Special Meeting is present by virtual attendance or represented by proxy at the Special Meeting. Abstentions by virtual attendance and by proxy will count as present for the purposes of establishing a quorum. The vote required to approve each proposal is set forth below:

Proposal 1 — The Business Combination Proposal requires the affirmative vote of the majority of the issued and outstanding shares of common stock present by virtual attendance or represented by proxy and entitled to vote at the meeting to approve the Business Combination. An abstention will have the effect of a vote “AGAINST” Proposal 1.

Proposal 2 — The Charter Proposal requires the affirmative vote of the majority of the outstanding shares of common stock entitled to vote on the proposal. Abstentions will have the effect of a vote “AGAINST” Proposal 2.

Proposal 3 — The Advisory Charter Proposals, each of which is a non-binding vote, requires the affirmative vote of the majority of the issued and outstanding shares of common stock present by virtual attendance or represented by proxy at the Special Meeting. Abstentions will have the effect of a vote “AGAINST” Proposal 3.

Proposal 4 — The Nasdaq Proposal requires the affirmative vote of the majority of the issued and outstanding shares of common stock present by virtual attendance or represented by proxy at the Special Meeting. Abstentions will have the effect of a vote “AGAINST” Proposal 4.

Proposal 5 — The directors subject to the Director Election Proposal will be elected by a plurality of the votes cast, online or by proxy. This means that the five director nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Abstentions will have no effect on Proposal 5.

Proposal 6 — The Equity Plan Proposal requires the affirmative vote of the majority of the issued and outstanding shares of common stock present in person by virtual attendance or represented by proxy at the Special Meeting. Abstentions will have the effect of a vote “AGAINST” Proposal 6.

Proposal 7 — The Adjournment Proposal requires the affirmative vote of the majority of the issued and outstanding shares of common stock present in person by virtual attendance or represented by proxy at the Special Meeting. Abstentions will have the effect of a vote “AGAINST” Proposal 7.

Along with the approval of the Charter Proposal, the Nasdaq Proposal, the Director Election Proposal and the Equity Plan Proposal, approval of the Business Combination Proposal is a condition to the consummation of the Business Combination. If the Business Combination Proposal is not approved, the Business Combination may not occur. Approval of the Business Combination Proposal is also a condition to the Charter Proposal, the Nasdaq Proposal, the Director Election Proposal and the Equity Plan Proposal. If the Charter Proposal, the Nasdaq Proposal, the Director Election Proposal and the Equity Plan Proposal are not approved, the Business Combination Proposal will have no effect (even if approved by the requisite vote of our stockholders at the Special Meeting) and the Business Combination may not occur. The Advisory Charter Proposals and the Adjournment Proposal are not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

Voting Your Shares

Each share of Common Stock that you own beneficially or of record entitles you to one vote on each Proposal for the Special Meeting. Your proxy card shows the number of shares of Common Stock that you own.

There are two ways to ensure that your shares of Common Stock are voted at the Special Meeting:

•        You can vote your shares by signing, dating and returning the enclosed proxy card in the pre-paid postage envelope provided. If you submit your proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted, as recommended by our Board. Our Board recommends voting “FOR” each of the Proposals. If you hold your shares of Common Stock in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided to you by your broker, bank or nominee to ensure that the votes related to the shares you beneficially own are properly represented and voted at the Special Meeting.

•        You can participate in the virtual Special Meeting and vote during the Special Meeting even if you have previously voted by submitting a proxy as described above. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way TDAC can be sure that the broker, bank or nominee has not already voted your shares.

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF THE BUSINESS COMBINATION PROPOSAL (AS WELL AS THE OTHER PROPOSALS).

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•        you may send another proxy card with a later date;

•        if you are a record holder, you may notify our proxy solicitor, Morrow Sodali LLC, in writing no later than two days before the Special Meeting that you have revoked your proxy; or

•        you may participate in the virtual Special Meeting, revoke your proxy, and vote during the virtual Special Meeting, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares of Common Stock, you may contact Morrow Sodali LLC, our proxy solicitor as follows:

Morrow Sodali LLC

470 West Avenue

Stamford, CT 06902

Telephone: (800) 662-5200

(Banks and brokers can call: (203) 658-9400)

Email: TDAC.info@investor.morrowsodali.com

No Additional Matters May Be Presented at the Special Meeting

This Special Meeting has been called only to consider the approval of the Business Combination Proposal, the Charter Proposal, the Advisory Charter Proposals, the Nasdaq Proposal, the Director Election Proposal, the Equity Plan Proposal and the Adjournment Proposal. Under our Current Charter, other than procedural matters incident to the conduct of the Special Meeting, no other matters may be considered at the Special Meeting if they are not included in the notice of the Special Meeting.

Redemption Rights

Pursuant to our Current Charter, a holder of Public Shares may demand that TDAC redeem such shares for cash in connection with a business combination. You may not elect to redeem your shares prior to the completion of a business combination.

If you are a Public Stockholder and you seek to have your Public Shares redeemed, you must submit your request in writing that we redeem your Public Shares for cash no later than 5:00 p.m., Eastern time on [_], 2021 (at least two business days before the Special Meeting). The request must be signed by the applicable stockholder in order to validly request redemption. A stockholder is not required to submit a proxy card or vote in order to validly exercise redemption rights. The request must identify the holder of the shares to be redeemed and must be sent to Continental at the following address:

Continental Stock Transfer & Trust Company
1 State Street, 30th floor
New York, NY 10004
Attention: Mark Zimkind
Email: [_]

You must tender the Public Shares for which you are electing redemption at least two business days before the Special Meeting by either:

•        Delivering certificates representing the shares of Common Stock to Continental; or

•        Delivering the shares of Common Stock electronically through the DWAC system.

If you wish to tender through the DWAC system, please contact your broker and request delivery of your shares through the DWAC system. Delivering shares physically may take significantly longer. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC, and Continental will need to act together to facilitate this request. It is TDAC’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from Continental. TDAC does not have any control over this process or over the brokers or DTC, and it may take longer than two weeks to obtain a physical stock certificate. Stockholders who request physical stock certificates and wish to redeem may be unable to meet the deadline for tendering their Public Shares before exercising their redemption rights and thus will be unable to redeem their Public Shares.

In the event that a stockholder tenders its Public Shares and decides prior to the consummation of the Business Combination that it does not want to redeem its Public Shares, the stockholder may withdraw the tender. In the event that a stockholder tenders Public Shares and the Business Combination is not completed, these shares will not be redeemed for cash and the physical certificates representing these shares will be returned to the stockholder promptly following the determination that the Business Combination will not be consummated. TDAC anticipates that a stockholder who tenders Public Shares for redemption in connection with the vote to approve the Business Combination would receive payment of the redemption price for such shares of common stock soon after the completion of the Business Combination.

Any corrected or changed written demand of redemption rights must be received by Continental at least two business days before the Special Meeting. No demand for redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to Continental at least two business days prior to the vote at the Special Meeting.

Public Stockholders may seek to have their Public Shares redeemed regardless of whether they vote for or against the Business Combination and whether or not they are holders of shares of Common Stock as of the Record Date. Any Public Stockholder who holds Public Shares on or before [_], 2021 (at least two business days before the Special Meeting) will have the right to demand that his, her or its shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid, at the consummation of the Business Combination.

If properly demanded by TDAC’s Public Stockholders, TDAC will redeem each share into a pro rata portion of the funds available in the Trust Account, calculated as of two business days prior to the anticipated consummation of the Business Combination. As of June 30, 2021, this would amount to approximately $10.94 per share. If you exercise your redemption rights, you will be exchanging your shares of Common Stock for cash and will no longer own the shares of Common Stock.

Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of his or her or any other person with whom he or she is acting in concert or as a “group” (as defined in Section 13(d)-(3) of the Exchange Act will be restricted from seeking redemption rights with respect to more than 20% of the shares of common stock.

If too many Public Stockholders exercise their redemption rights, we may not be able to meet certain closing conditions, and as a result, would not be able to proceed with the Business Combination.

Appraisal Rights

Appraisal rights are not available to holders of shares of Common Stock in connection with the proposed Business Combination.

Proxies and Proxy Solicitation Costs

TDAC is soliciting proxies on behalf of the Board. This solicitation is being made by mail but also may be made by telephone or in person. TDAC and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Any solicitation made and information provided in such a solicitation will be consistent with the written proxy statement/prospectus and proxy card. TDAC will bear the cost of solicitation. Morrow Sodali LLC, a proxy solicitation firm that TDAC has engaged to assist it in soliciting proxies, will be paid its customary fee of approximately $17,500 and be reimbursed out-of-pocket expenses.

TDAC will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. TDAC will reimburse them for their reasonable expenses.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

TDAC is asking its stockholders to approve and adopt the Business Combination Agreement and the transactions contemplated thereby. Our stockholders should read carefully this proxy statement/prospectus in its entirety, including the subsection below entitled “— The Business Combination Agreement,” for more detailed information concerning the Business Combination and the Business Combination Agreement. We also urge our stockholders to read carefully the Business Combination Agreement in its entirety before voting on this proposal. A copy of the Business Combination Agreement is attached as Annex A to this proxy statement/prospectus.

Our Current Charter provides that we may consummate the Business Combination only if it is approved by the affirmative vote of the holders of the majority of the issued and outstanding shares of common stock present by virtual attendance or represented by proxy and entitled to vote at the meeting to approve the Business Combination.

The Business Combination Agreement

This section describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. Stockholders and other interested parties are urged to read the Business Combination Agreement, carefully and in its entirety (and, if appropriate, with the advice of financial and legal counsel) because it is the primary legal document that governs the Business Combination. Any terms used herein but not otherwise defined have the meanings ascribed to them in the Business Combination Agreement.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the agreement or other specific dates. The assertions embodied in those representations, warranties, covenants, closing conditions and other terms were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the underlying disclosure letter of the Company which is not filed publicly and which is subject to a contractual standard of materiality and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that these schedules contain information that is material to an investment decision.

Structure of the Business Combination

On February 21, 2021, TDAC entered into the Business Combination Agreement with Merger Sub and Lottery.com, which provides that, at the Closing, Merger Sub will merge with and into Lottery.com, with Lottery.com as the surviving company, continuing as a wholly-owned subsidiary of TDAC, following the Merger and the separate existence of Merger Sub shall cease.

The following diagrams illustrate the ownership structure of TDAC, Merger Sub and Lottery.com prior to the Business Combination and then after the Business Combination.

Prior to the Business Combination

After the Business Combination

Consideration

Share Consideration

Pursuant to the Business Combination Agreement, subject to the required consent of the stockholders of Lottery.com, each share of preferred stock of Lottery.com that is issued and outstanding immediately prior to the Effective Time shall convert into Lottery.com Shares immediately prior to the Effective Time. At the Effective Time, by virtue of the Merger and without any action on the part of any other person, each Lottery.com Share issued and outstanding as of immediately prior to the Effective Time (which includes the shares of preferred stock of Lottery.com that have been converted into Lottery.com Shares but not including any treasury shares or dissenting shares) shall be cancelled and converted into the right to receive the Per Share Merger Consideration. “Per Share Merger Consideration” means the quotient obtained by dividing (a) 40,000,000 shares of Common Stock, as may be adjusted in accordance with the terms of the Business Combination Agreement by (b) the aggregate number of Lottery.com Shares issued and outstanding as of immediately prior to the Effective Time. The aggregate share consideration of 40,000,000 shares of Common Stock shall be reduced by the number of shares of Common Stock equal to the quotient of (i) the amount by which Net Indebtedness exceeds $10,000,000, as mutually agreed between TDAC and Lottery.com (each acting reasonably), divided by (ii) 11.00. “Net Indebtedness” means the amount equal to Lottery.com’s indebtedness, less cash and cash equivalents. For the avoidance of doubt, Lottery.com’s indebtedness shall not include current liabilities or any intercompany indebtedness between or among Lottery.com and any of its subsidiaries. With respect to the Lottery.com Shares that are unvested immediately prior to the Effective Time, the shares of Common Stock issued as Per Share Merger Consideration upon the cancellation and conversion of such Lottery.com Shares shall be subject to the same vesting and termination-related provisions as that applied to such Lottery.com Shares.

The aggregate value of the consideration to be paid by TDAC in the Business Combination (excluding the Seller Earnout Shares) is approximately $440 million (calculated as follows: 40,000,000 shares of Common Stock to be issued to the Sellers, multiplied by $11.00).

At the Effective Time, each option to purchase Lottery.com Shares (a “Lottery.com Option”) that is outstanding as of immediately prior to the Effective Time will be assumed by TDAC, and will continue to have, and be subject to, the same terms and conditions (including vesting terms and, to the extent applicable, holding period restrictions) as applied to such Lottery.com Option immediately prior to the Effective Time, except for administrative changes that are not adverse to the holder (each, an “Assumed Option”) except that (i) the number of shares of Common Stock underlying such Assumed Option will be determined by multiplying the number of Lottery.com Shares subject to such Lottery.com Option immediately prior to the Effective Time, by the Per Share Merger Consideration, which product shall be rounded down to the nearest whole number of shares, and (ii) the per share exercise price of such Assumed Option will be determined by dividing the per share exercise price of such Lottery.com Option immediately prior to the Effective Time, by the Per Share Merger Consideration, which quotient shall be rounded up to the nearest full cent; provided, however, that the assumption of the Lottery.com Options will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that such assumption will not constitute a “modification” of such Lottery.com Options for purposes of Section 409A or Section 424 of the Internal Revenue Code of 1986, as amended.

At the Effective Time, by virtue of the Merger and without any action on the part of any person, each warrant to purchase Lottery.com Shares (each, a “Lottery.com Warrant”) that is issued and outstanding immediately prior to the Effective Time and has not been terminated pursuant to its terms will automatically become a warrant exercisable for shares of Common Stock (a “Trident Consideration Warrant”) on the same terms and conditions as applied to the Lottery.com Warrants; provided, that, as of the Effective Time, each Trident Consideration Warrant shall become exercisable for that number of shares of Common Stock determined by multiplying the number of Lottery.com Shares (on an as converted to common stock basis) subject to the applicable Lottery.com Warrant immediately prior to the Effective Time by the Per Share Merger Consideration, which product shall be rounded down to the nearest whole number of shares, at a per share exercise price determined by dividing the per share exercise price of such Lottery.com Warrant immediately prior to the Effective Time by the Per Share Merger Consideration, which quotient shall be rounded down to the nearest whole cent.

At the Effective Time, each convertible promissory note issued by Lottery.com that is issued and outstanding immediately prior to the Effective Time and has not been converted or terminated pursuant to its terms, if any, will continue to remain in full force and effect on its terms after the Closing.

No Fractional Shares

No fractional shares of Common Stock will be issued upon the surrender for exchange of Lottery.com Shares as part of the Business Combination. In lieu of the issuance of any such fractional share, TDAC has agreed to aggregate the total number of shares of Common Stock issuable to each person upon such surrender for exchange of Lottery.com Shares, and then round down to the nearest whole number of shares of Common Stock for each such person.

Seller Earnout Shares

The Sellers will also be entitled to receive the Seller Earnout Shares that may be issuable from time to time as set forth below. Additionally, the Founder Holders will also be entitled to receive the Founder Holders Earnout Shares that may be issuable from time to time as set forth below.

If, at any time on or prior to December 31, 2021, (i) the dollar volume-weighted average price of shares of Common Stock equals or exceeds $13.00 per share for 20 of any 30 consecutive trading days commencing after the Closing, or (ii) if the Combined Company consummates a transaction which results in the stockholders of the Combined Company having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $13.00 per share, each Seller shall receive its pro rata portion of 3,000,000 Seller Earnout Shares and each Founder Holder shall receive one-third of 2,000,000 Founder Holders Earnout Shares.

If, at any time on or prior to December 31, 2022, (i) the dollar volume-weighted average price of shares of Common Stock equals or exceeds $16.00 per share for 20 of any 30 consecutive trading days commencing after the Closing, or (ii) if the Combined Company consummates a transaction which results in the stockholders of the Combined Company having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $16.00 per share, each Seller shall receive its pro rata portion of 3,000,000 Seller Earnout Shares and each Founder Holder shall receive one-third of 2,000,000 Founder Holders Earnout Shares.

The Seller Earnout Shares then earned and issuable shall be issued to each Seller on a pro-rata basis based on the percentage of the aggregate share consideration received, or entitled to be received, by such Seller as of immediately following the Closing.

Closing of the Business Combination

We expect to consummate the Business Combination no later than five (5) business days following the satisfaction or waiver of the conditions described below under the subsection entitled “— Conditions to the Closing of the Business Combination.”

Conditions to the Closing of the Business Combination

The Business Combination Agreement sets forth the various conditions which must be satisfied or waived prior to the consummation of the Business Combination. Neither TDAC nor Lottery.com can provide assurance as to when or if all of the conditions to the Business Combination will be satisfied or waived by the appropriate party. As of the date of this proxy statement/prospectus, TDAC and Lottery.com have no reason to believe that any of these conditions will not be satisfied.

Mutual Conditions

The respective obligations of the parties to the Business Combination Agreement to consummate and effect the Business Combination are subject to the satisfaction at or prior to the Effective Time of certain conditions, including principally the following:

•        The Business Combination and related transactions shall have been approved and adopted by the requisite affirmative vote of TDAC stockholders;

•        No applicable Law making illegal, or order preventing, the consummation of the Business Combination shall be in force;

•        Each of the Employment Agreements shall remain in full force and effect;

•        The Common Stock shall have been approved for listing on Nasdaq, subject only to official notice of issuance thereof;

•        The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending;

•        If a filing is required in connection with the consummation of the Business Combination under the HSR Act, the waiting period applicable to the consummation of the Business Combination under the HSR Act shall have expired or been terminated; and

•        TDAC shall have at least $5,000,001 of net tangible assets remaining immediately after the Closing (and for the avoidance of doubt, after giving effect to payment of the Transaction Expenses).

Conditions to TDAC’s and Merger Sub’s Obligations

The obligations of TDAC and Merger Sub to consummate the Business Combination are subject to the satisfaction (or written waiver by TDAC), at or prior to the Closing Date, of certain conditions, including principally the following:

•        Certain of the representations and warranties of Lottery.com contained in the Business Combination Agreement regarding due organization, due authorization, enforceability, capitalization and brokers’ fees, in each case, without giving effect to any materiality, Material Adverse Effect or similar qualifiers contained therein, shall be true and correct in all material respects as of the date of the Business Combination Agreement and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all material respects as of such date);

•        The representations and warranties of Lottery.com contained in the Business Combination Agreement relating to the non-existence of a Material Adverse Effect shall be true and correct in all respects as of the date of the Business Combination Agreement and as of the Closing Date as though then made;

•        All of the other representations and warranties of Lottery.com contained in the Business Combination Agreement, in each case, without giving effect to any materiality, material adverse effect or similar qualifiers contained therein (other than in respect of the defined terms “Material Contract”, “Material Customers”, “Material Leases” and “Material Suppliers”), shall be true and correct as of the date of the Business Combination Agreement and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all material respects as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect;

•        Lottery.com shall have performed in all material respects all of its covenants required by the Business Combination Agreement to be performed by it on or prior to the Closing Date; and

•        Lottery.com shall have delivered all closing certificates and other closing documents (including the Investor Rights Agreement) required to be delivered by it under the Business Combination Agreement.

Conditions to Lottery.com’s Obligations

The obligations of Lottery.com to consummate the Business Combination are subject to the satisfaction (or written waiver by Lottery.com), at or prior to the Closing Date, of certain conditions, including principally the following:

•        Certain of the representations and warranties of TDAC and Merger Sub contained in the Business Combination Agreement regarding due incorporation, due authorization, enforceability, capitalization, brokers’ fees and the Trust Account, in each case, without giving effect to any materiality, Trident Material Adverse Effect or similar qualifiers contained therein, shall be true and correct in all material respects as of the date of the Business Combination Agreement and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all material respects as of such date);

•        All of the other representations and warranties of TDAC and Merger Sub contained in the Business Combination Agreement, in each case, without giving effect to any materiality, Trident Material Adverse Effect or similar qualifiers contained therein, shall be true and correct as of the date of the Business Combination Agreement and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all material respects as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Trident Material Adverse Effect;

•        TDAC and Merger Sub shall have performed in all material respects all of their covenants required by the Business Combination Agreement to be performed by them on or prior to the Closing Date;

•        The TDAC Current Charter and bylaws shall each be amended and restated in accordance with the terms of the Business Combination Agreement;

•        TDAC shall have delivered all closing certificates and other closing documents (including the Investor Rights Agreement) required to be delivered by it under the Business Combination Agreement; and

•        The Sponsor Forfeiture Agreement shall have been entered into and the same shall continue to be in full force and effect.

Material Adverse Effect and Trident Material Adverse Effect

Under the Business Combination Agreement, a “Material Adverse Effect” on Lottery.com means any event, circumstance or state of facts that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect upon the business, results of operations or financial condition of Lottery.com and the Active Company Subsidiaries, taken as a whole; provided, however, that none of the following (or the effect of the following), alone or in combination, will constitute a Material Adverse Effect, or will be considered in determining whether a Material Adverse Effect has occurred:

•        changes that are the result of factors generally affecting the industries or markets in which Lottery.com and the Active Company Subsidiaries operate;

•        the public announcement, pendency or consummation of the transactions contemplated by the Business Combination Agreement, including the negotiation and execution of the Business Combination Agreement;

•        changes in Law or GAAP or the interpretation thereof, in each case effected after the effective date of the Business Combination Agreement;

•        changes that are the result of economic factors affecting the national, regional or world economy or financial markets;

•        any change in the financial, banking, or securities markets;

•        any strike, embargo, labor disturbance, riot, protests, cyberattacks, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire, other weather-related or meteorological event, pandemic (including the COVID-19 pandemic and any COVID-19 Measures), epidemic, disease outbreak or other natural disaster or act of god;

•        any national or international political conditions in or affecting any jurisdiction in which Lottery.com and the Active Company Subsidiaries conduct business;

•        the engagement in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack;

•        any consequences arising from any action by a party to the Business Combination Agreement that is required by the Business Combination Agreement (other than Lottery.com’s compliance with the interim operating covenants thereof, except as a result of the failure of TDAC or Merger Sub to consent to an action following request for such consent by such party in accordance with the Business Combination Agreement);

•        any consequences arising from any action taken (or omitted to be taken) by Lottery.com or an Active Company Subsidiary at the written request of TDAC or Merger Sub; or

•        any failure of Lottery.com or an Active Company Subsidiary to achieve any projected revenue, earnings, expense, sales or other projections, forecasts, predictions or budgets prior to the Closing (it being understood that the underlying event, circumstance or state of facts giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect shall be taken into account in determining whether a Material Adverse Effect has occurred).

Any event, circumstance or state of facts resulting from a matter described in any of the first, third, fourth, fifth, sixth, seventh, eighth and eleventh bullets above may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be likely to occur only to extent such event, circumstances or state of facts has a material and disproportionate effect on Lottery.com and the Active Company Subsidiaries, taken as a whole, relative to other comparable entities operating in industries and markets in which Lottery.com and the Active Company Subsidiaries operate.

Under the Business Combination Agreement, a “Trident Material Adverse Effect” means any event, circumstance or state of facts that, individually or in the aggregate, has had, or would be reasonably expected to have a material and adverse effect upon the ability of TDAC or Merger Sub, as applicable, to perform its obligations and to consummate the transactions contemplated by the Business Combination Agreement and the ancillary agreements; provided, however, that none of the following (or the effect of the following), alone or in combination, will constitute a Trident Material Adverse Effect, or will be considered in determining whether a Trident Material Adverse Effect has occurred:

•        the public announcement, pendency or consummation of the transactions contemplated by the Business Combination Agreement, including the negotiation and execution of the Business Combination Agreement;

•        changes in Law or GAAP or the interpretation thereof, in each case effected after the effective date of the Business Combination Agreement;

•        changes that are the result of economic factors affecting the national, regional or world economy or financial markets;

•        any change in the financial, banking, or securities markets;

•        any strike, embargo, labor disturbance, riot, protests, cyberattacks, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire, other weather-related or meteorological event, pandemic (including the COVID-19 pandemic and any COVID-19 Measures), epidemic, disease outbreak or other natural disaster or act of god;

•        the engagement in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack; or

•        any consequences arising from any action by TDAC or Merger Sub that is required by the Business Combination Agreement.

Any event, circumstance or state of facts resulting from a matter described in any of the second, third, fourth, fifth and sixth bullets above may be taken into account in determining whether a Trident Material Adverse Effect has occurred or would reasonably be likely to occur only to extent such event, circumstances or state of facts has a material and disproportionate effect on TDAC relative to other “SPACs” operating in the industries and markets in which TDAC operates.

Representations and Warranties

In the Business Combination Agreement, Lottery.com makes certain customary representations and warranties (with certain exceptions set forth in the disclosure letter to the Business Combination Agreement) relating to, among other things: (i) proper corporate organization of Lottery.com and the Active Company Subsidiaries and similar corporate matters; (ii) authorization, execution, delivery and enforceability of the Business Combination Agreement and the ancillary agreements to which it is a party; (iii) absence of conflicts; (iv) capitalization; (v) accuracy of its charter documents; (vi) affiliated transactions; (vii) required consents and approvals; (viii) financial statements; (ix) absence of certain changes or events; (x) material contracts; (xi) insurance; (xii) licenses and permits; (xiii) compliance with Laws, including those relating to foreign corrupt practices and money laundering; (xiv) ownership of intellectual property; (xv) employment and labor and compensation matters; (xvi) tax matters; (xvii) data security and privacy; (xviii) brokers and finders; (xix) employee benefit plans; (xx) litigation; (xxi) real property; and (xxii) other customary representations and warranties.

In the Business Combination Agreement, TDAC and Merger Sub make certain customary representations and warranties (with certain exceptions set forth in the disclosure letter to the Business Combination Agreement, and certain other information publicly available prior to the effective date of the Business Combination Agreement incorporated therein) relating to, among other things: (i) capitalization; (ii) proper corporate organization of TDAC and Merger Sub and similar corporate matters; (iii) authorization, execution, delivery and enforceability of the Business Combination Agreement and the ancillary agreements to which TDAC and/or Merger Sub is a party; (iv) brokers and finders; (v) validity of Nasdaq listing; (vi) SEC filing requirements and financial statements; (vii) compliance with Laws; (viii) business activities; (ix) affiliated transactions; (x) tax matters; and (xi) absence of conflicts.

The representation and warranties contained in the Business Combination Agreement will not survive the Closing.

Covenants of the Parties

Conduct of Business Prior to the Business Combination

From the effective date of the Business Combination Agreement until the earlier of the Closing Date or the date the Business Combination Agreement is terminated in accordance with its terms (such period, the “Pre-Closing Period”), unless TDAC otherwise consents in writing (which consent shall not to be unreasonably withheld, conditioned or delayed) and except (i) as otherwise specifically contemplated by the Business Combination Agreement or the ancillary agreements, (ii) as otherwise set forth in the disclosure letter to the Business Combination Agreement or (iii) other than with respect to the restrictions set forth in the first, third, fourth, fifth, tenth or fourteenth bullet below, to the extent that any action is taken or omitted to be taken in response to or related to the actual or anticipated effect on the businesses of Lottery.com or any Active Company Subsidiary of COVID-19 or any COVID-19 Measures, in each case with respect to this clause (iii) in connection with or in response to COVID-19, Lottery.com has agreed to, and has agreed to cause the Active Company Subsidiaries to, conduct and operate their business in all material respects in the Ordinary Course of Business and use its commercially reasonable efforts to preserve their existing relationships with material customers and suppliers, and Lottery.com has also agreed not to, and has agreed to cause the Active Company Subsidiaries not to:

•        amend or otherwise modify any of the governing documents of Lottery.com or any Active Company Subsidiary in any manner that would be adverse to TDAC or Merger Sub, except as otherwise required by Law;

•        make any material changes to its accounting policies, methods or practices, other than as required by GAAP or applicable Law;

•        sell, issue, redeem, assign, transfer, pledge (other than in connection with existing credit facilities), convey or otherwise dispose of (a) any equity interest of Lottery.com or any Active Company Subsidiary or (b) any options, warrants, rights of conversion or other rights or agreements, arrangements or commitments obligating Lottery.com or any Active Company Subsidiary to issue, deliver or sell any equity interests of Lottery.com or any Active Company Subsidiary;

•        declare, make or pay any dividend, other distribution or return of capital (whether in cash or in kind) to any equityholder of Lottery.com or any other Active Company Subsidiary, other than to Lottery.com or another Active Company Subsidiary;

•        adjust, split, combine or reclassify any of its equity interests;

•        (a) incur, assume, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness (other than (1) additional indebtedness under existing credit facilities, (2) indebtedness incurred in the Ordinary Course of Business, including capital leases entered into in the Ordinary Course of Business, (3) indebtedness incurred in connection with the transactions contemplated in the Business Combination Agreement, and (4) indebtedness that would convert into equity interests upon the consummation of the transactions contemplated in the Business Combination Agreement), (b) make any advances or capital contributions to, or investments in, any person, other than Lottery.com or an Active Company Subsidiary or in the Ordinary Course of Business, or (c) amend or modify in any material respect any indebtedness for borrowed money (other than in connection with the incurrence of indebtedness permitted by sub-clause (a) in this bullet);

•        commit to, authorize or enter into any agreement in respect of, any capital expenditure (or series of commitments or capital expenditures);

•        enter into any material amendment or termination (other than an expiration in accordance with the terms thereof) of, or waive compliance with, any material term of any material contract or material lease or enter into any contract that if entered into prior to the effective date of the Business Combination Agreement would be a material contract or material lease, in each case other than in the Ordinary Course of Business and solely to the extent such amendment, termination or waiver would not materially and adversely impact Lottery.com and the Active Company Subsidiaries, taken as a whole;

•        other than inventory and other assets acquired in the Ordinary Course of Business, acquire the business, properties or assets, including equity interest of another person;

•        propose, adopt or effect any plan of complete or partial liquidation, dissolution, recapitalization or reorganization, or voluntarily subject to any material lien, any of the material rights or material assets owned by, or leased or licensed to, Lottery.com or any Active Company Subsidiary, except for (a) permitted liens, (b) liens under existing credit facilities or other indebtedness permitted pursuant to the Business Combination Agreement and (c) as required or contemplated by the Business Combination Agreement;

•        compromise, commence or settle any pending or threatened proceeding (a) involving payments (exclusive of attorney’s fees) by Lottery.com or an Active Company Subsidiary not covered by insurance in excess of one million dollars ($1,000,000) in any single instance, (b) granting injunctive or other equitable remedy against Lottery.com or an Active Company Subsidiary, (c) which imposes any material restrictions on the operations of businesses of Lottery.com and the Active Company Subsidiaries or (d) by the equityholders of Lottery.com or any other person which relates to the transactions contemplated by the Business Combination Agreement;

•        except (a) as required under applicable Law, (b) pursuant to the terms of any company employee benefit plan existing as of the date of the Business Combination Agreement or (c) in the Ordinary Course of Business, (1) materially increase in any manner the compensation, bonus, severance or termination pay of any of the current or former directors, officers, employees or independent contractors of Lottery.com and the Active Company Subsidiaries, (2) become a party to, establish, materially amend (other than as required by applicable Law or as part of an annual renewal for health and/or welfare benefits), commence participation in, or terminate any stock option plan or other stock-based compensation plan, or any material company employee benefit plan with or for the benefit of any current or former directors, officers, employees or independent contractors of Lottery.com and the Active Company Subsidiaries (or newly hired employees), (3) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any company employee benefit plan, (4) grant any new awards under any company employee benefit plan, (5) materially amend or modify any outstanding award under any company employee benefit plan, (6) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization respecting employees of Lottery.com and the Active Company Subsidiaries, (7) forgive any loans made, or issue any loans, to Lottery.com’s or an Active Company Subsidiary’s directors, officers, contractors or employees, or (8) hire or engage any new employee or consultant or terminate the employment or engagement, other than for cause, of any employee or consultant if such new employee or consultant will receive, or does receive, annual base compensation (or annual base wages or fees) in excess of two hundred thousand dollars ($200,000);

•        sell, lease, assign, transfer, license, or otherwise dispose of, create, grant or issue any liens (other than permitted liens), debentures or other securities in or on, any material rights or assets owned by, or leased or licensed to, Lottery.com or any Active Company Subsidiary, other than in the Ordinary Course of Business;

•        fail to take any action required to maintain any material insurance policies of Lottery.com or any Active Company Subsidiary in force (other than (a) substitution of an insurance policy by an insurance policy with a substantially similar coverage or (b) with respect to any policy that covers any asset or matter that has been disposed or is no longer subsisting or application), or knowingly take or omit to take any action that could reasonably result in any such insurance policy being void or voidable (other than (a) substitution of an insurance policy by an insurance policy with a substantially similar coverage, (b) with respect to any policy that covers any asset or matter that has been disposed or is no longer subsisting or application or (c) actions in the Ordinary Course of Business); or

•        agree or commit to do any of the foregoing.

Additionally, during the Pre-Closing Period, unless TDAC shall otherwise give prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) in writing and except (i) as contemplated by the Business Combination Agreement or the ancillary agreements, (ii) as set forth in the disclosure letter to the Business Combination Agreement or (iii) to the extent that any action is taken or not taken in response to the actual or anticipated effect on Lottery.com’s or any Active Company Subsidiary’s business of COVID-19 or any COVID-19 Measures, in each case with respect to this clause (iii) in connection with or in response to COVID-19, Lottery.com has agreed not to, and has agreed to cause the Active Company Subsidiaries not to:

•        enter into, renew or modify any Prohibited Affiliate Transaction; or

•        except to the extent required by applicable Law, (a) make, change or revoke any material election relating to taxes outside the Ordinary Course of Business that is inconsistent with past practice (subject to changes in applicable Law), (b) enter into any agreement, settlement or compromise with any taxing authority relating to a material amount of taxes, (c) consent to any extension or waiver of the statutory period of limitations applicable to any material tax matter not disclosed in the disclosure letter to the Business Combination Agreement (other than at the request of a taxing authority), (d) file any amended material tax return, (e) enter into any tax sharing agreement (other than an ordinary course tax sharing agreement), (f) surrender any right to claim any refund of a material amount of taxes, or (g) take any action that would reasonably be expected to prevent, impair or impede the intended tax treatment.

During the Pre-Closing Period, unless Lottery.com shall otherwise give prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) in writing and except as contemplated by the Business Combination Agreement or the ancillary agreements or as set forth in the disclosure letter to the Business Combination Agreement, TDAC and Merger Sub have agreed not to:

•        conduct any activities or enter into any contracts directed toward or in contemplation of an alternative business combination to the Business Combination;

•        amend or otherwise modify the Trust Agreement, that certain Warrants Agreement, dated May 29, 2018, by and among the trustee and TDAC, the TDAC governing documents, or the Merger Sub governing documents, in any material respect;

•        withdraw any of the Trust Amount, other than as permitted by the TDAC governing documents or the Trust Agreement;

•        make any material changes to its accounting policies, methods or practices, other than as required by GAAP or applicable Law;

•        except to the extent required by applicable Law, (i) make, change or revoke any material election relating to taxes outside the Ordinary Course of Business that is inconsistent with past practice (subject to changes in applicable Law), (ii) enter into any agreement, settlement or compromise with any taxing authority relating to a material amount of taxes, (iii) consent to any extension or waiver of the statutory period of limitations applicable to any material tax matter not disclosed in the disclosure letter to the Business Combination Agreement (other than at the request of a taxing authority), (iv) file any amended material tax return, (v) enter into any tax sharing agreement (other than an ordinary course tax sharing agreement), (vi) surrender any right to claim any refund of a material amount of taxes, or (vii) take any action that would reasonably be expected to prevent, impair or impede the intended tax treatment of the transactions contemplated by the Business Combination Agreement;

•        other than in connection with a redemption by TDAC’s eligible stockholders in connection with the Business Combination, sell, issue, redeem, assign, transfer, convey or otherwise dispose of (i) any of its equity interests, or (ii) any options, warrants, rights of conversion or other rights or agreements, arrangements or commitments obligating TDAC or Merger Sub to issue, deliver or sell any equity interests of TDAC or Merger Sub;

•        other than in connection with a redemption by TDAC’s eligible stockholders in connection with the Business Combination, declare, make or pay any dividend, other distribution or return of capital (whether in cash or in kind) to the equityholders of TDAC or Merger Sub;

•        adjust, split, combine or reclassify any of its equity interests;

•        reduce the exercise price of any TDAC warrant;

•        incur, assume, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness, material liabilities, debts or obligations;

•        enter into any transaction or contract with the Founder Holders or any of their affiliates for the payment of finder’s fees, consulting fees, monies in respect of any payment of a loan or other compensation paid by TDAC or Merger Sub to TDAC’s or Merger Sub’s officers or directors, or any affiliate of TDAC’s or Merger Sub’s officers, for services rendered prior to, or for any services rendered in connection with, the consummation of the transactions contemplated by the Business Combination Agreement;

•        compromise, commence or settle any pending or threatened proceeding (i) involving payments (exclusive of attorney’s fees) by TDAC or Merger Sub not covered by insurance in excess of $500,000 or in excess of $1,000,000 in the aggregate, (ii) granting material injunctive or other equitable remedy against TDAC or Merger Sub, (iii) which imposes any material restrictions on the operations of businesses of TDAC or Merger Sub, or (iv) by the public stockholders of TDAC or any other person which relates to the transactions contemplated by the Business Combination Agreement;

•        enter into, renew, modify or revise any contract or agreement with any TDAC related party; or

•        agree or commit to do any of the foregoing.

Additional TDAC Covenants

The Business Combination Agreement contains additional customary covenants of TDAC including, among others: disbursement of funds in the Trust Account in connection with the Business Combination and the other transactions contemplated by the Business Combination Agreement; obtaining a “tail” officers’ and directors’ liability insurance policy for Lottery.com’s, the Active Company Subsidiaries’ and TDAC’s officers and directors; continued listing of Common Stock on Nasdaq and the listing of the Combined Company Common Stock on Nasdaq; SEC compliance; establishment of an equity incentive plan for TDAC to be approved and adopted by TDAC’s stockholders, effective as of the Closing Date; reduction or restructuring of any deferred underwriting fees payable by TDAC in connection with its initial public offering or any outstanding indebtedness of TDAC through the issuance of shares of Common Stock; and TDAC not changing or withdrawing its board recommendation of the Business Combination.

Additional Lottery.com Covenants

The Business Combination Agreement contains additional customary covenants of Lottery.com including, among others: the granting of access to information to TDAC and delivering, as reasonably as practicable after the effective date of the Business Combination Agreement, the Company’s PCAOB Financial Statements.

Additional Mutual Covenants

The Business Combination Agreement contains additional customary mutual covenants of the parties including, among others: TDAC’s preparation and delivery of this document and holding the Special Meeting and Lottery.com’s cooperation therewith; preparation and filing of any submissions under the HSR Act or required to be made under any other applicable Law and complying with the related notification and reporting requirements; the filing of a Form 8-K and issuance of a press release relating to the Closing and related transactions; the filing of tax returns and other tax matters; exclusivity with respect to the acquisition of Lottery.com or TDAC and agreeing not to solicit, maintain or recommend any alternative transactions; to cooperate and use commercially reasonable best efforts to take, or cause to be taken, all appropriate action (including executing and delivering any documents, certificates, instruments and other papers that are necessary for the consummation of the transactions contemplated by the Business Combination Agreement), and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary to consummate and make effective, in the most expeditious manner practicable (giving effect to the timing of the delivery of the PCAOB Financial Statements), the transactions contemplated by the Business Combination Agreement; notifying the other party of the occurrence of certain events during the Pre-Closing Period; and Section 16 matters.

Board of Directors of the Combined Company following the Business Combination

The Combined Company’s board of directors following the Business Combination will include the individuals identified in the section of this proxy statement/prospectus entitled “Combined Company Management and Governance After the Business Combination — Executive Officers and Directors After the Business Combination.”

Termination

The Business Combination Agreement may be terminated and/or abandoned at any time prior to the Closing, as follows:

•        By mutual written consent of Lottery.com and TDAC.

•        By Lottery.com or TDAC by written notice to the other if the Closing has not occurred on or before the Outside Date; provided, however, that such right to terminate the Business Combination Agreement shall not be available to the party that has materially breached any of its representations, warranties, covenants or agreements under the Business Combination Agreement and such material breach is the primary cause of or has resulted in the failure of the consummation of the Business Combination on or before the Outside Date.

•        By Lottery.com or TDAC by written notice to the other if any applicable Law is in effect making the consummation of the Business Combination illegal or any final, non-appealable order is in effect permanently preventing the consummation of the Business Combination; provided, however, that such right to terminate the Business Combination Agreement shall not be available to any party whose breach of any representation, warranty, covenant or agreement of the Business Combination Agreement results in or causes such final, non-appealable order or other action.

•        By TDAC if Lottery.com breaches in any material respect any of its representations or warranties, or breaches or fails to perform in any material respect any of its covenants, contained in the Business Combination Agreement, which breach or failure to perform (i) has rendered a related closing condition not capable of being satisfied and (ii) after giving of written notice of such breach or failure to perform to Lottery.com by TDAC, cannot be cured or is not cured by the later of the Outside Date and thirty (30) business days following receipt of such written notice, and TDAC has not waived in writing such breach or failure; provided, however, that such right to terminate shall not be available to TDAC if TDAC or Merger Sub is then in material breach of any representation, warranty, agreement or covenant contained in the Business Combination Agreement.

•        By Lottery.com if TDAC or Merger Sub breaches in any material respect any of their representations or warranties, or breaches or fails to perform in any material respect any of their covenants, contained in the Business Combination Agreement, which breach or failure to perform (i) has rendered a related closing condition not capable of being satisfied and (ii) after giving of written notice of such breach or failure to perform to TDAC or Merger Sub, as applicable, by Lottery.com, cannot be cured or is not cured by the later of the Outside Date and thirty (30) business days following receipt of such written notice, and Lottery.com has not waived in writing such breach or failure; provided, however, that such right to terminate shall not be available to Lottery.com if Lottery.com is then in material breach of any representation, warranty, agreement or covenant contained in the Business Combination Agreement.

•        By written notice from either TDAC or Lottery.com to the other if the approval of the stockholders of TDAC is not obtained at the Special Meeting (subject to any adjournment or postponement thereof).

Effect of Termination

In the event of termination of the Business Combination Agreement by either TDAC or Lottery.com, all further obligations of the parties shall terminate (subject to certain limited exceptions), other than for liability of any party for fraud or willful and material breach of the Business Combination Agreement. Each party has agreed to pay to the other a termination fee of up to $500,000 in the event the other party terminates the Business Combination Agreement under certain circumstances.

Fees and Expenses

Regardless of whether Business Combination is consummated, except as otherwise provided in the Business Combination Agreement, each party to the Business Combination Agreement must pay its own expenses incurred in connection with the Business Combination Agreement and the transactions contemplated thereby.

Amendments and Waivers

No amendment of any provision of the Business Combination Agreement shall be valid unless the same shall be in writing and signed by TDAC and Lottery.com. No waiver of any provision or condition of the Business Combination Agreement shall be valid unless the same shall be in writing and signed by the party against which such waiver is to be enforced. No waiver by any party of any default, breach of representation or warranty or breach of covenant under the Business Combination Agreement, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence. Under the Business Combination Agreement, any such amendment or waiver may occur after the approval of the proposals set forth herein so long as such amendment or waiver would not require the further approval of the TDAC stockholders under applicable Law without such approval having first been obtained.

Trust Account Waiver

Lottery.com, for itself and the affiliates it has authority to bind, has agreed that it does not and will not at any time have any right, title, interest or claim of any kind in or to any assets in the Trust Account (or distributions therefrom to TDAC’s public stockholders upon the redemption of their shares or to the underwriters of TDAC’s initial public offering in respect of their deferred underwriting commissions held in the Trust Account, in each case as set forth in the Trust Agreement (collectively, the “Trust Distributions”)), and has waived any claims it had or may have at any time against or with respect to the Trust Account (including the Trust Distributions) as a result of, or arising out of, any discussions, contracts or agreements (including the Business Combination Agreement) between Lottery.com and TDAC and agreed not to seek recourse against the Trust Account (including the Trust Distributions) for any reason whatsoever.

Specific Performance

Each party to the Business Combination Agreement agreed that each other party will be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions of the Business Combination Agreement and to enforce specifically the Business Combination Agreement and the terms and provisions thereof in any proceeding, in addition to any other remedy to which such party may be entitled.

The foregoing summary of the Business Combination Agreement does not purport to be complete and is qualified in its entirety by reference to the actual Business Combination Agreement, which is attached to this proxy statement/prospectus as Annex A, and is incorporated into this proxy statement/prospectus by reference.

Additional Agreements

Sponsor Forfeiture Agreement

Simultaneously with the Closing, the Founder Holders, TDAC and Lottery.com will enter into a Sponsor Forfeiture Agreement in a form to be mutually agreed upon by TDAC, Lottery.com and the Founder Holders, each acting reasonably (the “Sponsor Forfeiture Agreement”). Pursuant to the Sponsor Forfeiture Agreement, the Founder Holders will forfeit for no consideration all of the 1,150,000 Public Warrants they hold and a minimum of 561,932 shares of Common Stock. Further, to the extent the amount in the Trust Account at Closing is reduced to an amount below 70% of amount in the Trust Account as a result of redemptions, the Founder Holders will forfeit for no consideration such number of shares of Common Stock to be set forth in such Sponsor Forfeiture Agreement, up to a maximum forfeiture of 3,090,625 shares. Effective upon the Closing, the Founder Holders shall be automatically deemed to have irrevocably transferred to TDAC, surrendered, and forfeited for no consideration all of the 1,150,000 Public Warrants and the shares of Common Stock specified in the Sponsor Forfeiture Agreement, and such Public Warrants and shares of Common Stock shall, by virtue of the Merger, be deemed to have been canceled and extinguished.

Investor Rights Agreement

Simultaneously with the Closing, TDAC, Lottery.com, the Founder Holders and certain existing Lottery.com Shareholders of Lottery.com (the “Stockholder Parties”) will enter into an Investor Rights Agreement in a form to be mutually agreed upon by TDAC and Lottery.com, each acting reasonably (the “Investor Rights Agreement”). Pursuant to the Investor Rights Agreement, such parties will agree to vote or cause to be voted all shares owned by them from time to time that may be voted in the election of TDAC directors, and shall cause their director designees, to ensure that (i) the size of the Board is set and remains at five directors, (ii) four persons nominated by the Lottery.com stockholders and one person nominated by the TDAC stockholders are elected to the Board, and (iii) no member of the Board is removed without the approval of the stockholders entitled to designate such director.

Disqualified Holders

Each member of the Stockholder Parties acknowledges and agrees to the application of the provisions concerning regulatory compliance contained in the Proposed Charter, which will be applicable to all holders of common stock or other equity securities of the Combined Company. TDAC is asking its stockholders to approve the provisions concerning regulatory compliance contained in the Proposed Charter by approving the adoption of the Proposed Charter, in the form attached hereto as Annex B-1, pursuant to the Charter Proposal. Pursuant to such regulatory compliance provisions, any shares of capital stock, bonds, notes, convertible debentures, options, warrants or other instruments that represent a share of equity of the Combined Company, a debt owed by the Combined Company or the right to acquire any of the foregoing (for purposes of this section, the “Securities”), owned or controlled by any person who is a Disqualified Holder (as defined below) will subject to redemption by the Combined Company, out of funds legally available therefor, by action of the Combined Company’s board of directors, to the extent deemed necessary or advisable by the Combined Company’s board of directors, on the terms and conditions set forth in the Proposed Charter.

A Disqualified Holder is any record or beneficial holder of the Combined Company’s securities or an affiliate thereof who or that (i) fails or refuses to participate in good faith in an investigative process of, or submit documents, give notices or make filings requested or required by, any regulatory authority, (ii) is denied or disqualified by any regulatory authority from receiving or holding any regulatory approval, (iii) is determined by a regulatory authority or by the Combined Company’s board of directors, based on advice of counsel or verifiable information received from any regulatory authority, to be disqualified or unsuitable to own or control any securities or to be associated or affiliated in any capacity with the Combined Company, its affiliates, or the lottery business in any applicable jurisdiction, (iv) causes the Combined Company or any of its affiliates to lose or to be threatened with the loss of any regulatory approval, or (v) is deemed likely by the Combined Company’s board of directors, based on advice of counsel or verifiable information received from any regulatory authority, by virtue of such person’s ownership or control of securities or association or affiliation with the Combined Company or its affiliates, to jeopardize, impede, impair or adversely affect the ability of the Combined Company’s or any of its affiliates to obtain, maintain, hold, use or retain any regulatory approval or to cause or result in the suspension, disapproval, termination, non-renewal or loss of any regulatory approval. For more information, please see “Description of Securities — Redemption Rights with Respect to Capital Stock Held by Disqualified Holders and Their Affiliates.”

Background of the Merger

The terms of the Business Combination are the result of negotiations between the representatives of TDAC and Lottery.com. The following is a brief description of the background of these negotiations and the resulting Business Combination.

TDAC is a blank check company incorporated in Delaware on March 17, 2016, and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Our intention was to capitalize on the substantial deal sourcing, investing and operating expertise of our management team to identify and combine with one or more businesses with high growth potential.

On June 1, 2018, we consummated our initial public offering (“IPO”), of 17,500,000 units, with each unit consisting of one share of Class A common stock and one warrant. On June 5, 2018, we sold an additional 2,625,000 Units pursuant to the underwriters fully exercising their over-allotment option. The units in the IPO were sold at an offering price of $10.00 per unit, generating total gross proceeds of $201,250,000. Simultaneously with the closing of the IPO, TDAC consummated the sale of 1,150,000 Private Units, at a price of $10.00 per unit in a private placement to certain of its affiliates and stockholders, generating gross proceeds of $11,500,000. After deducting the underwriting fee (excluding the deferred underwriting commission of $5,031,250, which amount will be payable upon consummation of the Business Combination, if consummated) and the IPO expenses, the total net proceeds from the IPO and the sale of the Private Units was $206,679,386, of which $205,275,000 (or $10.20 per Unit sold in the IPO) was placed in the trust account. Prior to the consummation of the IPO, neither TDAC, nor anyone on its behalf, engaged in any substantive discussions, directly or indirectly, with any business combination target with respect to an initial business combination with TDAC.

After the IPO, our officers and directors commenced an active search for prospective businesses or assets to acquire in an initial business combination. Representatives of TDAC were contacted by, and representatives of TDAC contacted, numerous individuals, financial advisors and other entities who offered to present ideas for business combination opportunities. Our officers and directors and their affiliates also brought to our attention target business candidates. Immediately after the IPO, TDAC’s primary focus was on the oil and gas industry.

TDAC directly reviewed more than 40 opportunities in the Ukrainian, Romanian and Polish oil and gas industry. TDAC signed 21 confidentiality and non-disclosure agreements (NDAs) with 21 target companies but had advanced discussions with the following three target companies during the time periods specified below:

•        Between June 2018 and December 2018, TDAC conducted business combination negotiations with a rapidly growing Ukrainian-Swedish natural gas company which was engaged in a joint activity agreement (JAA) with a Ukrainian national gas company. This company’s midstream facilities were responsible for approximately 25% of the nation’s gas output. The company was also producing approximately 15000 boepd of natural gas from mature fields. As a result of the Ukrainian government’s involvement, the company was forced to cancel the JAA and TDAC management decided to suspend the negotiations.

•        Between June 2019 and October 2019, TDAC conducted business combination negotiations with a national gas producer with more than 21000 boepd of natural gas from one of the largest gas fields in Ukraine. TDAC was preparing to enter into a binding letter of intent with this target company when an international political scandal transpired that involved another Ukrainian major gas producer, Burisma. TDAC management decided to postpone the deal and monitor the political risks.

•        Between May 2019 and September 2019, TDAC participated in the tender for the future rights to enter into a Production Sharing Agreement (PSA) with the government of Ukraine to develop an offshore oil and gas project in the Black Sea region called the Dolphin block with potential output of 40000 boepd. A subsidiary of TDAC formed for the sole purpose of this transaction which was subsequently dissolved won the tender, but the Ukrainian government did not certify the results. The Board decided against challenging this outcome and proceeded to explore other promising opportunities inside and outside the region.

In addition, TDAC also reviewed over 60 opportunities in North America and approached over 30 target companies directly or indirectly through investment bankers and other third parties. We signed NDAs with nine target companies and had substantive discussions with the following five target companies during the time periods specified below:

•        Between March 2018 and August 2018, TDAC conducted business combination negotiations with a Canadian upstream oil and gas company with over 100,000 BOE/d production and assets in the Duverney and some of the most prolific formations in Canada. TDAC conducted due diligence and had advanced discussions with this target company to the point of submitting a proposed valuation and term sheet. The target company was interested in only taking certain assets public, as opposed to their overall portfolio, as part of the business combination. The Board was ultimately not comfortable with the final assets made available for a potential business combination and terminated the negotiations.

•        Between September 2018 and April 2019, TDAC conducted business combination negotiations with a US Bakken upstream oil and gas company with over 15,000 BOE/d of production. TDAC conducted advanced due diligence and valuation discussions, but with declining oil prices at the time, the Board determined that the scale was not large enough to create a compelling standalone public company. Attempts were made to bring adjacent operators into the transaction to increase the scale of assets going into the public company, but ultimately broke down due to the inability of respective shareholders to agree on terms.

•        Between September 2018 and April 2019, TDAC conducted business combination negotiations with a US Scoop Stack upstream oil and gas company with 16,000 BOE/d production. TDAC conducted due diligence and had advanced discussions on deal structure and valuation. Ultimately, the majority private equity firm shareholder declined TDAC’s proposal due to public market conditions and depressed upstream public oil and gas valuations. The target company felt its planned consolidation strategy was better accomplished through remaining a private company. The target company cited public trading values of multiple portfolio companies at close to PDP at [strip], with limited availability of credit for growth all in the presence of top management teams, strong future cash flows, plethora of undeveloped acreage, high quality inventory and low leverage levels.

•        Between August 2018 and December 2018, TDAC conducted business combination negotiations with a US Permian (Central Basin) oil and gas company. TDAC had discussions with multiple properties to consolidate 14,000-20,000 BOE/d production. The large anchor company with nearly 9,000 BOE/d production upstream assets was on board with moving forward, but TDAC could not ultimately come to terms with respect to the other adjacent assets.

•        Between May 2019 and September 2019, TDAC conducted business combination negotiations with a US oil and gas services company. After advanced discussions and submission of a term sheet by TDAC, the target company decided to accept private equity financing as opposed to proceeding with a transaction with TDAC.

After TDAC’s board and management decided to abandon the oil and gas industry as TDAC’s primary focus for TDAC’s business combination target search in the Spring of 2020 due to fears of a worldwide recession caused by the onset of the COVID-19 pandemic, TDAC decided to focus on clean energy related companies.

TDAC contacted several investment banks, including Bank of Montreal (BoM), RBC, Barclays, Morgan Stanley, Jefferies, and its IPO underwriter, Chardan Capital, to look for targets in the rare earth industry that would supply critical materials for electric batteries.

Chardan Capital introduced TDAC to the first target in the rare earth industry in March 2020. After studying the publicly available materials and working on the approach to valuation with Chardan, TDAC submitted a letter of intent on March 25, 2020. The target considered the proposal over a two week period, after which it returned with significant changes both to the structure of the deal and the valuation. TDAC countered with an improved offer that included incentives for the target to receive earn-outs based on financial performance. By the end of April 2020, the negotiations stalled and TDAC shifted its focus to another target in the rare earth industry.

The second rare earth target was introduced to TDAC on April 14, 2020. The target company was one of the leading companies in the United States with one of the largest deposits of diversified rare earth metals. After signing the NDA and receiving a presentation of the target’s business, TDAC submitted a letter of intent based on an analysis provided by Chardan and BoM. After prolonged negotiations, the letter of intent was signed on May 26, 2020. On June 14, 2020, TDAC hired Stantec to perform technical due diligence, while Loeb & Loeb performed legal due diligence and Chardan reviewed financial projections of the target. By the end of June 2020, TDAC became concerned that the work at the mine was not progressing due to COVID-19 closures and, together with Stantec, TDAC proposed performance metrics that the target was supposed to achieve. On July 1, 2020, the letter of intent was extended and the parties commenced drafting the legally binding documentation. The target asked for a credit facility from one of TDAC’s investors that was linked to the performance targets outlined by Stantec. On July 15, 2020, a revised draft of the letter of intent was exchanged. By the end July 2020, drafts of the legal documents were finalized, but the negotiations on the performance metrics and a linked credit facility stalled. During the first week of August 2020, the target notified TDAC that it needed to seek a CFIUS approval for the deal. TDAC suggested a shorter notification route, but the target’s board insisted on a full CFIUS application for a review. On August 14, 2020, the parties mutually agreed to end the negotiations and abandon the merger process.

On August 10, 2020, Chardan Capital made an introduction to a leading company in the battery recycling industry. On August 14, 2020, TDAC signed an NDA and began conducting due diligence. TDAC sent a proposed letter of intent to the company on August 19, 2020 after valuation discussions with Chardan. On September 14, 2020, after continued negotiations with the target, the letter of intent was signed. The terms of the deal included raising financing in a PIPE transaction. TDAC launched its due diligence process on September 15, 2020. After the satisfactory completion of the due diligence, a PIPE road show commenced on October 14, 2020. The broader SPAC market experienced a sharp downturn midway through the PIPE process. The target company asked for additional capital commitments from TDAC’s sponsors. The negotiations on the terms of the commitments did not produce a viable agreement. In the absence of the PIPE, the target’s board notified TDAC of its decision not to pursue a transaction on or about November 16, 2020.

On November 26, 2019, TDAC held its Annual Meeting of the Stockholders (the “Annual Meeting”) at which the stockholders approved a proposal to amend its Amended and Restated Certificate of Incorporation (the “Charter Amendment”) to extend the period of time for which TDAC is required to complete a Business Combination two times for an additional 90 days each time to June 1, 2020 (the termination date as so extended, the “Extended Termination Date”). Public Stockholders were able to elect to redeem their shares in connection with the Annual Meeting for a pro rata portion of the amount then on deposit in the Trust Account ($10.20 per share, plus any pro rata interest earned on the funds held in the trust account and not previously released to TDAC to pay franchise and income taxes). With respect to Public Shares not redeemed in connection with the Annual Meeting, TDAC agreed to make a cash contribution of $500,000 to the Trust Account for each 90-day extension. As of March 31, 2020, TDAC had contributed an aggregate of $1,000,015 to the Trust Account and extended the time to complete a Business Combination to June 1, 2020. In connection with the approval of the Charter Amendment, Public Stockholders elected to redeem an aggregate of 13,081,434 shares of TDAC common stock. As a result, an aggregate of approximately $137,130,484 (or approximately $10.48 per share) was removed from the Trust Account to pay such stockholders, and 13,224,816 shares of common stock were then issued and outstanding following such redemption.

On May 28, 2020, TDAC held a Special Meeting of the stockholders at which the stockholders approved a proposal to amend its Amended and Restated Certificate of Incorporation to extend the period of time for which TDAC is required to complete a Business Combination to September 1, 2020. TDAC made a cash contribution of $962,476 to the Trust Account for the three-month extension period. In addition, the stockholders elected to redeem an aggregate of 627,059 shares of TDAC common stock. As a result, an aggregate of $6,666,775 (or approximately $10.63 per share) was removed from the Trust Account to pay such stockholders and 12,597,757 shares of common stock were then issued and outstanding following such redemption.

On August 28, 2020, TDAC held a Special Meeting of the stockholders at which the stockholders approved a proposal to amend TDAC’s Amended and Restated Certificate of Incorporation to extend the period of time for which TDAC is required to complete a Business Combination to December 1, 2020. TDAC made a cash contribution of $867,971 to the trust account for the three-month extension period. In addition, the stockholders elected to redeem an aggregate of 630,037 shares of TDAC common stock. As a result, an aggregate of $6,781,851 (or approximately $10.76 per share) was removed from the Trust Account to pay such stockholders and 11,967,720 shares of common stock were then issued and outstanding following such redemption.

On November 7, 2020, TDAC’s chief executive officer, Mr. Komissarov, received a call from his former partner at Globex Capital, Mr. Vagan Kazaryan about a potential target for TDAC, Lottery.com.

After internal discussions at TDAC, Mr. Komissarov advised Mr. Kazaryan that the TDAC management team would be interested in an introductory call with Lottery.com. On November 8, 2020, Mr. Kazaryan made an email introduction between Mr. Komissarov and Mr. Tony DiMatteo, a co-founder and the chief executive officer of Lottery.com. On November 9, 2020, TDAC and Lottery.com signed a confidentiality and non-disclosure agreement and, on the same day, Mr. DiMatteo sent preliminary information about Lottery.com to TDAC, including historical and projected financial information.

On November 9, 2020, TDAC management sought the advice of its financial advisor, Chardan Capital, with respect to Lottery.com as a potential target. After conducting an independent review of Lottery.com’s industry and running some comparable analyses, Chardan concluded that Lottery.com was a suitable target for TDAC to pursue.

Following this discussion with Chardan, on November 10, 2020, Mr. Ponomarev and Mr. Komissarov took a call with Mr. DiMatteo and Mr. Clemenson, of Lottery.com. During this call, TDAC management learned more about Lottery.com’s business. Mr. Komissarov agreed to send Mr. DiMatteo a draft letter of intent (“LOI”) and continue the discussions together with TDAC’s financial advisors.

On November 13, 2020, a call was held with members of TDAC management, members of Lottery.com management and representatives from TDAC’s other financial advisor, B. Riley Securities to introduce Lottery.com as a potential target of TDAC.

During the November 13, 2020 call, Mr. DiMatteo and Mr. Clemenson made an extensive presentation of Lottery.com’s current business, its long-term goals of becoming a leader in the online industry of any games of chance, international expansion plans, and financial projections for the 2021-2025 period and underlying assumptions. The TDAC management team provided an overview of the SPAC market, how the industry operates and what steps need to be taken in connection with consummating a business combination.

The parties discussed certain key transaction terms, such as Lottery.com’s equity rollover, no cash-out for Lottery.com’s shareholders, Lottery.com’s requirements for cash in Trust, use of proceeds, size of TDAC’s management promote shares, number of TDAC’s outstanding warrants and the terms for their forced conversion, as well as overall approach to valuation. It was agreed that Lottery.com’s stakeholders would roll over 100% of their equity into the Business Combination and exchange their shares for shares of TDAC common stock. Lottery.com management outlined that 100% of the cash in the Trust Account remaining after the payment of expenses related to Closing would be retained by the Combined Company after the closing of the Business Combination and used to fund Lottery.com’s marketing programs and acquisitions, which would help grow the company’s business. TDAC explained the terms of the warrants, including that their exercise price is $11.50 per share the Combined Company can force the exercise of the warrants when the TDAC common stock trades above $16.00 per share for at least 20 consecutive days in any 30 day period. The parties discussed that 20,125,000 Public Warrants when and if exercised by the warrant holders would provide up to $231,437,500 in additional funding to Lottery.com for their additional international expansion plans. The funds could be used for sponsoring international marketing programs and M&A opportunities. Lottery.com inquired if TDAC’s management was willing to reduce the number of the Founder Shares to better align the structure of the deal with the interests of the public shareholders and the shareholders of Lottery.com. TDAC’s management assured Lottery.com that the Initial Stockholders were willing to reduce their promote in line with the norms of the SPAC industry. The parties agreed that as a fast growing company in the space of online lotteries and sports betting, it should be valued based on the comparable industry multiples and the company’s fast growth considerations should be taken into account.

During the call, Mr. Hopkinson asked TDAC to prepare an analysis of how the Founder Shares, or management promote, was handled in recent SPAC business combinations. The analysis was prepared by Chardan and sent to Lottery.com on November 14, 2020. It showed that on average, SPAC sponsors were reducing their promote by 5% to 25%.

On November 15, 2020, Lottery.com and TDAC held extensive discussions on the terms of the LOI, the size of the Trust Account, and TDAC’s management promote. TDAC sent a revised draft of the LOI to Lottery.com on November 15, 2020. The two teams agreed to an in-person meeting in Philadelphia on November 17 and 18, 2020. TDAC’s original proposal was a valuation of $450 million of Lottery.com on a stand-alone basis, which would include TDAC’s management promote, in line with the industry practice of presenting fully distributed equity value including the SPAC founder shares. The valuation assumed an approximate 35% discount to what TDAC’s team believed to be a fair fully distributed equity value. Lottery.com agreed with TDAC’s approach to a fully distributed valuation, but raised a question about including TDAC’s management promote into the valuation of Lottery.com and asked to consider a smaller discount to the fully distributed valuation. TDAC proposed to forfeit 1,150,000 Public Warrants they hold and a minimum of 561,932 shares of TDAC common stock to accommodate Lottery.com’s requests. After the negotiations, TDAC proposed to pay 39,000,000 TDAC shares for 100% of Lottery.com shares at $10.94 per TDAC share (which represented the value of the projected cash in the Trust Account, the value of Lottery.com plus a reduced TDAC management promote), representing a discount of approximately 30% of the fully distributed valuation of the company. TDAC and Lottery.com also discussed further alignment of interests of the public shareholders through an earnout structure whereby additional shares of TDAC common stock would be issued to Lottery.com shareholders upon the achievement of certain stock price thresholds. These discussions resulted in the earnout structure reflected in the Business Combination Agreement and described elsewhere in this proxy statement/prospectus.

On November 16, 2020, Lottery.com responded to the updated draft of the LOI, which included their counter proposals with respect to valuation and TDAC’s management promote, based on the previous discussions of the parties and Chardan’s analysis. Lottery.com asked TDAC to reduce the management promote further in a stepped-down form in case there are significant redemptions at the time of the Business Combination, which TDAC accepted and proposed the earnout structure for the Founder Holders that is described elsewhere in this proxy statement/prospectus. Lottery.com also requested TDAC to increase the consideration payable to Lottery.com stockholders to 40,000,000 TDAC shares, which TDAC accepted, and to include a minimum cash condition in the transaction, which TDAC rejected.

The meeting in Philadelphia on November 17-18, 2020 was attended by Mr. Komissarov, Mr. Ponomarev, and Mr. Rosenberg on behalf of TDAC, and Mr. DiMatteo from Lottery.com. Mr. Clemenson and Mr. Ryan Dickinson, Lottery.com’s President and COO, attended the meeting via video conference. At this meeting the parties discussed Lottery.com’s business model, top line financial results, growth projects, roadmap for Lottery.com’s international expansion, and TDAC founders’ potential participation on the Combined Company’s board after the Business Combination. TDAC representatives walked Lottery.com’s management through the process of the merger in detail and discussed a prospective timeline towards a Business Combination.

On November 18, 2020, TDAC and Lottery.com agreed on the final terms of the LOI, subject to completion of financial and legal due diligence. The final LOI reflected a pre-money valuation of $440 million for Lottery.com, to be paid to Lottery.com stockholders in the form of 40,000,000 shares of TDAC common stock, valued at $11.00 per share, as well as an earnout structure for both the Founder Holders and Lottery.com shareholders, the terms of which are described elsewhere in this proxy statement/prospectus.

On November 19, 2020, TDAC made a public announcement that it entered into an LOI for a business combination with Lottery.com.

On November 24, 2020, TDAC signed an engagement letter with B. Riley Securities to act as co-capital adviser and financial adviser to TDAC in connection with the business combination.

On November 30, 2020, TDAC held a Special Meeting of stockholders, pursuant to which the stockholders approved a proposal to amend TDAC’s Amended and Restated Certificate of Incorporation to extend the period of time for which TDAC is required to complete a Business Combination to March 1, 2021 (the “Extended Date”), with an ability to further extend for an additional three months to June 1, 2021 if approved by the Board. TDAC agreed to contribute $0.05 for each Public Share outstanding that was not redeemed for each month of the extension going forward. On December 1, 2020, TDAC contributed an aggregate of $289,323 to the Trust Account. On February 26, 2021, the Board approved the extension of the Extended Date to June 1, 2021 to permit sufficient time for TDAC to consummate its proposed business combination with Lottery.com. In connection with the approval of the Extended Date, none of the Public Stockholders elected to redeem their shares of common stock.

On December 1, 2020, TDAC’s legal advisors, Loeb and Loeb, prepared a list of due diligence questions, which was sent to Lottery.com.

On December 16, 2020, TDAC learned about Lottery.com’s intention to acquire two Mexican companies: Aganar.com and JuegaLotto.com. Although the parties acknowledged that these acquisitions would delay the agreed-upon timeline for the business combination, Lottery.com explained that these acquisitions are expected to be key for its international expansion plans.

On January 17, 2021, TDAC received the first draft of the Business Combination Agreement from White and Case LLP (“White & Case”), Lottery.com’s legal advisors, and sent the same to Loeb and Loeb for review.

On January 21, 2021, the TDAC and Lottery.com teams had an extensive call to go over the progress of the overall business combination process. Topics discussed included due diligence, progress of the Mexican acquisitions, status of Lottery.com’s audit, the investor presentation, and financial projections.

Between January 27, 2021 and February 2, 2021, the TDAC and Lottery.com teams and their respective counsels exchanged drafts and corresponded via email and telephonically regarding outstanding issues in the Business Combination Agreement and the parties’ due diligence efforts.

On February 4, 2021, TDAC, Lottery.com, Chardan, and B. Riley Securities held a call regarding Lottery.com’s current and expected future products, business practices, marketing, competitors, and growth drivers.

On February 8, 2021, Chardan requested additional documentation in connection with its diligence investigation of Lottery.com.

On February 9, 2021, Loeb and Loeb sent TDAC a legal due diligence report containing its findings and follow-up requests for further information.

On February 10, 2021, the TDAC team had a call with Chardan and B. Riley Securities regarding the approach to Lottery.com’s valuation and comparable companies.

On February 11, 2021, TDAC and Lottery.com signed an amendment to the LOI extending the exclusivity period to March 1, 2021.

On February 15, 2021, TDAC distributed the Business Combination Agreement and related documentation to its Board and made a presentation of the proposed transaction, its terms, and legal and business due diligence findings.

On February 17, 2021, the Board approved the terms of the Business Combination Agreement and the Business Combination.

On February 21, 2021, TDAC and Lottery.com executed the Business Combination Agreement and announced binding agreement on February 22, 2021.

On February 26, 2021, TDAC made a public announcement regarding its Board approval to extend the deadline to complete its business combination to June 1, 2021.

On March 5, 2021, TDAC made a Hart-Scott Rodino filing with the U.S. Federal Trade Commission and U.S. Department of Justice for the approval of the Business Combination.

On March 15, 2021, Lottery.com notified TDAC that it signed a binding letter of intent to acquire 80% of Aganar.com and JuegaLotto.com and sent a copy of the documentation together with the due diligence report report prepared by Dentons for TDAC’s review. The acquisitions closed in June 2021.

On March 22, 2021, Lottery.com made a public announcement of the letter of intent for the Mexican acquisitions and TDAC publicly filed the investor presentation.

On March 29, 2021, Lottery.com notified TDAC of its intent to acquire domain Sports.com prior to its public announcement of this acquisition on April 5, 2021; this intended acquisition is in line with its plans to enter the sports betting industry. Lottery.com made a public announcement of the Sports.com acquisition on April 5, 2021. The total purchase price was $6,000,000 with $3,000,000 to be paid within six months of the close of the Business Combination or December 31, 2021 at the latest. The initial $3,000,000 of the purchase price was funded through the issuance of Series B Convertible Notes.

On May 27, 2021, TDAC held a Special Meeting of stockholders, pursuant to which the stockholders approved a proposal to amend TDAC’s Amended and Restated Certificate of Incorporation to extend the period of time for which TDAC is required to complete a Business Combination to September 1, 2021, with an ability to further extend for an additional three months to December 1, 2021 if approved by the Board. TDAC agreed to contribute $0.05 for each Public Share outstanding that was not redeemed for each month of the extension going forward, provided if the daily volume weighted average price of TDAC’s common stock for any 10 consecutive trading days in the prior month is below $11.40 per share, as determined two (2) trading days prior to the last day of such month. In connection with the approval of the Business Combination deadline extension, stockholders elected to redeem an aggregate of 115 shares of common stock. As a result, an aggregate of approximately $1,257.76 (or approximately $10.94 per share) was removed from the Trust Account to pay such stockholders, and 11,967,605 shares of common stock were then issued and outstanding following such redemption.

On June 3, 2021, TDAC received a notice from the Listing Qualifications Department of The Nasdaq Stock Market LLC stating that TDAC was not in compliance with Listing Rule IM-5101-2, which requires that a special purpose acquisition company complete one or more business combinations within 36 months of the effectiveness of the registration statement filed in connection with its initial public offering. TDAC requested a hearing before an independent Hearings Panel, which was held on July 8, 2021. The Panel granted TDAC’s request for continued listing on Nasdaq subject to the condition that TDAC completes its Business Combination on or before October 29, 2021 and evidence compliance with all initial listing standards as required under Nasdaq’s listings qualifications rules.

Certain Lottery.com Projected Financial Information

In connection with its consideration of the potential Business Combination, the Board was provided with the projections set forth below prepared by management of Lottery.com (collectively, the “Projections”).

The Projections are included in this proxy statement/prospectus solely to provide TDAC’s stockholders access to information made available in connection with the Board’s consideration of the proposed Business Combination. The Projections should not be viewed as public guidance. The Board reviewed the Projections provided by Lottery.com prior to TDAC’s entry into an LOI with Lottery.com on November 19, 2020, and members of the Board subsequently reviewed updated versions of the Projections provided by Lottery.com prior to TDAC’s entry into the Business Combination Agreement in February 2021. The Projections do not take into account any circumstances or events occurring after February 2021.

Lottery.com does not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of its future performance, revenue, financial condition or other results. However, in connection with the Business Combination, the Projections set forth below were prepared to present key elements of the prospective financial information provided by Lottery.com to TDAC. The Projections were prepared solely for internal use and not with a view toward public disclosure or with a view toward complying with the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The Projections have not been audited. Neither the independent registered public accounting firms of Lottery.com nor TDAC or any other independent accountants have compiled, examined or performed any procedures with respect to the Projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or their achievability, and the independent accounting firms of Lottery.com and TDAC assume no responsibility for, and disclaim any association with, the Projections, as further described in the “Cautionary Statement on Forward-Looking Statements” on page v.

The Projections were prepared in good faith by Lottery.com management based on their reasonable estimates and assumptions with respect to the expected future financial performance of Lottery.com at the time the Projections were prepared and speak only as of that time. The inclusion of the Projections in this proxy statement/prospectus should not be regarded as an indication that Lottery.com, its management, its board of directors, or its affiliates, advisors or other representatives considered, or now considers, such Projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination Proposal. The Projections are not fact and should not be relied upon as being indicative of future results, and readers of this proxy statement/prospectus, including investors or stockholders, are cautioned not to place undue reliance on the Projections. You are cautioned not to rely on the Projections in making a decision regarding the Business Combination, as the Projections may be materially different than actual results.

We encourage you to review the financial statements of Lottery.com included in this proxy statement/prospectus, as well as the financial information in the sections entitled “Summary Historical Financial Information of Lottery.com,” “Summary Unaudited Pro Forma Condensed Combined Financial Information” and “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus and to not rely on any single financial measure.

While presented with numerical specificity, the Projections reflect numerous estimates and assumptions with respect to general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Lottery.com’s business, all of which are difficult to predict and many of which are beyond Lottery.com’s and TDAC’s control. A bulleted list of the material assumptions underlying the Projections is included below. The Projections are forward looking statements that are inherently subject significant uncertainties and contingencies, many of which are beyond Lottery.com’s control. The various risks and uncertainties include those set forth in the “Risk Factors,” “Lottery.com Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Statement on Forward-Looking Statements” sections of this proxy statement/prospectus, respectively. As a result, there can be no assurance that the Projections will be realized or that actual results will not be significantly higher or lower than projected. Since the Projections cover multiple years, such information by its nature becomes less reliable with each successive year. These Projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.

The Projections were prepared solely for internal use to assist TDAC in its evaluation of Lottery.com and the Business Combination. TDAC has not warranted the accuracy, reliability, appropriateness or completeness of the projections to anyone, including Lottery.com. Neither TDAC’s management nor any of its respective representatives has made or makes any representations to any person regarding the ultimate performance of Lottery.com relative to the Projections. The Projections are not fact. The Projections are not a guarantee of actual future performance. The future financial results of TDAC may differ materially from those expressed in the Projections due to factors beyond either of their ability to control or predict.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE PROJECTIONS, NEITHER TDAC, NOT LOTTERY.COM, NOR ANY OF THEIR RESPECTIVE AFFILIATES UNDERTAKE ANY OBLIGATIONS AND EACH OF THE FOREGOING EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.

The Projections were developed in good faith by Lottery.com’s management based on their reasonable best estimates and considered the following material assumptions:

•        Lottery.com’s B2C global marketplace, including domestic and international lottery ticket sales and international games, will continue to grow to 1% in market share in the existing 11 states and expand into 20 new states by 2023. It will also grow aggressively within the existing international customer base, introduce high margin proprietary games and subscription services.

•        Lottery.com’s B2B partnerships will continue to gain traction from existing partnerships and activate 9 new partners across 12 countries by 2023.

•        Lottery.com will utilize a portion of the proceeds received from the Business Combination to expand its product offerings through strategic mergers and acquisitions. The Projections assume that revenue from acquisitions will contribute an aggregate of approximately $84.1 million in fiscal year 2023. This assumption is based on Lottery.com’s assessment of the active negotiations it is currently having with potential target companies, which companies had a combined annual revenue of over $200 million in fiscal year 2020, as well as its pipeline of potential acquisition targets. Although Lottery.com does not have any acquisitions that are probable as of the date of this proxy statement/prospectus and no assurance can be made that it will complete the acquisition of any target with which it is currently negotiating, Lottery.com’s management believes that its estimate of $84.1 million of revenue from acquisitions by fiscal year 2023 is a conservative one, given its evaluation of the negotiations with these potential target companies and the current market for acquisitions in Lottery.com’s industry.

•        The Business Combination would be consummated in August 2021.

•        Lottery.com will continue to be a premier provider of global lottery data with a high margin.

•        Expected COGS are comprised of domestic and international B2C and B2B ticket sales, as well as different products and subscription services costs.

•        Bottoms up operating expenses forecast, including but not limited to payroll, marketing and other general administrative expenses domestically and internationally.

The Projections that were considered by TDAC’s Board were as follows:

($ in millions) P&L	2020E	2021P	2022P	2023P	2024P	2025P
Revenue(1)	11 (2)	71	279	571	845	1,129
Gross profit	5	23	89	205	335	479
EBITDA(3)	(2)	3	14	59	116	176

____________

(1)      Revenue presented is pro forma for the Aganar and JuegaLotto acquisitions to enable comparison from year to year.

(2)      Subsequent to the preparation of the Projections and in connection with the audit of Lottery.com’s fiscal year 2020 financial statements, an accounting adjustment was made to Lottery.com’s revenue such that its actual pro forma revenue for the year ended December 30, 2020, including the Aganar and JuegaLotto acquisitions, was $10.4 million, which was based on revenue of $7.5 million for Lottery.com and $2.9 million for Aganar and JuegaLotto, for the year ended December 30, 2020, respectively. Please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” and Lottery.com’s audited financial statements included elsewhere in this proxy statement/prospectus for more information.

(3)      EBITDA is a non-GAAP measure. EBTDA is defined as earnings before interest, taxes, depreciation and amortization.

The Board’s Reasons for the Approval of the Business Combination

TDAC was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination with one or more businesses or assets. TDAC sought to do this by utilizing the networks and industry experience of its management team to identify, acquire and operate one or more businesses.

The Board considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of the Board may have given different weight to different factors. This explanation of Trident’s reasons for the Board’s approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement On Forward-Looking Statements.”

Before reaching its decision, the Board reviewed the results of the due diligence conducted by its management, which included:

•        extensive meetings and calls with Lottery.com’s management team, including with regards to operations and forecasts;

•        extensive meetings and calls with Lottery.com’s equity holders, advisors and auditors;

•        multiple visits to Lottery.com’s headquarters in Austin, TX;

•        commercial, operational, financial, accounting, tax, legal, insurance, environmental, technology and regulatory due diligence carried out by the Trident Team and Trident’s legal and financial advisors;

•        research on comparable public companies;

•        research on comparable transactions;

•        the financial projections provided by Lottery.com’s management team and the assumptions underlying such projections;

•        review of Lottery.com’s material contracts;

•        consultation with industry experts;

•        extensive financial and valuation analysis of Lottery.com and the Business Combination by Trident and its financial advisors; and

•        Lottery.com’s audited and unaudited financial statements.

The factors considered by the Board included, but was not limited to, the following:

•        Leading provider of products and services for the domestic and international lottery industry. Trident believes Lottery.com operates a proprietary platform Lottery.com that enables the purchase of lottery games from a user’s mobile device. In the U.S., Lottery.com offers this service in the states of California, Colorado, Georgia, Michigan, Minnesota, New Hampshire, Ohio, Pennsylvania, Texas, and the District of Columbia. In 2020, Lottery.com delivered 1,291,870 lottery game games to users of Lottery.com, worldwide, and Lottery.com Platform hosted 29,190 daily average users, including 11,092 daily average repeat users.

•        Trident believes Lottery.com the only consumer-facing lottery company that opens its API and offers a proprietary sales platform such as Lottery.com Platform to third-party resellers. Trident believes that these resellers would not otherwise have access to the regulated and compliant lottery games that are offered by Lottery.com. In 2020, Lottery.com delivered over 413,184 lottery game tickets to end users of B2B API, worldwide. In 2019, the first year Lottery.com offered the B2B API, it accounted for only 0.75% of the Lottery.com’s total gross revenues; in 2020, gross revenues generated from our B2B API accounted for 31% of Lottery.com total gross revenues and represented an increase in B2B API gross revenue of more than 142 times.

•        Innovative technology stack. Lottery.com is developing a decentralized application for the distribution of lottery games that is verified through the blockchain and that creates a verifiable, distributed ledger of transactions that is not subject to alteration. In Trident’s opinion, this may improve the security of and enhance the trust in the lottery industry and the companies that participate in it. Lottery.com currently deploys the blockchain in our Platform to encode the data transfer system to ensure transactional security.

•        Large and growing market with consumer preferences shifting to online lottery. According to Technavio, the global lottery game market was valued at $356 billion in worldwide gross sales in 2020 and is forecasted to grow by 54% to more than $550 billion in worldwide gross sales in 2025.  Many national, state, provincial and territorial governments rely on revenues from the sale of lottery games as a significant source of public program funding, including recreational programs, educational programs, and environmental efforts. Only 4% of lottery tickets in the U.S. are sold online, and Trident believes that the consumer shift to online lotteries represents a significant growth opportunity for the Lottery.com platform. Lottery.com is a pioneer in the resale of iLottery tickets, which Trident’s believe offers Lottery.com Platform a significant advantage over our competitors.

•        Public market-ready scale, profitability and favorable user distribution and network effect. Trident believes Lottery.com has reached critical mass as a highly valuable alternative for buying lottery tickets in brick-and-mortar stores, which in turn is driving significant revenue, EBITDA and net income growth. This year, Lottery.com is anticipated to generate more than US$70 million in revenue and more than $3 million in EBITDA. For its fiscal year 2023, the Projections (as defined below) forecast US$571 million in Gross Revenue, US$59 million EBITDA, and US$44 million net profit. The pro forma market cap is expected to be approximately US$563 million at estimated trust value per share at closing (US$11.00), assuming no redemptions in connection with the Business Combination.

•        Fast growing business with strong execution, exceeding forecasts. Lottery.com is experiencing significant growth, and it has already booked US$5.5 million of total revenue for the 3-month period ending March 2021. This represents a 270% increase in total revenue year-on-year. Projections forecast US$70 million in revenue and more than $3 million in EBITDA for fiscal year 2021. The Projections forecast 750% FY19-FY21E Revenue CAGR.

•        High profit margin. Lottery.com is a pure-play, with an all fee-based business and zero balance sheet exposure. The Projections forecast a 32% FY21E Gross Profit margin and 5% FY21E EBITDA margin. Lottery.com has a 100% fee-based model that generates service fees for lottery ticket sales, as well as subscription fees and data set fees for selling lottery data. Trident views the fact that Lottery.com has modest exposure to debt as advantageous in the COVID-19 environment. Lottery.com is a pure play fast growing online gaming company in a high earnings multiple segment. Trident’s board of directors believes that this capital-light, highly profitable business model with minimal credit or commodity risk will continue to generate strong margins and free cash flow.

•        High barriers to entry and sticky user base exhibiting a referral network effect, showing significant growth potential. Lottery.com’s business is subject to extensive regulation by multiple domestic and foreign laws and regulations governing companies conducting lottery related operations on the internet, over mobile networks, and by delivery of lottery tickets for a fee by messengers or resellers. Launching a working and effective platform of this type for users requires significant time and resource investment to achieve compliance with regulatory bodies. Platform launches are a difficult undertaking, and Lottery.com had a strategic advantage in accomplishing this goal in 2016-2019, which allowed it to have early scale and profitability, which Trident believes would be difficult to replicate.

•        Diverse distribution ecosystem. Lottery.com has established a Platform with strong and effective proprietary technology capable of handling high levels of user traffic and transaction volume, to ensure expediency, security, and reliability in processing and prize redemption process. In addition to the organic growth of users of Lottery.com Platform and purchasers of lottery games from third-party resellers on B2B API, Lottery.com is consistently increasing its distribution ecosystem to create non-organic growth. For example, Lottery.com’s partner is Payrange, Inc., a California-based company that offers patented technology to utilize consumer’s smart phone connectivity to enable a user’s mobile payment wallet for use at traditionally coin-operated machines, including amusement and arcade games, vending machines, and laundry machines. PayRange utilizes B2B API to offer lottery games on its mobile application for purchase by its customers in permitted jurisdictions. Lottery.com’s affiliate marketing partners include Accuweather, Inc. and iHeartMedia, Inc. Typically, Lottery.com pays its affiliates an amount equal to up to 50% of the gross profits derived from new users to Lottery.com Platform acquired as a direct result of such affiliate’s marketing efforts.

•        Proven and experienced management team with industry and technology expertise. Lottery.com benefits from a strong entrepreneurial leadership team that links two complementary skill sets: technology development and consumer marketing expertise. Trident believes this combination provides a competitive advantage as trade finance and physical commodities trading businesses are often slow to adopt technology.

•        Terms of Business Combination Agreement and related agreements. Trident’s board of directors reviewed the financial and other terms of the Business Combination Agreement and related agreements and determined that they were the product of arm’s-length negotiations among the parties.

•        Shareholder Approval.    Trident’s board of directors considered the fact that in connection with the Business Combination, Lottery.com Shareholders will remain stockholders of the Company.

In the course of its deliberations, the Board also considered a variety of uncertainties, risks and other potentially negative reasons relevant to the Business Combination, including the below:

•        The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected time frame.

•        The risk that the Business Combination might not be consummated in a timely manner or that the Closing might not occur despite the Company’s efforts, including by reason of a failure to obtain the approval of Trident’s stockholders.

•        The risk that the transactions contemplated by the Business Combination Agreement would not be completed in accordance with their respective terms or at all.

•        The significant fees and expenses associated with completing the Business Combination and other related transactions and the substantial time and effort of management required to complete the Business Combination.

•        Lottery.com has a limited operating history and its business is nascent, unproven and subject to material risks, and is therefore not assured to be profitable.

•        Lottery.com may not be able to implement its business plans successfully in a timely manner, or at all.

•        Competition within the global entertainment and gaming industries is intense and Lottery.com existing and potential users may be attracted to competing forms of entertainment such as television, movies and online sports betting, as well as other entertainment and gaming options on the Internet. If Lottery.com offerings do not continue to be popular, our business could be harmed.

•        Negative events or negative media coverage relating to, or a declining popularity of, the lottery or lottery games in general, or other negative coverage may adversely impact Lottery.com’s ability to retain or attract users, which could have an adverse impact on our business.

•        Lottery.com’s business depends on a strong Lottery.com brand, and if Lottery.com is not able to develop, maintain and enhance our brand and reputation, including as a result of negative publicity, our business and operating results may be harmed.

•        If Lottery.com fails to detect fraud or theft, including by our users and employees, our reputation may suffer which could harm our brand and reputation and negatively impact our business, financial condition and results of operations and can subject us to investigations and litigation.

•        The market for online lottery gaming services is still in relatively early stages of growth, and if such market does not continue to grow, grows slower than we expect, or fails to grow as large as we expect, Lottery.com’s business, financial condition, and results of operations could be adversely affected.

•        Lottery.com’s business may be materially adversely affected if our existing and future products, technology, services and solutions do not achieve and maintain broad market acceptance, if Lottery.com is unable to keep pace with or adapt to rapidly changing technology, evolving industry standards and changing regulatory requirements, or if Lottery.com does not invest in product development and provide services that are attractive to its users and customers.

•        Despite Lottery.com’s security measures, its information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise Lottery.com’s networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, and regulatory penalties, disruption of Lottery.com’s operations and the services Lottery.com provides to users, damage to its reputation, and a loss of confidence in its products and services, which could adversely affect Lottery.com’s business.

•        Lottery.com’s business model depends upon the continued compatibility between its Lottery.com mobile app and the major mobile operating systems and upon third-party platforms for the distribution of our product offerings. If Google Play or the Apple App Store prevent users from downloading Lottery.com mobile apps or block advertising from being delivered to Lottery.com users, Lottery.com’s ability to grow its revenue, profitability and prospects may be adversely affected.

•        Lottery.com relies on relationships with lottery organizations from which it acquires lottery data information, including, among other things, via arrangements for exclusive rights for such data. Loss of existing relationships or failure to renew or expand existing relationships may cause loss of competitive advantage or require Lottery.com to modify, limit or discontinue certain offerings, which could materially affect Lottery.com’s business, financial condition and results of operations.

•        Lottery.com and our customers are subject to a variety of domestic and foreign laws and regulations, which are subject to change and interpretation and which could subject Lottery.com to claims or otherwise harm our and our customers’ businesses. Any change in existing regulations or their interpretation, or the regulatory climate and requirements applicable to Lottery.com or its business partners’ products and services, or changes in tax rules and regulations or interpretation thereof related to Lottery.com or its customers’ products and services, could adversely impact Lottery.com or its business partners’ ability to operate Lottery.com’s or its partners respective businesses as currently conducted or as Lottery.com seeks to operate in the future, which could have a material adverse effect on Lottery.com’s financial condition and results of operations.

•        Lottery.com’s collection, storage and use of personal data are subject to applicable data protection and privacy laws, and any failure to comply with such laws may harm Lottery.com’s reputation and business or expose Lottery.com to fines and other enforcement action.

•        Lottery.com may require additional capital to support its growth plans, including in connection with Lottery.com’s expansion into new markets, and such capital may not be available on reasonable terms or at all. This could hamper Lottery.com’s growth and adversely affect Lottery.com’s business.

•        Lottery.com’s growth prospects and market potential will depend on its ability to obtain licenses and other regulatory approvals to operate in a number of jurisdictions and if Lottery.com fails to obtain such licenses our business, financial condition, results of operations and business prospects could be impaired.

•        Lottery.com’s may face difficulties as it expands operations into new local markets in which Lottery.com has limited or no prior operating experience.

•        The international scope of Lottery.com’s operations may expose it to increased legal and regulatory risks, and Lottery.com’s international operations and corporate and financing structure may expose it to potentially adverse tax consequences.

•        Lottery.com’s projections are subject to significant risks, assumptions, estimates and uncertainties, including assumptions regarding future legislation and changes in regulations, both inside and outside of the United States. As a result, Lottery.com’s projected revenues, market share, expenses and profitability may differ materially from Trident’s expectations.

•        Lottery.com has an evolving business model.

•        Unexpected political events, trends and changes in policies in the countries and regions in which Lottery.com operates may adversely affect Lottery.com’s business.

•        Natural disasters or other unanticipated catastrophes could impact Lottery.com’s results of operations.

•        Lottery.com’s business depends on its ability to attract and retain high quality management staff and employees.

•        Lottery.com may be unable to achieve the anticipated benefits from the Business Combination, or any existing or future acquisitions, joint ventures, investments or dispositions.

•        The failure of any of Lottery.com’s critical third-party service providers to fulfill their performance obligations could have a material adverse effect on operations or reputation and may cause revenue and earnings to decline.

•        Lottery.com’s ability to access capital markets could be limited.

•        Claims brought against Lottery.com could cause it to incur significant costs and adversely affect Lottery.com’s operating results, its reputation or its relationship with customers.

•        The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin the consummation of the Business Combination.

•        Following the Business Combination, Lottery.com will need to comply with U.S. financial reporting rules and regulations and other requirements of the SEC and Nasdaq as a result of becoming a wholly-owned subsidiary of a U.S. reporting company, and its accounting and other management systems and resources may not be adequately prepared to meet those requirements.

•        Lottery.com’s failure to comply with the anti-corruption laws of the United States and various international jurisdictions could negatively impact its reputation and results of operations.

•        Lottery.com’s governance, risk management, compliance, audit and internal controls processes might be unable to prevent, detect or remedy behaviors that are incompatible with relevant legal requirements or Lottery.com’s own ethical or compliance standards, which could in turn expose it to sanctions, regulatory penalties, civil claims, tax claims, damage to Lottery.com’s reputation, accounting adjustments or other adverse effects.

•        The understanding that some of TDAC’s directors and executive officers have other interests in the Business Combination in addition to their interests as stockholders, as described in the section entitled “— Interests of Certain Persons in the Business Combination” beginning on page 93 of this proxy statement/prospectus.

•        The fact that TDAC has incurred substantial expenses and will generally be required, if the Business Combination is not consummated, to pay its own expenses associated with the Business Combination Agreement, the Business Combination and the other transactions contemplated by the Business Combination Agreement, subject to certain limited exceptions.

After considering the foregoing potentially negative and potentially positive reasons, the Board concluded, in its business judgment, that the potential positive reasons relating to the Business Combination and the other related transactions outweighed the potentially negative reasons.

Interests of Certain Persons in the Business Combination

Interests of TDAC’s Directors and Executive Officers in the Business Combination

Certain of TDAC’s directors and executive officers may be deemed to have interests in the transactions contemplated by the Business Combination Agreement that are different from, or in addition to, those of TDAC’s stockholders generally. These interests may present these individuals with certain potential conflicts of interest. In evaluating and negotiating the Business Combination Agreement and the Business Combination, and in recommending that the Business Combination Agreement be adopted by TDAC’s stockholders, the Board was aware of these interests and considered them among other matters (as described in the section entitled “Proposal No.1 — The Business Combination Proposal — The Board’s Reasons for the Approval of the Business Combination” beginning on page 88). When you consider the recommendation of the Board in favor of approval of the Merger, you should keep in mind that TDAC’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder, including:

•        If a proposed business combination is not completed by September 1, 2021 (unless such date has been extended pursuant to the Current Charter), TDAC will be required to dissolve and liquidate. In such event:

•        the 5,031,250 Founder Shares currently held by the Initial Stockholders will be worthless because such holders have agreed to waive their rights to any liquidation distributions. Such shares of Common Stock had an aggregate market value of approximately $60,676,875 based on the closing price of the Common Stock of $12.06 on Nasdaq as of June 29, 2021; and

•        the cash contributions made by TDAC or its insiders into the Trust Account in connection with the charter amendments to extend the date by which TDAC has to complete a business combination would not be repaid. As of August 12, 2021, an aggregate amount of approximately $3,119,784.60 had been incurred in respect of such cash contributions and additional amounts may be incurred if TDAC further extends the deadline for the completion of an initial business combination in accordance with the terms of the Current Charter.

•        TDAC’s executive officers and directors, or any of their respective affiliates, will be reimbursed for any reasonable fees and out-of-pocket expenses incurred in connection with activities on TDAC’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations (including the Business Combination). As of August 12, 2021, an aggregate amount of approximately $5,075,000 had been incurred or accrued in respect of such expense reimbursement obligation. TDAC expects additional amounts not to exceed $500,000 to be incurred or accrued through the consummation of the Business Combination.

•        If the proposed Business Combination is not completed by September 1, 2021 (unless such date has been extended pursuant to the Current Charter), the 1,150,000 Private Units purchased for a total purchase price of $11,500,000, will be worthless. Such Private Units had an aggregate market value of approximately $17,825,000, based on the closing price of TDAC’s Units of $15.50 on Nasdaq as of June 29, 2021;

•        If the Business Combination is completed, the Founder Holders will be entitled to receive up to 4,000,000 Founder Holders Earnout Shares that may be issuable from time to time as set forth below:

•        If, at any time on or prior to December 31, 2021, (i) the dollar volume-weighted average price of shares of Common Stock equals or exceeds $13.00 per share for 20 of any 30 consecutive trading days commencing after the Closing, or (ii) if the Combined Company consummates a transaction which results in the stockholders of the Combined Company having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $13.00 per share, each Founder Holder shall receive one-third of 2,000,000 Founder Holders Earnout Shares, having an aggregate market value of at least $26,000,000.

•        If, at any time on or prior to December 31, 2022, (i) the dollar volume-weighted average price of shares of Common Stock equals or exceeds $16.00 per share for 20 of any 30 consecutive trading days commencing after the Closing, or (ii) if the Combined Company consummates a transaction which results in the stockholders of the Combined Company having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $16.00 per share, each Founder Holder shall receive one-third of 2,000,000 Founder Holders Earnout Shares, having an aggregate market value of at least $32,000,000;

•        The Initial Stockholders will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to stockholders rather than liquidate.

•        Given the differential in purchase price that the Initial Stockholders paid for the Founder Shares as compared to the price of the TDAC Units sold in the IPO and the substantial number of shares of TDAC common stock that will be issued in connection with the Business Combination, Initial Stockholders may realize a positive rate of return on such investments even if the Public Stockholders experience a negative rate of return following the Business Combination.

•        The exercise of TDAC’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our stockholders’ best interest.

Interests of Lottery.com’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of the Board in favor of approval of the Merger, you should keep in mind that Lottery.com’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder, including:

•        If the Business Combination is completed, Lottery.com Shareholders will have the ability to nominate the majority of the members of the Combined Company’s board of directors following such completion and one TDAC director will be designated by the Initial Stockholders pursuant to the Investor Rights Agreement.

•        Certain of Lottery.com’s executive officers have interests in the Business Combination that are different from your interests as a stockholder, including (1) employment agreement provisions (including severance protection) that will go into effect upon the consummation of the Business Combination, (2) ownership interests in Lottery.com that will convert into common stock of the Combined Company as a result of the

Business Combination, and (3) expected grants of equity awards covering Combined Company Common Stock that will be granted following the consummation of the Business Combination, all as discussed further below under “Lottery.com Executive Compensation — Compensation Arrangements for 2021.”

Appraisal Rights

There are no appraisal rights available to our stockholders in connection with the Business Combination.

Total Shares of Common Stock Outstanding Upon Consummation of the Business Combination

The total number of shares of Combined Company Common Stock to be issued and outstanding immediately following completion of the Business Combination will be 49,893,160. We anticipate that the Lottery.com Shareholders will hold 76.0% of the Combined Company’s outstanding Common Stock and the current TDAC stockholders will hold 24.0% immediately following completion of the Business Combination. This percentage (i) assumes that no Public Shares are redeemed in connection with the Business Combination, (ii) does not take into account any equity awards that may be issued under the proposed Equity Plan following the Business Combination, and (iii) does not take into account any Assumed Indebtedness adjustments to the Aggregate Consideration.

Accounting Treatment

The Business Combination will be accounted for as a “reverse recapitalization” in accordance with GAAP. Under this method of accounting TDAC will be treated as the “acquired” company and Lottery.com will be treated as the “acquirer” for financial reporting purposes. This determination is primarily based on the fact that, subsequent to the Business Combination, Lottery.com’s Shareholders are expected to have a majority of the voting power of the Combined Company, Lottery.com’s operations prior to the Business Combination will comprise all of the ongoing operations of the Combined Company, the Combined Company’s board of directors will consist of up to five directors, four of whom will be designated by Lottery.com and one of whom will be designated by TDAC, and Lottery.com’s senior management will comprise all of the senior management of the Combined Company. Accordingly, for accounting purposes, the financial statements of the Combined Company will represent a continuation of the financial statements of Lottery.com, with the Business Combination treated as the equivalent of Lottery.com issuing stock for the net assets of TDAC, accompanied by a recapitalization. The net assets of TDAC will be stated at historical costs. No goodwill or other intangible assets will be recorded. Operations prior to the Business Combination will be those of Lottery.com.

Redemption Rights

Pursuant to our Current Charter, holders of Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest (net of taxes payable), by (ii) the total number of then-outstanding Public Shares. As of June 30, 2021, this would have amounted to approximately $10.94 per share.

You will be entitled to receive cash for any Public Shares to be redeemed only if you:

(i)      (a)     hold Public Shares, or

(b)     hold Public Shares through TDAC Units and you elect to separate your TDAC Units into the underlying Public Shares prior to exercising your redemption rights with respect to the Public Shares; and

(ii)     prior to [5:00 p.m.], Eastern Time, on [_], 2021, (a) submit a written request to Continental that TDAC redeem your Public Shares for cash and (b) deliver your Public Shares to Continental, physically or electronically through DTC.

Holders of outstanding TDAC Units must separate the underlying shares of common stock prior to exercising redemption rights with respect to the underlying Public Shares. If the TDAC Units are registered in a holder’s own name, the holder must deliver the certificate for its TDAC Units to Continental, with written instructions to separate the TDAC Units into their individual component parts. This must be completed far enough in advance to permit the mailing of the certificates back to the holder so that the holder may then exercise his, her or its redemption rights upon the separation of the Public Shares from the TDAC Units.

If a holder exercises its redemption rights, then such holder will be exchanging its Public Shares for cash and will no longer own shares of the Combined Company. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Continental in accordance with the procedures described herein. Please see the section entitled “The TDAC Special Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your Public Shares for cash.

Vote Required for Approval

Along with the approval of the Charter Proposal, the Nasdaq Proposal, the Director Election Proposal and the Equity Plan Proposal, approval of this Business Combination Proposal is a condition to the consummation of the Business Combination. If this Business Combination Proposal is not approved, the Business Combination will not take place. Approval of this Business Combination Proposal is also a condition to the Charter Proposal, the Nasdaq Proposal, the Director Election Proposal and the Equity Plan Proposal. Furthermore, if the Charter Proposal, the Nasdaq Proposal, the Director Election Proposal and the Equity Plan Proposal are not approved, this Business Combination Proposal will have no effect (even if approved by the requisite vote of our stockholders at the Special Meeting) and the Business Combination will not occur. The Advisory Charter Proposals and the Adjournment Proposal are not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

This Business Combination Proposal (and consequently, the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination) will be approved and adopted only if holders of at least a majority of the issued and outstanding shares of common stock present by virtual attendance or represented by proxy and entitled to vote at the meeting to approve the Business Combination vote “FOR” the Business Combination Proposal at the Special Meeting.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT TDAC STOCKHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL UNDER PROPOSAL 1.

The existence of financial and personal interests of one or more of the Company’s directors or officers may result in a conflict of interest on the part of such director(s) or officer(s) between what he or they may believe is in the best interests of the Company and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.

PROPOSAL NO. 2 — THE CHARTER PROPOSAL

In connection with the Business Combination, TDAC is asking its stockholders to approve the adoption of the Proposed Charter, in the form attached hereto as Annex B-1. If the Business Combination and the Charter Proposal are approved, the Proposed Charter would replace TDAC’s current amended and restated certificate of incorporation (the “Current Charter”), and the Proposed Charter would become effective upon the Closing.

Comparison of Current Charter to Proposed Charter

The following is a summary of the key changes effected by the Proposed Charter relative to the Current Charter. This summary is qualified in its entirety by reference to the full text of the Proposed Charter, a copy of which is included as Annex B-1.

•        change the Company’s name to Lottery.com;

•        increase the total number of authorized shares of all classes of capital stock, par value of $0.001 per share, from 100,000,000 shares of Common Stock and 1,000 shares of preferred stock, to [ ] shares of Common Stock and 1,000,000 shares of preferred stock;

•        eliminate the ability of stockholders to act by written consent in lieu of a meeting and to call a special meeting, in each case, after the first date on which Principal Stockholders cease to beneficially own (directly or indirectly) more than [40][50]% of the voting power of the outstanding shares of the Combined Company Common Stock (the “Trigger Event”);

•        increase the threshold by which stockholders may remove a director from office to the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of the Combined Company Common Stock from and after the occurrence of the Trigger Event (and only for cause);

•        require a increase the threshold by which stockholders may remove a director from office to the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of the Combined Company Common Stock from and after the occurrence of the Trigger Event (and only for cause);

•        increase the threshold by which certain provisions of the Combined Company’s Proposed Charter once in effect may be amended to the affirmative vote of at least two-thirds of the voting power of the Combined Company’s outstanding shares of capital stock from and after the occurrence of the Trigger Event.

•        increase the threshold by which stockholders may amend the bylaws of the Combined Company to the affirmative vote of at least two-thirds of the voting power of the Combined Company’s outstanding shares of capital stock from and after the occurrence of the Trigger Event.

•        establish redemption rights with respect to capital stock held by any stockholders who are Disqualified Holders and their affiliates;

•        provide that the Proposed Charter will provide the Combined Company with certain rights to require the redemption of the Combined Company’s capital stock owned or controlled by any stockholders that fail to comply with applicable gaming laws or their affiliates, and otherwise prohibit the transfer of the Combined Company’s capital stock to such persons, as opposed to no such provisions in the Current Charter;

•        provide that, unless we consent in writing to an alternative forum, (i) the Delaware Chancery Court shall be the exclusive forum for resolving derivative shareholder actions and other corporate actions asserting fiduciary duty claims against the Combined Company’s directors, officers or employees, claims against the Combined Company, its directors, officers or employees under the DGCL or the Proposed Charter once in effect or claims against the Combined Company, its directors, officers or employees under the internal affairs doctrine and (ii) the federal district courts of the United States of America shall be the exclusive forum for resolving complaints asserting a cause of action arising under the Securities Act; and

•        renounce any interest or expectancy in, or in being offered an opportunity to participate in, any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, any Principal Stockholder or director of the Company who is not an employee of the Company or any of its subsidiaries, or any affiliate of such persons (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person who is a non-employee director expressly and solely in such Covered Person’s capacity as a director of the Company;

•        cause the Combined Company not to be governed by Section 203 of the DGCL and, instead, include a provision in the Proposed Charter that is substantially similar to Section 203 of the DGCL, but excludes the Principal Stockholders and respective successors, affiliates or transferees from the definition of “interested stockholder”; and

•        eliminate certain provisions specific to the Company’s status as a blank check company.

Reasons for the Approval of the Charter Proposal

In the judgment of the Board, the Proposed Charter is necessary to address the needs of the Combined Company. In particular:

•        the name of the new public entity is desirable to reflect the Combined Company’s association with the Lottery.com brand and its primary business activity;

•        the greater number of authorized shares of capital stock is desirable for the Combined Company to have sufficient shares to complete the Business Combination and have additional authorized shares for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits;

•        it is desirable to remove the provision allowing stockholder action by written consent and stockholder right to call special meetings, in each case, after the Trigger Date, in order to help facilitate corporate governance stability by requiring broad stockholder consensus to effect corporate governance changes, protect minority stockholder interests and enable the Combined Company’s board of directors to preserve and maximize value for all stockholders in the context of an opportunistic and unsolicited takeover attempt;

•        it is desirable to require the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of the Combined Company Common Stock from and after the occurrence of the Trigger Event to remove directors (who may only be removed for cause) to reduce the possibility that a relatively small number of stockholders could seek to implement a sudden and opportunistic change in control of the Combined Company’s board of directors that lacks the support of the then-incumbent board of directors and will not maximize shareholder value, to avoid costly takeover battles and to enhance the likelihood of continuity and stability in the composition of the Combined Company’s board of directors;

•        the provisions requiring the affirmative vote of at least two-thirds of the voting power of the Combined Company’s outstanding shares of capital stock from and after the occurrence of the Trigger Event to amend certain provisions of the Proposed Charter once in effect and, to the extent amended by stockholders, the bylaws of the Combined Company safeguard certain important aspects of these documents from arbitrary amendment and prevent a simple majority of stockholders from taking actions that may be harmful to the majority of our stockholders;

•        the creation of redemption right with respect to capital stock held by any disqualified or unsuitable stockholders and their affiliates that is required by state gaming regulatory authorities in connection with the Combined Company’s business;

•        providing that, unless we consent in writing to an alternative forum, the Delaware Chancery Court or the federal district courts of the United States of America, as applicable, shall be the exclusive forum for resolving complaints asserting a cause of action arising under the Securities Act will permit the Combined Company to comply with the jurisdictional limitations imposed by the federal securities laws and to provide clear notice of such limitations to its stockholders;

•        the renunciation of corporate opportunity for the Covered Persons is in line with market practice for a company with a large stockholders like ours, is appropriate because our non-employee directors and Principal Stockholders should not be restricted from investing in, leading and operating other businesses given their involvement with a wide range of companies, and serves to help attract and retain qualified non-employee directors on our Board;

•        the opt-out from Section 203 of the DGCL for the Principal Stockholders is in line with market practice for a company with a large stockholders like ours and is appropriate because such stockholders currently hold voting power of Lottery.com in excess of, and immediately following the Business Combination these parties will hold voting power of the Combined Company in excess of, the 15% threshold under Section 203; and

•        the provisions that relate to the operation of the Company as a blank check company prior to the consummation of its initial business combination (such as the obligation to dissolve and liquidate if a business combination is not consummated in a certain period of time) will be deleted because they will no longer be applicable to the Combined Company following the Closing.

For a more detailed discussion of the reasons for the approval of certain provisions in the Proposed Charter, see “Proposal No. 3 — The Advisory Charter Proposals.”

Enforceability

A court could find that part or all of the provision pertaining to the redemption right with respect to capital stock held by any stockholders who are “Disqualified Holders” (as defined in the Proposed Charter) is not enforceable, either in general or as to a particular fact situation. Under the laws of the State of Delaware, our jurisdiction of incorporation, a corporation may provide in its certificate of incorporation for the amount of securities that may be owned by any person or group of persons for the purpose of maintaining any statutory or regulatory advantage or complying with any statutory or regulatory requirements under applicable law. Delaware law provides that ownership limitations with respect to shares of our stock issued prior to the effectiveness of the proposed charter will be effective against (i) stockholders with respect to shares that were voted in favor of this proposal and (ii) purported transferees of shares that were voted for this proposal if (A) the transfer restrictions are conspicuously noted on the certificate(s) representing such shares or (B) the transferee had actual knowledge of the transfer restrictions (even absent such conspicuous notation). The Company intends that shares of stock issued after the effectiveness of the Proposed Charter will be issued with the ownership limitation conspicuously noted on the certificate(s) representing such shares and therefore under Delaware law such newly issued shares will be subject to the transfer restriction. We also intend to disclose such restrictions to persons holding our stock in uncertificated form.

We cannot assure you that the provision pertaining to the redemption right with respect to capital stock held by any stockholders who are Disqualified Holders is enforceable under all circumstances, particularly against stockholders who do not vote in favor of this proposal, who do not have notice of the ownership limitations at the time they subsequently acquire their shares or who acquire shares that were owned, at the time of the vote on the proposed provision, by a stockholder (or stockholders) who did not vote such shares in favor of the proposed provision. Accordingly, we cannot assure you that we would be able to redeem the shares of a stockholder deemed a Disqualified Holder by applicable regulatory authorities.

Vote Required for Approval

The affirmative vote of holders of a majority of the outstanding shares of TDAC’s Common Stock is required to approve the Charter Proposal. Abstentions or the failure to vote on any Charter Proposal will have the same effect as a vote “AGAINST” such Charter Proposal.

The Charter Proposal is conditioned upon the approval and completion of the Business Combination Proposal. If the Business Combination Proposal is not approved, the Charter Proposal will have no effect even if approved by TDAC’s stockholders. Approval of the Charter Proposal is a condition to the completion of the Business Combination.

A copy of the Proposed Charter, as will be in effect assuming approval of the Charter Proposal, upon consummation of the Business Combination and filing with the Secretary of State of the State of Delaware, is attached to this proxy statement/prospectus as Annex B-1.

If the Charter Proposal is not approved, the Business Combination will not occur.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT TDAC STOCKHOLDERS VOTE “FOR” THE CHARTER PROPOSAL UNDER PROPOSAL 2.

The existence of financial and personal interests of one or more of the Company’s directors or officers may result in a conflict of interest on the part of such director(s) or officer(s) between what he or they may believe is in the best interests of the Company and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.

PROPOSAL NO. 3 — THE ADVISORY CHARTER PROPOSALS

We are asking stockholders to vote upon, on a non-binding advisory basis, a proposal to approve certain governance provisions contained in the Proposed Charter. These proposals are being presented in accordance with SEC guidance and will be voted upon on an advisory basis, and are not binding on TDAC or the Board (separate and apart from the approval of the Charter Proposal). By presenting these proposals separately, we intend to provide stockholders a means to communicate their views on important governance provisions to the Board. In the judgment of the Board, these provisions are necessary to adequately address the needs of the Combined Company following the Closing. Furthermore, the Business Combination is not conditioned on the separate approval of any of the Advisory Charter Proposals (separate and apart from approval of the Charter Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on the Advisory Charter Proposals, TDAC intends that the Proposed Charter will take effect upon consummation of the Business Combination (assuming approval of the Charter Proposal and the other proposals upon which the Business Combination is condition upon).

The eight Advisory Charter Proposals that we are asking stockholders to approve, on a non-binding advisory basis, in connection with the Business Combination consist of approving the following material differences between TDAC’s Current Charter and the Combined Company’s Proposed Charter, each of which would be effected by the filing of the Proposed Charter: (i) Proposal 3A — to change our name to Lottery.com and remove certain provisions related to TDAC’s status as a special purpose acquisition company; (ii) Proposal 3B — to increase the amount of authorized shares of common stock; (iii) Proposal 3C — to increase the amount of authorized shares of preferred stock; (iv) Proposal 3D — to prohibit stockholder action by written consent; (v) Proposal 3E — to provide that, from and after the first date on which Principal Stockholders cease to beneficially own (directly or indirectly) more than [40][50]% of the voting power of the outstanding shares of the Combined Company Common Stock (the “Trigger Event”), special meetings of stockholders of the Combined Company may be called at any time only by the chairperson of the Board or a resolution adopted by the affirmative vote of the majority of the then-serving members of the Board; (vi) Proposal 3F — to permit stockholders to remove a director from office only for cause until the occurrence of the Trigger Event; (vii) Proposal 3G — to require the vote of at least two-thirds of the voting power of the outstanding shares of capital stock, rather than a simple majority to amend or repeal certain provisions of the Proposed Charter until the occurrence of the Trigger Event; (viii) Proposal 3H — to require the vote of at least two-thirds of the voting power of the outstanding shares of capital stock, rather than a simple majority, to amend or repeal the Combined Company’s Proposed Bylaws until the occurrence of the Trigger Event, (ix) Proposal 3I — to provide that common stock or any other equity securities of the Combined Company, or securities exchangeable or exercisable for, or convertible into, such other equity securities of the Combined Company, owned or controlled by any stockholder who is a Disqualified Holder (as defined under above) or such person’s affiliate will be subject to redemption by the Combined Company on the terms and conditions set forth in the Proposed Charter.

The tables contained under each of Proposals 3A to 3I below set forth a summary of the material differences between TDAC’s Current Charter and the Combined Company’s Proposed Charter, as well as the Board’s reasons for proposing the changes. These summaries are qualified by reference to the complete text of the Proposed Charter. The Proposed Charter, as will be in effect assuming approval of the Charter Proposal, upon consummation of the Business Combination and filing with the Secretary of State of the State of Delaware, is attached to this proxy statement/prospectus as Annex B-1. All stockholders are encouraged to read the Proposed Charter in its entirety for a more complete description of its terms.

Proposal 3A — Change of Name and Removal of Special Purpose Acquisition Company Provisions

This proposal is to adopt the name “Lottery.com” and to remove certain provisions related to TDAC’s status as a special purpose acquisition company.

	Current Charter	Proposed Charter	Reason for the Proposed Change
Name	The Current Charter provides that the Company’s name is “Trident Acquisitions Corp.”	The Proposed Charter provides that the Combined Company’s name is “Lottery.com”	The change in name will reflect the identity of the Combined Company’s business following the consummation of the Business Combination.

	Current Charter	Proposed Charter	Reason for the Proposed Change
Provisions Specific to Special Purpose Acquisition Companies

Under TDAC’s Current Charter, Article SIXTH sets forth various provisions related to its operations as a special purpose acquisition company prior to the consummation of an initial business combination.

The Proposed Charter does not include these special purpose acquisition company provisions because, upon consummation of the Business Combination, the Combined Company will not be a special purpose acquisition company. In addition, the provisions requiring that the proceeds from TDAC’s initial public offering be held in a trust account until a business combination or liquidation of the Company and the terms governing the Company’s consummation of a proposed business combination will not be applicable to the Combined Company following consummation of the Business Combination.

The provisions of TDAC’s charter that relate to the operation of TDAC as a special purpose acquisition company prior to the consummation of the Business Combination would not be applicable to the Combined Company following the business combination (such as the obligation to dissolve and liquidate if a business combination is not consummated in a certain period of time).

Proposal 3B — Increase Authorized Common Stock

This proposal is to approve the authorized common stock of the Combined Company, which will be greater in number than the authorized Common Stock of TDAC.

	Current Charter	Proposed Charter	Reason for the Proposed Change
Common stock	TDAC has 100,000,000 authorized shares of common stock.	The Combined Company will have [_] authorized shares of common stock, par value $0.001 per share

The Board believes that the greater number of authorized shares of capital stock is desirable for the Combined Company to have sufficient shares to issue to holders of Public Shares and Public Warrants and to Lottery.com Shareholders in order to complete the Business Combination and have additional authorized shares for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits, in each case, without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Proposal 3C — Increase Authorized Preferred Stock

This proposal is to approve the authorized preferred stock of the Combined Company, which will be greater in number than the authorized Common Stock of TDAC.

	Current Charter	Proposed Charter	Reason for the Proposed Change
Preferred stock	TDAC has 1,000,000 authorized shares of preferred stock.	The Combined Company will have [_] authorized shares of preferred stock, par value $0.001 per share.

The Board believes that the greater number of authorized shares of preferred stock will provide the Combined Company with needed flexibility to issue shares in the future in a timely manner and under circumstances the Combined Company considers favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance, as more fully described below.

Notwithstanding the foregoing, authorized but unissued preferred stock may enable the Combined Company’s board of directors to render it more difficult or to discourage an attempt to obtain control of the Combined Company and thereby protect continuity of or entrench its management, which may adversely affect the market price of the Combined Company. If, in the due exercise of its fiduciary obligations, for example, the Combined Company’s board of directors was to determine that a takeover proposal was not in the best interests of the Combined Company, such preferred stock could be issued by the board of directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. Allowing the Combined Company’s board of directors to issue the authorized preferred stock on its own volition will enable the Combined Company to have the flexibility to issue such preferred stock in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits, in each case, without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance. The Combined Company currently has no such plans, proposals or arrangements, written or otherwise, to issue any of the additional authorized stock for such purposes.

Proposal 3D — Elimination of Stockholder Right to Action by Written Consent

This proposal is to approve the provisions in the Proposed Charter that would prohibit stockholders of the Combined Company from acting by written consent after the occurrence of the Trigger Event.

	Current Charter	Proposed Charter	Reason for the Proposed Change
Stockholder Action by Written Consent	TDAC’s Current Charter contains no limitations on the ability to take stockholder action by written consent.

The Combined Company’s Proposed Charter will provide that, from at prior to the Trigger Event, stockholders may act by written consent, but that after the Trigger Event, any action required or permitted to be taken by the stockholders of the Combined Company may only be taken at a meeting of stockholders.

The Board believes that prohibiting stockholder action by written consent is a prudent corporate governance measure to reduce the possibility that a block of the Combined Company’s stockholders could take corporate actions that its board of directors deems undesirable, including for purposes of seeking to implement an opportunistic change in control of the Combined Company without the support of the then incumbent board of directors and without the benefit of a stockholder meeting to consider important corporate issues.

Proposal 3E — Elimination of Stockholders’ Ability to Call Special Meetings

This proposal is to approve the provisions in the Proposed Charter that provides that, from and after the Trigger Event, special meetings of stockholders may be called at any time only by the chairperson of the Board or a resolution adopted by the affirmative vote of the majority of the then-serving members of the Board.

	Current Charter	Proposed Charter	Reason for the Proposed Change
Stockholder Ability to Call Special Meetings	TDAC’s Current Charter contains no limitations on the ability to call special meetings of stockholders.

The Combined Company’s Proposed Charter will provide that, prior to the Trigger Date, a Principal Stockholder may call special meetings, but that from and after the Trigger Event, special meetings of stockholders may be called at any time only by the chairperson of the Board or a resolution adopted by the affirmative vote of the majority of the then-serving members of the Board.

The Board believes that eliminating the ability of the Combined Company’s stockholders to call a special meeting is a prudent corporate governance measure to reduce the possibility that a block of the Combined Company stockholders could take corporate actions that the board of directors deems undesirable, including for purposes of seeking to implement an opportunistic change in control of the Combined Company without the support of the then incumbent board of directors.

Proposal 3F — Removal of Directors

This proposal is to approve provisions of the Combined Company’s Proposed Charter permitting stockholders to remove a director from office only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of the Combined Company Common Stock from and after the occurrence of the Trigger Event.

	Current Charter	Proposed Charter	Reason for the Proposed Change
Removal of Directors	There is no applicable language in the Current Charter, such that directors may be removed only for cause and by the holders of a majority of shares entitled to vote in the election of directors.

Under the Proposed Charter, the Combined Company’s directors, from and after the occurrence of the Trigger Event, may be removed from office only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of the Combined Company Common Stock.

The Board believes that permitting stockholders to remove directors only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of the Combined Company Common Stock from and after the occurrence of the Trigger Event is a prudent corporate governance measure to reduce the possibility that a relatively small number of stockholders could seek to implement a sudden and opportunistic change in control of the Combined Company’s board of directors without the support of the then incumbent board of directors. These changes will enhance the likelihood of continuity and stability in the composition of the Combined Company’s board of directors, avoid costly takeover battles, reduce the Combined Company’s vulnerability to a hostile change of control and enhance the ability of the Combined Company’s board of directors to maximize shareholder value in connection with any unsolicited offer to acquire the Combined Company.

Proposal 3G — Supermajority Vote to Amend Proposed Charter Once in Effect

This proposal is to approve the provision of the Combined Company’s Proposed Charter that would require the vote of at least two-thirds of the voting power of the Combined Company’s outstanding shares of capital stock to amend certain charter provisions from and after the occurrence of the Trigger Event.

	Current Charter	Proposed Charter	Reason for the Proposed Change
Supermajority Vote to Amend or Repeal Certain Certificate of Incorporation Provisions

TDAC’s Current Charter requires amendments to be conducted by the affirmative vote of the holders of the majority of the voting power of the outstanding capital stock, other than in the case of changes to authorized capital subject to certain exceptions.

Amendments to certain provisions of the Proposed Charter will require the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding capital stock of the Combined Company if to be effected from and after the occurrence of the Trigger Event. Articles V, VI,VII, VIII, IX and XI of the Proposed Charter require a two-thirds supermajority vote to be amended, and include:

•   the provisions providing for a classified board of directors (the election and term of the Combined Company’s directors);

•   the provisions regarding filling vacancies on the Combined Company’s board of directors and newly created directorships;

•   the provisions regarding resignation and removal of directors;

•   the provisions regarding shareholder action by written consent;

•   the provisions regarding calling special meetings of shareholders;

The amendments to the voting requirements are desirable for the Combined Company to enhance the likelihood of continuity and stability in the composition of the Combined Company’s board of directors, avoid costly takeover battles, reduce the Combined Company’s vulnerability to a hostile change of control and enhance the ability of the Combined Company’s board of directors to maximize shareholder value in connection with any unsolicited offer to acquire the Combined Company. The Board believes that increasing the percentage of voting power required to amend or repeal the specified provisions of the Proposed Charter from and after the occurrence of the Trigger Event is a prudent corporate governance measure to reduce the possibility that a relatively small number of the Combined Company stockholders could take action to change the Proposed Charter in a manner that the board of directors deems undesirable, including for purposes of seeking to implement an opportunistic change in control of the Combined Company without the support of the then incumbent board of directors.

Current Charter	Proposed Charter	Reason for the Proposed Change

•   the provisions eliminating monetary damages for breaches of fiduciary duty by a director;

•   the indemnification provisions;

•   the provision requiring exclusive forum in Delaware or U.S. federal district court, as applicable;

•   the provisions renouncing corporate opportunities for Covered Persons;

•   the amendment provision requiring that the above provisions be amended only with a two-thirds supermajority vote; and

•   the provisions regarding corporate opportunity; and

•   the provision regarding the applicability of Section 203 of the DGCL.

Proposal 3H — Supermajority Vote to Amend Bylaws

This proposal is to adopt provisions in the Proposed Charter that would require the vote of at least two-thirds of the voting power of the Combined Company’s outstanding shares of capital stock to amend the Combined Company’s bylaws from and after the occurrence of the Trigger Event.

	Current Charter	Proposed Charter	Reason for the Proposed Change
Adoption, Amendment or Repeal of Bylaws	TDAC’s Current Charter provides that the bylaws of TDAC may be amended by approval of a majority of the Board or by the holders of a majority of TDAC’s outstanding shares.

The Proposed Charter provides that the Proposed Bylaws may be amended by the Combined Company’s board of directors at any time. Additionally, prior to the Trigger Date, the Proposed Bylaws may be amended by the affirmative vote of the holders of at least a majority of the voting power of the capital stock of the Combined Company and from and after the occurrence of the Trigger Event, the Proposed Bylaws of the Combined Company may be amended by the affirmative vote of the holders of at least two-thirds of the voting power of the capital stock of the Combined Company.

The amendments to the voting requirements are desirable for the Combined Company to enhance the likelihood of continuity and stability in the composition of the Combined Company’s board of directors, avoid costly takeover battles, reduce the Combined Company’s vulnerability to a hostile change of control and enhance the ability of the Combined Company’s board of directors to maximize shareholder value in connection with any unsolicited offer to acquire the Combined Company. The Board believes that increasing the percentage of voting power required to amend or repeal the Proposed Bylaws of the Combined Company is a prudent corporate governance measure to reduce the possibility that a relatively small number of stockholders could take action to change the bylaws in a manner that the board of directors deems undesirable, including for purposes of seeking to implement an opportunistic change in control of the Combined Company without the support of the then incumbent board of directors.

Proposal 3I — Redemption Rights with Respect to Capital Stock held by Disqualified Holders and Their Affiliates

This proposal is to adopt provisions in the Proposed Charter that would provide that any capital stock of the Combined Company owned or controlled by any stockholder who is a Disqualified Holder or an affiliate of such person will be redeemable by the Combined Company, as described in the Proposed Charter.

	Current Charter	Proposed Charter	Reason for the Proposed Change
Redemption Rights with Respect to Capital Stock held by Disqualified Holders and Their Affiliates	The Current Charter does not contain provisions providing for redemption rights and transfer restrictions with respect to capital stock held by Disqualified Holders or their affiliates.

The Proposed Charter provides that common stock or any other equity securities of the Combined Company, or securities exchangeable or exercisable for, or convertible into, such other equity securities of the Combined Company, owned or controlled by any stockholder who is an Disqualified Holder (as defined herein) or such person’s affiliate will be subject to redemption by the Company on the terms and conditions set forth in the Proposed Charter.

Following the consummation of the Business Combination, the Combined Company will be subject to applicable gaming laws. These include requirements in Nevada and other regulated gaming jurisdictions providing that any holder of common stock may be required to file an application, be investigated, and qualify or have his, her or its suitability determined by gaming authorities. Under the Proposed Charter, the Combined Company’s board of directors will be permitted to make the determination that a person is a Disqualified Holder, and if such a determination is made, then that person and its affiliates would not be able to, directly or indirectly, beneficially own the Combined Company’s common stock. The Combined Company’s board of directors believes that providing for the redemption by the Combined Company of the Combined Company’s capital stock owned or controlled by a Disqualified Holders or their affiliates is necessary to ensure the Combined Company’s compliance with gaming laws.

Vote Required for Approval

The affirmative vote of the majority of the issued and outstanding shares of common stock present by virtual attendance or represented by proxy at the Special Meeting is required to approve each of the Advisory Charter Proposals. Abstentions will have the same effect as a vote “AGAINST” such Charter Proposal.

As discussed above, the Advisory Charter Proposals are advisory votes and therefore are not binding on TDAC or our Board. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Proposals (separate and apart from approval of the Charter Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on the Advisory Charter Proposals, TDAC intends that the Proposed Charter will take effect upon consummation of the Business Combination (assuming approval of the Charter Proposal).

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT TDAC STOCKHOLDERS VOTE “FOR” EACH OF THE ADVISORY CHARTER PROPOSALS UNDER PROPOSALS 3A TO 3I.

The existence of financial and personal interests of one or more of the Company’s directors or officers may result in a conflict of interest on the part of such director(s) or officer(s) between what he or they may believe is in the best interests of the Company and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.

PROPOSAL NO. 4 — THE NASDAQ PROPOSAL

Overview

TDAC is asking its stockholders to approve the Nasdaq Proposal in order to comply with Nasdaq Listing Rules 5635(a), and (d). Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lower of (i) the closing price immediately preceding the signing of the binding agreement or (ii) the average closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement, if the number of shares of common stock (or securities convertible into or exercisable for common stock) to be issued equals to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

Pursuant to the Business Combination Agreement, TDAC expects to issue 37,925,440 shares of Common Stock to the Lottery.com Shareholders in the Business Combination. See the section entitled “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement — Consideration.” Because the number of shares of common stock we anticipate issuing as consideration in the Merger will constitute more than 20% of our outstanding common stock and more than 20% of outstanding voting power prior to such issuance, TDAC may be required to obtain stockholder approval of such issuance pursuant to Nasdaq Listing Rule 5635(a).

Effect of Proposal on Current Stockholders

If the Nasdaq Proposal is adopted, TDAC would issue shares representing more than 20% of the outstanding shares of our Common Stock in connection with the Business Combination. The issuance of such shares would result in significant dilution to the TDAC stockholders and would afford such stockholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of TDAC. If the Nasdaq Proposal is adopted, assuming that 37,925,440 shares of Common Stock are issued to the Lottery.com Shareholders as consideration in the Business Combination, we anticipate that the Lottery.com Shareholders will hold 76.0% of the Combined Company’s outstanding shares of common stock and the current TDAC stockholders will hold 24.0% immediately following completion of the Business Combination. This percentage assumes that no shares of Common Stock are redeemed in connection with the Business Combination, does not take into account any warrants or options to purchase Common Stock that will be outstanding following the Business Combination, or any equity awards that may be issued under the proposed Equity Plan following the Business Combination.

If the Nasdaq Proposal is not approved and TDAC consummates the Business Combination on its current terms, TDAC would be in violation of Nasdaq Listing Rule 5635(a) and (b) and potentially Nasdaq Listing Rule 5635(d), which could result in the delisting of TDAC’s securities from Nasdaq. If Nasdaq delists TDAC’s securities from trading on its exchange, TDAC stockholders could face significant material adverse consequences, including:

•        a limited availability of market quotations for TDAC securities;

•        reduced liquidity with respect to TDAC securities;

•        a determination that TDAC shares are a “penny stock,” which will require brokers trading in our securities to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for TDAC securities;

•        a limited amount of news and analyst coverage for the post-transaction company; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

It is a condition to the obligations of TDAC and Lottery.com to close the Business Combination that the Combined Company’s common stock be approved for listing on Nasdaq. As a result, if the Nasdaq Proposal is not adopted, the Business Combination may not be completed.

Vote Required for Approval

Assuming that a quorum is present at the Special Meeting, the affirmative vote of the majority of the issued and outstanding shares of Common Stock present by virtual attendance or represented by proxy at the Special Meeting on this Proposal 4 is required to approve the Nasdaq Proposal. An abstention will have the effect of a vote “AGAINST” Proposal 4.

This Proposal 3 is conditioned on the approval of the Business Combination Proposal. If the Business Combination Proposal is not approved, Proposal 4 will have no effect even if approved by our stockholders. Because stockholder approval of this Proposal 4 is a condition to completion of the Business Combination under the Business Combination Agreement, if this Proposal 4 is not approved by TDAC stockholders, the Business Combination will not occur unless we and Lottery.com waive the applicable closing condition.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT TDAC STOCKHOLDERS VOTE “FOR” THE NASDAQ PROPOSAL UNDER PROPOSAL 4.

The existence of financial and personal interests of one or more of the Company’s directors or officers may result in a conflict of interest on the part of such director(s) or officer(s) between what he or they may believe is in the best interests of the Company and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.

PROPOSAL NO. 5 — THE DIRECTOR ELECTION PROPOSAL

Overview

We intend for the Combined Company’s board of directors to consist of five directors following the closing of the Business Combination, with each director having a term that expires as described below until the applicable annual meeting of stockholders, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death.

Until the occurrence of the Trigger Event, the Combined Company’s directors will be divided into three classes designated as Class I, Class II and Class III. At the Combined Company’s 2022 annual meeting of stockholders, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the Combined Company’s 2023 annual meeting of stockholders, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the Combined Company’s 2024 annual meeting of stockholders, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting until the occurrence of the Trigger Event.

The Combined Company’s directors will be divided among the three classes as follows, in each case, until their successors are elected and qualified:

•        [_], [_] and [_] will be Class I directors serving until the general meeting of stockholders to be held in 2022;

•        [_] and [_] will be Class II directors serving until the general meeting to be held in 2023; and

•        [_] and [_] will be Class III directors serving until the general meeting to be held in 2024.

For more information on the experience of the Combined Company’s director nominees, see the section entitled “Combined Company Management and Governance Following the Business Combination” of this proxy statement/prospectus.

There are no family relationships among any of the Combined Company’s proposed directors and executive officers. The Board knows of no reason why any of the nominees will be unavailable or decline to serve as a director. If the Business Combination Proposal is not approved, the Directors Proposal will not be presented at the Special Meeting. The appointments of directors resulting from the election will only become effective if the Business Combination is completed.

Required Vote

Assuming that a quorum is present at the special meeting, directors are elected by a plurality of the votes cast, online or by proxy. This means that the five director nominees who receive the highest number of shares voted “FOR” their election will be elected. Votes marked “FOR” a nominee will be counted in favor of that nominee while those marked “WITHHOLD” will not be voted for such nominee. Proxies will have full discretion to cast votes for other persons in the event any nominee is unable to serve. A stockholder’s failure to vote online or by proxy will not be considered a “vote cast,” and thus will have no effect on the outcome of this proposal.

This Proposal 5 is conditioned on the approval of the Business Combination Proposal and the Advisory Charter Proposals. If the Business Combination Proposal is not approved, Proposal 5 will have no effect even if approved by our stockholders.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT TDAC STOCKHOLDERS VOTE “FOR” EACH OF THE COMBINED COMPANY’S DIRECTOR NOMINEES UNDER PROPOSAL 5.

The existence of financial and personal interests of one or more of the Company’s directors or officers may result in a conflict of interest on the part of such director(s) or officer(s) between what he or they may believe is in the best interests of the Company and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.

PROPOSAL NO. 6 — THE EQUITY PLAN PROPOSAL

APPROVAL OF THE LOTTERY.COM
2021 INCENTIVE PLAN

Overview

Prior to the consummation of the business combination, we expect that the Board will approve and adopt, subject to approval of TDAC stockholders, the Lottery.com 2021 Incentive Plan (the “Equity Plan”), under which the Company would be authorized to grant cash and equity incentive awards to certain eligible service providers in order to attract, motivate and retain the talent for which we compete.

Purpose of the Equity Plan

The purpose of the Equity Plan is to assist us in attracting, motivating and retaining selected individuals who will serve as our employees, officers, directors, consultants and advisors, whose judgment, interest and special effort is critical to the successful conduct of our operation. We believe that the awards to be issued under the Equity Plan will motivate recipients to offer their maximum effort to the Combined Company and help focus them on the creation of long-term value consistent with the interests of TDAC stockholders. We believe that grants of incentive awards are necessary to enable the Combined Company to attract and retain top talent; if the Equity Plan is not approved, we believe our recruitment and retention capabilities will be adversely affected.

Reasons for the Approval of the Equity Plan Proposal

Approval by the TDAC stockholders of the Equity Plan is necessary in order for us to (i) meet the stockholder approval requirements of Nasdaq, and (ii) grant incentive stock options (“ISOs”) thereunder. Specifically, approval of the Equity Plan will constitute approval of the material terms of the Equity Plan pursuant to the stockholder approval requirements of Section 422 of the Code relating to ISOs.

The Equity Plan will become effective upon the later of (i) the date that the Company’s stockholders approve the Equity Plan, and (ii) [•]. If TDAC stockholders do not approve this proposal, the Equity Plan will not become effective and the Combined Company will not be able to grant equity awards under the Equity Plan.

Material Terms of the Equity Plan

The material terms of the Equity Plan, as currently contemplated by the Board, are summarized below, which is qualified in its entirety by reference to the full text of the Equity Plan, which is attached as Annex C to this proxy statement.

Administration.   A committee of at least two people appointed by the Board (or, if no such committee has been appointed, the Board) (the “Committee”) will administer the Equity Plan. The Committee will generally have the authority to, among other things, designate participants, determine the type or types of awards to be granted to a participant, determine the terms and conditions of any agreements evidencing any awards granted under the Equity Plan, accelerate the vesting or exercisability of, payment for or lapse of restrictions on, awards and to adopt, alter and repeal rules, guidelines and practices relating to the Equity Plan. The Committee will have full discretion to administer and interpret the Equity Plan and to make any other determinations and/or take any other action that it deems necessary or desirable for the administration of the Equity Plan, and any such determinations or actions taken by the Committee shall be final, conclusive and binding upon all persons and entities. The Committee may delegate to one or more officers of the Combined Company or any affiliate the authority to act on behalf of the Committee with respect to any matter, right, obligation or election that is the responsibility of or that is allocated to the Committee in the Equity Plan and that may be so delegated as a matter of law, except for grants of awards to persons subject to Section 16 of the Exchange Act.

Eligibility.    Certain employees, directors, officers, advisors and consultants of the Combined Company or its affiliates are eligible to participate in the Equity Plan, as well as prospective employees, directors, officers, consultants and advisors who have accepted offers of employment or consultancy from the Company or its affiliates.

Number of Shares Authorized.   The Equity Plan provides for an aggregate of [•] shares of Company common stock to be delivered; provided that the total number of shares of Company common stock that will be reserved, and that may be issued, under the Equity Plan will automatically increase on the first trading day of each calendar year, beginning with calendar year 2022, by a number of shares of Company common stock equal to five percent (5%) of the total outstanding shares of Company common stock on the last day of the prior calendar year. Notwithstanding the foregoing, the Board may act prior to January 1st of a given year to provide that there will be no such increase in the share reserve for such year or that the increase in the share reserve for such year will be a lesser number of shares of Company common stock than would otherwise occur pursuant to the preceding sentence. The maximum aggregate fair market value on the date of grant for awards granted and cash fees paid to any non-employee director pursuant to the Equity Plan during any fiscal year may not exceed a total value of $1,000,000, provided that the non-employee directors who are considered independent (under the rules of Nasdaq or other securities exchange on which the shares of Company common stock are traded) may make exceptions to this limit for a non-executive chair of the Board, if any, or the chair of a committee of the Board, in which case the non-employee director receiving such additional compensation may not participate in the decision to award such compensation. Shares of Company common stock underlying awards under the Equity Plan that are forfeited, canceled, expire unexercised or are settled in cash will be available again for new awards under the Equity Plan. If there is any change in the Combined Company’s corporate capitalization, the Committee in its sole discretion may make substitutions or adjustments to the number of shares of Company common stock reserved for issuance under the Equity Plan, the number of shares of Company common stock covered by awards then outstanding under the Equity Plan, the limitations on awards under the Equity Plan, the exercise price of outstanding options and such other equitable substitutions or adjustments as it may determine appropriate.

The Equity Plan will have a term of not more than ten years from the effective date of the Equity Plan, and no further awards may be granted under the Equity Plan after that date.

Awards Available for Grant.   The Committee may grant awards of nonqualified stock options, ISOs, stock appreciation rights (“SARs”), restricted stock awards, restricted stock units, other stock-based awards, other cash-based awards, and/or dividend equivalents, or any combination of the foregoing.

Options.   The Committee will be authorized to grant options to purchase shares of Company common stock that are either “qualified,” meaning they are intended to satisfy the requirements of Section 422 of the Code for ISOs, or “nonqualified,” meaning they are not intended to satisfy the requirements of Section 422 of the Code. Options granted under the Equity Plan will be subject to such terms, including the exercise price and the conditions and timing of exercise, as may be determined by the Committee and specified in the applicable award agreement (including potential performance goals). The maximum aggregate number of shares of Company common stock that may be issued through the exercise of ISOs granted under the Equity Plan is [•], and the number of shares authorized for issuance as ISOs shall not be subject to the annual automatic share increase provisions described above. In general, the exercise price per share of Company common stock for each option granted under the Equity Plan will not be less than one hundred percent (100%) of the fair market value of such share at the time of grant (unless such option is a nonqualified stock option and complies with the requirements of Section 409A of the Code) or, for purposes of ISOs, if granted to an employee who owns or is deemed to own more than ten percent (10%) of the combined voting power of all of the Combined Company’s classes of stock, or of any parent or subsidiary (a “10% Stockholder”), less than one hundred and ten percent (110%) of the fair market value of such share at the time of grant. The maximum term of an option granted under the Equity Plan will be ten years from the date of grant (or five years in the case of ISOs granted to a 10% Stockholder). However, if the option would expire at a time when the exercise of the option by means of a cashless exercise or net exercise method (to the extent such method is otherwise then permitted by the Committee for purposes of payment of the exercise price and/or applicable withholding taxes) would violate applicable securities laws or any securities trading policy adopted by the Combined Company, the expiration date applicable to the option will be automatically extended to a date that is thirty calendar days following the date such cashless exercise or net exercise would no longer violate applicable securities laws or applicable securities trading policy (so long as such extension does not violate Section 409A of the Code), but not later than the expiration of the original exercise period. Payment in respect of the exercise of an option may be made in cash, by check or other cash equivalent, by surrender of unrestricted shares (at their fair market value on the date of exercise) that have been held by the participant for any period deemed necessary by our accountants to avoid an additional compensation charge or have been purchased on the open market, or the Committee may, in its discretion and to the extent permitted by law, allow such payment to be made through a broker-assisted cashless exercise mechanism, a net exercise method, the surrender of other property having a fair market value on the date of exercise equal to the exercise price or by such other method as the Committee may determine to be appropriate.

Stock Appreciation Rights.   The Committee will be authorized to award SARs under the Equity Plan. SARs will be subject to the terms and conditions established by the Committee and reflected in the award agreement. A SAR is a contractual right that allows a participant to receive, either in the form of cash, shares of Company common stock or any combination of cash and shares of Company common stock, the appreciation, if any, in the value of a common share over a certain period of time. An option granted under the Equity Plan may include SARs, and SARs may also be awarded to a participant independent of the grant of an option. SARs granted in connection with an option will be subject to terms similar to the option corresponding to such SARs. The exercise price of SARs cannot be less than one hundred percent (100%) of the fair market value of a share of Company common stock at the time of grant.

Restricted Stock.   The Committee will be authorized to award restricted stock under the Equity Plan. Each award of restricted stock will be subject to the terms and conditions established by the Committee, including any dividend or voting rights, provided that any dividends may be subject to vesting or other conditions or may be required to be reinvested into additional shares of restricted stock, as determined by the Committee. Restricted stock awards are shares of Company common stock that generally are non-transferable and subject to other restrictions determined by the Committee for a specified period. Unless the Committee determines otherwise or specifies otherwise in an award agreement, if the participant terminates employment or services during the restricted period, then any unvested restricted stock will be forfeited. Dividends, if any, that may have been withheld by the Committee will be distributed to the participant in cash or, at the sole discretion of the Committee, in shares of Company common stock having a fair market value equal to the amount of such dividends, upon the release of any applicable restrictions, and if the applicable share is forfeited, the participant will have no right to such dividends (except as otherwise provided in the applicable award agreement).

Restricted Stock Unit Awards.   The Committee will be authorized to award restricted stock unit awards under the Equity Plan. The Committee will determine the terms of such restricted stock unit awards, including any dividend rights, provided that any dividends may be subject to vesting or other conditions or may be required to be reinvested into additional shares of restricted stock, as determined by the Committee. Unless the Committee determines otherwise or specifies otherwise in an award agreement, if the participant terminates employment or services during the period of time over which all or a portion of the units are to be earned, then any unvested units will be forfeited. At the election of the Committee, the participant will receive a number of shares of Company common stock equal to the number of units earned or an amount in cash equal to the fair market value of that number of shares of Company common stock at the expiration of the period over which the units are to be earned or at a later date selected by the Committee. Dividends, if any, that may have been withheld by the Committee will be distributed to the participant in cash or, at the sole discretion of the Committee, in shares of Company common stock having a fair market value equal to the amount of such dividends, upon the release of any applicable restrictions, and if the applicable share is forfeited, the participant will have no right to such dividends (except as otherwise provided in the applicable award agreement).

Other Stock-Based Awards.   The Committee may grant to participants other stock-based awards under the Equity Plan, which are valued in whole or in part by reference to, or otherwise based on, shares of Company common stock. The form of any other stock-based awards will be determined by the Committee and may include a grant, offer or sale of unrestricted shares of Company common stock. The number of shares of Company common stock related to other stock-based awards and the terms and conditions, including vesting conditions, of such other stock-based awards will be determined by the Committee when the award in made. Other stock-based awards will be paid in cash, shares of Company common stock, or a combination of cash and shares, as determined by the Committee, and the Committee will determine the effect of a termination of employment or service on a participant’s other stock-based awards.

Other Cash-Based Awards.   The Committee may grant to participants a cash award that is not otherwise described by the terms of the Equity Plan, including cash awarded as a bonus or upon the attainment of performance goals or otherwise as permitted under the Equity Plan. The form, terms, and conditions, including vesting conditions, of any other cash-based awards will be established by the Committee when the award is made, and any other cash-based awards will be paid to participants in cash. The Committee will determine the effect of a termination of employment or service on a participant’s other cash-based awards.

Dividend Equivalents.   The Committee may provide for the payment of dividend equivalents with respect to shares of Company common stock subject to an award, such as restricted stock units, but not on awards of stock options or SARs. However, no dividend equivalents will be paid prior to the issuance of stock. Dividend equivalents may be credited as of the dividend payment dates, during the period between the grant date and the date the award becomes payable or terminates or expires, as determined by the Committee; however, unless otherwise determined by the Committee, dividend equivalents will not be payable unless and until the issuance of shares underlying the award and will be subject to forfeiture to the same extent as the underlying award. Dividend equivalents may be paid in cash, additional shares of Company common stock, or converted to full-value awards, calculated and subject to such limitations and restrictions as the Committee may determine.

Transferability.    Each award may be exercised during the participant’s lifetime only by the participant or, if permissible under applicable law, by the participant’s guardian or legal representative and may not be otherwise assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution. The Committee, however, may permit awards (other than ISOs) to be transferred to family members, a trust solely for the benefit of such family members, a partnership or limited liability company whose only partners or stockholders are the participant and his or her family members or anyone else approved by the Board or the Committee.

Amendment and Termination.   In general, the Board may amend, alter, suspend, discontinue or terminate the Equity Plan at any time. However, stockholder approval to amend the Equity Plan may be necessary if the law or the Equity Plan so requires (e.g., repricing, performance goals, approval is necessary to comply with any tax or regulatory requirement, etc.). No amendment, alteration, suspension, discontinuance or termination will impair the rights of any participant or recipient of any award without the consent of the participant or recipient.

Change in Control.    In the event of a “Change in Control” (as defined in the Equity Plan), the Committee may adjust the number of shares of Company common stock or other securities of the Company (or number and kind of other securities or other property) subject to an award, the exercise or strike price of an award, or any applicable performance measure, and may provide for the substitution or assumption of outstanding awards in a manner that substantially preserves the terms of such awards, the acceleration of the exercisability or lapse of restrictions applicable to outstanding awards and the cancellation of outstanding awards in exchange for the consideration received by stockholders of the Company in connection with such Change in Control transaction.

No Repricing of Stock Options or SARs.   The Committee may not “reprice” any stock option or SAR, without stockholder approval. For purposes of the Equity Plan, “reprice” means any of the following or any other action that has the same effect: (i) amending a stock option or SAR to reduce its exercise price; (ii) canceling a stock option or SAR at a time when its exercise price exceeds the fair market value of a share of our common stock in exchange for cash or a stock option, SAR, award of restricted stock, or other equity award; or (iii) taking any other action that is treated as a repricing under generally accepted accounting principles.

Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the principal U.S. federal income tax consequences related to awards under the Equity Plan applicable to U.S. participants. This summary deals with the general federal income tax principles that apply (based upon provisions of the Code and the applicable Treasury Regulations issued thereunder, as well as judicial and administrative interpretations under the Code and Treasury Regulations, all as in effect as of the date of this proxy statement, and all of which are subject to change (possibly on a retroactive basis) or different interpretation) and is provided only for general information. Other kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

Non-Qualified Stock Options.   If a participant is granted a non-qualified stock option under the Equity Plan, the participant should not have taxable income on the grant of the option. Generally, the participant should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The participant’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the participant exercises such option. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction, subject to applicable limitations, at the same time and for the same amount as the participant recognizes as ordinary income. Any subsequent gain or loss generally will be taxable as long-term or short-term capital gain or loss for which we generally should not be entitled to a deduction.

Incentive Stock Options.    A participant receiving ISOs should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of our common stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. The federal alternative minimum tax may produce significant tax repercussions depending upon the participant’s particular tax status.

If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any corresponding deduction. If the holding period requirements are not met, the ISO will be treated as a nonqualified stock option, and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. In addition, to the extent that the fair market value (determined as of the date of grant) of the shares with respect to which a participant’s ISOs are exercisable for the first time during any year exceeds $100,000, the ISOs for the shares over $100,000 will be treated as nonqualified stock options, and not ISOs, for federal tax purposes, and the participant will recognize income as if the ISOs were actually nonqualified stock options. The Combined Company will not be entitled to a tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.

Special Rule if Exercise Price is Paid for in Shares.   If a participant pays the exercise price of a nonqualified stock option with previously-owned shares of our common stock and the transaction is not a disqualifying disposition of shares previously acquired under an ISO, the shares received equal to the number of shares surrendered are treated as having been received in a tax-free exchange. The participant’s tax basis and holding period for these shares received will be equal to the participant’s tax basis and holding period for the shares surrendered. The number of shares received in excess of the number of shares surrendered will be treated as compensation taxable as ordinary income to the participant to the extent of their fair market value. The participant’s tax basis in these shares will be equal to their fair market value on the date of exercise, and the participant’s holding period for such shares will begin on the date of exercise.

If the use of previously acquired shares to pay the exercise price of a stock option constitutes a disqualifying disposition of shares previously acquired under an ISO, the participant will have ordinary income as a result of the disqualifying disposition in an amount equal to the excess of the fair market value of the shares surrendered, determined at the time such shares were originally acquired upon exercise of the incentive stock option, over the aggregate exercise price paid for such shares. As discussed above, a disqualifying disposition of shares previously acquired under an incentive stock option occurs when the participant disposes of such shares before the end of the requisite holding period. The other tax results from paying the exercise price with previously-owned shares are as described above, except that the participant’s tax basis in the shares that are treated as having been received in a tax-free exchange will be increased by the amount of ordinary income recognized by the participant as a result of the disqualifying disposition.

Stock Appreciation Rights.   Generally, a participant will recognize ordinary income upon the receipt of payment pursuant to SARs in an amount equal to the aggregate amount of cash and the fair market value of any common stock received. Subject to applicable limitations, we or our subsidiaries or affiliates generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.

Restricted Stock.   A participant should not have taxable income on the grant of unvested restricted stock, nor will we or our subsidiaries or affiliates then be entitled to any deduction, unless the participant makes a valid election under Section 83(b) of the Code (discussed below). However, when restrictions on shares of restricted stock lapse, such that the shares are no longer subject to a substantial risk of forfeiture, the participant generally will recognize ordinary income, and we or our subsidiaries or affiliates generally will be entitled to a corresponding deduction, subject to applicable limitations, in an amount equal to the difference between the fair market value of the shares at the date such restrictions lapse and the purchase price, if any, paid for the restricted stock.

If the participant makes a valid election under Section 83(b) of the Code with respect to restricted stock, the participant generally will recognize ordinary income at the date of issuance of the restricted stock in an amount equal to the difference, if any, between the fair market value of the shares on that date and the purchase price, if any, paid for the restricted stock, and the Combined Company or its subsidiaries or affiliates generally will be entitled to a deduction for the same amount, subject to applicable limitations.

Restricted Stock Units.   A participant generally will not recognize taxable income at the time of the grant of restricted stock units, and neither we nor our subsidiaries or affiliates will be entitled to a deduction at that time. When a restricted stock unit is paid, whether in cash or common stock, the participant will have ordinary income equal to the fair market value of the shares delivered or the cash paid, and we or our subsidiaries or affiliates generally will be entitled to a corresponding deduction, subject to applicable limitations.

Other Stock-Based Awards; Other Cash-Based Awards; Dividend Equivalents.   Generally, the granting of other stock-based awards, other cash-based awards, or dividend equivalent rights should not result in the recognition of taxable income by the recipient or a tax deduction by us, our subsidiaries, or affiliates. The payment or settlement of other stock-based awards, other cash-based awards, or dividend equivalent rights generally should result in immediate recognition of taxable ordinary income by the recipient, equal to the amount of any cash paid (before applicable tax withholding) or the then-current fair market value of any common stock received, and a corresponding tax deduction by us, subject to applicable limitations. If the shares covered by the award are not transferable and subject to a substantial risk of forfeiture, the tax consequences to the participant and to the Combined Company generally will be similar to the tax consequences of restricted stock awards, as described above. If any other stock-based award consists of unrestricted shares, the recipient of those shares generally will immediately recognize as taxable ordinary income the fair market value of those shares on the date of the award, and we generally will be entitled to a corresponding tax deduction, subject to applicable limitations.

Federal Tax Withholding.   Any ordinary income realized by a participant upon the granting, vesting, exercise, or conversion of an award under the Equity Plan, as applicable, is subject to withholding of federal, state, and local income taxes and to withholding of the participant’s share of tax under the Federal Insurance Contribution Act and the Federal Unemployment Tax Act. To satisfy the Combined Company’s federal income tax withholding requirements, the Combined Company (or, if applicable, any of the Combined Company’s subsidiaries or affiliates) will have the right to require, as a condition to delivery of any certificate for shares of our common stock or the registration of the shares in the participant’s name, that the participant remit to us an amount sufficient to satisfy the withholding requirements. Alternatively, the Combined Company may withhold a portion of the shares (valued at fair market value) that otherwise would be issued to the participant to satisfy all or part of the withholding tax obligations or may, if the Combined Company consents, accept delivery of shares with an aggregate fair market value that equals or exceeds the required tax withholding amount. Withholding does not represent an increase in the participant’s total income tax obligation because it is fully credited toward his or her tax liability for the year. Additionally, withholding does not affect the participant’s tax basis in the shares. Compensation income realized and tax withheld will be reflected on Forms W-2 supplied by us to employees no later than January 31 of the following year. Deferred compensation that is subject to Section 409A of the Code (discussed below) will also be subject to certain federal income tax withholding and reporting requirements.

Million Dollar Deduction Limit and Other Tax Matters.   We may not deduct compensation of more than $1,000,000 that is paid to “covered employees” (as defined in Section 162(m) of the Code), which include (i) an individual (or, in certain circumstances, his or her beneficiaries) who, at any time during the taxable year, is either our principal executive officer or principal financial officer; (ii) an individual who is among our three highest compensated officers for the taxable year (other than an individual who was either our principal executive officer or principal financial officer at any time during the taxable year); or (iii) anyone who was a covered employee for purposes of Section 162(m) of the Code for any tax year beginning on or after January 1, 2017. This limitation on deductions (x) only applies to compensation paid by a publicly-traded corporation (and not compensation paid by non-corporate entities) and (z) may not apply to certain types of compensation, such as qualified performance-based compensation that is payable pursuant to a written, binding contract that was in effect as of November 2, 2017, so long as the contract is not materially modified after that date.

If an individual’s rights under the Equity Plan are accelerated as a result of a Change in Control and the individual is a “disqualified individual” under Section 280G of the Code, the value of any such accelerated rights received by such individual may be included in determining whether or not such individual has received an “excess parachute payment” under Section 280G of the Code, which could result in (i) the imposition of a twenty percent (20%) federal excise tax (in addition to federal income and employment taxes, if applicable) payable by the individual on the value of such accelerated rights and (ii) the loss by the Combined Company of a compensation deduction.

Section 409A of the Code.   Certain types of awards under the Equity Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional twenty percent (20%) penalty tax (and, potentially, certain interest penalties and additional state taxes). To the extent applicable, the Equity Plan and awards granted under the Equity Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Treasury Regulations and other authoritative guidance that may be issued under Section 409A of the Code. To the extent determined necessary and appropriate by the Committee, the Equity Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

Interest of Directors and Executive Officers.

All members of the Board and all of our executive officers are eligible for awards under the Equity Plan and, thus, have a personal interest in the approval of the Equity Plan.

New Plan Benefits

It is not possible to determine the specific amounts and types of awards that may be awarded in the future under the Equity Plan because the grant and actual settlement of awards under the Equity Plan are subject to the discretion of the plan administrator.

Vote Required for Approval

Assuming that a quorum is present at the Special Meeting, the affirmative vote of the majority of the issued and outstanding shares of common stock present by virtual attendance or represented by proxy at the Special Meeting on this Proposal 6 is required to approve this Proposal 6.

Accordingly, an abstention will have the effect of a vote “AGAINST” Proposal 6.

This Proposal 6 is conditioned on the approval of the Business Combination Proposal. If the Business Combination Proposal is not approved, Proposal 6 will have no effect even if approved by our stockholders. Because stockholder approval of this Proposal 6 is a condition to completion of the Business Combination under the Business Combination Agreement, if this Proposal 6 is not approved by TDAC stockholders, the Business Combination will not occur unless we and Lottery.com waive the applicable closing condition.

Form S-8

Following the consummation of the Business Combination, when permitted by SEC rules, the Combined Company intends to file with the SEC a registration statement on Form S-8 covering the Company common stock issuable under the Equity Plan.

Recommendation of the Board

The Board believes that the Equity Plan will provide us with the continued ability to link participants’ pay to stockholder returns, and that it is a critical compensation component in our ability to attract, retain and motivate employees, officers, directors, consultants and advisors by aligning their interests with the interests of our stockholders.

THE BOARD UNANIMOUSLY RECOMMENDS THAT TDAC STOCKHOLDERS VOTE “FOR” APPROVAL OF THE LOTTERY.COM 2021 INCENTIVE PLAN UNDER PROPOSAL 6.

The existence of financial and personal interests of one or more of the Company’s directors or officers may result in a conflict of interest on the part of such director(s) or officer(s) between what he or they may believe is in the best interests of the Company and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.

PROPOSAL NO. 7 — THE ADJOURNMENT PROPOSAL

This proposal allows the Board to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the Special Meeting to approve the Business Combination Proposal.

If this proposal is not approved by TDAC’s stockholders, the Board may not be able to adjourn the Special Meeting to a later date in the event there are not sufficient votes at the time of the Special Meeting to approve the Business Combination Proposal.

Vote Required for Approval

Assuming that a quorum is present at the Special Meeting, the affirmative vote of the majority of the issued and outstanding shares of common stock present by virtual attendance or represented by proxy at the Special Meeting on this Proposal 7 is required to approve the Adjournment Proposal. Accordingly, an abstention will have the effect of a vote “AGAINST” Proposal 7.

This Proposal 7 is not conditioned on the approval of the Business Combination Proposal.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT TDAC STOCKHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL UNDER PROPOSAL 7.

The existence of financial and personal interests of one or more of the Company’s directors or officers may result in a conflict of interest on the part of such director(s) or officer(s) between what he or they may believe is in the best interests of the Company and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of the material U.S. federal income tax consequences (i) of the exercise of redemption rights by holders of Common Stock that are U.S. Holders, (ii) of the Business Combination to U.S. Holders of Lottery.com Shares and Lottery.com Warrants (collectively, the “Lottery.com securities”), and (iii) of the ownership and disposition of Common Stock and Public Warrants (collectively, the “Public securities”) received in the Business Combination to U.S. Holders and Non-U.S. Holders.

This discussion is based on provisions of the Code, the Treasury Regulations promulgated thereunder (whether final, temporary, or proposed), administrative rulings of the IRS, and judicial decisions, all as in effect on the date hereof, and all of which are subject to differing interpretations or change, possibly with retroactive effect. This discussion does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a holder as a result of the Business Combination or as a result of the ownership and disposition of Public securities. In addition, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders nor does it take into account the individual facts and circumstances of any particular holder that may affect the U.S. federal income tax consequences to such holder, and accordingly, is not intended to be, and should not be construed as, tax advice. This discussion does not address the U.S. federal 3.8% Medicare tax imposed on certain net investment income or any aspects of U.S. federal taxation other than those pertaining to the income tax, nor does it address any tax consequences arising under any tax laws other than the U.S. federal income tax law, such as gift or estate tax laws, U.S. state and local, or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations of a holder of Lottery.com securities or Public securities. Holders should consult their own tax advisors regarding such tax consequences in light of their particular circumstances.

No ruling has been requested or will be obtained from the IRS regarding the U.S. federal income tax consequences of the Business Combination or any other related matter; thus, there can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described below or that, if challenged, such treatment will be sustained by a court.

This summary is limited to considerations relevant to holders that hold Public securities or Lottery.com securities and, after the completion of the Business Combination, Public securities, as “capital assets” within the meaning of section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to holders in light of their individual circumstances, including holders subject to special treatment under the U.S. tax laws, such as, for example:

•        banks or other financial institutions, underwriters, or insurance companies;

•        traders in securities who elect to apply a mark-to-market method of accounting;

•        real estate investment trusts and regulated investment companies;

•        tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts;

•        expatriates or former long-term residents of the United States;

•        subchapter S corporations, partnerships or other pass-through entities or investors in such entities;

•        dealers or traders in securities, commodities or currencies;

•        grantor trusts;

•        persons subject to the alternative minimum tax;

•        U.S. persons whose “functional currency” is not the U.S. dollar;

•        persons who received Common Stock or Lottery.com Shares through the issuance of restricted stock under an incentive plan or through a tax-qualified retirement plan or otherwise as compensation;

•        persons who own (directly or through attribution) 5% or more (by vote or value) of the outstanding Common Stock or Lottery.com Shares, or, after the Business Combination, the issued Common Stock (excluding treasury shares); or

•        holders holding Public securities or Lottery.com securities, or, after the Business Combination, Public securities, as a position in a “straddle,” as part of a “synthetic security” or “hedge,” as part of a “conversion transaction,” or other integrated investment or risk reduction transaction.

•        controlled foreign corporations, passive foreign investment companies, or foreign corporations with respect to which there are one or more United States shareholders within the meaning of Treasury Regulation Section 1.367(b)-3(b)(1)(ii); or

•        the Sponsor or its affiliates.

As used in this proxy statement/prospectus, the term “U.S. Holder” means a beneficial owner of Public securities or Lottery.com securities, and, after the Business Combination, Public securities received in the Business Combination, that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•        an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•        a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

A “Non-U.S. Holder” means a beneficial owner of Public securities or Lottery.com securities, and, after the Business Combination, Public securities received in the Business Combination, that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. Holder.

If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds Public securities or Lottery.com securities, and, after the completion of the Business Combination, Public securities received in the Business Combination, the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partner and the partnership. A holder that is a partnership and the partners in such partnership should consult their own tax advisors with regard to the U.S. federal income tax consequences of the Business Combination and the subsequent ownership and disposition of Public securities received in the Business Combination.

Because TDAC Units will be separated into their component parts immediately prior to the consummation of the Business Combination, a beneficial owner of a TDAC Unit should be treated as the owner of the underlying component Public securities for U.S. federal income tax purposes. The discussion below with respect to Public securities should also apply to holders of TDAC Units (as the deemed owner of the underlying component Public securities).

THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE BUSINESS COMBINATION. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BENEFICIAL OWNERS OF LOTTERY.COM SECURITIES OR PUBLIC SECURITIES MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. HOLDERS OF LOTTERY.COM SECURITIES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE BUSINESS COMBINATION AND OF THE OWNERSHIP AND DISPOSITION OF PUBLIC SECURITIES AFTER THE BUSINESS COMBINATION, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS.

U.S. Holders

Certain U.S. Federal Income Tax Consequences to U.S. Holders of Public Securities of Exercising Redemption Rights

In the event that a U.S. Holder elects to redeem its Common Stock for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or exchange of the Common Stock under Section 302 of the Code or is treated as a distribution under Section 301 of the Code with respect to the U.S. Holder. If the redemption qualifies as a sale or exchange of the Common Stock, the U.S. Holder will be treated as recognizing capital gain or loss equal to the difference between the amount realized on the redemption and such U.S. Holder’s adjusted tax basis in the Common Stock surrendered in such redemption transaction. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Common Stock redeemed exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

If the redemption does not qualify as a sale or exchange of Common Stock, the U.S. Holder will be treated as receiving a corporate distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from TDAC’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles; distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in the Common Stock; and any remaining excess will be treated as gain realized on the sale or other disposition of the Common Stock. Dividends paid to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations) and provided certain holding period requirements are met, dividends paid to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. However, it is unclear whether the redemption rights with respect to the Common Stock may prevent a U.S. Holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Whether a redemption qualifies for sale or exchange treatment will depend largely on the total number of shares of Common Stock treated as held by the U.S. Holder (including any Common Stock constructively owned by the U.S. Holder as a result of owning Public Warrants) relative to all of the Common Stock outstanding both before and after the redemption. The redemption of Common Stock generally will be treated as a sale or exchange of the Common Stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in TDAC or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder takes into account not only Common Stock actually owned by the U.S. Holder, but also Common Stock that is constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities, including those in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include Common Stock which could be acquired pursuant to the exercise of the Public Warrants. In order to meet the substantially disproportionate test, (i) the percentage of TDAC’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of the Common Stock must be less than 80% of the percentage of TDAC’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption, (ii) the U.S. Holder’s percentage ownership (including constructive ownership) of the outstanding Common Stock (both voting and nonvoting) immediately after the redemption must be less than 80% of such percentage ownership (including constructive ownership) immediately before the redemption; and (iii) the U.S. Holder must own (including constructive ownership), immediately after the redemption, less than 50% of the total combined voting power of all classes of stock of TDAC entitled to vote. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the shares of the Common Stock actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of the Common Stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other shares of Common Stock. The redemption of the Common Stock will not be essentially equivalent to a dividend if a U.S. Holder’s conversion results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in TDAC. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in TDAC will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the tax consequences of a redemption.

If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution. After the application of those rules regarding corporate distributions, any remaining tax basis of the U.S. Holder in the redeemed shares of common stock will be added to the U.S. Holder’s adjusted tax basis in its remaining Common Stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its Public Warrants or possibly in other shares of Common Stock constructively owned by it. Shareholders who hold different blocks of Common Stock (generally, shares of TDAC purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

All U.S. Holders are urged to consult their tax advisors as to the tax consequences to them of a redemption of all or a portion of their Common Stock pursuant to an exercise of redemption rights.

U.S. Federal Income Tax Consequences of the Business Combination to U.S. Holders of Lottery.com securities

Tax Consequences if the Merger Qualifies as a Reorganization Within the Meaning of Section 368(a) of the Code

TDAC and Lottery.com intend for the Merger to be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”). However, the obligations of the parties to complete the merger are not conditioned on the fact that Merger qualifies for the Intended Tax Treatment, and the Merger will occur even if it does not so qualify. Neither TDAC nor Lottery.com has requested, and neither intends to request, a ruling from the IRS as to the U.S. federal income tax consequences of the Merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. Accordingly, each holder of Lottery.com securities is urged to consult its tax advisor with respect to the particular tax consequence of the Merger to such holder. If the Merger fails to qualify for the Intended Tax Treatment, a holder holding Lottery.com securities generally would be subject to tax as described below under the section entitled “Tax Consequences if the Merger Fails to Qualify as a Reorganization Within the Meaning of Section 368(a) of the Code.”

If the Merger qualifies for the Intended Tax Treatment, then a U.S. Holder generally would not recognize gain or loss if, pursuant to the Merger, the U.S. Holder either (i) exchanges only Lottery.com Shares (but not Lottery.com Warrants) for Common Stock, (ii) exchanges Lottery.com Warrants for Public Warrants, or (iii) both exchanges its Lottery.com Shares for Common Stock and exchanges its Lottery.com Warrants for Public Warrants. In such a case, the aggregate tax basis of the Common Stock received by a U.S. Holder in the Merger should be equal to the aggregate adjusted tax basis of Lottery.com Shares surrendered in exchange therefor. The tax basis in a Public Warrant received by a U.S. Holder in the Merger should be equal to the adjusted tax basis of the Lottery.com Warrant exchanged therefor. The holding period of the Common Stock and/or Public Warrants received by a U.S. Holder in the Merger should include the period during which the Lottery.com Shares and/or Lottery.com Warrants exchanged therefor were held by such U.S. Holder.

Tax Consequences if the Merger Fails to Qualify as a Reorganization Within the Meaning of Section 368(a) of the Code

If the Merger fails to qualify for the Intended Tax Treatment, the Merger will be a fully taxable transaction to each holder of Lottery.com securities. In such case, a U.S. Holder of Lottery.com securities generally would recognize gain or loss in an amount equal to the difference, if any, between the fair market value as of the closing date of the Merger of Common Stock and/or Public Warrants received by such holder in the Merger over such holder’s adjusted tax basis in the Lottery.com securities surrendered by such holder in the Merger. Any gain or loss so recognized would generally be long-term capital gain or loss if the U.S. Holder had held the Lottery.com securities for more than one year (or short-term capital gain otherwise). Long-term capital gains of non-corporate U.S. Holders (including individuals) currently are eligible for preferential U.S. federal income tax rates. However, the deductibility of capital losses is subject to limitations. A U.S. Holder’s initial tax basis in the Common Stock and/or Public Warrants received in the

Merger will equal the fair market value of such stock or warrants upon receipt. A U.S. Holder’s holding period in the Common Stock and/or Public Warrants received in the Merger will begin on the day following the closing date of the Merger and would not include the holding period for the Lottery.com securities surrendered in exchange therefor.

All U.S. Holders are urged to consult their tax advisors as to the tax consequences to them of the Business Combination, including the potential receipt of contingent consideration, under such holder’s particular circumstances.

U.S. Federal Income Tax Consequences of Ownership and Disposition of Public Securities

The following discussion is a summary of certain material U.S. federal income tax consequences of the ownership and disposition of Public securities to U.S. Holders who receive such Public securities pursuant to the Business Combination.

Distributions on Common Stock

The gross amount of any distribution on Common Stock that is made out of TDAC’s current and accumulated profits (as determined for U.S. federal income tax purposes) will generally be taxable to a U.S. Holder as ordinary dividend income on the date such distribution is actually or constructively received by such U.S. Holder. Any such dividends paid to corporate U.S. Holders generally will qualify for the dividends received deduction if the requisite holding period is satisfied. Dividends paid to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains.

Non-corporate U.S. Holders that do not meet a minimum holding period requirement or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code (dealing with the deduction for investment interest expense) will not be eligible for the reduced rates of taxation applicable to qualified dividends. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met.

To the extent that the amount of any distribution made by TDAC on the Common Stock exceeds TDAC’s current and accumulated earnings and profits for a taxable year (as determined under U.S. federal income tax principles), the distribution will first be treated as a tax-free return of capital, causing a reduction (but not below zero) in the adjusted basis of the U.S. Holder’s Common Stock, and to the extent the amount of the distribution exceeds the U.S. Holder’s tax basis, the excess will be taxed as capital gain recognized on a sale or exchange as described below under “— Sale, Exchange, Redemption or Other Taxable Disposition of Public securities.”

Sale, Exchange, Redemption or Other Taxable Disposition of Public Securities

A U.S. Holder will generally recognize gain or loss on any sale, exchange, redemption, or other taxable disposition of Common Stock and Public Warrants in an amount equal to the difference between the amount realized on the disposition and such U.S. Holder’s adjusted tax basis in such Common Stock or Public Warrants. Any gain or loss recognized by a U.S. Holder on a taxable disposition of Common Stock or Public Warrants will generally be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period in the Common Stock or Public Warrants exceeds one year at the time of the disposition. Preferential tax rates may apply to long-term capital gains recognized by non-corporate U.S. Holders (including individuals). The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. Holder on the sale or exchange of Common Stock or Public Warrants will generally be treated as U.S. source gain or loss.

Exercise or Lapse of a Public Warrant

Except as discussed below with respect to the cashless exercise of a Public Warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of a share of Common Stock on the exercise of a Public Warrant for cash. A U.S. Holder’s tax basis in a share of Common Stock received upon exercise of the Public Warrant generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the Public Warrant exchanged therefor and the exercise price. The U.S. Holder’s holding period for a share of Common Stock received upon exercise of the Public Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the Public Warrants and will not include the period during which the U.S. Holder held the Public Warrants. If a Public Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the Public Warrant.

The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. Holder’s basis in the Common Stock received would equal the holder’s basis in the Public Warrant exercised therefor. If the cashless exercise were treated as not being a gain realization event, a U.S. Holder’s holding period in the Common Stock would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the Public Warrant. If the cashless exercise were treated as a recapitalization, the holding period of the Common Stock would include the holding period of the Public Warrant exercised therefor.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder would recognize gain or loss with respect to the portion of the exercised Public Warrants treated as surrendered to pay the exercise price of the Public Warrants (the “surrendered warrants”). The U.S. Holder would recognize capital gain or loss with respect to the surrendered warrants in an amount generally equal to the difference between (i) the fair market value of the Common Stock that would have been received with respect to the surrendered warrants in a regular exercise of the Public Warrants and (ii) the sum of the U.S. Holder’s tax basis in the surrendered warrants and the aggregate cash exercise price of such warrants (if they had been exercised in a regular exercise). In this case, a U.S. Holder’s tax basis in the Common Stock received would equal the U.S. Holder’s tax basis in the Public Warrants exercised plus (or minus) the gain (or loss) recognized with respect to the surrendered warrants. A U.S. Holder’s holding period for the Common Stock would commence on the date following the date of exercise (or possibly the date of exercise) of the Public Warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise of Public Warrants.

Non-U.S. Holders

U.S. Federal Income Tax Consequences of Ownership and Disposition of Public Securities

Distributions on Common Stock

Distributions of cash or property (including a constructive distribution) to a Non-U.S. Holder in respect of Common Stock will generally constitute dividends for U.S. federal income tax purposes to the extent paid from TDAC’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds TDAC’s current and accumulated earnings and profits, the excess will generally be treated first as a tax-free return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in the Common Stock. Any remaining excess will be treated as capital gain and will be treated as described below under “— Sale, Exchange, Redemption or Other Taxable Disposition of Public securities.”

Dividends paid to a Non-U.S. Holder of Common Stock generally will be subject to withholding of U.S. federal income tax at a 30% rate, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate as described below. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base of the Non-U.S. Holder) are not subject to such withholding tax, provided certain certification and disclosure requirements are satisfied (generally by providing an IRS FormW-8ECI). Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder of Common Stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete the applicable IRS FormW-8 and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if the shares of Common Stock are held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are pass-through entities rather than corporations or individuals.

A Non-U.S. Holder of Common Stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders are urged to consult their own tax advisors regarding their entitlement to the benefits under any applicable income tax treaty.

Sale, Exchange, Redemption or Other Taxable Disposition of Public securities

Subject to the discussion of backup withholding and FATCA below, any gain realized by a Non-U.S. Holder on the taxable disposition of Public securities generally will not be subject to U.S. federal income tax unless:

•        the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base of the Non-U.S. Holder);

•        the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

•        TDAC is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period for such securities disposed of, and either (A) shares of Common Stock are not considered to be regularly traded on an established securities market or (B) shares of Common Stock are considered to be regularly traded on an established securities market, and such Non-U.S. Holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such disposition and such Non-U.S. Holder’s holding period more than 5% of the outstanding shares of Common Stock. There can be no assurance that shares of Common Stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, a non-corporate Non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by certain United States source capital losses, even though the individual is not considered a resident of the United States, provided that the individual has timely filed U.S. federal income tax returns with respect to such losses. If a Non-U.S. Holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits, subject to adjustments.

If the last bullet point immediately above applies to a Non-U.S. Holder, gain recognized by such Non-U.S. Holder on the sale, exchange or other disposition of Public securities generally will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such Public securities from a Non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. TDAC will generally be classified as a “U.S. real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. TDAC does not expect to be classified as a “U.S. real property holding corporation” following the Business Combination. However, such determination is factual in nature and subject to change, and no assurance can be provided as to whether TDAC is or will be a U.S. real property holding corporation with respect to a Non-U.S. Holder following the Business Combination or at any future time.

Exercise or Lapse of a Public Warrant

The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of a Public Warrant, or the lapse of a Public Warrant held by a Non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. holder, as described under “— U.S. Holders — Exercise or Lapse of a Public Warrant,” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described under “— Sale, Exchange, Redemption or Other Taxable Disposition of Public securities,” above for a Non-U.S. Holder’s gain on the sale or other disposition of Public securities.

Certain U.S. Federal Income Tax Consequences to Non-U.S. Holders of Public Securities of Exercising Redemption Rights

The U.S. federal income tax consequences to a Non-U.S. Holder of Common Stock that exercises its redemption rights to receive cash from the Trust Account in exchange for all or a portion of its Common Stock will depend on whether the redemption qualifies as a sale of the Common Stock redeemed, as described above under “U.S. Holders — Certain U.S. Federal Income Tax Consequences to U.S. Holders of Exercising Redemption Rights —” If such a redemption qualifies as a sale of Common Stock, the U.S. federal income tax consequences to the Non-U.S. Holder will be as described above under “Non-U.S. Holders — U.S. Federal Income Tax Consequences of Ownership and Disposition of Public Securities — Sale, Exchange, Redemption or Other Taxable Disposition of Public Securities.” If such a redemption does not qualify as a sale of Common Stock, the Non-U.S. Holder will be treated as receiving a corporate distribution, the U.S. federal income tax consequences of which are described above under “Non-U.S. Holders — U.S. Federal Income Tax Consequences of Ownership and Disposition of Public Securities — Distributions on Common Stock.”

Because it may not be certain at the time a Non-U.S. Holder is redeemed whether such Non-U.S. Holder’s redemption will be treated as a sale of shares or a distribution constituting a dividend, and because such determination will depend in part on a Non-U.S. Holder’s particular circumstances, we or the applicable withholding agent may not be able to determine whether (or to what extent) a Non-U.S. Holder is treated as receiving a dividend for U.S. federal income tax purposes. Therefore, we or the applicable withholding agent may withhold tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gross amount of any consideration paid to a Non-U.S. Holder in redemption of such Non-U.S. holder’s Common Stock, unless (i) we or the applicable withholding agent have established special procedures allowing Non-U.S. Holders to certify that they are exempt from such withholding tax and (ii) such Non-U.S. Holders are able to certify that they meet the requirements of such exemption (e.g., because such Non-U.S. Holders are not treated as receiving a dividend under the Section 302 tests described above under the section entitled “U.S. Holders — Certain U.S. Federal Income Tax Consequences to U.S. Holders of Public Securities of Exercising Redemption Rights”). There can be no assurance, however, that we or any applicable withholding agent will establish such special certification procedures. If we or an applicable withholding agent withhold excess amounts from the amount payable to a Non-U.S. Holder, such Non-U.S. Holder generally may obtain a refund of any such excess amounts by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances and any applicable procedures or certification requirements.

Information Reporting and Backup Withholding

TDAC generally must report annually to the IRS and to each holder the amount of cash dividends and certain other distributions it pays to such holder on such holder’s Public securities and the amount of tax, if any, withheld with respect to those distributions. In the case of a Non-U.S. Holder, copies of the information returns reporting those distributions and withholding also may be made available to the tax authorities in the country in which the Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement. Information reporting is also generally required with respect to proceeds from the sales and other dispositions of Public securities to or through the U.S. office (and in certain cases, the foreign office) of a broker. In addition, certain information concerning a U.S. Holder’s adjusted tax basis in its Public securities and adjustments to that tax basis and whether any gain or loss with respect to such securities is long-term or short-term also may be required to be reported to the IRS.

Moreover, backup withholding of U.S. federal income tax at a rate of 24% generally will apply to cash distributions made on Public securities to, and the proceeds from sales and other dispositions of such securities by, a U.S. Holder (other than an exempt recipient) who:

•        fails to provide an accurate taxpayer identification number;

•        is notified by the IRS that backup withholding is required; or

•        in certain circumstances, fails to comply with applicable certification requirements.

A Non-U.S. Holder generally may eliminate the requirement for information reporting (other than with respect to distributions, as described above) and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedures for obtaining an exemption from backup withholding in their particular circumstances.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, securities (including Public securities) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which Public securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, Public securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners”, which will in turn be provided to the U.S. Department of Treasury.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends in respect of Common Stock. While withholding under FATCA generally would also apply to payments of gross proceeds from the sale or other disposition of securities (including Public securities), proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in Public securities.

BUSINESS OF LOTTERY.COM

BUSINESS

Unless otherwise specified or the context otherwise indicates, all references to “Lottery.com”, “we”, “us”, “our” and the “Company” refer to AutoLotto, Inc. and its consolidated subsidiaries.

Our Company

Overview

The Company was incorporated in the State of Delaware on February 26, 2015. Tony DiMatteo and Matt Clemenson, the co-founders of the Company, continue to lead the organization as Chief Executive Officer and Chief Commercial Officer, respectively.

We are a leading provider of domestic and international lottery products and services. As an independent third-party lottery game service, we offer a platform that we architected, developed, and operate to enable the remote purchase of legally sanctioned lottery games in the U.S. and abroad (the “Platform”). Our revenue generating activities are focused on (i) offering the Platform via our Lottery.com app and our websites to users located in the U.S. and international jurisdictions where the sale of lottery games is legal and our services are enabled for the remote purchase of sanctioned lottery games (our “B2C Platform”); (ii) offering an internally developed, created, and operated business-to-business application programming interface (“API”) of the Platform to enable our commercial partners, in permitted U.S. and international jurisdictions, to purchase certain legally operated lottery games from us and to resell them to users located within their respective jurisdictions (“B2B API”); and (iii) delivering global lottery data, such as winning numbers and results, and subscriptions to data sets of our proprietary, anonymized transaction data pursuant to multi-year contracts to commercial digital subscribers (“Data Service”).

We currently derive substantially all of our revenue from service fees paid to us by users of our B2C Platform, revenue share arrangements with commercial partners participating in our B2B API, and subscription fees from users of our Data Service. We intend to pursue growth by implementing new products and features within our B2C Platform services, expanding our B2C Platform offering into new domestic and international jurisdictions, entering into additional agreements with new commercial partners for our B2B API, executing on strategic acquisitions and other synergistic opportunities, including gaining access to complementary and new technology through such acquisitions, and investing in and developing new technology, and enhancing our existing technology in each of our business lines, including distributed ledger technology. Although we are in active negotiations with multiple potential target companies, we do not have any acquisitions that are probable to occur as of the date of this proxy statement/prospectus. We also expect to grow our brand and commitment to social awareness through our affiliation with WinTogether, a registered 501(c)(3) charitable trust (“WinTogether”).

As a provider of lottery products and services we are required to comply, and our business is subject to, regulation in each jurisdiction in which we offer our B2C Platform, or a commercial partner offers users access to lottery games through the B2B API. In addition, we must also comply with the requirements of federal and other domestic and foreign regulatory bodies and governmental authorities in jurisdictions in which we operate or with authority over our business. For example, currently, in the U.S., users of our B2C Platform are required to be physically located, at the time of purchase, in the state or jurisdiction of the lottery authority offering the lottery game that they purchase on our Platform. We verify their location through geofencing technology integrated into our Platform. A user physically located in one U.S. jurisdiction may not purchase a lottery game sold by a lottery authority in another jurisdiction. Internationally, we operate our B2C Platform in jurisdictions in which such service is lawful through commercial agreements with operators who have obtained approvals from the relevant government regulators, if and as required, and users may only access lottery games if they are physically located in the jurisdiction of the commercial partner at the time of purchase, as verified by geofencing technology. Our business is additionally subject to multiple other domestic and international laws, including those relating to the transmission of information, privacy, security, data retention, and other consumer focused laws, and, as such, may be impacted by changes in or changes in the interpretation of such laws. For more information, see “— Regulation and Compliance.”

B2C Platform

Our B2C Platform operates independently from any lottery authority, operator, or other provider of lottery games and enables users to purchase draw lottery games remotely from a mobile device or computer. Our B2C Platform is available to users in 12 U.S. jurisdictions and multiple international jurisdictions.

To use our B2C Platform, a user must first create an account and respond to several compliance questions to confirm that they are eligible to play. The requirements are intentionally designed to be a low friction experience for the user. Once they complete the registration process, a user can begin playing the draw lottery games offered in their jurisdiction, including choosing the number of plays, and whether to select their own numbers or to play randomly selected draw numbers. Following the completion of payment, the purchase is immediately confirmed, and the user receives a digital representation of their draw lottery game in their app or web-based account, including confirmation of their draw numbers. The confirmation is not delayed by the Company’s subsequent acquisition of the physical lottery game from the lottery authority. At this point, the Company fulfills the purchase of the physical lottery game ticket by either employing couriers to directly acquire the draw lottery game ticket from brick-and-mortar retailers for delivery to the Company, or by utilizing electronic lottery terminals licensed by the Company (or by its affiliates or retail partners, as applicable) from the relevant lottery authority pursuant to official retail lottery licenses issued by such lottery authorities. As described in further detail below, in either event, prior to the applicable draw, the physical lottery game ticket is always held securely by the Company on the user’s behalf.

If a user elects to play randomly selected draw numbers, such draw numbers are immediately assigned by the Company and not by the lottery authority, to ensure that the user receives immediate confirmation of their actual lottery game, without the delay that would otherwise be necessitated if the random draw numbers were assigned by the lottery authority. To generate these numbers, the Company deploys a pseudo random number generator (“pRNG”), being an algorithm that uses mathematical formulas to produce sequences of random numbers. The Company relies on the Cryptographic Module Validation Program to validate the cryptographic modules of its pRNG. The Cryptographic Module Validation Program is a joint effort between the National Institute of Standards and Technology under the Department of Commerce and the Canadian Centre for Cyber Security, a branch of the Communications Security Establishment, to promote the use of validated cryptographic modules and to validate cryptographic modules to Federal Information Processing Standard 140-2 and 140-3, as tested by third party laboratories. The use of the validated pRNG ensures that the randomly selected draw numbers are truly random.

Whether selected by the user or at random, the user’s draw lottery game numbers are securely retained in the Platform and queued for fulfillment by the Company with the lottery authority via the electronic lottery terminals or deployment of couriers. The original draw lottery game tickets are generally considered “bearer instruments” under relevant law, meaning that the individual that holds, or “bears”, the lottery game ticket, or “instrument”, is deemed the owner, as there is no other process to prove or designate ownership, and accordingly, their safe keeping on behalf of the user is of the upmost importance. The Company secures the original draw lottery game tickets in the Company’s physical, restricted entry safes; the original draw lottery game tickets do not leave the jurisdiction of original sale and are physically delivered to a user only for the claims and redemption process. We monitor all lottery games that our users play and automatically notify a user by push notification and/or email if they are a winner.

For a user who wins a prize less than $600, we instantly deposit the prize amount into the user’s account and subsequently redeem the winning lottery game ticket. In accordance with Federal tax reporting requirements, for a user who wins a prize of $600 or more, we ensure that the appropriate Federal tax reporting tax requirements are fulfilled and, as required, assist the user with the claims and redemption process. We charge a service fee on all lottery games purchased on our B2C Platform but do not take a commission from our user’s prizes.

The Company currently holds a retail lottery license issued by the Texas Lottery Commission.

For more information, see “— Our Services — B2C Platform.”

B2B API

Our B2B API provides a secure distribution interface through which our authorized third-party omni-channel and multi-product commercial partners acquire access through our Platform to certain legally operated lottery games by integrating our B2B API into their existing back-office functionality and user facing websites and applications to enable our commercial partners to purchase such draw lottery games from the Company for resale to users within their permitted jurisdictions. Our B2B API is enabled in the U.S. and internationally.

Each time a commercial partner, on behalf of a user, requests a play from the Company via the B2B API, such commercial user acquires the rights to the number of requested plays, and is provided with either pre-selected numbers as requested by the commercial partner’s user, or is randomly assigned numbers by the pRNG that is communicated via the B2B API to the commercial partner. In either event, the commercial partner automatically receives a digital representation of the purchased draw lottery games, including draw numbers, without delay for the subsequent acquisition of the physical lottery game by the Company.

The Company fulfills the acquisition of the draw lottery games by utilizing the electronic lottery terminals installed in the Company’s, or its affiliate’s, and retail partner’s locations under the authority of the applicable lottery authority pursuant to official retail licenses from such lottery authorities. The original lottery game tickets are securely stored by the Company in physical, restricted entry safes. The original lottery game ticket does not leave the jurisdiction of original sale and is only physically delivered to a winning user if and when such user is required to be physically present for the claims and redemption process. Neither we nor our commercial partners ever take a commission from our users’ prizes. Our commercial partners charge a service fee and, in international jurisdictions, a mark-up, on their purchase price of the lottery game to their users. We receive a share of our commercial partners’ revenue on each lottery game purchased.

For more information, see “— Our Services — B2B API.”

Data Service

We deliver global lottery data to digital publishers and media organizations that subscribe to our Data Service, with coverage of over 800 games in over 40 countries. We charge a subscription fee and, in some instances, per-record fees, to use our Data Service. We additionally rely on this information to make winning lottery numbers and results for all U.S. in-state and multi-state games available through our websites, apps, and APIs. We additionally enter into commercial agreements pursuant to which in consideration of pre-paid fees we provide data sets of our proprietary, anonymized transaction pursuant to multi-year contracts and in accordance with the requirements of our Terms of Service.

For more information, see “— Our Services — Data Service.”

The WinTogether Platform

We are affiliated with WinTogether, which supports charitable, educational, and scientific causes. We operate http://wintogether.org (the “WinTogether Platform”) on behalf of WinTogether, which offers sweepstakes that support charitable causes selected by the trustees of WinTogether and incentivizes participants to donate to those chosen causes by entering donors into sweepstakes for the chance to win cash prizes, luxury items, and exceptional experiences. In exchange for operating the WinTogether Platform and the sweepstakes on behalf of WinTogether, we receive a fee from the gross donations from each sweepstakes. While the revenue received from the Company’s services relating to the WinTogether Platform are currently nominal, we believe that this may be a scalable source of revenue in the future, as well as a mechanism to increase our brand reputation and recognition by sweepstake participants, which could result in the acquisition and monetization of new users to our B2C Platform.

For more information, see “— Our Services — WinTogether.”

Our Industry

Lottery Market Size

According to Technavio, the global lottery game market was valued at $356 billion in worldwide gross sales in 2020 and is forecasted to grow by 54% to more than $550 billion in worldwide gross sales in 2025.

Lottery Market Segmentation

The global lottery game market is generally divided into three main categories of products (i) draw, or terminal-based, games; (ii) instant win, or “scratcher”, games; and (iii) sports lottery games. In addition to the three main categories, the regulatory authorities that license lottery games may also offer other forms of games of chance and casino-style games.

Draw Games

Draw, or terminal-based, games are the oldest and most common forms of lottery games. Some of the popular domestic and international draw games include Mega Millions®, Powerball®, Il Gioco del Lotto®, elGordo®, Euro Jackpot®, and €uro-Millions®. In the U.S., prices for such draw games typically begin at $1 per game and additional options, including bonus plays, extra draws, and second chance draws, are generally available for an additional cost.

When a user plays a draw game, they acquire a set of numbers, letters, symbols, or a combination thereof; the goal is to match those numbers, letters, and symbols to those drawn by the lottery authority on a specified date and time. Depending on the rules of the draw game, the numbers, letters, and symbols may be designated by the user or selected by a random number generator. Draw games are sold by officially licensed retailers with valid agreements with the applicable lottery authority and transacted through electronic terminals installed by such lottery authority for the purpose of selling the lottery game and printing the lottery game ticket, validating sold lottery game tickets, and performing other administrative functions.

Draw games have historically been purchased in person directly from traditional licensed brick-and-mortar retail locations, such as convenience stores, tabletop games retailers, or gas stations. According to Technavio, purchases from these retailers contributed over 93.7% to the overall draw game lottery market in 2019, and 93.3% in 2020. These retailers process the transaction via the electronic terminals and provide the player with bearer documentation evidencing their purchase. Alternatively, in jurisdictions in which online lottery game sales — or “iLottery” — is legal, the player may alternatively complete the entire transaction remotely from their mobile device or computer. For more information, see “— Global Market Trends.”

According to industry forecasts by Technavio, sales of draw lottery games comprised 54.5% of the overall global lottery market in 2020 and are anticipated to grow at approximately 9.0% CAGR between 2020 and 2025, forecasting an increase of approximately 54% in worldwide legal gross sales, from $194 billion in worldwide legal gross sales in 2020 to nearly $300 billion in worldwide legal gross sales in 2025. In the U.S., draw lottery games are offered in all 46 states and 3 territories in which lottery games are legal.

Instant Win Games

Instant win, or “scratch”, lottery games are designed to be quick and easy to play. These games have the numbers, letters, symbols, or a combination thereof concealed on a scratch card. To play, the player removes or scratches off the covering to instantly reveal their winning status. Games are often thematically linked to popular interests, such as sporting events, specific board games, or other specialized interests or activities. Popular titles include Crossword Connect®, Deuces Wild®, and Monopoly Millionaire’s Club®. In the U.S., prices for scratch lottery games typically range from $1 to as much as $50 per scratch card. Scratch lottery games are sold by licensed retail outlets and are additionally available for online play in jurisdictions that authorize iLottery. Online scratch lottery games typically have all of the elements of a physical scratch lottery game, but in digitized form, and often with additional visual and entertainment elements.

The market for this game-type has experienced growth attributed to the relatively low retail price of scratch lottery games and the opportunity to instantly win prizes. Sales of scratch lottery games comprised 26.6% of the overall global lottery market in 2020; according to industry forecasts by Technavio, the scratch lottery games market is expected to increase approximately 58%, from $95 billion in worldwide legal gross sales in 2020 to $150 billion in worldwide legal gross sales in 2025. In the U.S., scratch games are offered in all but two jurisdictions — North Dakota and Wyoming — in which lottery games are legal.

The Company is not currently engaged in the deployment of scratch lottery games.

Sports Lotteries

Sports lotteries are a variant of pari-mutuel betting, in which users pay a fixed price to select a sporting event’s outcome and the users with the most accurate prediction of such outcome win prizes.

Sales of sports lottery games comprised 18.9% of the overall global lottery market in 2020; according to industry forecasts by Technavio, the sports lotteries market is expected to increase approximately 51%, from $67 billion in worldwide legal gross sales in 2020 to $101 billion in worldwide legal gross sales in 2025.

Additionally, the growing popularity of virtual sports — or “esports” — is believed to be creating momentum for sports lottery games and will be a key growth factor for sports lotteries. Esports tournaments are organized professional or semi-professional multiuser video game league or tournament competitions for a goal or prize, such as a championship title or prize money.

According to industry forecasts, in 2021, the global esports audience is expected to grow 8.7% year-on-year to reach 474 million viewers and continue to grow, with a CAGR of 7.7% to 577.2 million in 2024, after having surpassed the half-a-billion mark in 2022. While lockdown measures imposed by COVID-19 led to many new esports viewers last year — and it is believed will continue to do so into 2021 — audience numbers were most affected by growth markets across the Middle East and Africa, the Asia-Pacific Region (which includes East Asia, South Asia, Southeast Asia, and Oceana), and South America. The interruption of physical sports due to the COVID 19 pandemic, as well as continued strong cross-promotion between games and esports, also catalyzed demand. According to industry forecasts by Newzoo International B.V., the global esports market was estimated to be $947 million in 2020 and is projected to grow 14.5% year-over-year to $1.1 billion in 2021, which is anticipated, in turn, to create momentum for sports lotteries.

The Company is not currently engaged in the deployment of sports lottery games. In February 2021, the Company entered into an agreement to acquire the rights to https://sports.com, which acquisition is subject to final payment of the purchase price in accordance with the terms of the agreement to acquire such rights. Lottery.com is exploring opportunities for the intended strategic entry into the distribution of sports lottery games and related legal sports gaming verticals. The Company announced this acquisition in April 2021.

Geographic Distribution

Legalized lottery products are operated by national, state, provincial, or municipal governmental authorities and their licensees in more than 100 other countries under separate, regulated regimes. In North America, in-state and multi-state sanctioned lottery products are offered in 46 U.S. states and 3 U.S. jurisdictions, including the District of Columbia, Puerto Rico, and the U.S. Virgin Islands, as well as every Canadian province and Mexico.

Lotteries have varying degrees of governmental and regulatory acceptance across the globe, with certain countries, states, provinces, territories or even municipalities prohibiting lotteries, and other jurisdictions endorsing all or only certain forms of lotteries at the national or state, provincial, territorial, or municipal level. According to Technavio, in 2020, the Asia-Pacific region comprised 37.1% market share of all lottery sales, Europe comprised 31.9%, the Middle East and Africa region comprised 3.4%, South America comprised 2.3%, and North America comprised more than 25% market share of all lottery sales. Lottery sales include sales include of all forms of lottery games, including draw, scratch, and sports lottery games, as well as revenues from the sale, lease or license of lottery systems, terminals, or vending machines.

In the U.S., the Multi-State Lottery Association (“MUSL”) is a non-profit association owned and operated by its U.S. state and territory member lottery associations that, amongst other activities, assists its members in the development and issuance of multi-jurisdictional draw and scratch lottery games, including Powerball®, MegaMillions® and Monopoly Millionaires’ Club®. MUSL games are multi-jurisdictional — or “multi-state” — meaning one type lottery game may be offered for play in multiple jurisdictions, subject to the applicable laws and regulations of each such jurisdiction, as opposed to in-state games, which are games developed for play by a state lottery authority for its jurisdiction.

Global Market Trends

Many national, state, provincial, territorial, and municipal governments rely on revenues from the sale of lottery games for a significant source of public program funding, including recreational programs, educational programs, and environmental efforts. When under revenue pressure due to factors that may include increased expenses, decreased access to general revenues, and other impacts to annual budgets and tax revenues, including events such as the impact of the COVID-19 pandemic, these entities often look to revenue from gaming, including lottery game sales, as a continued and potentially increased revenue opportunity for governmental authorities.

Traditionally, lottery games have only been sold by government licensees at brick-and-mortar facilities, such as convenience stores, grocery stores, and small retailers, which restricted players’ ability to purchase lottery games to those times when they were physically within the retailer’s licensed location, and accordingly potentially restricted a player’s opportunities to play and the governmental authority’s lottery derived revenues. However, in recent years, twelve jurisdictions in the U.S. have legalized iLottery, which is a product in which there is state legislative and regulatory approval for the account funding, acquisition, and play of lottery games to be managed online, without requirement to physically be in or near a brick-and-mortar retail seller of lottery games.

Currently, iLottery is legal in Georgia, Illinois, Kentucky, Michigan, New Hampshire, North Carolina, North Dakota, Pennsylvania, Rhode Island, Virginia, and the District of Columbia. Access to in-state and multi-state draw games are available in all of these jurisdictions. Online versions of instant win, or “scratcher”, tickets are available in eight of these jurisdictions. In New York, iLottery is available, but only through subscriptions in which a player must subscribe for automatic purchase of games on a recurring basis for multiple weeks of play.

According to Eilers & Krejcik Gaming, in the fourth quarter of 2020, iLottery gross sales in the U.S. increased more than 123% year-on-year, or an additional $629 million, to $1.14 billion, due to continued support from the unique environment created by the COVID-19 pandemic, in which available entertainment options were restricted, people were reluctant or unable to make in-person purchases, and federal finance support drove higher disposable income. In addition, in the 2020, iLottery sales increased 114% year-on-year to $4.0 billion, representing approximately 4% of total U.S. lottery game sales and approximately 11% of lottery game wagers among participating iLottery states.

In jurisdictions in the U.S. in which iLottery is legal, a player is required to undergo account verification requirements and to transfer funds from their payment provider or linked bank account to their account, and then can only play the games that are available. There is typically a minimum amount of funds that must be transferred to the player’s account, regardless of the amount that the player wishes to play. The player must have an account with each lottery authority to play in that lottery authority’s jurisdiction. Winning players may be notified by either an email or a push notification or both and generally receive redemption of prizes less than $600 directly to their accounts, in accordance with Federal reporting requirements.

Our Services

B2C Platform

Our Platform, which deploys distributed ledger technology to ensure data security, provides registered B2C Platform users with the ability to purchase in-state and multi-state lottery draw games directly via a mobile device or computer, to securely maintain their acquired lottery game ticket, to obtain comprehensive multi-jurisdiction lottery result information, and to automatically redeem a winning lottery game of less than $600. The mobile application is offered for mobile devices that operate under iOS and Android and can be downloaded for free from the Apple AppStore and Google Play stores, respectively, and other mobile download sites. Since 2019, we have published 20 material updates of our mobile applications to provide new functionality and upgraded performance. In addition, we offer our http://play.lottery.com site to users located within authorized and enabled U.S. and international jurisdictions for the remote purchase of lottery games in permitted jurisdictions, and additionally maintain our http://lottery.com site to support a variety of general functions and information delivery.

We offer our B2C Platform to users located in California, Colorado, Georgia, Michigan, Minnesota, New Hampshire, Ohio, Oregon, Pennsylvania, Texas, Washington, and the District of Columbia. We anticipate being able to offer this service in Arkansas, Illinois, Kansas, New York, New Jersey, and North Dakota by the end of the fourth quarter of 2021, subject to regulatory approval in certain jurisdictions in which it is required. Additionally, our B2C Platform is available to users in international jurisdictions.

To register on our B2C Platform and purchase a lottery game, a user must create an account, be the greater of 18 years old or the age of majority in the jurisdiction in which they are situated, and be physically located within such jurisdiction, as verified by internally and externally deployed geofencing technology. Individuals that are not physically located within one of the jurisdictions where our services are offered, as verified by geofencing technology, are not permitted to register to purchase a lottery game. In the U.S., a user may only purchase tickets offered by the lottery authority of the jurisdiction in which such user is situated.

Our registration and user interfaces are intentionally designed to be easy to use, and provide for the creation of an account and purchase of a lottery game with minimum friction and without the creation of a mobile wallet or requirement to pre-load minimum funds. Purchases may be completed on our B2C Platform in the U.S. by use of major credit cards, linked financial institution accounts, other enabled payment providers, or credits from past winnings, and internationally by use of certain major credit cards or credits from past winnings.

In accordance with the terms of our Responsible Gaming Policy, users are limited to purchasing up to 50 lottery games per game. For more information, see “— Responsible Gaming.”

Once a user of our B2C Platform has created an account and completed several required, simple compliance requirements, they select the draw lottery game they would like to play, whether they would select their own numbers or play randomly selected draw numbers, the number of games they would like to play, and complete the payment processing requirements, following which the acquisition is immediately confirmed and the user receives a digital representation of their draw lottery game, including their draw numbers, in their app or web-based account, without delay for the Company’s acquisition of the physical lottery game. If a user elects to play randomly selected draw numbers, such draw numbers are immediately assigned by the Company’s pRNG.

The user’s random or pre-selected lottery game numbers are retained in the System and queued for fulfillment by the Company. The Company fulfills the acquisition of draw lottery games by either employing couriers that directly acquire the draw lottery games from brick-and-mortar retailers, or by leveraging the electronic lottery terminals installed under the authority of the applicable lottery authority pursuant to a retail license received by the Company, its affiliate, or commercial partner, which process lottery game sales in bulk, daily, for the Company.

The original draw lottery game tickets are considered bearer instruments and, accordingly, their safe keeping is of the upmost importance. The Company stores and safeguards original draw lottery game tickets in physical, restricted entry safes; they do not leave the jurisdiction of their original sale and are only physically delivered to a user, if required, for the claims and redemption process. Unlike purchases from traditional brick-and-mortar lottery retailers, in which lottery game tickets are susceptible to being lost, damaged, stolen or — as a bearer instrument — claimed by a person other than the purchaser, lottery games purchased through our B2C Platform are securely maintained and linked to the user using rigorous technical requirements. The importance of this safekeeping cannot be understated. A recent winner of a $26 million dollar California Lottery prize advised that she destroyed the winning draw lottery game ticket in the laundry; according to California Lottery officials, if someone loses a ticket, they must provide evidence of ownership, such as a photograph or digital representation of the front and back of the ticket, otherwise their claim will fail. Our Platform, with its secure maintenance of the original lottery ticket, which safeguards against destruction, loss or theft, is designed to prevent events such as this.

We monitor all lottery games that our users play and automatically notify a user by push notification and email if they are a winner. The Company monitors all draws and notifies users via the app or their web-based account of winning tickets. In the event a user wins a prize in an amount that is less than $600, the Company will distribute a payout of the prize amount to the user’s account immediately following public announcement of the draw, which funds may then be deployed by the user to purchase additional lottery games or be transferred by the user from their account to their linked financial institution. The Company then redeems the winning game from the lottery authority on the user’s behalf. In the event that a user wins a prize of $600 or more, the Company will assist such user with the claims and redemption process directly from the lottery authority. Under federal U.S. law, lottery prizes of $600 or more are subject to certain federal and applicable tax withholdings as reported on a Form W-2G, regardless, and the residency of the prize winner must be reported on federal and applicable state income tax returns, which is the basis for the prizes over this threshold being collected directly from the lottery authority.

The Company does not take any portion of a user’s winnings. Our revenue is the retail value of the acquired lottery game and the service fee charged to the user, which we impose on each lottery game purchased from our B2C Platform. The amount of the service fee is based upon several factors, including the retail value of the lottery game purchased by a user, the number of lottery games purchased by a user, and whether such user is located within the U.S. or internationally.

Currently, in the U.S., the minimum service fee is $0.50 for the purchase of a $1 lottery game and $1 for the purchase of a $2 lottery game; the service fee for additional lottery games purchased in the same transaction is 6% of the face value of all lottery games purchased. For example, the service fee for the purchase of five $2 tickets is $1.60, being the $1 base service fee, plus 6% of the aggregate value of the face value of all lottery games purchased. In 2020, our domestic B2C Platform users purchased an average of 3.4 lottery games per transaction at an average service fee of $0.33 per lottery game. In 2020, we had an average gross profit per domestic B2C Platform user of approximately $17.20, with a customer acquisition cost of $4.01 per new user. Between 2019 and 2020, we had a year-over-year retention rate of domestic users of 69%, which results in a lifetime user value, on average, of $55.30.

Internationally, we impose a mark-up on the cost to be imposed on the sale of each lottery game together with a service fee to be charged to the user. In 2020, our international B2C Platform users purchased an average of 2.1 lottery games per transaction at an average service fee of $2.27 per lottery game. We typically charge a higher service fee on lottery games in our international jurisdictions, and, as a result, in 2020, the gross profit on these sales was 90% higher as compared to domestic sales. In 2020, our average gross profit per international user of our B2C Platform was $32.60, with a customer acquisition cost of $4.26. The year-over-year retention rate was slightly lower internationally, at 66%, resulting in a user lifetime value of $94.50. Although revenues from our international jurisdictions currently only comprised 3% of our total revenues in 2020, we are focused on the growth of this business organically and through the pursuit of strategic acquisitions and other synergistic opportunities, although we do not have any acquisitions that are probable to occur as of the date of this proxy statement/prospectus.

In 2020, we delivered 1,291,870 lottery games to users of our B2C Platform worldwide, our B2C Platform hosted 29,190 daily average users, including 11,092 daily average repeat users, and gross revenues generated from our B2C Platform accounted for 38% of our total gross revenues.

B2B API

In 2019, we made our Platform available to third-party commercial partners through our B2B API, which provides a secure distribution interface between the Company and authorized, regulated, third-party commercial partners for the acquisition of authorized lottery games from the Company and resale of such lottery draw games within their regulated and authorized jurisdictions. Our B2B API is enabled in the U.S. and internationally.

Through this indirect distribution model, third-party omni-channel and multi-product regulated commercial partners sell authorized lottery games in permitted jurisdictions by inclusion of the B2B API on their existing back-office functionality and user facing websites and applications, which enables their acquisition from the Company and subsequent resale to users of authorized lottery games. Acquisition of lottery games is fulfilled directly via the B2B API. The commercial partner is responsible for purchaser verification, payment processing, and delivery of the digital representation of the draw lottery game to the end-user, and we are responsible for lottery game ticket fulfillment, certain regulatory and compliance functions, and the claims and redemption process. The bearer instruments evidencing lottery games sold through the B2B API are securely stored by the Company in restricted access safes and do not leave the jurisdiction of their original sale. They are not delivered to the commercial partner and if delivery to the user is required, such user is required to travel to the jurisdiction of issuance for possession.

Neither the Company nor our commercial partners take a portion of a user’s winnings. Together with our third-party commercial partner, we agree on the amount of the mark-up on the cost to be imposed on the sale of each lottery game purchased through the B2B API, if any, together with a service fee to be charged to the user. We receive up to 50% of the net revenues from such mark-up and service fee pursuant to our commercial agreement with each commercial partner. In the U.S., our commercial partners do not charge a mark-up; the average service fee charged by a commercial partner in 2020 was $0.41 and the Company’s average gross revenue of such lottery game sale was $2.31. Internationally, the average markup imposed by a commercial partner in 2020 was $0.97 and the Company’s average gross revenue was $2.87. We currently do not charge our commercial partners a fee for the use of the B2B API.

In 2020, we had agreements to acquire and sell lottery games through the B2B API with three international third-party commercial partners, including a French betting solution, and one U.S. third-party commercial partner, which operates a proprietary mobile wallet for use at traditionally coin-operated machines, such as arcade games, vending machines, and laundry machines, which enabled our offerings on its mobile application. Collectively, these agreements provided us with access to over 420,000 unique points of sale for users to acquire lottery games from via our B2B API.

In 2020, we delivered over 413,184 lottery games to end users of our B2B API, worldwide. In 2019, the first year that the Company offered the B2B API, revenues generated from out B2B API accounted for only 0.75% of the Company’s total gross revenues. In 2020, gross revenues generated from our B2B API accounted for more than 31% of our total gross revenues and represented an increase in B2B API gross revenue of more than 142 times.

Data Services

In 2018, we acquired TinBu, LLC (“TinBu”), a digital publisher and provider of lottery data results, jackpots, results, and other data, as a wholly-owned subsidiary. Through TinBu, our Data Service delivers daily results of over 800 domestic and international lottery games from more than 40 countries, including the U.S., Canada, and the United Kingdom, to over 400 digital publishers and media organizations.

Our technology pulls real time primary source data, and, in some instances, we acquire data from dedicated data feeds from the lottery authorities. Our data is constantly monitored to ensure accuracy and timely delivery. We are not required to obtain licenses or approvals from the lottery authorities to pull this primary source data or to acquire the data from such dedicated feeds. Commercial acquirers of our Data Service pay a subscription for access to the Data Service and, for acquisition of certain large data sets, an additional per record fee.

The Company additionally enters into multi-year contracts pursuant to which it sells proprietary, anonymized transaction data pursuant to multi-year agreements and in accordance with our Terms of Service in consideration of a fee.

In 2019 and 2020, Data Services contributed 36.7% and 40.2%, respectively, to our overall revenue. Between 2019 and 2020, Data Service’s growth was approximately 541%. We consider it to be a relatively high margin and high cash flow operation that we anticipate continuing to grow. We do not calculate net revenues for Data Services.

The WinTogether Platform

We are affiliated with WinTogether, a registered 501(c)(3) charitable organization formed in April 2020, to support charitable, educational, and scientific causes. Our founders formed WinTogether and our Chief Executive Officer and President continue to act as Trustees. We operate the WinTogether Platform on behalf of WinTogether, which offers sweepstakes that support charitable causes selected by the trustees of WinTogether and incentivizes participants to donate to those causes by entering those who donate into a sweepstakes for a chance to win cash prizes, luxury items, and exceptional experiences. When a participant donates to a campaign cause on the WinTogether Platform, they are automatically entered to win a prize; the number of entries a participant receives is based on the value of their donation; provided, however, in accordance with the sweepstakes requirements of most jurisdictions and the terms of service for each sweepstakes, no purchase or donation is required for entry into the sweepstakes offered on the WinTogether Platform.

Unlike lottery games and other games of chance, participation in sweepstakes is permissible in every state within the U.S. and most international jurisdictions. Sweepstakes offered on the WinTogether Platform are open to participants within the U.S. and internationally, unless void in a jurisdiction or local law prohibits the offering or entry into a sweepstakes.

In one of our earliest campaigns offered on the WinTogether Platform, which concluded in March 2021, WinTogether raised $78,961 gross proceeds for the benefit of the Arbor Day Foundation’s Time for Trees® initiative. The winner of that sweepstakes won a Tesla® CyberTruck®.

The Company is the operator and administrator of all sweepstakes on the WinTogether Platform. In consideration of the Company’s operation of the WinTogether Platform and administration of the sweepstakes, the Company receives a percentage of the gross donations to a campaign, from which the Company pays a dividend to certain holders of the Company’s Notes (as defined below) on behalf of LDC Crypto (as further described below), all administration costs associated, including those of third-party service providers, and the balance of the gross donations from each campaign are donated to the named charitable cause. In the most recent sweepstakes, the Arbor Day Foundation’s Time for Trees® initiative received 60% of gross donations.

Prior to July 2018, the Company issued a series of convertible promissory notes (the “Notes”), which had several conversion rights upon the occurrence of certain events, one of which was an “initial coin offering” by the Company or one of its wholly owned subsidiaries that resulted in net proceeds of $20,000,000 or more (the “Notes Conversion Threshold”). In July 2018, LDC Crypto Universal Public Company Limited (“LDC Crypto”), an indirectly wholly-owned subsidiary of the Company, by a combination of the conversion of the outstanding Notes and new subscriptions, issued revenue participation interests (the “Digital Securities”) in an initial offering with net proceeds in excess of the Note Conversion Threshold on an exempt private placement basis in the U.S. to U.S. persons in reliance of Rule 506 of Regulation D and outside the U.S. to non-U.S. persons in reliance of Rule 903 of Regulation S. The

Digital Securities were issued pursuant to a private placement memorandum (the “PPM”), a subscription agreement and related documents and were issued as “smart contracts”, ERC20-based standard digital assets. Under the PPM, LDC Crypto offered up to 285,000,000 Digital Securities to be sold at multiple closings. Each Digital Security entitles its holder the right to receive as a dividend its pro rata share of 7% of the net revenues from each campaign, paid on a periodic basis by the Company on behalf of LDC Crypto.

We expect that participation in sweepstakes offered on the WinTogether Platform will continue to grow as we and WinTogether’s Trustees continue to develop WinTogether’s offerings. In addition to the benefit of the philanthropic opportunities generated by the WinTogether Platform, and notwithstanding that the revenues for our services relating to WinTogether are currently immaterial, we view WinTogether’s operation as a scalable source of revenue, as well as a mechanism to increase our brand reputation and recognition by visitors to the WinTogether Platform, as it includes a link to our mobile app and website, which may result in the acquisition and monetization of new users to the B2C Platform.

Competitive Strengths

We believe our definitional brand name, early entry in the growing iLottery industry, strength of our distribution ecosystem, and experienced management team collectively contribute to our success as a leading provider of products and services for the domestic and international lottery industry and strengthens our differentiation from our competitors.

Definitional Brand Name

We believe that the simplicity and definitional nature of our “Lottery.com” domain and brand name provides us with a memorable, distinctive and easily identifiable brand by our users. In 2020, approximately 6.5 million unique visitors to our web-based properties, such as http://play.lottery.com, generated 10,488,583 web sessions. These web sessions were driven 58% from organic search compared to directly entered URL traffic of 33%. In 2020, our iOS and Android apps were downloaded approximately 87,445 times and updated by current users over 952,200 times.

Early Entrant in Growing Mobile and Online Industry

We have offered our services via our Platform since 2016. We are one of the early market entrants in the mobile and online delivery of lottery games, which we believe offers us a significant advantage over many of our competitors, including state operated iLottery and third-party lottery game delivery services, and that this experience provides us with a developed understanding of consumer objectives, an existing connection to shifting demographics, and the ability to capitalize on the growth of lottery gaming in multiple jurisdictions.

We believe that consumers are demanding an improved and more entertaining experience from their lottery game products, which we believe our mobile delivery affords over iLottery offerings, through its engaging and modern digital experience, simplicity of design, speed of access, and utility. Additionally, as users travel from one permitted jurisdiction to another in which we offer our services, they can continue to use our same app or online functionality, rather than having to download a new app or online functionality in each state for iGaming, if offered, which would typically require them to pre-fund the mobile wallet of each app.

We also believe that the demographics of the traditional brick-and-mortar lottery game market are aging and have developed a maturing customer base. Online and mobile sales, however, tap into a new demographic of typically younger users more inclined to engage through these channels because of their deep adoption of mobile devices, which offers the opportunity to expand the total lottery game market by reaching into new and underserved markets. This transition may have been amplified by the accelerated user traffic to online channels resulting from the COVID-19 pandemic. In 2019, we sold 410,263 unique lottery games; in 2020, we sold 1,307,461 unique lottery games, representing a 217% year-over-year increase, which we attribute to in part to the shift in consumer purchasing habits to mobile and online purchases due to the COVID-19 pandemic. As an early entrant in the delivery of digitized representation of lottery games with an established and growing user base in both the U.S. and abroad, the Company believes it is well positioned to capitalize on this shift in consumer preference from in-store to digital purchases.

We closely monitor and track amendments, additions, and impositions of regulations in all jurisdictions regarding the authorization of lottery and work to maintain effective relationships and dialogues with applicable legislative and regulatory authorities, including Governors and Attorneys General, in each jurisdiction. We use this information in the development of our strategic expansion and growth framework and model, but additionally, and importantly, to create strong working relationships with the regulatory authorities in the jurisdictions in which we do business, to ensure transparent regulatory compliance and promote each jurisdiction’s objective for economic benefit through the sale of lottery games.

Strong Distribution Ecosystem

In addition to the organic growth of users of our B2C Platform and purchasers of lottery games from third-party commercial partners on our B2B API, we believe we have opportunities to increase our distribution ecosystem and create non-organic growth through existing and new affiliate marketing partners, which direct users to our B2C Platform in consideration of a percentage of the gross profits derived from users acquired as a direct result of such affiliates’ marketing efforts over a contractually determined period. We do not pay additional fees to such affiliates.

We have entered into affiliate marketing agreements with prominent media organizations and digital publishers, pursuant to which each organization and publisher monetizes its existing customer base and technology by marketing our business in consideration of payment of a percentage of gross profits. We intend to enter into similar agreements with other media organizations, digital publishers, and online content creators.

Experienced Management Team

Our management team includes leaders and pioneers in consumer, lottery, and gaming industries.

Tony DiMatteo and Matt Clemenson, our Co-Founders and Chief Executive Officer and Chief Commercial Officer, respectively, together have been at the forefront of developing innovative online products and blockchain solutions and establishing strategic partnerships with market participants throughout their careers, including developing technology solutions at Hotwire, Inc. and LesConcierges, Inc.

Our management team additionally includes Ryan Dickinson, President & Chief Operating Officer, Katie Lever, Chief Legal Officer, and Luc Vanhal, Chief Financial Officer. Each member of our leadership team draws from more than 15 years of prior experience in technology, gaming, or internet-related industries in both consumer and business-to-business product development, including leadership roles with AccuWeather, Scientific Games Corporation, Bally Technologies, The Walt Disney Company, and Vivendi Universal Games. We believe our team is well-positioned to continue to deliver competitive and unique technology, while executing on a substantial expansion in domestic and international markets. For more information, see “— Management.”

Our Growth Strategy

Our strategic objectives include increasing penetration within our existing domestic jurisdictions, expanding our operations into new domestic jurisdictions, growing our international footprint, pursuing strategic acquisitions and other synergistic opportunities, introducing new revenue generating products, and enhancing our technology infrastructure. Although we are in active negotiations with multiple potential target companies, we do not have any acquisitions that are probable to occur as of the date of this proxy statement/prospectus.

Increase B2C Platform Penetration in Existing Domestic Jurisdictions

By the end of 2020, the Company offered its services in 11 jurisdictions in the U.S. and directly or indirectly sold more than $3 million in lottery games in these jurisdictions in that year. In 2020, the Company’s domestic revenues generated from its B2C Platform and B2B API in these jurisdictions represented less than 0.1% of total sales of lottery games in the U.S. Even if the Company were not to undertake its planned expansion of offerings into six additional states by the fourth quarter of 2021, continued penetration into its existing domestic jurisdictions through a combination of organic growth and marketing activities represents significant growth opportunity for the Company.

Expand B2C Platform Operations into New Domestic Jurisdictions

In the U.S., only Alabama, Hawaii, Nevada, and Utah, do not have any form of legalized lottery. There is legalized lottery in the other 48 states and jurisdictions within the U.S., including the District of Columbia, Puerto Rico and the U.S. Virgin Islands.

By the end of the fourth quarter of 2021, we plan on completing a launch of our B2C Platform in Arkansas, Illinois, Kansas, New York, New Jersey, and North Dakota, subject to regulatory approval in those jurisdictions in which it is required. These markets are targeted based on a combination of factors including total addressable market, regulatory environment, and ease of market entry. By the end of 2023, we intend to offer our B2C Platform in a total of 32 jurisdictions within the U.S. The balance of the jurisdictions may pose greater or prohibitive market entry challenges.

Once we launch our B2C Platform in a new domestic jurisdiction, we intend to promptly expand our marketing initiatives in that jurisdiction, which we believe is one of the most cost effective and efficient ways to increase non-organic growth. Generally, we are prohibited from directly marketing our services in those jurisdictions in which lottery is illegal or our services are prohibited, and in those jurisdictions in which both lottery and our services are legal and permitted, we focus our marketing expense on those jurisdictions in which we are currently operating or immediately intend to operate in.

Grow B2C Platform Operations in International Markets

We believe that revenue from international B2C Platform users will be instrumental to our continued success and growth. Generally, sales of lottery games in international markets are less constrained by regulation and oversight by regulatory authorities within those jurisdictions than in similar situations within the U.S.

We currently sell certain in-state and multi-state draw lottery games issued by the Texas State Lottery to users of our B2C Platform in various countries worldwide. In the future, subject to certain regulatory factors, we may sell in-state lottery games issued by other U.S. lottery authorities to international users from our B2C Platform. Subject to regulatory requirement, we intend to sell lottery games from other international markets and proprietary lottery game products from our B2C Platform to international users; accordingly, we believe that our pursuit of strategic acquisitions and the products that we intend to develop will be particularly important to our international market. See: “— Pursue Strategic Acquisitions and Other Synergistic Opportunities” and “— Introducing New Revenue Generating Products.”

Pursue Strategic Acquisitions and Other Synergistic Opportunities

In order to reinforce our position as a leading provider of products and services for the domestic and international lottery industry, while developing opportunities in other synergistic growth oriented operations, we intend to selectively pursue strategic opportunities with businesses whose user bases, content, products, and distribution channels are competitive or complementary to our existing domestic and international B2C Platform, B2B API, and Data Services operations, as well as strategic opportunities with businesses that provide differentiating offerings to these operations, which we anticipate may include sports betting and real money games of chance. Although we are in active negotiations with multiple potential target companies, including target companies in jurisdictions with sizable TAM such as Europe, we do not have any acquisitions that are probable to occur as of the date of this proxy statement/prospectus.

For example, in June 2021, we acquired 100 of the equity of Global Gaming Enterprises, Inc., a Delaware corporation (“Global Gaming”), which holds 80% of the equity of each of Medios Electronicos y de Comunicacion, S.A.P.I de C.V. (“Aganar”) and JuegaLotto, S.A. de C.V. (“JuegaLotto”). JuegaLotto is federally licensed by the Mexico regulatory authorities with jurisdiction over the ability to sell international lottery games in Mexico through an authorized federal gaming portal and is licensed for games of chance in other countries throughout Latin America. Aganar has been operating in the licensed iLottery market in Mexico since 2007 and is licensed to sell Mexican National Lottery draw games, instant win tickets, and other games of chance online with access to a federally approved online casino and sportsbook gaming license and additionally issues a proprietary scratch lottery game in Mexico under the brand name Capalli.

We believe Mexico and Latin America are an important strategic market for us. Latin America’s estimated lottery game market is approximately $9.8 billion across 26 countries; the TAM in Latin America’s countries includes 652 million people. We believe that the acquisition of Global Gaming and the ownership of the majority of the equity of Aganar and JuegaLotto will position us to penetrate and capitalize on this large market and, as a result, the Company will have the opportunity to offer our B2C Platform to users located within the borders of Mexico, including in-state and multi-state games. Additionally, the Company will be able to offer certain Mexican lottery games to users outside of Mexico through both our B2C Platform and our B2B API, and leverage Aganar internal expertise in the creation and distribution of private label lottery games. We believe that the resulting synergies will increase our daily average users, repeat users, and positively impact our gross margins and net revenues.

We believe there are additional opportunities to acquire complementary and synergistic businesses that are less able to adequately achieve reasonable scale on their own as a result of internal deficiencies, including technological implementation, management expertise, or funding requirements. Many businesses that we have identified as potential acquisition candidates operate in jurisdictions with a sizable TAM, such as Europe, and we believe they will favorably view the opportunity to execute a business combination with us due to factors that include our definitional brand name, growing domestic and international presence, and technological offerings.

Introducing New Revenue Generating Products

We believe our ability to retain our existing and attract new users, affiliates, partners, and data subscribers, and to expand our operations in existing and new jurisdictions depends, in part, on our continued ability to create new revenue generating products, such as offering a fee-based subscription service of exclusive products, providing the opportunity to acquire fractional shares of lottery games, and launching our own, proprietary lottery game products.

For example, we anticipate that users of our B2C Platform will support a fee-based subscription service that offers subscribers access to participate in exclusive lottery game pools, premium lottery prediction data, and other select features and functionality for a fixed monthly price. We have conceptualized this product offering and intend to develop this subscription service for launch by the end of the first quarter of 2022.

We believe that offering users a fractional share product will be a significant revenue generating opportunity for the Company in many international jurisdictions in which users have less disposable income as compared to users within the U.S. Unlike a lottery pool, which is generally a familiar concept and in which multiple lottery game tickets are acquired to provide the opportunity and the winnings of all such tickets are shared by the pool participants, fractional share participants provide for multiple participants to participate in a lottery game by purchasing a share — or fraction — of one ticket at a propionate fraction of the price and participating in, a proportionate fraction of any prize. This provides an opportunity for those who may not want to expend the full purchase price of a lottery game to participate at less expense. Given the lower up-front cost and lower risk of loss, we expect that this will attract additional users who may not wish to commit the discretionary income to acquire a single lottery game. We intend to introduce this opportunity on our B2C Platform in four international jurisdictions by the end of the first quarter of 2022.

We also believe that there is a considerable opportunity to offer our own, proprietary lottery game products in those international jurisdictions that permit non-governmental authorities to issue lottery games and other games of chance.

Develop Technology and Functionality

Our Platform utilizes technology that we architected and developed to enable it to handle high levels of user traffic and transaction volume. Our Platform was designed to ensure expediency, security, and reliability in processing lottery game sales, the retail requirements of the B2C Platform, the administrative and back-office functionality required by the B2B API, and the claims and redemption process. We are, however, continually assessing our technological offerings and will continue to commit our resources to the improvement of the scope and functionality of our Platform, its applications, and our information technology infrastructure.

We believe that development of our technology and functionality will allow us to more fully monitor our existing B2C Platform, B2B API Platform, and Data Services operations, analyze user preferences and purchase behavior to determine enhanced functionality requirements, and concurrently ensure the strength and reliability of our transactional security systems, which, together, will improve our Platform’s service, increase loyalty and experience, and facilitate sales growth and increased revenues. We are committed to maintaining a strong security system and providing reliable and uncompromising services and information, and we are developing a new Platform to allow for greater flexibility, functionality, and security.

We view distributed ledger technology as an important future functionality of the lottery industry and currently deploy distributed ledger technology in our Platform to encode the data transfer system and ensure transactional security. A distributed ledger can be described as a ledger of any transaction or contract maintained in decentralized form across different locations and people, eliminating the need for a central authority to keep a check against manipulation. In this manner, a central authority is not needed to authorize or validate any transactions. All information on the ledger is securely and accurately stored using a cryptographic hash and can only be accessed using keys and cryptographic signatures. Once the information is stored, it becomes an immutable database, which the rules of the network govern and cannot be altered retroactively, which means that the data entered is irreversible.

Distributed ledger technology is, by design, inherently resistant to cyber-attack because all distributed copies must be attacked simultaneously for an attack to be successful, and, for the same reason, these records are, by design, resistant to malicious changes by a single party. Distributed ledger technology is also very efficient and reduces operational inefficiencies because of the inherent speed that a transaction takes to complete.

We believe that a decentralized application for the distribution of lottery games that is verified through the distributed ledger technology and inherently not subject to alteration will improve the security of and enhance the trust in our Platform, products, and services, which is why we have leveraged this technology in the Platform.

Our Platform currently leverages distributed ledger technology by preserving a cryptographic ledger of the user identification, draw identification, ticket identification, and game numbers into an immutable ledger. The distributed ledger is append-only and keeps a complete record of all changes to the provided data that cannot be deleted, modified, or overwritten. There are no APIs or other methods to alter any committed data in place. Each transaction writes one or more blocks to the distributed ledger in a transaction. Each block contains entry objects representing the transaction data along with certain other information, which are then sequenced and hash-chained to guarantee data integrity. Distributed Ledger blocks are sequenced and chained together with cryptographic hashing techniques, which enables transactional data integrity using a cryptographic verification method.

We intend to further leverage distributed ledger technology in our future offerings, which may include (i) deploying critical user mechanics, such as user identify, geolocation, and administration of promotional draws on blockchain technology; (ii) developing a next-generation Platform that deploys distributed ledger technology specifically to address challenges with online games of chance and sports betting; and (iii) increasing acceptance of alternative forms of permitted payment methods, which will enable a broader base of users to the B2C Platform. Notwithstanding our best efforts to continue to evaluate distributed ledger technology and the opportunity to deploy it in our technological developments, these efforts may have limited or no success.

User Support Operations

We value our B2C Platform users and have a dedicated Customer Happiness Team that provides high-quality user support services, including service consulting, and complaint processing. We also have a service team dedicated to the claims and redemption process, which monitors the winning results of all lottery products that we offer and initiates the prize collection process as soon as a user wins a prize. We give users detailed instructions and are available to answer inquiries throughout the process, which we believe is especially helpful to first-time prize winners. Our functionality includes an identity verification process to ensure prizes are distributed to the correct users while protecting their anonymity, which is particularly important for high prize value winners. Since our inception, there have not been any legal claims brought against us by users in connection with lottery prize distribution.

Sales, Marketing and Branding

Our sales and marketing team conducts various traditional and online marketing programs and promotional activities, including in-game events and announcements, online and traditional advertising, sign-up promotions, and offline promotions that capitalize on our brand name and reputation.

Additionally, we currently have several agreements in place with affiliate marketing partners that direct users to our B2C Platform in consideration of a percentage of the gross profit derived from such acquired users for a determined period.

In addition to continuing our current activities, we intend to intensify our current marketing campaigns with existing major media channels and relevant sponsorships and to enter into new agreements with the intent of strengthening our brand name recognition in those jurisdictions in which our services are permitted, which may result in an increase of our current domestic customer acquisition cost of $4.01 per new user.

Competition

In our view, our competitive advantage is our prominent brand name and URL, our proprietary technology, and the synergies we gain from our collective operations of our B2C Platform, B2B API, and Data Services. Additionally, because of the significant TAM and low penetration of companies optimizing the digitized delivery of lottery games, all industry competitors have significant room for growth without driving increases in the market’s user acquisition costs. It is our belief that for at least the near future, competition for new users will remain low between us and our direct competitors, including those jurisdictions that now or in the future offer iLottery, because of the significant potential growth in this segment, potential shift in opportunity from existing players, and new players’ change in purchasing habits from purchasing lottery games in brick-and-mortar outlets to mobile and online delivery functionality.

B2C Platform

We believe that the main competitors to our B2C Platform are JackPocket, Inc., Lotto Direct Limited doing business as TheLotter, Shoutz, Inc. operating as LotteryHUB, and MidoLotto operated by Lottery Now Inc. These online lottery platforms allow users to buy lottery games at their convenience and with a proscribed geographic reach, which we believe is further driving demand for the service.

Increased marketing efforts by us and our competitors is driving the growing overall popularity of lottery games and contributing to the overall growth of the market. We, and our competitors, are using social media platforms such as Facebook, Instagram, and Twitter to connect with users to market, create awareness, and increase penetration.

B2B API

We believe that the primary competitor to our B2B API is NeoGames S.A.’s neoplay®, which offers an open API of interactive instant games from any game provider.

Data Services

We believe that our main competitors in our Data Services operations are Gaming Solutions International and Numadata.

The WinTogether Platform

The primary competitors to WinTogether are Omaze, Inc. and Prizeo US, LLC. We believe that because our B2C Platform offerings generate significant user traffic to our mobile application and website, we are able to capitalize on this traffic and capture new participants who would not otherwise have knowledge of WinTogether and its objectives but for their use of our B2C Platform.

Regulation and Compliance

We are subject to a variety of laws in the U.S. and abroad that affect our business, including state, territorial, and federal laws regarding lotteries, gaming, sweepstakes, consumer protection, electronic marketing, data protection and privacy, competition, taxation, intellectual property, export, and national security, all of which are continuously evolving. The scope and interpretation of the laws that are or may be applicable to us are often evolving or new and uncertain and may conflict with each other, particularly those governing our international operations.

Lottery and gaming laws are generally based upon declarations of public policy designed to protect consumers from fraud and other misdeeds and the viability and integrity of the games, while raising revenues for the particular country, state, or other authorizing jurisdiction. To accomplish these goals, stringent laws and regulations may be established to ensure that participants in the industry meet certain standards of character and responsibility, which may require participants to:

•        ensure that games are conducted fairly and honestly;

•        establish procedures designed to prevent cheating and fraudulent practices;

•        establish and maintain anti-money laundering practices and procedures;

•        establish and maintain responsible accounting practices and procedures;

•        ensure that lottery games are sold only at the price established by the applicable lottery regulator;

•        report prizes awarded and withhold certain amounts for taxes and other specified liabilities;

•        file periodic reports with regulators;

•        establish programs to promote responsible gaming and comply with other social responsibility practices; and

•        enforce minimum age requirements.

State and federal laws in the U.S. govern and, in some cases, limit our business practices. For example, the Interstate Wagering Amendment to 18 U.S.C. § 1301 limits our ability to purchase lottery games for a user located in one state from a lottery authority located in another state, except under certain limited circumstances, such as where the lottery authorities in the respective states allow the sales. Therefore, for our users located within the in the U.S., we only purchase lottery games for users geolocated to be physically situated within the U.S. state or jurisdiction where the lottery game they are purchasing is being conducted, unless an exception were to be authorized by the applicable lottery authorities. For more information, see “Risk Factors — If the Interstate Wagering Amendment is interpreted or applied to prohibit transmissions to foreign countries, it could have a negative impact on our business, financial condition, and results of operations.”

In addition, the Wire Act provides that anyone engaged in the business of betting or wagering that knowingly uses a wire communication facility for the transmission in interstate or foreign commerce of bets or wagers or information assisting in the placing of bets or wagers on any sporting event or contest, or for the transmission of a wire communication that entitles the recipient to receive money or credit as a result of bets or wagers, or for information assisting in the placing of bets or wagers, may be fined or imprisoned, or both. The Wire Act provides, however, that it shall not be construed to prevent the transmission in interstate or foreign commerce of information for use in news reporting of sporting events or contests, or for the transmission of information assisting in the placing of bets or wagers on a sporting event or contest from a state or foreign country where betting on that sporting event or contest is legal into a state or foreign country in which such betting is legal. In late 2011, the Office of Legal Counsel (“OLC”) in the United States Department of Justice (“DOJ”) issued an opinion that concluded the conduct prohibited by the Wire Act was limited to sports gambling; however, in January 2019, the OLC issued a new opinion that concluded that the restrictions in the Wire Act on the transmission in interstate or foreign commerce of bets and wagers was not limited to sports gambling but applied to all bets and wagers, including those involving state lotteries. Reinterpretation of the federal Wire Act by the OLC threatened certain online lottery sales, leading to litigation in which the First Circuit Court of Appeals determined that the Wire Act applies only to interstate wire communications related to sporting events or contests and not lottery games. In addition to the First Circuit’s decision, the U.S. Circuit Court of Appeals for the Fifth Circuit has previously held the Wire Act prohibitions apply only to sports gambling. The Company is still analyzing the impact of these decisions on its business. For more information, see “Risk Factors — If there is a final determination on the applicability of the Wire Act to our operations and it is determined or codified that the Wire Act extends to transmission of lottery games in interstate or foreign commerce, certain of our operations that are not currently restricted by statute or practice to a state’s territorial boundaries may be negatively impacted or eliminated, which may have a material adverse effect on our business, financial conditions, and results of operations.”

In Minnesota, the sale of scratch iLottery tickets is prohibited. In Virginia, lottery courier services are prohibited by law. Some states limit the charges that we can impose and collect. We only purchase lottery games on behalf of our users and customers where our services are permitted and in accordance with applicable laws. The scope and interpretation of the laws that are or may be applicable to our services and the fees we charge are subject to interpretation and may change.

Our compliance with local, territorial and federal laws is based on our interpretation of existing state and federal laws regarding lottery services such as ours. We have obtained legal advice and notified certain lottery authorities in U.S. jurisdictions where we do business of the services that we offer, but in most cases, we have not received definitive determinations of the laws applicable to our services. There is a risk that existing or future laws in the states and jurisdictions in which we operate may be interpreted in a manner that is not consistent with our business model. Future laws that permit certain lottery services may be accompanied by restrictions or taxes that make it impractical or less feasible to operate in certain jurisdictions.

Other laws and regulations may be adopted or construed to apply to us that could restrict our business model, including privacy, taxation, marketing, anti-money laundering, anti-corruption, copyright, currency exchange, export, and antitrust laws, as well as those governing public companies.

The growth of electronic commerce may prompt calls for stronger consumer protection laws that may impose additional burdens on companies such as ours conducting business through the Internet and mobile devices. It is likely that scrutiny and regulation of our industry may increase and we will be required to devote additional resources to compliance with applicable regulations. While we believe that we are currently in compliance in all material respects with all applicable laws and regulatory requirements, we cannot assure that our activities or our users’ activities will not become the subject of any regulatory or law enforcement investigation, proceeding, or other governmental action or that any such investigation, proceeding, or action, as the case may be, would not have a materially adverse impact on us or our business, financial condition or results of operations.

For more information, see “Risk Factors — Our business model and the conduct of our operations may have to vary in each U.S. jurisdiction where we do business to address the unique features of applicable law to ensure we remain in compliance with that jurisdiction’s laws. Our failure to adequately do so may have an adverse impact on our business, financial condition, and results of operations.”

Licensing

We currently hold a license issued by the Texas Lottery Commission to conduct the retail sale of lottery tickets in the State of Texas. We may determine or be required to secure additional licenses from other regulatory authorities with jurisdictions over our operations in new markets in which we contemplate expansion including, without limitation, the States of New York and New Jersey. Such licensure may impose additional obligations on us and our operations, which may include continuous disclosure to and investigation by the applicable regulatory authority into the financial stability, integrity, and business experience of our company, its affiliates, and their respective significant stockholders, directors, officers, and key employees. In markets in which we have not previously operated or in newly regulated markets, licensing regimes may impose licensing requirements or conditions with which we have not previously been required to comply, which may include locating technical infrastructure within the relevant territory, establishing real-time data interfaces with the regulatory authority, implementing consumer protection and privacy measures, or additional approvals or certifications of our technology, all of which may present operational challenges and material costs. Certain stockholders may be required to be licensed.

To the extent that any stockholder, director, officer, or key employee is required to submit to required background checks and provide disclosure, and such individual fails to do so or they or the Company does not successfully do so, this may jeopardize the grant of a license, provide grounds for termination of an existing license, or result in the imposition of penalties. Generally, any person or entity who fails or refuses to apply for a governmental license, finding of suitability, registration, permit, or approvals within the prescribed period after being advised by a competent authority that they are required to do so may be denied or found unsuitable, as applicable, which may result in our determining or being require to sever our relationship with such person or entity. Further, we may be subject to disciplinary action or suffer revocation of licensure if, following notification that a person or entity is disqualified or unsuitable, we (a) pay them any dividend or interest upon our shares; (b) allow them to exercise, directly or indirectly, any voting right conferred through the shares they hold; (c) pay them remuneration in any form for services rendered or otherwise; or (d) if required, fail to pursue all lawful efforts to require them to relinquish their shares.

Data Protection and Privacy

Because we handle, collect, store, receive, transmit, and otherwise process certain personal information of our users, customers, and employees, we are also subject to federal, state, and international laws related to the privacy and protection of such data. Regulations such as the General Data Protection Regulation of the European Union and the California Consumer Privacy Act could affect our business, and the potential impact is still being determined.

Responsible and Underage Gaming

We are committed to compliance with the underage and responsible gambling requirements set forth in the domestic and international statutes and regulations governing our operations. We take our corporate responsibility to our players and the regulators with authority over our business very seriously, and we are focused on maintaining a safe and responsible gaming environment. We continue to evaluate and develop our technology to meet the statutory requirements regarding responsible gaming and self-exclusion, as well as our own self-imposed objectives regarding corporate social responsibility.

All of the U.S. jurisdictions and most of the international jurisdictions in which we operate prohibit sales of lottery tickets to persons under 18 years of age. We have instituted know-your-customer requirements to aid our efforts in identifying minors and preventing them from using our services.

Many jurisdictions, especially international jurisdictions, are imposing more stringent rules with regard to underage and responsible gambling. This trend could continue to spread, and both U.S. and international jurisdictions may strengthen underage and responsible gambling requirements.

Compliance

We are in the process of developing a comprehensive internal compliance program, which will ensure compliance with legal requirements imposed in connection with our activities and with legal requirements generally applicable to all publicly traded companies. While we are firmly committed to full compliance with all applicable laws, we cannot ensure that our compliance program will prevent the violation of one or more laws or regulations, or that a violation by us, an employee, a customer or other third-party will not result in enforcement action, the imposition of a monetary fine or suspension or revocation of one or more of our licenses, which could have a material adverse effect on us or on our results of operations, cash flow, or financial condition.

Because we do business in international jurisdictions, our operations are subject to anti-corruption laws and regulations, such as the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act of 2010 and other anti-corruption laws that may apply where we operate. As we continue to expand globally, we are likely to be subject to additional laws and restrictions, which increases the risk that we will inadvertently violate one of those laws or restrictions.

Employees

We had a total of 20 and 12 full time and 5 and no part time employees as of December 31, 2020 and 2019, respectively, all of whom are located within the U.S. We do not have any labor contracts.

Our ability to maintain a trained management team and other employees is critical to the success of our business. We are committed to attracting, developing, and retaining a diverse team of employees, whose varied backgrounds and experience will further our innovative and creative environment. We value an internal culture of philanthropy, diversity, and innovation, which we believe creates a strong and committed that furthers our Company’s strategic objectives.

As we continue our organizational growth, we are in the process of developing learning functionality to ensure our employees’ skills, abilities and attributes continue to develop with our business’ requirements and human resources and compliance best practices.

Intellectual Property

We rely on a combination of trademark, copyright, and trade secret protection laws in the U.S. and other jurisdictions, as well as confidentiality procedures and contractual provisions, to protect our intellectual property and our brand.

The Company has been using the LOTTERY.COM trademark since 2017, and the registration of the Company’s LOTTERY.COM logo is pending with the U.S. Patent and Trademark Office. The Company is also using and/or has common-law trademark rights in the trademarks AUTOLOTTO, SPORTS.COM, TAP TAP TICKET, and WINTOGETHER. We will continue to evaluate the filing of trademark applications in the United States and internationally, as appropriate.

While the Company currently does not own any patent applications or issued patents, we will continue to evaluate our technology to determine whether it is appropriate to file patent applications in the U.S. or internationally.

We seek to protect our intellectual property rights by implementing policies that require our employees and independent contractors involved in development of intellectual property to enter into agreements acknowledging that all intellectual property generated or conceived by them on our behalf are our property and assigning to us any rights that they may claim or otherwise have in those works or property, to the extent allowable under applicable law.

Notwithstanding our best efforts to protect our technology and proprietary rights through registrations, licenses, and contracts, unauthorized parties may still seek to use our intellectual property and technology without rights thereto. We may also face allegations that we have infringed the intellectual property rights of third parties, including our competitors and non-practicing entities.

Facilities

Our principal business location is in Spicewood, Texas, which is subject to a written lease agreement with an unrelated third party. We have no other offices. Our business operations are all primarily operated out of our Spicewood, Texas location; however, our employees, including our executive management team, currently perform their job responsibilities remotely.

In certain jurisdictions, our related party, Master Goblin Games, LLC (“Master Goblin”), leases retail locations in a jurisdiction for the operation of a tabletop games store and ancillary business of being a sales agent or retailer licensed by the state lottery commission of such jurisdiction to sell lottery game tickets from such retail location. Pursuant to a Services Agreement, as amended, entered into in March 2020 (the “Services Agreement”) the Company acquires lottery games as requested by users in certain jurisdictions from Master Goblin in such jurisdiction. The Service Agreement is non-exclusive and is a convenience to the Company’s operations. The Company does and may use any number of retail partners to facilitate such acquisitions. In consideration of Master Goblin’s activities, pursuant to the Service Agreement, the Company has agreed to payment, reimbursement and indemnity of Master Goblin against certain initial and as-incurred expenses and obligations incurred with certain of its activities in each jurisdiction to a contractually capped limits, subject to offset by any of Master Goblin’s positive net income attributable on a per location basis. The Company purchases lottery games from Master Goblin without a mark-up or administrative fee. Master Goblin has a retail storefront in California from which it sells tabletop games and lottery games to the public, and retail storefronts in Georgia, Pennsylvania, Oregon, and Colorado, from which it intends to sell tabletop games and lottery games to the public. Pursuant to the Services Agreement, Master Goblin is authorized and approved by us to incur up to $100,000 in initial expenses per location as actually required for the commencement of operations at each location, including, without limitation, tenant improvements, furniture, inventory, fixtures and equipment, security and lease deposits, and licensing and filing fees. Similarly, pursuant to the Services Agreement, during each month of operation, Master Goblin is authorized to submit to us for reimbursement on-going expenses of up to $5,000 per location for actually incurred lease expenses. The initial expenses are submitted to us by Master Goblin upon Master Goblin securing a lease and leases are only secured by Master Goblin in any location upon our request. Such initial expenses are recorded by us as lease obligations. On-going expenses are submitted to us by Master Goblin on a monthly basis, subject to offset, and are recorded by us as an expense. To the extent Master Goblin has a positive net income in any month, exclusive of the sale of lottery games, such net income reduces or eliminates such reimbursable expenses, and any excess positive net income is carried forward as a reduction of such following month’s or months’ reimbursable expenses that are subject to reimbursement.

Legal and Administrative Proceedings

We are currently not a party to any material legal or administrative proceedings other than ordinary routine litigation incidental to our business and we are not aware of any pending or threatened material legal or administrative proceedings against us other than ordinary routine matters incidental to our business. We may from time to time become a party to various legal or administrative proceedings arising in the ordinary course of our business.

Available Information

We will make available free of charge (other than an investor’s own Internet access charges) through our Internet website (http://lottery.com/investor-relations) our reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, including our annual report, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission (“SEC”). In addition, the SEC maintains an Internet site, http://www.sec.gov that includes reports, proxy and information statements and other information about issuers that file electronically with the SEC. More information about the Company may be found at http://lottery.com, http://play.lottery.com, and http://wintogether.org. We are not including the information contained on our websites as part of or incorporating it by reference into, this proxy statement/prospectus.

LOTTERY.COM MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with Lottery.com’s audited consolidated financial statements and unaudited condensed interim consolidated financial statements, and in each case, together with the notes thereto, included elsewhere in this proxy statement/prospectus. For purposes of this section, “Lottery.com”, “we”, “us”, “our” and the “Company” generally refer to AutoLotto, Inc. and its subsidiaries. The following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of events may differ materially from those expressed or implied in such forward-looking statements as a result of various factors, including, but not limited to, those set forth in “Cautionary Statement On Forward-Looking Statements” and “Risk Factors.”

Overview

We were incorporated in the State of Delaware on February 26, 2015. Lawrence Anthony DiMatteo III and Matthew Clemenson, the co-founders of the Company, continue to lead the organization as Chief Executive Officer and Chief Commercial Officer, respectively.

We are a leading provider of domestic and international lottery products and services. As an independent third-party lottery game service, we offer a platform that we architected, developed, and operate to enable the remote purchase of legally sanctioned lottery games in the United States and abroad (the “Platform”). Our revenue generating activities are focused on (i) offering the Platform via our Lottery.com app and our websites to users located in the United States and international jurisdictions where the sale of lottery games is legal and our services are enabled for the remote purchase of sanctioned lottery games (our “B2C Platform”); (ii) offering an internally developed, created, and operated business-to-business application programming interface (“API”) of the Platform to enable our commercial partners, in permitted United States and international jurisdictions, to purchase certain legally operated lottery games from us and resell them to users located within their respective jurisdictions (“B2B API”); and (iii) delivering global lottery data, such as winning numbers and results, to commercial digital subscribers and subscriptions to data sets of our proprietary, anonymized transaction data pursuant to multi-year contracts (“Data Service”).

We currently derive substantially all of our revenue from service fees paid to us by users of our B2C Platform, revenue share arrangements with commercial partners participating in our B2B API, and subscription fees from users of our Data Service. We intend to pursue growth by implementing new products and features within our B2C Platform services, expanding our B2C offering into new domestic and international jurisdictions, entering into additional agreements with new commercial partners for our B2B API, executing on strategic acquisitions and other synergistic opportunities, including gaining access to complimentary and new technology through such acquisitions, and investing in and developing new technology and enhancing our existing technology in each of our business lines, including distributed ledger technology. Although we are in active negotiations with multiple potential target companies, we do not have any acquisitions that are probable to occur as of the date of this proxy statement/prospectus.

In addition, we also expect to grow our brand and commitment to social awareness through our affiliation with WinTogether. WinTogether is a registered 501(c)(3) charitable trust that supports charitable, educational and scientific causes. Messrs. DiMatteo and Clemenson formed WinTogether and continue to act as trustees. We operate the WinTogether website at http://wintogether.org (the “WinTogether Platform”) on behalf of WinTogether, as well as the sweepstakes offered through the WinTogether Platform, which support charitable causes selected by the trustees of WinTogether. These sweepstakes work to incentivize participants to donate to those chosen causes. Donors to each campaign are automatically entered into the sweepstakes for the chance to win cash prizes, luxury items, and exceptional experiences. In exchange for operating the WinTogether Platform and the sweepstakes on behalf of WinTogether, we receive a fee from the gross donations from each sweepstakes. While the revenue received from the Company’s services relating to the WinTogether Platform are currently nominal, we believe that our operation of the WinTogether website and sweepstakes could be a scalable source of revenue in the future as well as a mechanism to increase our brand reputation and recognition by sweepstake participants, which could result in the acquisition and monetization of new users to our B2C Platform.

Recent Developments

COVID-19

The outbreak of COVID-19, which was declared a global pandemic by the World Health Organization in March 2020, has significantly impacted economic conditions worldwide, particularly as federal, state and local governments reacted and instituted lockdown and other restrictive, stay-at-home measures to combat this public health crisis. During 2020, lockdown measures impacted our business because they led to a rise in popularity and viewership of virtual sports, or “esports”, which we believe has created momentum for our sports lottery services. We believe that the increase in esports viewership, and therefore demand for sports lotteries, is likely to continue into 2021. For more information, see “Business — Our Industry”.

In addition, the interruption of physical sports as a result of the COVID-19 pandemic, coupled with a strong cross-promotion of games and esports, catalyzed demand for the mobile and online delivery of lottery games. Even though professional sports leagues have resumed play, other sporting events remain postponed, and it is unknown when they will restart. As a result, the demand for, and revenue from, lottery products and services for in-person, physical sports could continue to be negatively impacted until sports leagues resume play at their pre-pandemic levels. At the same time, as an early entrant in the delivery of digitized representation of lottery games with an established and growing user base in the United States and abroad, we believe that we are well positioned to capitalize on the shift towards esports and the increase of new patrons using online gaming. For example, we experienced a 217% year-over-year increase in the sale of unique lottery games between 2019 and 2020, which we attribute to the shift in consumer purchasing habits to mobile and online purchases due to COVID-19.

As steps taken to mitigate the spread of COVID-19 have necessitated a shift away from a traditional office environment, the Company worked to institute business continuity programs to ensure that employees are safe, that the business continues to function with minimal disruptions to normal work operations while employees work remotely, and that demand for our products and services remains consistent.

We continue to closely monitor the impact of COVID-19 on all aspects of our business and geographies, including its impact on our customers, employees, suppliers, vendors, business partners and distribution channels. Any significant or prolonged decrease in consumer spending on entertainment or leisure activities could have an adverse effect on the demand for the Company’s product offerings, reducing cash flows and revenues, and thereby materially harming the Company’s business, financial condition and results of operations. In addition, a recurrence of COVID-19 cases or an emergence of additional variants or strains could cause other widespread or more severe impacts depending on where infection rates are highest.

The Business Combination

On February 22, 2021, we entered into the Business Combination Agreement with TDAC to become a publicly listed company. The aggregate value of the consideration to be paid by TDAC to the holders of Company common stock in the Business Combination (excluding the Seller Earnout Shares) is approximately $440 million, consisting of 40,000,000 shares of Common Stock valued at $11.00 per share, subject to adjustment in accordance with the Business Combination Agreement. In addition, the Sellers will also be entitled to receive up to 6,000,000 additional shares of Common Stock to the extent that certain share price targets are achieved following the Closing. Additionally, TDAC’s Founder Holders will also be entitled to receive up to 4,000,000 additional shares of Common Stock to the extent that certain share price targets are achieved.

International Expansion

In June 2021, we closed the acquisition of Global Gaming Enterprises, Inc., a Delaware corporation (“Global Gaming”), which holds 80% of the equity of each of Electronicos y de Comunicacion, S.A.P.I de C.V. (“Aganar”) and JuegaLotto, S.A. de C.V. (“JuegaLotto”). Aganar operates in the licensed iLottery market in Mexico and is licensed to sell Mexican National Lottery draw games, instant win tickets, and other games of chance online with access to a federally approved online casino and sportsbook gaming license. JeugoLotto is federally licensed by the Mexico authorities to sell international lottery games in Mexico through an authorized federal gaming portal and is licensed for games of chance in other countries throughout Latin America. Latin America’s estimated lottery market is approximately $9.8 billion across 26 countries. The addressable market in the countries that JuegaLotto and Aganar cover includes

652 million people and potential customers. We believe these acquisitions will provide significant inroads for the Company throughout Mexico and Latin America as we expand our international operations, expand our portfolio of products, and expose our domestic products to new markets.

Key Elements of our Business

Mobile Lottery Game Platform Services

Both our B2C Platform and our B2B API provides users with the ability to purchase legally sanctioned draw lottery games via a mobile device or computer, securely maintain their acquired lottery game, automatically redeem a winning lottery game, as applicable, and receive support, if required, for the redemption and claims process. Our registration and user interfaces are intentionally designed to be easy to use, provide for the creation of an account and purchase of a lottery game with minimum friction and without the creation of a mobile wallet or requirement to pre-load minimum funds and — importantly — to provide instant confirmation of the user’s lottery game numbers, whether selected at random or picked by the user. In consideration of our B2C Platform services, users pay a service fee and, in certain jurisdictions, if acquiring a lottery game from a commercial partner via the B2B API, a mark-up on the purchase price. We generate revenue from that service fee and mark-up.

Data Services

Our application and websites offer comprehensive multi-jurisdiction lottery result information, without the requirement to create an account. Additionally, our Data Service delivers daily results of domestic and international lottery games from more than 40 countries to over 400 digital publishers and media organizations, pulled from real time primary source data. Subscribers to this service pay a subscription for access and, at times, an additional per record fee. We consider this to be a very complimentary, relatively high margin and high cash flow operation that we anticipate continuing to grow.

The Company additionally enters into multi-year contracts pursuant to which it sells proprietary, anonymized transaction data pursuant to multi-year agreements and in accordance with our Terms of Service in consideration of a fee.

The WinTogether Platform

Unlike lottery games and other games of chance, participation in sweepstakes is permissible in every state within the United States and most international jurisdictions and sweepstakes offered on the WinTogether Platform are open to participants within the United States and internationally. When a participant donates to a campaign cause on the WinTogether Platform, they are automatically entered to win a prize; provided, however, in accordance with the sweepstakes requirements of most jurisdictions and the terms of service for each sweepstakes, no purchase or donation is required for entry into sweepstakes offered on the WinTogether Platform.

The Company is the operator and administrator of all sweepstakes on the WinTogether Platform. In consideration of the Company’s operation of the WinTogether Platform and administration of the sweepstakes, the Company receives a percentage of the gross donations to a campaign, from which the Company pays certain dividends and all administration costs. We expect that participation in sweepstakes offered on the WinTogether Platform will continue to grow as we and WinTogether’s trustees continue to develop its offerings. In addition to the benefit of the philanthropic opportunities generated by the WinTogether Platform, we view its operation as a scalable source of revenue as well as a mechanism to increase the Company’s brand reputation and recognition.

Synergistic Growth

In addition to organic growth of our B2C Platform by users in existing jurisdictions and expansion into new jurisdictions, the execution of agreements with commercial partners for our B2B API for its offering in new jurisdictions, the marketing of our Platform through affiliate marketing agreements, and our operation of the WinTogether Platform, we additionally believe in the pursuit of synergistic growth, as evidenced by our recent acquisition of 80% of Aganar and JuegaLotto, which we believe will provide significant opportunity in the Mexican and Latin American markets, and our recently announced agreement to acquire the “Sports.com” domain.

Components of Our Results of Operations

Our Revenues

Revenue from B2C Platform.    Our revenue is the retail value of the acquired lottery game and the service fee charged to the user, which we impose on each lottery game purchased from our B2C Platform. The amount of the service fee is based upon several factors, including the retail value of the lottery game purchased by a user, the number of lottery games purchased by a user, and whether such user is located within the United States or internationally. Currently, in the U.S., the minimum service fee is $0.50 for the purchase of a $1 lottery game and $1 for the purchase of a $2 lottery game; the service fee for additional lottery games purchased in the same transaction is 6% of the face value of all lottery games purchased. For example, the service fee for the purchase of five $2 tickets is $1.60, being the $1 base service fee, plus 6% of the aggregate value of the face value of all lottery games purchased. In 2020, our domestic B2C Platform users purchased an average of 3.4 lottery games per transaction at an average service fee of $0.33 per lottery game. In 2020, we had an average gross profit per domestic B2C Platform user of approximately $17.20, with a customer acquisition cost of $4.01 per new user; between 2019 and 2020, we had a year-over-year retention rate of domestic users of 69%, which results in a lifetime user value, on average, of $55.30.

Internationally, we impose a mark-up on the cost to be imposed on the sale of each lottery game together with a service fee to be charged to the user. In 2020, our international B2C Platform users purchased an average of 2.1 lottery games per transaction at an average service fee of $2.27 per lottery game. We typically charge a higher service fee on lottery games in our international jurisdictions, and as a result, in 2020, the gross profit on these sales was 90% higher as compared to domestic sales. In 2020, our average gross profit per international user of our B2C Platform was $32.60, with a customer acquisition cost of $4.26. The year-over-year retention rate was slightly lower internationally, at 66%, resulting in a user lifetime value of $94.50. Although revenues from our international jurisdictions currently only comprised 3% of our total revenues in 2020, we are focused on the growth of this business organically and through the pursuit of strategic acquisitions and other synergistic opportunities, although we do not have any acquisitions that are probable to occur as of the date of this proxy statement/prospectus.

In 2020, we delivered 1,291,870 lottery games to users of our B2C Platform worldwide, and our B2C Platform hosted 29,190 daily average users, including 11,092 daily average repeat users and gross revenues generated from our B2C Platform accounted for 38% of our total gross revenues.

Revenue from B2B Platform.    Together with our third-party commercial partner, we agree on the amount of the mark-up on the cost to be imposed on the sale of each lottery game purchased through the B2B API, if any, together with a service fee to be charged to the user; we receive up to 50% of the net revenues from such mark-up and service fee pursuant to our commercial agreement with each commercial partner. In the U.S., our commercial partners do not charge a mark-up; the average service fee charged by a commercial partner in 2020 was $0.41 and the Company’s average gross revenue of such lottery game sale was $2.31. Internationally, the average markup imposed by a commercial partner in 2020 was $0.97 and the Company’s average gross revenue was $2.87. We currently do not charge our commercial partners a fee for the use of the B2B API.

In 2020, we had agreements to acquire and sell lottery games through the B2B API with three international third-party commercial partners, including a French betting solution, and one U.S. third-party commercial partner, which operates a proprietary mobile wallet for use at traditionally coin-operated machines, such as arcade games, vending machines, and laundry machines, which enabled our offerings on its mobile application. Collectively, these agreements provided us with access to over 420,000 unique points of sale for users to acquire lottery games from via our B2B API.

In 2020, we delivered over 413,184 lottery games to end users of our B2B API, worldwide. In 2019, the first year the Company offered the B2B API, revenues generated from out B2B API accounted for only 0.75% of the Company’s total gross revenues; in 2020, gross revenues generated from our B2B API accounted for more than 31% of our total gross revenues and represented an increase in B2B API gross revenue of more than 142 times.

Data Services.    Commercial acquirers of our Data Service pay a subscription for access to the Data Service and, for acquisition of certain large data sets, an additional per record fee. The Company additionally enters into multi-year contracts pursuant to which it sells proprietary, anonymized transaction data pursuant to multi-year agreements and in accordance with our Terms of Service in consideration of a fee.

In 2020 and 2019, Data Services contributed 40.2% and 36.7%, respectively, to our overall revenue. Between 2019 and 2020, Data Service’s growth was approximately 541%. We consider it to be a relatively high margin and high cash flow operation that we anticipate continuing to grow. We do not calculate net revenues for Data Services.

Our Operating Costs and Expenses

Personnel Costs.    Personnel costs include salaries, payroll taxes, health insurance, worker’s compensation and other benefits for management and office personnel.

Professional Fees.    Professional fees include fees paid for legal and financial advisors, accountants and other professionals related to the Business Combination and other transactions.

General and Administration.    General and administrative expenses include marketing and advertising, expenses, office and facilities lease payments, travel expenses, bank fees, software dues and subscriptions, expensed R&D costs and other fees and expenses.

Depreciation and Amortization.    Depreciation and amortization expenses include depreciation and amortization expenses on real property and other assets.

Results of Operations

Three Months Ended March 31, 2021 Compared to Three Months Ended March 31, 2020

The following table summarizes our results of operations for the three months ended March 31, 2021 and March 31, 2020, respectively.

	Three Months Ended March 31,
	2021	2020	$ Change	% Change
Revenue	$5,461,539	$1,653,316	$3,808,223	230.3%
Cost of revenue	2,946,981	285,188	2,661,793	933.3%
Gross profit	$2,514,558	$1,368,128	$1,146,430	83.8%

Operating expenses:
Personnel costs	1,095,793	845,805	249,988	29.6%
Professional fees	2,415,198	257,010	2,158,188	839.7%
General and administration	1,388,574	252,488	1,136,086	450.0%
Depreciation and amortization	367,259	354,516	12,743	3.6%
Total operating expenses	5,266,824	1,709,819	(3,557,005)	-208.0%
Loss from operations	(2,752,266)	(341,691)	(2,410,575)	705.5%

Other expenses (income)
Interest expense	2,472,048	290,422	2,181,626	751.2%
Other expense	231,720	317,139	(85,419)	-26.9%
Total other expenses, net	2,703,768	607,561	2,096,207	345.0%
Net loss	$(5,456,034)	$(949,252)	$(4,506,782)	474.8%

Revenues.

Revenue.    Revenue increased $3.81 million, or 230%, to $5.46 million for the three months ended March 31, 2021, from $1.65 million for the three months ended March 31, 2020. The increase in revenue was driven by increased lottery game sales as a result of large multi-state lottery game jackpots in 2021 as compared to 2020. Additionally, $2 million of deferred revenue from a December 2020 third-party transaction was recognized in the first quarter of 2021.

There were no material increases in the prices of our products or services during the three months ended March 31, 2021, compared to the three months ended March 31, 2020. The increase in revenue for this period resulted solely from the increase in lottery game sales volume noted in the prior paragraph. Specifically, for the B2C Platform and B2B API, the increase in revenue due to volume was 890% and for the Data Services, the increase in revenue due to volume was 96% period to period.

Cost of Revenue.    Cost of revenue increased $2.66 million, or 933%, to $2.95 million for the three months ended March 31, 2021, from $0.29 million for the three months ended March 31, 2020. The increase in the revenue resulted from and was proportional to the increase in lottery game sales from the three months ended March 31, 2020 to comparable period in 2021. Cost of revenue includes product costs, commission expense to affiliates and commercial partners, and merchant processing fees.

Gross Profit.    Gross profit increased $1.15 million, or 84%, to $2.51 million for the three months ended March 31, 2021, from $1.37 million for the three months ended March 31, 2020. Gross profit as a percent of revenue decreased for the three months ending March 31, 2021 to 46% compared to 83% for the three months ending March 31, 2020, as a result of lower margin lottery game sales accounting for over 50% of total revenue in 2021, while only accounting for 19% in 2020.

Operating Costs and Expenses.

	Three Months Ended March 31,
	2021	2020	$ Change	% Change
Operating expenses
Personnel costs	$1,095,793	$845,805	$249,988	29.6%
Professional fees	2,415,198	257,010	2,158,188	839.7%
Sales & marketing	1,244,906	43,135	1,201,771	2786.1%
Other general administration	143,669	209,353	(65,684)	-31.4%
Depreciation and amortization	367,259	354,516	12,743	3.6%
Total operating expenses	$5,266,824	$1,709,819	3,557,005	208.0%

Personnel Costs.    Personnel costs increased by $0.25 million, or 29%, for the three months ended March 31, 2021, as compared to the three months ended March 31, 2020, attributable to an increase in headcount.

Professional Fees.    Professional fees increased by $2.16 million, or 840%, for the three months ended March 31, 2021, as compared to the three months ended March 31, 2020. This increase was primarily attributable to an increase in legal, accounting, and other affiliated professional services largely attributed to the proposed Business Combination.

Sales and Marketing.    Sales and marketing expense increased by $1.20 million, or 2,786%, for the three months ended March 31, 2021, as compared to the three months ended March 31, 2020. This increase was primarily the result of the Company aggressively pursuing brand awareness, advertising, and public relations opportunities. Additionally, the Company utilized $0.98 million of prepaid advertising credits in the three months ending March 31, 2021.

Other General Administration.    Other general administration expense decreased by $0.07 million, or 31%, for the three months ended March 31, 2021, as compared to the three months ended March 31, 2020. This decrease relates to reduced travel expense in the three months ending March 31, 2021 as compared to the same period in 2020.

Depreciation and Amortization.    Depreciation and amortization expense increased by $12,743, or 3.6%, for the three months ended March 31, 2021, as compared to the three months ended March 31, 2020. This increase was the result of a newly acquired domain name in February of 2021.

Other Expense, Net.

	Three Months Ended March 31,
	2021	2020	$ Change	% Change
Other expenses
Interest expense	2,472,048	290,422	2,181,626	751.2%
Other expense	231,720	317,139	(85,419)	-26.9%
Total other expenses, net	$2,703,768	$607,561	2,096,207	345.0%

Interest Expense.    Interest expense increased by $2.18 million, or 751%, for the three months ended March 31, 2021, as compared to the three months ended March 31, 2020, attributable to the issuance of Series B convertible promissory notes in the fourth quarter of 2020 and the first quarter of 2021.

Other Expense.    Other expense decreased by $0.85 million, or 27%, for the three months ended March 31, 2021, as compared to the three months ended March 31, 2020. In December 2019, the Company signed an agreement to sponsor an online sweepstakes with UNICEF, which included the Company’s guarantee of a minimum $0.50 million donation in the year ending December 31, 2020; $0.20 million of this obligation was satisfied in the three months ending March 31, 2020. The decrease in other expense was attributable to this larger donation, which was made in the three months ended March 31, 2020, as compared to the corresponding period in 2021. This decrease in other expense was partially offset by an increase in revenue based royalty expenses incurred in the three months ending March 31, 2021, compared to the corresponding period in 2020.

Net Loss.

Net loss for the three months ended March 31, 2021 and 2020 was $5.46 million and $0.95 million, respectively, which represents an increase of $4.51 million, or 475%. The increase was primarily driven by the fees associated with various professional services required in connection with the preparation of the Company for the business combination process, together with the impact of the amortization from the issuance of the convertible promissory notes in the fourth quarter of 2020 and the first quarter of 2021.

Year Ended December 31, 2020 Compared to Year Ended December 31, 2019

The following table summarizes our results of operations for the years ended December 31, 2020 and December 31, 2019, respectively.

	Year Ended December 31,
	2020	2019	$ Change	% Change
Revenue	$7,459,514	$1,887,386	$5,572,128	295.2%
Cost of revenue	2,952,415	846,209	2,106,206	248.9%
Gross profit	$4,507,099	$1,041,177	$3,465,922	332.9%

Operating expenses:
Personnel costs	4,477,955	3,613,151	864,804	23.9%
Professional fees	1,121,218	1,141,057	(19,839)	-1.7%
General and administration	1,084,784	4,974,806	(3,890,022)	-78.2%
Depreciation and amortization	1,533,994	1,499,274	34,720	2.3%
Total operating expenses	8,217,951	11,228,288	3,010,337	26.8%
Loss from operations	(3,710,852)	(10,187,111)	6,476,259	-63.6%

Other expenses
Interest expense	1,221,928	619,617	602,311	97.2%
Other expense	879,083	29,058	850,025	2925.3%
Total other expenses, net	2,101,011	648,675	1,452,336	223.9%
Net loss before income tax	$(5,811,863)	$(10,835,786)	$5,023,923	-46.4%
Income tax expense	800	800	—	0.0%
Net loss after income tax	$(5,812,663)	$(10,836,586)	5,023,923	-46.4%

Revenues.

Revenue.    Revenue for the year ended December 31, 2020 was $7.46 million, an increase of $5.57 million, or 295.2%, compared to revenue of $1.89 million for the year ended December 31, 2019. The increase in revenue was driven by increased lottery game sales as a result of the availability of large multi-state lottery game jackpots in the fourth quarter of 2020. Additionally, several large transactions involving the subscription to lottery data occurred in 2020 resulting in $3.64 million of revenue in 2020.

Cost of Revenue.    Cost of revenue for the year ended December 31, 2020 was $2.95 million, an increase of $2.11 million, or 249%, compared to $0.85 million of cost of revenue for the year ended December 31, 2019. The increase in the cost of revenue was directly proportional to the increase in lottery game sale revenue from 2019 to 2020. Cost of revenue includes product costs, commission expense to affiliates and commercial partners, and merchant processing fees.

Gross Profit.    Gross profit for the year ended December 31, 2020 was $4.51 million, compared to $1.04 million for the year ended December 31, 2019, an increase of $3.47 million, or 333%. This is due to the increased portion of revenue being driven by Data Services and not lottery game sales.

	Year Ended December 31,
	2020	2019	$ Change	% Change
Operating expenses
Personnel costs	$4,477,955	$3,613,151	$862,804	23.9%
Professional fees	1,121,218	1,141,057	(19,839)	(1.7)%
Sales & marketing	313,442	4,414,696	(4,101,254)	(92.9)%
Other general administration	771,342	560,110	211,232	37.7%
Depreciation and amortization	1,533,994	1,499,274	34,720	2.3%
Total operating expenses	$8,217,951	$11,228,288	(3,010,337)	(26.8)%

Operating Costs and Expenses.

Operating expenses for the year ended December 31, 2020 were $8.22 million, a decrease of $3.01 million, or 27%, compared to $11.23 million for the year ended December 31, 2019. The primary decrease is driven by the use of advertising credits in 2019, which was not continued in 2020.

Personnel Costs.    Personal costs increased by $0.86 million, or 24%, from $3.61 million for the year ended December 31, 2019, to $4.48 million for the year ended December 31, 2020. The increase is due to increases in headcount as the cash position for the Company improved from 2019 and to support the growth of the Company’s business operations.

Professional Fees.    Professional fees decreased by $20 thousand, or 2%, from $1.14 million for the year ended December 31, 2019, to $1.12 million for the year ended December 31, 2020.

Sales and Marketing.    Sales and marketing expenses for the year ended December 31, 2020 was $0.31 million, compared to $4.41 million for the year ended December 31, 2019, a decrease of $4.10 million, or 93%. The Company utilized $3.89 million of advertising credits from iHeart Radio in 2019, which credits were received by the Company in consideration of the issuance of the Company’s equity, in addition to $0.45 million of Gatehouse media credits used, which credits were received by the Company in consideration of the issuance of the Company’s stock warrants. No iHeart Radio credits were used by the Company in 2020.

Other General Administration.    Other general administrative expenses increased $0.21 million, or 38%, from $0.56 million for the year ended December 31, 2019 to $0.77 million for the year ended December 31, 2020. Fees related to the establishment of the Trust Account and increased business activity and headcount within the Company drove this increase.

Depreciation and Amortization.    Depreciation and amortization increased $0.03 million, or 2%, from $1.5 million for the year ended December 31, 2019 to $1.53 million for the year ended December 31, 2020. The increase was driven by assets purchased through 2019 and 2020 resulting in additional depreciation and amortization.

Other Expense, Net.

	Year Ended December 31,
	2020	2019	$ Change	% Change
Other Expenses (Income)
Interest Expense	1,221,928	619,617	602,311	97.2%
Other Expense	879,083	29,058	850,025	2925.3%
Total Other Expenses (Net)	$2,101,011	$648,675	1,452,336	223.9%

Interest Expense.    Interest expense increased by $0.60 million, or 97.2%, for the year ended December 31, 2020, as compared to the year ended December 31, 2019. This increase relates to issuance of additional convertible debt.

Other Expense.    Other expense increased by $0.85 million, or 2,925% for the year ended December 31, 2020 as compared to the year ended December 31, 2019. This increase relates to donations made in the year ending December 31, 2020, including relating to the UNICEF sweepstakes, as well as an increase in revenue-based royalty expenses.

Liquidity and Capital Resources

Our primary need for liquidity is to fund working capital requirements of our business, growth, capital expenditures and for general corporate purposes. Our primary source of liquidity is funds generated by financing activities. Our ability to fund our operations and to undertake anticipated growth activities and make planned capital expenditures depends on our future operating performance and cash flows, which are subject to prevailing economic conditions and financial, business and other factors, some of which are beyond our control.

As of March 31, 2021, we had $18.311 million of cash and cash equivalents and $14.81 of working capital (current assets minus current liabilities), compared with $10.78 million of cash and negative $0.48 million of working capital as of December 31, 2020. The increase of $14.33 million in our working capital was primarily due to the issuance of additional long-term convertible promissory notes in the three months ended March 31, 2021.

We expect that our cash on hand and cash provided by operations will allow us to meet our capital requirements and operational needs for the next twelve months. As of March 31, 2021, there were no regulatory capital requirements applicable to our industry.

We expect to deploy capital to fund our growth through implementing new products and features within our B2C Platform services, expanding our B2C offering into new domestic and international jurisdictions, entering into additional agreements with new commercial partners for our B2B API, executing on strategic acquisitions and other synergistic opportunities, investing in and developing new technology and enhancing our existing technology in each of our business lines, including distributed ledger technology. Although we are in active negotiations with multiple potential target companies, we do not have any acquisitions that are probable to occur as of the date of this proxy statement/prospectus.

Further expansion of our business to new states and international jurisdictions will likely require additional capital, which we may seek through the issuance of equity or debt securities. If the needed financing is not available, or if the terms of financing are less desirable than we expect, we may be forced to decrease our level of investment in new product launches and related marketing initiatives or to scale back our existing operations, which could have an adverse impact on our business and financial prospects. See “Risk Factors— “We may require additional capital to support our growth plans, including in connection with our expansion into new markets and our strategic acquisitions, and such capital may not be available on reasonable terms or at all. This could hamper our growth and adversely affect our business.” Immediately following the closing of the Business Combination, Lottery.com expects to have $42.829 million in cash, assuming no redemptions.

Convertible Debt Obligations

We have historically funded our operations through the issuance of convertible promissory notes.

From August to October 2017, the Company entered into seven Convertible Promissory Note Agreements with unaffiliated investors for an aggregate amount of $821,500. The notes bear interest at 10% per year, are unsecured, and were due and payable on June 30, 2019. The Company and the note holders have verbally agreed to extend the maturity of the notes pending a qualified financing. The Company and the noteholders have executed an amendment to extend to maturity date to December 21, 2021. As of March 31, 2021 and December 31, 2020, the balance of these notes was $821,500. The Company cannot prepay the loan without consent from the noteholders.

From November 2019 through March 31, 2021, we issued approximately $45.2 million in aggregate principal amount of Series B convertible promissory notes. The notes bear interest at 8% per year, are unsecured, and were due and payable on dates ranging from December 2020 to December 2022. For those promissory notes that would have matured on or before December 31, 2020 the parties have extended the maturity date to December 21, 2021 via executed amendments. The Company cannot prepay the loan without consent from the noteholders, however, parties have signed an amendment to these notes to allow for automatic conversion to equity as a result of the business combination with Trident Acquisition Corp. Failing that, notes would automatically convert as a result of a Qualified Financing event, should one occur prior to their individual maturity dates, which as of March 31, 2021 is December 21, 2021 or later. As of March 31, 2021, there have been no Qualified Financing events that trigger conversion.

Cash Flows

Net cash used in operating activities was $3.9 million for the three months ended March 31, 2021 compared to net cash provided by operating activities of $153,000 for the three months ended March 31, 2020. Factors affecting changes in operating cash flows are increased expenses for professional fees personnel costs, and sales and marketing activities. Net cash used in investing activities during the three months ended March 31, 2021 were $3.1 million, compared to $14,000 for the prior year. The increase was primarily the result of the acquisition of a domain name. Net cash provided by financing activities was $14.5 million for the three months ended March 31, 2020, compared to $485,000 for the three months ended March 31, 2021. The increase was primarily due to the issuance of convertible debt.

Net cash provided by operating activities was $4.70 million for the year ended December 31, 2020 compared to net cash used of $4.33 million for the year ended December 31, 2019. Factors affecting changes in operating cash flows were increased revenue from data sales which were partially offset by increases in personnel costs. Net cash used in investing activities was $22,000 for the year ended December 31, 2020, compared to $1 million for the prior year. Net cash provided by financing activities was $5.94 million for the year ended December 31, 2020, or $0.71 million less than was provided in 2019.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Changes in or Adoption of Accounting Practices

The following U.S. GAAP standards have been recently issued by the FASB. We are in the process of assessing the impact of these new standards on future consolidated financial statements. Pronouncements that are not applicable or where it has been determined do not have a significant impact to the Company have been excluded herein.

ASC 606, Revenue from Contracts with Customers

Between May 2014 and December 2016, the FASB issued several ASU’s on ASC 606, which updates superseded nearly all previous revenue recognition guidance under U.S. GAAP. The core principle is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. A five-step process has been defined to achieve this core principle, and, in doing so, more judgment and estimates may be required within the revenue recognition process than are required under existing U.S. GAAP. The standards are effective for annual periods beginning after December 15, 2017 using either of the following transition methods: (i) a full retrospective approach reflecting the application of the standards in each prior reporting period with the option to elect certain practical expedients; or (ii) a retrospective approach with the cumulative effect of initially adopting the standards recognized at the date of adoption (which includes additional footnote disclosures). The Company adopted these standards effective on January 1, 2018, and management concluded the adoption of this standard did not result in any financial statement impacts or changes to revenue recognition policies or processes as revenue is primarily derived from arrangements in which the transfer of control coincides with the fulfillment of performance obligations.

Critical Accounting Policies

Our financial statements were prepared in conformity with U.S. GAAP. Certain of our accounting policies require that management apply significant judgments and estimates in defining the appropriate assumptions integral to financial estimates. Judgments are based on historical experience and other factors that we believe to be reasonable under the circumstances, such as terms of contracts, industry trends and information available from outside sources, as appropriate. However, by their nature, judgments are subject to an inherent degree of uncertainty, and therefore actual results could differ from our estimates. We have applied significant estimates and assumptions related to the following:

Revenue and Cost Recognition

Revenue

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASC 606”), amending revenue recognition guidance and requiring a more structured approach to measuring and recognizing revenue as well as provide more detailed disclosures to enable users of financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The amended guidance is effective for accounting periods commencing on or after January 1, 2018.

We have applied ASC 606 to all revenue contracts. The core principle of ASC 606 is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Revenues are generally recognized upon the transfer of control of promised products provided to our users, customers and subscribers, reflecting the amount of consideration we expect to receive for those products. We enter contracts that can include various products, which are generally capable of being distinct and accounted for as separate performance obligations. Revenue is recognized net of any taxes collected from users, commercial partners and subscribers, which are subsequently remitted to governmental authorities. The revenue recognition policy is consistent for sales generated directly with users and sales generated indirectly through affiliates, other solution partners, and our commercial partners.

Revenues are recognized upon the application of the following steps:

1.      Identification of a contract or contracts with a user, customer or subscriber;

2.      Identification of performance obligation(s) in the contract;

3.      Determination of the transaction price;

4.      Allocation of the transaction price to the performance obligations in the contract; and

5.      Recognition of revenue when, or as, the performance obligation is satisfied.

Contracts with users and customers for lottery game sales are at the point of sale and may include transfer of multiple products to a user or a customer and generally do not require future obligations. In these situations, the Company generally considers each transferred product as a separate performance obligation. The Company also has contracts with subscribers for the continued delivery of lottery and anonymized transaction set related data over a defined period of time. In accounting for these contracts, the Company generally considers each set of data as a separate performance obligation and recognizes revenue on their delivery ratably over the service period of the agreement. The Company’s products are sold without a right of return or refund; the Company’s terms of service and contracts generally include specific language that disclaims any warranties.

Income Taxes

For both financial accounting and tax reporting purposes, the Company reports income and expenses based on the accrual method of accounting.

For federal and state income tax purposes, the Company reports income or loss from their investments in limited liability companies on the consolidated income tax returns. As such, all taxable income and available tax credits are passed from the limited liability companies to the individual members. It is the responsibility of the individual members to report the taxable income and tax credits, and to pay any resulting income taxes. Therefore, in relation to the income and losses incurred by the limited liability companies, they have been consolidated in the Company’s tax return and provision based upon its relative ownership.

Income taxes are accounted for in accordance with ASC 740, “Income Taxes” (“ASC 740”), using the asset and liability method. Under this method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for those deferred tax assets for which it is more likely than not that the related benefit will not be realized.

The Company records uncertain tax positions in accordance with ASC 740 on the basis of a two-step process in which (i) the Company determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position; and (ii) for those tax positions that meet the more likely than not recognition threshold, the Company recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority. The Company’s policy is to recognize interest and penalties related to the underpayment of income taxes as a component of income tax expense or benefit. To date, there have been no interest or penalties charged in relation to the unrecognized tax benefits.

Generally, the taxing authorities can audit the previous three years of tax returns and in certain situations audit additional years. For federal tax purposes, the Company’s 2018 through 2020 tax years generally remain open for examination by the tax authorities under the normal three-year statute of limitations. For state tax purposes, the Company’s 2018 through 2020 tax years remain open for examination by the tax authorities under the normal four-year statute of limitations.

Business combination

In a business combination, substantially all identifiable assets, liabilities and contingent liabilities acquired are recorded at the date of acquisition at their respective fair values. One of the most significant areas of judgment and estimation relates to the determination of the fair value of these assets and liabilities, including the fair value of contingent consideration, if applicable. If any intangible assets are identified, depending on the type of intangible asset and the complexity of determining its fair value, an independent external valuation expert may develop the fair value, using appropriate valuation techniques, which are generally based on a forecast of the total expected future net cash flows. These valuations are linked closely to the assumptions made by our management regarding the future performance of the assets concerned and any changes in the discount rate applied.

Fair value of financial assets and financial liabilities

Fair value of financial assets and financial liabilities recorded in the consolidated statements of financial position, which cannot be derived from active markets, are determined using a variety of techniques including the use of valuation models. The inputs to these models are derived from observable market data where possible, but where observable market data is not available, judgment is required to establish fair values. Judgment includes, but is not limited to, consideration of model inputs such as volatility, estimated life and discount rates.

Fair value of stock options and warrants

We use the Black-Scholes option-pricing model to calculate the fair value of stock options and warrants. Use of this method requires management to make assumptions and estimates about the expected life of options and warrants, anticipated forfeitures, the risk-free rate, and the volatility of our share price. In making these assumptions and estimates, management relies on historical market data.

Estimated useful lives, depreciation of property, plant and equipment, and amortization of intangible assets

Depreciation of property, plant and equipment and amortization of intangible assets is dependent upon estimates of useful lives based on management’s judgment. The assessment of any impairment of these assets is dependent upon estimates of recoverable amounts that consider factors such as economic and market conditions and the useful lives of assets.

Goodwill and intangible assets

Goodwill and indefinite life intangible asset impairment testing require us to make estimates in the impairment testing model. On an annual basis, we test whether goodwill and indefinite life intangible assets are impaired. Impairment is influenced by judgment in defining a cash-generating unit (“CGU”) and determining the indicators of impairment, and estimates used to measure impairment losses. The recoverable amount is the greater of value in use and fair value less costs to sell. The recoverable value of goodwill, indefinite and definite long-lived assets is determined using discounted future cash flow models, which incorporate assumptions regarding projected future cash flows and capital investment, growth rates and discount rates.

Deferred Tax Asset and Valuation Allowance

Deferred tax assets, including those arising from tax loss carry-forwards, requires management to assess the likelihood that we will generate sufficient taxable earnings in future periods in order to utilize recognized deferred tax assets. Assumptions about the generation of future taxable profits depend on management’s estimates of future cash flows. In addition, future changes in tax laws could limit our ability to obtain tax deductions in future periods. To the extent that future cash flows and taxable income differ significantly from estimates, the ability of the Company to realize the net deferred tax assets recorded at the reporting date could be impacted.

Emerging Growth Company Accounting Election

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. Lottery.com is an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and have elected to take advantage of the benefits of this extended transition period. Lottery.com expects to remain an emerging growth company at least through the end of the 2021 fiscal year and we expect to continue to take advantage of the benefits of the extended transition period. This may make it difficult or impossible to compare the financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions for emerging growth companies because of the potential differences in accounting standards used.

LOTTERY.COM EXECUTIVE COMPENSATION

This section discusses the material components of the fiscal year 2020 executive compensation programs for the executive officers of Lottery.com who were “named executive officers” for 2020. This discussion may contain forward-looking statements that are based on Lottery.com’s current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that Lottery.com adopts following the completion of the Business Combination may differ materially from the existing and currently planned programs summarized or referred to in this discussion.

As an emerging growth company, Lottery.com has opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act, which, in general, require compensation disclosure for Lottery.com’s principal executive officer and its two other most highly compensated executive officers, referred to herein as our named executive officers (the “NEOs”).

Introduction

The primary objectives of our executive compensation programs are to attract and retain talented executives to effectively manage and lead our Company. Our named executive officers for 2020 are:

•        Anthony DiMatteo, our Chief Executive Officer;

•        Matthew Clemenson, our Chief Commercial Officer; and

•        Ryan Dickinson, our President and Chief Operating Officer.

Summary Compensation Table

The following table provides summary information concerning compensation of our named executive officers for services rendered to us during 2020.

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation(2) ($)	Total ($)
Anthony DiMatteo Chief Executive Officer	2020	250,000	—	—	—	—	—	250,000

Matthew Clemenson Chief Commercial Officer	2020	250,000	—	—	—	—	—	250,000

Ryan Dickinson Chief Operating Officer & President	2020	250,000	—	—	—	—	—	250,000

____________

(1)      Amounts reflect the named executive officer’s base salary earned during the fiscal year presented.

Outstanding Equity Awards at December 31, 2020

There were no outstanding equity awards granted to and held by our named executive officers as of December 31, 2020.

Retirement Benefits, and Termination and Change in Control Provisions at December 31, 2020

During fiscal 2020, there were no pension or retirement benefits pursuant to any existing plan provided or contributed to by the Company or any of its subsidiaries. In addition, during fiscal 2020, there were no termination and change in control provisions in effect for our named executive officers. See “Compensation Arrangements for Fiscal 2021” for fiscal 2021 compensation arrangements.

Director Compensation

All of our directors during fiscal 2020 were named executive officers of the Company and did not receive any additional compensation for serving on the board of directors or any committees thereof. Upon the consummation of the Business Combination, the post-combination company Board intends to approve a non-employee director compensation program.

Compensation Arrangements for 2021

Lottery.com entered into employment agreements (the “Executive Employment Agreements”) with each of Mr. DiMatteo, Mr. Clemenson, and Mr. Dickinson on February 21, 2021, effective as of the first business day immediately following the Closing Date (the “Start Date”); Mr. Dickinson and the Company executed an amendment to his Executive Employment Agreement. Each of the Executive Employment Agreements provides for an initial base salary of $500,000 and an employment term that expires on the fifth anniversary of the Start Date (the “Initial Term”). The Initial Term is automatically extended thereafter from year to year, unless terminated in accordance with the terms of the agreement (with any extension beyond the Initial Term referred to as a “Renewal Term”). The Executive Employment Agreements may be terminated by either party at any time and for any reason upon 60 days’ notice, subject to the severance obligations described below.

The Executive Employment Agreements provide that each executive is eligible to receive an annual bonus, determined by the Company on a discretionary basis in an amount up to 50% of annual base salary, provided that the executive is employed on the bonus payment date.

If the employment of any executive is terminated without Cause (as defined in the Executive Employment Agreements) or the executive resigns from his employment for Good Reason (as defined in the Executive Employment Agreements), the executive shall, subject to the execution of a separation and general release agreement, be entitled to receive a lump sum severance payment (the “Severance Payment”) and full acceleration of outstanding unvested equity or equity-based awards (with any target performance conditions deemed fully satisfied). The Severance Payment is in an amount equal to (x) if such termination occurs during the Initial Term, (1) then-current base salary for the greater of (A) twelve (12) months and (B) the number of days from the last day of employment through the last day of the Initial Term, (2) any unpaid annual bonus for any performance year prior to the year during which termination occurs, and (3) the target annual bonus for the performance year during which termination occurs, and (y) if such termination occurs during any Renewal Term, (1) then-current Base Salary for twelve (12) months, (2) any unpaid annual bonus for any performance year prior to the year during which termination of employment occurs, and (3) the target annual bonus for the performance year during which such executive’s termination occurs.

The Executive Employment Agreements also provide that, if the executive’s employment is terminated due to death or disability, the executive will also be entitled to receive (i) the Severance Payment and (ii) the full acceleration and vesting of all unvested equity or equity-based awards.

Pursuant to the Executive Employment Agreements, each executive is also subject to confidentiality and assignment of intellectual property provisions and certain restrictive covenants, including non-disparagement and twelve months post-employment non-competition and non-solicitation of employees and customer provisions.

In addition to the employment agreement, prior to the Closing, the Company intends to make a grant of approximately [NUMBER] shares of restricted stock to Mr. Dickinson. Subject to the terms of the applicable restricted stock award agreement, the restricted stock would vest 6 months following the Closing, subject to Mr. Dickinson’s continued employment through the six 6 month anniversary of the Closing.

INFORMATION ABOUT TDAC

TDAC’s History and Business Plans

Trident Acquisitions Corp. is a Delaware corporation that was incorporated on March 17, 2016 in order to serve as a vehicle for the acquisition of an operating business through a merger, capital stock exchange, asset acquisition or other similar business combination. To date, TDAC’s efforts have been limited to organizational activities, completion of its initial public offering and the evaluation of possible business combinations. TDAC does not currently have any operations.

The Initial Public Offering and Trust Account.    The funds held in the Trust Account are not to be released until the earlier of the consummation of a business combination or liquidation of TDAC, although, as noted elsewhere in this proxy statement/prospectus, claims might be made against TDAC as a result of extending the period in which it may complete a business combination in order to avoid liquidation (or in other circumstances not now anticipated by TDAC). The Trust Account contained $63,286,019.55 as of June 30, 2021. If the Business Combination is consummated, the Trust Account, reduced by amounts paid to stockholders of TDAC who do not approve the Business Combination and elect to redeem their shares of Common Stock into their pro rata shares of net funds in it, will be released to TDAC.

Fair Market Value of Target Business.    Pursuant to TDAC’s Current Charter, the initial target business that TDAC acquires or merges with must have a fair market value equal to at least 80% of TDAC’s net assets at the time of such acquisition/merger, determined by the Board based on standards generally accepted by the financial community, such as actual and potential sales, earnings, cash flow and book value. TDAC is not required to obtain an opinion from an investment banking firm as to fair market value if its Board independently determines that the target business has sufficient fair market value.

Limited Ability to Evaluate The Target Business’ Management.    Although TDAC closely examined the management of Lottery.com, TDAC cannot assure you that its assessment of Lottery.com’s management will prove to be correct, or that future management will have the necessary skills, qualifications or abilities to manage its business successfully. Essentially, all of Lottery.com’s current management will remain with the Combined Company, and will for the most part run its day-to-day operations. TDAC will have the right to nominate one director to the Combined Company’s board of directors subsequent to the Business Combination.

If the Business Combination is Not Consummated.    If TDAC does not consummate the Business Combination with Lottery.com, it will continue to seek another target business until it is required to liquidate and dissolve pursuant to its Current Charter. Under its Current Charter as currently in effect, if TDAC does not acquire at least majority control of a target business by September 1, 2021 (unless such date has been extended pursuant to the Current Charter), TDAC will dissolve and distribute to its Public Stockholders the amount in the Trust Account plus any remaining net assets. Following dissolution, TDAC would no longer exist as a corporation.

Potential Conflicts of Interest.    When you consider the recommendation of the Board in favor of approval of the Business Combination Proposal, the Nasdaq Proposal and the Equity Plan Proposal, you should keep in mind that certain of TDAC’s directors and officers have interests in the Business Combination that are different from, or in addition to, interests TDAC’s public stockholders. These interests include, among other things:

•        the beneficial ownership of the Initial Stockholders (which include all of TDAC’s directors and officers) of an aggregate of 6,181,250 shares of Common Stock, which shares would become worthless if TDAC does not complete a business combination within the applicable time period, as the Initial Stockholders have waived any right to redemption with respect to these shares. Such shares have an aggregate market value of approximately $74,545,875 million based on the closing price of Common Stock of $12.06 on Nasdaq on June 29, 2021;

•        TDAC’s directors will not receive reimbursement for any out-of-pocket expenses incurred by them on TDAC’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated; and

•        the continued indemnification of current directors and officers of TDAC and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence TDAC’s directors in making their recommendation to vote in favor of the Business Combination Proposal and the other proposals described in the Registration Statement of which this proxy statement/prospectus is a part. You should also read the section entitled “Proposal No. 1 — The Business Combination.”

Redemption Rights.    Each holder of Public Shares has the right to have his or her Public Shares redeemed for cash, if the Business Combination is approved and completed.

Facilities.    TDAC maintains executive offices at One Liberty Plaza, 165 Broadway St, 23rd Floor, New York, NY 10006. TDAC considers its current office space adequate for current operations.

Employees

TDAC has three executive officers. They are not obligated to contribute any specific number of hours per week on TDAC’s affairs, and they devote only as much time as they deem necessary to TDAC’s affairs. TDAC has no other employees.

Periodic Reporting and Audited Financial Statements

TDAC has registered its securities under the Securities Exchange Act of 1934 and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC.

Legal Proceedings

TDAC is not currently a party to any pending material legal proceedings.

TDAC MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with TDAC’s Consolidated Financial Statements and footnotes thereto contained in this proxy statement/prospectus.

Forward-Looking Statements

The statements discussed in this proxy statement/prospectus include forward looking statements that involve risks and uncertainties detailed from time to time in TDAC’s reports filed with the Securities and Exchange Commission.

Recent Developments

Proposed Business Combination with Lottery.com

On February 21, 2021, we entered into a Business Combination Agreement with Merger Sub and Lottery.com. Upon the closing of the Business Combination, Merger Sub will merge with and into Lottery.com, with Lottery.com as the surviving company, continuing as our wholly owned subsidiary, following the transaction and the separate existence of Merger Sub shall cease. At the closing of the Business Combination, each share of Lottery.com common stock issued and outstanding as of immediately prior to the Closing shall be converted into the right to receive the Per Share Merger Consideration. “Per Share Merger Consideration” means the quotient obtained by dividing (a) 40,000,000 shares of our common stock by (b) the aggregate number of shares of Lottery.com common stock (including shares issued upon the conversion or exercise of Lottery.com convertible securities) issued and outstanding as of immediately prior to the closing of the Business Combination. The Per Share Merger Consideration shall be reduced by the number of shares of our common stock equal to the quotient of (i) the amount by which Net Indebtedness exceeds $10,000,000, as mutually agreed between us and Lottery.com (each acting reasonably), divided by (ii) 11.00. “Net Indebtedness” means the amount equal to Lottery.com’s Indebtedness, less cash and cash equivalents. For the avoidance of doubt, Lottery.com’s Indebtedness shall not include current liabilities or any intercompany Indebtedness between or among Lottery.com and any of its subsidiaries.

The Sellers will also be entitled to receive up to 6,000,000 additional shares of our common stock that may be issuable from time to time as set forth below. The aggregate value of the consideration to be paid by us in the Business Combination (excluding the Seller Earnout Shares) is approximately $444 million (calculated as follows: 40,000,000 shares of our common stock to be issued to the Sellers, multiplied by $11.00). Upon the closing of the Business Combination, we will change our name to “Lottery.com.”

If, at any time on or prior to December 31, 2021, the daily volume-weighted average price of shares of our common stock equals or exceeds $13.00 per share for 20 of any 30 consecutive trading days commencing after the closing of the Business Combination, each Seller shall receive its pro rata portion of 3,000,000 Seller Earnout Shares and Vadim Komissarov, Ilya Ponomarev and Marat Rosenberg shall receive an aggregate of 2,000,000 shares of our common stock. If, at any time on or prior to December 31, 2022, the daily volume-weighted average price of shares of our common stock equals or exceeds $16.00 per share for 20 of any 30 consecutive trading days commencing after the closing of the Business Combination, each Seller shall receive its pro rata portion of 3,000,000 Seller Earnout Shares and the Founder Holders shall receive an aggregate of 2,000,000 shares of our common stock. The Seller Earnout Shares then earned and issuable shall be issued to the Sellers on a pro-rata basis based on the percentage of the Lottery.com Shares owned by them immediately prior to the Closing.

The parties agreed that immediately following the closing of the Business Combination, our board of directors will consist of five directors, four of which will be designated by Lottery.com and one of which will be designated by us, such appointment by us to be an independent director. The boards of directors of each of us and Lottery.com have unanimously approved this business combination.

Extensions of Time Period to Complete a Business Combination

On November 26, 2019, we held our Annual Meeting of the Stockholders (the “Annual Meeting”) at which the stockholders approved a proposal to amend our Amended and Restated Certificate of Incorporation (the “Charter Amendment”) to extend the period of time for which we are required to complete a Business Combination two times for an additional 90 days each time to June 1, 2020 (the termination date as so extended, the “Extended Termination

Date”). Our stockholders were able to elect to redeem their shares in connection with the Annual Meeting for a pro rata portion of the amount then on deposit in the Trust Account ($10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to us to pay franchise and income taxes). With respect to public shares not redeemed in connection with the Annual Meeting, we agreed to make a cash contribution of $500,000 to the Trust Account for each 90-day extension. As of March 31, 2020, we had contributed an aggregate of $1,000,015 to the Trust Account and extended the time to complete a Business Combination to June 1, 2020.

In connection with the approval of the Charter Amendment, stockholders elected to redeem an aggregate of 13,081,434 shares of our common stock. As a result, an aggregate of approximately $137,130,484 (or approximately $10.48 per share) was removed from our Trust Account to pay such stockholders, and 13,224,816 shares of common stock were then issued and outstanding following such redemption.

On May 28, 2020, we held a Special Meeting of the Stockholders at which the stockholders approved a proposal to amend our Amended and Restated Certificate of Incorporation (the “Second Charter Amendment”) to extend the period of time for which we are required to complete a Business Combination to September 1, 2020 (the “Second Extended Date”). We made a cash contribution of $962,476 to the Trust Account for the three-month extension period. In addition, the stockholders elected to redeem an aggregate of 627,059 shares of our common stock. As a result, an aggregate of $6,666,775 (or approximately $10.63 per share) was removed from our Trust Account to pay such stockholders and 12,597,757 shares of common stock were then issued and outstanding following such redemption.

On August 28, 2020, we held a Special Meeting of the Stockholders at which the stockholders approved a proposal to amend our Amended and Restated Certificate of Incorporation (the “Third Charter Amendment”) to extend the period of time for which we are required to complete a Business Combination to December 1, 2020 (the “Third Extended Date”). We made a cash contribution of $867,971 to the Trust Account for the three-month extension period. In addition, the stockholders elected to redeem an aggregate of 630,037 shares of our common stock. As a result, an aggregate of $6,781,851 (or approximately $10.76 per share) was removed from our Trust Account to pay such stockholders and 11,967,720 shares of common stock were issued and outstanding following such redemption as of December 31, 2020.

On November 30, 2020, we held a Special Meeting of Stockholders, pursuant to which the stockholders approved the extension to the Third Extended Date from December 1, 2020 to March 1, 2021, with an ability to further extend for an additional three months to June 1, 2021 (the “Fourth Extended Date”) if approved by our board of directors. We agreed to contribute $0.05 for each Public Share outstanding that was not redeemed for each month of the extension going forward. On December 1, 2020, we contributed an aggregate of $289,323 to the Trust Account. On February 26, 2021, our board of directors approved the extension of the Fourth Extended Date to June 1, 2021 to permit sufficient time for us to consummate our proposed business combination with Lottery.com, including filing a registration statement on Form S-4 that will include a proxy statement.

On May 27, 2021, we held a Special Meeting of Stockholders, pursuant to which our stockholders approved the extension to the Fourth Extended Date from June 1, 2021 to September 1, 2021, with an ability to further extend for an additional three months to December 1, 2021 (the “Fifth Extended Date”) if approved by our board of directors. We agreed to contribute $0.05 for each Public Share outstanding that was not redeemed for each month of the extension going forward, provided if the daily volume weighted average price of the Company’s common stock for any 10 consecutive trading days in the prior month is below $11.40 per share, as determined two (2) trading days prior to the last day of such month.

Overview

We are a blank check company formed under the laws of the State of Delaware on March 17, 2016 for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar Business Combination with one or more businesses or entities. We intend to utilize cash derived from the proceeds of our Initial Public Offering and the private placement of the Private Units, our securities, debt or a combination of cash, securities and debt, in effecting our Business Combination.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities from inception through December 31, 2020 and for the three months ended March 31, 2021 were organizational activities and those necessary to prepare for the Initial Public Offering and, after our Initial Public Offering, identifying a target company for a Business Combination and activities in connection with the proposed acquisition of Lottery.com. Following the Initial Public Offering, we do not expect to generate any operating revenues until after the completion of our Business Combination. We generate non-operating income in the form of interest income on marketable securities held in the Trust Account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses. For the three months ended March 31, 2021, we had net income of $200,913, which consisted of a gain on the change in fair value of warrant liability of $853,000, a benefit from income taxes of $49,995 and interest income on marketable securities held in the Trust Account of $933, offset by operating costs of $703,087.

For the three months ended March 31, 2020, we had net loss of $305, which consists of operating costs of $262,564 and a provision for income taxes of $220, offset by interest income on marketable securities held in the Trust Account of $262,479.

For the year ended December 31, 2020, we had net loss of $3,166,547, which consists of operating costs of $1,385,738, a non-cash charge for the loss on change in fair value of derivative liabilities of $2,357,500, offset by interest income on marketable securities held in the Trust Account of $348,425, refund of the tender bid of subsidiary of $11,180, and a benefit from income taxes of $217,086.

For the year ended December 31, 2019, we had net income of $2,533,106, which consists of interest income on marketable securities held in the Trust Account of $4,324,060 offset by operating costs of $1,100,138 and a provision for income taxes of $690,816.

Liquidity and Capital Resources

As of March 31, 2021, we had marketable securities held in the Trust Account of $63,366,019 (including approximately $1,497,000 of interest income). Interest income on the balance in the Trust Account may be used by us to pay taxes. During the three months ended March 31, 2021, we withdrew $40,250 of interest earned on the Trust Account to pay our tax obligations.

For the three months ended March 31, 2021, cash used in operating activities was $474,001. Net income of $200,913 was affected by a gain on the change in fair value of warrant liability of $853,000, interest earned on marketable securities held in the Trust Account of $933 and a deferred tax benefit of $49,995, offset by changes in operating assets and liabilities which provided $229,014 of cash for operating activities.

For the three months ended March 31, 2020, cash used in operating activities was $143,239. Net loss of $305 was the affected by interest earned on marketable securities held in the Trust Account of $262,479, principally offset by changes in operating assets and liabilities which provided $119,545 of cash for operating activities.

As of December 31, 2020, we had marketable securities held in the Trust Account of $63,405,336 (including approximately $1,537,000 of interest income). Interest income on the balance in the Trust Account may be used to pay taxes. During the year ended December 31, 2020, we withdrew $490,865 of interest earned on the Trust Account to pay our tax obligations.

For the year ended December 31, 2020, cash used in operating activities was $1,848,754. Net loss of $3,166,547 was affected by the interest earned on marketable securities held in the Trust Account of $348,425 and a deferred tax benefit of $217,086, offset by a non-cash charge for the loss on change in fair value of derivative liabilities of $2,357,500 and changes in operating assets and liabilities which used $474,196 of cash for operating activities.

For the year ended December 31, 2019, cash used in operating activities was $1,525,377. Net income of $2,533,106 was the result of interest earned on marketable securities held in the Trust Account of $4,324,060 and a deferred tax provision of $851, principally offset by cash used in operating activities and taxes payable. Changes in operating assets and liabilities provided $266,428 of cash for operating activities.

We intend to use substantially all of the funds held in the Trust Account to acquire a target business or businesses and to pay our expenses relating thereto, including a deferred underwriting fee payable to our underwriters. To the extent that our capital stock or debt is used, in whole or in part, as consideration to effect a Business Combination, the remaining proceeds held in the Trust Account as well as any other net proceeds not expended will be used as working capital to finance the operations of the target business. Such working capital funds could be used in a variety of ways including continuing or expanding the target business’ operations, for strategic acquisitions and for marketing, research and development of existing or new products.

As of March 31, 2021, we had cash of $114,036 held outside the Trust Account. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination.

As of December 31, 2020, we had cash of $972,787 held outside the Trust Account. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination.

On December 17, 2019, Viktoria Group, LLC, a company owned by our President and Chief Financial Officer, loaned us $180,000 to fund our working capital requirements and finance transaction expenses in connection with a Business Combination. The loan was non-interest bearing and payable on December 2, 2020. We repaid the loan on June 18, 2020.

On January 30, 2020, VK Consulting, Inc., a company owned by our President and Chief Financial Officer loaned us $425,000 to fund our working capital requirements and finance transaction expenses in connection with a Business Combination. The promissory note was non-interest bearing and was repaid on January 5, 2021.

On February 7, 2020, May 15, 2020 and August 27, 2020, BGV Group Limited loaned us an aggregate of $3,400,000 to fund our working capital requirements and finance transaction expenses in connection with a Business Combination. The promissory notes are non-interest bearing and currently payable on demand.

On November 27, 2020, one of our affiliates loaned us an aggregate of $150,000 to fund our working capital requirements and finance transaction expenses in connection with a Business Combination. The loans are non-interest bearing and payable on December 1, 2021.

On November 30, 2020 and December 28, 2020, one of our affiliates loaned us an aggregate of $1,100,000 to fund our working capital requirements and finance transaction expenses in connection with a Business Combination. The loans are non-interest bearing and are currently payable on demand.

In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, certain of our initial stockholders, our officers and directors may, but are not obligated to, loan us funds from time to time or at any time as may be required. If we complete a Business Combination, we would repay such loaned amounts out of the proceeds of the Trust Account released to us. In the event that a Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amount, but no proceeds from our Trust Account would be used to repay such loaned amounts. Up to $200,000 of such loans may be convertible into Private Units at a price of $10.00 per unit at the option of the lender. The units would be identical to the Private Units. The terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans.

We will need to raise additional capital through loans or additional investments from our initial stockholders, officers or directors. Our initial stockholders, officers or directors may, but are not obligated to, loan us funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet our working capital needs. Accordingly, we may not be able to obtain additional financing. If we are unable to raise additional capital, we may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. We cannot provide any assurance that new financing will be available to us on commercially acceptable terms, if at all. These conditions raise substantial doubt about our ability to continue as a going concern through September 1, 2021, the date that we will be required to cease all operations, except for the purpose of winding up, if a Business Combination is not consummated. These condensed and condensed consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should we be unable to continue as a going concern.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as of March 31, 2021 and December 31, 2020.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay VK Consulting, Inc. an aggregate monthly fee of $7,500 for office space, secretarial and administrative services provided to us. We began incurring these fees on May 30, 2018 and will continue to incur these fees monthly until the earlier of the completion of a Business Combination or our liquidation.

The underwriter is entitled to a deferred fee of two and one-half percent (2.5%) of the gross proceeds of the Initial Public Offering, or $5,031,250. The deferred fee will be paid in cash upon the closing of a Business Combination from the amounts held in the Trust Account, subject to the terms of the underwriting agreement.

In addition, we have agreed to pay the underwriter a warrant solicitation fee of five percent (5%) of the exercise price of each Public Warrant exercised during the period commencing thirty days after the consummation of the Business Combination, including warrants acquired by security holders in the open market, but excluding warrants exercised during the 30 day period following notice of a proposed redemption. The warrant solicitation fee will be payable in cash. There is no limitation on the maximum warrant solicitation fee payable to the underwriter, except to the extent it is limited by the number of Public Warrants outstanding.

Critical Accounting Policies

The preparation of condensed financial statements as of and for the three month period ended March 31, 2021 and the condensed consolidated financial statements as of December 31, 2020 and the three month period ended March 31, 2020 and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Warrant Liability

We account for warrants in accordance with the guidance contained in ASC 815-40-15-7D under which the warrants that do not meet the criteria for equity treatment and must be recorded as liabilities. As the Private Warrants meet the definition of a derivative as contemplated in ASC 815, we classify the Private Warrants as liabilities at their fair value and adjust the warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The fair value of the Private Warrants was estimated using a Black-Scholes Model approach.

Common Stock Subject to Possible Redemption

We account for our common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Our common stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of our condensed balance sheet as of March 31, 2021 and our condensed consolidated balance sheet as of December 31, 2020.

Net Income (Loss) Per Common Share

We apply the two-class method in calculating earnings per share. Net income (loss) per common share, basic and diluted for common stock subject to possible redemption is calculated by dividing the interest income earned on the Trust Account, net of applicable taxes, if any, by the weighted average number of shares of common stock subject to possible redemption outstanding for the period. Net income (loss) per common share, basic and diluted for non-redeemable common stock is calculated by dividing net loss less income attributable to common stock subject to possible redemption, by the weighted average number of shares of non-redeemable common stock outstanding for the period presented.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our condensed financial statements as of and for the three month period ended March 31, 2021 and the condensed consolidated financial statements as of December 31, 2020 and the three month period ended March 31, 2020.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X and presents the combination of the historical financial information of TDAC and Lottery.com, adjusted to give effect to the Business Combination and the other events contemplated by the Business Combination Agreement. Unless otherwise indicated or the context otherwise requires, references to the “Combined Company” refer to Lottery.com and its consolidated subsidiaries after giving effect to the Business Combination.

The unaudited pro forma condensed combined balance sheet as of March 31, 2021 combines the historical balance sheet of TDAC as of March 31, 2021, and the historical balance sheet of Lottery.com as of March 31, 2021, on a pro forma basis as if the Business Combination and the other events contemplated by the Business Combination Agreement had been consummated on March 31, 2021. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 and the three months ended March 31, 2021, combine the historical statements of operations of TDAC for the year ended December 31, 2020 and the three months ended March 31, 2021, respectively, and the historical statements of operations of Lottery.com for the year ended December 31, 2020 and the three months ended March 31, 2021, respectively, on a pro forma basis as if the Business Combination and the other events contemplated by the Business Combination Agreement had been consummated on January 1, 2020, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information and accompanying notes have been derived from and should be read in conjunction with:

•        the historical unaudited financial statements of TDAC as of and for the three months ended March 31, 2021 and the related notes, which are included elsewhere in this proxy statement/prospectus;

•        the historical audited financial statements of TDAC as of and for the year ended December 31, 2020 and the related notes, which are included elsewhere in this proxy statement/prospectus;

•        the historical unaudited financial statements of Lottery.com as of and for the three months ended March 31, 2021 and the related notes, which are included elsewhere in this proxy statement/prospectus; and

•        the historical audited financial statements of Lottery.com as of and for the year ended December 31, 2020 and the related notes, which are included elsewhere in this proxy statement/prospectus; and

•        other information relating to TDAC and Lottery.com contained in this proxy statement/prospectus, including the Business Combination Agreement and the description of certain terms thereof set forth in the section entitled “The Business Combination Agreement”

The unaudited pro forma condensed combined financial information should also be read together with the sections titled “Information about Trident — Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Information about Lottery.com — Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as other financial information included elsewhere in this proxy statement/prospectus.

Description of the Business Combination

On February 21, 2021, TDAC, Merger Sub and Lottery.com entered into the Business Combination Agreement pursuant to which Merger Sub will merge with and into Lottery.com, with Lottery.com surviving the Merger. Lottery.com will become a wholly owned subsidiary of TDAC and TDAC will immediately be renamed “Lottery.com.” Upon the consummation of the Business Combination, the Merger Consideration will be distributed as follows (in each case, rounded down to the nearest whole share):

•        each outstanding share of Lottery.com common stock will be cancelled and converted into the right to receive the Per Share Merger Consideration;

•        each outstanding share of Lottery.com preferred stock will be converted into Lottery.com common stock pursuant to the conversion rate for such shares of Lottery.com preferred stock effective immediately prior to the Closing;

•        At the Effective Time, each Lottery.com Option that is outstanding as of immediately prior to the Effective Time will be assumed by TDAC, and will continue to have, and be subject to, the same terms and conditions (including vesting terms and, to the extent applicable, holding period restrictions) as applied to such Lottery.com Option immediately prior to the Effective Time, subject to certain exceptions (each, an “Assumed Option”) with such adjustments to the number of shares underlying and the exercise price of such Assumed Option as provided for under the Business Combination Agreement; and

•        At the Effective Time, by virtue of the Merger and without any action on the part of any person, each Lottery.com Warrant that is issued and outstanding immediately prior to the Effective Time and has not been terminated pursuant to its terms will automatically become a warrant exercisable for shares of Common Stock on the same terms and conditions as applied to the Lottery.com Warrants with adjustments to the number of shares underlying the warrant and the exercise price as are set forth in the Business Combination Agreement.

Other Related Events in connection with the Business Combination

Other related events that are contemplated to take place in connection with the Business Combination are summarized below:

•        the contingent issuance of up to 6,000,000 shares of Combined Company common stock (the “Contingent Consideration”), comprised of two separate tranches of 3,000,000 shares per tranche, to current stockholders of Lottery.com for no consideration upon the occurrence of certain triggering events, as described further in “The Business Combination Agreement.” As these triggering events have not yet been achieved, the Contingent Consideration is treated as contingently issuable in the unaudited pro forma condensed combined financial information. The issuance of the Contingent Consideration would dilute all Combined Company common stock outstanding at that time. Assuming the expected capital structure as of the Closing, the 3,000,000 shares issued in connection with each earnout triggering event would represent approximately 5.5% and 5.0% of shares outstanding for the no redemptions scenario and 5.8% and 5.3% for the maximum redemption scenario, respectively.

•        the Founder Holders will be entitled to receive up to 4,000,000 additional shares of Common Stock that may be issuable from time to time as set forth in the Business Combination Agreement.

Mexican Acquisitions

In June 2021, the Company acquired 100% of the equity of Global Gaming Enterprises, Inc., a Delaware corporation, which holds 80% of the equity of Medios Electronicos y de Comunicacion, S.A.P.I de C.V. (“Aganar”) and JuegaLotto, S.A. de C.V. (“JuegaLotto”). The pro forma adjustment for the Mexican Acquisitions was derived from the historical financial statements of the Mexican Acquisitions as of and for the year ended December 31, 2020 and as of and for the three months ended March 31, 2021. Since these financials are denominated in Mexican pesos, the March 31, 2021 exchange rate of 20.57888 pesos per dollar was used to translate both the balance sheet and statement of operations for the three months ended March 31, 2021 into US dollars. The December 31, 2020 exchange rate of 19.88 pesos per dollar was used to translate both the balance sheet and statement of operations for the year ended December 31, 2020 into US dollars.

Total initial consideration of $9.9 million includes $9.4 million in cash and approximately $0.5 million in stock consideration (228,702 shares at Lottery.com’s stock price of $2.01 per share) (amounts in thousands). The agreement relating to the Mexican Acquisitions was entered into on June 30, 2021 and included the issuance of 228,702 Autolotto, Inc. common shares in its terms. As such, the transaction accounting uses the Autolotto share value as of June 30, 2021, of $2.01, in the purchase consideration calculation.

(in thousands)
Cash consideration	$9,392
Stock consideration	460
Total purchase consideration	$9,852

The following is a preliminary allocation of the Mexican Acquisitions purchase price. Lottery.com incurred approximately $0.5 million in transaction costs associated with the Mexican Acquisitions. The final amounts recorded may differ materially from the information presented (amounts in thousands).

(in thousands)
Cash and cash equivalents	$149
Prepaid expenses	10
Other current assets	60
Net fixed assets	73
Indefinite life assets and goodwill	9,950
Other assets	82
Accounts payable and accruals	(472)
Total purchase consideration	$9,852

Accounting for the Business Combination

Notwithstanding the legal form of the Business Combination pursuant to the Business Combination Agreement, the Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, TDAC will be treated as the acquired company and Lottery.com will be treated as the acquirer for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of Combined Company will represent a continuation of the financial statements of Lottery.com, with the Business Combination treated as the equivalent of Lottery.com issuing stock for the net assets of TDAC, accompanied by a recapitalization. The net assets of TDAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Lottery.com. Lottery.com has been determined to be the accounting acquirer based on an evaluation of the following facts and circumstances:

•        Lottery.com’s existing stockholders will have a majority of the voting power in Combined Company, irrespective of whether existing stockholders of TDAC exercise their right to redeem their shares of common stock;

•        It is expected that the Combined Company Board will consist of up to five directors, up to four of whom shall be designated by Lottery.com and one of whom shall be designated by TDAC;

•        Lottery.com’s existing senior management team will comprise the senior management of the Combined Company; and

•        Lottery.com’s operations prior to the Business Combination will comprise the ongoing operations of Combined Company.

The Contingent Consideration is expected to be accounted for as equity classified instruments that are earned upon achieving certain triggering events, which include events that are solely indexed to the common stock of Combined Company.

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an illustrative understanding of Combined Company upon consummation of the Business Combination in accordance with GAAP.

Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes. The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated, and does not reflect adjustments for any anticipated synergies, operating efficiencies, tax savings or cost savings. Any cash proceeds remaining after the consummation of the Business Combination and the other events contemplated by the Business Combination Agreement are expected to be used for general corporate purposes. Further, the unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of Combined Company following the consummation of the Business Combination. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. TDAC and Lottery.com have not had any historical relationship prior to the transactions discussed in this proxy statement/prospectus. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial information contained herein assumes that the TDAC stockholders approve the Business Combination. Pursuant to TDAC’s Charter, TDAC’s public stockholders may elect to redeem their shares upon the closing of the Business Combination for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the Trust Account. TDAC cannot predict how many of its public stockholders will exercise their right to redeem their common stock for cash. Therefore, the unaudited pro forma condensed combined financial information present two redemption scenarios as follows:

•        Assuming No Redemption — this scenario assumes that no TDAC common stock is redeemed; and

•        Assuming Maximum Redemption—this scenario assumes that 3.2 million TDAC common stock are redeemed at an assumed redemption price of approximately $11.00 per share based on the funds held in the Trust Account as of March 31, 2021 for an aggregate payment of $34.8 million.

The two redemption scenarios assumed in the unaudited pro forma condensed combined balance sheet and statement of operations do not include adjustments for the 20,125,000 outstanding public warrants issued in connection with TDAC’s Initial Public Offering as such securities are not exercisable until 30 days after the Closing.

The following summarizes the pro forma Combined Company common stock issued and outstanding immediately after the Business Combination, presented under the two redemption scenarios:

	Pro Forma Combined (Assuming No Redemption)		Pro Forma Combined (Assuming Maximum Redemption)
	Number of Shares	% Ownership	Number of Shares	% Ownership
Combined Company public shares(1)	11,967,720	24.0%	8,328,720	18.0%
Combined Company shares issued in merger to Lottery.com stockholders(2)	37,925,440	76.0%	37,925,440	82.0%
Shares outstanding	49,893,160	100.0%	46,254,160	100.0%

____________

(1)      Represents TDAC shares outstanding, including shares issued in Initial Public Offering, Private Placements and Founder Shares.

(2)      Excludes potential Combined Company shares related to shares reserved for the future issuance of Lottery.com vested options and warrants and Contingent Consideration.

Following the Closing, the Lottery.com stockholders will have the right to receive the Contingent Consideration upon the occurrence of certain triggering events, as described further in “The Business Combination Agreement.” Because these Contingent Consideration are contingently issuable based upon the price of Combined Company common stock reaching certain thresholds that have not yet been achieved, the pro forma Combined Company common stock issued and outstanding immediately after the Business Combination excludes the Contingent Consideration.

The following summarizes the total Combined Company common stock shares potentially issued to Lottery.com:

Combined Company shares issued in merger to Lottery.com stockholders	37,925,440
Additional Combined Company shares reserved for the future issuance of Lottery.com vested options and warrants	2,074,560
Merger consideration	40,000,000
Contingent consideration	6,000,000
Total shares potentially issued to Lottery.com	46,000,000

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different and those changes could be material.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF MARCH 31, 2021
(in thousands)

	TDAC (Historical)	Lottery.com					Assuming No Redemption Scenario			Assuming Maximum Redemption Scenario
							Transaction Accounting Adjustments (Note 2)		Pro Forma Combined	Additional Transaction Accounting Adjustments (Note 2)		Pro Forma Combined
		Lottery.com (Historical)	Mexican Acquisitions (Historical)	Transaction Accounting Adjustments (Note 2)		Pro Forma Lottery.com
ASSETS
Current assets
Cash and cash equivalents	$114	$13,311	$149	$(9,392)	(A)	$4,068	$63,366	(1)	$49,008	$(39,826)	(8)	$9,182
							(209)	(3)
							(13,300)	(4)
							(5,031)	(5)
Restricted cash	—	5,000	—	—		5,000	—		5,000	—		5,000
Prepaid expenses	94	21,118	10	—		21,128	—		21,222	—		21,222
Other current assets	—	875	60	—		935	—		935	—		935
Investments	—	250	—	—		250	—		250	—		250
Prepaid income taxes	12	—	—	—		—	—		12	—		12
Total current assets	220	40,554	219	(9,392)		31,381	39,795		76,427	(39,826)		36,601
Net fixed assets	—	593	73	—		666	—		666	—		666
Indefinite life assets and goodwill	—	12,997	—	9,950	(A)	22,947			22,947	—		22,947
Net intangible assets	—	21,480	—	—		21,480	—		21,480	—		21,480
Other assets	—	—	82	—		82	—		82	—		82
Marketable securities held in Trust Account	63,366	—	—	—		—	(63,366)	(1)	—	—		—
Deferred tax asset	267	—	—	—		—	—		267	—		267
Security deposit	1	—	—	—		—	—		1	—		1
Total assets	$63,854	$75,624	$374	$558		$76,556	$(23,571)		$121,870	$(39,826)		$82,044
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities
Accounts payable and accruals	$596	$1,822	$472	$—		$2,294	$—		$2,890	$—		$2,890
Deferred revenue	—	5,724	—	—		5,724	—		5,724	—		5,724
Convertible debt, current portion	—	5,416	—	—		5,416	(5,416)	(3)	—	—		—
Note payable	—	7,351	—	—		7,351	—		7,351	—		7,351
Accrued interest	—	1,328	—	—		1,328	(1,322)	(3)	6	—		6
Promissory note – related party	4,650	—	—	—		—	—		4,650	—		4,650
Other accrued expenses	—	3,853	—	—		3,853	—		3,853	—		3,853
Total current liabilities	5,246	25,494	472	—		25,966	(6,738)		24,474	—		24,474

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET — (Continued)
AS OF MARCH 31, 2021
(in thousands)

		Lottery.com					Assuming No Redemption Scenario			Assuming Maximum Redemption Scenario
							Transaction Accounting Adjustments (Note 2)		Pro Forma Combined	Additional Transaction Accounting Adjustments (Note 2)		Pro Forma Combined
	TDAC (Historical)	Lottery.com (Historical)	Mexican Acquisitions (Historical)	Transaction Accounting Adjustments (Note 2)		Pro Forma Lottery.com
Convertible debt, net of current portion		28,755	—	—		28,755	(28,755)	(3)	—	—		—
Warrant liabilities	5,863	—	—	—		—	—		5,863	—		5,863
Deferred underwriters’ discount payable	5,031	—	—	—		—	(5,031)	(5)	—	—		—
Total liabilities	16,140	54,249	472	—		54,721	(40,524)		30,337	—		30,337

Commitments and contingencies

Class A common stock subject to possible redemption	42,714	—	—	—		—	(42,714)	(2)	—	—		—

Stockholders’ (deficit) equity
Series Seed, A, A-1, and A-2 redeemable convertible preferred stock	—	—	—	—		—	—		—	—		—
Common stock	8	6	4	(4)	(A)	6	4	(2)	50	(4)	(8)	46
							32	(6)
Additional paid-in capital	4,023	121,966	165	(1,675)	(A)	120,456	42,710	(2)	201,806	(39,822)	(8)	161,984
							46,980	(3)
							(18,331)	(4)
							(32)	(6)
							969	(7)
Accumulated (deficit) equity	969	(100,597)	(267)	267	(A)	(100,597)	(969)	(7)	(112,293)	—		(112,293)
							(11,696)	(3)
Total stockholders’ (deficit) equity attributed to the Company	5,000	21,375	(98)	(1,412)		19,865	59,667		89,563	(39,826)		49,737
Non-controlling interests	—	—	—	1,970	(A)	1,970	—		1,970	—		1,970
Total stockholders’ (deficit) equity	5,000	21,375	(98)	558		21,835	59,667		91,533	(39,826)		51,707
Total liabilities, redeemable convertible preferred stock and stockholders’ (deficit) equity	$63,854	$75,624	$374	$558		$76,556	$(23,571)		$121,870	$(39,826)		$82,044

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2021
(in thousands, except share and per share data)

		Lottery.com			Assuming No Redemption Scenario			Assuming Maximum Redemption Scenario
					Transaction Accounting Adjustments (Note 2)		Pro Forma Combined	Additional Transaction Accounting Adjustments (Note 2)		Pro Forma Combined
	TDAC (Historical)	Lottery.com (Historical)	Mexican Acquisitions (Historical)	Pro Forma Lottery.com
Revenue	$—	$5,462	$1,039	$6,501	$—		$6,501	$—		$6,501
Cost of goods sold	—	2,947	936	3,883	—		3,883	—		3,883
Gross pofit (loss)	—	2,515	103	2,618	—		2,618	—		2,618

Expenses
Administrative expenses	703	5,267	105	5,372	—		6,075	—		6,075
Total expenses	703	5,267	105	5,372	—		6,075	—		6,075

Operating loss	(703)	(2,752)	(2)	(2,754)	—		(3,457)	—		(3,457)

Other income (expense)
Interest income	1	—	—	—	(1)	(1)	—	—		—
Interest expense	—	(2,472)	(5)	(2,477)	2,470	(2)	(7)	—		(7)
Change in fair value of warrant liability	853	—	—	—	—		853	—		853
Other income	—	—	—	—	—		—	—		—
Other expense	—	(232)	—	(232)	—		(232)	—		(232)
Total other income (expense)	854	(2,704)	(5)	(2,709)	2,469		614	—		614

Net loss before income taxes	151	(5,456)	(7)	(5,463)	2,469		(2,843)	—		(2,843)
Benefit from income taxes	50	—	—	—	(50)	(3)	—	—		—
Net loss	$201	$(5,456)	$(7)	$(5,463)	$2,419		$(2,843)	$—		$(2,843)

Weighted average shares outstanding – basic and diluted – subject to possible redemption	3,881,505
Basic and diluted net loss per share – basic and diluted – subject to possible redemption	$0.00
Weighted average shares outstanding – basic – non-redeemable common stock	8,086,215
Basic and diluted net loss per share – basic – non-redeemable common stock	$0.02
Weighted average shares outstanding – diluted – non-redeemable common stock	8,206,296
Basic and diluted net loss per share – diluted – non-redeemable common stock	$(0.08)
Weighted average shares outstanding		5,178,669		5,178,669	44,714,491	(4)	49,893,160	(3,639,000)	(2)	46,254,160
Basic and diluted net loss per share		$(1.05)		$(1.05)			$(0.06)			$(0.06)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020
(in thousands, except share and per share data)

		Lottery.com			Assuming No Redemption Scenario			Assuming Maximum Redemption Scenario
					Transaction Accounting Adjustments (Note 2)		Pro Forma Combined	Additional Transaction Accounting Adjustments (Note 2)		Pro Forma Combined
	TDAC (Historical)	Lottery.com (Historical)	Mexican Acquisitions (Historical)	Pro Forma Lottery.com
Revenue	$—	$7,460	$2,885	$10,345	$—		$10,345	$—		$10,345
Cost of goods sold	—	2,953	2,508	5,461	—		5,461	—		5,461
Gross pofit (loss)	—	4,507	377	4,884	—		4,884	—		4,884

Expenses
Administrative expenses	1,386	8,218	384	8,602	—		9,988	—		9,988
Total expenses	1,386	8,218	384	8,602	—		9,988	—		9,988

Operating loss	(1,386)	(3,711)	(7)	(3,718)	—		(5,104)	—		(5,104)

Other income (expense)
Interest income	349	—	—	—	(349)	(1)	—	—		—
Interest expense	—	(1,222)	(15)	(1,237)	1,218	(2)	(11,715)	—		(11,715)
					(11,696)	(5)
Change in fair value of warrant liability	(2,358)	—	—	—	—		(2,358)	—		(2,358)
Other income	11	—	—	—	—		11	—		11
Other expense	—	(879)	(8)	(887)	—		(887)	—		(887)
Total other income (expense)	(1,998)	(2,101)	(23)	(2,124)	(10,827)		(14,949)	—		(14,949)

Net loss before income taxes	(3,384)	(5,812)	(30)	(5,842)	(10,827)		(20,053)	—		(20,053)
Benefit from income taxes	217	—	—	—	(217)	(3)	—	—		—
Net loss	$(3,167)	$(5,812)	$(30)	$(5,842)	$(11,044)		$(20,053)	$—		$(20,053)

Weighted average shares outstanding – basic and diluted – subject to possible redemption	5,207,431
Basic and diluted net loss per share – basic and diluted – subject to possible redemption	$0.05
Weighted average shares outstanding – basic and diluted – non-redeemable common stock	7,272,058
Basic and diluted net loss per share – basic and diluted – non-redeemable common stock	$(0.47)
Weighted average shares outstanding		5,158,607		5,158,607	44,734,553	(4)	49,893,160	(3,639,000)	(2)	46,254,160
Basic and diluted net loss per share		$(1.13)		$(1.13)			$(0.40)			$(0.43)

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1.    Basis of Presentation

The Business Combination will be accounted as a reverse recapitalization in accordance with GAAP. Under this method of accounting, TDAC will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of the Combined Company will represent a continuation of the financial statements of Lottery.com, and the Business Combination will be treated as the equivalent of Lottery.com issuing stock for the net assets of TDAC, accompanied by a recapitalization. The net assets of TDAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Lottery.com.

The unaudited pro forma condensed combined balance sheet as of March 31, 2021 gives pro forma effect to the Business Combination and other related events as if they had been consummated on March 31, 2021. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 and the three months ended March 31, 2021, gives pro forma effect to the Business Combination and other related events as if they had been consummated on January 1, 2020.

The unaudited pro forma condensed combined financial information and the accompanying notes have been derived from and should be read in conjunction with:

•        the historical unaudited financial statements of TDAC as of and for the three months ended March 31, 2021 and the related notes, which are included elsewhere in this proxy statement/prospectus;

•        the historical audited financial statements of TDAC as of and for the year ended December 31, 2020 and the related notes, which are included elsewhere in this proxy statement/prospectus;

•        the historical unaudited financial statements of Lottery.com as of and for the three months ended March 31, 2021 and the related notes, which are included elsewhere in this proxy statement/prospectus; and

•        the historical audited financial statements of Lottery.com as of and for the year ended December 31, 2020 and the related notes, which are included elsewhere in this proxy statement/prospectus; and

•        other information relating to TDAC and Lottery.com contained in this proxy statement/prospectus, including the Business Combination Agreement and the description of certain terms thereof set forth in the section entitled “The Business Combination Agreement”;

The unaudited pro forma condensed combined financial information should also be read together with the sections titled “Information about Trident — Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Information about Lottery.com — Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as other financial information included elsewhere in this proxy statement/prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The pro forma adjustments reflecting the consummation of the Business Combination are based on information available as of the date of this proxy statement/prospectus and certain assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in these notes, may be revised as additional information becomes available and is evaluated. Therefore, the actual adjustments may materially differ from the pro forma adjustments that appear in this proxy statement/prospectus. Management considers this basis of presentation to be reasonable under the circumstances.

2.    Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

Transaction Accounting Adjustments to Unaudited Pro Forma Lottery.com Balance Sheet

The transaction accounting adjustments included in the unaudited pro forma condensed combined balance sheet related to Lottery.com’s Mexican Acquisitions transaction as of March 31, 2021 are as follows:

(A)    Reflects the purchase accounting entry for Lottery.com’s purchase of 100% of Global Gaming, which holds an 80% equity interest in the Mexican Acquisitions.

Total initial consideration of $9.9 million includes $9.4 million in cash and approximately $0.5 million in stock consideration (228,702 shares at Lottery.com’s stock price of $2.01 per share) (amounts in thousands). The agreement relating to the Mexican Acquisitions was entered into on June 30, 2021 and included the issuance of 228,702 Autolotto, Inc. common shares in its terms.

Autolotto, Inc. engaged an unrelated third-party professional to provide a fair market valuation of the Company’s common shares on a non-marketable, minority basis. The Company has relied on the fair value indicated within the valuation for all stock-based compensation grants through June 30, 2021.

The valuation methodology consisted of:

•        Quantitative valuation methodologies commonly used to establish historical fair value for non-marketable shares of common stock.

•        Various probability weighted liquidity scenarios, not all of which allocate value to the Company’s common stock and decrease the fair value.

•        Liquidity discount based on the fact the shares were illiquid and included probability that the shares would never become liquid.

As such, the transaction accounting uses the Autolotto share value as of June 30, 2021, of $2.01, in the purchase consideration calculation.

(in thousands)
Cash consideration	$9,392
Stock consideration	460
Total initial consideration	$9,852

The following is a preliminary allocation of the Mexican Acquisitions purchase price. Subsequent to March 31, 2021, Lottery.com incurred approximately $0.5 million in transaction costs associated with the Mexican Acquisitions. The final amounts recorded may differ materially from the information presented (amounts in thousands).

(in thousands)
Cash and cash equivalents	$149
Prepaid expenses	10
Other current assets	60
Net fixed assets	73
Indefinite life assets and goodwill	9,950
Other assets	82
Accounts payable and accruals	(472)
Total initial consideration	$9,852

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The transaction accounting adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2021 are as follows:

(1)     Reflects the liquidation and reclassification of cash and investments held in the Trust Account that becomes available for general use by Combined Company following the Business Combination.

(2)     Reflects the transfer of TDAC’s common stock subject to possible redemptions as of March 31, 2021 to permanent equity. Actual redemptions have been de minimis to date.

(3)     Reflects the conversion of all Lottery.com preferred stock (Series Seed preferred, Series A preferred, Series A-1 preferred and Series A-2 preferred) into Lottery.com common stock pursuant to the conversion rate for such shares of Lottery.com preferred stock effective immediately prior to the Closing.

Reflects the conversion of all Lottery.com convertible debt (except for $185,095 plus accrued interest as of March 31, 2021 of $24,028 to be paid in cash) into Lottery.com common stock pursuant to the conversion rate for such shares of Lottery.com preferred stock effective immediately prior to the Closing.

(4)     Reflects the preliminary estimated payment of direct and incremental transaction costs incurred prior to or concurrent with the Business Combination of approximately $18.3 million, which are to be cash settled upon Closing in accordance with the Business Combination Agreement. Transaction costs includes legal, accounting, financial advisory and other professional fees related to the Business Combination.

(5)     Reflects the payment of the deferred underwriters’ discount payable related to TDAC’s Initial Public Offering.

(6)     Reflects the recapitalization of equity as a result of the exchange ratio.

(7)     Reflects the elimination of TDAC’s accumulated deficit to additional paid-in capital.

(8)     Reflects the cash disbursement for the redemption of 3.2 million shares of TDAC common stock at a redemption price of approximately $11.00 per share, totalling approximately $34.8 million, under the maximum redemption scenario.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The transaction accounting adjustments included in the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 are as follows:

(1)     Reflects an adjustment to eliminate interest income related to the Trust Account.

(2)     Reflects the elimination of interest expense and amortization of discount and beneficial conversion feature associated with the convertible debt which was converted and the small amount that was paid off.

(3)     Reflects reversal of income tax benefits.

(4)     Reflects the increase in the weighted average shares of Combined Company common stock outstanding due to the issuance of common stock (and redemptions in the maximum redemption) in connection with the Business Combination, which is described further in Note 3.

(5)     The historical financials do not contain any material non-recurring transaction costs for the three months ended March 31, 2021.

The transaction accounting adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 are as follows:

(1)     Reflects an adjustment to eliminate interest income related to the Trust Account.

(2)     Reflects the elimination of interest expense and amortization of discount and beneficial conversion feature associated with the convertible debt which was converted and the small amount that was paid off.

(3)     Reflects reversal of income tax benefits.

(4)     Reflects the increase in the weighted average shares of Combined Company common stock outstanding due to the issuance of common stock (and redemptions in the maximum redemption) in connection with the Business Combination, which is described further in Note 3.

(5)     Reflects the March 31, 2021 discount and beneficial conversion feature balances on the convertible debt as additional interest expense.

(6)     The historical financials do not contain any material non-recurring transaction costs for the year ended December 31, 2020.

There were no transaction costs during the quarter ended March 31, 2021 and the year ended December 31, 2020.

3.    Loss per Share

Represents the net loss per share calculated using the historical weighted average shares of TDAC common stock outstanding, and the issuance of additional shares in connection with the Business Combination and other related events, assuming the shares were outstanding since January 1, 2020. As the Business Combination and other related events are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable in connection with the Business Combination have been outstanding for the entire period presented. Under the maximum redemption scenario, the shares assumed to be redeemed by TDAC’s public stockholders are eliminated as of January 1, 2020. No unexercised stock options and warrants were included in the earnings per share calculation as they would be anti-dilutive.

	Three Months Ended March 31, 2021
	Pro Forma Combined
	Assuming No Redemption	Assuming Maximum Redemption
Pro forma net loss	$(2,843,000)	$(2,843,000)
Weighted average shares outstanding – basic and diluted	49,893,160	46,254,160
Net loss per share – basic and diluted(1)	$(0.06)	$(0.06)

Combined Company public shares	11,967,720	8,328,720
Combined Company shares issued in merger to Lottery.com	37,925,440	37,925,440
Shares outstanding	49,893,160	46,254,160
	Year Ended December 31, 2020
	Pro Forma Combined
	Assuming No Redemption	Assuming Maximum Redemption
Pro forma net loss	$(20,053,000)	$(20,053,000)
Weighted average shares outstanding – basic and diluted	49,893,160	46,254,160
Net loss per share – basic and diluted(1)	$(0.40)	$(0.43)

Combined Company public shares	11,967,720	8,328,720
Combined Company shares issued in merger to Lottery.com	37,925,440	37,925,440
Shares outstanding	49,893,160	46,254,160

____________

(1)      Outstanding options and warrants are anti-dilutive and are not included in the calculation of diluted net loss per share.

TDAC DIRECTORS AND MANAGEMENT

Directors and Executive Officers

TDAC’s current directors and executive officers are as follows:

Name	Age	Position
Marat Rosenberg	47	Chairman of the Board
Vadim Komissarov	49	Chief Executive Officer and Director
Edward S. Verona	65	President
Oleksii Tymofiev	42	Chief Operating Officer
Michael Wilson	54	Secretary and Treasurer
Thomas Gallagher	71	Director
Gennadii Butkevych	61	Director
Ilya Ponomarev	44	Director

Marat Rosenberg has served as our Chairman of the Board since November 18, 2020. Mr. Rosenberg has 25 years of experience in capital markets, investment and management of multinational private and publicly traded companies focusing on finance, technology, energy and entertainment. Mr. Rosenberg has participated in bringing over 50 companies public and has been both a fintech investor and operator. He is currently the Managing Partner of HFG Partners, LLC. Between April 2019 and November 2020, Mr. Rosenberg was the Founder, President and Director of Netfin Acquisition Corp (Nasdaq: NFIN), a $253 million SPAC that completed a business combination with Triterras Fintech Pte. Ltd. (Nasdaq: TRIT), a leading fintech company that launched and operates one of the world’s largest commodity trading and trade finance platforms. The business combination resulted in less than 3% of shares being submitted for redemption and approximately $250 million retained in the Trust Account at closing. From January 2002 through April 2018, Mr. Rosenberg served as the Senior Managing Director and Principal of Halter Financial Group (“HFG”), a leading merchant bank specializing in public listing and financing for emerging market companies, where he oversaw the listing of the firm’s clients on US exchanges, including China Biologic Products Holdings, Inc. (Nasdaq: CBPO), a biopharmaceutical products company that completed both a financing and contemporaneous reverse take-over through an HFG affiliate in 2006 at approximately $1.90 per share, and began trading on Nasdaq in December 2009 with a closing price of $93.75 on July 8, 2019. From May 2006 through December 2011, Mr. Rosenberg co-founded and managed the Halter Global Opportunity Fund (through Halter Financial Investments, HFG’s investment business) and from January 2006 through February 2012, Mr. Rosenberg was a Partner in the Pinnacle China Fund, both specializing in pre-IPO and PIPE investments. In March 2004, Mr. Rosenberg co-founded the Halter USX China Index, partnering with Invesco Powershares to create the PowerShares Golden Dragon China ETF (NASD: PGJ). Before HFG, from April 1999 to February 2001, Mr. Rosenberg established and headed business development for Alladvantage, a dotcom that raised nearly $200 million in venture capital, and grew users to more than 10 million in over 50 countries in its first 18 months of operation. Alladvantage’s Viewbar software was one of the earliest desktop data tracking and artificial intelligence based ad targeting/behavioral marketing technologies and was also an online financial platform that integrated with third-party online banks, payment systems and other online financial service providers but which ceased such operations and liquidated much of its related assets following a withdrawn initial public offering in 2001 after the overall crash of Internet stocks beginning in March 2000. Mr. Rosenberg served as a Vice President with Citigroup Asset Management’s Institutional Sales Group from September 1996 to April 1999. Mr. Rosenberg began his career in September 1995 as a Management Consultant in Andersen Consulting’s Strategy Practice, specializing in financial services and tech clients. He holds a degree in Economics from the University of Pennsylvania. Mr. Rosenberg’s significant investment and financial expertise make him well qualified to serve as a member of our board of directors.

Vadim Komissarov has served as our director since April 29, 2020 and as our Chief Executive Officer since November 18, 2020. Mr. Komissarov was appointed our Chief Financial Officer on April 29, 2016 and served in such capacity until he resigned on November 20, 2020. Prior to April 29, 2016, Mr. Komissarov served as our Secretary and Treasurer. In March 2015, Mr. Komissarov founded VK Consulting, Inc., a financial advisory services firm for which he is a director. Prior to that, from August 2014 until April 2015, Mr. Komissarov was an advisor to UMW Technology and UMW corporation Sdn Bhd. From September 2009 until March 2014 he was the co-founder and head of investment banking firm Globex Capital, an investment banking and financial advisory firm. Mr. Komissarov started his investment banking career in New York working for international banks, including Merrill Lynch and Bank of New York, handling private equity transactions and ADR programs for Eastern European clients. Mr. Komissarov holds an MBA degree from NYU’s Stern School of Business. We believe that Mr. Komissarov is well-qualified to serve on our board of directors due to his banking and investment experience.

Edward S. Verona has served as our President since November 18, 2020. Mr. Verona served as our Chairman of the Board from April 29, 2016 to November 18, 2020. Mr. Verona has been a Senior Director of McLarty Associates, an international affairs advisory business since June 2014. Prior to joining McLarty, Mr. Verona served for five years as President of the US-Russia Business Council (USRBC), where he led the Council’s efforts to provide government relations services to American and Russian companies and facilitate American entry into the Russian market. Before joining USRBC, Mr. Verona spent many years in the energy sector and in the U.S. Foreign Service, posted in former Soviet states and in Latin America. He was Executive Director of the Moscow-based Petroleum Advisory Forum from December 1996 to August 1998. From August 1998 to August 2003 he held various positions with Texaco and ChevronTexaco, including Head of Representation for Texaco in Russia and Kazakhstan and Vice President for Government and Public Affairs for Latin America, based in Caracas, Venezuela. Subsequently, he served as Vice President of ExxonMobil Russia from June 2006 to August 2008, with responsibility for government and public affairs. Mr. Verona began his energy sector career working for Shell Oil Company in New York City, and first worked on energy issues in Russia in 1996 as Executive Director of the Moscow-based Petroleum Advisory. He has served as Chairman of the Kazakhstan Petroleum Association and as Chief Representative of Barrick Gold in Russia. Prior to joining Texaco, Mr. Verona served for seven years in the US Foreign Service as Economic Officer in Mexico City, Brasilia, and Moscow. In 1980, he joined mining and oil & gas equipment manufacturer Ingersoll-Rand as Special Representative posted in Bolivia, Ecuador, and Miami. Mr. Verona graduated from the University of Arizona with a Bachelor’s degree in Political Science, and he received a Master’s of International Management from the American Graduate School of Global Management (Thunderbird). He speaks Russian, Spanish, and Portuguese.

Oleksii Tymofiev has served as our Chief Operating Officer since February 15, 2018. He was our Chief Executive Officer from April 29, 2016 until February 15, 2018. Since August 2015, Mr. Tymofiev has been the Chief Executive Officer at Ukrteploenergo Ltd., where he has been responsible for the development and implementation of a turnaround strategy at the company, which is an owner-operator of heat-and-power plants in the Ukraine with over 4,000 employees and $200 million in revenue in 2015. From March 2010 until August 2015 he served in a variety of positions with PJSC Smart Holding, an investment company, most recently as general director. Prior to Smart-Holding Group, Mr. Timofieiev was Executive Board Member and Head of Investments and Equity Department at Naftogaz of Ukraine NJSC, the state holding company operating in the field of oil and gas production and transportation. Mr. Timofieiev joined Neftogaz after her served as Head of Legal department at another state oil & gas enterprise PJSC Ukrgazvydobuvannya, largest gas production company of Ukraine. Mr. Timofieiev holds Ph.D. in Law from Frunze Simferopol State University (1998) and International Economic Relations degree from Karazin Kharkiv National University (2010).

Michael Wilson has served as our Secretary and Treasurer since April 29, 2016. Mr. Wilson has been self employed as a consultant since September 2015. Prior to that, from February 2014 until July 2015, Mr. Wilson was responsible for finance and back-office operations in the capacity of Chief Operating Officer of the Trout Group LLC, an investor relations and broker-dealer group. From March 2012 until December 2013, Mr. Wilson was engaged as principal to restructure the finances and operations of Pompei A.D. LLC, an international branding and strategy firm with Fortune 500 clients. From September 2009 until November 2011, Mr. Wilson served as the Managing Director for VEB Capital Americas, Inc. and President — US Office for Globex Capital. Previously, he served for nearly 3 years as a Senior Managing Director for a private family equity investment group DEH Family Holdings that had business ranging from Real-Estate to Technology. For 8 years prior to that, Mr. Wilson served as the Vice President of Strategy and Market Development for Active International, a leading alternative asset trading company at which he developed funding structures around non-monetary transactions and established the firm’s activities in South Korea and Russia. Prior to that, he served as Chief Financial Officer of Entersoft, an OLTP monitoring software company. Mr. Wilson started his career in accounting at Coopers & Lybrand after completing a dual concentration in Finance and Accounting from Northeastern University. Mr. Wilson completed his graduate work in Finance and International business at NYU’s Stern Graduate School of Business.

Thomas Gallagher has served as our director since April 29, 2016. Since 2009, Mr. Gallagher has been the Chairman of Exchequer Capital GmbH, a wealth advisory firm. Mr. Gallagher serves as a director of a number of private companies, as well as serving as an Advisor to the Chairman, Eurasian Bank, Kazakhstan on Private Banking, and to the Chairman, SkyBridge Capital AG in Zürich, Switzerland. He was the Head of Alternative Investments, Valartis

Asset Management from February 2008 to September 2008. Prior to that since 2003 he worked for Moore Capital Management as Director of European Wealth Management in Alstra Capital Management, and a Director of the Fund Investment Group. From 2000 to 2003, he was the founder in Oak Hill Platinum Partners, doing financial & institutional fundraising and products consulting. Earlier in his career he worked as legislation Counsel in Joint Committee on Taxation of The Congress of the United States and later worked at Counsel in Davis Polk & Wardwell; Milbank, Tweed, Hadley & McCloy; Gallagher & Blitz; Chadborne & Parke; and O’Connor & Hannan. Mr. Gallagher has LL.M., Yale Law School, J.D., Magna Cum Laude, Loyola Law School (N.O.), A.B., Villanova University. Mr. Gallagher’s significant investment and financial expertise make him well qualified to serve as a member of our board of directors.

Gennadii Butkevych has served as our director since February 15, 2018. Mr. Butkevych founded Agrotechbusines LLC in 1999 and has grown from a single grocery kiosk to one of the largest chain of discount supermarkets in Ukraine. In 2013 Mr. Butkevych co-founded ATB Corporation and Agrotechbusines LLC was merged into the new entity, becoming ATB-Market Company, and for which Mr. Butkevych serves as Director. ATB currently has 920 locations in over 230 cities and towns in Ukraine. Orphanage No. 1 of Dnepr city has been sponsored by ATB Corporation since January 14, 2014. Mr. Butkevych founded and is the honorary Chairman of the “Dnepr Open” amateur tennis tournament. As the owner of the Equides Equestrian Club — the home of frequent inter-regional and international events — Mr. Butkevych sponsors the Ukrainian horse riding national youth sports team. Mr. Butkevych is a graduate of Dnipropetrovsk Engineer and Architecture Institute and holds an MS degree in Engineering. Mr. Butkevych’s significant investment and financial expertise make him well qualified to serve as a member of our board of directors.

Ilya Ponomarev has served as our director since our inception and served as our Chief Executive Officer from February 15, 2018 until November 18, 2020. From December 2007 to the present, Hon. Ponomarev serves as an opposition member of Russian Parliament — State Duma representing Novosibirsk — the capital of Siberia, and is chairing Innovations and Venture Capital (formerly Hi-Tech development) subcommittee. Although he was a member of parliament until 2016, after his lone vote against the war between Russia and Ukraine, he was not permitted to return to Russia after traveling to the United States. In April 2015, the Russian parliament lifted Mr. Ponomarev’s diplomatic immunity and allowed a prosecutor to bring charges of misappropriation of funds belonging to Skolkovo Foundation against Mr. Ponomarev, in what was widely reported as a politically motivated prosecution. The case remains open and Mr. Ponomarev would be subject to arrest if he returned to Russia. Prior to such time, Mr. Ponomarev held various positions in government offices and private companies, including Vice president of Yukos Oil Company, a large Russian oil and gas company, and prior to that Director for CIS Business Development and Marketing for Schlumberger Oilfield Services. Mr. Ponomarev holds BSc in Physics from Moscow State University and Master of Public Administration from Russian State Social University. He is an author of a number of research papers and magazine articles about new economy development, energy, regional policies, education and international relations. Mr. Ponomarev’s significant investment and financial expertise make him well qualified to serve as a member of our board of directors.

TDAC EXECUTIVE COMPENSATION

No TDAC executive officer has received any cash or other form of compensation for services rendered to TDAC. No compensation of any kind, including finders, consulting or other similar fees, have been or will be paid to any of TDAC’s existing stockholders, including directors, or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of the Business Combination. However, such individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on TDAC’s behalf — such as identifying potential target businesses (including Lottery.com) and performing due diligence on suitable business combination — which are integrally and directly related to the performance of their duties and accordingly such reimbursement does not constitute compensation or perquisites . There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than The Board and audit committee, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

TDAC Related Person Transactions

In March 2016, TDAC sold an aggregate of 3,737,500 shares of Common Stock for $25,000, or approximately $0.007 per share, to VK Consulting, Inc., which is controlled by Vadim Komissarov. On April 11, 2016, VK Consulting, Inc. sold the number of shares of Common Stock indicated in the table below to persons indicated at a price of $0.007 per share:

Name	Number of Shares
Edward S. Verona	3,000
Ilya Ponomarev	1,308,125
Oleksii Tymofiev	3,000
Patimat Akhmedova	200,000
Thomas J. Gallagher	3,000
Timur Alasania	186,875
Vadim Komissarov	186,875
Viktor Topolov	3,000

On March 1, 2017, VK Consulting, Inc. sold the number of shares of Common Stock indicated in the table below to persons indicated at a price of $0.007 per share:

Name	Number of Shares
Eastpower OÜ	1,700,000
Fivestar OÜ	143,625

On March 1, 2017, Ilya Ponomarev sold the number of shares of Common Stock indicated in the table below to persons indicated at a price of $0.007 per share:

Name	Number of Shares
Fivestar OÜ	1,308,125

On March 1, 2017, Timur Alasaniya sold the number of shares of Common Stock indicated in the table below to persons indicated at a price of $0.007 per share:

Name	Number of Shares
Fivestar OÜ	186,875

On March 1, 2017, Vadim Komissarov sold the number of shares of Common Stock indicated in the table below to persons indicated at a price of $0.007 per share:

Name	Number of Shares
Fivestar OÜ	150,375
Dmitry Nekrasov	35,000
Michael Wilson	1,500

On February 15, 2018, we sold an additional 1,293,750 shares of Common Stock for $8,653.85, or approximately $0.007 per share, to Eastpower OÜ, which is controlled by Ilya Ponomarev.

On February 15, 2018, Eastpower OÜ sold the number of shares of Common Stock indicated in the table below to persons indicated at a price of $0.007 per share:

Name	Number of Shares
Woodborough Investments	100,000
Vadim Komissarov	15,000
Viktoriia Tushishvili	11,240
Viktoria Finance OÜ	60,000
Channingwick Limited	500,000
BVG Group	500,000
Suncroft Company S.A.	58,350

On February 15, 2018, Fivestar OÜ sold the number of shares of Common Stock indicated in the table below to persons indicated at a price of $0.007 per share:

Name	Number of Shares
Brandleader OÜ	52,000
MultiLux OÜ	600,000
Lake Street Fund LP	55,000
Mount Wilson Global Fund LP	15,000
FLOCO Ventures LLC	100,000
KN Consulting Inc.	135,000
Atidan Ventures LLC	20,000
Edward S. Verona	17,000
Dmitry Nekrasov	45,000
Timur Alasania	15,000
Noretor OÜ	100,000
Fabiner Ltd.	15,000
Marat Rosenberg	15,000

On May 7, 2018, Viktor Topolov sold 3,000 shares of Common Stock to Eastpower OÜ at a price of $0.007 per share.

Channingwick Limited, BGV Croup Limited. Lake Street Fund L.P., Mount Wilson Global Fund L.P., and FLOCO Ventures LLC, certain of TDAC’s stockholders, purchased, pursuant to written purchase agreements with TDAC, 1,150,000 Private Units for a total purchase price of $11,500,000, from TDAC. These purchases took place on a private placement basis simultaneously with the consummation of the IPO. The Private Units are identical to the Units sold in the IPO. However, the holders have agreed (A) to vote their Private Shares and any Public Shares acquired in favor of any proposed business combination, (B) not to propose, or vote in favor of, an amendment to TDAC’s Current Charter that would affect the substance or timing of TDAC’s obligation to redeem 100% of the Public Shares if TDAC does not complete its initial business combination by June 1, 2020, unless TDAC provide s its public stockholders with the opportunity to redeem their shares of Common Stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay for TDAC’s franchise and income taxes, divided by the number of then outstanding Public Shares, (C) not to convert any shares (including the Private Shares) into the right to receive cash from the Trust Account in connection with a stockholder vote to approve the proposed initial business combination (or sell any shares they hold to TDAC in a tender offer in connection with a proposed initial business combination) or a vote to amend the provisions of our Current Charter relating to the substance or timing of TDAC’s obligation to redeem 100% of the Public Shares if TDAC does not complete its initial business combination by June 1, 2020 and (D) that the Private Shares shall not be entitled to be redeemed for a pro rata portion of the funds held in the Trust Account if a business combination is not consummated. Additionally, the Initial Stockholders (and/or their designees) have agreed not to transfer, assign or sell any of the Private Units or underlying securities (except to the same permitted transferees as the insider shares and provided the transferees agree to the same terms and restrictions as the permitted transferees of the insider shares must agree to, each as described above) until the completion of TDAC’s initial business combination.

In order to meet TDAC’s working capital needs, its insiders, officers and directors may, but are not obligated to, loan TDAC funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. Each loan would be evidenced by a promissory note. The notes would either be paid upon consummation of TDAC’s initial business combination, without interest, or, at the lender’s discretion, up to $200,000 of the notes may be converted upon consummation of TDAC’s business combination into additional Private Units at a price of $10.00 per Private Unit. Public Stockholders have approved the issuance of the Private Units upon conversion of such notes, to the extent the holder wishes to so convert such notes at the time of the consummation of TDAC’s initial business combination. If TDAC does not complete a business combination, any outstanding loans from our insiders, officers and directors or their affiliates, will be repaid only from amounts remaining outside our trust account, if any.

The holders of TDAC insider shares, as well as the holders of the Private Units (and underlying securities) and any shares TDAC’s insiders, officers, directors or their affiliates may be issued in payment of working capital loans made to TDAC, will be entitled to registration rights. The holders of a majority of these securities are entitled to make up to two demands that TDAC register such securities. The holders of the majority of the insider shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of Common Stock are to be released from escrow. The holders of a majority of the Private Units or shares issued in payment of working capital loans made to TDAC can elect to exercise these registration rights at any time after TDAC consummates a business combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our consummation of our initial business combination. TDAC will bear the expenses incurred in connection with the filing of any such registration statements.

VK Consulting, Inc., a company owned by Vadim Komissarov, one of TDAC’s officers, has agreed that, commencing on the date of the IPO through the earlier of our consummation of our initial business combination or our liquidation, it will make available to TDAC certain general and administrative services, including office space, utilities and administrative support, as TDAC may require from time to time. TDAC has agreed to pay VK Consulting, Inc. $7,500 per month for these services. However, pursuant to the terms of such agreement, TDAC may delay payment of such monthly fee upon a determination by TDAC’s audit committee that TDAC lack sufficient funds held outside the Trust Account to pay actual or anticipated expenses in connection with TDAC’s initial business combination. Any such unpaid amount will accrue without interest and be due and payable no later than the date of the consummation of TDAC’s initial business combination. TDAC believes that the fee charged by the Sponsor is at least as favorable as we could have obtained from an unaffiliated person.

In December 2016, VK Consulting, Inc., a company owned by Vadim Komissarov, one of TDAC’s officers, loaned TDAC $425,000 to cover expenses related to the IPO. The loan was repaid in December 2019.

In October 2017, Edward S. Verona, one of TDAC’s directors, loaned TDAC $100,000 to cover expenses related to the IPO. The loan was repaid at the closing of the IPO.

In February 2018, (i) Atidan Ventures, LLC, one of our stockholders, loaned TDAC $100,000 to cover expenses related to the IPO, and (ii) FLOCO Ventures, LLC, one of TDAC’s stockholders, loaned us $200,000 to cover expenses related to the IPO. The loans were repaid at the closing of the IPO.

In December 2019, Viktoria Group, LLC, a company owned by Vadim Komissarov, loaned TDAC $180,000 to fund TDAC’s working capital requirements and finance transaction expenses in connection with a business combination. The loan is non-interest bearing and payable on December 2, 2020.

In January 2020, VK Consulting, Inc., a company owned by Vadim Komissarov, loaned TDAC $425,000 to fund working capital requirements and finance transaction expenses in connection with a business combination. The loan is non-interest bearing and payable on December 2, 2020.

In February 2020, BGV Group Limited, a company controlled by Gennadii Butkevych, one of TDAC’s directors, loaned TDAC $800,000 to fund TDAC’s working capital requirements and finance transaction expenses in connection with a business combination. The loan is non-interest bearing and payable on December 2, 2020.

Other than the fees described above, no compensation or fees of any kind, including finder’s fees, consulting fees or other similar compensation, will be paid to TDAC’s insiders or any of the members of TDAC’s management team, for services rendered to TDAC prior to, or in connection with the consummation of TDAC’s initial business combination (regardless of the type of transaction that it is). However, such individuals will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on TDAC’s behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. There is no limit on the amount of out-of-pocket expenses reimbursable by us; provided, however, that to the extent such expenses exceed the available proceeds not deposited in the Trust Account and the interest income earned on the amounts held in the Trust Account, such expenses would not be reimbursed by us unless TDAC consummates an initial business combination.

Lottery.com Related Person Transactions

The following is a description of each transaction since January 1, 2019 and each currently proposed transaction in which Lottery.com has been or is to be a participant and:

•        the amount involved exceeded or exceeds $120,000; and

•        any of Lottery.com’s directors, executive officers, or holders of more than 5% of its capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Investor Rights Agreement

Simultaneously with the Closing, TDAC, Lottery.com, the Founder Holders and certain existing stockholders of Lottery.com will enter into an Investor Rights Agreement. Pursuant to the Investor Rights Agreement, such parties will agree to vote or cause to be voted all shares owned by them from time to time that may be voted in the election of TDAC directors, and shall cause their director designees, to ensure that (i) the size of the Board is set and remains at five directors, (ii) four persons nominated by the Lottery.com stockholders and one person nominated by the TDAC stockholders are elected to the Board, and (iii) no member of the Board is removed without the approval of the stockholders entitled to designate such director.

Limitation of Liability and Indemnification of Directors and Executive Officers

In connection with the merger, Lottery.com plans to enter into indemnification agreements with each of Lottery.com’s directors and executive officers, the form of which is attached as an exhibit to the registration statement of which this proxy statement/prospectus is a part. The indemnification agreements will require Lottery.com to indemnify its directors and executive officers to the fullest extent permitted by Delaware law.

Policies and Procedures for Related Person Transactions

Although Lottery.com has not had a written policy for the review and approval of transactions with related persons, its board of directors has historically reviewed and approved any transaction where a director or officer had a financial interest, including the transactions described above. Prior to approving such a transaction, the material facts as to a director or officer’s relationship or interest in the agreement or transaction were disclosed to the board of directors.

Following the Business Combination, the Combined Company’s audit committee will have the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between the Combined Company and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. The written charter of the Combined Company’s audit committee will provide that the Combined Company’s audit committee shall review and approve in advance any related party transaction.

Review and Approval of Review and Approval of Related Person Transactions

In connection with the Business Combination, the Combined Company plans to adopt a formal written policy for the review and approval of transactions with related persons. Such policy will require, among other things, that:

•        The audit committee shall review the material facts of all related person transactions.

•        In reviewing any related person transaction, the committee will take into account, among other factors that it deems appropriate, whether the related person transaction is on terms no less favorable to the Combined Company than terms generally available in a transaction with an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

•        In connection with its review of any related person transaction, the Combined Company shall provide the committee with all material information regarding such related person transaction, the interest of the related person and any potential disclosure obligations of the Combined Company in connection with such related person transaction.

•        If a related person transaction will be ongoing, the committee may establish guidelines for the Combined Company’s management to follow in its ongoing dealings with the related person.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding (i) the beneficial ownership of shares of Common Stock as of [      ], 2021 (pre-Business Combination) and (ii) the expected beneficial ownership of the Combined Company’s Common Stock immediately following consummation of the Business Combination, assuming that no public shares are redeemed and, alternatively, that [ ] public shares are redeemed, by:

•        each person known by TDAC to be the beneficial owner of more than 5% of TDAC’s outstanding Common Stock;

•        each person known by TDAC who may become beneficial owner of more than 5% of the Combined Company’s outstanding Common Stock immediately following the Business Combination;

•        each of TDAC’s current executive officers and directors;

•        each person who will become an executive officer or a director of the Combined Company upon consummation of the Business Combination;

•        all of TDAC’s current executive officers and directors as a group; and

•        all of the Combined Company’s executive officers and directors as a group after the consummation of the Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. In computing the number of shares beneficially owned by a person or entity and the percentage ownership of that person or entity in the table below, all shares subject to options and restricted stock units held by such person or entity were deemed outstanding if such securities are currently exercisable, or exercisable or would vest based on service-based vesting conditions within 60 days of [      ], 2021, assuming that the liquidity-event vesting conditions had been satisfied as of such date. These shares were not deemed outstanding, however, for the purpose of computing the percentage ownership of any other person or entity.

The beneficial ownership of our common stock pre-business combination is based on 11,967,605 shares of Common Stock (of which 5,786,355 are public shares of common stock and 6,181,250 are shares of Common Stock held by the Initial Stockholders) issued and outstanding as of [      ], 2021 (pre-Business Combination).

The expected beneficial ownership of shares of Combined Company Common Stock post-Business Combination, assuming none of our public shares are redeemed, has been determined based upon the following assumptions: (i) that none of our public stockholders have exercised their redemption rights to receive cash from the Trust Account in exchange for their shares of common stock and we have not issued any additional shares of our common stock; (ii) that 37,925,440 shares of Combined Company Common Stock are issued in accordance with the terms of the Business Combination Agreement (excluding the Seller Earnout Shares and Foudner Holder Earnout Shares); (iii) that no warrants have been exercised by any warrantholder; and (iv) there will be an aggregate of 49,893,160 shares of Combined Company Common Stock issued and outstanding at the Closing.

The expected beneficial ownership of shares of Combined Company Common Stock post-Business Combination assuming the maximum number of public shares have been redeemed has been determined based on the following assumptions: (i) that holders of 3,639,000 public shares have exercised their redemption rights (maximum redemption scenario (ii) that 37,925,440 shares of Combined Company Common Stock are issued in accordance with the terms of the Business Combination Agreement (excluding the Seller Earnout Shares and Foudner Holder Earnout Shares); (iii) that no warrants have been exercised by any warrantholder; and (iv) there will be an aggregate of 46,254,160 shares of Combined Company Common Stock issued and outstanding at the Closing.

			After Business Combination
	Prior to Business Combination(2)		Assuming No Redemptions(3)		Assuming Maximum Redemptions(4)
Name and Address of Beneficial Owners(1)	Number of Shares	%	Number of Shares	%	Number of Shares	%
Directors and officers Prior to the Business Combination:
Oleksii Tymofiev	3,000	*
Vadim Komissarov(2)	324,860	2.7
Michael Wilson	1,500	*
Ilya Ponomarev(3)	792,440	6.6
Edward S. Verona	50,000	*
Gennadii Butkevych(4)	2,020,000	16.9
All directors and officers prior to the Business Combination (six persons)	3,191,800	26.7

Directors and officers after the Business Combination:
Lawrence Anthony DiMatteo III	—	—
Matthew Clemenson	—	—
Ryan Dickinson	—	—
Kathryn Lever	—	—
Luc Vanhal	—	—
All directors and officers after the Business Combination as a group ([_] persons)	—	—

Five Percent Holders:
BGV Group Limited(5)	2,020,000	16.9
Polar Asset Management Partners Inc.(6)	2,426,405	20.3
Weiss Asset Management LP(7)	2,126,138	17.8
WAM GP LLC(7)	2,126,138	17.8
Andrew M. Weiss, PH.D.(7)	2,126,138	17.8
Hudson Bay Capital Management LP(8)	1,650,000	13.8
Sander Gerber(8)	1,650,000	13.8

____________

*        Less than 1%.

(1)      Unless otherwise indicated, the business address of each of the individuals is One Liberty Plaza, 165 Broadway St, 23rd Floor, New York, NY 10006.

(2)      Includes the 100,000 shares underlying the private units held by Woodborough Investments, Ltd., over which Vadim Komissarov has voting and dispositive power.

(3)      Represents shares owned by Eastpower OÜ and Fivestar OÜ. Ilya Ponomarev is the sole director of both Eastpower OÜ and Fivestar OÜ.

(4)      Represents 1,520,000 shares of common stock and 500,000 shares of common stock underlying private units held by BGV Group Limited, over which Gennadii Butkevych has voting and dispositive power.

(5)      Gennadii Butkevych has voting and dispositive power over such shares.

(6)      Based on a Schedule 13G filed by Polar Asset Management Partners Inc., a company incorporated under the laws of Ontario, Canada, which serves as the investment advisor to Polar Multi-Strategy Master Fund, a Cayman Islands exempted company (“PMSMF”) and certain managed accounts (together with PMSMF, the “Polar Vehicles”), with respect to the shares of common stock directly held by the Polar Vehicles. The reporting person has a business address of 401 Bay Street, Suite 1900, PO Box 19, Toronto, Ontario M5H 2Y4, Canada.

(7)      Based on a Schedule 13G filed by the reporting person. The reporting person has a business address of 222 Berkeley St., 16th floor, Boston, Massachusetts 02116. Weiss Asset Management is the sole investment manager to a private investment partnership (the “Partnership”) of which BIP GP is the sole general partner. WAM GP is the sole general partner of Weiss Asset Management. Andrew Weiss is the managing member of WAM GP and BIP GP. Shares reported for WAM GP, Andrew Weiss and Weiss Asset Management include shares beneficially owned by the Partnership. Each of WAM GP, Weiss Asset Management, and Andrew Weiss disclaims beneficial ownership of the shares reported herein as beneficially owned by each except to the extent of their respective pecuniary interest therein.

(8)      Based on a Schedule 13G filed by the reporting person. The reporting person has a business address of 777 Third Avenue, 30th Floor, New York, NY 10017. Hudson Bay Capital Management LP serves as the investment manager to Hudson Bay Master Fund Ltd., in whose name the shares of Common Stock reported herein are held. As such, the Investment Manager may be deemed to be the beneficial owner of all shares of Common Stock held by Hudson Bay Master Fund Ltd. Mr. Gerber serves as the managing member of Hudson Bay Capital GP LLC, which is the general partner of the Investment Manager. Mr. Gerber disclaims beneficial ownership of these securities.

All of the shares of TDAC’s outstanding common stock owned by its initial stockholders prior to the IPO have been placed in escrow with Continental Stock Transfer & Trust Company, as escrow agent, until the earliest of:

•        one year after the consummation of a business combination;

•        TDAC’s liquidation; and

•        the consummation of a liquidation, merger, stock exchange or other similar transaction which results in all of TDAC’s stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to TDAC’s consummating a business combination with a target business.

During the escrow period, the holders of these shares will not be able to sell their securities, but will retain all other rights as TDAC’s stockholders, including, without limitation, the right to vote their shares of common stock and the right to receive cash dividends, if declared. If dividends are declared and payable in shares of common stock, such dividends will also be placed in escrow. If TDAC is unable to effect a business combination and liquidate, none of TDAC’s initial stockholders will receive any portion of the liquidation proceeds with respect to common stock owned by them prior to TDAC’s initial public offering.

COMBINED COMPANY MANAGEMENT AND GOVERNANCE AFTER THE
BUSINESS COMBINATION

References in this section to “we”, “our”, “us” and the “Company” generally refer to Lottery.com and its consolidated subsidiaries prior to the Business Combination and the Combined Company and its consolidated subsidiaries after giving effect to the Business Combination, also referred to as the Combined Company.

Executive Officers and Directors After the Business Combination

TDAC and Lottery.com anticipate that certain executive officers of Lottery.com will become the executive officers of the Combined Company and certain directors of TDAC and Lottery.com will become directors of the Combined Company. The following persons are expected to serve as the Combined Company’s executive officers and directors following the Business Combination. For biographical information concerning the [_] and [_], see “TDAC Directors and Management.”

Name	Age	Position
Executive Officers
Lawrence Anthony DiMatteo III	42	Chief Executive Officer
Matthew Clemenson	37	Chief Commercial Officer
Ryan Dickinson	42	Chief Operating Officer, President & Treasurer
Kathryn Lever	52	Chief Legal Officer & Secretary
Luc Vanhal	61	Chief Financial Officer
Non-Employee Directors
[_](1)	[_]	Director Nominee
[_](2)	[_]	Director Nominee
[_](3)	[_]	Director Nominee

____________

(1)      Class I director, with a term expiring at the annual meeting of stockholders to be held in 2022.

(2)      Class II director, with a term expiring at the annual meeting of stockholders to be held in 2023.

(3)      Class III director, with a term expiring at the annual meeting of stockholders to be held in 2024.

Lawrence Anthony DiMatteo III.    Upon consummation of the Business Combination, Mr. DiMatteo will serve as the Combined Company’s Chief Executive Officer. Mr. DiMatteo is the co-founder of Lottery.com and has served as its Chief Executive Officer since March 2015. In his role as Chief Executive Officer at Lottery.com, Mr. DiMatteo is responsible for global initiatives, as well as the development and execution of Lottery.com’s global strategy. Prior to becoming Lottery.com’s Chief Executive Officer, from March 2013 until February 2015, Mr. DiMatteo was the co-founder and Chief Executive Officer of Glimpsable, a mobile photography-sharing app and social networking platform designed to gather and share users’ photos from group events. In September 2009, Mr. DiMatteo founded Monreal Enterprises, LLC, an information technology services firm catering to the venture capitalist sector, and was its Chief Executive officer until February 2015. We believe that Mr. DiMatteo is qualified to lead our management team because of his executive experience leading Lottery.com and Glimpsable, entrepreneurial skill set, expertise in overseeing technology companies across multiple industries and deep-rooted knowledge of developing and managing mobile-based products.

Matthew Clemenson.    Upon consummation of the Business Combination, Mr. Clemenson will serve as the Combined Company’s Chief Commercial Officer. Mr. Clemenson is the co-founder of Lottery.com and has served as its President from March 2015 to October 2019. In his role as Chief Compliance Officer, Mr. Clemenson steers Lottery.com’s international business development, and manages strategic planning. From March 2011 until April 2015, Mr. Clemenson served as the Co-Chief Executive Officer and Chief Technology Officer of LesConcierges Inc, a global concierge service and solutions provider, whitelabeling concierge services to some of the world’s best known brands. From March 2007 until March 2011, he held several technology management roles at the combined Expedia and Hotwire organization, with responsibility for technology initiatives spanning thousands of servers and more than 20 data centers. We believe that Mr. Clemenson is qualified to serve as a member of our management team because of his experience serving in multiple executive leadership positions at companies focused on developing mobile and online solutions, as well as his extensive knowledge of the technology industry.

Ryan Dickinson.    Upon consummation of the Business Combination, Mr. Dickinson will serve as the Combined Company’s Chief Operating Officer, President and Treasurer. Mr. Dickinson first joined Lottery.com in June 2018 as Executive Vice President of Product until October 2018, when he was appointed to his current position as President and Chief Operating Officer. Prior to joining Lottery.com, Mr. Dickinson served in leadership positions at AccuWeather, Inc., including as Product Manager of Mobile Apps from June 2015 until January 2016, as Director of Consumer Products from January 2016 until December 2017, and as Senior Director of Product Management from January 2018 until June 2018. During his time at AccuWeather, Mr. Dickinson was responsible for, among other things, leading teams in research and development initiatives, as well as managing and developing roadmaps for mobile apps and products. From April 2006 until June 2015, Mr. Dickinson worked at MultiAd Services, Inc., a marketing and advertising service provider, where he served as Manager of Web Development, Vice President of Technology, and Senior Vice President of the Product Division. We believe that Mr. Dickinson is qualified to serve as a member of our management team because of his experience as a technology service provider, as well as his leadership, financial and operational advisory experience at several web-based companies.

Kathryn Lever.    Upon consummation of the Business Combination, Ms. Lever will serve as the Combined Company’s Chief Legal Officer and Secretary. Ms. Lever joined Lottery.com in April 2021 as its first Chief Legal Officer, where she works to navigate Lottery.com’s expansion as a public company and leads the charge on legal, compliance, risk management, and regulatory requirements. Prior to joining Lottery.com, Ms. Lever served as General Counsel to some of the gaming industry’s largest global suppliers and luxury resorts, most recently from June 2018 to May 2020, as Chief Legal Counsel to Drew Las Vegas, a planned $4 billion integrated resort and casino on the Las Vegas Strip and as the first operating Executive Vice President and General Counsel at Baha Mar, a Bahamas-based integrated luxury resort casino from January 2017 until June 2018. Previously, Ms. Lever served as Executive Vice President and General Counsel of Scientific Games Corporation (Nasdaq: SGMS), and its acquired entities Bally Technologies, Inc. (NYSE: BYI) and SHFL entertainment, Inc. (Nasdaq: SHFL) from May 2011 until November 2015. Ms. Lever has over 25 years of legal experience and over 20 years of demonstrated successes in the gaming industry, notably managing and integrating Scientific Games’ $1.3 billion and $5.1 billion acquisitions, respectively, of SHFL entertainment, Inc. and Bally Technologies, Inc. between May 2013 and November 2014, and the 2005 initial public offering of Global Cash Access, Inc. (now Everi Holdings) (NYSE: EVRI). Ms. Lever has served as a board member of Global Gaming Woman since 2016, and as a board member and the chair of the audit committee of Bank of George since April 2019. She holds an LL.B. from the University of Windsor and is licensed to practice law in the State of Nevada and the Province of British Columbia. We believe that Ms. Lever is qualified to serve as a member of our management team because of her expertise in corporate and securities law, gaming and regulatory law, compliance and government relations, as well as her strategic leadership experience in managing the expansion of public and private companies in the gaming industry.

Luc Vanhal.    Upon consummation of the Business Combination, Mr. Vanhal will serve as the Combined Company’s Chief Financial Officer. Mr. Vanhal joined Lottery.com in March 2021 as Chief Financial Officer to lead Lottery.com’s global finance organization with responsibility for accounting, treasury, financial planning and analysis. Prior to joining Lottery.com, Mr. Vanhal served as the Chief Financial Officer of LeVecke Corporation, and from May 2015 until June 2016, he served as Executive Vice President, Direct to Consumer Division, of Synergy Strips Corp. (now Synergy CHC Corp.). Mr. Vanhal served as Chief Operating and Financial Officer, President of Retail and International for NAC Marketing Company, a multi-channel health and wellness company, from April 2010 until April 2015. He also served as the Chief Operating and Financial Officer for Guthy-Renker Inc., a direct response television company, from July 2005 to March 2010. From August 2004 to July 2005, Mr. Vanhal was the Chief Operating and Financial Officer for Belkin Corporation, a technology company that develops, distributes, markets and sells technology products. He served as Chief Financial Officer from February 1999 until January 2001, and then as President and Chief Operating Officer from January 2001 to July 2004, at Vivendi Universal Games (now Activision-Blizzard), a gaming business that published best-selling video game titles for personal computers, console systems and the Internet. Mr. Vanhal also served in various capacities at The Walt Disney Company from June 1990 to February 1999, culminating in Chief Financial Officer, Consumer Products Division – Worldwide. Mr. Vanhal holds a Bachelor of Arts and a Master of Business Administration, both from K.U.L. University of Leuven, in Leuven, Belgium. We believe that Mr. Vanhal is qualified to serve as a member of our management team because of his leadership experience in finance and accounting matters, as well as his strategic knowledge of the complex regulatory environment of the gaming industry.

Company Related Party Transactions

Other than described below, there are no related party transactions between the Company and the anticipated executive officers and directors of the Combined Company.

Investor Rights Agreement

Simultaneously with the Closing, TDAC, Lottery.com, the Founder Holders and certain existing stockholders of Lottery.com will enter into an Investor Rights Agreement. Pursuant to the Investor Rights Agreement, such parties will agree to vote or cause to be voted all shares owned by them from time to time that may be voted in the election of TDAC directors, and shall cause their director designees, to ensure that (i) the size of the Board is set and remains at five directors, (ii) four persons nominated by the Lottery.com stockholders and one person nominated by the TDAC stockholders are elected to the Board, and (iii) no member of the Board is removed without the approval of the stockholders entitled to designate such director.

Limitation of Liability and Indemnification of Directors and Executive Officers

In connection with the merger, Lottery.com plans to enter into indemnification agreements with each of Lottery.com’s directors and executive officers, the form of which is attached as an exhibit to the registration statement of which this proxy statement/prospectus is a part. The indemnification agreements will require Lottery.com to indemnify its directors and executive officers to the fullest extent permitted by Delaware law.

For more details regarding the related party transactions between the Company and its other anticipated executive officers and directors, see the sections entitled “Certain Relationships and Related Party Transactions.”

Corporate Governance

We will structure our corporate governance in a manner TDAC and Lottery.com believe will closely align our interest with those of our stockholders following the Business Combination. Notable features of this corporate governance include:

•        we will have independent director representation on our audit, compensation and nominating and corporate governance committees immediately at the time of the Business Combination, and our independent directors will meet regularly in executive sessions without the presence of our corporate officers or non-independent directors; and

•        at least one of our directors will qualify as an “audit committee financial expert” as defined by the SEC.

Election of Officers

Each executive officer serves at the discretion of our board of directors and holds office until his or her successor is duly appointed or until his or her earlier resignation or removal. There are no family relationships among any of our directors and executive officers.

Board Composition

Our board of directors will consist of five directors upon closing of the Business Combination. Each of our current directors will continue to serve as a director until the election and qualification of his or her successor or until his or her earlier death, resignation or removal. The authorized number of directors may be changed by resolution of our board of directors. Vacancies on our board of directors can be filled by resolution of our board of directors.

As discussed more fully under the section entitled “The Business Combination Proposal — Additional Agreements — Investor Rights Agreement” beginning on page 80 of this proxy statement/prospectus, the Company will enter into an Investor Rights Agreement with the Founder Holders and certain existing stockholders of Lottery.com at the Closing. Pursuant to such Investor Rights Agreement, the Combined Company will have five directors (i) one director designated by TDAC stockholders, who will initially be [_], and (ii) the remaining directors designated by the Lottery.com stockholders, who will be [_], [_], [_], and [_]. The majority of the Company’s directors will qualify as “independent directors” under Nasdaq listing rules. For more details, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Additional Agreements — Investor Rights Agreement.”

Our board of directors is divided into three classes with only one class of directors being elected in each year, and with each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term:

•        our Class I directors will be [_], [_] and [_], and their terms will expire at the first annual meeting of stockholders following the date of this proxy statement/prospectus;

•        our Class II directors will be [_] and [_], and their terms will expire at the second annual meeting of stockholders following the date of this proxy statement/prospectus; and

•        our Class III directors will be [_] and [_], and their terms will expire at the third annual meeting of stockholders following the date of this proxy statement/prospectus.

As a result of the staggered board, only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective terms. At any meeting of stockholders at which directors are to be elected, the number of directors elected may not exceed the greatest number of directors then in office in any class of directors. The directors first elected to Class I will hold office for a term expiring at the annual meeting of stockholders to be held in 2022; the directors first elected to Class II will hold office for a term expiring at the annual meeting of stockholders to be held in 2023; and the directors first elected to Class III will hold office for a term expiring at the annual meeting of stockholders to be held in 2024, with the members of each class to hold office until their successors are elected and qualified. At each succeeding annual meeting of the stockholders of the Combined Company, the successors to the class of directors whose term expires at that meeting will be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors are elected and qualified. Subject to the rights, if any, of the holders of any series of preferred stock to elect additional directors under circumstances specified in a preferred stock designation, directors may be elected by the stockholders only at an annual meeting of stockholders.

Our board of directors will be chaired by Lawrence Anthony DiMatteo III, the current Chief Executive Officer of Lottery.com. Our board of directors believes that combining the positions of Chief Executive Officer and Chairman helps to ensure that our board of directors and management act with a common purpose. In addition, our board of directors believes that a combined Chief Executive Officer and Chairman is better positioned to act as a bridge between management and our board of directors, facilitating the regular flow of information. Our board of directors also believes that it is advantageous to have a chairperson with significant history with and extensive knowledge of Lottery.com, as is the case with Mr. DiMatteo.

Independence of our Board of Directors

Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment, and affiliations, our board of directors has determined that the board of directors will meet independence standards under the applicable rules and regulations of the SEC and the listing standards of Nasdaq. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the sections titled “Certain Relationships and Related Party Transactions”

Board Committees

Our board of directors has three standing committees: an audit committee; a compensation committee and a nominating and corporate governance committee. Each of the committees will report to the board of directors as it deems appropriate and as the board of directors may request. The expected composition, duties and responsibilities of these committees are set forth below. In the future, our board of directors may establish other committees, as it deems appropriate, to assist it with its responsibilities.

Audit Committee

The audit committee provides assistance to our board of directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting and legal compliance functions by approving the services performed by our independent registered public accounting firm and reviewing their reports regarding our accounting practices and systems of internal accounting controls. The audit committee also oversees the audit efforts of our independent registered public accounting firm and takes those actions as it deems necessary to satisfy itself that the independent registered public accounting firm is independent of management. Subject to phase-in rules and a limited exception, the rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Our audit committee will meet the requirements for independence of audit committee members under applicable SEC and Nasdaq rules. All of the members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. In addition, each of [_] and [_] qualifies as our “audit committee financial expert,” as such term is defined in Item 407 of Regulation S-K.

Our board of directors will adopt a new written charter for the audit committee, which will be available on our website after adoption. The information on our website is not intended to form a part of or be incorporated by reference into this proxy statement/prospectus.

Compensation Committee

The compensation committee will determine our general compensation policies and the compensation provided to our officers. The compensation committee will also make recommendations to our board of directors regarding director compensation. In addition, the compensation committee will review and determine security-based compensation for our directors, officers, employees and consultants and will administer our equity incentive plans. Our compensation committee will also oversee our corporate compensation programs. Each member of our compensation committee will be independent, as defined under the Nasdaq listing rules, and will also satisfy Nasdaq’s additional independence standards for compensation committee members. Each member of our compensation committee will be a non-employee director (within the meaning of Rule 16b-3 under the Exchange Act).

Our board of directors will adopt a new written charter for the compensation committee, which will be available on our website after adoption. The information on our website is not intended to form a part of or be incorporated by reference into this proxy statement/prospectus.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for making recommendations to our board of directors regarding candidates for directorships and the size and composition of the board. In addition, the nominating and corporate governance committee will be responsible for overseeing our corporate governance and reporting and making recommendations to the board of directors concerning corporate governance matters. Each member of our nominating and corporate governance committee will be independent as defined under the Nasdaq listing rules.

Our board of directors will adopt a new written charter for the nominating and corporate governance committee, which will be available on our website after adoption. The information on our website is not intended to form a part of or be incorporated by reference into this proxy statement/prospectus.

Role of Our Board of Directors in Risk Oversight

One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors administers this oversight function directly through our board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure, and our audit committee will have the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also have the responsibility to review with management the process by which risk assessment and management is undertaken, monitor compliance with legal and regulatory requirements, and review the adequacy and effectiveness of our internal controls over financial reporting. Our nominating and corporate governance committee will be responsible for periodically evaluating our company’s corporate governance policies and systems in light of the governance risks that our company faces and the adequacy of our company’s policies and procedures designed to address such risks. Our compensation committee will assess and monitor whether any of our compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Code of Business Conduct and Ethics for Employees, Executive Officers, and Directors

Following the Closing of the Business Combination, our board of directors will adopt a Code of Business Conduct and Ethics, or the Code of Conduct, applicable to all of our employees, executive officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The Code of Conduct will be available on our website after adoption. Any amendments to the Code of Conduct, or any waivers of its requirements, are expected to be disclosed on its website to the extent required by applicable rules and exchange requirements. The information on our website is not intended to form a part of or be incorporated by reference into this proxy statement/prospectus.

Compensation of Directors and Officers

Employment Agreements

Lottery.com has entered into employment agreements with certain of its executive officers that are expected to govern certain terms and conditions of such executive officers’ employment following the Business Combination. The employment agreements with Lawrence Anthony DiMatteo III, Matt Clemenson, and Ryan Dickinson, which were entered into on February 21, 2021, are described above under “Lottery.com Executive Compensation — Compensation Arrangements for 2021.”

Overview of Anticipated Executive Compensation Program

Following the closing of the Business Combination, decisions with respect to the compensation of our executive officers, including our named executive officers, will be made by the compensation committee of our board of directors. The following discussion is based on the present expectations as to the compensation of our named executive officers and directors following the Business Combination. The actual compensation of our named executive officers will depend on the judgment of the members of the compensation committee and may differ from that set forth in the following discussion. Such compensation will also generally be governed by our executive officers’ employment agreements, as in effect from time to time, including as described above.

We anticipate that compensation for our executive officers will have the following components: base salary, cash bonus opportunities, equity compensation, employee benefits, executive perquisites and severance benefits. Base salaries, employee benefits, executive perquisites and severance benefits will be designed to attract and retain senior management talent. We will also use annual cash bonuses and equity awards to promote performance-based pay that aligns the interests of our named executive officers with the long-term interests of our equity-owners and to enhance executive retention.

Annual Bonuses

We expect that we will use annual cash incentive bonuses for the named executive officers to motivate their achievement of short-term performance goals and tie a portion of their cash compensation to performance. We expect that, near the beginning of each year, the compensation committee will select the performance targets, target amounts, target award opportunities and other terms and conditions of annual cash bonuses for the named executive officers, subject to the terms of their employment agreements. Following the end of each year, the compensation committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the named executive officers.

Stock-Based Awards

We expect to use stock-based awards in future years to promote our interest by providing these executives with the opportunity to acquire equity interests as an incentive for their remaining in our service and aligning the executives’ interests with those of our equity holders.

Other Compensation

We expect to continue to offer various employee benefit plans currently offered by Lottery.com (or similar plans). We may also provide our named executive officers with perquisites and personal benefits that are not generally available to all employees.

Director Compensation

Following the Business Combination, our non-employee directors will receive varying levels of compensation for their services as directors and members of committees of our board of directors. We anticipate determining director compensation in accordance with industry practice and standards.

Limitation on Liability and Indemnification of Directors and Officers

The Proposed Charter, which will be effective upon consummation of the Business Combination, will limit a directors’ liability to the fullest extent permitted under the Delaware General Corporation Law (“DGCL”). The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•        for any transaction from which the director derives an improper personal benefit;

•        for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•        for any unlawful payment of dividends or redemption of shares; or

•        for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Delaware law and the Proposed Bylaws provide that the Combined Company will, in certain situations, indemnify its directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, the Combined Company will enter into separate indemnification agreements with its directors and officers. These agreements, among other things, require the Combined Company to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of its directors or officers or any other company or enterprise to which the person provides services at its request.

The Combined Company plans to maintain a directors’ and officers’ insurance policy pursuant to which its directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the Proposed Charter, Proposed Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

DESCRIPTION OF THE COMBINED COMPANY’S CAPITAL STOCK

As a result of the Business Combination, TDAC stockholders and Lottery.com Shareholders who receive shares of the Combined Company Common Stock in the Business Combination will become stockholders of the Combined Company. Your rights as stockholders of the Combined Company will be governed by Delaware law and the Combined Company’s Second Amended and Restated Certificate of Incorporation (the “Proposed Charter”) and Amended and Restated Bylaws (the “Proposed Bylaws”), each of which will be effective upon closing of the Business Combination, as described further below. The following description of the material terms of the Combined Company’s capital stock, including the Combined Company’s Common Stock to be issued in the Business Combination, reflects the anticipated state of affairs upon completion of the Business Combination. We urge you to read the applicable provisions of Delaware law and the Combined Company’s forms of Proposed Charter and Proposed Bylaws carefully and in their entirety because they describe your rights as a holder of shares of the Combined Company’s Common Stock.

The following is a description of the material terms of the Proposed Charter and Proposed Bylaws, each of which will be effective upon closing of the Business Combination, the forms of which are attached as Annexes B and C, respectively, to this proxy statement/prospectus.

The Combined Company’s purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL. Upon the consummation of the Business Combination, the Combined Company’s authorized capital stock will consist of [_] shares of the Combined Company’s Common Stock, par value $0.001 per share, and [_] shares of preferred stock, par value $0.001 per share. No shares of preferred stock will be issued or outstanding immediately after the Business Combination.

Common Stock

Holders of the Combined Company’s Common Stock will be entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The holders of the Combined Company’s Common Stock do not have cumulative voting rights in the election of directors. Upon the Combined Company’s liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of the Combined Company’s Common Stock will be entitled to receive pro rata the Combined Company’s remaining assets available for distribution.

No shares of the Combined Company’s Common Stock will be subject to redemption (except as described below under “Redemption Rights with Respect to Capital Stock held by Disqualified Holders and Their Affiliates”) or have pre-emptive to purchase additional shares of capital stock. Holders of shares of the Combined Company’s Common Stock do not have subscription, redemption or conversion rights. The Combined Company’s Common Stock will not be subject to further calls or assessment by the Combined Company. There will be no sinking fund provisions applicable to the Combined Company’s Common Stock. All shares of the Combined Company’s Common Stock that will be outstanding at the time of the completion of the Business Combination will be fully paid and non-assessable. The rights, powers, preferences and privileges of holders of the Combined Company’s Common Stock will be subject to those of the holders of any shares of the Combined Company’s preferred stock the Combined Company may authorize and issue in the future.

When a quorum is present at any meeting, any matter other than the election of directors to be voted upon by the stockholders at such meeting will be decided by a majority vote of the holders of shares of capital stock present or represented at the meeting and voting affirmatively or negatively on such matter. At all meetings of stockholders for the election of directors at which a quorum is present, a plurality of the votes cast will be sufficient to elect such directors.

After the Business Combination, there will be approximately [_] shares of the Combined Company’s Common Stock outstanding, including approximately [_] million shares held by certain stockholders of TDAC and Lottery.com that will be subject to certain lock-up or transfer restrictions resulting from the IPO or pursuant to the Investor Rights Agreement.

Preferred Stock

The Proposed Charter will authorize the Combined Company’s board of directors to establish one or more series of preferred stock. Unless required by law or by Nasdaq, the authorized shares of preferred stock will be available for issuance without further action by you. The Combined Company’s board of directors is authorized to fix from time to time before issuance the number of preferred shares to be included in any such series and the designation, powers, preferences and relative participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof. The authority of the Combined Company’s board of directors with respect to each such series will include, without limiting the generality of the foregoing, the determination of any or all of the following:

•        the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

•        the voting powers, if any, and whether such voting powers are full or limited in such series;

•        the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

•        whether dividends, if any, will be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;

•        the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Combined Company;

•        the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Combined Company or any other corporation or other entity, and the rates or other determinants of conversion or exchange applicable thereto;

•        the right, if any, to subscribe for or to purchase any securities of the Combined Company or any other corporation or other entity;

•        the provisions, if any, of a sinking fund applicable to such series; and

•        any other relative, participating, optional, or other special powers, preferences or rights and qualifications, limitations, or restrictions thereof;

all as may be determined from time to time by the Combined Company’s board of directors and stated or expressed in the resolution or resolutions providing for the issuance of such preferred stock (collectively, a “Preferred Stock Designation”).

The Combined Company could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of the Combined Company’s Common Stock might believe to be in their best interests or in which the holders of the Combined Company’s Common Stock might receive a premium for their Combined Company Common Stock over its market price. Additionally, the issuance of preferred stock may adversely affect the rights of holders of the Combined Company’s Common Stock by restricting dividends on the Combined Company’s Common Stock, diluting the voting power of the Combined Company’s Common Stock or subordinating the liquidation rights of the Combined Company’s Common Stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of the Combined Company’s Common Stock. The Combined Company has no current plans to issue any series of preferred stock.

Warrants

The warrants issued in connection with TDAC’s IPO (including in several contemporaneous private placements to insiders, collectively, and for purposes of this section, the “Warrants”) entitle the holder of each whole Warrant to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment. There are currently 21,275,000 Warrants issued and outstanding, consisting of 20,125,000 Public Warrants to purchase Common Stock originally sold as part of TDAC Units in TDAC’s IPO and 1,150,000 Private Warrants to purchase Common Stock that were sold as part of the Private Units. Pursuant to the Warrant Agreement (as defined below), a warrantholder may exercise its Warrants only for a whole number of shares of Common Stock. This means that only a whole Warrant may be exercised at any given time by a warrantholder. No fractional Warrants were issued upon separation of the Units (as defined below) and only whole Warrants trade on Nasdaq. Each Warrant will become exercisable 30 days after the completion of TDAC’s initial business combination (including the Business Combination), and will expire five years after the completion of such initial business combination, or earlier upon redemption.

No Public Warrants will be exercisable for cash unless there is an effective and current registration statement covering the shares of Common Stock issuable upon exercise of the Warrants and a current prospectus relating to such shares of Common Stock. Notwithstanding the foregoing, if a registration statement covering the shares of Common Stock issuable upon exercise of the public Warrants is not effective within 120 days from the closing of TDAC’s initial business combination (including the Business Combination), Warrant holders may, until such time as there is an effective registration statement and during any period when the TDAC (or the Combined Company, as successor under the Warrant Agreement (as defined below)) shall have failed to maintain an effective registration statement, exercise Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. Under the terms of the Warrant Agreement, a current prospectus relating to the shares of Common Stock issuable upon exercise of the Warrants is required to be maintained until the expiration of the Warrants. However, there can be no assurance that this will be case and, if a current prospectus relating to the shares of Common Stock issuable upon exercise of the Warrants is not maintained, holders will be unable to exercise their Warrants for cash and any such warrant exercise is not required to be settled. If the prospectus relating to the shares of Common Stock issuable upon the exercise of the Warrants is not current or if the Common Stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the Warrants reside, there is no requirement to net cash settle or cash settle the Warrant exercise, the Warrants may have no value, the market for the Warrants may be limited and the Warrants may expire worthless.

If (x) TDAC issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial business combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by the Board), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of TDAC’s initial business combination, and (z) the volume weighted average trading price of the Common Stock during the 20 trading day period starting on the trading day prior to the day on which TDAC consummates its initial business combination (such price, the “Market Price”) is below $9.20 per share, the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the Market Price, and the $16.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the Market Price.

The outstanding Warrants (excluding the Warrants issued to the insiders in the private placements contemporaneous with the IPO) may be called for redemption, in whole and not in part, at a price of $0.01 per Warrant:

•        at any time after the Warrants become exercisable,

•        upon not less than 30 days’ prior written notice of redemption to each Warrant holder,

•        if, and only if, the reported last sale price of the shares of Common Stock equals or exceeds $16.00 per share, for any 20 trading days within a 30-day trading period commencing after the Warrants become exercisable and ending on the third business day prior to the notice of redemption to Warrant holders, and

•        if, and only if, there is a current registration statement in effect with respect to the shares of Common Stock underlying such Warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

The right to exercise will be forfeited unless the Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a Warrant will have no further rights except to receive the redemption price for such holder’s Warrant upon surrender of such Warrant.

The redemption criteria for the Warrants have been established at a price which is intended to provide Warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the Warrant exercise price so that if the share price declines as a result of a redemption call, the redemption will not cause the share price to drop below the exercise price of the Warrants.

If the Warrants are called for redemption as described above, management will have the option to require all holders that wish to exercise Warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing

(x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. Whether we will exercise our option to require all holders to exercise their Warrants on a “cashless basis” will depend on a variety of factors including the price of the Common Stock at the time the Warrants are called for redemption, ongoing cash needs at such time and concerns regarding dilutive share issuances.

The Warrants have been issued in registered form under a warrant agreement (the “Warrant Agreement”) between Continental Stock Transfer & Trust Company, as warrant agent, and TDAC. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then outstanding Warrants in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of shares of common stock issuable on exercise of the Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, the Warrants will not be adjusted for issuances of shares of Common Stock at a price below the applicable exercise price.

The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check, for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of shares of Common Stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Warrant holders may elect to be subject to a restriction on the exercise of their Warrants such that an electing Warrant holder would not be able to exercise their Warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.9% of the shares of Common Stock outstanding.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, upon exercise, the number of shares of Common Stock to be issued to the Warrant holder will be rounded down to the nearest whole number.

In connection with the Business Combination, the Combined Company will become the successor to TDAC under the warrant agreement and the Warrants will become exercisable for Combined Company Common Stock on the same terms, and subject to the same conditions, as described above. The Warrants and the shares of Combined Company Common Stock issuable upon exercise of the Warrants have been registered pursuant to the registration statement of which this proxy statement/prospectus forms a part.

Units

The shares of Common Stock and Warrants issued in connection with the IPO (including in several contemporaneous private placements to insiders) were sold in the form of TDAC Units, each TDAC Unit consisting of one share of Common Stock and one redeemable Warrant. In connection with the Business Combination, the Combined Company will become the successor to TDAC with respect to the Common Stock and under the Warrant Agreement. At the Closing, the TDAC Units will separate into their component Common Stock and Warrants so that the TDAC Units will no longer trade separately under “TDACU.”

Dividends

The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus”, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities.

The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Declaration and payment of any dividend will be subject to the discretion of the Combined Company’s board of directors. The time and amount of dividends will be dependent upon the Combined Company’s financial condition, operations, cash requirements and availability, debt repayment obligations, capital expenditure needs and restrictions in the Combined Company’s debt instruments, industry trends, the provisions of Delaware law affecting the payment of distributions to stockholders and any other factors the Combined Company’s board of directors may consider relevant.

Subject to the rights of the holders of any series of preferred stock, holders of the Combined Company’s Common Stock will be entitled to receive such dividends and distributions and other distributions in cash, stock or property of the Combined Company when, as and if declared thereon by the Combined Company’s board of directors from time to time out of assets or funds of the Combined Company legally available therefor.

TDAC has not paid any cash dividends on its Common Stock and does not intend to pay any cash dividends prior to the consummation of the Business Combination. Any decision to declare and pay dividends in the future will be made at the sole discretion of the Combined Company’s board of directors and will depend on, among other things, the Combined Company’s results of operations, cash requirements, financial condition, contractual restrictions and other factors that the Combined Company’s board of directors may deem relevant. Because the Combined Company will be a holding company with no direct operations, the Combined Company will only be able to pay dividends from funds it receive from its subsidiaries.

Annual Stockholder Meetings

The Proposed Bylaws will provide that annual stockholder meetings will be held wholly or partially by means of remote communication or at such place, within or without the State of Delaware, on such date and at such time as may be determined by the Combined Company’s board of directors and as will be designated in the notice of the annual meeting.

Anti-Takeover Effects of the Combined Company’s Proposed Charter and Proposed Bylaws and Certain Provisions of Delaware Law

The Proposed Charter and Proposed Bylaws contain and the DGCL contains provisions, which are summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of the Combined Company’s board of directors. These provisions are intended to avoid costly takeover battles, reduce the Combined Company’s vulnerability to a hostile change of control and enhance the ability of the Combined Company’s board of directors to maximize stockholder value in connection with any unsolicited offer to acquire the Combined Company. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of the Combined Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of the Combined Company’s Common Stock held by stockholders.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which would apply if and so long as the Combined Company’s Common Stock remains listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. Additional shares that may be used in the future may be issued for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

The Combined Company’s board of directors may generally issue preferred shares on terms calculated to discourage, delay or prevent a change of control of the Combined Company or the removal of the Combined Company’s management. Moreover, the Combined Company’s authorized but unissued shares of preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions and employee benefit plans.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable the Combined Company’s board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Combined Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of the Combined Company’s management and possibly deprive the Combined Company’s stockholders of opportunities to sell their shares of the Combined Company’s Common Stock at prices higher than prevailing market prices.

Classified Board of Directors

The Combined Company’s directors will be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible, designated Class I, Class II, and Class III. At any meeting of stockholders at which directors are to be elected, the number of directors elected may not exceed the greatest number of directors then in office in any class of directors. The directors first elected to Class I will hold office for a term expiring at the annual meeting of stockholders to be held in 2022; the directors first elected to Class II will hold office for a term expiring at the annual meeting of stockholders to be held in 2023; and the directors first elected to Class III will hold office for a term expiring at the annual meeting of stockholders to be held in 2024, with the members of each class to hold office until their successors are elected and qualified. At each succeeding annual meeting of the stockholders of the Combined Company held, the successors to the class of directors whose term expires at that meeting will be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors are elected and qualified. Subject to the rights, if any, of the holders of any future series of preferred stock to elect additional directors under circumstances specified in a Preferred Stock Designation, directors may be elected by the stockholders only at an annual meeting of stockholders.

Removal of Directors; Vacancies

Subject to the rights, if any, of the holders of any series of preferred stock to elect additional directors under circumstances specified in a Preferred Stock Designation and other than a TDAC Designated Director (as defined in the Investor Rights Agreement), who may be removed for any reason following the expiration of the Director Designation Period (as defined in the Investor Rights Agreement) with the approval of a majority of the directors of the Combined Company (other than the TDAC Designated Directors), the Proposed Charter will provide that, from and after the occurrence of the Trigger Event, may be removed from office only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of the Combined Company Common Stock.

Subject to (a) the rights, if any, of the holders of any future series of preferred stock to elect additional directors under circumstances specified in a Preferred Stock Designation and (b) the Investor Rights Agreement, newly created directorships resulting from any increase in the number of directors and any vacancies on the board of directors resulting from death, resignation, disqualification, removal, or other cause will be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board of directors, or by a sole remaining director. Any director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor has been elected and qualified. No decrease in the number of directors constituting the board of directors may shorten the term of any incumbent director.

Special Stockholder Meetings

Subject to the rights of the holders of any future series of preferred stock, special meetings of stockholders may be called only by the Chairman or a resolution adopted by the affirmative vote of the majority of the then-serving members of the Board. Notwithstanding the immediately preceding sentence, prior to the Trigger Event, special meetings of stockholders may be called by the Secretary at the request of a principal stockholder. At any annual meeting or special meeting of stockholders, only such business will be conducted or considered as has been brought before such meeting in the manner provided in the Proposed Bylaws.

Requirements for Advance Notification of Director Nominations and Stockholder Proposals

The Proposed Bylaws, which are attached as Exhibit 3.4 to the registration statement of which this proxy statement/prospectus forms a part, will establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be properly brought before a meeting, a stockholder will have to comply with advance notice requirements and provide the Combined Company with certain information. Generally, to be timely, a stockholder’s notice relating to any nomination or other business to be brought before an annual meeting must be delivered to the Secretary at the Combined Company’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Notwithstanding the foregoing, if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made.

The Proposed Bylaws also specify requirements as to the form and content of a stockholder’s notice.

These notice provisions may defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Combined Company.

Consent of Stockholders in Lieu of Meeting

Subject to the rights of the holders of any series of preferred stock, from and after the Trigger Event, any action required or permitted to be taken by the stockholders may be taken only at a duly called annual or special meeting of stockholders and may not be taken without a meeting by means of any consent in writing of such stockholder.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, the Combined Company’s stockholders will have appraisal rights in connection with a merger or consolidation of the Combined Company. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of the Combined Company’s stockholders may bring an action in the Combined Company’s name to procure a judgment in the Combined Company’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of the Combined Company’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Amendment of the Current Charter

The Proposed Charter will provide that the Combined Company reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in the Proposed Charter. Notwithstanding any inconsistent provision of the Proposed Charter or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any series of preferred stock required by law; from and after the Trigger Event, the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of stock entitled to vote at an election of directors, voting together as a single class, shall be required to alter, amend or repeal, or to adopt any provision inconsistent with certain provisions, as noted in the Proposed Charter.

Amendment of the Proposed Bylaws

The Board is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the Proposed Bylaws. The stockholders may make, repeal, alter, amend or rescind, in whole or in part, the Proposed Bylaws; provided, however, that notwithstanding any other provisions of the Proposed Charter, the Proposed Bylaws or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of capital stock of the Combined Company or any particular class or series thereof required by the Proposed Charter, the Proposed Bylaws or applicable law, (i) prior to the Trigger Event, the affirmative vote of the holders of at least a majority in voting power of all the then outstanding shares of stock of the Combined Company entitled to vote at an election of directors, voting together as a single class, shall be required in order for the stockholders of the Combined Company to make, repeal, alter, amend or rescind, in whole or in part, any provision of the Proposed Bylaws or to adopt any provision inconsistent therewith, and (ii) from and after the Trigger Event, the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of stock entitled to vote at an election of directors, voting together as a single class, shall be required in order for the stockholders of the Combined Company to alter, amend or repeal, in whole or in part, any provision of the Proposed Bylaws or to adopt any provision inconsistent therewith.

Exclusive Forum Selection

The Proposed Charter will provide that, unless the Combined Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Chancery Court”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Combined Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Combined Company to the Combined Company or the Combined Company’s stockholders, (iii) any action asserting a claim against the Combined Company, its directors, officers or employees arising pursuant to any provision of the DGCL or the Proposed Charter or the Proposed Bylaws, or (iv) any action asserting a claim against the Combined Company, its directors, officers or employees governed by the internal affairs doctrine. If any action the subject matter of which is within the scope of the foregoing is filed in a court other than the Chancery Court (a “Foreign Action”) by any stockholder (including any beneficial owner), to the fullest extent permitted by law, such stockholder shall be deemed to have consented to: (a) the personal jurisdiction of the Chancery Court in connection with any action brought in any such court to enforce this Section 1 of this Article VIII; and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Unless the Combined Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Proposed Charter will include a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of the Combined Company and its stockholders, through stockholders’ derivative suits on the Combined Company’s behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director for any breach of the director’s duty of loyalty to the Combined Company or its stockholders, or if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

The Proposed Charter will provide that the Combined Company must indemnify and advance expenses to the Combined Company’s directors and officers to the fullest extent authorized by the DGCL. The Combined Company also is expressly authorized maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Combined Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Combined Company would have the power to indemnify such person against such expense, liability or loss under the DGCL. The Combined Company believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, advancement and indemnification provisions in the Proposed Charter may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Combined Company and its stockholders. In addition, your investment may be adversely affected to the extent the Combined Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of TDAC’s and Lottery.com’s directors, officers or employees for which indemnification is sought.

Redemption Rights with Respect to Capital Stock Held by Disqualified Holders and Their Affiliates

The Proposed Charter provides that any shares of capital stock, bonds, notes, convertible debentures, options, warrants or other instruments that represent a share of equity of the Combined Company, a debt owed by the Combined Company or the right to acquire any of the foregoing (for purposes of this section, the “Securities”), owned or controlled by a person who (i) fails or refuses to participate in good faith in an investigative process of, or submit documents, give notices or make filings requested or required by, any regulatory authority, (ii) is denied or disqualified by any regulatory authority from receiving or holding any regulatory approval, (iii) is determined by a regulatory authority or by the Board, based on advice of counsel or verifiable information received from any regulatory authority, to be disqualified or unsuitable to own or control any Securities or to be associated or affiliated in any capacity with the Combined Company, its affiliates, or the business and activities of the Combined Company and its affiliates in any applicable jurisdiction, (iv) causes the Combined Company or any of its affiliates to lose or to be threatened with the loss of any regulatory approval, or (v) is deemed likely by the Board, based on advice of counsel or verifiable information received from any regulatory authority, by virtue of such person’s ownership or control of Securities or association or affiliation with the Combined Company or its affiliates, to jeopardize, impede, impair or adversely affect the ability of the Combined Company’s or any of its affiliates to obtain, maintain, hold, use or retain any regulatory approval or to cause or result in the suspension, disapproval, termination, non-renewal or loss of any regulatory approval (each of such persons or an affiliate of such person, a “Disqualified Holder”) shall be subject to redemption by the Combined Company (as described in the Proposed Charter) as and to the extent required by a regulatory authority or deemed necessary or advisable by the Combined Company’s board of directors in its sole and absolute discretion.

If a gaming authority requires the Combined Company, or the Combined Company’s board of directors deems it necessary or advisable, to cause any such Securities be subject to redemption, the Combined Company will deliver a redemption notice (as described in the Proposed Charter) to the Disqualified Holder or its affiliate(s) (as applicable) and shall purchase the number and type of Securities specified in the redemption notice for the redemption price determined in accordance with the Proposed Charter and set forth in the redemption notice.

Commencing on the date that a regulatory authority serves notice of a determination of disqualification or unsuitability of a holder of Securities, or the Combined Company’s board of directors otherwise determines that a person is a Disqualified Holder, and until the Securities owned or controlled by such person are owned or controlled by a person who is not a Disqualified Holder, the Disqualified Holder and any affiliates of such Disqualified Holder shall not be entitled to: (i) exercise, directly or indirectly any voting rights conferred by such Securities or otherwise participate in the management of the business or affairs of the Combined Company or its affiliates, (ii) receive any dividends or share of distribution of profits or cash or any other property of, or payments upon dissolution of, the Combined Company or its affiliates, other than payment for the redemption of the Securities, or (iii) receive any remuneration in any form from the Combined Company or any of its affiliates, for services rendered or otherwise.

No redemption of Securities shall be effectuated pursuant to the Proposed Charter without the receipt of the regulatory approvals required therefor. From and after the redemption date, the Securities shall no longer be deemed outstanding, such Disqualified Holder shall cease to be a stockholder with respect to such Securities and all rights of such Disqualified Holder (other than the right to receive the redemption price) shall cease.

COMPARISON OF STOCKHOLDER RIGHTS

	TDAC	Combined Company
Authorized Capital

The total number of shares of all classes of capital stock which TDAC has authority to issue is (i) 100,000,000 shares of Common Stock, par value $0.001 per share, and (ii) 1,000,000 shares of preferred stock, par value $0.001 per share.

The total number of shares of all classes of capital stock which the Combined Company will have authority to issue is [_], consisting of (i) [_] shares of the Combined Company’s Common Stock, par value $0.001 per share, and (ii) [_] shares of preferred stock, par value $0.001 per share.

Voting Rights	Holders of TDAC’s Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.	Same as TDAC.
Number of Directors

TDAC’s bylaws provide that the board of directors shall consist of at least one member and that the number of members shall be fixed from time to time by the board of directors. The Board currently has five members.

The Proposed Bylaws provide that, subject to the terms of the Proposed Charter, as may be amended and/or restated from time to time, which provides that the number of directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board. Pursuant to the Investor Rights Agreement, the directors of the Combined Company shall ensure that the size of the board of directors is set and remains at five directors, with four persons nominated by the Lottery.com stockholders and one person nominated by the TDAC stockholders.

Election of Directors

TDAC’s bylaws require that the election of directors be determined by a majority of the votes represented by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.

The Combined Company’s directors, other than those who may be elected by the holders of any future series of preferred stock, will be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible, designated Class I, Class II, and Class III. The directors first elected to Class I will hold office for a term expiring at the annual meeting of stockholders to be held in 2022; the directors first elected to Class II will hold office for a term expiring at the annual meeting of stockholders to be held in 2023; and the directors first elected to Class III will hold office for a term expiring at the annual meeting of stockholders to be held in 2024, with the members of each class to hold office until their successors are elected and qualified.

	TDAC	Combined Company
Removal of Directors

TDAC’s bylaws provide that a director may be removed from office at any time by the affirmative vote of a majority of the voting power of all then outstanding shares of capital stock of TDAC entitled to vote generally in the election of directors, voting together as a single class.

Subject to the special rights of the holders of one or more series of preferred Stock to elect directors and the Investor Rights Agreement, prior to the occurrence of the Trigger Event, any director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority in voting power of all the then outstanding shares of stock of the Combined Company entitled to vote on the election of such director, voting together as a single class; provided, however, that from and after the occurrence of the Trigger Event, any director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of stock of the Combined Company entitled to vote on the election of such director, voting together as a single class.

Nomination of Director Candidates and Business Proposals

As provided under the DGCL, a stockholder of record may nominate director candidates for election at a special meeting of stockholders called to elect directors or an annual meeting of stockholders at which directors are to be elected as “proper business” to be transaction at any such meeting.

Pursuant to the Proposed Bylaws, nominations of persons for election to the board of directors and the proposal of other business to be considered by the stockholders may be made at either an annual meeting or special meeting of stockholders only (a) by or at the direction of the Board, including by any committee or persons authorized to do so by the Board or the Proposed Bylaws, (b) if brought before the annual meeting of stockholders in accordance with the requirements of the Investor Rights Agreement, or (iii) by any stockholder of the Combined Company who was a stockholder of record of the Company at the time the notice is delivered to the Company, who is entitled to vote at the meeting and who complies with the notice procedures.

	TDAC	Combined Company

For any nominations or other business to be properly brought before an annual meeting or special meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary and any such proposed business (except as otherwise noted therein with respect to the nominations of persons for election to the Board of Directors) must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice will be delivered to the Secretary at the principal executive offices of the Combined Company not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting. The Proposed Bylaws also specify requirements as to the form and content of a stockholder’s notice.

Special Meetings of Stockholders

As provided under the DGCL, special meetings of stockholders may be called by the board of directors and any person or persons authorized by the bylaws. TDAC’s bylaws permit stockholder action by written consent, resulting in the holders of a majority of the outstanding Common Stock having the ability to amend the bylaws to permit stockholders to call special meetings of stockholders of TDAC.

Subject to the rights of the holders of any series of preferred stock, from and after the occurrence of the Trigger Event, special meetings of stockholders may be called only by the chairperson of the Board or a resolution adopted by the affirmative vote of the majority of the then-serving members of the Board.

Manner of Acting by Stockholders

When a quorum is present at any meeting, any matter other than the election of directors to be voted upon by the stockholders at such meeting will be decided by a majority vote of the holders of shares of capital stock present or represented at the meeting and voting affirmatively or negatively on such matter.

When a quorum is present at any meeting, any matter other than the election of directors to be voted upon by the stockholders at such meeting will be decided by a majority vote of the holders of shares of capital stock present or represented at the meeting and voting affirmatively or negatively on such matter. At all meetings of stockholders for the election of directors at which a quorum is present, a plurality of the votes cast will be sufficient to elect such directors.

Stockholder Action Without Meeting

TDAC’s Current Charter provides that any action required or permitted to be taken by the stockholders of TDAC at a duly called annual or special meeting of such stockholders may be effected by written consent of the stockholders.

None.

	TDAC	Combined Company
Indemnification of Directors and Officers

TDAC’s Current Charter provides that TDAC shall indemnify, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification thereunder shall be paid by TDAC in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by TDAC. Notwithstanding the foregoing, no indemnification nor advancement of expenses will extend to any claims made by TDAC’s officers and directors to cover any loss that such individuals may sustain as a result of such individuals’ agreement to pay debts and obligations to target businesses or vendors or other entities that are owed money by TDAC for services rendered or contracted for or products sold to TDAC.

The Proposed Charter provides that, to the fullest extent permitted by law, the Combined Company may indemnify and advance expenses to any person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Combined Company or any predecessor of the Combined Company or is or was serving at the request of the Combined Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Limitation on Liability of Directors

TDAC’s Current Charter provides that, to the full extent permitted by the DGCL as amended from time to time, no director will be personally liable to the Combined Company or its stockholders for or with respect to any breach of fiduciary duty or other act or omission as a director, except for liability (i) for any breach of the director’s duty of loyalty to TDAC or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

The Proposed Charter provides that, to the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director of the Combined Company shall not be personally liable to the Combined Company or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Combined Company shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended, automatically and without further action, upon the date of such amendment.

	TDAC	Combined Company
Amendments to Charter

As provided under the DGCL, provided that if TDAC holds a vote of its stockholders to amend its Current Charter prior to consummation of its initial business combination, any holder of Common Stock who (i) voted on the proposal to approve to amend the Current Charter, whether such holder voted in favor or against such amendment, and followed the procedures contained in the proxy materials to perfect the holder’s right to convert the holder’s Common Stock into cash, if any, or (ii) tendered the holder’s Common Stock as specified in the tender offer materials therefore, shall be entitled to receive the Conversion Price (as defined below) in exchanges for the holder’s Common Stock. TDAC shall, promptly after the filing of the amendment to the Current Charter with the Secretary of State of the State of Delaware, convert such shares into cash at a per share price equal to the quotient determined by dividing (i) the amount then held in the Trust Account less any income taxes owed on such funds but not yet paid, calculated as of two business days prior to the consummation of the Business Combination or the filing of the amendment, as applicable, by (ii) the total number of Common Stock then outstanding (such price being referred to as the “Conversion Price”).

The Proposed Charter provides that the Combined Company reserves the right to amend, alter, change or repeal any provision contained in the Proposed Charter, in the manner prescribed by the Proposed Charter and the DGCL. Notwithstanding any other provisions of the Proposed Charter or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of capital stock of the Combined Company or any particular class or series thereof required by law or by the Proposed Charter (including any certificate of designation in respect of one or more series of preferred stock), from and after the Trigger Event, the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of stock entitled to vote at an election of directors, voting together as a single class, shall be required to alter, amend or repeal, or to adopt any provision inconsistent with certain provisions of the Proposed Charter.

Amendments to Bylaws

TDAC’s bylaws provide that the bylaws may be altered, amended, supplemented or repealed or new bylaws may be adopted (a) at any regular or special meeting of stockholders at which a quorum is present or represented, by the affirmative vote of the holders of a majority of the shares entitled to vote, provided notice of the proposed alteration, amendment or repeal be contained in the notice of such meeting, or (b) by a resolution adopted by a majority of the whole board of directors at any regular or special meeting of the board. The stockholders have authority to change or repeal any bylaws adopted by the directors.

The Proposed Bylaws may be repealed, altered, amended and rescinded, in whole or in part, by the Board. The stockholders may make, repeal, alter, amend or rescind, in whole or in part, the Proposed Bylaws; provided, however, that notwithstanding any other provisions of the Proposed Charter, the Proposed Bylaws or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of capital stock of the Combined Company or any particular class or series thereof

	TDAC	Combined Company

required by the Proposed Charter (including any certificate of designation in respect of one or more series of preferred stock), the Proposed Bylaws or applicable law, (i) prior to the Trigger Event, the affirmative vote of the holders of at least a majority in voting power of all the then outstanding shares of stock of the Combined Company entitled to vote at an election of directors, voting together as a single class, shall be required in order for the stockholders of the Combined Company to make, repeal, alter, amend or rescind, in whole or in part, any provision of the Proposed Bylaws or to adopt any provision inconsistent therewith, and (ii) from and after the Trigger Event, the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of stock entitled to vote at an election of directors, voting together as a single class, shall be required in order for the stockholders of the Combined Company to alter, amend or repeal, in whole or in part, any provision of the Proposed Bylaws or to adopt any provision inconsistent therewith.

Liquidation if No Business Combination

TDAC’s Current Charter provides that in the event that the TDAC does not consummate a Business Combination by 18 months from the consummation of the IPO (the “Termination Date”), TDAC shall (i) cease all operations except for the purposes of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter redeem 100% of the TDCA Common Stock for cash for a redemption price per share as described below (which redemption will completely extinguish such holders’ rights as stockholders, including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to approval of the TDAC’s then stockholders and subject to the

None.

	TDAC	Combined Company

requirements of the DGCL, including the adoption of a resolution by the Board pursuant to Section 275(a) of the GCL finding the dissolution of TDAC advisable and the provision of such notices as are required by said Section 275(a) of the DGCL, dissolve and liquidate the balance of TDAC’s net assets to its remaining stockholders, as part of TDAC’s plan of dissolution and liquidation, subject (in the case of (ii) and (iii) above) to the TDAC’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law. In such event, the per-share redemption price shall be equal to a pro rata share of the Trust Account plus any pro rata interest earned on the funds held in the Trust Account and not previously released to TDAC for its working capital requirements or necessary to pay its taxes divided by the total number of Common Stock then outstanding.

Redemption Rights Upon Consummation of Initial Business Combination

TDAC’s Current Charter provides the holders of the Common Stock with the opportunity to redeem their public shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, less any amounts released to TDAC for its working capital requirements or necessary to pay its taxes, upon the consummation of TDAC’s initial business combination.

None.
Redemption Rights With Respect to Capital Stock Held By Disqualified Holders	The Current Charter does not contain provisions providing for redemption rights and transfer restrictions with respect to capital stock held by Disqualified Holders or their affiliates.

The Proposed Charter provides that common stock or any other equity securities of the Combined Company, or securities exchangeable or exercisable for, or convertible into, such other equity securities of the Combined Company, owned or controlled by any stockholder who is an Disqualified Holder (as defined herein) or such person’s affiliate will be subject to redemption by the Company on the terms and conditions set forth in the Proposed Charter.

SHARES ELIGIBLE FOR FUTURE SALE

Upon the Closing, the Combined Company will have [_] shares of the Combined Company Common Stock authorized and up to [_] shares of the Combined Company Common Stock issued and outstanding, assuming no shares of Common Stock are redeemed in connection with the Business Combination. All of the shares of the Combined Company Common Stock issued in connection with the Business Combination will be freely transferable by persons other than by Purchaser’s “affiliates” or TDAC’s “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of the Combined Company Common Stock in the public market could adversely affect prevailing market prices of the Combined Company Common Stock. TDAC has applied for listing of the Combined Company Common Stock, warrants and units on Nasdaq, but TDAC cannot assure you that the listing application will be approved.

Lock-up Agreements

In connection with the Closing, TDAC, the Combined Company and [    ] expect to sign an Investor Rights Agreement, pursuant to which [    ].

In addition, the Initial Stockholders previously entered into the Letter Agreement in connection with TDAC’s IPO, pursuant to which the IPO Insiders agreed to certain selling restrictions and hedging restrictions applicable to the Common Stock they hold, which will be converted to the Combined Company Common Stock in the Business Combination. All of the insider shares outstanding prior to TDAC’s IPO were placed in escrow with Continental Stock Transfer & Trust Company, as escrow agent. Among other things, the IPO Insiders have agreed not to transfer, assign or sell any of the insider shares (except to certain permitted transferees), and such shares will not be released from escrow, with respect to 50% of the insider shares, until the earlier of (i) six months after the date of the consummation of a Business Combination and on the date on which the closing price of the Company’s common stock equals or exceeds $12.50 per share for any 20 trading days within any 30-trading day period following the consummation of a Business Combination and, with respect to the remaining 50% of the insider shares, until six months after the date of the consummation of a Business Combination, or if, (ii) subsequent to a Business Combination, the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders having the right to exchange their common stock for cash, securities or other property.

Rule 144

All of the Combined Company’s Common Stock that will be outstanding upon the completion of the Business Combination, other than those shares of the Combined Company Common Stock registered pursuant to the Registration Statement on Form S-4 of which this proxy statement/prospectus forms a part, will be “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, beginning 90 days after the date of this proxy statement/prospectus, a person (or persons whose shares are aggregated) who, at the time of a sale, is not, and has not been during the three months preceding the sale, an affiliate of the Combined Company and has beneficially owned the Combined Company’s restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about the Combined Company. Persons who are affiliates of the Combined Company and have beneficially owned the Combined Company’s restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:

•        1% of the then outstanding equity shares of the same class which, immediately after the Business Combination, will equal [_] shares of the Combined Company Common Stock, including 6,181,250 shares of the Combined Company Common Stock held by the Initial Stockholders that will be subject to certain lock-up arrangements pursuant to the Letter Agreement; or

•        the average weekly trading volume of the Combined Company’s Common Stock of the same class during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by affiliates of the Combined Company under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about the Combined Company.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As of the date of this proxy statement/prospectus, we had 11,967,605 shares of Common Stock outstanding. Of these shares, 5,786,355 shares sold in our IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the 6,181,250 shares of Common Stock held by our Initial Stockholders are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. If the Business Combination is approved, the shares of our Common Stock we issue pursuant to the Business Combination Agreement, as well as any additional securities we issue in connection with the Business Combination, will be restricted securities for purposes of Rule 144.

As of the date of this proxy statement, there are 21,275,000 warrants of the Company outstanding, consisting of 20,125,000 public warrants originally sold as part of the units issued in the Company’s IPO and 1,150,000 private placement warrants that were sold by the Company to our sponsor in a private placement prior to the IPO. Each whole warrant is exercisable for one share of our common stock, in accordance with the terms of the warrant agreement governing the warrants. The public warrants are freely tradable. In addition, we will be obligated to file no later than [15] business days after the Closing a registration statement under the Securities Act covering the 1,150,000 shares of Common Stock that may be issued upon the exercise of the private placement warrants, and cause such registration statement to become effective and maintain the effectiveness of such registration statement until the expiration of the warrants.

Registration Rights

In connection with, and as a condition to the consummation of, the Business Combination, the Business Combination Agreement provides that certain persons and entities holding Lottery.com shares and certain Initial Stockholders will enter into the Investor Rights Agreement. Pursuant to the terms of the Investor Rights Agreement, the Combined Company will be obligated to file a shelf registration statement to register the resale by the parties of the shares of the Combined Company Common Stock issuable in connection with the Business Combination. At least [_] shares of the Combined Company Common Stock are expected to be covered by the Investor Rights Agreement. The Investor Rights Agreement will also provide the parties with demand, “piggy-back” and other registration rights, subject to certain minimum requirements and customary conditions.

STOCKHOLDER PROPOSALS

For any proposal to be considered for inclusion in the Combined Company’s proxy statement and form of proxy for submission to the stockholders at our 2022 annual meeting of stockholders, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and our bylaws. Such proposals must be received by the Secretary of the Combined Company at the Combined Company’s principal executive offices at 20808 State Hwy 71 W, Unit B, Spicewood, TX, 78669, by no later than the date set forth in the Combined Company’s first quarterly report on Form 10-Q.

In addition, the Combined Company’s Proposed Bylaws provide advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any such matter to be properly brought before an annual meeting, a stockholder will have to comply with advance notice requirements and provide the Combined Company with certain information. Generally, to be timely, a stockholder’s notice relating to any nomination or other business to be brought before an annual meeting must be delivered to the Secretary at the Combined Company’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders.

LEGAL MATTERS

Loeb & Loeb LLP, New York, New York, will pass upon the validity of the Combined Company’s securities to be issued in the Business Combination and certain other legal matters related to this proxy statement/prospectus. A copy of their opinion is filed as an exhibit to the Registration Statement of which this proxy/prospectus forms a part.

EXPERTS

The financial statements of Trident Acquisitions Corp. appearing in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report, thereon, appearing elsewhere in this proxy statement/prospectus (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to Trident Acquisitions Corp.’s ability to continue as a going concern), and are included in reliance on such report given on the authority of such firm as an experts in auditing and accounting.

The consolidated financial statements of AutoLotto, Inc. at December 31, 2020 and 2019 and for the years then ended, included in the proxy statement/prospectus of Trident Acquisitions, Inc., which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Armanino LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, TDAC and services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of TDAC’s annual report to stockholders and proxy statement. Upon written or oral request, TDAC will deliver a separate copy of the annual report to stockholders and/or proxy statement/prospectus to any stockholder at a shared address who wishes to receive separate copies of such documents in the future. Stockholders receiving multiple copies of such documents may likewise request that TDAC deliver single copies of such documents in the future. Stockholders may notify TDAC of their requests by calling or writing TDAC at TDAC’s principal executive offices at One Liberty Plaza, 165 Broadway St, 23rd Floor, New York, NY 10006.

WHERE YOU CAN FIND MORE INFORMATION

TDAC files reports, proxy statements and other information with the SEC as required by the Securities Exchange Act of 1934, as amended.

TDAC files its reports, proxy statements and other information electronically with the SEC. You may access information on TDAC at the SEC web site containing reports, proxy statements and other information at http://www.sec.gov.

This proxy statement/prospectus describes the material elements of relevant contracts, exhibits and other information described in this proxy statement/prospectus. Information and statements contained in this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other document included as an annex to this document.

All information contained in this proxy statement/prospectus relating to TDAC has been supplied by TDAC, and all such information relating to Lottery.com has been supplied by Lottery.com. Information provided by either of us does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this proxy statement/prospectus, or if you have questions about the Business Combination, you should contact:

Morrow Sodali LLC
470 West Avenue
Stamford, CT 06902
Telephone: (800) 662-5200
(Banks and brokers can call: (203) 658-9400)
Email: TDAC.info@investor.morrowsodali.com

This proxy statement/prospectus incorporates important business and financial information about TDAC, Lottery.com and their respective subsidiaries that is not included in or delivered with the document. This information is available without charge to security holders upon written or oral request. The request should be sent to:

To obtain timely delivery of requested materials, security holders must request the information no later than five business days before the date they submit their proxies or attend the special meeting. The latest date to request the information to be received timely is __________., ___.

Unaudited Financial Statements of AutoLotto, Inc.	Page(s)
Condensed Balance Sheets as of March 31, 2021 and December 31, 2020 (unaudited)	F-51
Condensed Statements of Operations for the Three Months Ended March 31, 2021 and for the Three Months Ended March 31, 2020 (unaudited)	F-52
Condensed Statements of Changes in Shareholders’ Equity for the Three Months Ended March 31, 2020 and for the Three Months Ended March 31, 2021 (unaudited)	F-53
Condensed Statements of Cash Flows for the Three Months Ended March 31, 2021 and for the Three Months Ended March 31, 2020 (unaudited)	F-54
Notes to Consolidated Financial Statements (unaudited)	F-55 – F-68

TRIDENT ACQUISITIONS CORP. CONDENSED CONSOLIDATED BALANCE SHEETS
	March 31, 2021	December 31, 2020
	(Unaudited)
ASSETS
Current Assets
Cash	$114,036	$972,787
Prepaid expenses	93,787	51,979
Prepaid income taxes	12,186	12,186
Total Current Assets	220,009	1,036,952

Deferred tax asset	267,081	217,086
Security deposit	1,200	1,200
Marketable securities held in Trust Account	63,366,019	63,405,336
TOTAL ASSETS	$63,854,309	$64,660,574

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Account payable and accrued expenses	$596,682	$325,860
Promissory notes – related party	4,650,000	5,075,000
Total Current Liabilities	5,246,682	5,400,860

Warrant liability	5,862,500	6,715,500
Deferred underwriting fee payable	5,031,250	5,031,250
Total Liabilities	16,140,432	17,147,610

Commitments and Contingencies
Common stock subject to possible redemption, 3,902,882 and 3,881,505 shares at redemption value as of March 31, 2021 and December 31, 2020, respectively	42,713,867	42,512,961

Stockholders’ Equity
Preferred stock, $0.001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized; 8,064,838 and 8,086,215 issued and outstanding (excluding 3,902,882 and 3,881,505 shares subject to possible redemption) as of March 31, 2021 and December 31, 2020, respectively	8,065	8,086
Additional paid-in capital	4,022,748	4,223,633
Retained earnings	969,197	768,284
Total Stockholders’ Equity	5,000,010	5,000,003
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$63,854,309	$64,660,574

The accompanying notes are an integral part of these condensed consolidated financial statements.

TRIDENT ACQUISITIONS CORP. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
	Three Months Ended March 31,
	2021	2020
Operating costs	$703,087	$262,564
Loss from operations	(703,087)	(262,564)

Other income:
Interest earned on marketable securities held in Trust Account	933	262,479
Gain on change in fair value of warrant liability	853,000	—
Other	72	—
Other income, net	854,005	262,479

Income (loss) before benefit from (provision for) income taxes	150,918	(85)
Benefit from (provision for) income taxes	49,995	(220)
Net income (loss)	$200,913	$(305)

Basic and diluted weighted average shares outstanding, Common stock subject to possible redemption	3,881,505	6,076,290

Basic and diluted net income per share, Common Stock subject to possible redemption	$0.00	$0.03

Basic weighted average shares outstanding, Non-redeemable common stock	8,086,215	7,148,526

Basic net income per share, Non-redeemable common stock	$0.02	$(0.03)

Diluted weighted average shares outstanding, Non-redeemable common stock	8,206,296	7,148,526

Diluted net loss per share, Non-redeemable common stock	$(0.08)	$(0.03)

The accompanying notes are an integral part of these condensed consolidated financial statements.

TRIDENT ACQUISITIONS CORP. CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (Unaudited)

FOR THE THREE MONTHS ENDED MARCH 31, 2021

	Common Stock		Additional Paid-in Capital	Retained Earnings	Total Stockholders’ Equity
	Shares	Amount
Balance – January 1, 2021	8,086,215	$8,086	$4,223,633	$768,284	$5,000,003

Change in value of common stock subject to possible redemption	(21,377)	(21)	(200,885)	—	(200,906)

Net loss	—	—	—	200,913	200,913

Balance – March 31, 2021	8,064,838	$8,065	$4,022,748	$969,197	$5,000,010

FOR THE THREE MONTHS ENDED MARCH 31, 2020

	Common Stock		Additional Paid-in Capital	Retained Earnings	Total Stockholders’ Equity
	Shares	Amount
Balance – January 1, 2020	7,148,526	$7,149	$1,058,028	$3,934,831	$5,000,008

Change in value of common stock subject to possible redemption	58,275	58	243	—	301

Net loss	—	—	—	(305)	(305)

Balance – March 31, 2020	7,206,801	$7,207	$1,058,271	$3,934,526	$5,000,004

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

TRIDENT ACQUISITIONS CORP. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
	Three Months Ended March 31,
	2021	2020
Cash Flows from Operating Activities:
Net income (loss)	$200,913	$(305)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Gain on change in fair value of warrant liability	(853,000)	—
Interest earned on marketable securities held in Trust Account	(933)	(262,479)
Deferred tax benefit	(49,995)	—
Changes in operating assets and liabilities:
Prepaid expenses	(41,808)	29,364
Accrued expenses	270,822	89,961
Income taxes payable	—	220
Net cash (used in) operating activities	(474,001)	(143,239)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	—	(500,015)
Cash withdrawn from Trust Account for franchise taxes	40,250	—
Net cash provided by (used in) investing activities	40,250	(500,015)

Cash Flows from Financing Activities:
Proceeds from promissory notes – related parties	—	1,225,000
Repayment of promissory note – related parties	(425,000)	—
Net cash (used in) provided by financing activities	(425,000)	1,225,000

Net Change in Cash	(858,751)	(581,746)
Cash – Beginning	972,787	55,461
Cash – Ending	$114,036	$637,207

Non-cash investing and financing activities:
Change in value of common stock subject to possible redemption	$(200,906)	$(301)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

TRIDENT ACQUISITIONS CORP. NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS MARCH 31, 2021 (Unaudited)

NOTE 1.     DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Trident Acquisitions Corp. (the “Company”) is a blank check company incorporated in Delaware on March 17, 2016. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses (“Business Combination”).

At December 31, 2020, the Company had one subsidiary, Trident Black Sea Inc., a majority-owned subsidiary of the Company incorporated in Delaware on May 7, 2019 (“Trident Black Sea”). On February 25, 2021, the Company transferred all of its equity interest in Trident Black Sea to VK Consulting, Inc. for an aggregate purchase price of $25,000, which is equal to the Company’s capital investment in Trident Black Sea.

At March 31, 2021, the Company had one subsidiary, Trident Merger Sub II Corp., a majority-owned subsidiary of the Company incorporated in Delaware on February 9, 2021 (“Merger Sub”).

At March 31, 2021, the Company had not yet commenced operations. All activity through March 31, 2021 relates to the Company’s formation, its public offering (“Initial Public Offering”), which is described below, and identifying a target for a Business Combination and activities in connection with the proposed acquisition of AutoLotto, Inc. (“Lottery.com”) (see Note 6).

The registration statement for the Company’s Initial Public Offering was declared effective on May 29, 2018. On June 1, 2018, the Company consummated the Initial Public Offering of 17,500,000 units (“Units” and, with respect to the common stock included in the Units being offered, the “Public Shares”), generating gross proceeds of $175,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 1,150,000 Private Units, at a price of $10.00 per unit in a private placement to certain of the Company’s affiliates and stockholders (the “Insiders”), generating gross proceeds of $11,500,000, which is described in Note 4.

Following the closing of the Initial Public Offering on June 1, 2018, an amount of $178,500,000 ($10.20 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the Private Units was placed in a trust account (“Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the Trust Account, as described below.

On June 5, 2018, in connection with the underwriters’ exercise of their over-allotment option in full, the Company consummated the sale of an additional 2,625,000 Units at $10.00 per unit, generating total gross proceeds of $26,250,000. Simultaneously with the sale of the additional Units, the Company deposited an aggregate of $1,181,250 into the Trust Account from funds previously held outside of the Trust Account. A total of $26,775,000 was deposited in the Trust Account, bringing the aggregate proceeds held in the Trust Account to $205,275,000.

Transaction costs amounted to $11,101,864, consisting of $5,031,250 of underwriting fees, $5,031,250 of deferred underwriting fees and $1,039,364 of other costs. As of March 31, 2021, cash of $114,036 was held outside of the Trust Account and is available for working capital purposes.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and Private Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. Nasdaq Capital Market

TRIDENT ACQUISITIONS CORP. NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS MARCH 31, 2021 (Unaudited)

NOTE 1.     DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

(“NASDAQ”) rules provide that the Company’s initial Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and interest released to pay franchise and income taxes) at the time of the signing a definitive agreement in connection with a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its stockholders with the opportunity to convert all or a portion of their shares included in the Units sold in the Initial Public Offering (the “Public Shares”) upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The stockholders will be entitled to convert their shares for a pro rata portion of the amount then in the Trust Account ($10.20 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and incomes tax obligations). The per-share amount to be distributed to stockholders who convert their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter (as discussed in Note 6). There will be no conversion rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, conduct the conversions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or other legal reasons, the Company will offer to convert shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to convert their Public Shares irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the foregoing, the Company’s Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be restricted from converting its shares with respect to more than an aggregate of 20% of the shares sold in the Initial Public Offering (“Excess Shares”).

The Company’s Insiders, officers, directors and any holder of the Company’s insider shares (as defined in Note 5) (the “initial stockholders”) have agreed (a) to vote their insider shares, Private Shares (as defined in Note 5) and Public Shares in favor of a Business Combination, (b) not to propose an amendment to the Company’s Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public stockholders with the opportunity to redeem their shares in conjunction with any such amendment; (c) not to convert any shares in connection

TRIDENT ACQUISITIONS CORP. NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS MARCH 31, 2021 (Unaudited)

NOTE 1.     DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

with a stockholder vote to approve a Business Combination and (d) that the insider shares and Private Shares will not participate in any liquidating distributions upon winding up if a Business Combination is not consummated.

The Company initially had until December 1, 2019 to consummate a Business Combination (the “Combination Period”).

On November 26, 2019, the Company held its Annual Meeting of the Stockholders of the Company at which the stockholders approved a proposal to amend the Company’s Amended and Restated Certificate of Incorporation (the “Charter Amendment”) to extend the period of time for which the Company is required to complete a Business Combination two times for an additional 90 days each time to June 1, 2020. The Company agreed to contribute $500,000 to the Trust Account for each 90-day extension period. The Company contributed an aggregate of $1,000,015 to the Trust Account which extended the date to June 1, 2020 to complete a Business Combination.

In connection with the approval of the Charter Amendment, stockholders elected to redeem an aggregate of 13,081,434 shares of the Company’s common stock. As a result, an aggregate of $137,130,484 (or approximately $10.48 per share) was removed from the Company’s Trust Account to pay such stockholders.

On May 28, 2020, the Company held a Special Meeting of the Stockholders of the Company at which the stockholders approved a proposal to amend the Company’s Amended and Restated Certificate of Incorporation (the “Second Charter Amendment”) to extend the period of time for which the Company is required to complete a Business Combination to September 1, 2020 (the “Second Extended Date”). The Company agreed to contribute $0.15 for each Public Share outstanding that was not redeemed for the three-month extension period. As of June 30, 2020, the Company contributed an aggregate of $962,476 to the Trust Account and had until September 1, 2020 to complete a Business Combination.

In connection with the approval of the Second Charter Amendment, stockholders elected to redeem an aggregate of 627,059 shares of the Company’s common stock. As a result, an aggregate of $6,666,775 (or approximately $10.63 per share) was removed from the Company’s Trust Account to pay such stockholders and 12,597,757 shares of common stock were then issued and outstanding as of June 30, 2020.

On August 28, 2020, the Company held a Special Meeting of the Stockholders of the Company at which the stockholders approved a proposal to amend the Company’s Amended and Restated Certificate of Incorporation (the “Third Charter Amendment”) to extend the period of time for which the Company is required to complete a Business Combination to December 1, 2020 (the “Third Extended Date”). The Company agreed to contribute $0.15 for each Public Share outstanding that was not redeemed for the three-month extension period. As of September 30, 2020, the Company contributed an aggregate of $867,971 to the Trust Account and had until December 1, 2020 to complete a Business Combination.

In connection with the approval of the Third Charter Amendment, stockholders elected to redeem an aggregate of 630,037 shares of the Company’s common stock. As a result, an aggregate of $6,781,851 (or approximately $10.76 per share) was removed from the Company’s Trust Account to pay such stockholders and 11,967,720 shares of common stock were then issued and outstanding as of September 30, 2020.

The Company held a special meeting of stockholders on November 30, 2020, pursuant to which the stockholders approved to extend the Third Extended Date from December 1, 2020 to March 1, 2021, with an ability to further extend for an additional three months to June 1, 2021 (the “Fourth Extended Date”) if approved by the Company’s board of directors. On February 26, 2021, the Company’s board of directors approved the extension of the Fourth Extended Date to June 1, 2021 to permit sufficient time for the Company to consummate its previously announced proposed business combination with Lottery.com, including filing a registration statement on Form S-4 that will include a proxy statement. The Company

TRIDENT ACQUISITIONS CORP. NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS MARCH 31, 2021 (Unaudited)

NOTE 1.     DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

agreed to contribute $0.05 for each Public Share outstanding that was not redeemed for each month of the extension going forward. On December 1, 2020, the Company contributed an aggregate of $289,323 to the Trust Account.

The Company held a special meeting of stockholders on May 27, 2021, pursuant to which the stockholders approved to extend the Fourth Extended Date from June 1, 2021 to September 1, 2021, with an ability to further extend for an additional three months to December 1, 2021 (the “Fifth Extended Date”) if approved by the Company’s board of directors. In addition, the Company agreed that for each month of the extension, if the daily volume weighted average price of the Company’s common stock for any 10 consecutive trading days in the prior month is below $11.40 per share, as determined two (2) trading days prior to the last day of such month, the Company must deposit, or cause to be deposited by its insiders, $0.05 for each public share of common stock that was not redeemed in connection with the special meeting into the Company’s trust account.

If the Company is unable to consummate a Business Combination by the Fifth Extended Date, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned (net of taxes payable), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations to provide for claims of creditors and the requirements of applicable law.

The initial stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their insider shares and Private Shares if the Company fails to complete a Business Combination during the Combination Period. However, if the initial stockholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriter has agreed to waive its rights to the deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the $10.20 per share held in the Trust Account.

In order to protect the amounts held in the Trust Account, the initial stockholders have agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the initial stockholders will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the initial stockholders will have to indemnify the Trust Account due to claims of creditors by endeavoring to

TRIDENT ACQUISITIONS CORP. NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS MARCH 31, 2021 (Unaudited)

NOTE 1.     DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Going Concern

As of March 31, 2021, the Company had $114,036 in its operating bank accounts, $63,366,019 in marketable securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem shares in connection therewith and an adjusted working capital deficit of $316,535, which excludes franchise taxes of $50,000 and prepaid income taxes of $12,186, of which such amounts will be paid from interest earned on the Trust Account, and promissory notes in the amount of $4,650,000 as such amounts are payable upon the consummation of a Business Combination and not from the working capital of the Company. As of March 31, 2021, approximately $1,497,000 of the amount on deposit in the Trust Account represents interest income, which is available to pay the Company’s tax obligations. Through March 31, 2021, the Company has withdrawn $1,601,135 of interest earned from the Trust Account in order to pay its taxes, of which $40,250 was withdrawn during the three months ended March 31, 2021.

On December 17, 2019, Viktoria Group, LLC, a company owned by the Company’s President and Chief Financial Officer, loaned the Company $180,000 in order to fund working capital requirements and finance transaction expenses in connection with a Business Combination. The loan was non-interest bearing and was repaid on June 18, 2020.

On January 30, 2020, VK Consulting, Inc. a company owned by the Company’s President and Chief Financial Officer, loaned the Company $425,000 in order to fund working capital requirements and finance transaction expenses in connection with a Business Combination. The loan is non-interest bearing and currently due on demand.

On February 7, 2020, May 15, 2020 and August 27, 2020, BGV Group Limited, an affiliate of one of the Company’s stockholders, loaned the Company an aggregate of $3,400,000 to be used to finance transaction costs in connection with a Business Combination. The loans are non-interest bearing and currently due on demand.

On November 27, 2020, an affiliate of the Company loaned the Company an aggregate of $150,000 to fund the Company’s working capital requirements and finance transaction expenses in connection with a Business Combination. The loans are non-interest bearing and payable on May 27, 2021.

On November 30, 2020 and December 28, 2020, an affiliate of the Company loaned the Company an aggregate of $1,100,000 to fund the Company’s working capital requirements and finance transaction expenses in connection with a Business Combination. The loans are non-interest bearing and currently due on demand.

The Company will need to raise additional capital through loans or additional investments from its initial stockholders, officers or directors. The Company’s initial stockholders, officers or directors may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern through December 1, 2021, the date that the Company

TRIDENT ACQUISITIONS CORP. NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS MARCH 31, 2021 (Unaudited)

NOTE 1.     DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

will be required to cease all operations, except for the purpose of winding up, if a Business Combination is not consummated. These consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Proposed Business Combination with Lottery.com

On February 21, 2021, the Company entered into a business combination agreement (the “Merger Agreement”) with Trident Merger Sub II Corp. (“Merger Sub”) (incorporated on February 9, 2021) and Lottery.com. Upon the closing (the “Closing”) of the business combination with Lottery.com, Merger Sub will merge with and into Lottery.com, with Lottery.com as the surviving company, continuing as the Company’s wholly owned subsidiary following the transaction and the separate existence of Merger Sub shall cease. At the Closing, each share of Lottery.com common stock issued and outstanding as of immediately prior to the Closing shall be converted into the right to receive the Per Share Merger Consideration. “Per Share Merger Consideration” means the quotient obtained by dividing (a) 40,000,000 shares of the Company’s common stock by (b) the aggregate number of shares of Lottery.com common stock (including shares issued upon the conversion or exercise of Lottery.com convertible securities) issued and outstanding as of immediately prior to the Closing (the “Lottery.com Shares”). The Per Share Merger Consideration shall be reduced by the number of shares of our common stock equal to the quotient of (i) the amount by which Net Indebtedness exceeds $10,000,000, as mutually agreed between the Company and Lottery.com (each acting reasonably), divided by (ii) 11.00. “Net Indebtedness” means the amount equal to Lottery.com’s Indebtedness, less cash and cash equivalents. For the avoidance of doubt, Lottery.com’s Indebtedness shall not include current liabilities or any intercompany Indebtedness between or among Lottery.com and any of its subsidiaries.

The holders of the Lottery.com Shares (the “Sellers”) will also be entitled to receive up to 6,000,000 additional shares of the Company’s common stock (the “Seller Earnout Shares”) that may be issuable from time to time as set forth below. The aggregate value of the consideration to be paid by the Company in the business combination (excluding the Seller Earnout Shares) is approximately $444 million (calculated as follows: 40,000,000 shares of the Company’s common stock to be issued to the Sellers, multiplied by $11.00). Upon the Closing, the Company will change its name to “Lottery.com.”

If, at any time on or prior to December 31, 2021, the daily volume-weighted average price of shares of the Company’s common stock equals or exceeds $13.00 per share for 20 of any 30 consecutive trading days commencing after the Closing, each Seller shall receive its pro rata portion of 3,000,000 Seller Earnout Shares and Vadim Komissarov, Ilya Ponomarev and Marat Rosenberg (the “Founder Holders”) shall receive an aggregate of 2,000,000 shares of the Company’s common stock. If, at any time on or prior to December 31, 2022, the daily volume-weighted average price of shares of the Company’s common stock equals or exceeds $16.00 per share for 20 of any 30 consecutive trading days commencing after the Closing, each Seller shall receive its pro rata portion of 3,000,000 Seller Earnout Shares and the Founder Holders shall receive an aggregate of 2,000,000 shares of common stock. The Seller Earnout Shares then earned and issuable shall be issued to the Sellers on a pro-rata basis based on the percentage of the Lottery.com Shares owned by them immediately prior to the Closing.

The parties agreed that immediately following the Closing, the Company’s board of directors will consist of five directors, four of which will be designated by Lottery.com and one of which will be designated by the Company, such appointment by the Company to be an independent director.

TRIDENT ACQUISITIONS CORP. NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS MARCH 31, 2021 (Unaudited)

NOTE 2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with US GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2020 as filed with the SEC on March 30, 2021 and amended on June 28, 2021, which contains the audited financial statements and notes thereto. The interim results for the three months ended March 31, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any future interim periods.

Principles of Consolidation

As of December 31, 2020 and for the three month period ended March 31, 2020, the accompanying condensed consolidated financial statements include the accounts of the Company and its majority owned subsidiary where the Company has the ability to exercise control. All significant intercompany balances and transactions have been eliminated in consolidation. Activities in relation to the noncontrolling interest are not considered to be significant and are, therefore, not presented in the accompanying condensed consolidated financial statements.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these condensed and condensed consolidated financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

TRIDENT ACQUISITIONS CORP. NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS MARCH 31, 2021 (Unaudited)

NOTE 2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s balance sheet with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of March 31, 2021 and December 31, 2020.

Marketable Securities Held in Trust Account

At March 31, 2021 and December 31, 2020, the assets held in the Trust Account were substantially held in money market funds, which are invested in U.S. Treasury securities. Through March 31, 2021, the Company has withdrawn $1,497,221 of interest earned from the Trust Account in order to pay its taxes, of which $40,250 was withdrawn during the three months ended March 31, 2021.

Warrant Liability

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common shares and whether the warrant holders could potentially require “net cash settlement” in

TRIDENT ACQUISITIONS CORP. NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS MARCH 31, 2021 (Unaudited)

NOTE 2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Fair Value of Financial Instruments

The Company applies ASC 820, Fair Value Measurement (“ASC 820”), which establishes framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.

The valuation hierarchy is composed of three levels. The classification within the valuation hierarchy is based on the lowest level of input that is significant to the fair value measurement. The levels within the valuation hierarchy are described below:

Level 1 — Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.

Level 2 — Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 — Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.

TRIDENT ACQUISITIONS CORP. NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS MARCH 31, 2021 (Unaudited)

NOTE 2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying consolidated balance sheets, primarily due to their short-term nature.

The fair value of cash, prepaid expenses, accounts payable and accrued expenses are estimated to approximate the carrying values as of March 31, 2021 and December 31, 2020, due to their short maturities of such instruments.

See Note 9 for additional information on assets and liabilities measured at fair value.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s condensed consolidated balance sheets.

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of March 31, 2021 and December 31, 2020, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

TRIDENT ACQUISITIONS CORP. NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS MARCH 31, 2021 (Unaudited)

NOTE 2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company may be subject to potential examination by federal or state taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. All tax years remain subject to potential examination.

On March 27, 2020, the CARES Act was enacted in response to COVID-19 pandemic. Under ASC 740, the effects of changes in tax rates and laws are recognized in the period which the new legislation is enacted. The CARES Act made various tax law changes including among other things (i) increasing the limitation under Section 163(j) of the Internal Revenue Code of 1986, as amended (the “IRC”) for 2019 and 2020 to permit additional expensing of interest (ii) enacting a technical correction so that qualified improvement property can be immediately expensed under IRC Section 168(k), (iii) making modifications to the federal net operating loss rules including permitting federal net operating losses incurred in 2018, 2019, and 2020 to be carried back to the five preceding taxable years in order to generate a refund of previously paid income taxes and (iv) enhancing the recoverability of alternative minimum tax credits. The enactment of the CARES Act did not have a significant impact on the Company’s income tax accounts for the three months ended March 31, 2021.

Net Income (Loss) Per Common Share

Net income (loss) per share is computed by dividing net income by the weighted-average number of shares of common stock outstanding during the period, excluding shares of common stock subject to forfeiture. The Company has not considered the effect of (1) warrants sold in the Initial Public Offering and private placement to purchase 21,275,000 shares of common stock and (2) 1,750,000 shares of common stock and warrants to purchase 1,750,000 shares of common stock in the unit purchase option sold to the underwriters and their designees, in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

The Company’s condensed consolidated statements of operations includes a presentation of income (loss) per share for common shares subject to possible redemption in a manner similar to the two-class method of (loss) per share. Net income (loss) per common share, basic and diluted, for common stock subject to possible redemption is calculated by dividing the proportionate share of income or loss on marketable securities held by the Trust Account, net of applicable franchise and income taxes, by the weighted average number of common stock subject to possible redemption outstanding since original issuance.

Net income (loss) per share, basic and diluted, for non-redeemable common stock is calculated by dividing the net income (loss), adjusted for income or loss on marketable securities attributable to common stock subject to possible redemption, by the weighted average number of non-redeemable common stock outstanding for the period.

Non-redeemable common stock includes Founder Shares and non-redeemable shares of common stock as these shares do not have any redemption features. Non-redeemable common stock participates in the income or loss on marketable securities based on non-redeemable shares’ proportionate interest.

TRIDENT ACQUISITIONS CORP. NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS MARCH 31, 2021 (Unaudited)

NOTE 2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The following table reflects the calculation of basic and diluted net income (loss) per common share (in dollars, except per share amounts):

	Three Months Ended March 31,
	2021	2020
Common stock subject to possible redemption
Numerator: Earnings attributable to common stock subject to possible redemption
Interest earned on marketable securities held in Trust Account	$933	$224,262
Less: interest available to be withdrawn for payment of taxes	(808)	(542,908)
Net income attributable to common stock subject to possible redemption	$125	$181,354
Denominator: Weighted Average Redeemable Common Stock
Basic and diluted weighted average shares outstanding	3,881,505	6,076,290
Basic and diluted net income per share, redeemable common stock	$0.00	$0.03

Non-Redeemable Common Stock
Numerator: Net Income (Loss) minus Net Earnings – Basic
Net income (loss)	$200,913	$(305)
Less: income allocable to common stock subject to possible redemption	(125)	(181,354)
Non-Redeemable Net Income (Loss) – Basic	$200,788	$(181,659)
Denominator: Weighted Average Non-Redeemable Common Stock
Basic weighted average shares outstanding, Non-redeemable common stock	8,086,215	7,148,526
Basic net income (loss) per share, Non-redeemable common stock	$0.02	$(0.03)

Numerator: Net Income (Loss) minus Net Earnings – Diluted
Non-redeemable net income (loss) – Basic	$200,788	$(181,659)
Less: change in fair value of derivative liability	(853,000)	—
Non-Redeemable Net Income (Loss) – Diluted	$(652,212)	$(181,659)
Denominator: Weighted Average Non-Redeemable Common Stock
Diluted weighted average shares outstanding, Non-redeemable common stock	8,206,296	7,148,526
Diluted net loss per share, Non-redeemable common stock	$(0.08)	$(0.03)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Recently Issued Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed financial statements as of and for the three months ended March 31, 2021 and the condensed consolidated financial statements as of December 31, 2020 and for the three month period ended March 31, 2020.

TRIDENT ACQUISITIONS CORP. NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS MARCH 31, 2021 (Unaudited)

NOTE 3.     INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 20,125,000 Units at a purchase price of $10.00 per Unit, inclusive of 2,625,000 Units sold to the underwriters upon the underwriters’ election to exercise their over-allotment option in full. Each Unit consists of one share of common stock and one warrant (“Public Warrant”). Each Public Warrant entitles the holder to purchase one share of common stock at an exercise price of $11.50 per share (see Note 8).

NOTE 4.     PRIVATE PLACEMENT

Simultaneously with the Initial Public Offering, the Insiders purchased an aggregate of 1,150,000 Private Units, at $10.00 per Private Unit for an aggregate purchase price of $11,500,000. Each Private Unit consists of one share of common stock (“Private Share”) and one warrant (“Private Warrant”). Each Private Warrant entitles the holder to purchase one share of common stock at an exercise price of $11.50. The proceeds from the sale of the Private Units were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Warrants will expire worthless. Additionally, the holders have agreed not to transfer, assign or sell any of the Private Units or underlying securities (except to certain permitted transferees and provided the transferees agree to the same terms and restrictions as the permitted transferees of the insider shares must agree to) until after the completion of a Business Combination.

NOTE 5.     RELATED PARTY TRANSACTIONS

Insider Shares

In March 2016, the Company issued 3,737,500 shares of common stock to the initial stockholders (the “insider shares”) for an aggregate purchase price of $25,000. In February 2018, the Company sold an additional 1,293,750 insider shares for an aggregate purchase price of $8,654, resulting in a total of 5,031,250 insider shares issued and outstanding. The 5,031,250 insider shares included an aggregate of up to 656,250 shares subject to forfeiture by the initial stockholders to the extent that the underwriter’s over-allotment was not exercised in full or in part, so that the initial stockholders would collectively own 20% of the Company’s issued and outstanding shares after the Initial Public Offering, excluding shares in the Private Units (assuming the initial stockholders did not purchase any Public Shares in the Initial Public Offering). On June 5, 2018, as a result of the underwriters’ election to exercise their over-allotment option in full, 656,250 insider shares are no longer subject to forfeiture.

The initial stockholders have agreed not to transfer, assign or sell any of the insider shares (except to certain permitted transferees) with respect to 50% of the insider shares, until the earlier of (i) six months after the date of the consummation of a Business Combination and on the date on which the closing price of the Company’s common stock equals or exceeds $12.50 per share for any 20 trading days within any 30-trading day period following the consummation of a Business Combination and, with respect to the remaining 50% of the insider shares, six months after the date of the consummation of a Business Combination, or if, (ii) subsequent to a Business Combination, the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders having the right to exchange their common stock for cash, securities or other property (the “Lock-Up Period”).

Promissory Notes — Related Parties

On December 17, 2019, Viktoria Group, LLC loaned the Company $180,000 under a promissory note to fund its working capital requirements and finance transaction expenses in connection with a Business Combination. The promissory note was non-interest bearing and payable on December 2, 2020. The loan was non-interest bearing and was repaid on June 18, 2020.

TRIDENT ACQUISITIONS CORP. NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS MARCH 31, 2021 (Unaudited)

NOTE 5.     RELATED PARTY TRANSACTIONS (cont.)

On January 30, 2020, VK Consulting, Inc. loaned the Company $425,000 under a promissory note to fund its working capital requirements and finance transaction expenses in connection with a Business Combination. The promissory note was non-interest bearing and was repaid on January 5, 2021.

On February 7, 2020, May 15, 2020 and August 27, 2020, BGV Group Limited loaned the Company an aggregate of $3,400,000 under promissory notes to fund its working capital requirements and finance transaction expenses in connection with a Business Combination. The promissory notes are non-interest bearing and currently due on demand.

On November 27, 2020, an affiliate of the Company loaned the Company an aggregate of $150,000 to fund the Company’s working capital requirements and finance transaction expenses in connection with a Business Combination. The loans are non-interest bearing and payable on May 27, 2021.

On November 30, 2020 and December 28, 2020, an affiliate of the Company loaned the Company an aggregate of $1,100,000 to fund the Company’s working capital requirements and finance transaction expenses in connection with a Business Combination. The loans are non-interest bearing and currently due on demand.

If the Company does not complete a Business Combination, any outstanding loans from the Company’s insiders, officers and directors or their affiliates will be repaid only from amounts remaining outside of the Company’s Trust Account, if any.

As of March 31, 2021, there was $4,650,000 outstanding under the promissory notes referenced above.

Administrative Services Agreement

The Company entered into an agreement whereby, commencing on May 30, 2018 through the earlier of the Company’s consummation of a Business Combination and its liquidation, the Company will pay VK Consulting a monthly fee of $7,500 for office space and secretarial and administrative services. For each of the three months ended March 31, 2021 and 2020, the Company incurred and paid $22,500 in fees for these services.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, certain of the Company’s initial stockholders, officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds held in the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Up to $200,000 of Working Capital Loans may be convertible into Private Units of the post Business Combination entity at a price of $10.00 per unit at the option of the lender. Such Units would be identical to the Private Units. As of March 31, 2021 and December 31, 2020, there were no amounts outstanding.

NOTE 6.     COMMITMENTS

Registration Rights

Pursuant to a registration rights agreement entered into on May 29, 2018, the holders of the insider shares, as well as the holders of the Private Units (and any shares of common stock issuable upon exercise of the Private Warrants) and any shares the initial stockholders, officers, directors or their affiliates may

TRIDENT ACQUISITIONS CORP. NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS MARCH 31, 2021 (Unaudited)

NOTE 6.     COMMITMENTS (cont.)

be issued in payment of the Working Capital Loans, are entitled to registration rights. The holders of the majority of these securities are entitled to make up to two demands that the Company register such securities. The holders of the majority of the insider shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. The holders of a majority of the Private Units or units issued in payment of Working Capital Loans made to the Company can elect to exercise these registration rights at any time commencing on the date that the Company consummates a Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriter is entitled to a deferred fee of two and one-half percent (2.5%) of the gross proceeds of the Initial Public Offering, or $5,031,250. The deferred fee will be paid in cash upon the closing of a Business Combination from the amounts held in the Trust Account, subject to the terms of the underwriting agreement.

Warrant Solicitation Fee

The Company has agreed to pay the underwriter a warrant solicitation fee of five percent (5%) of the exercise price of each Public Warrant exercised during the period commencing thirty days after the consummation of the Business Combination, including warrants acquired by security holders in the open market, but excluding warrants exercised during the 30 day period following notice of a proposed redemption. The warrant solicitation fee will be payable in cash. There is no limitation on the maximum warrant solicitation fee payable to the underwriter, except to the extent it is limited by the number of Public Warrants outstanding.

NOTE 7.     STOCKHOLDERS’ EQUITY

Preferred Stock — On May 29, 2018, the Company filed an Amended and Restated Certificate of Incorporation such that the Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s Board of Directors. At March 31, 2021 and December 31, 2020, there were no shares of preferred stock issued or outstanding.

Common Stock — On May 29, 2018, the Company filed an Amended and Restated Certificate of Incorporation such that the Company is authorized to issue 100,000,000 shares of common stock with a par value of $0.001 per share. Holders of the Company’s common stock are entitled to one vote for each share. At March 31, 2021 and December 31, 2020, there were 8,064,838 and 8,086,215 shares of common stock issued and outstanding (excluding 3,902,882 and 3,881,505 shares of common stock subject to possible redemption), respectively.

NOTE 8.     DERIVATIVE LIABILITIES

Unit Purchase Option

On June 1, 2018, the Company sold to the underwriter (and its designees), for $100, an option to purchase up to a total of 1,750,000 Units exercisable at $12.00 per Unit (or an aggregate exercise price of $21,000,000) commencing on the consummation of a Business Combination. The option represents the right to purchase 1,750,000 shares of common stock and 1,750,000 warrants to purchase 1,750,000 shares

TRIDENT ACQUISITIONS CORP. NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS MARCH 31, 2021 (Unaudited)

NOTE 8.     DERIVATIVE LIABILITIES (cont.)

of common stock. The unit purchase option may be exercised for cash or on a cashless basis, at the holder’s option, and expires on May 29, 2023. The Units issuable upon exercise of this option are identical to those offered in the Initial Public Offering. The Company accounted for the unit purchase option, inclusive of the receipt of $100 cash payment, as an expense of the Initial Public Offering resulting in a charge directly to stockholders’ equity. The Company determined the fair value of this unit purchase option to be approximately $5,048,518 (or $2.88 per Unit) using the Black-Scholes option-pricing model. The fair value of the unit purchase option granted to the underwriter was estimated as of the date of grant using the following assumptions: (1) expected volatility of 35%, (2) risk-free interest rate of 2.74% and (3) expected life of five years. For reporting periods subsequent to the Initial Public Offering, when the fair value of the Company’s stock price exceeds the value of the UPO, the Company classified the UPO as a liability as it is a freestanding marked-to-market derivative instrument that is precluded from being classified in stockholders’ equity. The UPO liability is marked-to-market each reporting period with the change in fair value recorded to other income (expense) in the accompanying statements of operations until the UPO is exercised, expires or other facts and circumstances lead the UPO to be reclassified to stockholders’ equity. The fair value of the UPO liability is estimated using a Black-Scholes option-pricing model within a Monte Carlo simulation model framework. The option and the 1,750,000 Units, as well as the 1,750,000 shares of common stock and 1,750,000 warrants, and 1,750,000 shares of common stock underlying such warrants, that may be issued upon exercise of the option, have been deemed compensation by Financial Industry Regulatory Authority, Inc. (“FINRA”) and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA’s NASD Conduct Rules. Additionally, the option may not be sold, transferred, assigned, pledged or hypothecated for 180 days following the effective date of Initial Public Offering except to any underwriter and selected dealer participating in the Initial Public Offering and their bona fide officers or partners, nor may the option, nor the securities underlying the option, be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition for such period. The option grants to holders demand and “piggyback” rights for periods of five and seven years, respectively, from the effective date of the registration statement with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the option. The Company will bear all fees and expenses attendant to registering the securities, other than underwriting commissions which will be paid for by the holders themselves. The exercise price and number of units issuable upon exercise of the option may be adjusted in certain circumstances including in the event of a share dividend, or the Company’s recapitalization, reorganization, merger or consolidation. However, the option will not be adjusted for issuances of common stock at a price below its exercise price.

Warrants

The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company agreed that as soon as practicable, but in no event later than 30 days, after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under

TRIDENT ACQUISITIONS CORP. NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS MARCH 31, 2021 (Unaudited)

NOTE 8.     DERIVATIVE LIABILITIES (cont.)

the Securities Act, of the shares of common stock issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the foregoing, if a registration statement covering the common stock issuable upon the exercise of the Public Warrants is not effective within 90 days from the consummation of a Business Combination, the holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise the Public Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company may redeem the Public Warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption;

•        if, and only if, the last sale price of the Company’s common stock equals or exceeds $16.00 per share for any 20 trading days within a 30-trading day period ending on a the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders; and

•        if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The Private Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Warrants are non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Warrants are held by holders other than the initial purchasers or any of their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Public Warrants.

The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants stock. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

TRIDENT ACQUISITIONS CORP. NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS MARCH 31, 2021 (Unaudited)

NOTE 9.     FAIR VALUE MEASUREMENTS

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at March 31, 2021 and December 31, 2020, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	March 31, 2021	December 31, 2020
Assets:
Marketable securities held in Trust Account	1	$63,366,019	$63,405,336
Liabilities:
Derivative Liability – Private Warrants	3	2,415,000	2,725,500
Derivative Liability – UPO	3	3,447,500	3,990,000

The Company utilizes a Black-Scholes model approach to value the Private Warrants and UPO at each reporting period, with changes in fair value recognized in the Statements of Operations. The estimated fair value of the derivative liabilities is determined using Level 3 inputs. Inherent in a binomial options pricing model are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock based on historical volatility that matches the expected remaining life of the derivatives. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the derivatives. The expected life of the derivatives is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.

The significant unobservable inputs used in the Black-Scholes model to measure the derivative liabilities that are categorized within Level 3 of the fair value hierarchy are as follows:

	As of March 31, 2021	As of December 31, 2020
Stock price	$11.94	$6
Strike price	$11.50	$11.50
Term (in years)	5.25	5.50
Volatility	16.40%	18.40%
Risk-free rate	0.43%	0.43%
Dividend yield	0.00%	0.00%
Fair value of private warrants	$2.10	$2.37
Fair value of UPO	$1.97	$2.28

The following table provides a summary of the changes in fair value of the Company’s Level 3 financial instruments that are measured at fair value on a recurring basis:

Derivative Liabilities
Fair value as of December 31, 2020	$6,715,500
Change in fair value	(853,000)
Fair value as of March 31, 2021	$5,862,500

There were no transfers between Levels 1, 2 or 3 during the three months ended March 31, 2021.

TRIDENT ACQUISITIONS CORP. NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS MARCH 31, 2021 (Unaudited)

NOTE 10.    SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the condensed consolidated balance sheet date up to the date that the condensed consolidated financial statements were issued. Based upon this review, other than as described in these financials or below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

The Company held a special meeting of stockholders on May 27, 2021, pursuant to which it received stockholder approval to (i) amend the Company’s amended and restated certificate of incorporation, as amended, to extend the date by which the Company has to consummate a Business Combination for an additional three months, with an ability to further extend for an additional three months if approved by the Company’s board of directors (the termination date as so extended, the “Extended Termination Date”) and (ii) amend the Company’s investment management trust agreement, dated as of May 29, 2018, by and between the Company and Continental Stock Transfer & Trust Company, as amended, to extend the date on which to commence liquidating the Trust Account in the event the Company has not consummated a Business Combination by the Extended Termination Date.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Trident Acquisitions Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Trident Acquisitions Corp. (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company’s business plan is dependent on the completion of a business combination and the Company’s cash and working capital as of December 31, 2020 are not sufficient to complete its planned activities for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Restatement of 2020 Financial Statements

As discussed in Note 2 to the consolidated financial statements, the accompanying consolidated financial statements as of December 31, 2020 and for the year then ended have been restated.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2016.

Philadelphia, PA

March 30, 2021, except for the effects of the restatement discussed in Note 2 as to which the date is June 25, 2021.

TRIDENT ACQUISITIONS CORP. CONSOLIDATED BALANCE SHEETS
	December 31,
	2020 (As Restated)	2019
ASSETS
Current assets
Cash	$972,787	$55,461
Prepaid expenses	51,979	102,917
Prepaid income taxes	12,186	—
Total Current Assets	1,036,952	158,378

Deferred tax asset	217,086	—
Security deposit	1,200	1,200
Marketable securities held in Trust Account	63,405,336	74,376,617
TOTAL ASSETS	$64,660,574	$74,536,195

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Account payable and accrued expenses	$325,860	$159,377
Income taxes payable	—	679,431
Promissory notes – related party	5,075,000	180,000
Total Current Liabilities	5,400,860	1,018,808

Derivative liabilities	6,715,500	—
Deferred underwriting fee payable	5,031,250	5,031,250
TOTAL LIABILITIES	17,147,610	6,050,058

Commitments and Contingencies

Common stock subject to possible redemption, 3,881,505 and 6,076,290 shares at redemption value at December 31, 2020 and 2019, respectively	42,512,961	63,486,129

Stockholders’ Equity
Preferred stock, $0.001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized; 8,086,215 and 7,148,526 issued and outstanding (excluding 3,881,505 and 6,076,290 shares subject to possible redemption) at December 31, 2020 and 2019, respectively	8,086	7,149
Additional paid-in capital	4,223,633	1,058,028
Retained earnings	768,284	3,934,831
Total Stockholders’ Equity	5,000,003	5,000,008
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$64,660,574	$74,536,195

The accompanying notes are an integral part of these consolidated financial statements.

TRIDENT ACQUISITIONS CORP. CONSOLIDATED STATEMENTS OF OPERATIONS
	Year Ended December 31,
	2020 (As Restated)	2019
Operating costs	$1,385,738	$1,100,138
Loss from operations	(1,385,738)	(1,100,138)

Other income:
Loss on change in fair value of derivative liabilities	(2,357,500)	—
Interest earned on marketable securities held in Trust Account	348,425	4,324,060
Refund of Tender Bid-Subsidiary	11,180	—
Other (loss) income, net	(1,997,895)	4,324,060

(Loss) income before benefit from (provision for) income taxes	(3,383,633)	3,223,922
Benefit from (provision for) income taxes	217,086	(690,816)
Net (loss) income	$(3,166,547)	$2,533,106

Basic and diluted weighted average shares outstanding, Common stock subject to possible redemption	5,207,431	17,476,926

Basic and diluted net income per share, Common Stock subject to possible redemption	$0.04	$0.17

Basic and diluted weighted average shares outstanding, Non-redeemable common stock	7,272,058	7,101,692

Basic and diluted net loss per share, Non-redeemable common stock	$(0.47)	$(0.06)

The accompanying notes are an integral part of these consolidated financial statements.

TRIDENT ACQUISITIONS CORP. CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
	Common Stock		Additional Paid-in Capital	Retained Earnings	Total Stockholders’ Equity
	Shares	Amount
Balance – January 1, 2019	7,070,627	$7,071	$3,591,212	$1,401,725	$5,000,008
Change in value of common stock subject to possible redemption	77,899	78	(2,533,184)	—	(2,533,106)

Net income	—	—	—	2,533,106	2,533,106
Balance – December 31, 2019	7,148,526	7,149	1,058,028	3,934,831	5,000,008
Change in value of common stock subject to possible redemption	937,689	937	7,523,605	—	7,524,542
Initial measurement of private placement warrants accounted for as liabilities			(368,000)		(368,000)
Initial measurement of unit purchase option agreement issued in connection with the Initial Public Offering accounted for as a liability			(3,990,000)		(3,990,000)
Net loss	—	—	—	(3,166,547)	(3,166,547)
Balance – December 31, 2020 (As Restated)	8,086,215	$8,086	$4,223,633	$768,284	$5,000,003

The accompanying notes are an integral part of these consolidated financial statements.

TRIDENT ACQUISITIONS CORP. CONSOLIDATED STATEMENTS OF CASH FLOWS
	Year Ended December 31,
	2020 (As Restated)	2019
Cash Flows from Operating Activities:
Net (loss) income	$(3,166,547)	$2,533,106
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(348,425)	(4,324,060)
Deferred tax benefit	(217,086)	(851)
Loss on change in fair value of derivative liabilities	2,357,500	—
Changes in operating assets and liabilities:
Prepaid expenses	50,938	(39,074)
Prepaid income taxes	(12,186)	—
Accrued expenses	166,483	(135)
Income taxes payable	(679,431)	305,637
Net cash used in operating activities	(1,848,754)	(1,525,377)

Cash Flows from Investing Activities:
Investment in Trust Account	(2,619,785)	(500,000)
Cash withdrawals from Trust Account for redemptions	13,448,626	137,130,484
Cash withdrawals from Trust Account for franchise and income taxes	490,865	1,070,021
Net cash provided by investing activities	11,319,706	137,700,505

Cash Flows from Financing Activities:
Proceeds from promissory notes – related parties	5,075,000	180,000
Repayment of promissory notes – related parties	(180,000)	(425,000)
Redemptions of common stock	(13,448,626)	(137,130,484)
Net cash used in financing activities	(8,553,626)	(137,375,484)

Net Change in Cash	917,326	(1,200,356)
Cash – Beginning of period	55,461	1,255,817
Cash – End of period	$972,787	$55,461

Supplemental cash flow information:
Cash paid for income taxes	$691,617	$386,030

Non-Cash investing and financing activities:
Initial measurement of private placement warrants accounted for as liabilities	$368,000	$—
Initial measurement of unit purchase option agreement issued in connection with the Initial Public Offering accounted for as a liability	$3,990,000	$—
Change in value of common stock subject to possible redemption	$7,524,542	$2,533,106

The accompanying notes are an integral part of these consolidated financial statements.

TRIDENT ACQUISITIONS CORP. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2020

NOTE 1.     DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Trident Acquisitions Corp. (the “Company”) is a blank check company incorporated in Delaware on March 17, 2016. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses (“Business Combination”).

At December 31, 2020, the Company had one subsidiary, Trident Black Sea Inc., a majority-owned subsidiary of the Company incorporated in Delaware on May 7, 2019 (“Trident Black Sea”).

At December 31, 2020, the Company had not yet commenced operations. All activity through December 31, 2020 relates to the Company’s formation, its public offering (“Initial Public Offering”), which is described below, and identifying a target for a Business Combination and activities in connection with the proposed acquisition of AutoLotto, Inc. (“Lottery.com”) (see Note 12).

The registration statement for the Company’s Initial Public Offering was declared effective on May 29, 2018. On June 1, 2018, the Company consummated the Initial Public Offering of 17,500,000 units (“Units” and, with respect to the common stock included in the Units being offered, the “Public Shares”), generating gross proceeds of $175,000,000, which is described in Note 4.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 1,150,000 Private Units, at a price of $10.00 per unit in a private placement to certain of the Company’s affiliates and stockholders (the “Insiders”), generating gross proceeds of $11,500,000, which is described in Note 5.

Following the closing of the Initial Public Offering on June 1, 2018, an amount of $178,500,000 ($10.20 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the Private Units was placed in a trust account (“Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the Trust Account, as described below.

On June 5, 2018, in connection with the underwriters’ exercise of their over-allotment option in full, the Company consummated the sale of an additional 2,625,000 Units at $10.00 per unit, generating total gross proceeds of $26,250,000. Simultaneously with the sale of the additional Units, the Company deposited an aggregate of $1,181,250 into the Trust Account from funds previously held outside of the Trust Account. A total of $26,775,000 was deposited in the Trust Account, bringing the aggregate proceeds held in the Trust Account to $205,275,000.

Transaction costs amounted to $11,101,864, consisting of $5,031,250 of underwriting fees, $5,031,250 of deferred underwriting fees and $1,039,364 of other costs.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and Private Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. Nasdaq Capital Market (“NASDAQ”) rules provide that the Company’s initial Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and interest released to pay franchise and income taxes) at the time of the signing a definitive agreement in connection with a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a

TRIDENT ACQUISITIONS CORP. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2020

NOTE 1.     DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its stockholders with the opportunity to convert all or a portion of their shares included in the Units sold in the Initial Public Offering (the “Public Shares”) upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The stockholders will be entitled to convert their shares for a pro rata portion of the amount then in the Trust Account ($10.20 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and incomes tax obligations). The per-share amount to be distributed to stockholders who convert their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter (as discussed in Note 7). There will be no conversion rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, conduct the conversions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or other legal reasons, the Company will offer to convert shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to convert their Public Shares irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the foregoing, the Company’s Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be restricted from converting its shares with respect to more than an aggregate of 20% of the shares sold in the Initial Public Offering (“Excess Shares”).

The Company’s Insiders, officers, directors and any holder of the Company’s insider shares (as defined in Note 6) (the “initial stockholders”) have agreed (a) to vote their insider shares, Private Shares (as defined in Note 6) and Public Shares in favor of a Business Combination, (b) not to propose an amendment to the Company’s Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public stockholders with the opportunity to redeem their shares in conjunction with any such amendment; (c) not to convert any shares in connection with a stockholder vote to approve a Business Combination and (d) that the insider shares and Private Shares will not participate in any liquidating distributions upon winding up if a Business Combination is not consummated.

The Company initially had until December 1, 2019 to consummate a Business Combination (the “Combination Period”).

TRIDENT ACQUISITIONS CORP. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2020

NOTE 1.     DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

On November 26, 2019, the Company held its Annual Meeting of the Stockholders of the Company at which the stockholders approved a proposal to amend the Company’s Amended and Restated Certificate of Incorporation (the “Charter Amendment”) to extend the period of time for which the Company is required to complete a Business Combination two times for an additional 90 days each time to June 1, 2020 (the termination date as so extended, the “Extended Termination Date”). The Company agreed to contribute $500,000 to the Trust Account for each 90-day extension period. The Company contributed an aggregate of $1,000,015 to the Trust Account which extended the date to June 1, 2020 to complete a Business Combination.

In connection with the approval of the Charter Amendment, stockholders elected to redeem an aggregate of 13,081,434 shares of the Company’s common stock. As a result, an aggregate of $137,130,484 (or approximately $10.48 per share) was removed from the Company’s Trust Account to pay such stockholders.

On May 28, 2020, the Company held a Special Meeting of the Stockholders of the Company at which the stockholders approved a proposal to amend the Company’s Amended and Restated Certificate of Incorporation (the “Second Charter Amendment”) to extend the period of time for which the Company is required to complete a Business Combination to September 1, 2020 (the “Second Extended Date”). The Company agreed to contribute $0.15 for each Public Share outstanding that was not redeemed for the three-month extension period. As of June 30, 2020, the Company contributed an aggregate of $962,476 to the Trust Account and had until September 1, 2020 to complete a Business Combination.

In connection with the approval of the Second Charter Amendment, stockholders elected to redeem an aggregate of 627,059 shares of the Company’s common stock. As a result, an aggregate of $6,666,775 (or approximately $10.63 per share) was removed from the Company’s Trust Account to pay such stockholders and 12,597,757 shares of common stock were then issued and outstanding as of June 30, 2020.

On August 28, 2020, the Company held a Special Meeting of the Stockholders of the Company at which the stockholders approved a proposal to amend the Company’s Amended and Restated Certificate of Incorporation (the “Third Charter Amendment”) to extend the period of time for which the Company is required to complete a Business Combination to December 1, 2020 (the “Third Extended Date”). The Company agreed to contribute $0.15 for each Public Share outstanding that was not redeemed for the three-month extension period. As of September 30, 2020, the Company contributed an aggregate of $867,971 to the Trust Account and had until December 1, 2020 to complete a Business Combination.

In connection with the approval of the Third Charter Amendment, stockholders elected to redeem an aggregate of 630,037 shares of the Company’s common stock. As a result, an aggregate of $6,781,851 (or approximately $10.76 per share) was removed from the Company’s Trust Account to pay such stockholders and 11,967,720 shares of common stock were then issued and outstanding as of September 30, 2020.

The Company held a special meeting of stockholders on November 30, 2020, pursuant to which the stockholders approved to extend the Third Extended Date from December 1, 2020 to March 1, 2021, with an ability to further extend for an additional three months to June 1, 2021 (the “Fourth Extended Date”) if approved by the Company’s board of directors. On February 26, 2021, the Company’s board of directors approved the extension of the Fourth Extended Date to June 1, 2021 to permit sufficient time for the Company to consummate its previously announced proposed business combination with Lottery.com, including filing a registration statement on Form S-4 that will include a proxy statement. The Company agreed to contribute $0.05 for each Public Share outstanding that was not redeemed for each month of the extension going forward. On December 1, 2020, the Company contributed an aggregate of $289,323 to the Trust Account.

TRIDENT ACQUISITIONS CORP. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2020

NOTE 1.     DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Company held a special meeting of stockholders on May 27, 2021, pursuant to which the stockholders approved to extend the Fourth Extended Date from June 1, 2021 to September 1, 2021, with an ability to further extend for an additional three months to December 1, 2021 (the “Fifth Extended Date”) if approved by the Company’s board of directors. In addition, the Company agreed that for each month of the extension, if the daily volume weighted average price of the Company’s common stock for any 10 consecutive trading days in the prior month is below $11.40 per share, as determined two (2) trading days prior to the last day of such month, the Company must deposit, or cause to be deposited by its insiders, $0.05 for each public share of common stock that was not redeemed in connection with the special meeting into the Company’s trust account.

If the Company is unable to consummate a Business Combination by the Fourth Extended Date, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned (net of taxes payable), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations to provide for claims of creditors and the requirements of applicable law.

The initial stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their insider shares and Private Shares if the Company fails to complete a Business Combination during the Combination Period. However, if the initial stockholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriter has agreed to waive its rights to the deferred underwriting commission (see Note 7) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the $10.20 per share held in the Trust Account.

In order to protect the amounts held in the Trust Account, the initial stockholders have agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the initial stockholders will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the initial stockholders will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

TRIDENT ACQUISITIONS CORP. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2020

NOTE 1.     DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Liquidity and Going Concern

As of December 31, 2020, the Company had $972,787 in its operating bank accounts, and an adjusted working capital of $738,956, which excludes prepaid income taxes of $12,186 and franchise and income taxes payable of $40,050, of which such amounts will be paid from interest earned on the Trust Account, and promissory notes in the amount of $5,075,000 as such amounts are payable upon the consummation of a Business Combination and not from the working capital of the Company. As of December 31, 2020, approximately $1,537,000 of the amount on deposit in the Trust Account represents interest income, which is available to pay the Company’s tax obligations. Through December 31, 2020, the Company has withdrawn $1,560,885 of interest earned from the Trust Account in order to pay its taxes, of which $490,865 was withdrawn during the year ended December 31, 2020.

On December 17, 2019, Viktoria Group, LLC, a company owned by the Company’s President and Chief Financial Officer, loaned the Company $180,000 in order to fund working capital requirements and finance transaction expenses in connection with a Business Combination. The loan was non-interest bearing and was repaid on June 18, 2020.

On January 30, 2020, VK Consulting, Inc. a company owned by the Company’s President and Chief Financial Officer, loaned the Company $425,000 in order to fund working capital requirements and finance transaction expenses in connection with a Business Combination. The loan is non-interest bearing and currently due on demand.

On February 7, 2020, May 15, 2020 and August 27, 2020, BGV Group Limited, an affiliate of one of the Company’s stockholders, loaned the Company an aggregate of $3,400,000 to be used to finance transaction costs in connection with a Business Combination. The loans are non-interest bearing and currently due on demand.

On November 27, 2020, an affiliate of the Company loaned the Company an aggregate of $150,000 to fund the Company’s working capital requirements and finance transaction expenses in connection with a Business Combination. The loans are non-interest bearing and payable on December 1, 2021.

On November 30, 2020 and December 28, 2020, an affiliate of the Company loaned the Company an aggregate of $1,100,000 to fund the Company’s working capital requirements and finance transaction expenses in connection with a Business Combination. The loans are non-interest bearing and currently due on demand.

The Company will need to raise additional capital through loans or additional investments from its initial stockholders, officers or directors. The Company’s initial stockholders, officers or directors may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern through December 1, 2021, the date that the Company

TRIDENT ACQUISITIONS CORP. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2020

NOTE 1.     DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

will be required to cease all operations, except for the purpose of winding up, if a Business Combination is not consummated. These consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 2.     RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

On April 12, 2021, the staff of the SEC issued a new Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “SEC Statement”). The SEC Statement addresses certain accounting and reporting considerations related to warrants. In the SEC Statement, the staff of the SEC expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to equity.

In connection with the SEC Statement, the Company’s management further evaluated the warrants under Accounting Standards Codification (“ASC”) Subtopic 815-40, Contracts in Entity’s Own Equity. ASC Section 815-40-15 addresses equity versus liability treatment and classification of equity-linked financial instruments, including warrants, and states that a warrant may be classified as a component of equity only if, among other things, the warrant is indexed to the issuer’s common stock. Under ASC Section 815-40-15, a warrant is not indexed to the issuer’s common stock if the terms of the warrant require an adjustment to the exercise price upon a specified event and that event is not an input to the fair value of the warrant. Based on management’s evaluation, the Company’s audit committee, in consultation with management, concluded that the Company’s Private Placement Warrants and Underwriter’s Unit Purchase Option (“UPO Warrants”) are not indexed to the Company’s common shares in the manner contemplated by ASC Section 815-40-15 because the holder of the instrument is not an input into the pricing of a fixed-for-fixed option on equity shares.

The Company previously accounted for its outstanding Private Placement Warrants and UPO Warrants (see Note 9) issued in connection with its Initial Public Offering as components of equity instead of as derivative liabilities.

As a result of the above, the Company should have classified the Private Placement Warrants and UPO Warrants as derivative liabilities in its previously issued financial statements. Under this accounting treatment, the Company is required to measure the fair value of the Private Placement Warrants and UPO Warrants at the end of each reporting period and recognize changes in the fair value at each reporting date in the consolidated statements of operations (see Notes 3 and 11).

The Company’s accounting for the Private Placement Warrants and UPO Warrants as components of equity instead of as derivative liabilities did not have any effect on the Company’s previously reported operating expenses, cash flows or cash. The Company reviewed all prior reporting periods where the warrants and UPO Warrants were outstanding. While the impact for periods prior to December 31, 2020 was deemed to be immaterial, the Company concluded that the previously issued financial statements as

TRIDENT ACQUISITIONS CORP. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2020

NOTE 2.     RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

of and for the year ended December 31, 2020 should not be relied on because of a misapplication in the guidance on derivative accounting. The following table summarizes the effect of the Restatement on each financial statement line item as of and for the year ended December 31, 2020:

	As Previously Reported	Adjustment	As Restated
Balance Sheet as of December 31, 2020
Derivative liabilities	$—	$6,715,500	$6,715,500
Total liabilities	10,432,110	6,715,500	17,147,610
Common stock subject to possible redemption	49,228,456	(6,715,495)	42,512,961
Common stock	7,473	613	8,086
Additional paid in capital	1,866,751	2,356,882	4,223,633
Retained earnings	3,125,784	(2,357,500)	768,284
Total stockholders’ equity	5,000,008	(5)	5,000,003
Statement of Operations for the Year Ended December 31, 2020
Loss on change in fair value of derivative liabilities	$—	(2,357,500)	(2,357,500)
Other income (loss), net	359,605	(2,357,500)	(1,997,895)
Loss before benefit from income taxes	(1,026,133)	(2,357,500)	(3,383,633)
Net loss	(809,047)	(2,357,500)	(3,166,547)
Basic and diluted net loss per common share, Non-redeemable common stock	(0.15)	(0.32)	(0.47)
Statement of Cash Flows for the Year Ended December 31, 2020
Cash flow from operating activities:
Net loss	$(809,047)	(2,357,500)	(3,166,547)
Adjustments to reconcile net loss to net cash and used in operating activities:
Change in fair value of derivative liabilities	—	$2,357,500	2,357,500
Initial measurement of private placement warrants accounted for as liabilities	—	368,000	368,000)
Initial measurement of unit purchase option agreement issued in connection with the Initial Public Offering accounted for as a liability	—	3,990,000	3,990,000
Change in value of common stock subject to possible redemption	809,047	6,715,495	7,524,542

NOTE 3.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”), and pursuant to the rules and regulations of the SEC.

TRIDENT ACQUISITIONS CORP. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2020

NOTE 3.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its majority owned subsidiary where the Company has the ability to exercise control. All significant intercompany balances and transactions have been eliminated in consolidation. Activities in relation to the noncontrolling interest are not considered to be significant and are, therefore, not presented in the accompanying consolidated financial statements.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these consolidated financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated balance sheet with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

TRIDENT ACQUISITIONS CORP. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2020

NOTE 3.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020 and 2019.

Marketable Securities Held in Trust Account

At December 31, 2020 and 2019, the assets held in the Trust Account were substantially held in money market funds, which are invested in U.S. Treasury securities. Through December 31, 2020, the Company has withdrawn $1,560,885 of interest earned from the Trust Account in order to pay its taxes, of which $490,865 was withdrawn during the year ended December 31, 2020.

Derivative Financial Instruments

The Company evaluates its financial instruments (including its UPO Warrants) to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date. See Note 9 for a further discussion of the Company’s derivatives.

Warrant Liabilities

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as a liability at their initial fair value on the date of issuance, and each balance sheet date

TRIDENT ACQUISITIONS CORP. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2020

NOTE 3.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The fair value of the Private Placement Warrants and UPO Warrants were estimated using a Black-Scholes valuation approach (see Note 11).

Fair Value of Financial Instruments

The Company applies ASC 820, Fair Value Measurement (“ASC 820”), which establishes framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.

The valuation hierarchy is composed of three levels. The classification within the valuation hierarchy is based on the lowest level of input that is significant to the fair value measurement. The levels within the valuation hierarchy are described below:

Level 1 — Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.

Level 2 — Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 — Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying consolidated balance sheets, primarily due to their short-term nature.

See Note 11 for additional information on assets and liabilities measured at fair value.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s consolidated balance sheets.

TRIDENT ACQUISITIONS CORP. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2020

NOTE 3.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2020 and 2019, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company may be subject to potential examination by federal or state taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. All tax years remain subject to potential examination.

On March 27, 2020, the CARES Act was enacted in response to COVID-19 pandemic. Under ASC 740, the effects of changes in tax rates and laws are recognized in the period which the new legislation is enacted. The CARES Act made various tax law changes including among other things (i) increasing the limitation under Section 163(j) of the Internal Revenue Code of 1986, as amended (the “IRC”) for 2019 and 2020 to permit additional expensing of interest (ii) enacting a technical correction so that qualified improvement property can be immediately expensed under IRC Section 168(k), (iii) making modifications to the federal net operating loss rules including permitting federal net operating losses incurred in 2018, 2019, and 2020 to be carried back to the five preceding taxable years in order to generate a refund of previously paid income taxes and (iv) enhancing the recoverability of alternative minimum tax credits. The enactment of the CARES Act did not have a significant impact on the Company’s income tax accounts for the year ended December 31, 2020.

Net (Loss) Income Per Common Share

Net (loss) income per share is computed by dividing net income by the weighted-average number of shares of common stock outstanding during the period, excluding shares of common stock subject to forfeiture. The Company has not considered the effect of (1) warrants sold in the Initial Public Offering and private placement to purchase 21,275,000 shares of common stock and (2) 1,750,000 shares of common stock and warrants to purchase 1,750,000 shares of common stock in the unit purchase option sold to the underwriters and their designees, in the calculation of diluted loss per share, since the inclusion of such warrants would be anti-dilutive.

The Company’s consolidated statement of operations includes a presentation of (loss) income per share for common shares subject to possible redemption in a manner similar to the two-class method of (loss) income per share. Net (loss) income per common share, basic and diluted, for Common stock subject to

TRIDENT ACQUISITIONS CORP. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2020

NOTE 3.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

possible redemption is calculated by dividing the proportionate share of income or loss on marketable securities held by the Trust Account, net of applicable franchise and income taxes, by the weighted average number of Common stock subject to possible redemption outstanding since original issuance.

Net (loss) income per share, basic and diluted, for non-redeemable common stock is calculated by dividing the net (loss) income, adjusted for income or loss on marketable securities attributable to Common stock subject to possible redemption, by the weighted average number of non-redeemable common stock outstanding for the period.

Non-redeemable common stock includes Founder Shares and non-redeemable shares of common stock as these shares do not have any redemption features. Non-redeemable common stock participates in the income or loss on marketable securities based on non-redeemable shares’ proportionate interest.

The following table reflects the calculation of basic and diluted net (loss) income per common share (in dollars, except per share amounts):

	Year Ended
	December 31, 2020	December 31, 2019
Common stock subject to possible redemption
Numerator: Earnings attributable to common stock subject to possible redemption
Interest earned on marketable securities held in Trust Account	$233,723	$3,730,367
Less: interest available to be withdrawn for payment of taxes	—	(753,586)
Net income attributable to common stock subject to possible redemption	$233,723	$2,976,781
Denominator: Weighted Average Redeemable Common Stock
Basic and diluted weighted average shares outstanding	5,207,431	17,476,926
Basic and diluted net income per share, redeemable common stock	$0.04	$0.17

Non-Redeemable Common Stock
Numerator: Net Loss minus Net Earnings
Net loss	$(3,166,547)	$2,533,106
Less: income allocable to common stock subject to possible redemption	(233,723)	(2,976,781)
Non-Redeemable Net Loss	$(3,400,270)	$(443,675)
Denominator: Weighted Average Non-redeemable common stock
Basic and diluted weighted average shares outstanding, Non-redeemable common stock	7,272,058	7,101,692
Basic and diluted net loss per share, Non-redeemable common stock	$(0.47)	$(0.06)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Recently Issued Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

TRIDENT ACQUISITIONS CORP. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2020

NOTE 4.     INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 20,125,000 Units at a purchase price of $10.00 per Unit, inclusive of 2,625,000 Units sold to the underwriters upon the underwriters’ election to exercise their over-allotment option in full. Each Unit consists of one share of common stock and one warrant (“Public Warrant”). Each Public Warrant entitles the holder to purchase one share of common stock at an exercise price of $11.50 per share (see Note 8).

NOTE 5.     PRIVATE PLACEMENT

Simultaneously with the Initial Public Offering, the Insiders purchased an aggregate of 1,150,000 Private Units, at $10.00 per Private Unit for an aggregate purchase price of $11,500,000. Each Private Unit consists of one share of common stock and one warrant (“Private Warrant”). Each Private Warrant entitles the holder to purchase one share of common stock at an exercise price of $11.50. The proceeds from the sale of the Private Units were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Warrants will expire worthless. Additionally, the holders have agreed not to transfer, assign or sell any of the Private Units or underlying securities (except to certain permitted transferees and provided the transferees agree to the same terms and restrictions as the permitted transferees of the insider shares must agree to) until after the completion of a Business Combination.

NOTE 6.     RELATED PARTY TRANSACTIONS

Insider Shares

In March 2016, the Company issued 3,737,500 shares of common stock to the initial stockholders (the “insider shares”) for an aggregate purchase price of $25,000. In February 2018, the Company sold an additional 1,293,750 insider shares for an aggregate purchase price of $8,654, resulting in a total of 5,031,250 insider shares issued and outstanding. The 5,031,250 insider shares included an aggregate of up to 656,250 shares subject to forfeiture by the initial stockholders to the extent that the underwriter’s over-allotment was not exercised in full or in part, so that the initial stockholders would collectively own 20% of the Company’s issued and outstanding shares after the Initial Public Offering, excluding shares in the Private Units (assuming the initial stockholders did not purchase any Public Shares in the Initial Public Offering). On June 5, 2018, as a result of the underwriters’ election to exercise their over-allotment option in full, 656,250 insider shares are no longer subject to forfeiture.

The initial stockholders have agreed not to transfer, assign or sell any of the insider shares (except to certain permitted transferees) with respect to 50% of the insider shares, until the earlier of (i) six months after the date of the consummation of a Business Combination and on the date on which the closing price of the Company’s common stock equals or exceeds $12.50 per share for any 20 trading days within any 30-trading day period following the consummation of a Business Combination and, with respect to the remaining 50% of the insider shares, six months after the date of the consummation of a Business Combination, or if, (ii) subsequent to a Business Combination, the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders having the right to exchange their common stock for cash, securities or other property (the “Lock-Up Period”).

TRIDENT ACQUISITIONS CORP. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2020

NOTE 6.     RELATED PARTY TRANSACTIONS (cont.)

Promissory Notes — Related Parties

In March 2016, VK Consulting, Inc. loaned the Company $425,000 to be used for the payment of costs related to the Initial Public Offering. On February 15, 2018, the terms of the promissory note with VK Consulting were amended such that the loan is now payable upon the consummation of a Business Combination. The loan was repaid in December 2019.

On December 17, 2019, Viktoria Group, LLC loaned the Company $180,000 under a promissory note to fund its working capital requirements and finance transaction expenses in connection with a Business Combination. The promissory note was non-interest bearing and payable on December 2, 2020. The loan was non-interest bearing and was repaid on June 18, 2020.

On January 30, 2020, VK Consulting, Inc. loaned the Company $425,000 under a promissory note to fund its working capital requirements and finance transaction expenses in connection with a Business Combination. The promissory note is non-interest bearing and currently due on demand.

On February 7, 2020, May 15, 2020 and August 27, 2020, BGV Group Limited loaned the Company an aggregate of $3,400,000 under promissory notes to fund its working capital requirements and finance transaction expenses in connection with a Business Combination. The promissory notes are non-interest bearing and currently due on demand.

On November 27, 2020, an affiliate of the Company loaned the Company an aggregate of $150,000 to fund the Company’s working capital requirements and finance transaction expenses in connection with a Business Combination. The loans are non-interest bearing and payable on December 1, 2021.

On November 30, 2020 and December 28, 2020, an affiliate of the Company loaned the Company an aggregate of $1,100,000 to fund the Company’s working capital requirements and finance transaction expenses in connection with a Business Combination. The loans are non-interest bearing and currently due on demand.

If the Company does not complete a Business Combination, any outstanding loans from the Company’s insiders, officers and directors or their affiliates will be repaid only from amounts remaining outside of the Company’s Trust Account, if any.

As of December 31, 2020, there was $5,075,000 outstanding under the promissory notes.

Administrative Services Agreement

The Company entered into an agreement whereby, commencing on May 30, 2018 through the earlier of the Company’s consummation of a Business Combination or its liquidation, the Company will pay VK Consulting a monthly fee of $7,500 for office space and secretarial and administrative services. For each of the years ended December 31, 2020 and 2019, the Company incurred and paid $90,000 in fees for these services.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, certain of the Company’s initial stockholders, officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds held in the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the

TRIDENT ACQUISITIONS CORP. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2020

NOTE 6.     RELATED PARTY TRANSACTIONS (cont.)

Trust Account. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Up to $200,000 of Working Capital Loans may be convertible into Private Units of the post Business Combination entity at a price of $10.00 per unit at the option of the lender. Such Units would be identical to the Private Units. As of December 31, 2020 and 2019, there were no amounts outstanding.

NOTE 7.     COMMITMENTS

Registration Rights

Pursuant to a registration rights agreement entered into on May 29, 2018, the holders of the insider shares, as well as the holders of the Private Units (and any shares of common stock issuable upon exercise of the Private Warrants) and any shares the initial stockholders, officers, directors or their affiliates may be issued in payment of the Working Capital Loans, are entitled to registration rights. The holders of the majority of these securities are entitled to make up to two demands that the Company register such securities. The holders of the majority of the insider shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. The holders of a majority of the Private Units or units issued in payment of Working Capital Loans made to the Company can elect to exercise these registration rights at any time commencing on the date that the Company consummates a Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriter is entitled to a deferred fee of two and one-half percent (2.5%) of the gross proceeds of the Initial Public Offering, or $5,031,250. The deferred fee will be paid in cash upon the closing of a Business Combination from the amounts held in the Trust Account, subject to the terms of the underwriting agreement.

Warrant Solicitation Fee

The Company has agreed to pay the underwriter a warrant solicitation fee of five percent (5%) of the exercise price of each Public Warrant exercised during the period commencing thirty days after the consummation of the Business Combination, including warrants acquired by security holders in the open market, but excluding warrants exercised during the 30 day period following notice of a proposed redemption. The warrant solicitation fee will be payable in cash. There is no limitation on the maximum warrant solicitation fee payable to the underwriter, except to the extent it is limited by the number of Public Warrants outstanding.

NOTE 8.     STOCKHOLDERS’ EQUITY

Preferred Stock — On May 29, 2018, the Company filed an Amended and Restated Certificate of Incorporation such that the Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s Board of Directors. At December 31, 2020 and 2019, there were no shares of preferred stock issued or outstanding.

TRIDENT ACQUISITIONS CORP. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2020

NOTE 8.     STOCKHOLDERS’ EQUITY (cont.)

Common Stock — On May 29, 2018, the Company filed an Amended and Restated Certificate of Incorporation such that the Company is authorized to issue 100,000,000 shares of common stock with a par value of $0.001 per share. Holders of the Company’s common stock are entitled to one vote for each share. At December 31, 2020 and 2019, there were 8,086,215 and 7,148,526 shares of common stock issued and outstanding (excluding 3,881,505 and 6,076,290 shares of common stock subject to possible redemption), respectively.

Public Warrants

The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company agreed that as soon as practicable, but in no event later than 30 days, after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of common stock issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the foregoing, if a registration statement covering the common stock issuable upon the exercise of the Public Warrants is not effective within 90 days from the consummation of a Business Combination, the holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise the Public Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company may redeem the Public Warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption;

•        if, and only if, the last sale price of the Company’s common stock equals or exceeds $16.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders; and

•        If, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

TRIDENT ACQUISITIONS CORP. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2020

NOTE 9.     DERIVATIVE LIABILITIES

Unit Purchase Option

On June 1, 2018, the Company sold to the underwriter (and its designees), for $100, an option to purchase up to a total of 1,750,000 Units exercisable at $12.00 per Unit (or an aggregate exercise price of $21,000,000) commencing on the consummation of a Business Combination. The option represents the right to purchase 1,750,000 shares of common stock and 1,750,000 warrants to purchase 1,750,000 shares of common stock. The unit purchase option may be exercised for cash or on a cashless basis, at the holder’s option, and expires on May 29, 2023. The Units issuable upon exercise of this option are identical to those offered in the Initial Public Offering. The Company accounted for the receipt of $100 cash payment, as an expense of the Initial Public Offering resulting in a charge directly to stockholders’ equity.

For reporting periods subsequent to the Initial Public Offering, when the fair value of the Company’s stock price exceeds the value of the UPO Warrants, the Company classified the UPO Warrants as a liability as it is a freestanding marked-to-market derivative instrument that is precluded from being classified in stockholders’ equity. The UPO liability is marked-to-market each reporting period with the change in fair value recorded to other income (expense) in the accompanying consolidated statements of operations until the UPO Warrants are exercised, expire or other facts and circumstances lead the UPO Warrants to be reclassified to stockholders’ equity. For reporting periods prior to December 31, 2020 the fair value of the stock price did not exceed the value of the UPO Warrants, therefore no derivative liability was recorded. As of December 31, 2020, the fair value of the UPO was $2.28 and a liability of $3,990,000 was recognized. The fair value of the liability recorded for the UPO Warrants is estimated using a Black-Scholes option-pricing model within a Monte Carlo simulation model framework. The option and the 1,750,000 Units, as well as the 1,750,000 shares of common stock and 1,750,000 warrants, and 1,750,000 shares of common stock underlying such warrants, that may be issued upon exercise of the option, have been deemed compensation by Financial Industry Regulatory Authority, Inc. (“FINRA”) and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA’s NASD Conduct Rules. Additionally, the option may not be sold, transferred, assigned, pledged or hypothecated for 180 days following the effective date of Initial Public Offering except to any underwriter and selected dealer participating in the Initial Public Offering and their bona fide officers or partners, nor may the option, nor the securities underlying the option, be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition for such period. The option grants to holders demand and “piggyback” rights for periods of five and seven years, respectively, from the effective date of the registration statement with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the option. The Company will bear all fees and expenses attendant to registering the securities, other than underwriting commissions which will be paid for by the holders themselves. The exercise price and number of units issuable upon exercise of the option may be adjusted in certain circumstances including in the event of a share dividend, or the Company’s recapitalization, reorganization, merger or consolidation. However, the option will not be adjusted for issuances of common stock at a price below its exercise price.

Private Warrants

The Private Warrants are identical to the Public Warrants (see Note 8) underlying the Units sold in the Initial Public Offering, except that the Private Warrants are non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Warrants are held by holders other than the initial purchasers or any of their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Public Warrants.

TRIDENT ACQUISITIONS CORP. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2020

NOTE 9.     DERIVATIVE LIABILITIES (cont.)

The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants stock. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

NOTE 10.     INCOME TAX

The Company’s net deferred tax assets are as follows:

	December 31, 2020	December 31, 2019
Deferred tax assets (liability)
Net operating loss carryforward	$217,086	$—
Unrealized gain on marketable securities	—	—
Total deferred tax assets (liability)	217,086	—
Valuation Allowance	—	—
Deferred tax assets (liability)	$217,086	$—

The income tax provision consists of the following:

	December 31, 2020	December 31, 2019
Federal
Current	$—	$691,667
Deferred	(217,086)	(851)

State and Local
Current	—	—
Deferred	—	—

Change in valuation allowance	—	—

Income tax provision	$(217,086)	$690,816

As of December 31, 2020 and 2019, the Company had $1,022,561 and $0 of U.S. federal net operating losses available for carryback or carryover to offset taxable income, respectively.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. Management believes that it is more likely than not the deferred tax assets generated in 2020 will be realized based upon the ability to carryback net operating losses to 2019. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment.

TRIDENT ACQUISITIONS CORP. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2020

NOTE 10.     INCOME TAX (cont.)

A reconciliation of the federal income tax rate to the Company’s effective tax rate is as follows:

	December 31, 2020	December 31, 2019
Statutory federal income tax rate	21.0%	21.0%
True-ups	0.0%	0.4%
Loss on change in fair value of warrant liability	(14.6)%	0.0%
Income tax provision	6.4%	21.4%

The Company files income tax returns in the U.S. federal jurisdiction and is subject to examination by the various taxing authorities. The Company’s tax returns since inception remain open to examination by the taxing authorities. The Company considers New York to be a significant state tax jurisdiction.

NOTE 11.     FAIR VALUE MEASUREMENTS

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2020 and 2019, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2020	December 31, 2019
Assets:
Marketable securities held in Trust Account	1	$63,405,336	$74,376,617

Liabilities:
Derivative Liability – Private Placement Warrants	3	2,725,500	—
Derivative Liability – UPO Warrants	3	3,990,000	—

The Company utilizes a Black-Scholes model approach to value the Placement Warrants and UPO Warrants at each reporting period, with changes in fair value recognized in the Statements of Operations. The estimated fair value of the derivative liabilities is determined using Level 3 inputs. Inherent in a binomial options pricing model are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock based on historical volatility that matches the expected remaining life of the derivatives. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the derivatives. The expected life of the derivatives is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.

The significant unobservable inputs used in the Black-Scholes model to measure the derivative liabilities that are categorized within Level 3 of the fair value hierarchy are as follows as of December 31, 2020:

	Private Placement Warrants	UPO Warrants
Stock price	$11.96	$11.96
Strike price	$11.50	$11.50
Term (in years)	5.5	5.5
Volatility	18.40%	18.40%
Risk-free rate	0.43%	0.43%
Dividend yield	0.00%	0.00%
Fair value	$2.37	$2.28

TRIDENT ACQUISITIONS CORP. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2020

NOTE 11.     FAIR VALUE MEASUREMENTS (cont.)

The following table provides a summary of the changes in fair value of the Company’s Level 3 financial instruments that are measured at fair value on a recurring basis:

Derivative Liabilities
Fair value as of December 31, 2019	$—
Initial measurement of private placement warrants accounted for as liabilities	368,000
Initial measurement of unit purchase option agreement issued in connection with the Initial Public Offering accounted for as a liability	3,990,000
Change in valuation of derivative liabilities	2,357,500
Fair value as of December 31, 2020	$6,715,500

There were no transfers between Levels 1, 2 or 3 during the year ended December 31, 2020.

NOTE 12.     SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the consolidated balance sheet date up to the date that the consolidated financial statements were issued. Based upon this review, other than as described below or within these financial statements, the Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

Proposed Business Combination with Lottery.com

On February 21, 2021, the Company entered into a business combination agreement (the “Merger Agreement”) with Trident Merger Sub II Corp. (“Merger Sub”) (incorporated on February 9, 2021) and Lottery.com. Upon the closing (the “Closing”) of the business combination with Lottery.com, Merger Sub will merge with and into Lottery.com, with Lottery.com as the surviving company, continuing as the Company’s wholly owned subsidiary following the transaction and the separate existence of Merger Sub shall cease. At the Closing, each share of Lottery.com common stock issued and outstanding as of immediately prior to the Closing shall be converted into the right to receive the Per Share Merger Consideration. “Per Share Merger Consideration” means the quotient obtained by dividing (a) 40,000,000 shares of the Company’s common stock by (b) the aggregate number of shares of Lottery.com common stock (including shares issued upon the conversion or exercise of Lottery.com convertible securities) issued and outstanding as of immediately prior to the Closing (the “Lottery.com Shares”). The Per Share Merger Consideration shall be reduced by the number of shares of our common stock equal to the quotient of (i) the amount by which Net Indebtedness exceeds $10,000,000, as mutually agreed between the Company and Lottery.com (each acting reasonably), divided by (ii) 11.00. “Net Indebtedness” means the amount equal to Lottery.com’s Indebtedness, less cash and cash equivalents. For the avoidance of doubt, Lottery.com’s Indebtedness shall not include current liabilities or any intercompany Indebtedness between or among Lottery.com and any of its subsidiaries.

The holders of the Lottery.com Shares (the “Sellers”) will also be entitled to receive up to 6,000,000 additional shares of the Company’s common stock (the “Seller Earnout Shares”) that may be issuable from time to time as set forth below. The aggregate value of the consideration to be paid by the Company in the business combination (excluding the Seller Earnout Shares) is approximately $444 million (calculated as follows: 40,000,000 shares of the Company’s common stock to be issued to the Sellers, multiplied by $11.00). Upon the Closing, the Company will change its name to “Lottery.com.”

If, at any time on or prior to December 31, 2021, the daily volume-weighted average price of shares of the Company’s common stock equals or exceeds $13.00 per share for 20 of any 30 consecutive trading days commencing after the Closing, each Seller shall receive its pro rata portion of 3,000,000 Seller

TRIDENT ACQUISITIONS CORP. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2020

NOTE 12.     SUBSEQUENT EVENTS (cont.)

Earnout Shares and Vadim Komissarov, Ilya Ponomarev and Marat Rosenberg (the “Founder Holders”) shall receive an aggregate of 2,000,000 shares of the Company’s common stock. If, at any time on or prior to December 31, 2022, the daily volume-weighted average price of shares of the Company’s common stock equals or exceeds $16.00 per share for 20 of any 30 consecutive trading days commencing after the Closing, each Seller shall receive its pro rata portion of 3,000,000 Seller Earnout Shares and the Founder Holders shall receive an aggregate of 2,000,000 shares of common stock. The Seller Earnout Shares then earned and issuable shall be issued to the Sellers on a pro-rata basis based on the percentage of the Lottery.com Shares owned by them immediately prior to the Closing.

The parties agreed that immediately following the Closing, the Company’s board of directors will consist of five directors, four of which will be designated by Lottery.com and one of which will be designated by the Company, such appointment by the Company to be an independent director.

On February 25, 2021, the Company transferred all of its equity interest in Trident Black Sea to VK Consulting, Inc. for an aggregate purchase price of $25,000, which is equal to the Company’s capital investment in Trident Black Sea.

AutoLotto, Inc. Condensed Consolidated Balance Sheets
	As of March 31, 2021	As of December 31, 2020
	(unaudited)
Assets
Cash	$13,311,182	$3,825,511
Restricted cash	5,000,000	6,950,000
Investments	—	—
Prepaid expenses	21,118,238	22,013,110
Other current assets	874,981	814,228
Total current assets	40,304,401	33,602,849
Investments	250,000	250,000
Goodwill	12,997,048	12,997,048
Intangible assets, net	21,479,833	3,211,250
Property and equipment, net	592,562	670,952
Total assets	$75,623,844	$50,732,099

Liabilities
Trade payables	$1,821,885	$2,176,621
Deferred revenue	5,724,481	7,763,593
Convertible debt, net – current	5,415,725	8,882,665
Notes payable – current	7,350,930	12,207,180
Accrued interest	1,327,678	721,717
Accrued and other expenses	3,853,375	2,335,350
Total current liabilities	25,494,074	34,087,126
Convertible debt, net – non current	28,754,760	10,000
Other long term liabilities	—	—
Total liabilities	54,248,834	34,097,126

Commitments and contingencies – see Note 10

Stockholders’ Equity
Common stock
Par value $.0001, 8,610,000 shares authorized, 5,163,607 and 5,158,607 issued and outstanding as of March 31, 2021 and December 31, 2020 respectively	5,628	5,159
Preferred stock – series seed
Par value $.0001, 633,000 shares authorized, 633,000 issued and outstanding as of March 31, 2021 and December 31, 2020 respectively	63	63
Preferred stock – series A
Par value $.0001, 1,220,000 shares authorized, 1,220,000 issued and outstanding as of March 31, 2021 and December 31, 2020 respectively	122	122
Preferred stock – series A1
Par value $.0001, 225,000 shares authorized, 223,749 issued and outstanding as of March 31, 2021 and December 31, 2020 respectively	22	22
Preferred stock – series A2
Par value $.0001, 305,000 shares authorized, 302,668 issued and outstanding as of March 31, 2021 and December 31, 2020 respectively	30	30
Additional paid-in capital	121,965,747	111,770,147
Accumulated deficit	(100,596,602)	(95,140,570)
Total Stockholders’ Equity	21,375,010	16,634,973
Total Liabilities & Stockholders’ Equity	$75,623,844	$50,732,099

The accompanying notes are an integral part of these condensed consolidated financial statements.

AutoLotto, Inc. Condensed Consolidated Statements of Operations Three Months Ended March 31, 2021 and 2020
	Three Months Ended March 31,
	2021	2020
	(unaudited)
Revenue	$5,461,539	$1,653,316
Cost of revenue	2,946,981	285,188
Gross profit	2,514,558	1,368,128

Operating expenses:
Personnel costs	1,095,793	845,805
Professional fees	2,415,198	257,010
General and administration	1,388,574	252,488
Depreciation and amortization	367,259	354,516
Total operating expenses	5,266,824	1,709,819
Loss from operations	(2,752,266)	(341,691)

Other expenses
Interest expense	2,472,048	290,422
Other expense	231,720	317,139
Total other expenses, net	2,703,768	607,561
Net loss	$(5,456,034)	$(949,252)
Basic and diluted loss per common share	$(1.04)	$(0.18)
Weighted average common shares outstanding	5,236,631	5,158,607

The accompanying notes are an integral part of these condensed consolidated financial statements.

AutoLotto, Inc. Condensed Consolidated Statements of Changes in Stockholders’ Equity (Unaudited)
	Common Stock		Preferred Stock – Series Seed		Preferred Stock – Series A		Preferred Stock – Series A1		Preferred Stock – Series A2		Paid-in Capital – Common	Paid-in Capital – Preferred	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of December 31, 2020	5,158,607	$5,159	633,000	$63	1,220,000	$122	223,749	$22	302,668	$30	$9,103,865	$102,666,282	$(95,140,570)	$16,634,973
Issuance of common stock upon stock option exercise	5,000	5	—	—	—	—	—	—	—	—	895	—	—	900
Conversion of convertible debt	465,171	465	—	—	—	—	—	—	—	—	934,535	—	—	935,000
Beneficial conversion feature	—	—	—	—	—	—	—	—	—	—	—	9,149,683	—	9,149,683
Issuance of digital securities	—	—	—	—	—	—	—	—	—	—	—	108,332	—	108,332
Stock based compensation	—	—	—	—	—	—	—	—	—	—	2,160	—	—	2,160
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(5,456,034)	(5,456,034)
Balance as of March 31, 2021	5,628,778	$5,628	633,000	$63	1,220,000	$122	223,749	$22	302,668	$30	$10,041,455	$111,924,292	$(100,596,602)	$21,375,010
	Common Stock		Preferred Stock – Series Seed		Preferred Stock – Series A		Preferred Stock – Series A1		Preferred Stock – Series A2		Paid-in Capital – Common	Paid-in Capital – Preferred	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of December 31, 2019	5,158,607	$5,159	633,000	$63	1,220,000	$122	223,749	$22	302,668	$30	$9,087,766	$100,610,949	$(89,327,905)	$20,376,206
Issuance of digital securities	—	—	—	—	—	—	—	—	—	—	—	162,498	—	162,498
Stock based compensation	—	—	—	—	—	—	—	—	—	—	4,905	—	—	4,905
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(949,252)	(949,252)
Balance as of March 31, 2020	5,158,607	$5,159	633,000	$63	1,220,000	$122	223,749	$22	302,668	$30	$9,092,671	$100,773,447	$(90,277,157)	$19,594,357

The accompanying notes are an integral part of these condensed consolidated financial statements.

AutoLotto, Inc. Condensed Consolidated Statements of Cash Flows
	Three Months Ended March 31,
	2021	2020
	(unaudited)
Cash flow from operating activities
Net loss	$(5,456,034)	$(949,252)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	367,259	354,516
Amortization of debt discount	1,841,807	206,912
Stock based compensation expense	2,160	4,905

Changes in assets & liabilities:
Prepaid expenses	894,872	33,394
Other current assets	(54,853)	12,763
Trade payables	(354,736)	(341,972)
Deferred revenue	(2,039,113)	605,545
Accrued interest	(605,961)	83,510
Accrued and other expenses	1,512,124	142,296
Net cash used in operating activities	(3,892,474)	152,616

Cash flow from investing activities
Purchases of property and equipment	(57,452)	(14,023)
Purchases of intangible assets	(3,050,000)	—
Net cash used in investing activities	(3,107,452)	(14,023)

Cash flow from financing activities
Issuance of digital securities	108,332	162,498
Proceeds from exercise of options	895
Proceeds from issuance of convertible debt	19,282,619	365,000
Beneficial conversion feature	—
Principal payments on notes payable	(4,856,250)	(42,052)
Equity	—	—
Net cash provided by financing activities	14,535,596	485,446
Net change in net cash and restricted cash	7,535,670	624,040
Cash at beginning of period	10,775,511	158,492
Cash at end of period	$18,311,182	$782,533

SUPPLEMENTAL DISCLOSURES:
Interest paid in cash	$24,280	$—

Non cash investing and financing activities
Conversion of convertible debt into common stock	$935,000	$—
Purchase of intangible assets through the issuance of convertible debt	$15,450,000	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

AutoLotto, Inc. Notes to the Condensed Consolidated Financial Statements (Unaudited) (Information as of March 31, 2021 and for the three months ended March 31, 2021 and 2020 is unaudited)

1.      Nature of Operations

Description of Business

AutoLotto, Inc. (dba Lottery.com) (“AutoLotto” or “the Company”) was incorporated in the State of Delaware as a C-Corp on February 2, 2015. In February 2018, the Company moved its headquarters from San Francisco, California to Spicewood, Texas.

The Company is a leading provider of domestic and international lottery products and services. As an independent third-party lottery game service, the Company offers a platform that it developed and operates to enable the remote purchase of legally sanctioned lottery games in the U.S. and abroad (the “Platform”). The Company’s revenue generating activities are focused on (i) offering the Platform via the Lottery.com app and our websites to users located in the U.S. and international jurisdictions where the sale of lottery games is legal and our services are enabled for the remote purchase of legally sanctioned lottery games (our “B2C Platform”); (ii) offering an internally developed, created and operated business-to-business application programming interface (“API”) of the Platform to enable commercial partners in permitted U.S. and international jurisdictions to purchase certain legally operated lottery games from the Company and resell them to users located within their respective jurisdictions (“B2B API”); and (iii) delivering global lottery data, such as winning numbers and results, to commercial digital subscribers and provide access to other proprietary, anonymized transaction data pursuant to multi-year contracts (“Data Service”).

As a provider of lottery products and services the Company is required to comply, and its business is subject to, regulation in each jurisdiction in which the Company offers the B2C Platform, or a commercial partner offers users access to lottery games through the B2B API. In addition, it must also comply with the requirements of federal and other domestic and foreign regulatory bodies and governmental authorities in jurisdictions in which the Company operates or with authority over its business. The Company’s business is additionally subject to multiple other domestic and international laws, including those relating to the transmission of information, privacy, security, data retention, and other consumer focused laws, and, as such, may be impacted by changes in or changes in the interpretation of such laws.

2.      Significant Accounting Policies

Basis of Presentation and Principle of Consolidation

The accompanying unaudited condensed financial statements have been prepared in conformity with generally accepted accounting principles in the United States (“U.S. GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission for interim financial information. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America (“GAAP”) for complete financial statements. The accompanying unaudited condensed consolidated financial statements as of March 31, 2021 and for the three months ended March 31, 2021 and 2020 and the related interim information contained within the notes to the financial statements are unaudited. The unaudited interim financial statements have been prepared on the same basis as the audited consolidated financial statements and in the opinion of management, reflect all normal recurring adjustments necessary for a fair statement of the Company’s financial position as of March 31, 2021 and the results of operations and cash flows for the three months ended March 31, 2021 and 2020. The results of operations for the three months ended March 31, 2021 are not necessarily indicative of the results to be expected for the year ended December 31, 2021 or for other future interim periods or years. The unaudited condensed financial statements should be read in conjunction with the Company’s audited financial statements as of and for the year ended December 31, 2020 set forth elsewhere in this proxy statement/prospectus.

Use of Estimates

The preparation of the financial statements requires management to make estimates and assumptions to determine the reported amounts of assets, liabilities, revenue and expenses. Although management believes these estimates are reasonable, actual results could differ from these estimates. The Company evaluates its estimates on an ongoing basis and prepares its estimates on historical experience and other assumptions the Company believes to be reasonable under the circumstances.

AutoLotto, Inc. Notes to the Condensed Consolidated Financial Statements (Unaudited) (Information as of March 31, 2021 and for the three months ended March 31, 2021 and 2020 is unaudited)

2.      Significant Accounting Policies (cont.)

Going Concern

The Company has experienced operating losses and negative operating cash flows for the years ended December 31, 2020 and 2019. As of the date of the issuance date of these financial statements, our existing cash resources, net proceeds from the Business Combination, and cash to be generated from future operations, are anticipated to be sufficient to fund the Company’s operating activities, including our anticipated operating, debt and capital expense requirements, for at least 12 months after June 30, 2021.

Cash and Restricted Cash

As of March 31, 2021 and December 31, 2020, cash was comprised of cash deposits, and deposits with some banks exceeded federally insured limits with the majority of cash held in one financial institution. Management believes all financial institutions holding its cash are of high credit quality and does not believe the Company is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

The Company had no marketable securities as of March 31, 2021 and December 31, 2020.

As of December 31, 2020, restricted cash included a $8,950,000 escrow deposit related to the Company’s future performance obligations to provide data access to a third party under a Master Service Agreement dated December 12, 2020. The total amount of restricted cash was $8,950,000 with $2,000,000 released and available for use based on the delivery of year-to-date 2020 sample data in December 2020. $2,000,000 of the remaining balance was released and available for use based on the third party’s receipt of specific historical data delivered during the three months ended March 31, 2021. The Company had Restricted Cash of $5,000,000 as of March 31, 2021 which included a $50,000 refundable fee which was previously withheld and will be available for release when the third party has database access to future records for a term of three years.

Accounts Receivable

The Company through its various merchant providers pre-authorizes forms of payment prior to the sale of digital representation of lottery games to minimize exposure to losses related to uncollected payments and does not extend credit to the user of the B2C Platform or the commercial partner of the B2B API, being its customers, in the normal course of business. The Company estimates its bad debt exposure each period and records a bad debt provision for accounts receivable it believes it may not collect in full. The Company did not record any allowance for uncollectible receivables as of March 31, 2021 and December 31, 2020. The Company has not incurred bad debt expense historically.

Prepaid Expenses

Prepaid expenses consist of payments made on contractual obligations for services to be consumed in future periods. The Company entered into an agreement with a third party to provide advertising services and issued equity instruments as compensation for the advertising services. The Company expenses the service as it is performed. The value of the services provided were used to value these contracts. The current portion of prepaid expenses is included in current assets on the consolidated balance sheet.

Investments

On August 2, 2018, AutoLotto purchased 186,666 shares of Class A-1 common stock of a third party business development partner representing 4% of the total outstanding shares of the company. As this investment resulted in less than 20% ownership, it was accounted for using the cost basis method.

AutoLotto, Inc. Notes to the Condensed Consolidated Financial Statements (Unaudited) (Information as of March 31, 2021 and for the three months ended March 31, 2021 and 2020 is unaudited)

2.      Significant Accounting Policies (cont.)

Property and equipment, net

Property and equipment are stated at cost. Depreciation and amortization are generally computed using the straight-line method over estimated useful lives ranging from three to five years. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the asset. Routine maintenance and repair costs are expensed as incurred. The costs of major additions, replacements and improvements are capitalized. Gains and losses realized on the sale or disposal of property and equipment are recognized or charged to other expense in the consolidated statement of operations.

Depreciation of property and equipment is computed using the straight-line method over the following estimated useful lives:

Computers and equipment	3 years
Furniture and fixtures	5 years
Software	3 years

Leases

Right-of-use assets (“ROU assets”) represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. Variable lease payments are not included in the calculation of the right-of-use asset and lease liability due to uncertainty of the payment amount and are recorded as lease expense in the period incurred. As most of the leases do not provide an implicit rate, the Company, used its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. Otherwise, the implicit rate when readily determinable. The lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

Under the available practical expedient, the Company accounts for the lease and non-lease components as a single lease component for all classes of underlying assets as both a lessee and lessor. Further, management elected a short-term lease exception policy on all classes of underlying assets, permitting the Company to not apply the recognition requirements of this standard to short-term leases (i.e. leases with terms of 12 months or less).

Goodwill and Other Intangibles

Goodwill represents the excess of the cost of assets acquired over the fair value of the net assets at the date of acquisition. Intangible assets represent the fair value of separately recognizable intangible assets acquired in connection with the Company’s business combinations. The Company evaluates its goodwill and other intangibles for impairment on an annual basis or whenever events or circumstances indicate that an impairment may have occurred in accordance with the provisions of ASC 350, “Goodwill and Other Intangible Assets”. The Company reviewed for impairment and determined that no impairment indicators exist as of March 31, 2021 and December 31, 2020. See Footnote 5 for further discussion.

Revenue Recognition

Under the new standard, Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers (Topic 606)”, the Company recognizes revenues when the following criteria are met: (i) persuasive evidence of a contract with a customer exists; (ii) identifiable performance obligations under the contract exist; (iii) the transaction price is determinable for each performance obligation; (iv) the transaction price is allocated to each performance obligation; and (v) when the performance obligations are satisfied. Revenues are recognized when control of the promised goods or services is transferred to the customers in an amount that reflects the consideration expected to be entitled to in exchange for those goods or services.

AutoLotto, Inc. Notes to the Condensed Consolidated Financial Statements (Unaudited) (Information as of March 31, 2021 and for the three months ended March 31, 2021 and 2020 is unaudited)

2.      Significant Accounting Policies (cont.)

Lottery game sales

The Company’s performance obligations of delivering lottery games are satisfied at the time in which the digital representation of the lottery game is delivered to the user of the B2C Platform or the commercial partner of the B2B API. Therefore, revenues are recognized at a point in time. The Company receives consideration for lottery game sales at the time of delivery to the customer, being the user or commercial partner, as applicable. There is no variable consideration related to lottery game sales.

Each individual lottery game delivered by the Company to the end user represents a distinct performance obligation and the consideration, including the service fee or mark-up, charged by the Company to each end user, for each lottery game sale is fixed, representing the standalone selling price. At all times, the relationship between the user or customer is solely with the Company and it is the Company’s sole responsibility and risk to facilitate the acquisition of the lottery game and to ensure the availability of the lottery game for redemption, as required.

The Company’s performance obligations of delivering lottery games commences at the point in time in which the user of the B2C Platform or a customer of the B2B API, as applicable, delivers the consideration for a lottery game to the Company following which the Company delivers the digital representation of the lottery game to such user or customer and thereafter procures the lottery game ticket from the seller of such lottery game ticket. Accordingly, the transaction is recognized at a point in time. The Company receives the consideration for lottery game sales at the time of purchase by the end user. There is no variable consideration related to lottery game sales and no allocation of consideration necessary.

For lottery game sales, we evaluated whether we are the principal (i.e., report revenues on a gross basis) or agent (i.e., report revenues on a net basis). We report lottery game revenues on a gross basis, that is, the amounts charged to our users and customers are recorded as revenues, and amounts paid to the party that we purchase lottery games from are recorded as cost of revenues.

We are the principal because we maintain possession and control the lottery game before it is delivered to the end user, being our users or customers as applicable, and we are at risk in the event that the lottery game ticket is lost, destroyed or stolen prior to its delivery, if at all, to the end user, and we only deliver the actual physical game asset to the end user if and when required following the sale in certain limited circumstances. Additionally, the Company has determined that it acts as a principal in these lottery game sales transactions with customers based on the three indicators of control as dictated in ASC 606-10-55-39 and outlined as follows:

•        The Company has the discretion to establish service fees or mark-ups on the sale of each lottery game, as applicable, evidencing its ability to establish the ultimate price of the goods being sold;

•        The Company has the sole responsibility to its users and customers to either deliver winnings or winning lottery game tickets in the event of a successful draw and accordingly is primarily responsible for providing the performance obligation directly to the end user and assumes fulfillment risk of all lottery game sales as it retains physical possession of lottery game sales from time of sale until the point of redemption;

•        Because of the foregoing, the Company also retains inventory risk, as it is responsible for any potential winnings related to lost or unredeemable tickets at the time of redemption.

Data licensing

The Company’s performance obligations in agreements with certain customers is to provide a license of intellectual property related to the Company’s compiled customer data. Customers pay a combination of a license issue fee paid up front and sales-based royalties. The transaction price is deemed to be the license issue fee stated in the contract. The licenses offered by the Company can be in the form of both functional

AutoLotto, Inc. Notes to the Condensed Consolidated Financial Statements (Unaudited) (Information as of March 31, 2021 and for the three months ended March 31, 2021 and 2020 is unaudited)

2.      Significant Accounting Policies (cont.)

and symbolic licenses. Those licenses designated as functional licenses are those with significant standalone functionality and provides customers with the right to use the Company’s intellectual property. This allows the Company to recognize revenue on the license issue fee at a point in time at the beginning of the contract, which is when the customer begins to have use of the license. Those licenses designated as symbolic provide the customer with the right to use the Company’s data on an ongoing basis with continued updates through the term of the agreement in the form of newly gathered data being made available to the customer. For symbolic licenses, the Company therefore recognizes revenue ratably over the term of the agreement. Variable consideration related to sales-based royalties is recognized only when (or as) the later of the following events occur: (i) the subsequent sale or usage occurs; or (ii) the performance obligation to which some or all of the sales-based or usage-based royalty has been allocated has been satisfied (or partially satisfied). For current performance obligations, the Company has included zero variable consideration in the transaction price as this represents the most likely amount as of the current reporting period.

Other licensing revenue

The Company’s performance obligations in agreements with certain customers is to provide a license of intellectual property related to the use of the Company’s tradename for marketing purposes by partners of the Company. Customers pay a license fee up front. The transaction price is deemed to be the license issue fee stated in the contract. The license offered by the Company represents a symbolic license which provides the customer with the right to use the Company’s intellectual property on an ongoing basis with continued support throughout the term of the contract in the form of ongoing maintenance of the underlying intellectual property. This allows the Company recognize revenue ratably over the term of the agreement. There is no variable consideration related to these performance obligations.

Arrangements with Multiple Performance Obligations

The Company’s contracts with customers may include multiple performance obligations. For such arrangements, management allocates revenue to each performance obligation based on its relative standalone selling price. Management generally determines standalone selling prices based on the prices charged to customers.

Deferred Revenues

The Company records deferred revenues when cash payments are received or due in advance of any performance, including amounts which are refundable.

Payment terms vary by the type and location of the customer and the products or services offered. The term between invoicing and when payment is due is not significant. For certain products or services and customer types, management requires payment before the products or services are delivered to the customer.

Contract Assets

Given the nature of the Company’s services and contracts, it has no contract assets.

Taxes

Taxes assessed by a governmental authority that are both imposed on and concurrent with specific revenue-producing transactions, that are collected by us from a customer, are excluded from revenue.

Cost of Revenue

Cost of revenue consists primarily of variable costs, comprising (i) the cost of procurement of lottery games, minus winnings to users, additional expenses related to the sale of lottery games, including, commissions, affiliate fees and revenue shares; and (ii) payment processing fees on user fees, including, chargebacks imposed on the Company.

AutoLotto, Inc. Notes to the Condensed Consolidated Financial Statements (Unaudited) (Information as of March 31, 2021 and for the three months ended March 31, 2021 and 2020 is unaudited)

2.      Significant Accounting Policies (cont.)

Stock Based Compensation

Effective October 1, 2019, the Company adopted ASU 2018-07, Compensation — “Stock Compensation (Topic 718): Improvements to Nonemployee Share-based Payment Accounting” (“ASC 718”), which addresses aspects of the accounting for nonemployee share-based payment transactions and accounts for share-based awards to employees in accordance with ASC 718, Stock Compensation. Under this guidance, stock compensation expense is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the estimated service period (generally the vesting period) on the straight-line attribute method.

Recent Accounting Pronouncements

ASU No. 2020-09 (Topic 470), Debt

Amendments to SEC paragraphs pursuant to SEC release NO. 33-10762 amends terms related to Debt Guarantors and Issuers of Guaranteed Securities Registered or to be Registered with the SEC. The Company is currently evaluating the timing of adoption and impact of the updated guidance on its financial statements.

3.      Property and Equipment, net

Property and equipment, net as of March 31, 2021 and December 31, 2020 consisted of the following:

	As of March 31, 2021	As of December 31, 2020
Computers and equipment	$85,004	$85,004
Furniture and fixtures	22,252	14,301
Software	1,952,621	1,903,121
Property and equipment	2,059,877	2,002,426
Accumulated depreciation	(1,467,316)	(1,331,474)
Property and equipment, net	$592,561	$670,952

Depreciation expense was $135,842 and $156,473 for the three months ended March 31, 2021 and 2020, respectively.

4.      Intangible Assets, net

TinBu Acquisition

The following intangible assets, net relate to the acquisition of TinBu LLC (“TinBu”):

Customer Relationships

Customer relationships represent the valuation of acquired customer accounts. The cost is amortized on the straight-line method over its estimated useful life of six years.

	As of March 31, 2021	As of December 31, 2020
Cost basis	$940,000	$940,000
Less: accumulated amortization	(404,722)	(365,556)
	$535,278	$574,444

AutoLotto, Inc. Notes to the Condensed Consolidated Financial Statements (Unaudited) (Information as of March 31, 2021 and for the three months ended March 31, 2021 and 2020 is unaudited)

4.      Intangible Assets, net (cont.)

Amortization expense for the three months ended March 31, 2021 and 2020 was $39,167 and $39,167, respectively.

Estimated amortization expense for the nine months remaining in 2021 will be $117,500 and each of the ensuing years through December 31, 2024 will be $156,667 (except for 2024, which will be $104,443).

Trade Name

Trade name consists of the valuation of the Company’s trademarks and brand identity. The trade name is being amortized on the straight-line method over its respective term of six years.

	As of March 31, 2021	As of December 31, 2020
Cost basis	$10,000	$10,000
Less: accumulated amortization	(4,306)	(3,889)
	$5,694	$6,111

Amortization expense for the three months ended March 31, 2021 and 2020 was $417 and $417, respectively.

Estimated amortization expense for the nine months remaining in 2021 will be $1,250 and each of the ensuing years through December 31, 2024 will be $1,667 (except for 2024, which will be $1,110).

Technology

Technology represents the valuation of acquired technology. The cost is amortized on the straight-line method over its estimated useful life of six years.

	As of March 31, 2021	As of December 31, 2020
Cost basis	$1,430,000	$1,430,000
Less: accumulated amortization	(615,694)	(556,111)
	$814,306	$873,889

Amortization expense for the three months ended March 31, 2021 and 2020 was $59,583 and $59,583, respectively.

Estimated amortization expense for the nine months remaining in 2021 will be $178,750 and each of the ensuing years through December 31, 2024 will be $238,333 (except for 2024, which will be $158,890).

Software and Asset Purchase Agreement

The Company entered into a software agreement with a third party. As part of the agreement, the Company paid $2,000,000 for unlimited access to the software of the third party. The cost is amortized on the straight-line method over its estimated useful life of six years. Additionally, the company issued an additional convertible note in the amount of $12,500,000 for the right to acquire the assets of this third party.

	As of March 31, 2021	As of December 31, 2020
Cost basis	$14,500,000	$2,000,000
Less: accumulated amortization	(1,000,000)	(916,667)
	$13,500,000	$1,083,333

AutoLotto, Inc. Notes to the Condensed Consolidated Financial Statements (Unaudited) (Information as of March 31, 2021 and for the three months ended March 31, 2021 and 2020 is unaudited)

4.      Intangible Assets, net (cont.)

Amortization expense for the three months ended March 31, 2021 and 2020 was $83,333 and $83,333, respectively.

Estimated amortization expense for the nine months remaining in 2021 will be $1,812,500 and each of the ensuing years through December 31, 2023 will be $2,416,667. For the year ending 2024 estimated amortization expense will be $2,166,667 and each of the ensuring years will be $2,083,333 (except for 2027, which will be $1,562,500).

Sports.com Domain Acquisition

In February 2021, the Company purchased the domain name sports.com. The total purchase price was $6,000,000 for unlimited use of the domain name. The cost is amortized on the straight-line method over its estimated useful life of fifteen years.

	As of March 31, 2021	As of December 31, 2020
Cost basis	$6,000,000	$—
Less: accumulated amortization	(33,333)	—
	$5,966,667	$—

Amortization expense for the three months ended March 31, 2021 was $33,333.

Estimated amortization expense for the nine months remaining in 2021 will be $299,997 and each of the ensuing years through December 31, 2036 will be $400,000 (except for 2036, which will be $66,666).

Lottery.com Domain Acquisition

In March 2017, the Company purchased the domain name lottery.com. The total purchase price was $935,000 for the domain name. The cost is amortized on the straight-line method over its estimated useful life of fifteen years.

	As of March 31, 2021	As of December 31, 2020
Cost basis	$935,000	$935,000
Less: accumulated amortization	(249,333)	(233,750)
	$685,667	$701,250

Amortization expense for the three months ended March 31, 2021 and 2020 was $15,583 and 15,583.

Estimated amortization expense for the nine months remaining in 2021 will be $46,750 and each of the ensuing years through December 31, 2032, will be $62,333 (except for 2032, which will be $15,588).

5.      Notes Payable and Convertible Debt

Secured Convertible Note

As part of the Lottery.com domain purchase, the Company issued a secured convertible promissory note with the fair value of $935,000, zero percent interest and matured March 2021. The note has an automatic conversion at the time of maturity or if 50% of the note is prepaid in cash. The prepayment feature is only at the determination of the Company and not of the holder. The full value of the note was converted into 465,170 shares of the Company’s common stock.

AutoLotto, Inc. Notes to the Condensed Consolidated Financial Statements (Unaudited) (Information as of March 31, 2021 and for the three months ended March 31, 2021 and 2020 is unaudited)

5.      Notes Payable and Convertible Debt (cont.)

Series A Notes

From August to October 2017, the Company entered into seven Convertible Promissory Note Agreements with unaffiliated investors for an aggregate amount of $821,500. The notes bear interest at 10% per year, are unsecured, and were due and payable on June 30, 2019. The parties have verbally agreed to extend the maturity of the notes pending qualified financing. As of March 31, 2021 and December 31, 2020, the balance amount due on these notes was $821,500. The Company cannot prepay the loan without consent from the noteholders. As of March 31, 2021, there have been no Qualified Financing events that trigger conversion.

Secured Convertible Note

As part of the Lottery.com domain purchase, the Company issued a secured convertible promissory note with the fair value of $935,000, zero percent interest and matures March 2021. The note has an automatic conversion at the time of maturity or if 50% of the note is prepaid in cash. The prepayment feature is only at the determination of the Company and not of the holder. The full value of the note is convertible into 465,170 shares of the Company’s common stock.

Series B Notes

From November 2018 to December 2020, the Company entered into multiple Convertible Promissory Note agreements with unaffiliated investors for an aggregate amount of $8,592,828. The notes bear interest at 8% per year, are unsecured, and were due and payable on dates ranging from December 2020 to December 2021. For any convertible promissory notes that had an original maturity on or before December 31, 2020, the parties executed an amendment that updated the maturity date to December 21, 2021. Included in the amendment was the additional automatic conversion to equity upon completion of the business combination with Trident Acquisition Corp. As of March 31, 2021, there have been no Qualified Financing events that trigger conversion.

During the three months ended March 31, 2021, the Company entered into multiple Convertible Promissory Note agreements with unaffiliated investors for an aggregate amount of $36,598,733. The notes bear interest at 8% per year, are unsecured, and are due and payable on dates ranging from December 2021 to December 2022. The Company cannot prepay the loan without consent from the noteholders.

As of March 31, 2021, the Series B Convertible Notes had a balance of $45,045,166.

As of March 31, 2021 and December 31, 2020, the outstanding balances of the Series A and B notes was as follows;

	As of March 31, 2021	As of December 31, 2020
Total face value of series A convertible notes payable	$821,500	$821,500
Total face value of series B convertible notes payable	45,045,166	8,607,802
Total face value of secured convertible prommisory note	—	935,000
Total face value of convertible notes payable	45,866,666	10,364,302
Less: unamortized beneficial conversion feature	(8,927,982)	(1,240,716)
Less: unamortized debt discount	(2,768,199)	(230,921)
Total convertible notes payable, net	34,170,485	8,892,665
Less: current portion of convertible notes payable	(5,415,725)	(8,882,665)
Convertible notes payable, net of current portion	$28,754,760	$10,000

AutoLotto, Inc. Notes to the Condensed Consolidated Financial Statements (Unaudited) (Information as of March 31, 2021 and for the three months ended March 31, 2021 and 2020 is unaudited)

5.      Notes Payable and Convertible Debt (cont.)

Maturities of the Series A and B notes are as follows:

	Series A Amount	Series B Amount	Total Amount

Years ending December 31,
2021	821,500	16,290,406	17,111,906
2022	—	28,754,760	28,754,760
	$821,500	$45,045,166	$45,866,666

PPP Loan

On May 1, 2020, the Company entered into a Promissory Note with Cross River Bank, which provides for a loan in the aggregate amount of $493,225, pursuant to the Paycheck Protection Program, (“PPP”). The PPP, established under Division A, Title I of the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) enacted on March 27, 2020, provides for loans to qualifying businesses for amounts up to 2.5 times of the average monthly payroll expenses of the qualifying business. The loans and accrued interest are forgivable after eight weeks as long as the borrower uses the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities (“Qualified Expenses”), and maintains its payroll levels. The amount of loan forgiveness will be reduced if the borrower terminates employees or reduces salaries during the eight-week period. The unforgiven portion of the PPP loan is payable over two years at an interest rate of 1%, with a deferral of payments for the first six months.

The Company used the proceeds for purposes consistent with the PPP and believes that its use of the loan proceeds met the conditions for forgiveness of the PPP loan. Therefore, the PPP loan qualified for recognition as a government grant in accordance with ASC 470, Debt.

Short term loans

On June 29, 2020, the Company entered into a Promissory Note with the U.S. Small Business Administration for $150,000. The loan has a thirty-year term and bears interest at a rate of 3.75% per annum. Monthly principal and interest payments are deferred for twelve months after the date of disbursement. The loan may be prepaid at any time prior to maturity with no prepayment penalties. The Promissory Note contains events of default and other provisions customary for a loan of this type. As of March 31, 2021 and December 31, 2020, the balance of the loan was $150,000.

In August 2020, the Company entered into three separate note payable agreements with three individuals for an aggregate amount of $37,199. The notes bear interest at a variable rate, are unsecured, and the parties have verbally agreed the notes will be due upon a qualifying financing event. As of March 31, 2021 and December 31, 2020, the balance of the loans totaled $17,700.

Notes payable

In August 28, 2018. in connection with the purchase of the entire membership interest of TinBu, the Company entered into several notes payable for $12,674,635 with the sellers of the TinBu and a broker involved in the transaction. The notes have an interest rate of 0%, and they mature on January 25, 2022. As of March 31, 2021 and December 31, 2020, the balance of the note was $10,742,643 and $11,067,643, respectively.

AutoLotto, Inc. Notes to the Condensed Consolidated Financial Statements (Unaudited) (Information as of March 31, 2021 and for the three months ended March 31, 2021 and 2020 is unaudited)

6.      Stockholders’ Equity

Common Stock

As of March 31, 2021 and December 31, 2020, 5,628,778 shares and 5,158,607 shares, respectively, were outstanding. During the three months ended March 31, 2021, the Company issued 5,000 common shares upon the exercise of stock options and 465,170 common shares as the secured convertible note matured. There were no stock option exercises during the three months ended March 31, 2020.

Common Stock Warrants

All 190,749 outstanding shares are fully vested and have a weighted average remaining life of 4.8 years. The Company did not incur any expense for the three months ended March 31, 2021 and 2020, respectively.

Beneficial Conversion Feature — Convertible Debt

As detailed in Note 5 — Notes Payable and Convertible Debt, the Company has issued two series of convertible debt. Both issuances resulted in the recognition of the beneficial conversion features contained within both of the instruments. The Company recognized the proceeds allocable to the beneficial conversion feature as additional paid in capital and a corresponding debt discount. This additional paid in capital is reflected in the accompanying unaudited condensed consolidated Statements of Changes in Stockholders’ Equity. The Company recognized additional paid in capital amounts of $9,149,683 and $1,405,341 for the three months ended March 31, 2021 and December 31, 2020, respectively.

7.      Stock Based Compensation Expense

The following table shows stock option activity for the three months ended March 31, 2021 and 2020:

	Shares Available for Grant	Outstanding Stock Awards	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Life (years)
Balance, December 31, 2020	54,444	395,556	$0.83	5.4
Exercised	—	(5,000)	(0.18)
Balance, March 31, 2020	54,444	390,556	$1.10	5.1
Exercisable, March 31, 2021	—	323,890	$0.92	5.3

The intrinsic value for the options exercised for the three months ended March 31, 2021 was approximately $9,000.

Stock based compensation expense related to the employee options was $2,160 and $2,400 for the three months ended March 31, 2021 and 2020, respectively. Stock based compensation expense related to the non-employee options was $0 and $2,506 for the three months ended March 31, 2021 and 2020, respectively. No income tax benefit has been recognized related to the stock based compensation expense and no tax benefits have been realized from the exercised stock options. As of March 31, 2021, unrecognized stock-based compensation associated with stock options amounted to $7,918. These costs are expected to be recognized over a weighted-average period of 0.92 years for the stock options awards.

AutoLotto, Inc. Notes to the Condensed Consolidated Financial Statements (Unaudited) (Information as of March 31, 2021 and for the three months ended March 31, 2021 and 2020 is unaudited)

8.      Loss Per Share

The following table sets forth the computation of basic and diluted net loss per share:

	For the Three Months Ended March 31,
	2021	2020
Net loss attributable to common stockholders	$(5,456,034)	$(949,252)
Basic and dilutive weighted average outstanding shares of common stock	5,236,631	5,158,607
Basic and diluted net loss per share of common stock	$(1.04)	$(0.18)

As of March 31, 2021, the Company excluded 390,556 of stock options and 190,749 of warrants from the computation of diluted net loss per share since the intrinsic value of these instruments was zero with the effect being anti-dilutive. As of March 31, 2020, the Company excluded 401,806 of stock options and 190,749 of warrants from the computation of diluted net loss per share since the intrinsic value of these instruments was zero with the effect being anti-dilutive.

9.      Income Taxes

The Company did not record any income tax expense or benefit for the three months ended March 31, 2021 or 2020. Management increased the valuation allowance and reduced the net deferred tax assets to zero. The assessment of the realization of the deferred tax assets has not changed, and, as a result, management continues to maintain a full valuation allowance for the net deferred assets as of March 31, 2021 and 2020.

As of March 31, 2021, the Company did not have any unrecognized tax benefits. There were no significant changes to the calculation since December 31, 2020.

10.    Commitments and Contingencies

Digital Securities

In 2018, the Company commenced the LDC Offering involving the sale, offering and issuance of up to 285 million of Digital Securities. The Digital Securities do not have any voting rights, redemption rights, or liquidation rights, nor are they tied in any way to other equity securities of LDC Crypto or the Company nor do they otherwise hold any rights that a holder of equity securities of LDC Crypto or the Company may have or that a traditional holder of equity securities may have, and the Company may repurchase the Digital Securities at a future date. Rather, each of the holders of the Digital Securities has a pro rata right to receive 7% of the Net Raffle Revenue of LDC Crypto. If the Net Raffle Revenue is zero for a given period, holders of the Digital Securities are not eligible to receive any cash distributions from any raffle sweepstakes of LDC Crypto for such period. For the three months ended March 31, 2021, the Company incurred an obligation and satisfied its obligation to pay and distribute an aggregate amount of approximately $5,500 to holders of the outstanding Digital Securities, and for the three months ended March 31, 2021, no Net Raffle Revenue was generated and, therefore, there was no obligation of the Company to make any distributions to holders of outstanding Digital Securities.

Leases

The Company leases office space in Spicewood, Texas which expires January 21, 2022. For the three months ended March 31, 2021 and 2020, the Company’s total rent expense was approximately $13,475 and $5,705, respectively.

AutoLotto, Inc. Notes to the Condensed Consolidated Financial Statements (Unaudited) (Information as of March 31, 2021 and for the three months ended March 31, 2021 and 2020 is unaudited)

10.    Commitments and Contingencies (cont.)

As of March 31, 2021, future minimum rent payments due under non-cancellable leases with initial maturities greater than one year are as follows:

Years ending December 31,	Amount
2021 (remaining 9 months)	19,058
2022	22,898
2023	3,450
$41,956

11.    Related Party Transactions

The Company has entered into transactions with related parties. The Company regularly reviews these transactions; however, the Company’s results of operations may have been different if these transactions were conducted with nonrelated parties.

During the year ended December 31, 2020, the Company entered into borrowing arrangements with the individual founders to provide operating cash flow for the Company. As of March 31, 2021, the Company recorded payables associated with these borrowings in the amount of $13,000.

During the year ended December 31, 2020, the Company entered into a services agreement with Master Goblin Games, LLC (“Master Goblin”), an entity wholly owned by Ryan Dickinson, an officer of the Company (the “Service Agreement”). Master Goblin is or will be a sales agent or retailer licensed by state lottery authorities to sell lottery games to the general public within each U.S. jurisdiction in which it operates. Pursuant to the Services Agreement, the Company acquires lottery games as requested by users in certain jurisdictions from Master Goblin in such jurisdiction. The Service Agreement is non-exclusive and is a convenience to the Company’s operations. The Company does and may use any number of retail partners to facilitate such acquisitions. In consideration of Master Goblin’s services under the Service Agreement, the Company has agreed to payment or reimbursement of certain initial and as-incurred expenses to a contractually capped limit, subject to offset by any of Master Goblin’s positive net income attributable on a per location basis, and otherwise purchases lottery games on an at-cost basis. As of December 31, 2020, the Company recorded payables associated with these borrowings in the amount of $4,699.

Pursuant to the Service Agreement, Master Goblin is authorized and approved by the Company to incur up to $100,000 in initial expenses per location as actually required for the commencement of operations at each location, including, without limitation, tenant improvements, furniture, inventory, fixtures and equipment, security and lease deposits, and licensing and filing fees. Similarly, pursuant to the Service Agreement, during each month of operation, Master Goblin is authorized to submit to the Company for reimbursement on-going expenses of up to $5,000 per location for actually incurred lease expenses. The initial expenses are submitted by Master Goblin to the Company upon Master Goblin securing a lease and leases are only secured by Master Goblin in any location upon request of the Company. Such initial expenses are recorded by the Company as lease obligations. On-going expenses are submitted by Master Goblin to the Company on a monthly basis, subject to offset, and are recorded by the Company as an expense. To the extent Master Goblin has a positive net income in any month, exclusive of the sale of lottery games, such net income reduces or eliminates such reimbursable expenses, and any excess positive net income is carried forward as a reduction of such following month’s or months’ reimbursable expenses that are subject to reimbursement.

AutoLotto, Inc. Notes to the Condensed Consolidated Financial Statements (Unaudited) (Information as of March 31, 2021 and for the three months ended March 31, 2021 and 2020 is unaudited)

12.    Subsequent Events

Management has evaluated subsequent events through June 30, 2021, which is the date the financial statements were available to be issued.

On February 22, 2021, the Company entered into a definitive agreement for a business combination with Trident Acquisitions Corp that would result in the Company becoming a publicly listed Company. Prior to the execution of the definitive agreement, the Series B Convertible Debt conversion agreements were revised to include restructuring of Series B Convertible Debt conversion actions to be in effect immediately prior to the consummation of a transaction with Trident Acquisitions Corp. Immediately prior to the consummation of the transaction and without any further action by the noteholder, the outstanding principal amount of the notes and any unpaid accrued interest will automatically convert in whole into shares of common stock of the Company.

In June 2021, the Company acquired 100% of the equity of Global Gaming Enterprises, Inc., a Delaware corporation, which holds 80% of the equity of Medios Electronicos y de Comunicacion, S.A.P.I de C.V. (“Aganar”) and JuegaLotto, S.A. de C.V. (“JuegaLotto”). Aganar operates in the licensed iLottery market in Mexico to sell Mexican National Lottery draw games, instant win tickets, and other games of chance online with access to a federally approved online casino and sportsbook gaming license. JeugaLotto is federally licensed by the Mexico authorities to sell international lottery games in Mexico through an authorized federal gaming portal and is licensed for games of chance in other countries throughout Latin America.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

AutoLotto, Inc.

Spicewood, Texas

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of AutoLotto, Inc. (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the consolidated results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ ArmaninoLLP

Bellevue, Washington
June 30, 2021

We have served as the Company’s auditor since 2021.

AutoLotto, Inc. Consolidated Balance Sheets December 31, 2020 and 2019
	As of December 31,
	2020	2019
Assets
Cash	$3,825,511	$158,492
Restricted cash	6,950,000	—
Prepaid expenses	22,013,110	22,308,882
Other current assets	814,228	800,147
Total current assets	33,602,849	23,267,521
Investments	250,000	250,000
Goodwill	12,997,048	12,997,048
Intangible assets, net	3,211,250	4,003,583
Property and equipment, net	670,952	1,290,699
Total assets	$50,732,099	$41,808,852

Liabilities
Trade payables	$2,176,621	$2,614,297
Deferred revenue	7,763,593	116,288
Convertible debt, net – current	8,882,665	—
Notes payable – current	12,207,180	12,186,642
Accrued interest	721,717	327,435
Accrued and other expenses	2,335,350	2,088,988
Total current liabilities	34,087,126	17,333,650
Convertible debt, net – non current	10,000	4,098,996
Total liabilities	34,097,126	21,432,646

Commitments and contingencies – see Note 10

Stockholders’ Equity
Common stock
Par value $.0001, 8,610,000 shares authorized, 5,158,607 issued and outstanding as of December 31, 2020 and 2019 respectively	5,159	5,159
Preferred stock – series seed
Par value $.0001, 633,000 shares authorized, 633,000 issued and outstanding as of December 31, 2020 and 2019 respectively	63	63
Preferred stock – series A
Par value $.0001, 1,220,000 shares authorized, 1,220,000 issued and outstanding as of December 31, 2020 and 2019 respectively	122	122
Preferred stock – series A1
Par value $.0001, 225,000 shares authorized, 223,749 issued and outstanding as of December 31, 2020 and 2019 respectively	22	22
Preferred stock – series A2
Par value $.0001, 305,000 shares authorized, 302,668 issued and outstanding as of December 31, 2020 and 2019 respectively	30	30
Additional paid-in capital	111,770,147	109,698,715
Accumulated deficit	(95,140,570)	(89,327,905)
Total Stockholders’ Equity	16,634,973	20,376,206
Total Liabilities & Stockholders’ Equity	$50,732,099	$41,808,852

The accompanying notes are an integral part of these consolidated financial statements.

AutoLotto, Inc. Consolidated Statements of Operations Years Ended December 31, 2020 and 2019
	Year Ended December 31,
	2020	2019
Revenue	$7,459,514	$1,887,386
Cost of revenue	2,952,415	846,209
Gross profit	4,507,099	1,041,177

Operating expenses:
Personnel costs	4,477,955	3,613,151
Professional fees	1,121,218	1,141,057
General and administration	1,084,784	4,974,806
Depreciation and amortization	1,533,994	1,499,274
Total operating expenses	8,217,951	11,228,288
Loss from operations	(3,710,852)	(10,187,111)

Other expenses
Interest expense	1,221,928	619,617
Other expense	879,083	29,058
Total other expenses, net	2,101,011	648,675
Net loss before income tax	$(5,811,863)	$(10,835,786)
Provision for income taxes	800	800
Net loss	$(5,812,663)	$(10,836,586)
Basic and diluted loss per common share	$(1.13)	$(2.10)
Weighted average common shares outstanding	5,158,607	5,158,607

The accompanying notes are an integral part of these consolidated financial statements.

AutoLotto, Inc. Consolidated Statements of Changes in Stockholders’ Equity Years Ended December 31, 2020 and 2019
	Common Stock		Preferred Stock - Series Seed		Preferred Stock – Series A		Preferred Stock – Series A1		Preferred Stock – Series A2		Paid-in Capital - Common	Paid-in Capital - Preferred	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of December 31, 2018	5,158,607	$5,159	633,000	$63	1,220,000	$122	223,749	$22	302,668	$30	$9,065,240	$97,001,492	$(78,491,319)	$27,580,810
Beneficial conversion feature	—	—	—	—	—	—	—	—	—	—	—	717,866	—	717,866
Issuance of digital securities	—	—	—	—	—	—	—	—	—	—	—	2,891,591	—	2,891,591
Stock based compensation	—	—	—	—	—	—	—	—	—	—	22,526	—	—	22,526
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(10,836,586)	(10,836,586)
Balance as of December 31, 2019	5,158,607	$5,159	633,000	$63	1,220,000	$122	223,749	$22	302,668	$30	$9,087,766	$100,610,949	$(89,327,905)	$20,376,206
Beneficial conversion feature	—	—	—	—	—	—	—	—	—	—	—	1,405,341	—	$1,405,341
Issuance of digital securities	—	—	—	—	—	—	—	—	—	—	—	649,992	—	649,992
Stock based compensation	—	—	—	—	—	—	—	—	—	—	16,099	—	—	16,099
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(5,812,663)	(5,812,663)
Balance as of December 31, 2020	5,158,607	$5,159	633,000	$63	1,220,000	$122	223,749	$22	302,668	$30	$9,103,865	$102,666,282	$(95,140,570)	$16,634,973

The accompanying notes are an integral part of these consolidated financial statements.

AutoLotto, Inc. Consolidated Statements of Cash Flows Years Ended December 31, 2020 and 2019
	Year Ended December 31,
	2020	2019
Cash flow from operating activities
Net loss	$(5,812,663)	$(10,836,586)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,533,994	1,499,274
Amortization of debt discount	827,647	399,963
Stock based compensation expense	16,099	22,526

Changes in assets & liabilities:
Prepaid expenses	295,772	4,218,029
Other current assets	(38,167)	(172,695)
Trade payables	(341,251)	(123,329)
Deferred revenue	7,647,305	208,253
Accrued interest	394,282	361,525
Accrued and other expenses	174,023	91,195
Net cash provided by (used in) operating activities	4,697,041	(4,331,845)

Cash flow from investing activities
Purchases of property and equipment	(21,915)	(1,000,000)
Net cash used in investing activities	(21,915)	(1,000,000)

Cash flow from financing activities
Issuance of digital securities	649,992	2,891,590
Proceeds from issuance of convertible debt	5,271,363	2,626,440
Proceeds from issuance of notes payable	910,824	—
Principal payments on notes payable	(890,287)	(289,080)
Net cash provided by financing activities	5,941,893	5,228,950
Net change in net cash and restricted cash	10,617,019	(102,895)
Cash at beginning of period	158,492	261,387
Cash at end of period	$10,775,511	$158,492

The accompanying notes are an integral part of these consolidated financial statements.

AutoLotto, Inc. Notes to the Consolidated Financial Statements December 31, 2020 and 2019

1.      Nature of Operations

Description of Business

AutoLotto, Inc. (dba Lottery.com) (“AutoLotto” or “the Company”) was incorporated in the State of Delaware as a C-Corp on February 2, 2015. In February 2018, the Company moved its headquarters from San Francisco, California to Spicewood, Texas.

The Company is a leading provider of domestic and international lottery products and services. As an independent third-party lottery game service, the Company offers a platform that it developed and operates to enable the remote purchase of legally sanctioned lottery games in the U.S. and abroad (the “Platform”). The Company’s revenue generating activities are focused on (i) offering the Platform via the Lottery.com app and our websites to users located in the U.S. and international jurisdictions where the sale of lottery games is legal and our services are enabled for the remote purchase of legally sanctioned lottery games (our “B2C Platform”); (ii) offering an internally developed, created and operated business-to-business application programming interface (“API”) of the Platform to enable commercial partners in permitted U.S. and international jurisdictions to purchase certain legally operated lottery games from the Company and resell them to users located within their respective jurisdictions (“B2B API”); and (iii) delivering global lottery data, such as winning numbers and results, to commercial digital subscribers and provide access to other proprietary, anonymized transaction data pursuant to multi-year contracts (“Data Service”).

The Company currently derives substantially all of its revenue from service fees paid by users of the B2C Platform, revenue share arrangements with commercial partners participating in the B2B API, and subscription fees from users of the Data Service. The Company intend to pursue growth through new products and features offered within the B2C Platform, expanding the B2C offering into new domestic and international jurisdictions, entering into additional agreements with new commercial partners for the B2B API, executing on strategic acquisitions and other synergistic opportunities, including gaining access to complimentary and new technology through such acquisitions, and investing in and developing new technology and enhancing the existing technology in each of the business lines, including implementation of distributed ledger technology. Although the Company is in active negotiations with multiple potential target companies, it does not have any acquisitions that are probable to occur as of the date these financial statements were issued. The Company also expects to grow its brand and commitment to social awareness through its affiliation with WinTogether, a registered 501(c)(3) charitable trust (“WinTogether”).

As a provider of lottery products and services the Company is required to comply, and its business is subject to, regulation in each jurisdiction in which the Company offers the B2C Platform, or a commercial partner offers users access to lottery games through the B2B API. In addition, it must also comply with the requirements of federal and other domestic and foreign regulatory bodies and governmental authorities in jurisdictions in which the Company operates or with authority over its business. For example, currently, in the U.S., users of the B2C Platform are required to be physically located, at the time of purchase, in the state or jurisdiction of the lottery authority offering the lottery game they purchase on the Platform. The Company verifies their location through geofencing technology integrated into the Platform. A user physically located in one U.S. jurisdiction may not purchase a lottery game sold by a lottery authority in another jurisdiction. Internationally, the Company operates the B2C Platform in jurisdictions in which such service is lawful through commercial agreements with operators who have obtained approvals from the relevant government regulators if and as required, and users may only access lottery games if they are physically located in the jurisdiction of the commercial partner at the time of purchase, as verified by geofencing technology. The Company’s business is additionally subject to multiple other domestic and international laws, including those relating to the transmission of information, privacy, security, data retention, and other consumer focused laws, and, as such, may be impacted by changes in or changes in the interpretation of such laws.

AutoLotto, Inc. Notes to the Consolidated Financial Statements December 31, 2020 and 2019

2.      Significant Accounting Policies

Basis of Presentation and Principle of Consolidation

The consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States (“U.S. GAAP”) and reflect the accounts and operations of the Company and its majority or wholly owned subsidiaries, beginning with the date of their respective acquisition. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the financial statements requires management to make estimates and assumptions to determine the reported amounts of assets, liabilities, revenue and expenses. Although management believes these estimates are reasonable, actual results could differ from these estimates. The Company evaluates its estimates on an ongoing basis and prepares its estimates on historical experience and other assumptions the Company believes to be reasonable under the circumstances.

Business Combinations

The Company has applied the provisions of FASB Accounting Standards Codification (“ASC”) 805, “Business Combinations” (“ASC 805”), in accounting for business combinations. The Company uses the acquisition method of accounting for business combinations. The Company’s acquisition of TinBu, LLC (“TinBu”) is discussed further in Footnote 3.

Going Concern

The Company has experienced operating losses and negative operating cash flows for the years ended December 31, 2020 and 2019. As of the date of the issuance date of these financial statements, our existing cash resources, net proceeds from the Business Combination, and cash to be generated from future operations, are anticipated to be sufficient to fund the Company’s operating activities, including our anticipated operating, debt and capital expense requirements, for at least 12 months after June 30, 2021.

Cash and Restricted Cash

As of December 31, 2020 and 2019, cash was comprised of cash deposits. As of December 31, 2020, deposits with some banks exceeded federally insured limits with the majority of cash held in one financial institution. As of December 31, 2019, the Company held cash in one financial institution but at levels below federally insured limits. Management believes all financial institutions holding its cash are of high credit quality and does not believe the Company is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

The Company had no marketable securities as of December 31, 2020 and 2019.

Restricted cash as of December 31, 2020 included a $8,950,000 escrow deposit related to the Company’s future performance obligations to provide data access to a third party under a Master Service Agreement dated December 12, 2020. $2,000,000 out of the total amount of restricted cash was $8,950,000 was released and available for use based on the delivery of year-to-date 2020 sample data in December 2020. The remaining $6,950,000 will be released and available for use based on certain milestones as agreed with the third party.

Accounts Receivable

The Company through its various merchant providers pre-authorizes forms of payment prior to the sale of digital representation of lottery games to minimize exposure to losses related to uncollected payments and does not extend credit to the user of the B2C Platform or the commercial partner of the B2B API, being its customers, in the normal course of business. The Company estimates its bad debt exposure each period and records a bad

AutoLotto, Inc. Notes to the Consolidated Financial Statements December 31, 2020 and 2019

2.      Significant Accounting Policies (cont.)

debt provision for accounts receivable it believes it may not collect in full. The Company did not record any allowance for uncollectible receivables as of December 31, 2020 and 2019. The Company has not incurred bad debt expense historically.

Prepaid Expenses

Prepaid expenses consist of payments made for services to be consumed in future periods. The Company entered into an agreement with a third party to provide advertising services and issued equity instruments as compensation for the advertising services. The Company used the value of services received to value the equity instruments issued and amortizes as expenses as the services are received. The current portion of prepaid expenses is included in current assets on the consolidated balance sheet.

Investments

On August 2, 2018, AutoLotto purchased 186,666 shares of Class A-1 common stock of a third party business development partner representing 4% of the total outstanding shares of the third party company. As this investment resulted in less than 20% ownership, it was accounted for using the cost basis method.

Property and equipment, net

Property and equipment are stated at cost. Depreciation and amortization are generally computed using the straight-line method over estimated useful lives ranging from three to five years. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the asset. Routine maintenance and repair costs are expensed as incurred. The costs of major additions, replacements and improvements are capitalized. Gains and losses realized on the sale or disposal of property and equipment are recognized or charged to other expense in the consolidated statement of operations.

Depreciation of property and equipment is computed using the straight-line method over the following estimated useful lives:

Computers and equipment	3 years
Furniture and fixtures	5 years
Software	3 years

Goodwill and Other Intangibles

Goodwill represents the excess of the cost of assets acquired over the fair value of the net assets at the date of acquisition. Intangible assets represent the fair value of separately recognizable intangible assets acquired in connection with the Company’s business combinations. The Company evaluates its goodwill and other intangibles for impairment on an annual basis or whenever events or circumstances indicate that an impairment may have occurred in accordance with the provisions of ASC 350, “Goodwill and Other Intangible Assets”. The Company performed its annual impairment test and determined that no impairment exists with respect to its goodwill as of December 31, 2020 and 2019. See Footnote 5 for further discussion.

Revenue Recognition

Under the new standard, Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers (Topic 606)”,

Lottery game sales

The Company’s performance obligations of delivering lottery games are satisfied at the time in which the digital representation of the lottery game is delivered to the user of the B2C Platform or the commercial

AutoLotto, Inc. Notes to the Consolidated Financial Statements December 31, 2020 and 2019

2.      Significant Accounting Policies (cont.)

partner of the B2B API, therefore, are recognized at a point in time. The Company receives consideration for lottery game sales at the time of delivery to the customer, being the user or commercial partner, as applicable. There is no variable consideration related to lottery game sales.

Each individual lottery game delivered by the Company to the end user represents a distinct performance obligation and the consideration, including the service fee or mark-up, charged by the Company to each end user, for each lottery game sale is fixed, representing the standalone selling price. At all times, the relationship between the user or customer is solely with the Company and it is the Company’s sole responsibility and risk to facilitate the acquisition of the lottery game and to ensure the availability of the lottery game for redemption, as required.

The Company’s performance obligations of delivering lottery games commences at the point in time in which the user of the B2C Platform or a customer of the B2B API, as applicable, delivers the consideration for a lottery game to the Company following which the Company delivers the digital representation of the lottery game to such user or customer and thereafter procures the lottery game ticket from the seller of such lottery game ticket. Accordingly, the transaction is recognized at a point in time. The Company receives the consideration for lottery game sales at the time of purchase by the end user. There is no variable consideration related to lottery game sales and no allocation of consideration necessary.

For lottery game sales, we evaluated whether we are the principal (i.e., report revenues on a gross basis) or agent (i.e., report revenues on a net basis). We report lottery game revenues on a gross basis, that is, the amounts charged to our users and customers are recorded as revenues, and amounts paid to the party that we purchase lottery games from are recorded as cost of revenues.

We are the principal because we maintain possession and control the lottery game before it is delivered to the end user, being our users or customers as applicable, and we are at risk in the event that the lottery game ticket is lost, destroyed or stolen prior to its delivery, if at all, to the end user, and we only deliver the actual physical game asset to the end user if and when required following the sale in certain limited circumstances. Additionally, the Company has determined that it acts at a principal in these lottery game sales transactions with customers based on the three indicators of control as dictated in ASC 606-10-55-39 and outlined as follows:

•        The Company has the discretion to establish service fees or mark-ups on the sale of each lottery game, as applicable, evidencing its ability to establish the ultimate price of the goods being sold;

•        The Company has the sole responsibility to its users and customers to either deliver winnings or winning lottery game tickets in the event of a successful draw and accordingly is primarily responsible for providing the performance obligation directly to the end user and assumes fulfillment risk of all lottery game sales as it retains physical possession of lottery game sales from time of sale until the point of redemption;

•        Because of the foregoing, the Company also retains inventory risk, as it is responsible for any potential winnings related to lost or unredeemable tickets at the time of redemption.

Additionally, The Company has determined that it acts at a principal in these lottery game sales transactions with customers based on the thee indicators of control as dictated in ASC 606-10-55-39 and outlined as follows. The Company is primarily responsible for providing the performance obligation directly to the customers and assumes fulfillment risk of all lottery game sales as it retains physical possession of lottery game sales tickets from time of sale until the point of redemption. Because of this fact, The Company also retains inventory risk an all lottery game sales tickets as they would be responsible for any potential winnings related to lost or unredeemable tickets at the time of redemption. Finally, while states has the authority to establish lottery game sales prices, The Company can add service fees to ticket prices evidencing its ability to establish the ultimate price of the goods being sold.

AutoLotto, Inc. Notes to the Consolidated Financial Statements December 31, 2020 and 2019

2.      Significant Accounting Policies (cont.)

Data licensing

The Company’s performance obligations in agreements with certain customers is to provide a license of intellectual property related to the Company’s compiled customer data. Customers pay a combination of a license issue fee paid up front and sales-based royalties. The transaction price is deemed to be the license issue fee stated in the contract. The licenses offered by the Company can be in the form of both functional and symbolic licenses. Those licenses designated as functional licenses are those with significant standalone functionality and provides customers with the right to use the Company’s intellectual property. This allows the Company to recognize revenue on the license issue fee at a point in time at the beginning of the contract, which is when the customer begins to have use of the license. Those licenses designated as symbolic provide the customer with the right to use the Company’s data on an ongoing basis with continued updates through the term of the agreement in the form of newly gathered data being made available to the customer. For symbolic licenses, the Company therefore recognizes revenue ratably over the term of the agreement. Variable consideration related to sales-based royalties is recognized only when (or as) the later of the following events occur: (i) the subsequent sale or usage occurs; or (ii) the performance obligation to which some or all of the sales-based or usage-based royalty has been allocated has been satisfied (or partially satisfied). For current performance obligations, the Company has included zero variable consideration in the transaction price as this represents the most likely amount as of the current reporting period.

Other licensing revenue

The Company’s performance obligations in agreements with certain customers is to provide a license of intellectual property related to the use of the Company’s tradename for marketing purposes by partners of the Company. Customers pay a license fee up front. The transaction price is deemed to be the license issue fee stated in the contract. The license offered by the Company represents a symbolic license which provides the customer with the right to use the Company’s intellectual property on an ongoing basis with continued support throughout the term of the contract in the form of ongoing maintenance of the underlying intellectual property. This allows the Company recognize revenue ratably over the term of the agreement. There is no variable consideration related to these performance obligations.

Arrangements with Multiple Performance Obligations

The Company’s contracts with customers may include multiple performance obligations. For such arrangements, management allocates revenue to each performance obligation based on its relative standalone selling price. Management generally determines standalone selling prices based on the prices charged to customers.

Deferred Revenues

The Company records deferred revenues when cash payments are received or due in advance of any performance, including amounts which are refundable.

Payment terms vary by the type and location of the customer and the products or services offered. The term between invoicing and when payment is due is not significant. For certain products or services and customer types, management requires payment before the products or services are delivered to the customer.

Contract Assets

Given the nature of the Company’s services and contracts, it has no contract assets.

Taxes

Taxes assessed by a governmental authority that are both imposed on and concurrent with specific revenue-producing transactions, that are collected by us from a customer, are excluded from revenue.

AutoLotto, Inc. Notes to the Consolidated Financial Statements December 31, 2020 and 2019

2.      Significant Accounting Policies (cont.)

Cost of Revenue

Cost of revenue consists primarily of variable costs, comprising (i) the cost of procurement of lottery games, minus winnings to users, additional expenses related to the sale of lottery games, including, commissions, affiliate fees and revenue shares; and (ii) payment processing fees on user fees, including, chargebacks imposed on the Company.

Stock Based Compensation

Effective October 1, 2019, the Company adopted ASU 2018-07, Compensation — “Stock Compensation (Topic 718): Improvements to Nonemployee Share-based Payment Accounting” (“ASC 718”), which addresses aspects of the accounting for nonemployee share-based payment transactions and accounts for share-based awards to employees in accordance with ASC718, Stock Compensation. Under this guidance, stock compensation expense is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the estimated service period (generally the vesting period) on the straight-line attribute method.

Advertising Costs

Advertising costs are charged to operations when incurred. Advertising costs for the years ended December 31, 2020 and 2019 were approximately $66,000 and $96,000, respectively.

Income Taxes

For both financial accounting and tax reporting purposes, the Company reports income and expenses based on the accrual method of accounting.

For federal and state income tax purposes, the Company reports income or loss from their investments in limited liability companies on the consolidated income tax returns. As such, all taxable income and available tax credits are passed from the limited liability companies to the individual members. It is the responsibility of the individual members to report the taxable income and tax credits, and to pay any resulting income taxes. Therefore, in relation to the income and losses incurred by the limited liability companies, they have been consolidated in the Company’s tax return and provision based upon its relative ownership.

Income taxes are accounted for in accordance with ASC 740, “Income Taxes” (“ASC 740”), using the asset and liability method. Under this method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for those deferred tax assets for which it is more likely than not that the related benefit will not be realized.

The Company records uncertain tax positions in accordance with ASC 740 on the basis of a two-step process in which (i) the Company determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position; and (ii) for those tax positions that meet the more likely than not recognition threshold, the Company recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority. The Company’s policy is to recognize interest and penalties related to the underpayment of income taxes as a component of income tax expense or benefit. To date, there have been no interest or penalties charged in relation to the unrecognized tax benefits.

Generally, the taxing authorities can audit the previous three years of tax returns and in certain situations audit additional years. For federal tax purposes, the Company’s 2018 through 2020 tax years generally remain open for examination by the tax authorities under the normal three-year statute of limitations. For state tax purposes, the Company’s 2018 through 2020 tax years remain open for examination by the tax authorities under the normal four-year statute of limitations.

AutoLotto, Inc. Notes to the Consolidated Financial Statements December 31, 2020 and 2019

2.      Significant Accounting Policies (cont.)

Fair Value of Financial Instruments

The Company determines the fair value of its financial instruments in accordance with the provisions of ASC 820, Fair Value Measurements and Disclosures (“ASC 820”), which establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under ASC 820 are described below:

•        Level 1 — Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities

•        Level 2 — Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability

•        Level 3 — Valuation is generated from model-based techniques that use significant assumptions not observable in the market. These unobservable assumptions reflect our own estimates of assumptions that market participants would use in pricing the asset or liability.

Determination of fair value and the resulting hierarchy requires the use of observable market data whenever available.

The classification of an asset or liability in the hierarchy is based upon the lowest level of input that is significant to the measurement of fair value.

Fair value of stock options and warrants

Management uses the Black-Scholes option-pricing model to calculate the fair value of stock options and warrants. Use of this method requires management to make assumptions and estimates about the expected life of options and warrants, anticipated forfeitures, the risk-free rate, and the volatility of the Company’s share price. In making these assumptions and estimates, management relies on historical market data.

Recent Accounting Pronouncements

ASU 2014-09, Revenue from Contracts with Customers (Topic 606) “Revenue Recognition” (“ASC 606”)

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606) “Revenue Recognition” (“ASC 606”). ASC 606 requires entities to recognize revenue when control of the promised goods or services is transferred to customers at an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services.

On January 1, 2019, the Company adopted ASC 606 using the modified retrospective method applied to those contracts which were not completed as of January 1, 2019. Results for all reporting periods are presented under Topic 606. We did not have a cumulative impact as of January 1, 2019 due to the adoption of ASC 606.

ASU No. 2016-02 (Topic 842), Leases

In February 2016, the FASB issued ASU 2016-02, “Leases” (Topic 842) (“ASC 842”). ASC 842 requires lessees to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. Under ASC 842, a lessee is required to recognize assets and liabilities for leases with terms of more than 12 months.

Topic ASC 842 also provides a package of transition practical expedients that allows an entity to not reassess (i) whether any expired or existing contracts contain a lease; (ii) the lease classification of any expired or existing lease; and (iii) initial direct costs for any existing lease. The Company adopted ASC 842, effective

AutoLotto, Inc. Notes to the Consolidated Financial Statements December 31, 2020 and 2019

2.      Significant Accounting Policies (cont.)

January 1, 2019 and elected the package of transition practical expedients. The Company also elected additional transitional practical expedients that allow an entity to not reassess land easements not previously addressed under ASC 840 and to not recognize on the balance sheet leases with terms of less than 12 months. The Company is using the modified retrospective method without the recasting of comparative periods’ financial information. As a result of adopting the new standard, on January 1, 2019, the Company determined that the leases did not have a significant impact upon adoption of ASC 842.

ASU No. 2020-09 (Topic 470), Debt

Amendments to SEC paragraphs pursuant to SEC release NO. 33-10762 amends terms related to Debt Guarantors and Issuers of Guaranteed Securities Registered or to be Registered with the SEC. The Company is currently evaluating the timing of adoption and impact of the updated guidance on its financial statements.

3.      Business Combination

On August 28, 2018, the Company entered into a Purchase Agreement to purchase all of membership interest of TinBu. In 2018, the Company acquired TinBu, a digital publisher and provider of lottery data results, jackpots, results, and other data, as a wholly owned subsidiary. Through TinBu, our Data Service delivers daily results of over 820 domestic and international lottery games from more than 40 countries, including the United States, Canada, and the United Kingdom, to over 400 digital publishers and media organizations.

Our technology pulls real time primary source data, and, in some instances, we additionally acquire data from dedicated data feeds from the lottery authorities; our data is constantly monitored to ensure accuracy and timely delivery. We are not required to obtain licenses or approvals from the lottery authorities to pull this primary source data or acquire the data from such dedicated feeds. Commercial acquirers of our Data Service pay a subscription for access to the Data Service and, for acquisition of certain large data sets, an additional per record fee.

The Company has determined that the acquisition was a business combination under ASC 805 whereby the assets acquired and the liabilities assumed are recorded at their fair values with any excess of the aggregate consideration over the fair values of the identifiable net assets allocated to goodwill. Operating results have been included in these consolidated financial statements from the date of the acquisition. Any goodwill recognized is attributed based on reporting units.

The purchase consideration was as follows:

Cash	$12,474,635
Notes payable	$200,000
Options to purchase Digital Security	3,176,214
Total purchase consideration	$15,590,849

According to the purchase agreement dated on August 28, 2018, the purchase consideration consisted of cash consideration of $6,500,000 and options to purchase up to 4,000,000 digital securities at $0.05 per digital securities. The Purchase Agreement specified two members as the majority members and the remaining members as the minority members. Cash consideration was not immediately transferred at the acquisition date. Instead, a payment schedule was specified on the purchase agreements. Options to purchase securities were awarded to each member at the acquisition date. The broker fees for this transaction of $260,000 cash and 160,000 digital security options (valued at approximately $380,000 as calculated below) were expensed immediately.

On January 25, 2019, the payments to the majority members of TinBu were amended to be a final consideration to the majority members of TinBu. According to the modification agreement, the final consideration to the majority members of TinBu was changed from approximately $4,120,000 and 2,535,665 digital security options to approximately $10,295,000 cash consideration and no digital securities options. The cash consideration

AutoLotto, Inc. Notes to the Consolidated Financial Statements December 31, 2020 and 2019

3.      Business Combination (cont.)

of $10,000,000 was not transferred immediately at the time the modification agreement was entered. The modification agreement on January 25, 2019 did not change the purchase consideration to the minority member of TinBu and the broker. After the modification, the total consideration comprised of the following:

Total consideration to majority members per modification agreement	$10,295,088
Cash consideration to minority members per purchase agreement	2,119,547
Implied value of digital securities options for minority members	3,176,214
Total purchase price	$15,590,849

The implied value of the digital securities options for minority members was calculated based on the difference in cash consideration to majority members from the original agreement versus the modified agreement of approximately $6,175,000 divided by the difference in digital securities options of 2,535,665, or $2.44 per digital securities option.

The modification agreement specified the payment methods for the final consideration, including payments from investments and certain sales. In conjunction with the modification agreement, promissory notes of $200,000 were entered with the majority members of TinBu. Given the modification agreement was entered within 6 months after the purchase agreement, the Company considered the guidance about measurement period. The promissory notes have a conversion feature that upon a qualified financing or a change of control, the notes would be converted to shares of senior preferred stock. The Company does not expect the conversion feature from promissory notes to preferred stock would have a significant value. Thus, the face values of the promissory notes are included in the purchase price.

The purchase price was allocated to the identified tangible and intangible assets acquired based on their estimated fair values at the acquisition date as follows:

Cash	$128,434
Accounts receivable	26,407
Prepaids and other assets	62,856
Property and equipment, net	492
Rent deposit	3,860
Intangible assets	2,380,000
Goodwill	12,997,048
Total assets	$15,599,097

Accounts payable and other liabilities	$8,248
Net assets acquired	$15,590,849

4.      Property and Equipment, net

Property and equipment, net as of December 31, 2020 and 2019 consisted of the following:

	As of December 31,
	2020	2019
Computers and equipment	$85,004	$63,090
Furniture and fixtures	14,301	14,301
Software	1,903,121	1,903,121
Property and equipment	2,002,426	1,980,512
Accumulated depreciation	(1,331,474)	(689,813)
Property and equipment, net	$670,952	$1,290,699

Depreciation expense was $641,661 and $623,607 for the years ended December 31, 2020 and 2019, respectively.

AutoLotto, Inc. Notes to the Consolidated Financial Statements December 31, 2020 and 2019

5.      Intangible Assets, net

TinBu Acquisition

The following intangible assets relate to the acquisition of TinBu:

Customer Relationships

Customer relationships represent the valuation of acquired customer accounts. The cost is amortized on the straight-line method over its estimated useful life of six years.

	As of December 31,
	2020	2019
Cost basis	$940,000	$940,000
Less: accumulated amortization	(365,556)	(208,889)
	$574,444	$731,111

Amortization expense for the years ended December 31, 2020 and 2019 was $156,667 and $156,667, respectively. Estimated amortization expense for each of the ensuing years through December 31, 2024 will be $156,667 (except for 2024, which will be $104,443).

Trade Name

Trade name consists of the valuation of the Company’s trademarks and brand identity. The trade name is being amortized on the straight-line method over its respective term of six years.

	As of December 31,
	2020	2019
Cost basis	$10,000	$10,000
Less: accumulated amortization	(3,889)	(2,222)
	$6,111	$7,778

Amortization expense for the years ended December 31, 2020 and 2019 was $1,667 and $1,667, respectively. Estimated amortization expense for each of the ensuing years through December 31, 2024 will be $1,667 (except for 2024, which will be $1,110).

Technology

Technology represents the valuation of acquired technology. The cost is amortized on the straight-line method over its estimated useful life of six years.

	As of December 31,
	2020	2019
Cost basis	$1,430,000	$1,430,000
Less: accumulated amortization	(556,111)	(317,778)
	$873,889	$1,112,222

Amortization expense for the years ended December 31, 2020 and 2019 was $238,333 and $238,333, respectively. Estimated amortization expense for each of the ensuing years through December 31, 2024 will be $238,333 (except for 2024, which will be $158,890).

AutoLotto, Inc. Notes to the Consolidated Financial Statements December 31, 2020 and 2019

5.      Intangible Assets, net (cont.)

Software Agreement

The Company entered into a software agreement with a third party. As part of the agreement, the Company paid $2,000,000 for unlimited access to the software of the third party. The cost is amortized on the straight-line method over its estimated useful life of six years.

	As of December 31,
	2020	2019
Cost basis	$2,000,000	$2,000,000
Less: accumulated amortization	(916,667)	(583,333)
	$1,083,333	$1,416,667

Amortization expense for the years ended December 31, 2020 and 2019 was $333,333 and $333,333, respectively. Estimated amortization expense for each of the ensuing years through December 31, 2024 will be $333,333 (except for 2024, which will be $83,334).

Lottery.com Domain Acquisition

In March 2017, the Company purchased the domain name lottery.com. The total purchase price was $935,000 for the domain name. The cost is amortized on the straight-line method over its estimated useful life of fifteen years.

	As of December 31,
	2020	2019
Cost basis	$935,000	$935,000
Less: accumulated amortization	(233,750)	(171,417)
	$701,250	$763,583

Amortization expense for the years ended December 31, 2020 and 2019 was $62,333 and 62,333, respectively. Estimated amortization expense for each of the ensuing years through December 31, 2032 will be $62,333 (except for 2032, which will be $15,588).

6.      Notes Payable and Convertible Debt

Secured Convertible Note

As part of the Lottery.com domain purchase, the Company issued a secured convertible promissory note with the fair value of $935,000, zero percent interest and matures March 2021. The note has an automatic conversion at the time of maturity or if 50% of the note is prepaid in cash. The prepayment feature is only at the determination of the Company and not of the holder. The full value of the note is convertible into 465,170 shares of the Company’s common stock.

If the Company consummates a change of control while the Note remains outstanding, the Company is obligated to convert the note into the shares of common stock. A change of control is defined as (i) a consolidation or merger; (ii) any transaction or series of related transaction in which the Company transfers more than 50% of the Company’s voting power; or (iii) the sale or transfer of substantially all the Company’s assets, or exclusive license of all material intellectual property.

Series A Notes

From August to October 2017, the Company entered into seven Convertible Promissory Note Agreements with unaffiliated investors for an aggregate amount of $821,500. The notes bear interest at 10% per year, are unsecured, and were due and payable on June 30, 2019. The parties have verbally agreed to extend the maturity of the notes pending qualified financing. As of December 31, 2020 and 2019 the balance of these notes was $821,500. The Company cannot prepay the loan without consent from the noteholders.

AutoLotto, Inc. Notes to the Consolidated Financial Statements December 31, 2020 and 2019

6.      Notes Payable and Convertible Debt (cont.)

The notes contain a mandatory conversion provision should the Company experience a qualified financing event. Per the terms of the notes, a qualified financing event is considered to take place if the Company issues and sells shares of its equity securities to investors on or before the Maturity Date in an equity financing with total proceeds of more than $20 million, excluding the conversion of the Series A Notes or other convertible securities issued for capital raising purposes. In this event, the notes’ conversion price will be equal to the lesser of (i) the price paid per share for Equity Securities by the Investors in the Qualified Financing multiplied by a discount factor of 0.8 — 0.95, depending on the date of closing of the qualified financing; or (ii) the quotient resulting from dividing $500 million by the number of outstanding shares of common stock of the Company immediately prior to the Qualified Financing. The terms of the note do not allow voluntary conversion by the noteholders. As of December 31, 2020 there have been no Qualified Financing events.

If the Company consummates a change of control while the Note remains outstanding, the Company is obligated to repay principal and interest outstanding to the Holder in cash. A change of control is defined as (i) a consolidation or merger; (ii) any transaction or series of related transaction in which the Company transfers more than 50% of the Company’s voting power; or (iii) the sale or transfer of substantially all the Company’s assets, or exclusive license of all material intellectual property.

In accounting for the beneficial conversion feature, the Company allocated the proceeds of the note between the note and equity based on the value of the beneficial conversion feature. The proceeds allocable to the beneficial conversion feature were recognized as additional paid in capital and a corresponding debt discount.

In 2017, the Company issued Series A convertible promissory notes with varying face values that aggregate a total of $821,500. All of the convertible notes were issued with an interest rate of 10% and maturity date of June 30, 2021. As of December 31, 2020 and 2019 the outstanding balances of the Series A notes was $821,500.

Series B Notes

From November 2018 to December 2020, the Company entered into multiple Convertible Promissory Note Agreements with unaffiliated investors for an aggregate amount of $8,592,828. The notes bear interest at 8% per year, are unsecured, and were due and payable on dates ranging from December 2020 to December 2021. For any convertible promissory notes that had an original maturity on or before December 31, 2020, the parties executed an amendment that updated the maturity date to December 21, 2021. Included in the amendment, was the additional automatic conversion to equity upon completion of the business combination with Trident Acquisition Corp. As of December 31, 2020 and 2019 the balance of these notes was $8,592,828. The Company cannot prepay the loan without consent from the noteholders.

The notes contain a mandatory conversion provision should the Company experience a qualified financing event. Per the terms of the notes, a qualified financing event is considered to take place if the Company issues and sells shares of its equity securities to investors on or before the Maturity Date in an equity financing with total proceeds of more than $20 million, excluding the conversion of the Series A Notes or other convertible securities issued for capital raising purposes. In this event, the notes’ conversion price will be equal to the lesser of (i) the price paid per share for Equity Securities by the Investors in the Qualified Financing multiplied by a discount factor of 0.75, depending on the date of closing of the qualified financing; or (ii) the quotient resulting from dividing $150 million by the number of outstanding shares of common stock of the Company immediately prior to the Qualified Financing. The terms of the note do not allow voluntary conversion by the noteholders. As of December 31, 2020 there have been no Qualified Financing events.

If the Company consummates a change of control while the Note remains outstanding, the Company is obligated to repay principal and interest outstanding to the Holder in cash. A change of control is defined as (i) a consolidation or merger; (ii) any transaction or series of related transaction in which the Company transfers more than 50% of the Company’s voting power; or (iii) the sale or transfer of substantially all the Company’s assets, or exclusive license of all material intellectual property.

AutoLotto, Inc. Notes to the Consolidated Financial Statements December 31, 2020 and 2019

6.      Notes Payable and Convertible Debt (cont.)

In accounting for the beneficial conversion feature, the Company allocated the proceeds of the note between the note and equity based on the value of the beneficial conversion feature. The proceeds allocable to the beneficial conversion feature were recognized as additional paid in capital and a corresponding debt discount.

As of December 31, 2018, the Company had issued a Series B convertible promissory note with a face value of $100,000. For the years ended December 31, 2020 and 2019, respectively the Company issued additional Series B convertible promissory notes with the accumulative face value of $5,621,363 and $2,886,439, respectively. All of the convertible notes were issued with an interest rate of 8% and maturity date of December 31, 2021 with the exception of one note for $10,000 has a maturity of December 31, 2022.

As of December 31, 2020 and 2019, the outstanding balances of the Series A and B notes was as follows;

	As of December 31,
	2020	2019
Total face value of series A convertible notes payable	$821,500	$821,500
Total face value of series B convertible notes payable	8,607,802	2,986,439
Total face value of secured convertible promissory note	935,000	935,000
Total face value of convertible notes payable	10,364,302	4,742,939
Less: unamortized beneficial conversion feature	(1,240,716)	(494,892)
Less: unamortized debt discount	(230,921)	(149,051)
Total convertible notes payable, net	8,892,665	4,098,996
Less: current portion of convertible notes payable	(8,882,665)	—
Convertible notes payable, net of current portion	$10,000	$4,098,996

Maturities of the Series A and B notes are as follows:

	Series A Amount	Series B Amount	Secured Amount	Total Amount
Years ending December 31,
2021	821,500	8,597,802	935,000	10,354,302
2022	—	10,000	—	10,000
	$821,500	$8,607,802	$935,000	$10,364,302

PPP Loan

On May 1, 2020, the Company entered into a Promissory Note with Cross River Bank, which provided for a loan in the aggregate amount of $493,225, pursuant to the Paycheck Protection Program, (“PPP”). The PPP, established under Division A, Title I of the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) enacted on March 27, 2020, provides for loans to qualifying businesses for amounts up to 2.5 times of the average monthly payroll expenses of the qualifying business. The loans and accrued interest are forgivable after eight weeks as long as the borrower uses the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities (“Qualified Expenses”), and maintains its payroll levels. The amount of loan forgiveness will be reduced if the borrower terminates employees or reduces salaries during the eight-week period. The unforgiven portion of the PPP loan is payable over two years at an interest rate of 1%, with a deferral of payments for the first six months.

The Company used the proceeds for purposes consistent with the PPP and believes that its use of the loan proceeds met the conditions for forgiveness of the PPP loan. The Company accounted for the PPP Loan as a loan under ASC 470 Debt.

AutoLotto, Inc. Notes to the Consolidated Financial Statements December 31, 2020 and 2019

6.      Notes Payable and Convertible Debt (cont.)

Short term loans

On June 29, 2020, the Company entered into a Promissory Note with the U.S. Small Business Administration for $150,000. The loan has a thirty-year term and bears interest at a rate of 3.75% per annum. Monthly principal and interest payments are deferred for twelve months after the date of disbursement. The loan may be prepaid at any time prior to maturity with no prepayment penalties. The Promissory Note contains events of default and other provisions customary for a loan of this type. As of December 31, 2020 the balance of the loan was $150,000. There was no outstanding balance as of December 31, 2019.

In August 2020, the Company entered into three separate note payable agreements with three individuals for an aggregate amount of $37,199. The notes bear interest at a variable rate, are unsecured, and the parties have verbally agreed the notes will be due upon a qualifying financing event. As of December 31, 2020 the balance of the loans totaled $17,700. There was no outstanding balance as of December 31, 2019.

Notes payable

On August 28, 2018. in connection with the purchase of the entire membership interest of TinBu, the Company entered into several notes payable for $12,674,635 with the sellers of the TinBu and a broker involved in the transaction. The notes have an interest rate of 0% which mature on January 25, 2022. As of December 31, 2020 and 2019, the balance due on the note was $11,067,643 and $11,943,767, respectively.

7.      Stockholders’ Equity

Common Stock

The company has authorized 8,610,000 common shares of stock, par value $0.0001 per share.

Voting

At all stockholder meetings and written actions, holders of Common Stock are entitled to one vote per share of Common Stock; provided, however, unless required by law, such holders cannot vote on any amendment to the Company’s certificate of incorporation that relates solely to the terms of Preferred Stock. There is no cumulative voting.

Election of Directors

Holders of Series A Preferred Stock are entitled to elect 1 director and holders of Common Stock are entitled to elect 2 directors. A director may be removed without cause only by the vote of the holders of the shares of class or series of stock entitled to elect such director.

Adjustment for Certain Dividends and Distributions

If, after the Series A Original Issue Date (as defined in the Company’s amended and restated certificate of incorporation), the Company determines holders of Common Stock are entitled to receive a dividend or other distribution in additional shares of Common Stock, the Preferred Stock Conversion Price (as defined in the Company’s amended and restated certificate of incorporation) will be decreased by multiplying the Conversion Price by a fraction in which (a) the numerator is the total shares of Common Stock issued and outstanding; and (b) the denominator is the total number shares of Common Stock issued and outstanding plus the number of shares of Common Stock issuable in payment of such dividend or distribution; however, (y) if such dividend or distribution is not fully paid or made on the record date, the Conversion Price will be recomputed and adjusted as of the time of payment; and (x) no adjustment will be made if holders of Preferred Stock simultaneously receive the dividend or distribution of shares of Common Stock on an as-converted basis.

AutoLotto, Inc. Notes to the Consolidated Financial Statements December 31, 2020 and 2019

7.      Stockholders’ Equity (cont.)

Adjustments for Other Dividends and Distributions

If the Company determine holders of Common Stock are entitled to receive a dividend or other distribution in Company securities or in other property, and other than by distribution of shares of Common Stock, and accordingly the foregoing provisions do not apply, holders of Common Stock and Preferred Stock, on an as-converted basis, shall simultaneously receive such dividend or other distribution.

In 2019 and 2020 the Company did not declare or pay any dividends.

Preferred Stock (All Series)

The holders of Preferred Stock have certain rights, preferences, privileges, and restrictions, which are fully included and described in the Company’s amended and restated certificate of incorporation. The significant terms of the Preferred Stock are as follows:

Dividends

Dividends are payable when, as, and if declared by the Company’s Board of Directors, acting in its sole discretion. Other than with respect to dividends payable on shares of Common Stock payable in shares of Company Stock, dividends are not payable on any other class or series of capital stock of the Company unless the holders of the Series A Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock first or simultaneously receive a dividend on each outstanding share of Series A Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock in an amount calculated in accordance with the provisions of the Company’s amended and restated certificate of incorporation. After payment of dividends to the holders of the Series A Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock described above, other than with respect to dividends payable on shares of Common Stock payable in shares of Company Stock, dividends are not payable on any other class or series of capital stock of the Company unless the holders of the Series Seed Preferred Stock first or simultaneously receive a dividend on each outstanding share of Series Seed Preferred Stock in an amount calculated in accordance with the provisions of the Company’s amended and restated certificate of incorporation. The Company has not declared or paid dividends in 2019 or 2020.

Liquidation Preference

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or a Deemed Liquidation Event, as such term is defined in the Company’s amended and restated certificate of incorporation, before any payment is made to holders of Common Stock, payment shall be made from the assets of the Company available for distribution to its stockholders, on a pari passu basis, to the holders of the Preferred Stock in an amount per share equal to 1.5x the Series A Original Issue Price, Series A-1 Original Issue Price, Series A-2 Original Issue Price, or Series Seed Original Issue Price (as such terms are defined in the amended and restated certificate of incorporation), as applicable, plus any dividends declared but unpaid thereon. If upon any such liquidation, dissolution or winding up of the Company, or a Deemed Liquidation Event, the assets of the Company available for distribution to its stockholders are insufficient to pay the holders of shares of Preferred Stock in the full amounts that they are entitled to, they shall share ratably, on a pari passu basis, in any distribution of the assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

After the payment of all preferential amounts required to be paid to the holders of the Preferred Stock:

•        in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the remaining assets of the Company available for distribution to its stockholders are distributed, pro rata, among the holders of the Preferred Stock, on an as-converted basis, and the holders of the Common Stock, or

AutoLotto, Inc. Notes to the Consolidated Financial Statements December 31, 2020 and 2019

7.      Stockholders’ Equity (cont.)

•        in the event of a Qualifying Financing, as such term is defined in the Company’s amended and restated certificate of incorporation, the remaining assets of the Company available for distribution to its stockholders are distributed, pro rata, among the holders of Common Stock alone.

Voting

The holders of the Preferred Stock are entitled to cast the number of votes equal to the number of whole shares of Common Stock on an as-converted basis as of the applicable record date at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of meeting). The holders of Preferred Stock vote together with the holders of Common Stock as a single class, unless provided otherwise by law or the Company’s amended and restate certificate of incorporation. The holders of the Series A Preferred Stock voting together as a separate class are entitled to elect 1 director of the Company and the holders of the Common Stock voting together as a separate class are entitled to elect 2 directors of the Company

Conversion

Each share of Preferred Stock is convertible, at the option of the holder, at any time and from time to time, and without the payment of additional consideration by the holder, into such number of fully paid and nonassessable shares of Common Stock determined by dividing:

•        the Series A Original Issue Price by the Series A Conversion Price (as defined in the amended and restated certificate of incorporation) in effect at the time of conversion (which is initially equal to $13.97337); provided, however, such initial Series A Conversion Price, and the rate at which shares of Series A Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment;

•        the Series A-1 Original Issue Price by the Series A-1 Conversion Price (as defined in the amended and restated certificate of incorporation) in effect at the time of conversion (which is initially equal to $7.68535); provided, however, such initial Series A-1 Conversion Price, and the rate at which shares of Series A-1 Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment; and

•        dividing the Series A-2 Original Issue Price by the Series A-2 Conversion Price (as defined in the amended and restated certificate of incorporation) in effect at the time of conversion (which is initially equal to $0.33039582); provided, however, such initial Series A-2 Conversion Price, and the rate at which shares of Series A-2 Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment.

•        the Series Seed Original Issue Price by the Series Seed Conversion Price (as defined in the amended and restated certificate of incorporation) in effect at the time of conversion (which is initially equal to $0.95); provided, however, such initial Series Seed Conversion Price, and the rate at which shares of Series Seed Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

All preferred stock will mandatorily convert upon the earliest to occur of (a) the closing of the sale of shares of Common Stock to the public at a price of at least 3x times the Series A Original Issue Price per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock), in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $30,000,000 of net proceeds to the Company; or (b) the date and time, or the occurrence of an event, specified by vote or written consent of (i) the holders of at least 50% of the then outstanding shares of Preferred Stock voting on an as-converted to Common Stock basis, and (ii) the holders of at least 50% of the then outstanding shares of Series A Preferred Stock, (y) all outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate and (z) such shares may not be reissued by the Company.

AutoLotto, Inc. Notes to the Consolidated Financial Statements December 31, 2020 and 2019

7.      Stockholders’ Equity (cont.)

Redemption

The Preferred Stock is not redeemable.

A summary of the convertible preferred stock shares authorized, issued, and outstanding as of December 31, 2020 is as follows:

	Original Issue Price per Share	Shares Designated	Shares Outstanding	Liquidation Value
Seed	$0.95	633,000	633,000	$601,350
Series A	$13.97	1,220,000	1,220,000	$17,047,548
Series A1	$7.69	225,000	223,749	$1,719,601
Series A2	$0.33	305,000	302,668	$100,000
		2,383,000	2,379,417	$19,468,499

Digital Securities

In 2018, the Company commenced a sale offering and issuance (the “LDC Offering”) of 285 million revenue participation interests (the “Digital Securities”) of the Net Raffle Revenue of LDC Crypto Universal Public Company Limited (“LDC Crypto”). The Digital Securities do not have any voting rights, redemption rights, or liquidation rights, nor are they tied in any way to other equity securities of LDC Crypto or the Company nor do they otherwise hold any rights that a holder of equity securities of LDC Crypto or the Company may have or that a holder of traditional equity securities or capital stock may have. The Company may repurchase Digital Securities at a future date but has no obligation to do so. From August 2018 to December 2020, the Company issued approximately (i) 51,520,000 Digital Securities for approximately $55,717,000; and (ii) options to purchase an additional 1,464,340 Digital Securities for $0.05 per Digital Security. For the years ended December 31, 2020 and 2019, respectively, the Company recognized an additional, approximate value of between $650,000 and $2,892,000 from issuance of additional Digital Securities. The Digital Securities in the aggregate receive an allocation of 7% of the Net Raffle Revenue of LDC Crypto, as such term is defined and calculated in the applicable private placement memorandum, which is then distributed periodically on a pro rata basis to each Digital Security holder based on the Digital Securities then outstanding. As these Digital Securities are directly linked to the raffle sweepstakes business of LDC Crypto but are not otherwise tied to any other assets or equity instruments of LDC Crypto or the Company, the Company presents these Digital Securities and related Net Raffle Revenue as additional paid in capital on the Balance Sheet as permitted under Topic 505 Equity (“ASC 505”). See Footnote 10.

Common Stock Warrants

From July 2015 to January 2018, the Company entered into warrant agreements to issue an aggregate of 190,749 shares of Common Stock to several third parties at prices ranging from $0.18 — $2.01 per share. All stock warrants are treated as equity instruments. As of December 31, 2020 and 2019, the warrants are fully vested and exercisable with a weighted average remaining life of 4.8 years.

The fair value of the warrants granted during the years ended December 31, 2020 and 2019 were established using the Black Scholes option pricing model utilizing the following assumptions:

	As of December 31,
	2020	2019
Dividend yield	0.0%	0.0%
Risk-free interest rate	1.0%	1.0%
Expected term	5 years	5 years
Volatility	52.6%	52.6%

The Company did not incur any expense for the years ended December 31, 2020 and 2019, respectively.

AutoLotto, Inc. Notes to the Consolidated Financial Statements December 31, 2020 and 2019

7.      Stockholders’ Equity (cont.)

Beneficial Conversion Feature — Convertible Debt

As detailed in Note 6 — Notes Payable, the Company issued two series of convertible debt which resulted in the recognition of the beneficial conversion features contained within both of the instruments. The Company recognized the proceeds allocable to the beneficial conversion feature as additional paid-in capital and a corresponding debt discount which is reflected in the accompanying audited consolidated Statements of Equity. The Company recognized beneficial conversion feature of $1,405,341 and $717,866 for the years ended December 31, 2020 and 2019, respectively.

8.      Stock Based Compensation

2015 Option Plan

Under the 2015 Plan, incentive stock options may be granted at a price not less than fair market value of the common stock (110% of fair value to holders of 10% or more of voting stock). If the Common Stock is at the time of grant listed on any Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the Stock Exchange, as such price is officially quoted in the composite tape of transactions on such exchange and published in The Wall Street Journal. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists. If the Common Stock is at the time neither listed on any Stock Exchange, then the Fair Market Value shall be determined by the Board of Directors or the Committee acting in its capacity as administrator of the Plan after taking into account such factors as the Plan Administrator shall deem appropriate. The maximum number of shares of Common Stock which may be issued over the term of the Plan shall not exceed Four Hundred Fifty Thousand (450,000). Options are exercisable over periods not to exceed 10 years (five years for incentive stock options granted to holders of 10% or more of voting stock) from the date of grant. Shares of Common Stock issued under the Stock Issuance Program may, in the discretion of the Plan Administrator, be fully and immediately vested upon issuance or may vest in one or more installments over the Participant’s period of Service or upon attainment of specified performance objectives. The Plan Administrator may not impose a vesting schedule upon any option grant or the shares of Common Stock subject to that option which is more restrictive than twenty percent (20%) per year vesting, with the initial vesting to occur not later than one (1) year after the option grant date. However, such limitation shall not be applicable to any option grants made to individuals who are officers of the Corporation, non-employee Board members or independent consultants.

Employee Stock Based Compensation

The fair value of the options granted to employees during the years ended December 31, 2020 and 2019 were established using the Black Scholes option pricing model utilizing the following assumptions:

	As of December 31,
	2020	2019
Dividend yield	0.0%	0.0%
Risk-free interest rate	2.8%	2.8%
Expected term	6 years	6 years
Volatility	38.1%	38.1%

The expected term of the options is based on the average period the stock options are expected to remain outstanding calculated as the midpoint of the options’ vesting term, and contractual expiration period, as the Company did not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior. The expected stock price volatility assumptions for the Company’s stock options during the years ended December 31, 2020 and 2019 were determined by examining the historical volatilities for industry peers, as the Company did not have any trading history for its

AutoLotto, Inc. Notes to the Consolidated Financial Statements December 31, 2020 and 2019

8.      Stock Based Compensation (cont.)

common stock. The risk-free interest rate assumption is based on U.S. Treasury instruments whose term was consistent with the expected term of the Company’s stock options. The expected dividend assumption is based on the Company’s history and expectation of dividend payouts.

Non-employee Stock Based Compensation

The fair value of the options granted to non-employees during the years ended December 31, 2020 and 2019 were established using the Black Scholes option pricing model utilizing the following assumptions:

	As of December 31,
	2020	2019
Dividend yield	0.0%	0.0%
Risk-free interest rate	2.8%	2.8%
Expected term	10 years	10 years
Volatility	49.6%	49.6%

The following table shows stock option activity for the years ended December 31, 2020 and 2019:

	Shares Available for Grant	Outstanding Stock Awards	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Life (years)
Balance, January 1, 2019	13,194	436,806	$0.85	7.4
Forfeited	35,000	(35,000)	$(1.62)
Balance, December 31, 2019	48,194	401,806	$0.85	6.4
Forfeited	6,250	(6,250)	$(2.01)
Balance, December 31, 2020	54,444	395,556	$0.83	5.4
Exercisable, December 31, 2020	—	331,285	$1.15	5.5

Stock based compensation expense related to the employee options was $9,417 and $10,083 for the years ended December 31, 2020 and 2019, respectively. Stock based compensation expense related to the non-employee options was $6,682 and $12,444 for the years ended December 31, 2020 and 2019, respectively. No income tax benefit has been recognized related to the stock based compensation expense and no tax benefits have been realized from the exercised stock options. As of December 31, 2020, unrecognized stock-based compensation associated with stock options amounted to $10,078. These costs are expected to be recognized over a weighted-average period of 1.17 years for the stock options awards.

9.      Loss Per Share

The following table sets forth the computation of basic and diluted net loss per share:

	For the Years Ended December 31,
	2020	2019
Net loss attributable to common stockholders	$(5,812,663)	$(10,836,586)
Basic and dilutive weighted average outstanding shares of common stock	5,158,607	5,158,607
Basic and diluted net loss per share of common stock	$(1.13)	$(2.10)

AutoLotto, Inc. Notes to the Consolidated Financial Statements December 31, 2020 and 2019

9.      Loss Per Share (cont.)

As of December 31, 2020, the Company excluded 395,556 of stock options and 190,749 of warrants from the computation of diluted net loss per share since the intrinsic value of these instruments was zero with the effect being anti-dilutive. As of December 31, 2019, the Company excluded 401,806 of stock options and 190,749 of warrants from the computation of diluted net (loss) per share since the intrinsic value of these instruments was zero with the effect being anti-dilutive.

10.    Income Taxes

Income tax expense (benefit) was as follows:

	2020	2019
Current Expense
Federal	—	—
State	—	—
Deferred Expense
Federal	(634,276)	(1,912,012)
State	—	—
Change in Valuation Allowance	634,276	1,912,012
Total	—	—

Effective tax rates applied to income before income taxes as follows:

	2020	2019
Taxes at Statutory Rate (21%)	(993,725)	(2,074,756)
Change in Valuation Allowance	634,276	1,921,012
Permanent Differences	359,450	153,728
Other	—	17
Income Taxes	—	—

Year-end deferred tax assets and liabilities were due to the following:

	2020	2019
Deferred Tax Assets
R&D Tax Credit	19,540	19,540
Fixed Assets	217,288	95,151
Charitable Contribution C/F	105,000	—
Net Operating Losses	12,916,634	12,509,493
Total	13,258,462	12,624,184

Deferred Tax Liabilities
Fixed Assets	—	—
Total	—	—

Valuation Allowance	(13,258,462)	(12,624,184)

Net Deferred Tax Asset	—	—

Realization of deferred tax assets associated with the net operating loss carry forwards is dependent upon generating sufficient taxable income prior to their expiration. A valuation allowance to reflect management’s estimate of the temporary deductible differences that may expire prior to their utilization has been recorded at year-end.

AutoLotto, Inc. Notes to the Consolidated Financial Statements December 31, 2020 and 2019

10.    Income Taxes (cont.)

As of December 31, 2020, the Company had federal net operating loss carry forwards of approximately $61.5 million which expire at various dates from 2035 to indefinite expiration pursuant to the Coronavirus Aid, Relief, and Economic Security Act (CARES Act). Specifically, $37.8 million of the net operating loss carry forward is subject to indefinite carry forward under the CARES Act. The net operating loss carry forwards will be subject to IRC 382 limitations.

11.    Commitments and Contingencies

Indemnification Agreements

The Company enters into indemnification provisions under its agreements with other entities in its ordinary course of business, typically with business partners, customers, landlords, lenders and lessors. Under these provisions, the Company generally indemnifies and holds harmless the indemnified party for losses suffered or incurred by the indemnified party as a result of the Company’s activities or, in some cases, as a result of the indemnified party’s activities under the agreement. The maximum potential amount of future payments the Company could be required to make under these indemnification provisions is unlimited. The Company has not incurred material costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, the Company believes the estimated fair value of these agreements is minimal. Accordingly, the Company has no liabilities recorded for these agreements as of December 31, 2020 and 2019.

Digital Securities

In 2018, the Company commenced the LDC Offering involving the sale, offering and issuance of up to 285 million of Digital Securities. The Digital Securities do not have any voting rights, redemption rights, or liquidation rights, nor are they tied in any way to other equity securities of LDC Crypto or the Company nor do they otherwise hold any rights that a holder of equity securities of LDC Crypto or the Company may have or that a traditional holder of equity securities may have, and the Company may repurchase the Digital Securities at a future date. Rather, each of the holders of the Digital Securities has a pro rata right to receive 7% of the Net Raffle Revenue of LDC Crypto. If the Net Raffle Revenue is zero for a given period, holders of the Digital Securities are not eligible to receive any cash distributions from any raffle sweepstakes of LDC Crypto for such period. For the years ended December 31, 2020 Company incurred an obligation and satisfied its obligation to pay and distribute an aggregate amount of approximately $19,000 to holders of the outstanding Digital Securities, and for the year ended December 31, 2020, no Net Raffle Revenue was generated and, therefore, there was no obligation of the Company to make any distributions to holders of outstanding Digital Securities.

Leases

The Company leases office space in Spicewood, Texas which expires January 21, 2022. For the years ended December 31, 2020 and 2019, the Company’s rent expense was $49,202 and $283,003, respectively.

As of December 31, 2020, the scheduled future minimum lease payments are as follows:

Amount
Years ending December 31,
2021	32,533
2022	22,898
2023	3,450
$55,431

Litigation and Other Loss Contingencies

As of December 31, 2020, there were no pending proceedings that are deemed to be materially detrimental. The Company is a party to legal proceedings in the ordinary course of its business. The Company believes that the nature of these proceedings is typical for a company of its size and scope.

AutoLotto, Inc. Notes to the Consolidated Financial Statements December 31, 2020 and 2019

12.    Related Party Transactions

The Company has entered into transactions with related parties. The Company regularly reviews these transactions; however, the Company’s results of operations may have been different if these transactions were conducted with nonrelated parties.

During the year ended December 31, 2020, the Company entered into borrowing arrangements with the individual founders to provide operating cash flow for the Company. As of December 31, 2020, the Company recorded payables associated with these borrowings in the amount of $13,000.

During the year ended December 31, 2020, the Company entered into a services agreement with Master Goblin Games, LLC (“Master Goblin”), an entity wholly owned by Ryan Dickinson, an officer of the Company (the “Service Agreement”). Master Goblin is or will be a sales agent or retailer licensed by state lottery authorities to sell lottery games to the general public within each U.S. jurisdiction in which it operates. Pursuant to the Services Agreement, the Company acquires lottery games as requested by users in certain jurisdictions from Master Goblin in such jurisdiction. The Service Agreement is non-exclusive and is a convenience to the Company’s operations. The Company does and may use any number of retail partners to facilitate such acquisitions. In consideration of Master Goblin’s services under the Service Agreement, the Company has agreed to payment, reimbursement and indemnity of certain initial and as-incurred expenses to a contractually capped limit, subject to offset by any of Master Goblin’s positive net income attributable on a per location basis, and otherwise purchases lottery games from Master Goblin without mark-up or administrative fee. As of March 31, 2021, the Company recorded payables associated with these borrowings in the amount of $4,699.

Pursuant to the Service Agreement, Master Goblin is authorized and approved by the Company to incur up to $100,000 in initial expenses per location as actually required for the commencement of operations at each location, including, without limitation, tenant improvements, furniture, inventory, fixtures and equipment, security and lease deposits, and licensing and filing fees. Similarly, pursuant to the Service Agreement, during each month of operation, Master Goblin is authorized to submit to the Company for reimbursement on-going expenses of up to $5,000 per location for actually incurred lease expenses. The initial expenses are submitted by Master Goblin to the Company upon Master Goblin securing a lease and leases are only secured by Master Goblin in any location upon request of the Company. Such initial expenses are recorded by the Company as lease obligations. On-going expenses are submitted by Master Goblin to the Company on a monthly basis, subject to offset, and are recorded by the Company as an expense. To the extent Master Goblin has a positive net income in any month, exclusive of the sale of lottery games, such net income reduces or eliminates such reimbursable expenses, and any excess positive net income is carried forward as a reduction of such following month’s or months’ reimbursable expenses that are subject to reimbursement.

13.    Subsequent Events

Management has evaluated subsequent events through June 30, 2021, which is the date the financial statements were available to be issued.

On February 22, 2021, the Company entered into a definitive agreement and plan of merger for a business combination with Trident Acquisitions Corp (Trident) . Prior to the execution of the definitive agreement, the Series B Convertible Debt conversion agreements were revised to include restructuring of Series B Convertible Debt conversion actions to be in effect immediately prior to the consummation of a transaction with Trident Acquisitions Corp. Immediately prior to the consummation of the transaction and without any further action by the noteholder, the outstanding principal amount of the notes and any unpaid accrued interest will automatically convert in whole into shares of common stock of the Company.

In February 2021, the Company terminated an agreement with Playsino Inc. (“Playsino”) to pursue a business combination with Trident. As part of the termination with Playsino, the Company agreed to incur a settlement cost which was satisfied by the issuance of $12.4 million of additional Series B notes to Playsino on the same terms as other Series B notes.

AutoLotto, Inc. Notes to the Consolidated Financial Statements December 31, 2020 and 2019

13.    Subsequent Events (cont.)

On February 20, 2021, the Company purchased the domain name sports.com. The total purchase price was $6,000,000 with $3,000,000 to be paid within six months of the close of the business combination with Trident Acquisitions Corp. or December 31, 2021 at the latest. The initial $3,000,000 of the purchase price was funded through the issuance of Series B Convertible Notes.

For the three months ended March 31, 2021, the Company issued additional Series B Convertible Notes in the amount of $21,148,733 with an interest rate of 8% and due upon maturity date of no later than December 31, 2022.

In June, 2021, the Company acquired 100% of the equity of Global Gaming Enterprises, Inc., a Delaware corporation, which holds 80% of the equity of Medios Electronicos Y de Comunicacion, S.A.P.I de C.V. (“Aganar”) and JuegaLotto, S. de C.V. (“JuegaLotto”). Aganar operates in the licensed iLottery market in Mexico and is licensed to sell Mexican National Lottery draw games, instant win tickets, and other games of chance online with access to a federally approved online casino and sportsbook gaming license. JeugaLotto is federally licensed by the Mexico authorities to sell international lottery games in Mexico through an authorized federal gaming portal and is licensed for games of chance in other countries throughout Latin America.

Annex A

confidential
EXECUTION COPY

BUSINESS COMBINATION AGREEMENT

by and among

TRIDENT ACQUISITIONS CORP.,

TRIDENT MERGER SUB II CORP.,

and

AUTOLOTTO, INC.

DATED AS OF FEBRUARY 21, 2021

Annex A-i

Annex A-ii

EXHIBITS

Exhibit A    Form of Employment Agreement

Exhibit B    Certificate of Merger

Exhibit C    Trident Second Amended and Restated Certificate of Incorporation

Exhibit D    Trident Proposed Bylaws

Exhibit E    Form of Incentive Equity Plan

Annex A-iii

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of February 21, 2021 (the “Effective Date”), by and among (i) Trident Acquisitions Corp., a Delaware corporation (“Trident”), (ii) Trident Merger Sub II Corp., a Delaware corporation and a wholly-owned subsidiary of Trident (“Merger Sub”), and (iii) AutoLotto, Inc., a Delaware corporation (the “Company”). Each of Trident, Merger Sub and the Company is also referred to herein as a “Party” and, collectively, as the “Parties.”

RECITALS

(A)    WHEREAS, (a) Trident is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses and (b) Merger Sub is a newly formed, wholly-owned, direct subsidiary of Trident that was formed for the sole purpose of the Merger;

(B)    WHEREAS, on the Closing Date, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving company (the “Surviving Company”) in the Merger and, after giving effect to the Merger, becoming a wholly owned Subsidiary of Trident, on the terms and subject to the conditions set forth in this Agreement;

(C)    WHEREAS, for U.S. federal income tax purposes, (a) it is intended that the Merger will qualify as a “reorganization” under Section 368(a) of the Code and, (b) this Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to the Merger within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder (collectively, the “Intended Tax Treatment”);

(D)    WHEREAS, simultaneously with the Closing, the Founder Holders will forfeit for no consideration (a) a certain number of shares of Trident Common Stock in the aggregate (the “Forfeiture Shares”) if certain conditions are not met and (b) all of the Trident Warrants they hold, in each case as more fully set forth in, and subject to the terms and conditions of, a Sponsor Forfeiture Agreement to be entered into contemporaneously with the Closing, by and among the Founder Holders, the Company and Trident, in a form to be mutually agreed upon by each of the Company, Trident and the Founder Holders, each acting reasonably (the “Sponsor Forfeiture Agreement”);

(E)    WHEREAS, in connection with the transactions contemplated by this Agreement, Trident will change its name from “Trident Acquisitions Corp.” to “LOTTERY.COM”;

(F)    WHEREAS, simultaneously with the Closing, Trident, the Company, the Founder Holders and certain existing shareholders of the Company will enter into an Investor Rights Agreement in a form to be mutually agreed upon by Trident and the Company, each acting reasonably (the “Investor Rights Agreement”);

(G)    WHEREAS, the respective boards of directors or similar governing bodies of each of Trident, the Company and Merger Sub have each unanimously approved and declared advisable the transactions contemplated hereby and in accordance with their respective applicable Laws;

(H)    WHEREAS, in furtherance of the transactions contemplated hereby, Trident shall provide an opportunity to its stockholders to have their shares of Trident Common Stock redeemed for consideration on the terms and subject to the conditions set forth in this Agreement, its Governing Documents, the Trust Agreement and the Registration Statement in conjunction with obtaining approval from the Trident Stockholders for the transactions contemplated hereby; and

(I)     WHEREAS, contemporaneously with the execution and delivery of this Agreement, and each effective as of the Closing, those Persons set forth on Schedule A-1 of the Company Disclosure Letter executed and delivered to Trident an Employment Agreement substantially in the form of Exhibit A (the “Employment Agreements”).

Annex A-1

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and subject to the terms and conditions set forth in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

Article I
CERTAIN DEFINITIONS

Section 1.1 Certain Definitions. For purposes of this Agreement, capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings set forth below.

“Acquisition” has the meaning set forth in Section 2.5(b)(iv).

“Active Company Subsidiaries” means Tinbu, LLC and LDC Crypto Universal Public Limited Company.

“Additional Trident Filings” has the meaning set forth in Section 6.8(g).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise. “Affiliate” shall also include for any individual, (a) such individual’s spouse, lineal descendants (whether natural or adopted), siblings, parents, and (b) a trust solely for the benefit of such individual and/or the individuals described in the foregoing clause (a) with respect to such individual.

“Affiliated Transactions” has the meaning set forth in Section 3.22(a).

“Agreement” has the meaning set forth in the Preamble.

“Alternative Target” has the meaning set forth in Section 6.14(b).

“Ancillary Agreements” means the Sponsor Forfeiture Agreement, the Investor Rights Agreement, the Employment Agreements, and each other agreement, document, instrument and certificate entered into in connection herewith or therewith and any all exhibits and schedules thereto.

“Anti-Corruption Laws” means applicable Laws related to corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977 as amended, legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and any other applicable Law that prohibits bribery, corruption, fraud or other improper payments.

“Anti-Money Laundering Laws” means applicable Laws related to money laundering, including the Currency and Foreign Transaction Reporting Act of 1970, as amended (also known as the Bank Secrecy Act), the Money Laundering Control Act of 1986, as amended, and any other applicable Law related to money laundering of any jurisdictions in which any Target Company conducts business, including any anti-racketeering laws involving money laundering or bribery as a racketeering act.

“Assumed Option” has the meaning set forth in Section 2.1(b)(v).

“Assumed Restricted Stock” has the meaning set forth in Section 2.1(b)(ii).

“Available Closing Date Cash” means, as of immediately prior to the Closing, an aggregate amount equal to the sum of (without duplication) the cash in the Trust Account, less amounts required for Trident Share Redemptions and less the aggregate amount of Transaction Expenses incurred by the Parties.

“Available Distributable Cash” means an aggregate amount equal to the sum of (without duplication) the cash in the Trust Account, less amounts required for Trident Share Redemption.

“Business Combination” has the meaning ascribed to such term in the Trident A&R Certificate of Incorporation.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York or the State of Texas.

“Certificate of Merger” has the meaning set forth in Section 2.1(a)(ii).

“Closing” has the meaning set forth in Section 2.4.

“Closing Date” has the meaning set forth in Section 2.4.

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“Closing Form 8-K” has the meaning set forth in Section 6.8(h).

“Closing Press Release” has the meaning set forth in Section 6.8(h).

“Code” means the Internal Revenue Code of 1986, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that Section regardless of how numbered or classified.

“Company” has the meaning set forth in the Preamble.

“Company Certificate” or “Company Certificates” has the meaning set forth in Section 2.8(a).

“Company Common Stock” means the common stock of the Company, par value one ten-thousandth of one dollar ($0.0001) per share.

“Company Disclosure Letter” means the Disclosure Letter delivered by the Company to Trident concurrently with the execution and delivery of this Agreement.

“Company Employee Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each equity, phantom equity, or equity-based compensation, retirement, pension, savings, profit sharing, incentive, severance, separation, employment, individual independent contractor, change in control, retention, nonqualified deferred compensation, vacation, paid time off, medical, dental, life or disability, retiree or post-termination health or welfare, salary continuation or fringe plan, program, policy, arrangement or Contract, in each case, that is maintained, sponsored or contributed to (or required to be contributed to) by any of the Target Companies or under or with respect to which any of the Target Companies has any Liability; provided, however, that the term “Company Employee Benefit Plan” shall not include any benefit or compensation plan, fund, program, policy, agreement or arrangement that is sponsored, maintained or administered by a Governmental Entity.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization; Authority; Enforceability), Section 3.3 (Capitalization), and Section 3.14 (Brokerage).

“Company Incentive Plan” means the Company’s 2015 Stock Plan as amended from time to time.

“Company Option” means an option to purchase shares of Company Common Stock granted under the Company Incentive Plan.

“Company Post-Closing Representation” has the meaning set forth in Section 8.15(a)(i).

“Company Preferred Stock” means, collectively, the Series Seed Preferred Stock, the Series A Preferred Stock, the Series A-1 Preferred Stock and the Series A-2 Preferred Stock.

“Company Preferred Stock Conversion” has the meaning set forth in Section 2.1(b)(i).

“Company Promissory Notes” has the meaning set forth in Section 2.1(b)(viii).

“Company Restricted Stock” has the meaning set forth in Section 2.1(b)(ii).

“Company Transaction Expenses” means the aggregate Transaction Expenses incurred by, or attributable to, (i) any direct or indirect equityholder of the Company or (ii) the Target Companies, in each case, as set forth herein, and only to the extent a Target Company is obligated to pay, has paid or agreed to pay such Transaction Expense, in each case, as set forth herein.

“Company Transaction Expenses Certificate” has the meaning set forth in Section 2.3(b).

“Company Warrants” has the meaning set forth in Section 2.1(b)(vii).

“Competing Buyer” has the meaning in Section 6.14(a).

“Competing Transaction” means (a) any transaction involving, directly or indirectly, any Target Company, which upon consummation thereof, would result in any Target Company becoming a public company, (b) any direct or indirect sale (including by way of a merger, consolidation, license, transfer, sale, option, right of first refusal with respect to a sale or similar preemptive right with respect to a sale or other business combination or similar transaction) of any material portion of the assets (including Intellectual Property) or business of the Target Companies, taken as a whole, (c) any direct or indirect sale (including by way of an issuance, dividend, distribution, merger, consolidation,

Annex A-3

license, transfer, sale, option, right of first refusal with respect to a sale or similar preemptive right with respect to a sale or other business combination or similar transaction) of equity, voting interests or debt securities of any Target Company (excluding any such sale between or among the Target Companies), or rights, or securities that grant rights, to receive the same including profits interests, phantom equity, options, warrants, convertible or preferred stock or other equity-linked securities (except, in each case, as contemplated by this Agreement), (d) any direct or indirect acquisition (whether by merger, acquisition, share exchange, reorganization, recapitalization, joint venture, consolidation or similar business combination transaction), but excluding procurement of assets in the Ordinary Course of Business (but not the acquisition of a Person or business via an asset transfer), by any Target Company of the equity or voting interests of, or a material portion of the assets or business of, a third party (except, in each case, as contemplated by this Agreement), or (e) any liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of any Target Company (except to the extent contemplated by the terms of this Agreement), in all cases of clauses (a) through (e), either in one or a series of related transactions, where such transaction(s) is to be entered into with a Competing Buyer (including any Interested Party or any representatives of any Interested Party); provided that, notwithstanding anything herein to the contrary, “Competing Transaction” shall be deemed to exclude any transaction, arrangement, Contract or understanding involving any Person (other than a Target Company) that is an Affiliate of any Pre-Closing Holder or any Interested Party so long as such transaction, arrangement, Contract or understanding does not involve any Target Company or any assets or Equity Interests or debt securities of the Target Companies.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of November 8, 2020, by and between Trident and the Company.

“Contracts” means any and all, legally binding, written and oral agreements, contracts, deeds, arrangements, purchase orders, binding commitments and understandings, and all amendments thereof.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any applicable quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other applicable Law, Order, directive, guidelines or recommendations by an applicable Governmental Entity in connection with or in response to the COVID-19 pandemic, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act (CARES).

“D&O Provisions” has the meaning set forth in Section 6.10(a).

“Data Room” has the meaning set forth in Section 8.6.

“DGCL” has the meaning set forth in Section 2.1(a)(i).

“Disclosure Letters” means Trident’s Disclosure Letter and the Company Disclosure Letter.

“Dissenting Shares” has the meaning set forth in Section 2.1(d).

“Earnout Pro Rata Basis” has the meaning set forth in Section 2.10(e).

“Employment Agreements” has the meaning set forth in the Recitals.

“Effective Date” has the meaning set forth in the Preamble.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock, or equity of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Executives” means Lawrence Anthony DiMatteo III, Matt Clemenson and Ryan Dickinson.

“Export Control Laws” means any applicable export, import, deemed export, transfer, and retransfer controls.

Annex A-4

“Family Members” means (a) (i) the Executives, (ii) the spouse and lineal descendants (whether natural or adopted) of any Executive, (iii) any spouse of any of the individuals described in clause (ii), and (iv) a trust solely for the benefit of any individuals described in the foregoing clauses (i) through (iii); and (b) any siblings or parents of any of the individuals described in clause (a)(i) through (iii); provided, that, with respect any representation or warranty related to an Interested Party or Family Member, clause (b) shall be limited to the Knowledge of the Company.

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Forfeiture Shares” has the meaning set forth in the Recitals.

“Founder Holders” means Vadim Komissarov, Ilya Ponomarev and Marat Rosenberg.

“Fraud” means actual Delaware common law fraud committed by a Party in connection with the negotiation, delivery, execution and performance of this Agreement and in connection with the transactions contemplated hereby.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governing Documents” means (a) in the case of a corporation, its certificate of incorporation (or analogous document) and bylaws; (b) in the case of a limited liability company, its certificate of formation (or analogous document) and limited liability company operating agreement; or (c) in the case of a Person other than a corporation or limited liability company, the documents by which such Person (other than an individual) establishes its legal existence or which govern its internal affairs.

“Governmental Entity” means any nation or government, any state, province, county, municipal or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Inactive Company Subsidiaries” means the currently existing Subsidiaries of the Company other than the Active Company Subsidiaries.

“Incentive Equity Plan” has the meaning set forth in Section 6.17.

“Indebtedness” means, with respect to a Party, without duplication: (a) all indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money; (b) all indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security; (c) all indebtedness for borrowed money of any Person for which such Party has guaranteed payment; (d) all capitalized Lease obligations or obligations required to be capitalized in accordance with GAAP; (e) any Liabilities in respect of deferred purchase price for property or services with respect to which such Person is liable, contingently or otherwise, as obligor or otherwise for additional purchase price (excluding any purchase commitments for capital expenditures or otherwise incurred in the Ordinary Course of Business); (f) reimbursement obligations under any drawn letters of credit; and (g) obligations under derivative financial instruments, including hedges, currency and interest rate swaps and other similar instruments; provided, however, that, in the case of the Target Companies, ‘Indebtedness’ shall not include any amounts for Taxes.

“Insurance Policies” has the meaning set forth in Section 3.17.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all patents, utility models and industrial designs and all applications for any of the foregoing, together with all reissuances, provisionals, continuations, continuations-in-part, divisionals, extensions, renewals and reexaminations thereof, (b) all trademarks, service marks, certification marks, trade dress, logos, slogans, trade names, and other indicia of source, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) Internet domain names, (d) all copyrights, and all applications, registrations (e) all trade secrets, and (f) all rights in Software.

“Intended Tax Treatment” has the meaning set forth in the Recitals.

“Interested Party” means (i) the Executives, (ii) the Pre-Closing Holders, (iii) in the case of any Pre-Closing Holder that is an entity, any direct or indirect controlling equityholder of such Pre-Closing Holder or any of its

Annex A-5

respective Affiliates (other than any Target Company), and (iv) in the case of the Executives and any Pre-Closing Holder that is an individual, any Family Member or Affiliate of such Executive or Pre-Closing Holder (other than any Target Company).

“Investor Rights Agreement” has the meaning set forth in the Recitals.

“IT Assets” means Software, systems, servers, computers, hardware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, in each case, owned by one of the Target Companies and used, or held for use in the operation of the Target Companies.

“Knowledge” (a) as used in the phrase “to the Knowledge of the Company” or phrases of similar import means the actual knowledge of any of the Executives and (b) as used in the phrase “to the Knowledge of Trident”, “to the Knowledge of Merger Sub” or phrases of similar import means the actual knowledge of the Trident Executives.

“L&L” has the meaning set forth in Section 8.15(b).

“Latest Balance Sheet” has the meaning set forth in Section 3.4(a).

“Latest Balance Sheet Date” has the meaning set forth in Section 3.4(a).

“Laws” means all laws, acts, statutes, constitutions, treaties, ordinances, codes, rules, regulations and rulings of a Governmental Entity, including common law. All references to “Laws” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Target Companies.

“Leases” means all leases, subleases, licenses, concessions and other Contracts pursuant to which any Target Company holds any Leased Real Property.

“Letter of Transmittal” has the meaning set forth in Section 2.8(a).

“Liability” or “Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Liens” means, with respect to any specified asset, any and all liens, mortgages, hypothecations, claims, encumbrances, options, pledges, licenses, rights of priority, easements, covenants, restrictions and security interests thereon.

“Lookback Date” means the date which is two (2) years prior to the Effective Date.

“Material Adverse Effect” means any event, circumstance or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have, a material and adverse effect upon the business, results of operations or financial condition of the Target Companies, taken as a whole; provided, however, that none of the following (or the effect of the following), alone or in combination, will constitute a Material Adverse Effect, or will be considered in determining whether a Material Adverse Effect has occurred: (i) changes that are the result of factors generally affecting the industries or markets in which the Target Companies operate; (ii) the public announcement, pendency or consummation of the transactions contemplated by this Agreement, including the negotiation and execution of this Agreement; (iii) changes in Law or GAAP or the interpretation thereof, in each case effected after the Effective Date; (iv) changes that are the result of economic factors affecting the national, regional or world economy or financial markets; (v) any change in the financial, banking, or securities markets; (vi) any strike, embargo, labor disturbance, riot, protests, cyberattacks, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire, other weather-related or meteorological event, pandemic (including the COVID-19 pandemic and any COVID-19 Measures), epidemic, disease outbreak or other natural disaster or act of god; (vii) any national or international political conditions in or affecting any jurisdiction in which the Target Companies conduct business; (viii) the engagement in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack; (ix) any consequences arising from any action by a Party required by this Agreement (other than the Company’s compliance with Section 5.1(a) hereof, except as a result of the failure of Trident or Merger Sub to consent to an action following request for such consent by such Party in accordance with this Agreement); (x) any consequences arising from any action taken (or omitted to be taken) by any Target Company at the

Annex A-6

written request of Trident or Merger Sub; or (xi) any failure of any Target Company to achieve any projected revenue, earnings, expense, sales or other projections, forecasts, predictions or budgets prior to the Closing (it being understood that the underlying event, circumstance or state of facts giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect shall be taken into account in determining whether a Material Adverse Effect has occurred); provided, however, that any event, circumstance or state of facts resulting from a matter described in any of the foregoing clauses (i); (iii)-(viii) and (xi) may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be likely to occur only to the extent such event, circumstance or state of facts has a material and disproportionate effect on the Target Companies, taken as a whole, relative to other comparable entities operating in the industries and markets in which the Target Companies operate.

“Material Contract” has the meaning set forth in Section 3.9(b).

“Material Customers” means the top ten (10) customers (determined by revenues) of the Target Companies, taken as a whole, for the fiscal year ended December 31, 2020.

“Material Lease” means, each Lease set forth on Section 3.7 of the Company Disclosure Letter.

“Material Suppliers” means the top ten (10) suppliers (determined by the amount purchased) of the Target Companies, taken as a whole, for the fiscal year ended December 31, 2020.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” means the Share Consideration as may be adjusted pursuant to Section 2.2(a)(ii).

“Merger Documents” has the meaning set forth in Section 2.1(a)(ii).

“Merger Effective Time” has the meaning set forth in Section 2.1(a)(ii).

“Merger Sub” has the meaning set forth in the Preamble.

“Net Indebtedness” means the amount equal to (a) the Company’s Indebtedness minus (b) cash and cash equivalents, including checks, money orders, marketable securities, short-term instruments, negotiable instruments, deposits in transit, funds in time and demand deposits or similar accounts on hand, in lock boxes, in financial institutions or elsewhere, together with all accrued but unpaid interest thereon, and all bank, brokerage or other similar accounts. For the avoidance of doubt, Company’s Indebtedness shall not include current liabilities or any intercompany Indebtedness between or among the Company and any Subsidiary(ies) of the Company.

“Non-Party Affiliate” has the meaning set forth in Section 8.14.

“OFAC” has the meaning set forth in the definition of “Sanctioned Person.”

“Order” means any order, writ, judgment, injunction, temporary restraining order, stipulation, determination, decree or award entered by or with any Governmental Entity or arbitral institution.

“Ordinary Course of Business” means, with respect to any Person, (a) any action taken or not taken by such Person in the ordinary course of business consistent with past practice, and (b) any other action taken or not taken by such Person in response to the actual or anticipated effect on such Person’s business of COVID-19 or any COVID-19 Measures, in each case with respect to this clause (b) in connection with or in response to COVID-19.

“Ordinary Course Tax Sharing Agreement” means any written commercial agreement entered into in the Ordinary Course of Business of which the principal subject matter is not Tax but which contains customary Tax indemnification provisions.

“Outside Date” has the meaning set forth in Section 7.1(c).

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by any of the Target Companies.

“Owned Real Property” means all land, together with all buildings, structures, improvements, and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Target Companies.

“Party” or “Parties” has the meaning set forth in the Preamble.

Annex A-7

“PCAOB” means the Public Company Accounting Oversight Board.

“PCAOB Financial Statements” has the meaning set forth in Section 6.8(i).

“Per Share Merger Consideration” means the quotient obtained by dividing (a) the Merger Consideration by (b) the sum of the aggregate number of shares of Company Common Stock (including (i) shares of Company Common Stock issued upon the Company Preferred Stock Conversion, and (ii) shares of Company Common Stock issued or issuable upon the exercise of all vested Company Options (other than out of the money options) and vested Company Warrants (other than out of the money warrants), in each case solely to the extent such Company Options and Company Warrants are treated in accordance with Section 2.1(b)(v) and Section 2.1(b)(vii), respectively) issued and outstanding as of immediately prior to the Merger Effective Time.

“Permitted Affiliate Transactions” means any item set forth on Section 1.1(c) of the Company Disclosure Letter.

“Permitted Liens” means (a) Liens securing obligations under capital leases; (b) easements, permits, rights of way, restrictions, covenants, reservations or encroachments, minor defects, irregularities in and other similar Liens of record affecting title to the property which do not materially impair the use or occupancy of such real property in the operation of the business of any of the Target Companies as currently conducted thereon; (c) Liens for Taxes, assessments or governmental charges or levies imposed with respect to property which are not yet due and payable or which are being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof on the books and records of the Target Companies or Trident, as applicable); (d) Liens in favor of suppliers of goods for which payment is not yet due or delinquent (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (e) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar Liens arising or incurred in the Ordinary Course of Business which are not yet due and payable or which are being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (f) Liens arising under workers’ compensation Laws or similar legislation, unemployment insurance or similar Laws; (g) Liens arising under municipal bylaws, development agreements, restrictions or regulations, and zoning, entitlement, land use, building or planning restrictions or regulations, in each case, promulgated by any Governmental Entity, which do not restrict or are not violated by the Target Companies’ current use of its real property; (h) in the case of Leased Real Property, any Liens to which the underlying fee interest in the leased premises (or the land on which or the building in which the leased premises may be located) is subject, including rights of the landlord under the Lease and all superior, underlying and ground Leases and renewals, extensions, amendments or substitutions thereof; provided that any Material Lease shall provide for automatic subordination, non-disturbance and attornment of mortgage liens for the benefit of the Company or applicable Active Company Subsidiary or for which a subordination, non-disturbance and attornment agreement has been provided for the benefit of the Company or applicable Active Company Subsidiary; (i) Securities Liens; (j) non-exclusive licenses of Owned Intellectual Property granted to customers and distributors in the Ordinary Course of Business; and (k) those Liens set forth on the Section 1.1(d) of the Company Disclosure Letter.

“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

“Personal Information” means information that identifies an individual or can be used to contact an individual including name, address, retina or iris scan, fingerprint, voiceprint, scan of hand or face geometry and all other biometric data, geolocation information, credit or debit card or bank account number, or any other personally identifiable information.

“Pre-Closing Holder” means a holder of shares of Company Common Stock and/or Company Preferred Stock as of immediately prior to the Merger Effective Time.

“Pre-Closing Period” has the meaning set forth in Section 5.1(a).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period through and including the Closing Date.

“Premium Cap” has the meaning set forth in Section 6.10(b)(ii).

“Privacy Contracts” means all Contracts between any Target Company and any Person that govern the Processing of Personal Information.

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“Privacy Laws” means all Laws pertaining to the collection, storage, use, access, disclosure, processing, protection, security, modification, destruction, and transfer of Personal Information.

“Privacy Requirements” means (a) all applicable Privacy Laws and (b) provisions relating to Processing of Personal Information in all applicable and material Privacy Contracts.

“Pro Rata Portion” means, with respect to each Pre-Closing Holder, the ratio calculated by dividing (x) the sum of the number of shares of Company Common Stock (including (i) shares of Company Common Stock issued upon the Company Preferred Stock Conversion and (ii) shares of Company Common Stock issued or issuable upon the exercise of all vested Company Options (other than out of the money options) and vested Company Warrants (other than out of the money warrants), in each case solely to the extent such Company Options and Company Warrants are treated in accordance with Section 2.1(b)(v) and Section 2.1(b)(vii), respectively) held by such Pre-Closing Holder by (y) the sum of the aggregate number of shares of Company Common Stock (including (i) shares of Company Common Stock issued upon the Company Preferred Stock and (ii) shares of Company Common Stock issued or issuable upon the exercise of all vested Company Options (other than out of the money options) and vested Company Warrants (other than out of the money warrants), in each case solely to the extent such Company Options and Company Warrants are treated in accordance with Section 2.1(b)(v) and Section 2.1(b)(vii), respectively) held by all Pre-Closing Holders, in each case, as of immediately prior to the Merger Effective Time.

“Proceeding” means any action, suit, charge, litigation, arbitration, notice of violation or citation received, or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.

“Process” or “Processing” means the creation, collection, use (including for the purposes of sending telephone calls, text messages and emails), storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection (including safeguarding, security measures and notification in the event of a breach of security), access, disposal or disclosure or other activity regarding Personal Information (whether electronically or in any other form or medium).

“Prohibited Affiliate Transactions” means, except for (a) Permitted Affiliate Transactions, (b) those Prohibited Affiliate Transactions consented to (not to be unreasonably withheld, conditioned or delayed) in writing by Trident after the Effective Date, and (c) transactions contemplated by this Agreement or the Ancillary Agreements, any of the following transactions:

(a)     the declaration, making or payment of any dividend, other distribution or return of capital (whether in cash or in kind) to any Pre-Closing Holder (or if any Pre-Closing Holder transfers its Company Equity Interests before the Closing Date to another Interested Party, then such Interested Party) by any Target Company, other than to another Target Company;

(b)    any payment by any Target Company to any Interested Party in connection with any redemption, purchase or other acquisition of shares of capital stock, partnership interests or other securities of any Target Company;

(c)     any (i) loan made by any Target Company to any Interested Party, or (ii) payment made, whether in cash or kind, by any Target Company to, or on behalf of, or for the benefit of, any Interested Party or any payments made to any officer, director, employee or independent contractor of an Interested Party solely to the extent such payment is made to such officer, director, employee or independent contractor in his, her or its capacity as an officer, director, employee or independent contractor of an Interested Party, other than compensation, benefits or expense reimbursement (in each case, of the types available to the Executives or otherwise on arms’ length terms) paid or provided in the Ordinary Course of Business to individuals who are directors, officers, employees or independent contractors of any Target Company;

(d)    any Lien (other than those Permitted Liens referenced in clause (j) of the definition of Permitted Liens) made, created or granted over any asset of any Target Company in favor of any Interested Party;

(e)     any guarantee by any Target Company of any Liability of any Interested Party;

(f)     any discharge, forgiveness or waiver by any Target Company of any Liability owed by any Interested Party to any Target Company;

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(g)    the sale, purchase, transfer, license, sublicense or disposal of any Owned Intellectual Property that is material to any Target Company to or in favor of an Interested Party;

(h)    the sale, purchase, transfer or disposal of any material asset or right of any Target Company not referenced in clause (g) above to or in favor of an Interested Party, other than in the Ordinary Course of Business; and

(i)     any commitment or agreement to do any of the foregoing.

“Proxy Statement” means the proxy statement on Schedule 14A to be filed with the SEC by Trident in connection with the Trident Stockholder Meeting.

“Publicly Available Software” means any Software (or portion thereof) (i) that is distributed (A) as free Software or open source Software (including, for example, Software distributed under the GNU General Public License, the GNU Lesser General Public License, the Affero General Public License, Mozilla Public License, or Apache Software License), or (B) pursuant to open source, copyleft or similar licensing and distribution models, or (ii) that requires as a condition of use, modification and/or distribution of such Software that such Software or other Software incorporated into, derived from or distributed with such Software (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works or (C) be redistributable at no or minimal charge.

“Registered Owned Intellectual Property” means any Owned Intellectual Property that is registered or the subject of an application for registration with the U.S. Patent & Trademark Office (or any corresponding foreign Governmental Entity), U.S. Copyright Office (or any corresponding foreign Governmental Entity) or a domain name registrar.

“Registration Statement” means the registration statement on Form S-4, which shall include the Proxy Statement, to be filed with the SEC by Trident.

“Required Vote” means the vote of the Trident Stockholders set forth in the Proxy Statement to the extent required to approve the Trident Stockholder Voting Matters, as determined in accordance with applicable Law and the Trident A&R Certificate of Incorporation.

“Sanctioned Country” means any country or region that is the subject or target of a comprehensive embargo under Sanctions (including, at the time of this Agreement, Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine) in effect at the time.

“Sanctioned Person” means any Person that is: (a) listed on any applicable U.S. or non-U.S. sanctions-related restricted party list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List, the EU Consolidated List and HM Treasury’s Consolidated List of Persons Subject to Financial Sanctions; (b) in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a); or (c) organized, resident or located in a Sanctioned Country.

“Sanctions” means all Laws and Orders relating to economic or trade sanctions administered or enforced by the United States (including by OFAC and the U.S. Department of State), Canada, the United Kingdom, the United Nations Security Council, the European Union, or any other EU Guarantor State, or any other relevant Governmental Entity.

“SEC” means the United States Securities and Exchange Commission.

“SEC Clearance Date” means the date on which the SEC declares a Registration Statement effective.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Securities Liens” means Liens arising out of, under or in connection with (a) applicable federal, state and local securities Laws and (b) restrictions on transfer, hypothecation or similar actions contained in any Governing Documents.

“Security Breach” means a data security breach or breach of Personal Information under applicable Privacy Requirements or any other applicable Laws.

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“Security Incident” means any unauthorized access, use, disclosure, modification or destruction of information or interference with IT Assets that adversely impacts the confidentiality, integrity or availability of such information and IT Assets.

“Series A Preferred Stock” means the series A preferred stock of the Company, par value one ten-thousandth of one dollar ($0.0001) per share.

“Series A-1 Preferred Stock” means the series A-1 preferred stock of the Company, par value one ten-thousandth of one dollar ($0.0001) per share.

“Series A-2 Preferred Stock” means the series A-2 preferred stock of the Company, par value one ten-thousandth of one dollar ($0.0001) per share.

“Series Seed Preferred Stock” means the series A-2 preferred stock of the Company, par value one ten-thousandth of one dollar ($0.0001) per share.

“Share Consideration” means forty million (40,000,000) shares of Trident Common Stock.

“Signing Form 8-K” has the meaning set forth in Section 6.8(b).

“Signing Press Release” has the meaning set forth in Section 6.8(b).

“Software” means all computer software, applications, and programs (and all versions, releases, fixes, upgrades and updates thereto, as applicable), including software compilations, development tools, compilers, files, scripts, manuals, design notes, programmers’ notes, architecture, application programming interfaces, mobile applications, algorithms, data, databases, and compilations of data, comments, user interfaces, menus, buttons, icons, as well as any foreign language versions, fixes, upgrades, updates, enhancements, new versions, previous versions, new releases and previous releases thereof, in each case, whether in source code, object code or human readable form.

“Sponsor Forfeiture Agreement” has the meaning set forth in the Recitals.

“Stockholder Action” has the meaning set forth in Section 6.6(c).

“Stockholder Earnout Group” has the meaning set forth in Section 2.10(a)(i).

“Stock Exchange” means the Nasdaq Capital Market.

“Straddle Period” means any taxable period that begins on or before (but does not end on) the Closing Date.

“Subsidiaries” means, of any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting power or equity is owned or controlled directly or indirectly by such Person, or one (1) or more of the Subsidiaries of such Person, or a combination thereof.

“Surviving Company” has the meaning set forth in the Recitals.

“Tail Policy” has the meaning set forth in Section 6.10(b)(ii).

“Target Companies” means, collectively, the Company and the Active Company Subsidiaries.

“Target Indemnified Person” has the meaning set forth in Section 6.10(a).

“Tax” or “Taxes” means all United States federal, state, local, foreign, and other net or gross income, net or gross receipts, net or gross proceeds, payroll, employment, excise, severance, stamp, occupation, windfall or excess profits, profits, customs, capital stock, withholding, social security, unemployment, disability, real property, personal property (tangible and intangible), sales, use, transfer, value added, alternative or add-on minimum, capital gains, user, leasing, lease, natural resources, ad valorem, franchise, capital, estimated, goods and services, fuel, interest equalization, registration, recording, premium, turnover, environmental or other taxes, charges, duties, fees, levies or other governmental charges of any kind whatsoever, including all interest, penalties and additions imposed with respect to the foregoing, imposed by (or otherwise payable to) any Governmental Entity.

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“Tax Proceeding” means any audit, examination, claim or Proceeding with respect to Taxes, Tax matters, or Tax Returns.

“Tax Returns” means all United States federal, state, local and foreign returns, declarations, reports, claims for refund, information returns, elections, disclosures, statements, or other documents (including any related or supporting schedules, attachments, statements or information, and including any amendments thereof) filed or required to be filed with a Taxing Authority in connection with, or relating to, Taxes.

“Tax Sharing Agreement” means any agreement or arrangement (including any provision of a Contract) pursuant to which any Target Company or Trident is or may be obligated to indemnify any Person for, or otherwise pay, any Tax of or imposed on another Person, or indemnify, or pay over to, any other Person any amount determined by reference to actual or deemed Tax benefits, Tax assets, or Tax savings.

“Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection, administration or imposition of any Tax.

“Transaction Expenses” means:

(a)     all fees, costs and expenses designated as Trident Transaction Expenses or Company Transaction Expenses in this Agreement;

(b)    only to the extent Trident or Merger Sub is or becomes obligated to pay, has paid or has agreed to pay, all fees, costs, bonuses and expenses (including fees, costs and expenses of third-party advisors, legal counsel, investment bankers, or other representatives) incurred or payable by Trident, Merger Sub or the Founder Holders through the Closing in connection with the preparation of the financial statements, the negotiation, preparation and execution of this Agreement, the Ancillary Agreements, and the Registration Statement and the consummation of the transactions contemplated hereby and thereby (including due diligence) in connection with Trident’s initial public offering (including any deferred underwriting fees) or in connection with Trident’s pursuit of a Business Combination with the Company (including any extensions to the time by which Trident has to consummate a Business Combination), and the performance and compliance with all agreements and conditions contained herein or therein to be performed or complied with (which fees, costs and expenses shall be deemed Trident Transaction Expenses hereunder);

(c)     only to the extent a Target Company is obligated to pay, has paid or has agreed to pay, all fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel, investment bankers, or other representatives) incurred or payable by any of the Target Companies (or their equityholders) through the Closing in connection with the preparation of the financial statements, the negotiation, preparation and execution of this Agreement, the Ancillary Agreements and the Registration Statement and the consummation of the transactions contemplated hereby and thereby (including due diligence) or in connection with the Company’s pursuit of the transactions contemplated by this Agreement, and the performance and compliance with all agreements and conditions contained herein or therein to be performed or complied with (which fees, costs and expenses shall be deemed Company Transaction Expenses hereunder);

(d)    any Liability of the Target Companies in the nature of compensation under any sale, change-of-control, “stay around,” retention, “single-trigger” severance or similar bonus or payment plans or similar arrangements paid or payable in cash to current or former directors, officers or employees of the Target Companies solely as a result of the transactions contemplated this Agreement or any Ancillary Agreement including the employer portion of payroll Taxes arising therefrom (which fees, costs and expenses shall be deemed Company Transaction Expenses hereunder);

(e)     all fees, costs and expenses paid or payable pursuant to the Tail Policy (which fees, costs and expenses shall be deemed Trident Transaction Expenses hereunder); all filing fees paid or payable to a Governmental Entity in connection with any filing made under the Antitrust Laws, in each case if required (fifty percent (50%) of such fees shall be deemed Company Transaction Expenses hereunder and fifty percent (50%) of such fees shall be deemed Trident Transaction Expenses hereunder); and

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(f)     all Transfer Taxes (fifty percent (50%) of such Transfer Taxes shall be deemed Company Transaction Expenses hereunder and fifty percent (50%) of such Transfer Taxes shall be deemed Trident Transaction Expenses hereunder).

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration, notarial fees and other similar Taxes and fees incurred in connection with the transactions contemplated by this Agreement.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that Section regardless of how numbered or classified.

“Treasury Shares” has the meaning set forth in Section 2.1(b)(iii).

“Trident” has the meaning set forth in the Preamble.

“Trident and Merger Sub Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization; Authority; Enforceability), Section 4.2 (Capitalization), Section 4.3 (Brokerage), and Section 4.4 (Trust Account).

“Trident A&R Certificate of Incorporation” means the amended and restated certificate of incorporation of Trident, dated as of May 29, 2018, as amended by that first amendment to the amended and restated certificate of incorporation dated as of November 27, 2019, as further amended by that second amendment to the amended and restated certificate of incorporation dated as of May 29, 2020, as further amended by that third amendment to the amended and restated certificate of incorporation dated as of September 1, 2020, and as further amended by that fourth amendment to the amended and restated certificate of incorporation dated as of December 1, 2020, in each case, as in effect on the Effective Date.

“Trident Board” means the board of directors of Trident.

“Trident Board Recommendation” has the meaning set forth in Section 6.8(k).

“Trident Bylaws” means the bylaws of Trident as in effect on the Effective Date.

“Trident Common Stock” means the common stock of Trident, par value one thousandth of one dollar ($0.001) per share, authorized pursuant to the Trident A&R Certificate of Incorporation.

“Trident Competing Transaction” means any transaction involving, directly or indirectly, any merger or consolidation with or acquisition of, purchase of all or substantially all of the assets or equity of, consolidation or similar business combination with or other transaction that would constitute a Business Combination with or involving Trident, Merger Sub and any Person, other than the Target Companies; provided that, notwithstanding anything herein to the contrary, “Trident Competing Transaction” shall be deemed to exclude any transaction, arrangement, Contract or understanding involving any Person (other than Trident or Merger Sub) that is a Founder Holder or an Affiliate of a Founder Holder so long as such transaction, arrangement, Contract or understanding does not (i) involve Trident, Merger Sub or any assets (including, for this purpose, the Trust Account) or Equity Interests or debt securities of Trident or Merger Sub or (ii) impede, interfere with or prevent, or that would not reasonably be expected to materially delay, the transactions contemplated hereby.

“Trident Consideration Warrants” has the meaning set forth in Section 2.1(b)(vii).

“Trident’s Disclosure Letter” means the Disclosure Letter delivered by Trident and Merger Sub to the Company concurrently with the execution and delivery of this Agreement.

“Trident Executives” means Vadim Komissarov, Ilya Ponomarev and Marat Rosenberg.

“Trident Governing Documents” means, at any time prior to the Closing, the Trident A&R Certificate of Incorporation and the Trident Bylaws.

“Trident Material Adverse Effect” means any event, circumstance or state of facts that, individually or in the aggregate, has had or would be reasonably expected to have a material and adverse effect upon the ability of Trident or Merger Sub, as applicable, to perform its obligations and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements; provided, however, that none of the following (or the effect of

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the following), alone or in combination, will constitute a Trident Material Adverse Effect, or will be considered in determining whether a Trident Material Adverse Effect has occurred: (i) the public announcement, pendency or consummation of the transactions contemplated by this Agreement, including the negotiation and execution of this Agreement; (ii) changes in Law or GAAP or the interpretation thereof, in each case effected after the Effective Date; (iii) changes that are the result of economic factors affecting the national, regional or world economy or financial markets; (iv) any change in the financial, banking, or securities markets; (v) any strike, embargo, labor disturbance, riot, protests, cyberattacks, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire, other weather-related or meteorological event, pandemic (including the COVID-19 pandemic and any COVID-19 Measures), epidemic, disease outbreak or other natural disaster or act of god; (vi) the engagement in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack; or (vii) any consequences arising from any action by Trident or Merger Sub required by this Agreement; provided, however, that any event, circumstance or state of facts resulting from a matter described in any of the foregoing clauses (ii)-(vi) may be taken into account in determining whether a Trident Material Adverse Effect has occurred or would reasonably be likely to occur only to the extent such event, circumstance or state of facts has a material and disproportionate effect on Trident relative to other “SPACs” operating in the industries and markets in which Trident operates.

“Trident Parties” has the meaning set forth in Section 8.2(a).

“Trident Post-Closing Representation” has the meaning set forth in Section 8.15(b)(i).

“Trident Preferred Shares” has the meaning set forth in Section 4.2(a).

“Trident Public Securities” has the meaning set forth in Section 4.8.

“Trident Related Parties” has the meaning set forth in Section 4.16.

“Trident SEC Documents” has the meaning set forth in Section 4.5(a).

“Trident SEC Filings” means the forms, reports, schedules, registration statements and other documents required to be filed by Trident with the SEC, including the Registration Statement, Proxy Statement, Additional Trident Filings, the Signing Form 8-K, the Closing Form 8-K, and all amendments, modifications and supplements thereto.

“Trident Share Redemption” means the election of an eligible holder of the Trident Common Stock (as determined in accordance with the applicable Trident Governing Documents and the Trust Agreement) to redeem all or a portion of such holder’s shares of Trident Common Stock, at the per-share price, payable in cash, equal to such holder’s pro rata share of the funds in the Trust Account (as determined in accordance with the applicable Trident Governing Documents and the Trust Agreement), by tendering such holder’s shares of Trident Common Stock for redemption not later than 5:00 p.m. Eastern Time on the date that is two (2) Business Days prior to the date of the Trident Stockholder Meeting.

“Trident Stockholder Meeting” means a special meeting of the Trident Stockholders to vote on the Trident Stockholder Voting Matters.

“Trident Stockholder Voting Matters” means, collectively, proposals to approve (a) the adoption of this Agreement and the transactions contemplated by this Agreement (including the Merger) and (b) any other proposals that are required for the consummation of the transactions contemplated by this Agreement that are submitted to, and require the vote of, the Trident Stockholders in the Proxy Statement and agreed to by Trident and the Company.

“Trident Stockholders” means the holders of the shares of Trident Common Stock as of immediately prior to the Closing.

“Trident Transaction Expenses” shall mean the aggregate Transaction Expenses incurred by, or attributable to, any of the Founder Holders, Trident or Merger Sub, in each case, as set forth herein.

“Trident Transaction Expenses Certificate” has the meaning set forth in Section 2.3(b).

“Trident Warrants” has the meaning set forth in Section 4.2(a).

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“Trust Account” means the trust account established by Trident pursuant to the Trust Agreement.

“Trust Agreement” means, that certain Investment Management Trust Agreement, dated as of May 29, 2018, by and between Trident and Continental Stock Transfer & Trust Company, a New York corporation, as amended pursuant to that certain Amendment No. 1 to the Trust Agreement dated as of November 27, 2019, as further amended pursuant to that certain Amendment No. 2 to the Trust Agreement dated as of May 29, 2020, as further amended pursuant to that certain Amendment No. 3 to the Trust Agreement dated August 31, 2020, as further amended pursuant to that certain Amendment No. 4 to the Trust Agreement dated December 1, 2020.

“Trust Amount” has the meaning set forth in Section 4.4.

“Trust Distributions” has the meaning set forth in Section 8.10.

“Trustee” means Continental Stock Transfer & Trust Company, acting as trustee of the Trust Account.

“U.S.” means the United States of America.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such date(s) as reasonably determined by Trident.

“W&C” has the meaning set forth in Section 8.15(b)(i).

“Waiving Parties” has the meaning set forth in Section 8.15(a)(i).

Article II
PURCHASE AND SALE TRANSACTIONS

Section 2.1 Closing Transactions. Upon the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur on the Closing Date in the order set forth in this Section 2.1:

(a) Merger. Subject to the provisions of this Agreement:

(i) At the Merger Effective Time, on the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub will merge with and into the Company, with the Company as the Surviving Company, continuing as a wholly owned Subsidiary of Trident, following the Merger and the separate existence of Merger Sub shall cease.

(ii) On the Closing Date, the Company and Merger Sub shall cause a Certificate of Merger in the form set forth on Exhibit B (the “Certificate of Merger”), along with all other documentation and declarations required in connection with the Merger to be duly executed and properly filed with the Secretary of State of the State of Delaware in accordance with the DGCL (collectively, the “Merger Documents”). The Merger shall become effective immediately upon the filing of the Certificate of Merger or such other time as agreed to by the Company and Merger Sub in writing and specified in such filed Certificate of Merger (the “Merger Effective Time”).

(iii) The Merger shall have the effects as provided in this Agreement, in the Merger Documents and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, by virtue of the Merger and without further act or deed, upon the Merger Effective Time, all of the assets, properties, rights, privileges, immunities, powers and franchises of each of the Company

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and Merger Sub shall vest in the Surviving Company and all debts, liabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Company.

(iv) At the Merger Effective Time, by virtue of the Merger, the Governing Documents of the Company immediately prior to the Merger Effective Time shall be the Governing Documents of the Surviving Company, in each case, until thereafter changed or amended as provided therein or by applicable Law.

(v) At the Merger Effective Time, certain directors and officers of the Company, as determined by the Company and communicated in writing to Trident prior to the Closing Date, shall be the initial directors and officers of the Surviving Company, each to hold office in accordance with the Governing Documents of the Surviving Company until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal; provided that the number of designated directors shall not exceed four (4).

(vi) Except as otherwise directed in writing by the Company, and conditioned upon the occurrence of the Closing, Trident shall take all actions necessary or appropriate (including securing resignations or removals and making such appointments as are necessary) to cause, effective as of the Closing, the Trident Board to consist of (x) the four (4) persons designated by the Company in writing prior to Closing and (y) one (1) person (who shall meet the independence requirements of the Stock Exchange) designated by Trident in writing prior to Closing, in each case as subject to, and more fully set forth in, the Investor Rights Agreement. On the Closing Date, Trident shall enter into customary indemnification agreements reasonably satisfactory to the Company with such individuals elected as members of the Trident Board as of the Closing, which indemnification agreements shall continue to be effective immediately following the Closing.

(vii) Except as otherwise directed in writing by the Company, and conditioned upon the occurrence of the Closing, Trident shall take all actions necessary or appropriate (including securing resignations or removals and making such appointments as are necessary) to cause the Persons constituting the officers of the Company prior to the Merger Effective Time to be the officers of Trident (and holding the same titles as held at the Company) until the earlier of their resignation or removal or until their respective successors are duly appointed.

(b) Effects of the Merger. Subject to the provisions of this Agreement, the following shall occur:

(i) Company Preferred Stock Conversion. Subject to the written consent of the holders of (a) at least fifty percent (50%) of the shares of Series A Preferred Stock and (b) at least fifty percent (50%) of the shares of Company Preferred Stock (on an as converted basis), in each case in accordance with Section 5.1(b) of Part B of Article Fourth of the Company’s certificate of incorporation, immediately prior to the Merger Effective Time, each share of Company Preferred Stock that is issued and outstanding immediately prior to such time shall automatically convert into a number of shares of Company Common Stock in accordance with the Company’s certificate of incorporation (collectively, the “Company Preferred Stock Conversion”). All of the shares of Company Preferred Stock converted into shares of Company Common Stock shall no longer be outstanding and shall cease to exist, and each holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such securities.

(ii) Company Shares. At the Merger Effective Time (and for the avoidance of doubt, immediately following the Company Preferred Stock Conversion), by virtue of the Merger and without any action on the part of any Party or any other Person, each share of Company Common Stock (other than any Treasury Shares and Dissenting Shares) issued and outstanding as of immediately prior to the Merger Effective Time shall be canceled and extinguished and be converted into the right to receive the Per Share Merger Consideration; provided, however, that the following shall apply solely with respect to the shares of Company Common Stock that are unvested immediately prior to the Merger Effective Time (the “Company Restricted Stock”): the shares of Trident Common Stock issued as Per Share Merger Consideration upon the cancellation and extinguishment of a share of Company Restricted Stock shall be subject to the same vesting and termination-related provisions as that applied to such share of Company

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Restricted Stock, except for administrative changes that are not adverse to the holder (such shares of Trident Common Stock, the “Assumed Restricted Stock”). From and after the Merger Effective Time, the holder(s) of certificates, if any, evidencing ownership of shares of Company Common Stock, or the holders of shares of Company Common Stock held in book-entry form, in each case issued and outstanding immediately prior to the Merger Effective Time shall cease to have any rights with respect to such shares except as otherwise provided for herein or under applicable Law. For the avoidance of doubt, no shares or assets of Merger Sub shall be distributed in connection with the Merger.

(iii) Treasury Shares. At the Merger Effective Time by virtue of the Merger and without any action on the part of any Party or any other Person, each share of Company Preferred Stock and Company Common Stock held immediately prior to the Merger Effective Time by the Company as treasury stock (the “Treasury Shares”) shall be canceled and extinguished, and no consideration shall be paid with respect thereto.

(iv) Fractional Shares. No certificate or book entry representing fractional shares of Trident Common Stock shall be issued upon the surrender for exchange of shares of Company Common Stock, and such fractional shares shall not entitle the owner thereof to vote or to any other rights of a holder of shares of Trident Common Stock. In lieu of the issuance of any such fractional share, Trident shall aggregate the total number of shares of Trident Common Stock issuable to each Person upon the surrender for exchange of shares of Company Common Stock, and then round down to the nearest whole number of shares of Company Common Stock for each such Person.

(v) Company Options. At the Merger Effective Time, each Company Option that is outstanding as of immediately prior to the Merger Effective Time shall be assumed by Trident, and will continue to have, and be subject to, the same terms and conditions (including vesting terms and, to the extent applicable, holding period restrictions) set forth in the Company Incentive Plan and Company Option agreements, as are in effect with respect to such option immediately prior to the Merger Effective Time, except for administrative changes that are not adverse to the holder (each, an “Assumed Option”) except that (a) such Assumed Options shall provide the right to purchase that whole number of shares of Trident Common Stock (rounded down to the nearest whole share) equal to the number of shares of Company Common Stock subject to such Company Option, multiplied by the Per Share Merger Consideration, and (b) the exercise price per share for each such Assumed Option shall be equal to the exercise price per share of such Company Option in effect immediately prior to the Merger Effective Time, divided by the Per Share Merger Consideration (the exercise price per share, as so determined, being rounded up to the nearest full cent); provided, however, that the assumption of the Company Options will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that such assumption will not constitute a “modification” of such Company Options for purposes of Section 409A or Section 424 of the Code.

(vi) Securities Laws Matters. Trident shall file with the SEC, no later than thirty (30) days, following the Merger Effective Time, a registration statement on Form S-8 (or any successor form), if available for use by Trident, relating to the shares of Trident Common Stock issuable with respect to Assumed Options or Assumed Restricted Stock eligible for registration on Form S-8 and Trident shall use all reasonable efforts to maintain the effectiveness of such registration statement thereafter for so long as any of such options, restricted stock units or other rights remain outstanding. The Company shall take all necessary actions to effect the treatment of Company Options pursuant to the foregoing in accordance with the Company Incentive Plan and the applicable award agreements. The board of directors of the Company shall amend the Company Incentive Plan and take all other necessary actions, effective as of immediately prior to the Closing, in order to (i) cancel the remaining unallocated share reserve under the Company Incentive Plan, and (ii) provide that no new Company awards will be granted under the Company Incentive Plan.

(vii) Company Warrants. At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each warrant to purchase shares of Company Common Stock (each, a “Company Warrant”) that is issued and outstanding immediately prior to the Merger Effective Time and not terminated pursuant to its terms shall automatically become a warrant exercisable for shares of Trident Common Stock (a “Trident Consideration Warrant”). Each Trident Consideration Warrant shall continue to have, and shall be subject to, the same terms and conditions as applied to the

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applicable Company Warrant immediately prior to the Merger Effective Time; provided, that, as of the Merger Effective Time, each Trident Consideration Warrant shall become exercisable for that number of shares of Trident Common Stock determined by multiplying the number of shares of the Company Common Stock (on an as converted to common stock basis) subject to the applicable Company Warrant immediately prior to the Merger Effective Time by the Per Share Merger Consideration, which product shall be rounded down to the nearest whole number of shares, at a per share exercise price determined by dividing the per share exercise price of such Company Warrant immediately prior to the Merger Effective Time by the Per Share Merger Consideration, which quotient shall be rounded down to the nearest whole cent. Assuming that no Company Warrant is exercised prior to the Closing, Section 2.1(c)(vii) of the Company Disclosure Letter sets forth the number of shares of Trident Common Stock issuable upon the exercise of each Trident Consideration Warrant and the related per share exercise price.

(viii) Company Promissory Notes. At the Merger Effective Time, each convertible promissory note issued by the Company (each, a “Company Promissory Note”) that is issued and outstanding immediately prior to the Merger Effective Time and not converted or terminated pursuant to its terms, if any, shall continue to remain in full force and effect on its terms after the Closing.

(ix) Merger Sub Shares. At the Merger Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall no longer be outstanding and shall thereupon be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Company and all such shares shall constitute the only outstanding shares of capital stock of the Surviving Company as of immediately following the Merger Effective Time.

(c) Sponsor Forfeiture Agreement Transactions. Effective upon the Merger Effective Time, pursuant to the Sponsor Forfeiture Agreement, the Founder Holders shall be automatically deemed to have irrevocably transferred to Trident, surrendered, and forfeited for no consideration the shares of Trident Common Stock and the Trident Warrants specified in the Sponsor Forfeiture Agreement, and such shares of Trident Common Stock and Trident Warrants shall, by virtue of the Merger, be deemed to have been canceled and extinguished.

(d) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Merger Effective Time and owned by a holder who is entitled to demand and has properly demanded appraisal of such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares, “Dissenting Shares”) shall not be converted into the right to receive the Per Share Merger Consideration, and shall instead represent the right to receive payment of the fair value of such Dissenting Shares in accordance with and to the extent provided by Section 262 of the DGCL. At the Merger Effective Time, (a) all Dissenting Shares shall be cancelled, extinguished and cease to exist and (b) the holders of Dissenting Shares shall be entitled only to such rights as may be granted to them under the DGCL. If any such holder fails to perfect or otherwise waives, withdraws or loses such holder’s right to appraisal under Section 262 of the DGCL or other applicable Law, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Merger Effective Time, into the right to receive the Per Share Merger Consideration upon the terms and conditions set forth in this Agreement. The Company shall give Trident prompt notice (and in any event within two Business Days) of any demands received by the Company for appraisal of shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Trident shall have the right to participate in and, following the Merger Effective Time, direct all negotiations and proceedings with respect to such demands. Prior to the Merger Effective Time, the Company shall not, except with the prior written consent of Trident, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL, or agree or commit to do any of the foregoing.

Section 2.2 Purchase Price and Closing Date Payments.

(a) Purchase Price.

(i) The aggregate consideration to be received by each Pre-Closing Holder is its Pro Rata Portion of the Merger Consideration.

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(ii) The Share Consideration shall be adjusted downwards by the amount of shares of Trident Common Stock equal to the quotient of (i) the amount by which the Net Indebtedness exceeds $10,000,000, as mutually agreed between Trident and the Company (each acting reasonably), divided by (ii) 11.00. At least three (3) days prior to Closing, the Company shall deliver to Trident a statement showing the estimated Net Indebtedness at Closing.

(b) Closing Date Cash Payments and Uses. Subject to the satisfaction or waiver of the conditions set forth in Section 2.5 (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions), at the Closing and in consideration for the transactions contemplated herein, the Parties shall disburse all Available Distributable Cash in the following order of priority:

(i) first, payment of Transaction Expenses by wire transfer of immediately available funds on behalf of the Persons that incurred such Transaction Expenses or by whom such Transaction Expenses are payable; and

(ii) second, any remaining amount of Available Distributable Cash shall be contributed to, or remain with, the Company or its Subsidiaries (including for working capital, growth and other general corporate purposes).

(c) Example Pro Forma Calculations. The transactions contemplated by Section 2.1 and this Section 2.2 shall be effectuated in accordance with and based upon the definitions contained herein.

Section 2.3 Transaction Statement; Available Closing Date Cash; Third Party Invoices.

(a) Available Closing Date Cash. At least three (3) Business Days prior to the Closing Date, Trident shall prepare and deliver to the Company a certificate, duly executed and certified by an executive officer of Trident, setting forth in reasonable detail Trident’s good faith calculation (and attaching reasonable supporting details to enable a review thereof by the Company) of Available Closing Date Cash and Available Distributable Cash.

(b) Third Party Invoices. At least three (3) Business Days prior to the Closing Date, (A) the Company shall deliver to Trident copies of all invoices for Company Transaction Expenses (whether payable on, prior to or after the Closing), as well as a certificate, duly executed and certificated by an executive officer of the Company, setting forth in reasonable detail the Company’s good faith calculation of the aggregate amount of Company Transaction Expenses (the “Company Transaction Expenses Certificate”) and any W-9 or other tax forms reasonably requested by Trident in connection with payment thereof, and (B) Trident shall deliver to the Company copies of all invoices for Trident Transaction Expenses (whether payable on, prior to or after the Closing), as well as a certificate, duly executed and certificated by an executive officer of Trident, setting forth in reasonable detail Trident’s good faith calculation of the aggregate amount of Trident Transaction Expenses (the “Trident Transaction Expenses Certificate”) and any W-9 or other tax forms reasonably requested by the Company in connection with payment thereof.

Section 2.4 Closing Transactions. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place (a) by conference call and by exchange of signature pages by email or other electronic transmission as promptly as practicable (and in any event no later than 9:00 a.m. eastern time on the fifth (5th) Business Day after the conditions set forth in Section 2.5 have been satisfied, or, if permissible, waived by the Party entitled to the benefit of the same (other than those conditions which by their terms are required to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions)) or (b) such other date and time as the Parties mutually agree (the date upon which the Closing occurs, the “Closing Date”).

Section 2.5 Conditions to the Obligations of the Parties.

(a) Conditions to the Obligations of Each Party. The obligation of each Party to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction or written waiver (if legally permitted), as of the Closing Date, of each of the following conditions:

(i) Hart-Scott-Rodino Act. If a filing is required in connection with the consummation of the transactions contemplated by this Agreement under the HSR Act, the waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act, and any commitments by the parties not to close before a certain date under a timing agreement entered into with a Governmental Entity shall have expired or been terminated.

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(ii) No Orders or Illegality. There shall not be any applicable Law in effect that makes the consummation of the transactions contemplated by this Agreement illegal or any Order in effect preventing the consummation of the transactions contemplated by this Agreement.

(iii) Required Vote. The Required Vote shall have been obtained.

(iv) Stock Exchange Listing. The Trident Common Stock shall have been approved for listing on the Stock Exchange, subject only to official notice of issuance thereof.

(v) Net Tangible Assets. Trident shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act) remaining immediately after the Closing (and for the avoidance of doubt, after giving effect to the payment of the Transaction Expenses).

(vi) Employment Agreements. The Employment Agreements remain in full force and effect, and have not been terminated or rescinded in any respect.

(vii) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.

(b) Conditions to Obligations of Trident. The obligations of Trident and Merger Sub to consummate the transactions to be performed by Trident or Merger Sub in connection with the Closing is subject to the satisfaction or written waiver, at or prior to the Closing Date, of each of the following conditions:

(i) Representations and Warranties.

(A)    The representations and warranties of the Company set forth in Article III of this Agreement (other than the Company Fundamental Representations and the representations and warranties set forth of the Company set forth in Section 3.5) of this Agreement, in each case, without giving effect to any materiality, Material Adverse Effect or similar qualifiers contained therein (other than in respect of the defined terms ‘Material Contract’, ‘Material Customers’, ‘Material Leases’ and ‘Material Suppliers’), shall be true and correct as of the date of this Agreement and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect;

(B)    The representations and warranties of the Company set forth in Section 3.5 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though then made; and

(C)    The Company Fundamental Representations, in each case, without giving effect to any materiality, Material Adverse Effect or similar qualifiers contained therein, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all material respects as of such date).

(ii) Performance and Obligations of the Company. The Company shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by the Company, on or prior to the Closing Date.

(iii) Officers Certificate. The Company shall deliver to Trident a duly executed certificate from an authorized officer of the Company, dated as of the Closing Date, certifying that the conditions set forth in Section 2.5(b)(i) and Section 2.5(b)(ii) have been satisfied.

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(iv) Acquisition. The Company shall have entered into a definitive agreement for the acquisition described in Section 2.5(b)(iv) of the Company Disclosure Letter (the “Acquisition”).

(v) Company Closing Deliveries. Trident shall have received the closing deliveries set forth in Section 2.6.

(c) Conditions to Obligations of the Company. The obligation of the Company to consummate the transactions to be performed by the Company in connection with the Closing is subject to the satisfaction or written waiver, at or prior to the Closing Date, of each of the following conditions:

(i) Representations and Warranties.

(A)    Each of the representations and warranties of Trident and the Merger Sub set forth in Article IV of this Agreement (other than the Trident and Merger Sub Fundamental Representations), in each case, without giving effect to any materiality, Trident Material Adverse Effect or similar qualifiers contained therein, shall be true and correct as of the date of this Agreement and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Trident Material Adverse Effect; and

(B)    the Trident and Merger Sub Fundamental Representations, in each case, without giving effect to any materiality, Trident Material Adverse Effect or similar qualifiers contained therein, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all material respects as of such date).

(ii) Performance and Obligations of Trident and Merger Sub. Each of Trident and Merger Sub shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by Trident and/or Merger Sub, as applicable, on or prior to the Closing Date.

(iii) Officers Certificate. Trident and Merger Sub shall jointly deliver to the Company a duly executed certificate from an authorized officer of each of Trident and the Merger Sub, dated as of the Closing Date, certifying that the conditions set forth in Section 2.5(c)(i) and Section 2.5(c)(ii) have been satisfied.

(iv) Trident Closing Deliveries. The Company shall have received the closing deliveries set forth in Section 2.7.

(v) Sponsor Forfeiture Agreement. The Sponsor Forfeiture Agreement shall have been entered into and shall continue to be in full force and effect.

(vi) Trident Governing Documents. The Trident A&R Certificate of Incorporation and Trident Bylaws shall each be amended and restated in accordance with Section 6.13.

(d) Frustration of Closing Conditions. None of the Company, Trident or Merger Sub may rely on the failure of any condition set forth in this Section 2.5 to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use commercially reasonable efforts to cause the closing conditions of such other Party to be satisfied.

(e) Waiver of Closing Conditions. Upon the occurrence of the Closing, any condition set forth in this Section 2.5 that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.

Section 2.6 Company Closing Deliveries.

(a) Company Deliveries. At the Closing, the Company shall deliver the following to Trident:

(i) the Investor Rights Agreement, duly executed by the Company and the other parties thereto (other than Trident and the Founder Holders);

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(ii) a certificate, signed by an officer of the Company, certifying that true, complete and correct copies of the Governing Documents of the Company and each of its Active Subsidiaries, as in effect on the Closing Date, are attached to such certificate; and

(iii) a certificate, signed by an officer of the Company, certifying that true, complete and correct copies of the resolutions of the board of directors of the Company authorizing the execution and delivery of this Agreement and the other Ancillary Agreements to which the Company is a party and performance by the Company of the transactions contemplated hereby, including the Merger, having been duly and validly adopted and being in full force and effect as of the Closing Date, are attached to such certificate.

Section 2.7 Trident Closing Deliveries.

(a) Trident Closing Deliveries. At the Closing, Trident (on behalf of itself and the Founder Holders) shall deliver to the Company the following:

(i) the Investor Rights Agreement, duly executed by Trident and the Founder Holders;

(ii) a certificate, signed by an officer of Trident and Merger Sub, respectively, certifying that true, complete and correct copies of the Governing Documents of Trident and Merger Sub, respectively, as in effect on the Closing Date, are attached to such certificate;

(iii) a certificate, signed by an officer of Trident, certifying that true, complete and correct copies of the resolutions of the Trident Board authorizing the execution and delivery of this Agreement and the other Ancillary Agreements to which Trident is a party and performance by Trident of the transactions contemplated hereby, including the Merger, having been duly and validly adopted and being in full force and effect as of the Closing Date, are attached to such certificate; and

(iv) a certificate, signed by an officer of Merger Sub, certifying that true, complete and correct copies of the resolutions of the board of directors of Merger Sub authorizing the execution and delivery of this Agreement and the other Ancillary Agreements to which Merger Sub is a party and performance by Merger Sub of the transactions contemplated hereby, including the Merger, having been duly and validly adopted and being in full force and effect as of the Closing Date, are attached to such certificate.

Section 2.8 Delivery of Per Share Merger Consideration.

(a) As soon as practicable after the SEC Clearance Date, Trident shall cause to be mailed to each holder of record of Company Common Stock and Company Preferred Stock at the address provided to Trident by the Company, a letter of transmittal (the “Letter of Transmittal”), which shall (i) have customary representations and warranties as to title, authorization, execution and delivery, (ii) have a customary release of all claims against Trident and the Company arising out of or related to such holder’s ownership of shares of Company Common Stock or Company Preferred Stock, and (iii) specify that delivery shall be effected, and risk of loss and title to the shares of Company Common Stock and Company Preferred Stock, as applicable, shall pass, only upon delivery of the shares of Company Common Stock and Company Preferred Stock, as applicable, to Trident (including all certificates representing shares of Company Common Stock and Company Preferred Stock (each, a “Company Certificate” and, collectively, the “Company Certificates”), to the extent such shares of Company Common Stock or Company Preferred Stock are certificated), together with instructions thereto.

(b) Upon the receipt of a Letter of Transmittal (accompanied with all Company Certificates representing shares of Company Common Stock and Company Preferred Stock, to the extent such shares of Company Common Stock and Company Preferred Stock are certificated) duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by Trident, the holder of such shares of Company Common Stock and Company Preferred Stock, as applicable, shall be entitled to receive in exchange therefor, and conditioned upon the occurrence of the Closing, the aggregate Per Share Merger Consideration into which such shares of Company Common Stock and Company Preferred Stock, as applicable, have been converted pursuant to Section 2.1(b)(ii) (after giving effect to Section 2.1(b)(i)). Until surrendered as contemplated by this Section 2.8(b) together with the delivery of a duly, completely and validly executed Letter of Transmittal, each share of Company Common Stock and Company Preferred Stock shall be deemed at any time from and after the Merger

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Effective Time to represent only the right to receive upon such surrender the Per Share Merger Consideration which the holders of shares of Company Common Stock and Company Preferred Stock, as applicable, were entitled to receive in respect of such shares pursuant to this Section 2.8(b).

Section 2.9 Lost Certificate. In the event any Company Certificate has been lost, stolen or destroyed, upon the delivery of a duly, completely and validly executed Letter of Transmittal with respect to the shares formerly represented by such Company Certificate, the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if required by Trident, the provision by such Person of a customary indemnity against any claim that may be made against Trident with respect to such Company Certificate, Trident shall issue in exchange for such lost, stolen or destroyed Company Certificate the aggregate Per Share Merger Consideration issuable in respect thereof as determined in accordance with this Article II .

Section 2.10 Earnout.

(a) If, at any time on or prior to December 31, 2021, (x) the VWAP of shares of Trident Common Stock equals or exceeds $13.00 per share for twenty (20) of any thirty (30) consecutive trading days commencing after the Closing on the Stock Exchange or any other national securities exchange, as applicable, or (y) if Trident consummates a transaction which results in the stockholders of Trident having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $13.00 per share (for any non-cash proceeds, as determined based on the agreed valuation set forth in the applicable definitive agreements for such transaction or, in the absence of such valuation, as determined in good faith by the Trident Board), Trident shall promptly:

(i) issue to each stockholder of the Company who has received, or are entitled to receive, Per Share Merger Consideration pursuant to Section 2.1(b)(ii) (collectively, the “Stockholder Earnout Group”), a number of shares of Trident Common Stock equal to the product of (1) the Earnout Pro Rata Basis multiplied by (2) 3,000,000; and

(ii) issue to each Founder Holder a number of shares of Trident Common Stock equal to one-third of 2,000,000.

(b) If, at any time on or prior to December 31, 2022, (x) the VWAP of shares of Trident Common Stock equals or exceeds $16.00 per share for twenty (20) of any thirty (30) consecutive trading days commencing after the Closing on the Stock Exchange or any other national securities exchange, as applicable, or (y) if Trident consummates a transaction which results in the stockholders of Trident having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $16.00 per share (for any non-cash proceeds, as determined based on the agreed valuation set forth in the applicable definitive agreements for such transaction or, in the absence of such valuation, as determined in good faith by the Trident Board), Trident shall promptly:

(i) issue to each member of the Stockholder Earnout Group, a number of shares of Trident Common Stock equal to the product of (1) the Earnout Pro Rata Basis multiplied by (2) 3,000,000; and

(ii) issue to each Founder Holder a number of shares of Trident Common Stock equal to one-third of 2,000,000.

(c) For the avoidance of doubt, if the condition for more than one triggering event is met pursuant to Section 2.10(a) and/or Section 2.10(b), then all of the shares of Trident Common Stock to be issued in connection with each such triggering event shall be issued to the Founder Holders and Stockholder Earnout Group in accordance with this Section 2.10.

(d) The Trident Common Stock price targets set forth in Section 2.10(a) and Section 2.10(b) and the number of shares of Trident Common Stock to be issued pursuant to Section 2.10(a) and Section 2.10(b) shall be equitably adjusted for any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event affecting the Trident Common Stock after the date of this Agreement.

(e) As used in this Section 2.10, the term “Earnout Pro Rata Basis” shall mean, with respect to any member of the Stockholder Earnout Group, in accordance with the ratio calculated by dividing (x) the sum of the number of shares of Trident Common Stock received, or entitled to be received, by such Person pursuant to Section 2.1(b)(ii) by (y) the sum of the aggregate number of shares of Trident Common Stock received, or entitled to be received, by the Stockholder Earnout Group pursuant to Section 2.1(b)(ii), in each case, as of immediately following the Closing.

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(f) Any issuance of shares of Trident Common Stock pursuant to this Section 2.10 (i) is intended to comply with, and shall be effected in accordance with, Rev. Proc. 84-42, 1984-1 C.B. 521 and (ii) shall be treated as an adjustment to the Merger Consideration by the Parties for Tax purposes, unless otherwise required by Tax Law or pursuant to a “determination” (as defined in Section 1313(a) of the Code or any similar provision of U.S. state, local or non-U.S. law) or with respect to any amounts treated as imputed interest under Section 483 of the Code.

(g) For the avoidance of doubt, no member of the Stockholder Earnout Group shall receive any shares of Trident Common Stock pursuant to this Section 2.10 unless and until it has complied with the requirements of Section 2.8(b).

Section 2.11 Withholding. Trident and the Company (and any of their respective representatives and Affiliates) shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount otherwise payable under this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of applicable Laws; provided, however, that the relevant payor will use commercially reasonable efforts to provide written notice (together with any legal basis therefor) to the relevant payee at least five (5) days prior to any such anticipated deduction or withholding (other than with respect to compensatory payments, if any) and reasonably cooperate with the relevant payee prior to the making of such deductions and withholding payments to determine whether any such deductions or withholding payments (other than with respect to compensatory payments, if any) are required under applicable Law and in obtaining any available exemption or reduction of, or otherwise minimizing to the extent permitted by applicable Law, such deduction and withholding. To the extent that such withheld amounts are paid over to or deposited with the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made. Any amounts so withheld or deducted shall be timely remitted to the applicable Governmental Authority.

Article III
REPRESENTATIONS AND WARRANTIES REGARDING THE TARGET COMPANIES

As an inducement to Trident and Merger Sub to enter into this Agreement and consummate the transactions contemplated by this Agreement, except as set forth in the Company Disclosure Letter (subject to Section 8.13), the Company hereby represents and warrants to Trident and the Merger Sub as follows:

Section 3.1 Organization; Authority; Enforceability. Each Target Company is (a) duly organized or formed, validly existing, and in good standing (or the equivalent, and where such concept of good standing is applicable) under the Laws of its jurisdiction of organization or formation (or, if continued in another jurisdiction, under the Laws of its current jurisdiction of registration (as applicable)), (b) qualified to do business and is in good standing (or the equivalent, and where such concept of good standing is applicable) in the jurisdictions in which the conduct of its business or locations of its assets and/or its leasing, ownership, or operation of properties makes such qualification necessary, except where the failure to be so qualified to be in good standing (or the equivalent) would not reasonably be expected to have a Material Adverse Effect and (c) each Target Company has the requisite corporate, limited liability company or other applicable business entity, as the case may be, power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted. The Company has the organizational power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, and each of the Target Companies have taken all corporate or other legal entity action necessary in order to execute, deliver and perform their respective obligations hereunder and to consummate the transactions contemplated hereby and thereby. The board of directors of the Company has duly approved this Agreement and the Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby and has duly authorized the execution, delivery and performance of this Agreement by the Company and the Ancillary Agreement to which it is a party. Except for the approval by the stockholders of the Company in accordance with the Company’s Governing Documents, no other corporate or equivalent proceedings on the part of any Target Company are necessary to approve and authorize the execution, delivery and performance of this Agreement and the Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.

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Correct and complete copies of the Governing Documents of the Company, as in effect on the date hereof, have been made available to Trident. Except as set forth on Section 3.1 of the Company Disclosure Letter, none of the Target Companies is the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

Section 3.2 Noncontravention. Except as set forth on Section 3.2 of the Company Disclosure Letter, the filings pursuant to Section 6.7, and any arrangement set forth on Section 3.16(c) of the Company Disclosure Letter, the consummation by the Company of the transactions contemplated by this Agreement and the Ancillary Agreements to which the Company is a party do not (a) conflict with or result in any breach of any of the material terms, conditions or provisions of, (b) constitute a material default under (whether with or without the giving of notice, the passage of time or both), (c) result in a material violation of, (d) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any material right or material obligation under, (e) result in the creation of any Lien (other than Permitted Liens) upon the Company Common Stock under, (f) require any approval from, or (g) require any filing with, (i) any Material Contract or Material Lease, (ii) any Governing Document of a Target Company or (iii) any Governmental Entity under or pursuant to any Law or Order to which any Target Company is bound or subject, with respect to clauses (d) through (g), except as would not have a Material Adverse Effect. No Target Company is in violation of any of the Governing Documents of such Target Company, except as would not reasonably be expected to have a Material Adverse Effect.

Section 3.3 Capitalization.

(a) Section 3.3(a) of the Company Disclosure Letter sets forth with respect to the Company as of the Effective Date, (i) its name and jurisdiction of organization or formation, (ii) its form of organization or formation and (iii) the Equity Interests issued by the Company (including the number and class (as applicable) of vested and unvested Equity Interests) and the record and beneficial ownership (including the percentage interests held thereby) thereof. The Equity Interests set forth on Section 3.3(a) of the Company Disclosure Letter comprise all of the capital stock of the Company that are issued and outstanding as of the Effective Date, immediately prior to giving effect to the transactions occurring on the Closing Date set forth in this Agreement and in the Ancillary Agreements.

(b) Except as set forth on Section 3.3(b) of the Company Disclosure Letter, or set forth in this Agreement, and if applicable, as further detailed in the Ancillary Agreements or the Governing Documents of the Company:

(i) there are no outstanding options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights to which the Company is a party or which are binding upon the Company providing for the offer, issuance, redemption, exchange, conversion, voting, transfer, disposition or acquisition of any of its Equity Interests;

(ii) the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests;

(iii) the Company is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of its Equity Interests;

(iv) there are no contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights in respect of Equity Interests of the Company to which the Company is a party; and

(v) the Company has not violated in any material respect any applicable securities Laws or any preemptive or similar rights created by Law, Governing Document or Contract to which the Company is a party in connection with the offer, sale or issuance of any of its Equity Interests.

(c) All of the issued and outstanding Equity Interests of each Active Company Subsidiary are owned by the Company, directly or indirectly. Except as set forth on Section 3.3(c) of the Company Disclosure Letter, no Target Company currently owns, directly or indirectly, any Equity Interests in any Person (other than another Target Company), and no Target Company has agreed to acquire any Equity Interests of any Person or has any branch, division, establishment or operations outside the jurisdiction in which it is incorporated, formed or organized (as applicable).

(d) The Inactive Company Subsidiaries are dormant or inactive. All of the issued and outstanding Equity Interests of each Inactive Company Subsidiary are owned by the Company, directly or indirectly.

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Section 3.4 Financial Statements; No Undisclosed Liabilities.

(a) Attached as Section 3.4(a) of the Company Disclosure Letter are the (i) the unaudited balance sheets of the Company as of December 31, 2019 and December 31, 2020 (the December 31, 2020 balance sheets being the “Latest Balance Sheet” and the date of such balance sheets, the “Latest Balance Sheet Date”), and (ii) the related unaudited consolidated statements of profit and loss for the fiscal periods then ended (together with the Latest Balance Sheet, the “Financial Statements”).

(b) Except as set forth on Section 3.4(b) of the Company Disclosure Letter, each of the Financial Statements has been, and the PCAOB Financial Statements will be, when delivered to Trident pursuant to Section 6.8(i), derived from the books and records of the Target Companies. Except as set forth on Section 3.4(b) of the Company Disclosure Letter, (A) each of the Financial Statements has been, and the PCAOB Financial Statements will be, when delivered to Trident pursuant to Section 6.8(i), prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods indicated therein and (B) each of the Financial Statements fairly presents, and the PCAOB Financial Statements will, when delivered to Trident pursuant to Section 6.8(i), fairly present, in all material respects, the combined assets, liabilities, and financial condition as of the respective dates thereof and the operating results of the Target Companies for the periods covered thereby, except in each of clauses (A) and (B): (w) as otherwise noted therein, (x) that the Financial Statements do not include footnotes, schedules, statements of equity and statements of cash flow and disclosures required by GAAP, (y) that the Financial Statements have not been prepared in accordance with Regulation S-X of the SEC or the standards of the PCAOB, and (z) that the Financial Statements do not include all year-end adjustments required by GAAP, in each case of clauses (x), (y) or (z), which are not, material, individually or in the aggregate, in amount or effect. For the avoidance of doubt, the PCAOB Financial Statements, when delivered to Trident in accordance with Section 6.8(i), will be prepared in accordance with Regulation S-X of the SEC or the standards of the PCAOB.

(c) Each of the independent auditors for the Target Companies, with respect to their report as will be included in the PCAOB Financial Statements, is an independent registered public accounting firm within the meaning of the Securities Act and the applicable rules and regulations adopted by the SEC and, with respect to the PCAOB Financial Statements, the PCAOB.

(d) Except as set forth on Section 3.4(d) of the Company Disclosure Letter, the Target Companies have no material Liabilities that are required to be disclosed on a balance sheet in accordance with GAAP, other than (i) Liabilities set forth in or reserved against in the Financial Statements or the notes thereto or books and records of the Target Companies; (ii) Liabilities which have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of, or was caused by any breach of warranty, breach of Contract or infringement or violation of Law); (iii) Liabilities arising under this Agreement, the Ancillary Agreements and/or the performance by the Company of its obligations hereunder or thereunder or incurred in connection with the transactions contemplated by this Agreement, including the Transaction Expenses; (iv) Liabilities disclosed in the Company Disclosure Letter; or (v) Liabilities for Company Transaction Expenses.

(e) Except as set forth on Section 3.4(e) of the Company Disclosure Letter, as of the date of this Agreement, the Target Companies do not have any outstanding Indebtedness.

Section 3.5 No Material Adverse Effect. Since the Latest Balance Sheet Date, there has been no Material Adverse Effect.

Section 3.6 Absence of Certain Developments. Except as set forth on Section 3.6 of the Company Disclosure Letter, since the Latest Balance Sheet Date, each Target Company has conducted its business in all material respects in the Ordinary Course of Business.

Section 3.7 Real Property.

(a) Set forth on Section 3.7(a) of the Company Disclosure Letter is a correct and complete list (with the address) of each Owned Real Property. With respect to each Owned Real Property, except as set forth on Section 3.7(a) of the Company Disclosure Letter: (i) the applicable Target Company has good and marketable fee simple title to such Owned Real Property, which shall be free and clear of all Liens, except for Permitted Liens; (ii) the applicable Target Company has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; (iii) other than pursuant to this Agreement, there are no outstanding options, rights of first offer,

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or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein; and (iv) no Target Company is a party to any agreement or option to purchase any real property or interest therein relating to the business of the Target Companies.

(b) Set forth on Section 3.7(b) of the Company Disclosure Letter is a correct and complete list (with the address) of all Material Leases. Except as set forth on Section 3.7(b) of the Company Disclosure Letter, with respect to each of the Material Leases: (i) no Target Company subleases, licenses or otherwise grants to any Person the right to use or occupy the Material Leases or any portion thereof; (ii) the applicable Target Company’s possession and quiet enjoyment of the Material Leases under such Material Leases, to the extent applicable, is not being disturbed, (iii) each applicable Target Company has made available to Trident a correct and complete copy of all Material Leases; (iv) all rent and other material undisputed amounts due and payable with respect to the Material Leases on or prior to the date of this Agreement have been paid when due, and all rent and other material undisputed amounts due and payable with respect to the Material Leases on or prior to the Closing Date, to the extent then due and payable, will have been paid prior to the Closing Date; and (v) the Company is not in material default under any such Material Leases nor, to the Company’s Knowledge, has an event occurred which would, with the giving of notice or the expiration of time, result in such material default by it or by any other party to such Material Leases.

(c) The Owned Real Property and Leased Real Property comprises all of the real property used in the business of the Target Companies.

(d) Except as set forth on Section 3.7(d) of the Company Disclosure Letter since the Lookback Date, no portion of the Leased Real Property that is the subject of a Material Lease has suffered damage by fire or other casualty loss, which has not been repaired and restored in all material respects.

Section 3.8 Tax Matters. Except as set forth on Section 3.8 of the Company Disclosure Letter:

(a) Each Target Company has timely filed all material Tax Returns required to be filed by it pursuant to applicable Laws (taking into account any validly obtained extension of time within which to file). All material Tax Returns filed by each of the Target Companies are correct and complete in all material respects and have been prepared in material compliance with all applicable Laws. All material amounts of Taxes and all material amounts of Tax Liabilities shown on any Tax Return as due and payable by each of the Target Companies for which the applicable statute of limitations remains open have been timely paid.

(b) Each Target Company has timely and properly withheld or collected and paid to the applicable Taxing Authority all material amounts of Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, individual independent contractor, creditor, equityholder or other third party and all material sales, use, ad valorem, value added, and similar Taxes and has otherwise complied in all material respects with all applicable Laws relating to such withholding, collection and payment of Taxes.

(c) No written claim has been made by a Taxing Authority in a jurisdiction where a Target Company does not file a particular type of Tax Return, or pay a particular type of Tax, that such Target Company is or may be subject to taxation of that type by, or required to file that type of Tax Return in, that jurisdiction, which claim has not been settled or resolved. The income Tax Returns made available to Trident reflect all of the jurisdictions in which the Target Companies are required to remit material amounts of income Tax.

(d) No Target Company is currently the subject of any Tax Proceeding with respect to any Taxes or Tax Returns of or with respect to any Target Company. All material deficiencies for Taxes asserted or assessed in writing against any Target Company have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn, and, to the Knowledge of the Company, no such deficiency has been threatened or proposed in writing against any Target Company.

(e) There are no outstanding agreements extending or waiving the statute of limitations applicable to any Tax or Tax Return with respect to any Target Company or extending a period of Tax collection, assessment or deficiency for Taxes due from or with respect to any Target Company, which period (after giving effect to such extension or waiver) has not yet expired, and no written request for any such waiver or extension is currently pending. No Target Company is the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Governmental Entity) within which to file any Tax Return not previously filed. No private

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letter ruling, administrative relief, technical advice, or other similar ruling or request has been granted or issued by, or is pending with, any Governmental Entity that relates to any Taxes or Tax Returns of any Target Company that would have a material adverse effect on any Target Company following the date of the Latest Balance Sheet.

(f) No Target Company has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of U.S. state or local or non-U.S. Tax Law).

(g) No Target Company will be required to include any material item of income, or exclude any material item of deduction, for any period (or portion thereof) after the Closing Date (determined with and without regard to the transactions contemplated by this Agreement) as a result of: (i) an installment sale transaction occurring before the Closing Date governed by Code Section 453 (or any similar provision of state, local or non-U.S. Laws); (ii) a disposition occurring before the Closing Date reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any prepaid amounts received prior to the Closing Date or deferred revenue realized, accrued or received outside the Ordinary Course of Business prior to the Closing; (iv) a change in method of accounting with respect to a Pre-Closing Tax Period that occurs or was requested prior to the Closing Date (or as a result of an impermissible method used in a Pre-Closing Tax Period); or (v) a “closing agreement” as described under Code Section 7121 (or any similar provision of state, local or non-U.S. Law) entered into prior to the Closing Date.

(h) There is no Lien for Taxes on any of the assets of any Target Company, other than Permitted Liens.

(i) No Target Company is party to or bound by any Tax Sharing Agreement, except for any Ordinary Course Tax Sharing Agreement.

(j) The Target Companies have not taken, or agreed to take, any action (nor permitted any action to be taken), and are not aware of any fact or circumstance, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

(k) Notwithstanding any other provision in this Agreement, Section 3.4, this Section 3.8, and Section 3.16 contain the sole representations and warranties of the Target Companies concerning Taxes. Notwithstanding any representation or warranty in this Agreement (including the representations and warranties set forth in this Section 3.8), no representation or warranty is being made as to the use or availability of any Tax attribute or credit of the Target Companies in any taxable period (or portion thereof) beginning on the day immediately after the Closing Date.

Section 3.9 Contracts.

(a) Except as set forth on Section 3.9(a) of the Company Disclosure Letter, no Target Company is a party to, or bound by, any (other than any Contracts that are no longer in effect and under which no Target Company has any continuing or potential material Liability):

(i) collective bargaining agreement;

(ii) Contract with any (x) Material Supplier which required payments to such Material Supplier by one or more Target Companies during the 2019 calendar year of an aggregate amount exceeding $500,000 or (y) Material Customer which required payments by such Material Customer to one or more Target Companies during the 2019 calendar year of an aggregate amount exceeding $500,000;

(iii) Contract for the employment or engagement of any director, officer, or employee (A) providing for an annual base compensation in excess of $250,000 and (B) not terminable upon ninety (90) days’ notice or less without any material liability to any Target Company in excess of that required under applicable Law;

(iv) Contract under which any Target Company has created, incurred, assumed or borrowed any money or issued any note, indenture or other evidence of Indebtedness or guaranteed Indebtedness of others, in each case having an outstanding principal amount in excess of $500,000 (other than borrowings under the existing credit facilities of the Target Companies);

(v) written Contract for the licensing of Intellectual Property that is material to the conduct of the business of the Target Companies as currently conducted, other than Contracts (A) concerning uncustomized, commercially available Software (whether on-premises software, software-as-a-service

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services, platform-as-a-service services, and/or infrastructure-as-a-service services); (B) that are immaterial to the business of the Target Companies; (C) that include a license in of any commercially available Intellectual Property pursuant to stock, boilerplate, or other generally non-negotiable terms, such as, for example, website and mobile application terms and conditions or terms of use, stock photography licenses, and similar Contracts; (D) pursuant to which a Target Company grants non-exclusive licenses of Owned Intellectual Property to in the Ordinary Course of Business; or (E) whereby Intellectual Property is implicitly licensed or are incidental to the sale or purchase of goods or services;

(vi) Contract that the Company reasonably expects will require aggregate future payments to or from any Target Company in excess of $500,000 in the 12-month period following Closing, other than those that can be terminated without material penalty by such Target Company upon ninety (90) days’ notice or less and can be replaced with a similar Contract on materially equivalent terms in the Ordinary Course of Business; provided that the listing of a Contract on Section 3.9(a)(vi) of the Company Disclosure Letter is not a representation or warranty that such Contract will actually require aggregate future payments in such period in excess of $500,000;

(vii) other than this Agreement, Contract for the sale or disposition of any material assets or Equity Interests of any Target Company with an aggregate fair market value greater than $1,000,000 (other than those providing for sales or dispositions of (x) assets and inventory in the Ordinary Course of Business, (y) assets no longer used in the businesses of the Target Companies, and (z) non-exclusive licenses of Owned Intellectual Property granted in the Ordinary Course of Business), in each case, under which there are material outstanding obligations of the applicable Target Company (including any sale or disposition agreement that has been executed, but has not closed);

(viii) Contract that materially limits or restricts, or purports to limit or restrict, any Target Company (or after the Closing, Trident or any Target Company) from engaging or competing in any line of business or material business activity in any jurisdiction;

(ix) Contract that contains a provision providing for the sharing of any revenue with any other Person in excess of $500,000 in any one-year period;

(x) Contract involving the settlement, conciliation or similar agreement of any Proceeding or threatened Proceeding (y) involving payments (exclusive of attorney’s fees) in excess of $500,000 in any single instance or in excess of $1,000,000 in the aggregate, or (z) that by its terms limits or restricts any Target Company from engaging or competing in any line of business in any jurisdiction;

(xi) Contract requiring any capital commitment or capital expenditure (or series of capital commitments or expenditures) following the Closing Date by any Target Company in an amount in excess of $500,000 annually or $1,000,000 over the life of the Contract;

(xii) Contract that relates to the future acquisition of material business, assets or properties by any Target Company (including the acquisition of any business, stock or material assets of any Person or any real property and whether by merger, sale of stock, sale of assets or otherwise) for a purchase price in excess of $2,500,000 in any single instance or in excess of $10,000,000 in the aggregate, except for (x) any agreement related to the transactions contemplated by this Agreement, (y) any non-disclosure, indications or interest, term sheets, letters of intent or similar agreements entered into in connection with such acquisitions, and (z) any agreement for the purchase of inventory or other assets or properties in the Ordinary Course of Business; or

(xiii) Contract set forth on Section 3.22 of the Company Disclosure Letter.

(b) Except as set forth on Section 3.9(b) of the Company Disclosure Letter, each Contract listed on Section 3.9(a) of the Company Disclosure Letter (each, a “Material Contract”) is in full force and effect and is valid, binding and enforceable against the applicable Target Company party thereto and against each other party thereto, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles and except as would not have a Material Adverse Effect. The Company has made available to Trident a copy of each Material Contract. With respect to all Material Contracts, none of the Target Companies or, to the Knowledge of the Company, any other party to any such Material Contract is in breach or default thereunder, which breach or default would have a Material Adverse Effect (or is alleged in writing to be in
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breach or default thereunder, which breach or default would have a Material Adverse Effect), and, to the Knowledge of the Company, there does not exist under any Material Contract any event or circumstance which, with the giving of notice or the lapse of time (or both), would constitute such a breach or default by any Target Company thereunder (which breach or default would have a Material Adverse Effect) or any other party to such Material Contract (which breach or default would have a Material Adverse Effect). During the last twelve (12) months, no Target Company has received any written claim or notice, or, to the Knowledge of the Company, oral claim or notice, of breach of or default under any such Material Contract (which breach or default would have a Material Adverse Effect).

Section 3.10 Intellectual Property.

(a) Except as set forth on Section 3.10(a) of the Company Disclosure Letter, and except where it would not be material to the Target Companies, taken as a whole, (x) to the Knowledge of the Company, the former and current products and services and operation of the business of the Target Companies do not infringe, misappropriate or otherwise violate, any Intellectual Property rights of any Person, and (y) there are no Proceedings pending (or, to the Knowledge of the Company, threatened) alleging any such infringement, misappropriation or other violation or challenging the ownership, registration, validity or enforceability of any Owned Intellectual Property which is material to the Target Companies. To the Knowledge of the Company, except as set forth on Section 3.10(a) of the Company Disclosure Letter, no Person is, infringing upon, misappropriating or otherwise violating any Owned Intellectual Property in a manner that is material to any of the Target Companies.

(b) Except as set forth on Section 3.10(b) of the Company Disclosure Letter, and except where the failure to so own or have the right to use would not be material to the Target Companies, taken as a whole, to the Knowledge of the Company, the Target Companies own all right, title, and interest in and to all Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens), and own or have the valid right to use all other Intellectual Property necessary for the conduct of the business of such Target Company in all material respects as currently conducted. Set forth on Section 3.10(b) of the Company Disclosure Letter is all Registered Owned Intellectual Property. Except as set forth on Section 3.10(b) of the Company Disclosure Letter, the Owned Intellectual Property is not subject to any outstanding Order restricting the use or licensing thereof by any Target Company or the business of the Target Companies.

(c) Section 3.10(c) of the Company Disclosure Letter sets forth a true list of all Software that is Owned Intellectual Property and material to the Target Companies. To the Knowledge of the Company, no Person other than a Target Company possesses, or has a right to possess, a copy, in any form (print, electronic or otherwise), of any source code for such Software (other than employees, contractors, and consultants of the Target Companies that have strict confidentiality obligations to the Target Companies with respect to such source code and solely to the extent necessary for them to maintain, store or develop such Software for a Target Company) and, other than possession of any such copies by employees, contractors or consultants, all such source code is in the sole possession of the Target Companies and has been maintained as strictly confidential.

(d) All Publicly Available Software used by the Target Companies in connection with the Target Companies’ business has been used in all material respects in accordance with the terms of its governing license. To the Knowledge of the Company, none of the Target Companies has used any Publicly Available Software in connection with Owned Intellectual Property, nor licensed or distributed to any third party any combination of Publicly Available Software and Owned Intellectual Property, in each case, in a manner that (i) requires, or conditions the use or distribution of any Software that is Owned Intellectual Property on, the disclosure, licensing or distribution of any source code for any Owned Intellectual Property or (ii) otherwise imposes any limitation, restriction or condition on the right or ability of the Target Companies to use, distribute or enforce Owned Intellectual Property in any manner.

(e) To the Knowledge of the Company, each Target Company has obtained from all Persons (including all current and former founders, officers, directors, stockholders, employees, contractors, consultants and agents) who have contributed to the creation of any material Owned Intellectual Property a valid and enforceable written present assignment of all rights, title, and interest in and to any such Owned Intellectual Property to such Target Company (other than where such rights, title, and interest in and to such Owned Intellectual Property have vested in such Target Company by operation of Law).

(f) Each Target Company has taken commercially reasonable measures to protect the confidentiality of all of its material trade secrets and other material confidential information. To the Knowledge of the Company, except as required by Law or as part of any audit or examination by a Governmental Entity, no such material trade

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secret or material confidential information has been disclosed by any Target Company to any Person, other than to Persons pursuant to a duty of confidentiality or confidentiality agreement and no Person is in violation of any such confidentiality agreements.

(g) Except where it would not be material to the Target Companies and to the Knowledge of the Company, the IT Assets are sufficient in all material respects for the current business operations of the Target Companies. The Target Companies have in place commercially reasonable disaster recovery and security plans and procedures and have taken commercially reasonable steps to safeguard the confidentiality, security and integrity of the IT Assets owned by the Target Companies.

Section 3.11 Data Security; Data Privacy.

(a) Except as set forth on Section 3.11(a) of the Company Disclosure Letter, the Target Companies have not, to the Knowledge of the Company, experienced any material Security Breaches or material Security Incidents or a material failure of the IT Assets since the Lookback Date, and no Target Company has received any uncured written notices, claims or complaints from any Person regarding such a material Security Breach or material Security Incident or material failure of the IT Assets since the Lookback Date. Except as would not be material to the Target Companies and to the Knowledge of the Company, since the Lookback Date, no Target Company has received any uncured written complaint, claim, demand, inquiry or other notice, including a notice of investigation, from any Person (including any Governmental Entity) regarding any of the Target Companies’ Processing of Personal Information or compliance with applicable Privacy Requirements.

(b) Except as set forth on Section 3.11(b) of the Company Disclosure Letter or as would not constitute a Material Adverse Effect, each Target Company is in compliance with all applicable Privacy Requirements. The execution, delivery, or performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not violate any applicable Privacy Requirements or result in or give rise to any right of termination or other right to impair or limit the Target Companies’ right to own or process any Personal Information used in or necessary for the conduct of the business of the Target Companies, except where such termination, impairment or limitation would not be material to the Target Companies.

Section 3.12 Information Supplied; Registration Statement. The information supplied in writing by the Company with respect to the Target Companies expressly for inclusion in the Registration Statement (including the Proxy Statement), the Additional Trident Filings, any other Trident SEC Filing or any other document submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated by this Agreement (including the Signing Press Release and the Closing Press Release), which information with respect to the Target Companies shall be provided by the Company, shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (a) the time such information is filed, submitted or made publicly available, (b) the time the Registration Statement becomes effective and the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to Trident Stockholders, or (c) the time of Trident Stockholder Meeting (in each case, subject to the qualifications and limitations set forth in the materials provided by the Company or that are included in such filings and/or mailings), except that no warranty or representation is made by the Company with respect to (i) statements made or incorporated by reference therein based on information supplied by Trident or its Affiliates for inclusion in such materials or (ii) any projections or forecasts included in such materials.

Section 3.13 Litigation. Except (a) for Proceedings under any Tax Law (as to which certain representations and warranties are made pursuant to Section 3.8) and (b) as set forth on Section 3.13(a) of the Company Disclosure Letter, there are no Proceedings (or to the Knowledge of the Company, investigations by a Governmental Entity) pending or, to the Knowledge of the Company, threatened in writing against any Target Company or any director or officer of a Target Company (in their capacity as such), and since the Lookback Date the Target Companies have not been subject to or bound by any material outstanding Orders. Except as set forth on Section 3.13(b) of the Company Disclosure Letter, there are no Proceedings in which the reasonably expected damages are in excess of $500,000 pending or threatened by any Target Company against any other Person. To the Knowledge of the Company, there are no ongoing internal investigations by any Target Company with respect to any current employee of a Target Company.

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Section 3.14 Brokerage. Except as set forth on Section 3.14 of the Company Disclosure Letter, no Target Company has any Liability in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby, that would result in the obligation of any Target Company, Trident or Merger Sub to pay any finder’s fee, brokerage or agent’s commissions or other like payments.

Section 3.15 Labor Matters.

(a) Except as set forth on Section 3.15(a)(i) of the Company Disclosure Letter, no Target Company is a party to or negotiating any collective bargaining agreement with respect to employees of any Target Company. There are no strikes, work stoppages, slowdowns or other material labor disputes pending or, to the Knowledge of the Company, threatened against any Target Company, and no such strikes, work stoppages, slowdowns or other material disputes have occurred since the Lookback Date. Except as set forth on Section 3.15(a)(ii) of the Company Disclosure Letter, since the Lookback Date, (i) no labor union or other labor organization, or group of employees of any Target Company, has made a written demand for recognition or certification with respect to any employees of any Target Company, and there are no representation or certification proceedings presently pending or, to the Knowledge of the Company, threatened to be brought or filed with any labor relations tribunal or authority and (ii) to the Knowledge of the Company, there have been no pending or threatened union organizing activities with respect to employees of any Target Company.

(b) Except as set forth on Section 3.15(b)(i) of the Company Disclosure Letter and except as would not reasonably be expected to result in material Liabilities to the Target Companies, the Target Companies, are, and since the Lookback Date have been, in compliance, in all material respects, with all applicable Laws relating to the employment of labor, including (where applicable) provisions thereof relating to wages and hours, classification (including employee, independent contractor classification), equal opportunity, employment harassment, discrimination or retaliation, disability rights, workers’ compensation, affirmative action, collective bargaining, workplace health and safety, immigration (including the proper confirmation of employee visas), whistleblowing, plant closures and layoffs, employee trainings and notices, labor relations, employee leave issues, unemployment insurance, and the payment of social security and other Taxes.

(c) None of the Target Companies has incurred any material liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local Law that remains unsatisfied.

(d) To the Knowledge of the Company, no employee or individual independent contractor of any Target Company is, with respect to his or her employment by or relationship with any Target Company, in material breach of the terms of any employment agreement, nondisclosure agreement, noncompetition agreement, nonsolicitation agreement, restrictive covenant or similar obligation (i) owed to the Target Companies; or (ii) owed to any third party with respect to such Person’s employment or engagement by the Target Companies.

(e) Since the Lookback Date, the Target Companies have used reasonable best efforts to investigate all sexual harassment, or other discrimination, or retaliation allegations which have been reported to the appropriate individuals at the Target Companies responsible for reviewing such allegations in accordance with the policies and procedures established by the Target Companies. With respect to each such allegation deemed to have potential merit, the Target Companies have taken such corrective action that is reasonably calculated to prevent further improper conduct.

Section 3.16 Employee Benefit Plans.

(a) Section 3.16(a) of the Company Disclosure Letter lists each material Company Employee Benefit Plan. With respect to each material Company Employee Benefit Plan, the Company has made available to Trident correct and complete copies, to the extent applicable, of (i) the current plan document (and all amendments thereto), or, if unwritten, a summary of the material terms thereof, (ii) the most recent summary plan description (with all summaries of material modifications thereto), (iii) the most recent annual reports (Form 5500 series) filed with the IRS with respect to each applicable Company Employee Benefit Plan, and (iv) the most recent determination, advisory or opinion letter received from the Internal Revenue Service.

(b) No Target Company has any obligation to provide, retiree or post-employment health or life insurance to any former employee other than as required by applicable Law. No Company Employee Benefit Plan is a “defined benefit plan” (as defined in Section 3(35) of ERISA) that is or was subject to Title IV of ERISA or Section 412 or 430 of the Code or a “multiemployer plan,” as defined in Section 3(37) of ERISA that is subject to Title IV of ERISA.

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(c) Each Company Employee Benefit Plan has been established, operated, maintained, funded and administered in accordance in all material respects with its respective terms and in compliance in all material respects with all applicable Laws. There is no Proceeding (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened, with respect to any Company Employee Benefit Plan or against the assets of any Company Employee Benefit Plan, in each case, that would result in material liability to the Target Companies. With respect to each Company Employee Benefit Plan, all contributions, distributions, reimbursements and premium payments that are required to be made or paid by any of the Target Companies have been timely made in all material respects in accordance with the terms of the Company Employee Benefit Plan and in all material respects in compliance with the requirements of applicable Law.

(d) Except as set forth on Section 3.16(d) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement, either alone or together with any other event will not (i) result in any material payment or benefit becoming due or payable, to any current or former officer, employee, director or individual independent contractor under a Company Employee Benefit Plan, (ii) materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former officer, employee, director or individual independent contractor under a Company Employee Benefit Plan, (iii) result in the acceleration of the time of payment, vesting or funding, of any such benefit or compensation under a Company Employee Benefit Plan, or (iv) result in the forgiveness in whole or in part of any outstanding loans made by the Target Companies to any current or former officer, employee, director or individual independent contractor. The consummation of the transactions contemplated hereby this Agreement will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code. No Company Employee Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code.

Section 3.17 Insurance. All material policies of property, fire and casualty, liability, workers’ compensation, directors and officers and other forms of insurance as may be applicable to the businesses of the Target Companies in amounts and scope of coverage as are customary for companies of a similar nature and size operating in the industries in which the Target Companies operate (the “Insurance Policies”). As of the date of this Agreement: (a) all of the material Insurance Policies held by, or for the benefit of, the Target Companies as of the date of this Agreement with respect to policy periods that include the date of this Agreement are in full force and effect, and (b) no Target Company has received a written notice of cancellation of any of the Insurance Policies or of any material changes that are required in the conduct of the business of the Company or any of the Active Company Subsidiaries as a condition to the continuation of coverage under, or renewal of, any of the Insurance Policies. No Target Company is in material breach or material default under, nor has it taken any action or failed to take any action which, with notice or the lapse of time, or both, would constitute a material breach or material default under, or permit a material increase in premium, cancellation, material reduction in coverage, material denial or non-renewal with respect to any Insurance Policy.

Section 3.18 Compliance with Laws; Permits.

(a) Except (i) with respect to compliance with Tax Laws (as to which certain representations and warranties are made pursuant to Section 3.8), and (ii) as set forth on Section 3.18(a) of the Company Disclosure Letter, each Target Company is and, since the Lookback Date has been, in material compliance with all Laws applicable to the conduct of the business of the Target Companies and, since the Lookback Date, no uncured written notices have been received by any Target Company from any Governmental Entity or any other Person alleging a material violation of any such Laws.

(b) Each Target Company holds all material permits, licenses, registrations (excluding Intellectual Property registrations and certifications), approvals, consents, accreditations, waivers, exemptions and authorizations of any Governmental Entity, required for the ownership and use of its assets and properties or the conduct of their businesses (including for the occupation and use of the Leased Real Property) as currently conducted (collectively, “Permits”) and are in compliance in all material respects with all material terms and conditions of such Permits. All of such Permits are valid and in full force and effect and none of such Permits will be terminated as a result of, or in connection with, the consummation of the transactions contemplated by this Agreement. No Target Company is in material default under any such Permit and to the Knowledge of the Company, no condition exists that, with the giving of notice or lapse of time or both, would constitute a material default under such Permit, and no Proceeding is pending or, to the

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Knowledge of the Company, threatened, to suspend, revoke, withdraw, modify or limit any such Permit in a manner that has had or would reasonably be expected to have a material adverse effect on the ability of the applicable Target Company to use such Permit or conduct its business.

Section 3.19 No Bankruptcy. None of the Target Companies is the subject of any bankruptcy, dissolution, liquidation, reorganization or similar Proceeding.

Section 3.20 Anti-Corruption Compliance.

(a) In the past five years, in connection with or relating to the business of the Target Companies, no Target Company, and to the Knowledge of the Company, no director, officer, manager, employee, agent or third-party representative of a Target Company (in their capacities as such) (i) has made, authorized, solicited or received any unlawful bribe, rebate, payoff, influence payment or kickback, (ii) has used or is using any corporate funds for any contributions, gifts, entertainment, hospitality, travel, in each case, to the extent illegal, or (iii) has, directly or indirectly, knowingly made, offered, authorized or promised, any payment, contribution, gift, entertainment, bribe, rebate, kickback, financial or other advantage, or anything else of value, regardless of form or amount, to or from any officer of a Governmental Entity or other Person in violation of applicable Anti-Corruption Laws. There are no pending legal, regulatory, or administrative Proceedings, filings, Orders, or, to the Knowledge of the Company, governmental investigations, alleging (i) any such unlawful payments, contributions, gifts, entertainment, bribes, rebates, kickbacks, financial or other advantages or (ii) any other violation of any Anti-Corruption Law.

(b) The transactions of the Target Companies are accurately reflected on their respective books and records in compliance in all material respects with applicable Anti-Corruption Laws.

Section 3.21 Anti-Money Laundering Compliance.

(a) There are no matters of material non-compliance with any Anti-Money Laundering Law that any Governmental Entity has required the Company to correct since the Lookback Date, unless otherwise disclosed in Section 3.21 of the Company Disclosure Letter.

(b) No Target Company nor, to the Knowledge of the Company, any of their respective directors, officers, managers, employees, agents or third-party representatives (in their capacities as such) has engaged in a transaction that involved its receipt of the proceeds of crime in violation of any Anti-Money Laundering Laws.

(c) There are no pending, or to the Knowledge of the Company, threatened, legal, regulatory, or administrative Proceedings, filings, Orders, or, to the Knowledge of the Company, governmental investigations, alleging any violations of any Anti-Money Laundering Laws by any Target Company or any of their respective directors, officers, managers, or employees.

Section 3.22 Affiliate Transactions.

(a) Except as set forth on Section 3.22(a) of the Company Disclosure Letter, there are no Contracts (except for the Governing Documents) between any of the Target Companies, on the one hand, and any Interested Party (other than another Target Company) on the other hand (such Contracts, “Affiliated Transactions”).

(b) Except as set forth on Section 3.22(b) of the Company Disclosure Letter, there have been no Prohibited Affiliate Transactions since the Latest Balance Sheet Date.

Section 3.23 Compliance with Applicable Sanctions and Embargo Laws.

(a) No Target Company nor, to the Knowledge of the Company, any of their directors, officers, managers, employees, agents or third-party representatives, is or since the Lookback Date, has been: (i) a Sanctioned Person; (ii) operating in, organized in, conducting business with, or otherwise engaging in dealings with or for the benefit of any Sanctioned Person or in any Sanctioned Country in material violation of applicable Sanctions in connection with the business of any Target Company; or (iii) in material violation of any applicable Sanctions or applicable Export Control Laws or U.S. anti-boycott requirements (the “Trade Control Laws”), in connection with the business of any Target Company.

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(b) There are no legal, regulatory, or administrative Proceedings, filings, Orders, or, to the Knowledge of the Company, governmental investigations alleging any material violations by any Target Company of the Trade Control Laws.

Section 3.24 Inspections; Trident’s and Merger Sub’s Representations. The Company has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. The Company agrees to engage in the transactions contemplated by this Agreement based upon its own inspection and examination of Trident and Merger Sub and on the accuracy of the representations and warranties set forth in Article IV and any Ancillary Agreement or certificate delivered by Trident or Merger Sub pursuant to this Agreement and hereby disclaims reliance upon any express or implied representations or warranties of any nature made by Trident, Merger Sub or any of their Affiliates or representatives, except for those set forth in Article IV and in any Ancillary Agreement or certificate delivered by Trident or Merger Sub pursuant to this Agreement. The Company specifically acknowledges and agrees to Trident’s and Merger Sub’s disclaimer of any representations or warranties other than those set forth in Article IV and in any Ancillary Agreement or certificate delivered by Trident or Merger Sub pursuant to this Agreement, whether made by Trident, Merger Sub or any of their Affiliates or representatives, and of all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Company, its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Company, its Affiliates or representatives by Trident, Merger Sub or any of their Affiliates or representatives), other than those set forth in Article IV and in any Ancillary Agreement or certificate delivered by Trident or Merger Sub pursuant to this Agreement. The Company specifically acknowledges and agrees that, without limiting the generality of this Section 3.24, none of Trident, Merger Sub or any of their Affiliates or representatives has made any representation or warranty with respect to any projections or other future forecasts. The Company specifically acknowledges and agrees that except for the representations and warranties set forth in Article IV and in any Ancillary Agreement or certificate delivered by Trident or Merger Sub pursuant to this Agreement, neither Trident nor Merger Sub has made any other express or implied representation or warranty with respect to Trident or Merger Sub, its assets or Liabilities, the businesses of Trident or Merger Sub, or the transactions contemplated by this Agreement or the Ancillary Agreements.

Article IV
REPRESENTATIONS AND WARRANTIES OF TRIDENT AND MERGER SUB

As an inducement to the Company to enter into this Agreement and consummate the transactions contemplated by this Agreement, except (a) for all representations and warranties of Trident and Merger Sub, as set forth in the applicable section of Trident’s Disclosure Letter (subject to Section 8.13), or (b) for all representations and warranties of Trident and Merger Sub other than those set forth in Section 4.1, Section 4.2(a), Section 4.2(b), Section 4.2(c), Section 4.3, Section 4.8, Section 4.9, and Section 4.14, as disclosed in any report, schedule, form statement or other document filed with, or furnished to, the SEC by Trident and publicly available prior to the Effective Date (excluding any disclosures in any “risk factors” section that do not constitute statements of facts, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), Trident and Merger Sub hereby represents and warrants to the Company as follows:

Section 4.1 Organization; Authority; Enforceability. Each of Trident and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each of Trident and Merger Sub is qualified to do business and is in good standing as a foreign entity in each jurisdiction in which the character of its properties, or in which the transaction of its business, makes such qualification necessary, except, in each case, where the failure to be so qualified and in good standing (or equivalent) would not have a Trident Material Adverse Effect. Each of Trident and Merger Sub has the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement, the Ancillary Agreements to which Trident or Merger Sub, as applicable, is a party and the transactions contemplated hereby and thereby have been duly approved and authorized by all requisite action, including by requisite Trident Board action on the part of Trident. No other proceedings on the part of Trident (including any action by Trident Board or Trident Stockholders) or Merger Sub, except for the receipt of the Required Vote, are necessary to approve and authorize the execution, delivery or performance of this Agreement and the Ancillary Agreements to which Trident or Merger Sub, as applicable, is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and the Ancillary Agreements to be executed and delivered by Trident and/or Merger Sub, as applicable, at Closing will be,

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duly executed and delivered by Trident and/or Merger Sub, as applicable, and constitute valid and binding agreement of Trident and/or Merger Sub, as applicable, enforceable against Trident and Merger Sub, as applicable, in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. Neither Trident nor Merger Sub is the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

Section 4.2 Capitalization.

(a) The authorized share capital of Trident consists of (i) 100,000,000 shares of Trident Common Stock, and (ii) 1,000,000 preferred shares, par value $0.001 per share (“Trident Preferred Shares”). As of the date hereof and as of immediately prior to the Closing (without giving effect to the Trident Share Redemptions or the Forfeiture Shares to be forfeited pursuant to the Sponsor Forfeiture Agreement), (1) 11,967,720 shares of Trident Common Stock are and will be issued and outstanding, (2) no Trident Preferred Shares are and will be issued and outstanding, and (3) 21,275,000 warrants of Trident are and will be issued and outstanding, in such amounts, type, exercise price and with such expiration date as set forth on Section 4.2(a) of Trident’s Disclosure Letter (the “Trident Warrants”). The exercise price of each Trident Warrant has not been reduced to an amount less than $11.50 per Trident Warrant. The Equity Interests set forth in this Section 4.2(a) comprise all of the Equity Interests of Trident that are issued and outstanding (without giving effect to the Trident Share Redemptions). The authorized share capital of Merger Sub consists of 1,000 shares of common stock, par value $0.0001 per share, of which 100 shares are issued and outstanding and beneficially held (and held of record) by Trident as of the date hereof and as of immediately prior to the Closing.

(b) Except as (x) set forth on Section 4.2(b) of Trident’s Disclosure Letter, or (y) set forth in this Agreement (including as set forth in Section 4.2(a)), the Ancillary Agreements or the Governing Documents of Trident:

(i) there are no outstanding options, warrants, Contracts, calls, puts, bonds, debentures, notes rights to subscribe, conversion rights or other similar rights to which Trident or Merger Sub is a party or which are binding upon Trident or Merger Sub providing for the offer, issuance, redemption, exchange, conversion, voting, transfer, disposition or acquisition of any of its Equity Interests;

(ii) neither Trident nor Merger Sub is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests;

(iii) neither Trident nor Merger Sub is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of its Equity Interests;

(iv) there are no contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights in respect of Equity Interests of Trident or Merger Sub; and

(v) neither Trident nor Merger Sub has violated in any material respect any applicable securities Laws or any preemptive or similar rights created by Law, Governing Document or Contract to which Trident or Merger Sub is a party in connection with the offer, sale or issuance of any of its Equity Interests.

(c) All of the issued and outstanding Equity Interests of Trident and Merger Sub, have been duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereto, and were not issued in violation of any preemptive rights, call options, rights of first refusal or similar rights of any Person or applicable Law, other than in each case Securities Liens.

(d) Except as set forth on Section 4.2(d) of Trident’s Disclosure Letter, neither Trident nor Merger Sub owns, directly or indirectly, any Equity Interests, participation or voting right or other investment (whether debt, equity or otherwise) in any Person (including any Contract in the nature of a voting trust or similar agreement or understanding) or any other equity equivalents in or issued by any other Person.

(e) neither Trident nor Merger Sub has any Liability with respect to indebtedness for borrowed money.

Section 4.3 Brokerage. Except as set forth on Section 4.3 of Trident’s Disclosure Letter, neither Trident nor Merger Sub has incurred any Liability in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby, that would result in the obligation of any Target Company, Trident, or Merger Sub, as applicable, to pay a finder’s fee, brokerage or agent’s commissions or other like payments.

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Section 4.4 Trust Account. As of the Effective Date, Trident has at least $63,406,154.64 (the “Trust Amount”) in the Trust Account, with such funds invested in United States government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Trident, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect by Trident or the Trustee, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated by Trident. Trident is not party to or bound by any side letters with respect to the Trust Agreement or (except for the Trust Agreement) any Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (a) cause the description of the Trust Agreement in the Trident SEC Documents to be inaccurate in any material respect or (b) explicitly by their terms, entitle any Person (other than (i) the Trident Stockholders who shall have exercised their rights to participate in the Trident Share Redemptions and (ii) Trident with respect to income earned on the proceeds in the Trust Account to cover any of its Tax obligations and up to one hundred thousand dollars ($100,000) of interest on such proceeds to pay dissolution expenses) to any portion of the proceeds in the Trust Account. There are no Proceedings (or to the Knowledge of Trident, investigations) pending or, to the Knowledge of Trident, threatened with respect to the Trust Account.

Section 4.5 Trident SEC Documents; Controls.

(a) Trident has timely filed or furnished all material forms, reports, schedules, statements and other documents required to be filed by it with the SEC since the consummation of the initial public offering of Trident’s securities, together with any material amendments, restatements or supplements thereto, and all such forms, reports, schedules, statements and other documents required to be filed or furnished under the Securities Act or the Securities Exchange Act (excluding Section 16 under the Securities Exchange Act) (all such forms, reports, schedules, statements and other documents filed with the SEC, the “Trident SEC Documents”). As of their respective dates, each of the Trident SEC Documents, as amended (including all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein), complied in all material respects with the applicable requirements of the Securities Act, or the Securities Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Trident SEC Documents. None of the Trident SEC Documents contained, when filed or, if amended prior to the Effective Date, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of Trident, as of the date hereof, (i) none of the Trident SEC Documents are the subject of ongoing SEC review or outstanding SEC comment and (ii) neither the SEC nor any other Governmental Entity is conducting any investigation or review of any Trident SEC Document.

(b) Each of the financial statements of Trident included in the Trident SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the Effective Date, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of Trident, as of their respective dates and the results of operations and the cash flows of Trident, for the periods presented therein. Each of the financial statements of Trident included in the Trident SEC Documents were derived from the books and records of Trident, which books and records are, in all material respects, correct and complete and have been maintained in all material respects in accordance with commercially reasonable business practices.

(c) No notice of any SEC review or investigation of Trident or the Trident SEC Documents has been received by Trident. Since the consummation of its initial public offering, all comment letters received by Trident from the SEC or the staff thereof and all responses to such comment letters filed by or on behalf of Trident are publicly available on the SEC’s EDGAR website.

(d) Since the consummation of the initial public offering of Trident’s securities, Trident has timely filed all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Securities Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Trident SEC Document. Each such certification is correct and complete. Trident maintains disclosure controls and procedures

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required by Rule 13a-15 or Rule 15d-15 under the Securities Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning Trident is made known on a timely basis to the individuals responsible for the preparation of the Trident SEC Documents. As used in this Section 4.5(d), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(e) Trident has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Securities Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Trident maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability and (iii) access to assets is permitted only in accordance with management’s general or specific authorization.

Section 4.6 Information Supplied; Registration Statement. The information supplied or to be supplied by Trident in writing for inclusion in the Registration Statement (including the Proxy Statement), the Additional Trident Filings, any other Trident SEC Filing, or any document submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated by this Agreement (including the Signing Press Release and the Closing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (a) the time such information is filed, submitted or made publicly available, (b) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Trident Stockholders, or (c) the time of the Trident Stockholder Meeting (subject to the qualifications and limitations set forth in the materials provided by Trident or that are included in such filings and/or mailings), except that no warranty or representation is made by Trident with respect to (i) statements made or incorporated by reference therein based on information supplied by the Target Companies or their respective Affiliates for inclusion therein and (ii) any projections or forecasts included in such materials. The Registration Statement will comply in all material respects with the applicable requirements of the Securities Exchange Act and the rules and regulations of the SEC thereunder applicable to the Registration Statement.

Section 4.7 Litigation. There are no material Proceedings (or to the Knowledge of Trident, investigations by any Governmental Entity) pending or, to the Knowledge of Trident, threatened against Trident or Merger Sub or, to the Knowledge of Trident, any director, officer or employee of Trident or Merger Sub (in their capacity as such) and during the past two (2) years there have not been any such Proceedings and neither Trident nor Merger Sub is subject to or bound by any material outstanding Orders. There are no material Proceedings pending or threatened by Trident or Merger Sub against any other Person.

Section 4.8 Listing. The issued and outstanding Trident Common Stock and the Trident Warrants (the foregoing, collectively, the “Trident Public Securities”) are registered pursuant to Section 12(b) of the Securities Exchange Act and are listed for trading on the Stock Exchange. There is no Proceeding or investigation pending or, to the Knowledge of Trident, threatened against Trident by the Stock Exchange or the SEC with respect to any intention by such entity to deregister the Trident Public Securities or prohibit or terminate the listing of the Trident Public Securities on the Stock Exchange. Trident has taken no action that is designed to terminate the registration of the Trident Public Securities under the Securities Exchange Act. Trident has not received any written or, to the Knowledge of Trident, oral deficiency notice from the Stock Exchange relating to the continued listing requirements of the Trident Public Securities.

Section 4.9 Investment Company. Trident is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case, within the meaning of the Investment Company Act of 1940. Trident constitutes an “emerging growth company” within the meaning of the Jumpstart Our Business Startup Act.

Section 4.10 Noncontravention. Except for the filings pursuant to Section 6.8, the consummation by Trident and Merger Sub of the transactions contemplated by this Agreement and the Ancillary Agreements do not (a) conflict with or result in any breach of any of the material terms, conditions or provisions of, (b) constitute a material default under (whether with or without the giving of notice, the passage of time or both), (c) result in a material violation of, (d) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any material right or material obligation under, (e) result in the creation of any Lien upon its Equity Interests under, (f) require any approval under, from or pursuant to, or (g) require any filing with, (i) any Contract or lease to which Trident or Merger Sub is

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a party, (ii) any Governing Document of Trident or Merger Sub, or (iii) any Governmental Entity under or pursuant to any Law or Order to which Trident or Merger Sub is bound or subject, with respect to clauses (i) and (iii) that are or would reasonably be expected to be material to Trident or Merger Sub. Neither Trident nor Merger Sub is in violation of any of its Governing Documents.

Section 4.11 Business Activities.

(a) Since its organization, other than as described in the Trident SEC Documents, Trident has not conducted any material business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Trident Governing Documents, there is no Contract, commitment, or Order binding upon Trident or to which Trident is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Trident or any acquisition of property by Trident or the conduct of business by Trident after the Closing, other than such effects, individually or in the aggregate, which are not, and would not reasonably be expected to be, material to Trident.

(b) Except for this Agreement and the transactions contemplated by this Agreement, Trident has no interests, rights, obligations or Liabilities with respect to, and Trident is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) Trident has no material Liabilities that are required to be disclosed on a balance sheet in accordance with GAAP, other than (i) Liabilities set forth in or reserved against in the balance sheet of Trident as of September 30, 2020 (the “Trident Balance Sheet”); (ii) Liabilities which have arisen after the date of the Trident Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of, or was caused by any breach of warranty, breach of Contract or infringement or violation of Law); (iii) Liabilities arising under this Agreement, the Ancillary Agreements and/or the performance by Trident of its obligations hereunder or thereunder; or (iv) for fees, costs and expenses for advisors and Affiliates of Trident, including with respect to legal, accounting or other advisors incurred by Trident in connection with the transactions contemplated by this Agreement.

(d) Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the Merger and has no, and at all times prior to the Closing Date except as contemplated by this Agreement or the Ancillary Agreements, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation. Except as set forth in Merger Sub’s organizational documents, there is no agreement, commitment, or Order binding upon Merger Sub or to which Merger Sub is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Merger Sub or any acquisition of property by Merger Sub or the conduct of business by Merger Sub as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Merger Sub to enter into and perform its obligations under this Agreement.

(e) Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

Section 4.12 Tax Matters. Except as set forth on Section 4.12 of Trident’s Disclosure Letter:

(a) Trident has timely filed all material Tax Returns required to be filed by it pursuant to applicable Laws (taking into account any validly obtained extension of time within which to file). All material Tax Returns filed by Trident are correct and complete in all material respects and have been prepared in material compliance with all applicable Laws. All material amounts of Taxes and all material amounts of Tax Liabilities shown on any Tax Return as due and payable by Trident for which the applicable statute of limitations remains open have been timely paid.

(b) Trident has timely and properly withheld or collected and paid to the applicable Taxing Authority all material amounts of Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, individual independent contractor, creditor, equityholder or other third party and all material sales, use, ad valorem, value added, and similar Taxes and has otherwise complied in all material respects with all applicable Laws relating to such withholding, collection and payment of Taxes.

(c) No written claim has been made by a Taxing Authority in a jurisdiction where Trident does not file a particular type of Tax Return, or pay a particular type of Tax, that Trident is or may be subject to taxation of that type

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by, or required to file that type of Tax Return in, that jurisdiction that has not been settled or resolved. The income Tax Returns of Trident made available to the Company, if any, reflect all of the jurisdictions in which Trident is required to remit material amounts of income Tax.

(d) Trident is not currently the subject of any Tax Proceeding with respect to any Taxes or Tax Returns of or with respect to Trident. All material deficiencies for Taxes asserted or assessed in writing against Trident have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn, and, to the Knowledge of Trident, no such deficiency has been threatened or proposed in writing against Trident.

(e) There are no outstanding agreements extending or waiving the statute of limitations applicable to any Tax or Tax Return with respect to Trident or extending a period of Tax collection, assessment or deficiency for Taxes due from or with respect to Trident, which period (after giving effect to such extension or waiver) has not yet expired, and no written request for any such waiver or extension is currently pending. Trident is not the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Governmental Entity) within which to file any Tax Return not previously filed. No private letter ruling, administrative relief, technical advice, or other similar ruling or request has been granted or issued by, or is pending with, any Governmental Entity that relates to any Taxes or Tax Returns of Trident that would have a material adverse effect on Trident following the date of the Trident Balance Sheet.

(f) Trident has not been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of U.S. state or local or non-U.S. Tax Law).

(g) There is no Lien for Taxes on any of the assets of Trident, other than Permitted Liens.

(h) Trident (or its successor) will not be required to include any material item of income, or exclude any material item of deduction, for any period (or portion thereof) after the Closing Date (determined with and without regard to the transactions contemplated by this Agreement) as a result of: (i) an installment sale transaction occurring before the Closing Date governed by Code Section 453 (or any similar provision of state, local or non-U.S. Laws); (ii) a disposition occurring before the Closing Date reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any prepaid amounts received prior to the Closing Date or deferred revenue realized, accrued or received outside the Ordinary Course of Business prior to the Closing Date; (iv) a change in method of accounting with respect to a Pre-Closing Tax Period that occurs or was requested prior to the Closing Date (or as a result of an impermissible method used in a Pre-Closing Tax Period); or (v) a “closing agreement” as described under Code Section 7121 (or any similar provision of state, local or non-U.S. Laws) entered into prior to the Closing Date.

(i) Trident is not party to or bound by any Tax Sharing Agreement, except for any Ordinary Course Tax Sharing Agreement.

(j) Trident has not taken, or agreed to take, any action (nor permitted any action to be taken), and are not aware of any fact or circumstance, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

(k) Notwithstanding any other provision in this Agreement, this Section 4.12 contain the sole representations and warranties of Trident concerning Taxes. Notwithstanding any representation or warranty in this Agreement (including the representations and warranties set forth in this Section 4.12), no representation or warranty is being made as to the use or availability of any Tax attribute or credit of Trident in any taxable period (or portion thereof) beginning on the day immediately after the Closing Date.

Section 4.13 Compliance with Laws. Each of Trident and Merger Sub is and has been since its organization, in compliance in all material respects with all Laws applicable to the conduct of the business of Trident or Merger Sub, as applicable, and no uncured written notices have been received by Trident or Merger Sub from any Governmental Entity or any other Person alleging a material violation of any such Laws.

Section 4.14 Inspections; Company. Trident is an informed and sophisticated purchaser, and has engaged advisors, experienced in the evaluation and investment in businesses such as the Target Companies. Each of Trident and Merger Sub has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to

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the execution, delivery and performance of this Agreement. Each of Trident and Merger Sub agrees to engage in the transactions contemplated by this Agreement based upon its own inspection and examination of the Target Companies and on the accuracy of the representations and warranties set forth in Article III and any Ancillary Agreement or certificate delivered by any Target Company pursuant to this Agreement and hereby disclaims reliance upon any express or implied representations or warranties of any nature made by the Company or its Affiliates or representatives, except for those set forth in Article III and in any Ancillary Agreement or certificate delivered by any Target Company pursuant to this Agreement.

Section 4.15 [Reserved].

Section 4.16 Affiliate Transactions. Section 4.16 of Trident’s Disclosure Letter sets forth all contracts and agreements as of the date hereof, between (a) Trident or Merger Sub, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder (including the Founder Holders) or Affiliate of Trident, Merger Sub or any Founder Holder, or to the Knowledge of Trident, any family member of any of the foregoing Persons, on the other hand (the Persons identified in this clause (b), “Trident Related Parties”), other than agreements which are disclosed in the Trident SEC Documents. Except as disclosed in the Trident SEC Documents or set forth on Section 4.16 of Trident’s Disclosure Letter, no Trident Related Party (i) owns any interest in any material asset used in the business of Trident or Merger Sub, (ii) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, customer, lessor, lessee or competitor of Trident or Merger Sub, or (iii) owes any material amount to, or is owed material any amount by Trident or Merger Sub (other than ordinary course accrued compensation, employee benefits or expense reimbursement, and loans or advances specifically disclosed in the Trident SEC Documents).

Article V
INTERIM OPERATING COVENANTS

Section 5.1 Interim Operating Covenants.

(a) From the Effective Date until the earlier of: (1) the date this Agreement is terminated in accordance with Article VII and (2) the Closing Date (such period, the “Pre-Closing Period”), unless Trident shall otherwise give prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) in writing and except (x) as specifically contemplated by this Agreement or the Ancillary Agreements, (y) as set forth on Section 5.1(a) of the Company Disclosure Letter or (z) other than in respect of the restrictions set for in subclauses (i), (iii), (iv), (v) (x) or (xiv), to the extent that any action is taken or omitted to be taken in response to or related to the actual or anticipated effect on any of the Target Companies’ businesses of COVID-19 or any COVID-19 Measures, in each case with respect to this clause (z) in connection with or in response to COVID-19, the Company shall, and shall cause the Target Companies to, conduct and operate their business in all material respects in the Ordinary Course of Business and use its commercially reasonable efforts to preserve their existing relationships with Material Customers and Material Suppliers, and the Company shall not, and shall cause the Target Companies not to:

(i) amend or otherwise modify any of the Governing Documents of any Target Company in any manner that would be adverse to Trident or Merger Sub, except as otherwise required by Law;

(ii) make any material changes to its accounting policies, methods or practices, other than as required by GAAP or applicable Law;

(iii) sell, issue, redeem, assign, transfer, pledge (other than in connection with existing credit facilities), convey or otherwise dispose of (x) any Equity Interests of any Target Company or (y) any options, warrants, rights of conversion or other rights or agreements, arrangements or commitments obligating any Target Company to issue, deliver or sell any Equity Interests of any Target Company;

(iv) declare, make or pay any dividend, other distribution or return of capital (whether in cash or in kind) to any equityholder of the Company or any other Target Company, other than to another Target Company;

(v) adjust, split, combine or reclassify any of its Equity Interests;

(vi) (x) incur, assume, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness (other than (A) additional Indebtedness under existing credit facilities,

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(B) Indebtedness incurred in the Ordinary Course of Business, including capital leases entered into in the Ordinary Course of Business, (C) Indebtedness incurred in connection with the transactions contemplated herein, and (D) Indebtedness that would convert into Equity Interests upon the consummation of the transactions contemplated herein), (y) make any advances or capital contributions to, or investments in, any Person, other than a Target Company or in the Ordinary Course of Business, or (z) amend or modify in any material respect any Indebtedness for borrowed money (other than in connection with the incurrence of Indebtedness permitted by Section 5.1(a)(vi)(x));

(vii) commit to, authorize or enter into any agreement in respect of, any capital expenditure (or series of commitments or capital expenditures);

(viii) enter into any material amendment or termination (other than an expiration in accordance with the terms thereof) of, or waive compliance with, any material term of any Material Contract or Material Lease or enter into any Contract that if entered into prior to the Effective Date would be a Material Contract or Material Lease, in each case other than in the Ordinary Course of Business and solely to the extent such amendment, termination or waiver would not materially and adversely impact the Target Companies, taken as a whole;

(ix) other than inventory and other assets acquired in the Ordinary Course of Business, acquire the business, properties or assets, including Equity Interests of another Person;

(x) propose, adopt or effect any plan of complete or partial liquidation, dissolution, recapitalization or reorganization, or voluntarily subject to any material Lien, any of the material rights or material assets owned by, or leased or licensed to, any Target Company, except for (x) Permitted Liens, (y) Liens under existing credit facilities or other Indebtedness permitted pursuant to Section 5.1(a)(iv) and (z) as required or contemplated by this Agreement;

(xi) compromise, commence or settle any pending or threatened Proceeding (w) involving payments (exclusive of attorney’s fees) by a Target Company not covered by insurance in excess of one million dollars ($1,000,000) in any single instance, (x) granting injunctive or other equitable remedy against a Target Company, (y) which imposes any material restrictions on the operations of businesses of the Target Companies or (z) by the equityholders of the Company or any other Person which relates to the transactions contemplated by this Agreement;

(xii) except (x) as required under applicable Law, (y) pursuant to the terms of any Company Employee Benefit Plan existing as of the date hereof or (z) in the Ordinary Course of Business, (A) materially increase in any manner the compensation, bonus, severance or termination pay of any of the current or former directors, officers, employees or independent contractors of the Target Companies, (B) become a party to, establish, materially amend (other than as required by applicable Law or as part of an annual renewal for health and/or welfare benefits), commence participation in, or terminate any stock option plan or other stock-based compensation plan, or any material Company Employee Benefit Plan with or for the benefit of any current or former directors, officers, employees or independent contractors of the Target Companies (or newly hired employees), (C) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Company Employee Benefit Plan, (D) grant any new awards under any Company Employee Benefit Plan, (E) materially amend or modify any outstanding award under any Company Employee Benefit Plan, (F) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization respecting employees of the Target Companies, (G) forgive any loans made, or issue any loans, to a Target Company’s directors, officers, contractors or employees, or (H) hire or engage any new employee or consultant or terminate the employment or engagement, other than for cause, of any employee or consultant if such new employee or consultant will receive, or does receive, annual base compensation (or annual base wages or fees) in excess of two hundred thousand dollars ($200,000);

(xiii) sell, lease, assign, transfer, license, or otherwise dispose of, create, grant or issue any Liens (other than Permitted Liens), debentures or other securities in or on, any material rights or assets owned by, or leased or licensed to, any Target Company, other than in the Ordinary Course of Business;

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(xiv) fail to take any action required to maintain any material insurance policies of any Target Company in force (other than (i) substitution of an insurance policy by an insurance policy with a substantially similar coverage or (ii) with respect to any policy that covers any asset or matter that has been disposed or is no longer subsisting or application), or knowingly take or omit to take any action that could reasonably result in any such insurance policy being void or voidable (other than (i) substitution of an insurance policy by an insurance policy with a substantially similar coverage, (ii) with respect to any policy that covers any asset or matter that has been disposed or is no longer subsisting or application or (iii) actions in the Ordinary Course of Business); or

(xv) agree or commit to do any of the foregoing.

(b) During the Pre-Closing Period, unless Trident shall otherwise give prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) in writing and except (x) as contemplated by this Agreement or the Ancillary Agreements, (y) as set forth on Section 5.1(b) of the Company Disclosure Letter or (z) to the extent that any action is taken or not taken in response to the actual or anticipated effect on any Target Company’s business of COVID-19 or any COVID-19 Measures, in each case with respect to this clause (z) in connection with or in response to COVID-19, the Company shall not, and shall cause the Target Companies not to:

(i) enter into, renew or modify any Prohibited Affiliate Transaction; or

(ii) except to the extent required by applicable Law, (1) make, change or revoke any material election relating to Taxes outside the Ordinary Course of Business that is inconsistent with past practice (subject to changes in applicable Law), (2) enter into any agreement, settlement or compromise with any Taxing Authority relating to a material amount of Taxes, (3) consent to any extension or waiver of the statutory period of limitations applicable to any material Tax matter not disclosed in Section 3.8 of the Company Disclosure Letter (other than at the request of a Taxing Authority), (4) file any amended material Tax Return, (5) enter into any Tax Sharing Agreement (other than an Ordinary Course Tax Sharing Agreement), (6) surrender any right to claim any refund of a material amount of Taxes, or (7) take any action that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

(c) Nothing contained in this Agreement shall be deemed to give Trident, directly or indirectly, the right to control or direct the Company or any operations of any Target Company prior to the Closing. Prior to the Closing, subject to the terms of this Agreement, the Target Companies shall exercise, consistent with the terms and conditions of this Agreement, control over their respective businesses and operations.

Section 5.2 Interim Operating Covenants (Trident and Merger Sub).

(a) During the Pre-Closing Period, unless the Company shall otherwise give prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) in writing and except as contemplated by this Agreement or the Ancillary Agreements or as set forth on Section 5.2(a) of Trident’s Disclosure Letter, neither Trident nor Merger Sub shall:

(i) conduct any activities or enter into any Contracts directed toward or in contemplation of an alternative Business Combination to the Business Combination contemplated by this Agreement;

(ii) amend or otherwise modify the Trust Agreement, that certain Warrants Agreement, dated May 29, 2018, by and among the Trustee and Trident, the Trident Governing Documents, or the Merger Sub Governing Documents, in any material respect;

(iii) withdraw any of the Trust Amount, other than as permitted by the Trident Governing Documents or the Trust Agreement;

(iv) make any material changes to its accounting policies, methods or practices, other than as required by GAAP or applicable Law;

(v) except to the extent required by applicable Law, (1) make, change or revoke any material election relating to Taxes outside the Ordinary Course of Business that is inconsistent with past practice (subject to changes in applicable Law), (2) enter into any agreement, settlement or compromise with any Taxing Authority relating to a material amount of Taxes, (3) consent to any extension or waiver of the statutory period of limitations applicable to any material Tax matter not disclosed in Section 5.2 of Trident’s

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Disclosure Letter (other than at the request of a Taxing Authority), (4) file any amended material Tax Return, (5) enter into any Tax Sharing Agreement (other than an Ordinary Course Tax Sharing Agreement), (6) surrender any right to claim any refund of a material amount of Taxes, or (7) take any action that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment;

(vi) other than in connection with a Trident Share Redemption, sell, issue, redeem, assign, transfer, convey or otherwise dispose of (x) any of its Equity Interests, or (y) any options, warrants, rights of conversion or other rights or agreements, arrangements or commitments obligating Trident or Merger Sub to issue, deliver or sell any Equity Interests of Trident or Merger Sub;

(vii) other than the Trident Share Redemption, declare, make or pay any dividend, other distribution or return of capital (whether in cash or in kind) to the equityholders of Trident or Merger Sub;

(viii) adjust, split, combine or reclassify any of its Equity Interests;

(ix) reduce the exercise price of any Trident Warrant;

(x) incur, assume, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, material Liabilities, debts or obligations;

(xi) enter into any transaction or Contract with the Founder Holders or any of their Affiliates for the payment of finder’s fees, consulting fees, monies in respect of any payment of a loan or other compensation paid by Trident or Merger Sub to Trident’s or Merger Sub’s officers or directors, or any Affiliate of Trident’s or Merger Sub’s officers, for services rendered prior to, or for any services rendered in connection with, the consummation of the transactions contemplated by this Agreement;

(xii) compromise, commence or settle any pending or threatened Proceeding (w) involving payments (exclusive of attorney’s fees) by Trident or Merger Sub not covered by insurance in excess of $500,000 or in excess of $1,000,000 in the aggregate, (x) granting material injunctive or other equitable remedy against Trident or Merger Sub, (y) which imposes any material restrictions on the operations of businesses of Trident or Merger Sub, or (z) by the public stockholders of Trident or any other Person which relates to the transactions contemplated by this Agreement;

(xiii) enter into, renew, modify or revise any Contract or agreement with any Trident Related Party; or

(xiv) agree or commit to do any of the foregoing.

(b) Nothing contained in this Agreement shall be deemed to give the Company, directly or indirectly, the right to control or direct Trident or Merger Sub prior to the Closing. Prior to the Closing, Trident and Merger Sub shall exercise, consistent with the terms and conditions of this Agreement, control over their business.

Article VI
PRE-CLOSING AGREEMENTS

Section 6.1 Commercially Reasonable Efforts; Further Assurances. Subject to the terms and conditions set forth in this Agreement, and to applicable Laws, during the Pre-Closing Period, the Parties shall cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action (including executing and delivering any documents, certificates, instruments and other papers that are necessary for the consummation of the transactions contemplated by this Agreement), and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary to consummate and make effective, in the most expeditious manner practicable (giving effect to the timing of the delivery of the PCAOB Financial Statements), the transactions contemplated by this Agreement.

Section 6.2 Trust & Closing Funding. Subject to the satisfaction or waiver of the conditions set forth in Section 2.5 (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions) and provision of notice thereof to the Trustee (which notice Trident shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with the Trust Agreement and the Trident Governing Documents, at the Closing, Trident shall (a) cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (b) cause the Trustee to pay as

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and when due (x) all amounts payable to Trident Stockholders who shall have validly elected to redeem their shares of Trident Common Stock pursuant to the Trident A&R Certificate of Incorporation, and (y) pay all amounts payable pursuant to Section 2.2.

Section 6.3 Listing. During the Pre-Closing Period, Trident shall remain listed as a public company on, and for the Trident Common Stock and Trident Warrants to be listed on, the Stock Exchange.

Section 6.4 Confidential Information. During the Pre-Closing Period, each Party shall be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference. Each Party acknowledges and agrees that each is aware, and each of their respective Affiliates and representatives is aware (or upon receipt of any material nonpublic information of the other Party, will be advised), of the restrictions imposed by the United States federal securities Laws and other applicable foreign and domestic Laws on Persons possessing material nonpublic information about a public company. Each Party hereby agrees, that during the Pre-Closing Period, except in connection with or support of the transactions contemplated by this Agreement, while any of them are in possession of such material nonpublic information, none of such Persons shall, directly or indirectly (through its Affiliates or otherwise), acquire, offer or propose to acquire, agree to acquire, sell or transfer or offer or propose to sell or transfer any securities of Trident, communicate such information to any other Person or cause or encourage any Person to do any of the foregoing.

Section 6.5 Access to Information.

(a) During the Pre-Closing Period, upon reasonable prior written notice, the Target Companies shall afford the representatives of Trident reasonable access, during normal business hours, to the properties, books and records of the Target Companies and furnish to the representatives of Trident such additional financial and operating data and other information regarding the business of the Target Companies as Trident or its representatives may from time to time reasonably request for purposes of consummating the transactions contemplated by this Agreement, but only to the extent that the Target Companies may do so without violating any applicable Laws or obligations to any third party and to the extent that the Target Companies have the authority to grant such access without breaching any restrictions binding on them (and provided that Trident shall abide by the terms of the Confidentiality Agreement). Trident agrees to be responsible for the reasonable and documented out-of-pocket expenses incurred by the Target Companies as a result of providing such access (which shall be treated as Trident Transaction Expenses hereunder).

(b) Trident shall coordinate its access rights pursuant to Section 6.5(a) with the Company to reasonably minimize any inconvenience to or interruption of the conduct of the business of the Target Companies.

(c) Notwithstanding anything to the contrary in this Section 6.5, no Target Company or any of its representatives shall be required to disclose any information to Trident during the Pre-Closing Period if such disclosure would (i) jeopardize any attorney-client or other applicable legal privilege, (ii) require disclosure of any trade secrets of the Target Companies or of third parties, cause a violation of any Target Company’s obligations with respect to confidentiality, or violate any Privacy Requirement, or (iii) contravene any applicable Contracts or Laws. Prior to the Closing, without the prior written consent of the Company, which may be withheld for any reason, Trident and its representatives shall not contact any suppliers to, or customers or other material business relationships of, any Target Company in relation to the transactions contemplated by this Agreement and Trident shall have no right to perform invasive or subsurface investigations of any of the Leased Real Property.

Section 6.6 Notification of Certain Matters.

(a) During the Pre-Closing Period, the Company shall promptly disclose to Trident in writing any development, fact or circumstance of which the Company has Knowledge, arising before or after the Effective Date, that would cause or would reasonably be expected to result in the failure of the conditions set forth in Section 2.5(a) or Section 2.5(b) to be satisfied.

(b) During the Pre-Closing Period, Trident shall promptly disclose to the Company in writing any development, fact or circumstance of which Trident or Merger Sub has Knowledge, arising before or after the Effective Date, that would cause or would reasonably be expected to result in the failure of the conditions set forth in Section 2.5(a) or Section 2.5(c) to be satisfied.

(c) Without limiting Section 6.6(b), Trident shall notify the Company promptly in connection with a written threat to file, or filing of, a Proceeding related to this Agreement or the transactions contemplated herein by

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any of its stockholders or holders of any Trident Warrants against Trident or its Subsidiaries or against any of their respective directors or officers (any such action, a “Stockholder Action”). Trident shall keep the Company reasonably apprised of the defense, settlement, prosecution or other developments with respect to any such Stockholder Action. Trident shall (i) give the Company the opportunity to participate in, subject to a customary joint defense agreement, but not control the defense of any such litigation, (ii) give due consideration to the Company’s advice with respect to such litigation and (iii) not settle any such litigation without the prior written consent of the Company, such consent not to be unreasonably withheld, delayed or conditioned; provided that, for the avoidance of doubt, Trident shall bear all of its costs of investigation and all of its defense and attorneys’ and other professionals’ fees related to such Stockholder Action.

Section 6.7 Regulatory Approvals; Efforts.

(a) The Parties shall comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act, if applicable. The Parties shall use reasonable best efforts to promptly obtain, and to cooperate with each other to promptly obtain, all authorizations, approvals, clearances, consents, actions or non-actions of any Governmental Entity in connection with the above filings, applications or notifications. Each Party shall promptly inform the other Parties of any material communication between itself (including its representatives) and any Governmental Entity regarding any of the transactions contemplated by this Agreement. If a Party or any of its Affiliates receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then the Party, to the extent necessary and advisable, shall provide a reasonable response to such request as promptly as reasonably practicable.

(b) The Parties shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and, to the extent permissible, promptly furnish the other with copies of notices or other communications (other than any ministerial notices or other communications) between any Party (including their respective Affiliates and representatives), as the case may be, and any third party and/or Governmental Entity with respect to such transactions. Each Party shall give the other Party and its counsel a reasonable opportunity to review in advance, to the extent permissible, and consider in good faith the views and input of the other Party in connection with, any proposed material written communication to any Governmental Entity relating to the transactions contemplated by this Agreement. Each Party agrees not to participate in any substantive meeting, conference or discussion, either in person or by telephone, with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Entity, gives the other Party the opportunity to attend and participate.

(c) Each Party shall use its reasonable best efforts to resolve objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under any United States federal or state or foreign statutes, rules, regulations, Orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or constituting anticompetitive conduct (collectively, the “Antitrust Laws”). Subject to the other terms of this Section 6.7(c), each Party shall use its reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

(d) Trident shall not take any action that would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated by this Agreement as a result of the application of any Antitrust Law.

(e) Notwithstanding anything in this Agreement to the contrary, but subject to compliance with Section 6.4, nothing in this Section 6.7 shall require the Company, Trident, Merger Sub, or any of their respective Affiliates to take any action with respect to any of their respective Affiliates, any of their respective affiliated investment funds or any portfolio company (as such term is commonly understood in the private equity industry) or investment of the Company, Trident, Merger Sub, or their respective Affiliates, or any interests therein, including selling, divesting or otherwise disposing of, licensing, holding separate, or otherwise restricting or limiting its freedom to operate with respect to, any business, products, rights, services, licenses, investments, or assets, of the Company, Trident, Merger Sub, or their respective Affiliates, any of their respective affiliated investment funds or any portfolio company (as such term is commonly understood in the private equity industry) or investment of the Company, Trident, Merger Sub, or their respective Affiliates, or any interests therein.

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(f) All filing fees or other payments payable with respect to any and all filings made under the Antitrust Laws in connection with the transactions contemplated by this Agreement shall be Transaction Expenses, fifty percent (50%) of which shall be treated as Company Transaction Expenses hereunder and fifty percent (50%) of which shall be treated as Trident Transaction Expenses hereunder.

Section 6.8 Communications; Press Release; SEC Filings.

(a) Prior to the Closing, any press or other public release or public announcement concerning this Agreement or the transactions contemplated by this Agreement or any matter contemplated by the foregoing shall not be issued without the prior written consent of Trident and the Company; provided, however, that each Party may make any public announcement that is required by applicable Law or the requirements of any national securities exchange (it being understood that, to the extent practicable, the Party making such public announcement shall provide such announcement to the other Parties prior to release and consider in good faith any comments from such other Parties); and provided, further, that each Party may make announcements regarding this Agreement and the transactions contemplated hereby consisting solely of information contained in and otherwise consistent with any such mutually agreed press release or public announcement and the Trident SEC Documents to their directors, officers, employees, customers, suppliers and other interested parties without the consent of the other Parties; and provided, further, that subject to this Section 6.8, the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent.

(b) As promptly as practicable following the Effective Date (but in any event within four (4) Business Days thereafter), Trident shall prepare and file a Current Report on Form 8-K pursuant to the Securities Exchange Act to report the execution of this Agreement (the “Signing Form 8-K”) and the Parties shall issue a mutually agreeable press release announcing the execution of this Agreement (the “Signing Press Release”). Trident shall provide the Company with a reasonable opportunity to review and comment on the Signing Form 8-K prior to its filing and shall consider such comments in good faith. Trident shall not file any such documents with the SEC without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed).

(c) As promptly as reasonably practicable after the Effective Date, but in any event following delivery of any information required to be delivered by the Company pursuant to this Section 6.8, Trident shall prepare, with the assistance, cooperation, reasonable best efforts and mutual agreement of the Company, and file with the SEC the Registration Statement, which shall comply as to form, in all material respects, with, as applicable, the provisions of the Securities Act, the Securities Exchange Act and the rules and regulations promulgated thereunder (it being understood that the Registration Statement shall include (A) a proxy statement of Trident relating to soliciting proxies from the Trident Stockholders to vote at the Trident Stockholder Meeting in favor of the Trident Stockholder Voting Matters and (B) a prospectus of Trident relating to the shares of common stock to be issued to the Company’s stockholders at the Closing).

(d) Prior to filing with the SEC, Trident will make available to the Company drafts of the Registration Statement and any other documents to be filed with the SEC that relate to the transactions completed hereby, both preliminary and final, and drafts of any amendment or supplement to the Registration Statement and will provide the Company with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. Trident will advise the Company promptly after it receives notice thereof, of (i) the time when the Registration Statement has been filed, (ii) in the event the Registration Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC, (iii) the filing of any supplement or amendment to the Registration Statement, (iv) any request by the SEC for amendment of the Registration Statement, (v) any comments, written or oral, from the SEC relating to the Registration Statement and responses thereto and (vi) requests by the SEC for additional information in connection with the Registration Statement. Trident shall use its commercially reasonable efforts to as promptly as reasonably practicable respond to any comments of the SEC on the Registration Statement, and shall use its commercially reasonable efforts to have the Registration Statement declared effective by the SEC under the Securities Act as promptly after filing as practicable; provided that prior to responding to comments from the SEC, Trident will make available to the Company drafts of any such response and provide the Company with a reasonable opportunity to comment on such drafts.

(e) As promptly as reasonably practicable after the SEC has advised Trident that it has no further comments on the Registration Statement, (i) Trident shall request effectiveness of the Registration Statement and as promptly as practicable following the date of such effectiveness, Trident shall file with the SEC the definitive Proxy Statement and

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cause the definitive Proxy Statement to be mailed to its stockholders of record, as of the record date to be established by the Trident Board in accordance with Section 6.8(k), at such time as reasonably agreed by Trident and the Company promptly following the SEC Clearance Date.

(f) If at any time prior to the Closing (including prior to the Trident Stockholder Meeting) any Party discovers or becomes aware of any information that is required to be set forth in an amendment or supplement to the Registration Statement and/or the Proxy Statement so that the Registration Statement and/or the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, such Party shall promptly inform the other Parties hereto and the Parties shall cooperate reasonably in connection with preparing and, to the extent required by Law, disseminating (including by promptly transmitting to the Trident Stockholders) any such amendment or supplement to the Registration Statement and/or the Proxy Statement containing such information; provided that no information received by Trident or the Company pursuant to this Section 6.8(f) shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made hereunder by any Party, and no such information shall be deemed to change, supplement or amend the Schedules hereto.

(g) The Parties acknowledge that a substantial portion of the Registration Statement and certain other forms, reports and other filings required to be made by Trident under the Securities Act, the Securities Exchange Act or other applicable Law in connection with the transactions contemplated by this Agreement (collectively, “Additional Trident Filings”) shall include disclosure regarding the Target Companies and the business of the Target Companies and the Target Companies’ management, operations and financial condition. Accordingly, the Company shall, and agrees to cause the other Target Companies to, as promptly as reasonably practicable, provide Trident with all information concerning the Target Companies that may be required or appropriate for inclusion in the Proxy Statement, the Registration Statement, Additional Trident Filings or any other Trident SEC Filing, in each case as applicable. The Company shall use commercially reasonable efforts to make, and shall cause the other Target Companies to make, its directors, officers, managers and employees to make, available to Trident, its counsel, auditors and other representatives in connection with the drafting of the Proxy Statement, the Registration Statement, Additional Trident Filings and any other Trident SEC Filing, as reasonably requested by Trident, and responding in a timely manner to comments thereto from the SEC. Trident shall make all required filings with respect to the transactions contemplated by this Agreement under the Securities Act, the Securities Exchange Act, applicable blue sky Laws and the rules and regulations thereunder and any other applicable Laws, and Trident and the Company shall reasonably cooperate in connection therewith. Without limiting the generality of the foregoing, the Company and Trident shall reasonably cooperate in connection with (i) preparation for inclusion in the Registration Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required by the Registration Statement and (ii) obtaining the consents of their respective auditors as required in connection with the Registration Statement, the transactions set forth under this Agreement or applicable Law.

(h) Trident shall prepare a draft Current Report on Form 8-K in connection with and announcing the Closing, together with, or incorporating by reference, such information that is or may be required to be disclosed with respect to the transactions contemplated by this Agreement pursuant to Form 8-K (the “Closing Form 8-K”). Trident shall provide the Company with a reasonable opportunity to review and comment on the Closing Form 8-K prior to its filing and shall consider such comments in good faith. Prior to the Closing, the Parties shall prepare a mutually agreeable press release announcing the consummation of the transactions contemplated by this Agreement (“Closing Press Release”). Concurrently with or promptly following the Closing, Trident shall distribute the Closing Press Release, and thereafter Trident shall file the Closing Form 8-K with the SEC no later than four (4) Business Days after Closing.

(i) The Company shall use commercially reasonable efforts to provide to Trident as promptly as reasonably practicable after the Effective Date, (i) audited consolidated balance sheets of the Target Companies as of December 31, 2020 and December 31, 2019, and related audited consolidated statements of operations, shareholders’ equity and cash flows for the fiscal years ended on such dates, together with all related notes and schedules thereto, accompanied by the reports thereon of the Target Companies’ independent auditors (which reports shall be unqualified), prepared in accordance with GAAP, applied on a consistent basis throughout the covered periods and Regulation S-X of the SEC and in each case, audited in accordance with the standards of the PCAOB (the “PCAOB Financial Statements”), (ii) all other audited and unaudited financial statements of the Target Companies and any company or business units acquired by the Target Companies, as applicable, required under the applicable rules and regulations and guidance of the SEC

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to be included in the Registration Statement (including pro forma financial information), (iii) if required, all selected financial data of the Target Companies required to be included in the Registration Statement and (iv) management’s discussion and analysis of financial condition and results of operations with respect to the periods described in clauses (i) and (ii) above, as necessary for inclusion in the Registration Statement.

(j) Each Party covenants and agrees that the information supplied or to be supplied by such Party or its Affiliates for inclusion in the Registration Statement, the Proxy Statement, the Additional Trident Filings, any other Trident SEC Filing, any document submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated by this Agreement (including the Signing Press Release and the Closing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (i) the time such information is filed, submitted or made publicly available, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Trident Stockholders, (iii) the time of the Trident Stockholder Meeting or (iv) the Closing (subject to the qualifications and limitations set forth in the materials provided by such Party or that are included in such filings and/or mailings).

(k) Trident shall, as promptly as reasonably practicable following the SEC Clearance Date (and in no event later than seven (7) Business Days after the SEC Clearance Date), establish a record date (which date shall be mutually agreed with the Company) for, duly call and give notice of, the Trident Stockholder Meeting. Without the prior written consent of the Company, the Trident Stockholder Voting Matters shall be the only matters (other than procedural matters) which Trident shall propose to be acted on by the Trident Stockholders at the Trident Stockholder Meeting. Trident shall convene and hold a meeting of Trident Stockholders, for the purpose of obtaining the approval of the Trident Stockholder Voting Matters, which meeting shall be held not more than thirty (30) days after the date on which Trident commences the mailing of the Proxy Statement to its stockholders. Trident shall use its reasonable best efforts to take all actions necessary to obtain the approval of the Trident Stockholder Voting Matters at the Trident Stockholder Meeting, including as such Trident Stockholder Meeting may be adjourned or postponed in accordance with this Agreement, including by soliciting proxies as promptly as reasonably practicable in accordance with applicable Law for the purpose of seeking the approval of the Trident Stockholder Voting Matters. Trident shall, through the Trident Board, recommend to the Trident Stockholders that they vote in favor of the Trident Stockholder Voting Matters and shall include such recommendation in the Proxy Statement (the “Trident Board Recommendation”). The Trident Board shall not (and no committee or subgroup thereof shall) (A) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Trident Board Recommendation, (B) adopt, approve, endorse or recommend any Trident Competing Transaction, (C) following a request in writing by the Company that the Trident Board Recommendation be reaffirmed publicly (it being agreed that the Company may only make two (2) requests pursuant to this clause (C)), fail to reaffirm publicly the Trident Board Recommendation within ten (10) day after the Company made such request or (D) agree to take any of the foregoing actions. Trident agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Trident Stockholder Meeting for the purpose of seeking approval of the Trident Stockholder Voting Matters shall not be affected by any intervening event or circumstance, and Trident agrees to establish a record date for, duly call, give notice of, convene and hold the Trident Stockholder Meeting and submit for the approval of the Trident Stockholders the Trident Stockholder Voting Matters, in each case as contemplated by this Section 6.8(k), regardless of whether or not there shall have occurred any intervening event or circumstance. Notwithstanding anything to the contrary contained in this Agreement, Trident shall be entitled to (and in the case of the following clauses (ii) and (iv), at the request of the Company, shall) postpone or adjourn the Trident Stockholder Meeting for a period of no longer than ten (10) Business Days: (i) to ensure that any supplement or amendment to the Proxy Statement that the Trident Board has determined in good faith, after consultation with outside legal counsel, is required by applicable Law is disclosed to Trident Stockholders and for such supplement or amendment to be promptly disseminated to Trident Stockholders prior to the Trident Stockholder Meeting; (ii) if, as of the time for which the Trident Stockholder Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of outstanding capital stock of Trident represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Trident Stockholder Meeting; (iii) to seek withdrawals of redemption requests from Trident Stockholders; or (iv) in order to solicit additional proxies from stockholders for purposes of obtaining approval of the Trident Stockholder Voting Matters; provided, that, in the event of any such postponement or adjournment, the Trident Stockholder Meeting shall be reconvened as promptly as reasonably practicable following such time, and in no event later than ten (10) Business Days following such time, as the matters described in such clauses have been resolved.

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Section 6.9 Expenses. Except as otherwise provided in this Agreement, each Party shall be solely liable for and pay all of its own costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) incurred by such Party or its Affiliates in connection with the negotiation and execution of this Agreement and the Ancillary Agreements, the performance of such Party’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby.

Section 6.10 Directors and Officers.

(a) Beginning on the Closing Date and continuing until the sixth (6th) anniversary of the Closing Date, Trident and the Surviving Company (i) shall and shall cause each Target Company and the Surviving Company to maintain in effect all rights to indemnification, advancement of expenses, exculpation and other limitations on Liability to the extent provided in the Governing Documents of Trident, such Target Company or the Surviving Company, in each case, as in effect as of the Effective Date (“D&O Provisions”) in favor of any current or former director, officer, or manager, or, to the extent authorized under the applicable D&O Provisions, any employee, agent or representative of Trident, any Target Company or the Surviving Company (collectively, with such Person’s heirs, executors or administrators, the “Target Indemnified Persons”), and (ii) shall not, and shall not permit any Target Company or the Surviving Company to, amend, repeal or modify in a manner adverse to the beneficiary thereof any provision in the D&O Provisions as it relates to any Target Indemnified Person, in each case relating to a state of facts existing prior to Closing, without the written consent of such affected Target Indemnified Person (it being agreed that each Target Indemnified Person shall be a third party beneficiary of this Section 6.10). After the Closing, in the event that any Target Company or its successors (i) consolidates with or merges into any other Person and is not the continuing or surviving company or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then in each such case, Trident or the Surviving Company shall cause proper provision to be made so that the successors of the Target Company shall succeed to and be bound by the obligations set forth in this Section 6.10.

(b) Tail Policy.

(i) For a period of six (6) years from and after the Closing Date, Trident shall purchase and maintain in effect policies of directors’ and officers’ liability insurance covering those Persons who are currently covered by such policies of the Target Companies and Trident with respect to claims arising from facts or events that occurred on or before the Closing and with no less favorable coverage and amounts as, and contain terms and conditions no less advantageous than, in the aggregate, the coverage currently provided by such current policy.

(ii) At or prior to the Closing Date, Trident shall, purchase and maintain in effect for a period of six (6) years thereafter, “run-off” coverage as provided by any Target Company’s and Trident’s fiduciary and employee benefit policies, in each case, covering those Persons who are covered on the Effective Date by such policies and with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under any Target Company’s or Trident’s existing policies (the policies contemplated by the foregoing clauses (i) and (ii), collectively, the “Tail Policy”); provided that in no event shall Trident be required to expend on the premium thereof in excess of three hundred percent (300%) of the aggregate annual premiums currently payable by the Company and Trident with respect to such current policies (the “Premium Cap”); provided, further, that if such minimum coverage under any such Tail Policy is or becomes not available at the Premium Cap, then any such Tail Policy shall contain the maximum coverage available at the Premium Cap. No claims made under or in respect of such Tail Policy related to any fiduciary or employee of any Target Company shall be settled without the prior written consent of the Company.

Section 6.11 [Reserved].

Section 6.12 Stock Transactions. During the Pre-Closing Period, except as otherwise contemplated by this Agreement, neither the Company nor any of its Affiliates, directly or indirectly, shall engage in any transactions involving the securities of Trident without the prior written consent of Trident if the Company possesses material nonpublic information of Trident.

Section 6.13 Charter Documents. Immediately prior to the Closing, Trident shall (a) file a second amended and restated certificate of incorporation substantially in the form attached hereto as Exhibit C, in accordance with

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the provisions hereof and the applicable provisions of the DGCL, and (b) amend and restate its bylaws substantially in the form attached hereto as Exhibit D as its bylaws, in each case until thereafter amended in accordance with the provisions thereof and the applicable provisions of the DGCL.

Section 6.14 Exclusivity.

(a) From the Effective Date, until the earlier of the Closing or the termination of this Agreement in accordance with Section 7.1, the Company shall not, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from any Person or group of Persons other than Trident (and their respective representatives, acting in their capacity as such) (a “Competing Buyer”) that may constitute, or could reasonably be expected to lead to, a Competing Transaction; (ii) enter into, participate in, continue or otherwise engage in, any discussions or negotiations with any Competing Buyer regarding a Competing Transaction; (iii) furnish (including through any virtual data room) any information relating to any Target Company or any of its assets or businesses, or afford access to the assets, business, properties, books or records of any Target Company to a Competing Buyer, in all cases for the purpose of assisting with or facilitating, or that could otherwise reasonably be expected to lead to, a Competing Transaction; (iv) approve, endorse or recommend any Competing Transaction; or (v) enter into a Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a Competing Transaction or publicly announce an intention to do so; provided that none of the foregoing restrictions shall prohibit any Target Company from taking the actions permitted by the exceptions set forth in Section 5.1(a)(xi) of this Agreement or the related sections of the Company Disclosure Letter, and any such action shall not be deemed a violation of this Section 6.14(a).

(b) From the Effective Date, until the earlier of the Closing or the termination of this Agreement in accordance with Section 7.1, Trident and Merger Sub, shall not directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from any Person or group of Persons other than the Company (and its representatives, acting in their capacity as such) (an “Alternative Target”) that may constitute or could reasonably be expected to lead to, a Trident Competing Transaction, (ii) enter into, participate in, continue or otherwise engage in, any discussions or negotiations with any Alternative Target regarding a Trident Competing Transaction; (iii) furnish (including through any virtual data room) any non-public information relating to Trident, Merger Sub or any of their assets or businesses, or afford access to the assets, business, properties, books or records of Trident or Merger Sub to an Alternative Target, in all cases for the purpose of assisting with or facilitating, or that could otherwise reasonably be expected to lead to, a Trident Competing Transaction; (iv) approve, endorse or recommend any Trident Competing Transaction; or (v) enter into a Trident Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a Trident Competing Transaction or publicly announce an intention to do so.

Section 6.15 Tax Matters.

(a) Notwithstanding anything to the contrary contained herein, the Surviving Company shall pay any Transfer Taxes incurred in connection with the transactions contemplated by this Agreement to the extent any such Transfer Taxes have not been paid pursuant to Section 2.2(b)(i). The Company shall file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, Trident will join in the execution of any such Tax Returns.

(b) The Parties hereto intend that the transactions contemplated by this Agreement shall qualify for the Intended Tax Treatment. Trident and the Company shall use their respective commercially reasonable efforts to cause the transactions contemplated herein to qualify for, and agree not to, and not to permit or cause any Affiliate or any Subsidiary to, take any actions or cause any action to be taken that could reasonably be expected to prevent, impair or impede the Intended Tax Treatment. Following the Merger, Trident intends to cause the Surviving Company, directly or indirectly, to continue the Company’s historic business or use a significant portion of the Company’s historic business assets in a business, in each case, to the extent required pursuant to Treasury Regulations Section 1.368-1(d). Each of the Parties agrees to use reasonable best efforts to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Taxing Authority.

(c) This Agreement shall constitute and hereby is adopted as a “plan of reorganization” with respect to the Merger within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder.

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(d) Trident and the Company shall prepare and file all income Tax Returns consistent with, and shall not take any income Tax reporting position inconsistent with, the Intended Tax Treatment, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar U.S. state, local or non-U.S. Law) or a change in applicable Law.

(e) On or prior to the Closing Date, the Company shall deliver to Trident a certification from the Company pursuant to Treasury Regulations Section 1.1445-2(c) dated no more than thirty (30) days prior to the Closing Date and signed by a responsible corporate officer of the Company.

Section 6.16 Trident Transaction Expenses. During the Pre-Closing Period, Trident shall use its commercially reasonable efforts to reduce or restructure, in whole or in part, any deferred underwriting fees incurred or payable by Trident in connection with its initial public offering or any outstanding Indebtedness of Trident, in each case such reduction or restructuring to be achieved through the issuance of shares of Trident Common Stock in satisfaction of such fees or Indebtedness.

Section 6.17 Equity Plan. Prior to the Closing Date, Trident shall approve and adopt an incentive equity plan in the form attached hereto as Exhibit E (with such changes that may be agreed in writing by Trident and the Company (such agreement not to be unreasonably withheld, conditioned or delayed by either Trident or the Company, as applicable)) (the “Incentive Equity Plan”), effective as of the Closing Date. Within two (2) Business Days following the expiration of the sixty (60) day period following the date Trident has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Trident shall file an effective registration statement on Form S-8 (or other applicable form, including Form S-3) with respect to the Trident Common Stock issuable under the Incentive Equity Plan, and Trident shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Incentive Equity Plan remain outstanding.

Section 6.18 Consummation of the Acquisition. In the event that on or before the Closing, the Company shall not have consummated the Acquisition, the Company shall use commercially reasonable efforts to take, or cause to be taken, in accordance with and pursuant to the terms and conditions of the definitive agreement entered into with respect to the Acquisition, all necessary action, and do, or cause to be done, all things necessary to consummate the Acquisition (including executing and delivering any documents, certificates, instruments and other papers that are necessary), within six (6) months after the Closing Date.

Article VII
TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing only as follows:

(a) by the mutual written consent of the Company and Trident;

(b) by the Company or Trident by written notice to the other Party or Parties if any applicable Law is in effect making the consummation of the transactions contemplated by this Agreement illegal or any final, non-appealable Order is in effect permanently preventing the consummation of the transactions contemplated by this Agreement; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement of this Agreement results in or causes such final, non-appealable Order or other action;

(c) by the Company or Trident by written notice to the other Party or Parties if the consummation of the transactions contemplated by this Agreement shall not have occurred on or before October 31, 2021 (the “Outside Date”); provided, further, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any Party that has materially breached any of its representations, warranties, covenants or agreements under this Agreement and such material breach is the primary cause of or has resulted in the failure of the consummation of the transactions contemplated by this Agreement on or before such date;

(d) by the Company, if Trident or Merger Sub breaches in any material respect any of its representations or warranties contained in this Agreement or breaches or fails to perform in any material respect any of its covenants contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to the Company’s obligations to consummate the transactions set forth in Section 2.5(a) or Section 2.5(c) of this Agreement not capable

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of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to Trident or Merger Sub, as applicable, by the Company, cannot be cured or has not been cured by the later of the Outside Date and thirty (30) Business Days after receipt of such written notice (in which case the Outside Date shall automatically be extended until the end of such thirty (30) Business Day period, but in no event on more than one occasion) and the Company has not waived in writing such breach or failure; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to the Company if the Company is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement;

(e) by Trident, if the Company breaches in any material respect any of their representations or warranties contained in this Agreement or the Company breaches or fails to perform in any material respect any of its covenants contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to Trident’s obligations to consummate the transactions set forth in Section 2.5(a) or Section 2.5(b) of this Agreement not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to the Company by Trident, cannot be cured or has not been cured by the later of the Outside Date and thirty (30) Business Days after the receipt of such written notice (in which case the Outside Date shall automatically be extended until the end of such thirty (30) Business Day period, but in no event on more than one occasion) and Trident has not waived in writing such breach or failure; provided, however, that the right to terminate this Agreement under this Section 7.1(e) shall not be available to Trident if Trident or Merger Sub is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement; or

(f) by written notice from either the Company or Trident to the other if the Required Vote is not obtained at the Trident Stockholder Meeting (subject to any adjournment or postponement thereof).

Section 7.2 Effect of Termination(a) . Subject to Section 7.3 and Section 7.4, in the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall immediately become null and void, without any Liability on the part of any Party or any other Person, and all rights and obligations of each Party shall cease; provided that (a) the Confidentiality Agreement and the agreements contained in Section 6.8(a), Section 6.9, this Section 7.2 and Article VIII of this Agreement, and any other Section or Article of this Agreement referenced in Section 6.8(a), Section 6.9, this Section 7.2 and Article VIII which are required to survive in order to give appropriate effect to Section 6.8(a), Section 6.9, this Section 7.2 and Article VIII , survive any termination of this Agreement and remain in full force and effect and (b) no such termination shall relieve any Party from any Liability arising out of or incurred as a result of its Fraud or its willful and material breach of this Agreement.

Section 7.3 Trident Termination Fee Event(a) . If Trident terminates this Agreement pursuant to Section 7.1(e) and during the twelve month period thereafter, either (x) control of the Company is conveyed, directly or indirectly, to a third party, or (y) all or a substantial portion of the Company’s assets are sold or otherwise transferred to a third party, then the Company shall promptly pay Trident a termination fee equal to the aggregate of such amounts incurred or paid by Trident or its Affiliates in connection with the negotiation and execution of this Agreement and the Ancillary Agreements, the performance of such Party’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, which termination fee shall not exceed $500,000. For the purposes of this Section 7.3, “control” means the possession, directly or indirectly, of the power to direct the management and policies of the Company whether through the ownership of voting securities or otherwise.

Section 7.4 Company Termination Fee Event(a) . (A) If Trident terminates this Agreement for any reason permitted under Section 7.1, other than as a result of (x) Section 7.1(b), or (y) Trident’s termination right pursuant to Section 7.1(e), and (B) Trident consummates a Business Combination with one or more operating businesses, then Trident shall promptly pay the Company a termination fee equal to the aggregate of such amounts incurred or paid by the Company or its Affiliates in connection with the negotiation and execution of this Agreement and the Ancillary Agreements, the performance of such Party’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, which termination fee shall not exceed $500,000.

Article VIII
MISCELLANEOUS

Section 8.1 Amendment and Waiver. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Trident and the Company. No waiver of any provision or condition of this Agreement shall be valid unless the same shall be in writing and signed by the Party against which such waiver is to be enforced. No waiver by any Party of any default, breach of representation or warranty or breach of covenant hereunder,

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whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence. Any such amendment or waiver may occur after the approval of the Trident Stockholder Voting Matters at the Trident Stockholder Meeting so long as such amendment or waiver would not require the further approval of the Trident Stockholders under applicable Law without such approval having first been obtained.

Section 8.2 Waiver of Remedies; Survival of Representations and Warranties.

(a) Except (i) in the case of Fraud, (ii) as set forth in Section 7.2 or (iii) claims to enforce the performance of the covenants required to be performed in whole or in part after the Closing in accordance with Section 8.11, the Company Parties shall have no liability to Trident, Merger Sub, the Founder Holders, the Target Companies or its and their respective successors and permitted assigns, officers, directors, managers, direct and indirect equityholders, members, partners, employees, Affiliates, agents and representatives (collectively, the “Trident Parties”) for any and all losses that are sustained or incurred by any of the Trident Parties by reason of, resulting from or arising out of any breach of or inaccuracy in any of the Company’s representations or warranties or breach of any covenant to the extent providing for performance prior to the Closing contained in this Agreement or any certificate delivered in connection with this Agreement. Except (i) in the case of Fraud, (ii) as set forth in Section 7.2 or (iii) claims to enforce the performance of the covenants required to be performed in whole or in part after the Closing in accordance with Section 8.11, the Trident Parties shall have no liability to the Company and its successors and permitted assigns, officers, directors, managers, direct and indirect equityholders, members, partners, employees, Affiliates, agents and representatives (collectively, the “Company Parties”) for any and all losses that are sustained or incurred by any of the Company Parties by reason of, resulting from or arising out of any breach of or inaccuracy in any of Trident’s or Merger Sub’s representations or warranties or breach of any covenant to the extent providing for performance prior to the Closing contained in this Agreement or any certificate delivered in connection with this Agreement.

(b) The representations and warranties of the Parties set forth in Article III and Article IV and all covenants of any of the Parties that are to be fully performed prior to Closing, shall not survive the Closing.

Section 8.3 Notices. All notices, demands and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three (3) days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 8.3, notices, demands and other communications to the Parties shall be sent to the addresses indicated below:

Notices to the Company	with copies to (which shall not constitute notice):

20808 State Hwy 71 W Unit B, Spicewood, TX, 78669 Attention: Lawrence Anthony DiMatteo Email:

White & Case LLP

1221 Avenue of the Americas

New York NY 10020

White & Case LLP

111 South Wacker Drive, Suite 5100

Chicago, IL 60606

Attention:    Elliot Smith
            Gary Silverman

Email:          elliott.smith@whitecase.com
              gary.silverman@whitecase.com

Notices to Trident and Merger Sub:	with a copy to (which shall not constitute notice):

One Liberty Plaza, 165 Broadway St, 23rd Floor, New York, NY 10006 Attention: Vadim Komissarov Email:	Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 Attention: Giovanni Caruso Email: gcaruso@loeb.com

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Section 8.4 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party (including by operation of Law) without the prior written consent of the other Parties. Any purported assignment or delegation not permitted under this Section 8.4 shall be null and void.

Section 8.5 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

Section 8.6 Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Disclosure Letter, Schedule or Exhibit attached hereto or delivered at the same time and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word “including” herein shall mean “including without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References herein to a specific Section, Subsection, Clause, Recital, Section of a Disclosure Letter, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Clauses, Recitals, Sections of a Disclosure Letter, Schedules or Exhibits of this Agreement. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. References herein to any gender shall include each other gender. The word “or” shall not be exclusive unless the context clearly requires the selection of one (1) (but not more than one (1)) of a number of items. References to “written” or “in writing” include in electronic form. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and permitted assigns; provided, however, that nothing contained in this Section 8.6 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity. Any reference to “days” shall mean calendar days unless Business Days are specified; provided that if any action is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. References herein to any Contract (including this Agreement) mean such Contract as amended, restated, supplemented or modified from time to time in accordance with the terms thereof; provided that with respect to any Contract listed (or required to be listed) on the Disclosure Letters, all material amendments and modifications thereto (but excluding any purchase orders, work orders or statements of work) must also be listed on the appropriate section of the applicable Disclosure Letter. With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.” References herein to any Law shall be deemed also to refer to such Law, as amended, and all rules and regulations promulgated thereunder. If any Party has breached any representation, warranty, covenant or agreement contained in this Agreement in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, covenant or agreement. The word “extent” in the phrase “to the extent” (or similar phrases) shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” An accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP. Except where otherwise provided, all amounts in this Agreement are stated and shall be paid in United States dollars. The Parties and their respective counsel have reviewed and negotiated this Agreement as the joint agreement and understanding of the Parties, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. Any information or materials shall be deemed provided, made available or delivered to Trident if such information or materials have been uploaded to the electronic data room maintained by the Company and its financial advisors on the FIRMEX online-platform for purposes of the transactions contemplated by this Agreement (the “Data Room”) or otherwise provided to Trident’s representatives (including counsel) via electronic mail, in each case, prior to the Effective Date.

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Section 8.7 Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement (together with the Disclosure Letters and Exhibits to this Agreement) contain the entire agreement and understanding among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions (including that certain binding letter of intent among Trident and the Company, dated as of November 16, 2020), whether written or oral, relating to such subject matter in any way. The Parties have voluntarily agreed to define their rights and Liabilities with respect to the transactions contemplated by this Agreement exclusively pursuant to the express terms and provisions of this Agreement, and the Parties disclaim that they are owed any duties or are entitled to any remedies not set forth in this Agreement. Furthermore, this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and no Person has any special relationship with another Person that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.

Section 8.8 Counterparts; Electronic Delivery. This Agreement, the Ancillary Agreements and the other agreements, certificates, instruments and documents delivered pursuant to this Agreement may be executed and delivered in one or more counterparts and by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a Contract and each Party forever waives any such defense.

Section 8.9 Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 8.9, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

Section 8.10 Trust Account Waiver. The Company acknowledges that Trident has established the Trust Account for the benefit of its public Trident Stockholders, which holds proceeds of its initial public offering. For and in consideration of Trident entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, for itself and the Affiliates it has the authority to bind, hereby agrees it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets in the Trust Account (or distributions therefrom to (i) the public Trident Stockholders upon the redemption of their shares and (ii) the underwriters of Trident’s initial public offering in respect of their deferred underwriting commissions held in the Trust Account, in each case as set forth in the Trust Agreement (collectively, the “Trust Distributions”)), and hereby waives any claims it has or may have at any time solely against the Trust Account (including the Trust Distributions) as a result of, or arising out of, any discussions, contracts or agreements (including this Agreement) between Trident and the Company and will not seek recourse against the Trust Account (including the Trust Distributions) for any reason whatsoever. The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Trident to induce Trident to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its Affiliates that the Company has the authority to bind under applicable Law. To the extent the Company

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or any of its Affiliates that the Company has the authority to bind commences any action or proceeding against Trident or any of its Affiliates based upon, in connection with, relating to or arising out of any matter relating to Trident, its Affiliates or its representatives, which Proceeding seeks, in whole or in part, monetary relief against Trident, its Affiliates or its representatives, the Company hereby acknowledges and agrees that the Company’s and such Affiliates’ sole remedy shall be against assets of Trident or such Affiliate or representatives not in the Trust Account and that such claim shall not permit the Company or such Affiliates (or any Person claiming on any of their behalves) to have any claim against the Trust Account (including the Trust Distributions) or any amounts contained in the Trust Account while in the Trust Account.

Section 8.11 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated by this Agreement are unique and recognize and affirm that in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, money damages would be inadequate (and therefore the non-breaching Party would have no adequate remedy at Law) and the non-breaching Party would be irreparably damaged. Accordingly, each Party agrees that each other Party shall be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Proceeding, in addition to any other remedy to which such Person may be entitled. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.11 shall not be required to provide any bond or other security in connection with any such injunction.

Section 8.12 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted assigns, any legal or equitable rights hereunder (other than in respect of the Target Indemnified Persons and Non-Party Affiliates, each of whom is an express third-party beneficiary hereunder to the specific provisions in which such Person is referenced and entitled to enforce only such obligations hereunder).

Section 8.13 Disclosure Letters and Exhibits. The Disclosure Letters and Exhibits attached hereto or referred to in this Agreement are (a) each hereby incorporated in and made a part of this Agreement as if set forth in full herein and (b) qualified in their entirety by reference to specific provisions of this Agreement. Any fact or item disclosed in any Section of a Disclosure Letter shall be deemed disclosed in each other Section of the applicable Disclosure Letter to which such fact or item may apply so long as (i) such other Section is referenced by applicable cross-reference or (ii) it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other Section or portion of the Disclosure Letter. The headings contained in the Disclosure Letters are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in the Disclosure Letters or this Agreement. The Disclosure Letters are not intended to constitute, and shall not be construed as, an admission or indication that any such fact or item is required to be disclosed. The Disclosure Letters shall not be deemed to expand in any way the scope or effect of any representations, warranties or covenants described in this Agreement. Any fact or item, including the specification of any dollar amount, disclosed in the Disclosure Letters shall not by reason only of such inclusion be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement, and matters reflected in the Disclosure Letters are not necessarily limited to matters required by this Agreement to be reflected herein and may be included solely for information purposes; and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in the Disclosure Letters in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in the Disclosure Letters is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the Ordinary Course of Business. No disclosure in the Disclosure Letters relating to any possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Moreover, in disclosing the information in the Disclosure Letters, the Company does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein. The information contained in the Disclosure Letters shall be kept strictly confidential by the Parties and no third party may rely on any information disclosed or set forth therein.

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Section 8.14 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement (except in the case of the immediately succeeding sentence) or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a corporation, partnership or limited liability company, each Party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Parties (each, but excluding for the avoidance of doubt, the Parties, a “Non-Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, Contract or otherwise) by or on behalf of such Party against the Non-Party Affiliates, by the enforcement of any assessment or by any Proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being agreed and acknowledged that no personal Liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Party Affiliate, as such, for any obligations of the applicable Party under this Agreement or the transactions contemplated by this Agreement, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, Contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Notwithstanding the forgoing, a Non-Party Affiliate may have obligations under any documents, agreements, or instruments delivered contemporaneously herewith or otherwise required by this Agreement if such Non-Party Affiliate is party to such document, agreement or instrument. Except to the extent otherwise set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Each Non-Party Affiliate is intended as a third-party beneficiary of this Section 8.14.

Section 8.15 Legal Representation.

(a) Company.

(i) Each Party hereby agrees, on its own behalf and on behalf of its directors, managers, officers, owners, employees and Affiliates and each of their successors and assigns (all such parties, the “Waiving Parties”), that White & Case LLP (or any successor thereto) (“W&C”) may represent any Target Company or any direct or indirect director, manager, officer, owner, employee or Affiliate thereof, in connection with any dispute, claim, Proceeding or Liability arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby (any such representation, the “Company Post-Closing Representation”) notwithstanding its representation (or any continued representation) of the Target Companies in connection with the transactions contemplated by this Agreement, and each Party on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto, even though the interests of the Company Post-Closing Representation may be directly adverse to the Waiving Parties.

(ii) Each Party acknowledges that the foregoing provision applies whether or not W&C provides legal services to the Target Companies after the Closing Date. Each Party, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications among W&C, the Target Companies and/or any director, manager, officer, owner, employee or representative of any of the foregoing made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute, claim, Proceeding or Liability arising out of or relating to, this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby or any matter relating to any of the foregoing, are privileged communications and the attorney-client privilege and the expectation of client confidence belongs solely to the Target Companies and is exclusively controlled by the Target Companies and shall not pass to or be claimed by Trident, Merger Sub or the Surviving Company. From

Annex A-58

and after the Closing, none of Trident or the Surviving Company or any Person purporting to act on behalf of or through Trident, the Surviving Company, or any of the Waiving Parties, will seek to obtain the same by any process. From and after the Closing, each of Trident and the Surviving Company, on behalf of itself and the Waiving Parties, irrevocably waives and will not assert any attorney-client privilege with respect to any communication among W&C, any Target Company and/or any director, manager, officer, owner, employee or representative of any of the foregoing occurring prior to the Closing in connection with any Company Post-Closing Representation. Notwithstanding the foregoing, in the event that a dispute arises between Trident or the Surviving Company, on the one hand, and a third party other than a Target Company, on the other hand, Trident and the Surviving Company may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that none of Trident or the Surviving Company may waive such privilege without the prior written consent of a Target Company.

(b) Trident.

(i) Each Waiving Party hereby agrees that Loeb & Loeb LLP (or any successor thereto) (“L&L”) may represent Trident or any direct or indirect director, manager, officer, owner, employee or Affiliate of Trident (including the Target Companies), in connection with any dispute, claim, Proceeding or Liability arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby (any such representation, the “Trident Post-Closing Representation”) notwithstanding its representation (or any continued representation) of Trident in connection with the transactions contemplated by this Agreement, and the Company, on behalf of themselves and the Waiving Parties, hereby consent thereto and irrevocably waive (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto, even though the interests of the Trident Post-Closing Representation may be directly adverse to the Waiving Parties.

(ii) Each Party acknowledges that the foregoing provision applies whether or not L&L provides legal services to Trident after the Closing Date. Each Party for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications among L&L, Trident and/or any director, manager, officer, owner, employee or representative of any of the foregoing made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute, claim, Proceeding or Liability arising out of or relating to, this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby or any matter relating to any of the foregoing, are privileged communications and the attorney-client privilege and the expectation of client confidence belongs solely to the Founder Holders and is exclusively controlled by the Founder Holders and shall not pass to or be claimed by Trident or any of the Target Companies. From and after the Closing, none of Trident, the Surviving Company nor any Person purporting to act on behalf of or through Trident, the Surviving Company or any of the Waiving Parties, will seek to obtain the same by any process. From and after the Closing, each of Trident and the Surviving Company, on behalf of itself and the Waiving Parties, irrevocably waives and will not assert any attorney-client privilege with respect to any communication among L&L and Trident and/or any director, manager, officer, owner, employee or representative of any of the foregoing occurring prior to the Closing in connection with any Trident Post-Closing Representation. Notwithstanding the foregoing, in the event that a dispute arises between Trident or the Surviving Company, on the one hand, and a third party on the other hand, Trident or the Surviving Company may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that none of Trident or the Surviving Company may waive such privilege without the prior written consent of a majority of the Founder Holders.

Section 8.16 Acknowledgements.

(a) Company. The Company specifically acknowledges and agrees to Trident’s and Merger Sub’s disclaimer of any representations or warranties other than those set forth in Article IV and any Ancillary Agreement or certificate delivered by Trident or Merger Sub pursuant to this Agreement, whether made by Trident or Merger Sub or any of their respective Affiliates or representatives, and of all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Target Companies and their respective Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Trident or Merger Sub, their respective Affiliates or representatives by any

Annex A-59

of Trident or Merger Sub or any of their respective Affiliates or representatives), other than those set forth in Article IV and any Ancillary Agreement or certificate delivered by Trident or Merger Sub pursuant to this Agreement. Trident and Merger Sub specifically acknowledges and agrees that, without limiting the generality of this Section 8.16, no Target Company nor any of its respective Affiliates or representatives has made any representation or warranty with respect to any projections or other future forecasts. The Company specifically acknowledges and agrees that except for the representations and warranties set forth in Article IV and any Ancillary Agreement or certificate delivered by Trident or Merger Sub pursuant to this Agreement, none of Trident or Merger Sub makes, nor has Trident or Merger Sub made, any other express or implied representation or warranty with respect to Trident or Merger Sub, their assets or Liabilities, the businesses of Trident or Merger Sub or the transactions contemplated by this Agreement or the Ancillary Agreements. The Company specifically disclaims that it is relying upon or has relied upon any representations or warranties other than those set forth in Article IV and any Ancillary Agreement or certificate delivered by Trident or Merger Sub pursuant to this Agreement.

(b) Trident and Merger Sub. Each of Trident and Merger Sub specifically acknowledges and agrees to the Company’s disclaimer of any representations or warranties other than those set forth in Article III and any Ancillary Agreement or certificate delivered by any Target Company pursuant to this Agreement, whether made by the Company or any of its Affiliates or representatives, and of all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Trident, Merger Sub, the Founder Holders, their respective Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Trident, Merger Sub, the Founder Holders, their Affiliates or representatives by any Target Company or any of their respective Affiliates or representatives), other than those set forth in Article III and any Ancillary Agreement or certificate delivered by any Target Company pursuant to this Agreement. Each of Trident and Merger Sub specifically acknowledges and agrees that, without limiting the generality of this Section 8.16, neither the Company nor any of its Affiliates or representatives has made any representation or warranty with respect to any projections or other future forecasts. Each of Trident and Merger Sub specifically acknowledges and agrees that except for the representations and warranties set forth in Article III and any Ancillary Agreement or certificate delivered by any Target Company pursuant to this Agreement, the Company does not make, nor has the Company made, any other express or implied representation or warranty with respect to the Target Companies, their assets or Liabilities, the businesses of the Target Companies or the transactions contemplated by this Agreement or the Ancillary Agreements. Each of Trident and Merger Sub specifically disclaims that it is relying upon or has relied upon any representations or warranties other than those set forth in Article III and any Ancillary Agreement or certificate delivered by the Company pursuant to this Agreement.

Section 8.17 Equitable Adjustments. If, during the Pre-Closing Period, the outstanding shares of Trident Common Stock shall have been changed into a different number of shares or a different class, with the prior written consent of the Company to the extent required by this Agreement, by reason of any stock dividend, share capitalization, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event shall have occurred, then any number or amount contained in this Agreement which is based upon the number of shares of Trident Common Stock will be appropriately adjusted to provide to the stockholders of the Company and Trident the same economic effect as contemplated by this Agreement prior to such event.

[Signature Pages Follow]

Annex A-60

IN WITNESS WHEREOF, each of the undersigned has caused this Business Combination Agreement to be duly executed as of the date first above written.

Trident:

TRIDENT ACQUISITIONS CORP.

By:	/s/ Vadim Komissarov
Name:	Vadim Komissarov
Title:	CEO

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IN WITNESS WHEREOF, each of the undersigned has caused this Business Combination Agreement to be duly executed as of the date first above written.

COMPANY:

AUTOLOTTO, INC.

By:	/s/ Matthew Allen Clemenson
Name:	Matthew Allen Clemenson
Title:	Co-Founder and Chief Commercial Officer

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IN WITNESS WHEREOF, each of the undersigned has caused this Business Combination Agreement to be duly executed as of the date first above written.

MERGER SUB:

TRIDENT MERGER SUB II CORP.

By:	/s/ Vadim Komissarov
Name:	Vadim Komissarov
Title:	CEO

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Annex B-1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

[•]

The present name of the corporation is Trident Acquisitions Corp. (the “Corporation”). The Corporation was incorporated under the name “Trident Acquisitions Corp.” by the filing of its original Certificate of Incorporation (the “Certificate of Incorporation”) with the Secretary of State of the State of Delaware on March 17, 2016. The Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on May 29, 2018. The First Amendment to the Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 27, 2019 (the “First Amendment”). The Second Amendment to the Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 29, 2020 (the “Second Amendment”). The Third Amendment to the Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 1, 2020 (the “Third Amendment”). The Fourth Amendment to the Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 1, 2020 (the “Fourth Amendment”). This Second Amended and Restated Certificate of Incorporation of the Corporation, which restates and integrates and also further amends the provisions of the Amended and Restated Certificate of Incorporation, as amended by the First Amendment, the Second Amendment, the Third Amendment and the Fourth Amendment, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”) and by the written consent of its stockholders in accordance with Section 228 of the DGCL. The Amended and Restated Certificate of Incorporation, as amended by the First Amendment, the Second Amendment, the Third Amendment and the Fourth Amendment, is hereby amended, integrated and restated to read in its entirety as follows:

Article I
NAME

The name of the Corporation is [•].

Article II
REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is [•]. The name of its registered agent at such address is [•].

Article III
PURPOSE AND DURATION

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL. The Corporation is to have a perpetual existence.

Article IV
CAPITAL STOCK

The total number of shares of all classes of stock that the Corporation shall have authority to issue is [•], which shall be divided into two classes as follows:

[•] shares of common stock, par value $0.001 per share (“Common Stock”); and

[•] shares of preferred stock, par value $0.001 per share (“Preferred Stock”).

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Section 1.    Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL or any successor provision thereof, and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.

Section 2.    Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board”) is hereby authorized to provide from time to time by resolution or resolutions for the creation and issuance, out of the authorized and unissued shares of Preferred Stock, of one or more series of Preferred Stock by filing a certificate (a “Certificate of Designation”) pursuant to the DGCL, setting forth such resolution and, with respect to each such series, establishing the designation of such series and the number of shares to be included in such series and fixing the voting powers (full or limited, or no voting power), preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of the shares of each such series, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the establishment of any series of Preferred Stock may, to the extent permitted by law, provide that such series shall be superior to, rank equally with or be junior to the Preferred Stock of any other series. The powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock may be different from those of any and all other series at any time outstanding. Except as otherwise expressly provided in this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock), no vote of the holders of shares of Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock so authorized in accordance with this Second Amended and Restated Certificate of Incorporation. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) or pursuant to the DGCL. Unless otherwise provided in the Certificate of Designation establishing a series of Preferred Stock, the Board may, by resolution or resolutions, increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of such series and, if the number of shares of such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Article V
BOARD OF DIRECTORS

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

Section 1.    Except as otherwise provided in this Second Amended and Restated Certificate of Incorporation and the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board. Except as otherwise provided in this Second Amended and Restated Certificate of Incorporation, the number of directors which shall constitute the whole Board shall be fixed exclusively by one or more resolutions adopted from time to time by the Board. Except as otherwise expressly provided by the bylaws of the Corporation (as the same may be amended and/or restated from time to time, the “Bylaws”) or delegated by resolution of the Board, the Board shall have the exclusive power and authority to appoint and remove officers of the Corporation.

Section 2.    The directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be divided into three classes, designated Class I, Class II and Class III, as nearly equal in number as possible. Class I directors shall initially serve until the first annual meeting of stockholders following the initial effectiveness of this Section 2 of this Article V (the “Classification Effective Time”); Class II directors shall initially serve until the second annual meeting of stockholders following the Classification Effective Time; and Class III directors shall initially serve until the third annual meeting of stockholders following the Classification Effective Time. Commencing with the first

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annual meeting of stockholders following the Classification Effective Time, directors of each class the term of which shall then expire shall be elected to hold office for a three-year term and until the election and qualification of their respective successors in office. [Subject to the stockholders agreement, dated             202[•] between certain affiliates of the Principal Stockholders (as defined below) and the Company (the “Stockholders Agreement”), t][T]he Board is authorized to assign members of the Board already in office to Class I, Class II or Class III, with such assignment becoming effective as of the Classification Effective Time. If the number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. Any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal from office.

Section 3.    Subject to the special rights of the holders of one or more series of Preferred Stock to elect directors [and the Stockholders Agreement], prior to the occurrence of the Trigger Event, any director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority in voting power of all the then outstanding shares of stock of the Corporation entitled to vote on the election of such director, voting together as a single class; provided, however, that from and after the occurrence of the Trigger Event, any director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of stock of the Corporation entitled to vote on the election of such director, voting together as a single class.

Section 4.    Except as otherwise expressly required by law, and subject to the special rights of the holders of one or more series of Preferred Stock to elect directors, any vacancies on the Board resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders. [Subject to the Stockholders Agreement, a][A]ny director appointed in accordance with the preceding sentence shall hold office for a term that shall coincide with the remaining term of the class to which the director shall have been appointed and until such director’s successor shall have been elected and qualified or until his or her earlier death, resignation, disqualification, retirement or removal. A vacancy in the Board shall be deemed to exist under this Second Amended and Restated Certificate of Incorporation in the case of the death, removal, resignation or disqualification of any director.

Section 5.    During any period when the holders of any series of Preferred Stock have the special right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such series of Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation establishing any series of Preferred Stock), whenever the holders of any series of Preferred Stock having the special right to elect additional directors are divested of such right pursuant to this Second Amended and Restated Certificate of Incorporation (including any such Certificate of Designation), the terms of office of all such additional directors elected by the holders of such series, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and each such director shall cease to be qualified as (and shall cease to be) a director, and the total authorized number of directors of the Corporation shall be reduced accordingly.

Section 6.    The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

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Section 7.    Except as may otherwise be set forth in the resolution or resolutions of the Board providing for the issuance of one or more series of Preferred Stock, and then only with respect to such series of Preferred Stock, cumulative voting in the election of directors is specifically denied.

Article VI
STOCKHOLDERS

Section 1.    At any time prior to the Trigger Event, any action required or permitted to be taken by the stockholders of the Corporation may be taken without a meeting if a consent or consents, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with applicable law. From and after the Trigger Event, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation (and may not be taken by consent of the stockholders in lieu of a meeting); provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock.

Section 2.    Subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time by the chairperson of the Board or a resolution adopted by the affirmative vote of the majority of the then-serving members of the Board, but such special meetings may not be called by stockholders or any other Person or Persons. Notwithstanding the immediately preceding sentence, prior to the Trigger Event, special meetings of stockholders of the Corporation may be called by the secretary of the Corporation at the request of a Principal Stockholder.

Section 3.    Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

Article VII
LIABILITY AND INDEMNIFICATION

Section 1.    To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended, automatically and without further action, upon the date of such amendment.

Section 2.    The Corporation, to the fullest extent permitted by law, may indemnify and advance expenses to any Person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Section 3.    Neither any amendment nor repeal of this Article VII, nor the adoption by amendment of this Second Amended and Restated Certificate of Incorporation of any provision inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising (or that, but for this Article VII, would accrue or arise) prior to such amendment or repeal or adoption of an inconsistent provision.

Article VIII
EXCLUSIVE FORUM

Section 1.    Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Chancery Court”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation,

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(ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Second Amended and Restated Certificate of Incorporation or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine. If any action the subject matter of which is within the scope of this Section 1 of this Article VIII is filed in a court other than the Chancery Court (a “Foreign Action”) by any stockholder (including any beneficial owner), to the fullest extent permitted by law, such stockholder shall be deemed to have consented to: (a) the personal jurisdiction of the Chancery Court in connection with any action brought in any such court to enforce this Section 1 of this Article VIII; and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 2.    Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Section 3.    Notwithstanding the foregoing, the foregoing provisions of this Article VIII shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VIII.

Article IX
CERTAIN STOCKHOLDER RELATIONSHIPS

Section 1.    In recognition and anticipation that (i) certain directors, managers, principals, officers, employees and/or other representatives of the Principal Stockholders and their Affiliates (as defined below) may serve as directors, officers or agents of the Corporation, (ii) the Principal Stockholders and their Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) members of the Board who are not employees of the Corporation or a majority owned subsidiary thereof (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Principal Stockholders, the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

Section 2.    None of (i) the Principal Stockholders or any of their Affiliates or (ii) any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) or his or her Affiliates (the Persons (as defined below) identified in (i) and (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 3 of this Article IX. Subject to Section 3 of this Article IX, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact

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that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, offers or directs such corporate opportunity to another Person, or does not communicate information regarding such corporate opportunity to the Corporation or any Affiliate of the Corporation.

Section 3.    The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) if such opportunity is expressly offered to such Person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section 2 of this Article IX shall not apply to any such corporate opportunity.

Section 4.    In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted, to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

Section 5.    For purposes of this Article IX, “Affiliate” shall mean (a) in respect of any Principal Stockholder, any Person that, directly or indirectly, is controlled by such Principal Stockholder, controls such Principal Stockholder or is under common control with such Principal Stockholder and shall include (i) any principal, member, director, manager, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation) and (ii) any funds or vehicles advised by Affiliates of such Principal Stockholder, (b) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (c) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation.

Section 6.    To the fullest extent permitted by law, any Person purchasing or otherwise acquiring or holding any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

Article X
AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

Section 1.    The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by this Second Amended and Restated Certificate of Incorporation and the DGCL, and all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons herein are granted by and pursuant to this Second Amended and Restated Certificate of Incorporation in its current form or as hereafter amended are granted subject to the right reserved in this Article X. Notwithstanding any other provisions of this Second Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of capital stock of the Corporation or any particular class or series thereof required by law or by this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock), from and after the Trigger Event, the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of stock entitled to vote at an election of directors, voting together as a single class, shall be required to alter, amend or repeal, or to adopt any provision inconsistent with, Articles V, VI, VII, VIII, IX, XI of this Second Amended and Restated Certificate of Incorporation and this Article X.

Section 2.    The Board is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the Bylaws. The stockholders may make, repeal, alter, amend or rescind, in whole or in part, the Bylaws; provided, however, that notwithstanding any other provisions of this Second Amended and Restated Certificate of Incorporation, the Bylaws or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of capital stock of the Corporation or any particular class or series thereof required by this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock), the Bylaws or applicable law, (i) prior to the Trigger Event, the affirmative vote of the holders of at least a majority in voting power of all the then outstanding shares of stock of the Corporation entitled to vote at an election of directors, voting together as a single class, shall be required in order for the stockholders of the Corporation to make, repeal, alter, amend or rescind, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith, and (ii) from and after the Trigger Event, the affirmative vote of the holders of at

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least 66 2/3% of the voting power of the outstanding shares of stock entitled to vote at an election of directors, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend or repeal, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

Article XI
DGCL SECTION 203 and business combinations

The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which time the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

1.      prior to such time, the Board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, or

2.      upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (a) by persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

3.      at or subsequent to such time, the business combination is approved by the Board and authorized or approved at an annual or special meeting of stockholders (or by written consent, if action by written consent is not then prohibited by this Second Amended and Restated Certificate of Incorporation) by the affirmative vote of at least two-thirds of the then-outstanding voting stock of the Corporation that is not owned by the interested stockholder.

For purposes of this Article XI only, references to:

1.      “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

2.      “associate,” when used to indicate a relationship with any person, means: (a) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (b) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

3.      “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

a.      any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (1) with the interested stockholder or (2) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation this Article XI is not applicable to the surviving entity;

b.      any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation, which assets have an

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aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the then outstanding stock of the Corporation;

c.      any transaction that results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (1) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary, which securities were outstanding prior to the time that the interested stockholder became such; (2) pursuant to a merger under Section 251(g) of the DGCL; (3) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary, which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (4) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (5) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (3) through (5) of this subsection (c) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

d.      any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation that has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary that is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption or other transfer of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

e.      any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in subsections (a) through (d) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

4.      “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article XI, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

5.      “Exempt Transferee” means (A) any person that acquires (other than in an Excluded Transfer) directly from a Principal Stockholder or any of its affiliates or successors ownership of voting stock of the Corporation, and is designated in writing by the transferor as an “Exempt Transferee” for the purpose of this Article XI; and (B) any person that acquires (other than in an Excluded Transfer) directly from a person described in clause (A) of this definition or from any other Exempt Transferee ownership of voting stock of the Corporation, and is designated in writing by the transferor as an “Exempt Transferee” for the purpose of this Article XI.

6.      “Excluded Transfer” means (a) a transfer to a Person that is not an affiliate of the transferor, which transfer is by gift or otherwise not for value, including a transfer by dividend or distribution by the transferor, (b) a transfer in a public offering that is registered under the Securities Act, (c) a transfer to one or more broker-dealers or their affiliates pursuant to a firm commitment purchase agreement for an offering that is exempt from registration under the Securities Act, (d) a transfer made through the facilities of a registered securities exchange or automated interdealer quotation system and (e) a transfer made in compliance with the manner of sale limitations of Rule 144(f) under the Securities Act or any successor rule or provision.

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7.      “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (a) is the owner of 15% or more of the then outstanding voting stock of the Corporation, or (b) is an affiliate or associate of the Corporation and was the owner of 15% or more of the then outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; but “interested stockholder” shall not include (x) a Principal Stockholder, any Exempt Transferee or any of their respective affiliates or successors or any “group,” or any member of any such group, of which any of such persons is a party under Rule 13d-5 of the Exchange Act, or (y) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation, provided that such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below, but shall not include any other unissued stock of the Corporation that may be issuable pursuant to any other agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

8.      “majority-owned subsidiary” of the Corporation (or specified person) means another person of which the Corporation (or specified person), directly or indirectly with or through one or more majority-owned subsidiaries, is the general partner or managing member of such other person or owns equity securities with a majority of the votes of all equity securities generally entitled to vote in the election of directors or other governing body of such other person.

9.      “owner,” including the terms “own,” “owned,” and “ownership,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

a.      beneficially owns such stock, directly or indirectly; or

b.      has (1) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (2) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

c.      has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (2) of subsection (b) above of this definition), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

10.    “person” means any individual, corporation, partnership, unincorporated association or other entity.

11.    “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

12.    “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference in this Article XI to a percentage of voting stock shall refer to such percentage of the votes of such voting stock.

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Article XII
SEVERABILITY

If any provision or provisions of this Second Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any section or paragraph of this Second Amended Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby.

Article XIII
DEFINITIONS

As used in this Second Amended and Restated Certificate of Incorporation, except as otherwise expressly provided herein and unless the context requires otherwise, the following terms shall have the following meanings:

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger, consolidation, division or otherwise) of such entity.

“Principal Stockholders” means investment funds affiliated with or advised by [•], and their successors.

“Securities Act” means the Securities Act of 1933, as amended.

“Trigger Event” means the first date on which the Principal Stockholders cease to beneficially own (directly or indirectly) more than [40][50]% of the voting power of the outstanding shares of Common Stock. For the purpose of this Second Amended and Restated Certificate of Incorporation, “beneficial ownership” shall be determined in accordance with Rule 13d-3 promulgated under the Exchange Act.

Article XIV
REGULATORY COMPLIANCE

Section 1.    For purposes of this Article XIV, the following terms shall have the meanings specified below:

(a)     “Affiliate” shall mean a Person who, directly or indirectly, controls, is controlled by or is under common control with, a specified Person. For the purpose of this Section 1(a) of Article XIV, “control,” “controlled by” and “under common control with” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

(b)     “Applicable Jurisdiction” shall mean any jurisdiction, domestic, foreign and tribal, and their political subdivisions, in which the Lottery Business is or may be conducted including, without limitation, all jurisdictions in which the Corporation or any of its Affiliates currently conducts or may in the future conduct the Lottery Business.

(c)     “Applicable Laws” shall mean all laws, statutes, ordinances, rules and regulations pursuant to which any Regulatory Authority possesses regulatory and licensing authority over the Lottery Business within any Applicable Jurisdiction, and all orders, decrees, rules and regulations promulgated by such Regulatory Authority thereunder.

(d)     “Disqualified Holder” shall mean any record or beneficial holder of the Corporation’s Securities or an Affiliate thereof who or that (i) fails or refuses to participate in good faith in an investigative process of, or submit documents, give notices or make filings requested or required by, any Regulatory Authority, (ii) is denied or disqualified by any Regulatory Authority from receiving or holding any Regulatory Approval, (iii) is determined by a Regulatory Authority or by the Board, based on advice of counsel or verifiable information received from any Regulatory Authority, to be disqualified or unsuitable to Own or Control any Securities or to be associated or affiliated

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in any capacity with the Corporation, its Affiliates, or the Lottery Business in any Applicable Jurisdiction, (iv) causes the Corporation or any of its Affiliates to lose or to be threatened with the loss of any Regulatory Approval, or (v) is deemed likely by the Board, based on advice of counsel or verifiable information received from any Regulatory Authority, by virtue of such Person’s Ownership or Control of Securities or association or affiliation with the Corporation or its Affiliates, to jeopardize, impede, impair or adversely affect the ability of the Corporation’s or any of its Affiliates to obtain, maintain, hold, use or retain any Regulatory Approval or to cause or result in the suspension, disapproval, termination, non-renewal or loss of any Regulatory Approval.

(e)     “Fair Value” means, with respect to any Securities to be redeemed or sold under this Article XIV, the fair value of such Securities as of the date of the Redemption Notice as determined in good faith by the Board using customary and current valuation concepts and techniques then generally employed for businesses similar to the Company and taking in consideration such records of the Corporation and such information, opinions, reports or statements presented to the Board by any of the Corporation’s officers, employees or financial advisors, or committees of the Board (including, without limitation, information, opinions, reports or statements regarding any discount for lack of marketability, minority status or otherwise), as the Board deems, in its sole discretion, to be relevant and pertinent to such determination.

(f)     “Lottery Business” shall mean the business and activities of the Corporation and its Affiliates1.

(g)     “Own or Control,” “Owned or Controlled” or “Ownership or Control” (when those terms are used together) shall mean (i) ownership of record, (ii) “beneficial ownership” as defined in Rule 13d-3 promulgated by the United States Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or (iii) the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person or the disposition of Securities, by agreement contract, agency or other manner.

(h)     “Redemption Date” shall mean the date specified in the Redemption Notice as the date on which the Securities Owned or Controlled by a Disqualified Holder are to be redeemed by the Corporation.

(i)     “Redemption Notice” shall mean that notice of redemption given by the Corporation to a Disqualified Holder pursuant to this Article XIV. Each Redemption Notice shall set forth (i) the Redemption Date, (ii) the number and type of Securities to be redeemed, (iii) the Redemption Price and the manner of payment therefor, (iv) the place where any certificates for such chares shall be surrendered for payment and (v) any other requirements of surrender of the certificates, including how they are to be endorsed, if at all.

(j)     “Redemption Price” shall mean the price per share to be paid by the Corporation for the Securities to be redeemed pursuant to this Article XIV, which shall be equal to the average closing sale price per share of such Securities as reported for composite transactions in securities listed on the principal trading market on which such Securities are then listed or admitted for trading during the 30 trading days preceding the Redemption Notice, or, if such Securities are not so listed or traded, the Fair Value of such Securities. The Redemption Price may be paid in cash, by promissory note, or a combination of both as required by the applicable Regulatory Authority and, if not so required, as the Board determines in its sole discretion. Any promissory note shall contain such terms and conditions as the Board determines necessary or advisable, including without limitation, any or all of the following: (i) subordination provisions to comply with any law or regulation applicable to the Corporation or any Affiliate of the Corporation or to prevent a default under, breach of, or acceleration of any loan, promissory note, mortgage, indenture, line of credit of other debt or financing agreement of the Corporation or any Affiliate of the Corporation, (ii) the right to prepay without penalty, (iii) a maturity date up to [___] years after the Redemption Date, (iv) interest on the unpaid principal payable annually in arrears at the rate of no less than [three percent (3%)] per annum, (iv) the right of the Corporation to withhold payment in the event of a default under any other indebtedness of the Corporation, (v) restrictions on transfer of such note by the Disqualified Holder, and (vi) the right of set-off.

(k)     “Regulatory Approvals” shall mean all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, concessions and entitlements required to be obtained from or issued by a Regulatory Authority for or relating to the conduct by the Corporation or any of its Affiliates of the Lottery Business under Applicable Law.

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(l)     “Regulatory Authority” shall mean any federal, state, provincial, tribal, local and other governmental, regulatory and licensing body, authority, commission, department, board and agency with regulatory or supervisory control, authority or jurisdiction over the Lottery Business within any Applicable Jurisdiction

(m)     “Securities” shall mean shares of the capital stock of the Corporation as described in Article IV hereof, or bonds, notes, convertible debentures, options, warrants or other instruments that represent a share of equity of the Corporation, a debt owed by the Corporation or the right to acquire any of the foregoing.

Section 2.    The Securities Owned or Controlled by a Disqualified Holder shall be subject to redemption by the Corporation, out of funds legally available therefor, by action of the Board, to the extent deemed necessary or advisable by the Board. If a Regulatory Authority requires the Corporation, or the Board deems it necessary or advisable, to redeem any such Securities, the Corporation shall deliver a Redemption Notice to the Disqualified Holder and shall purchase on the Redemption Date the number and type of Securities specified in the Redemption Notice for the Redemption Price set forth in the Redemption Notice.

Section 3.    Commencing on the date that a Regulatory Authority serves notice of a determination of disqualification or unsuitability or the Board determines that a Person is a Disqualified Holder, and until the Securities Owned or Controlled by such Person are Owned or Controlled by a Person who is not a Disqualified Holder, neither the Disqualified Holder nor any Affiliate thereof shall be entitled to: (i) exercise directly or indirectly any voting rights conferred by such Securities or otherwise participate in the management of the business and affairs of the Corporation or its Affiliates, (ii) receive any dividends or share of the distribution of profits or cash or any other property of, or payments upon dissolution of, the Corporation or its Affiliates, other than payment for the redemption of the Securities as set forth i this Article XIV, or (iii) receive any remuneration in any form from the Corporation or any of its Affiliates, for services rendered or otherwise.

Section 4.    The Disqualified Holder shall execute and deliver such documents and instruments as are reasonably necessary to complete the redemption of Securities, including those necessary to convey the Securities to the Company free and clear of any and all liens, claims and encumbrances. No redemption of Securities shall be effectuated pursuant to this Article XIV without the receipt of any Regulatory Approvals required therefor. From and after the Redemption Date, such Securities shall no longer be deemed to be outstanding, such Disqualified Holder shall cease to be a stockholder with respect to such Securities and all rights of such Disqualified Holder therein, other than the right to receive the Redemption Price, shall cease. The Disqualified Holder shall surrender all certificates representing any Securities to be redeemed in accordance with the requirements of the Redemption Notice.

Section 5.    All notices given by the Corporation pursuant to this Article, including Redemption Notices, shall be in writing and may be given by mail, addressed to the Person at such Person’s address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed given personally or by telegram, facsimile, telex or cable.

Section 6.    Any Disqualified Holder shall indemnify and hold harmless the Corporation and its Affiliates for any and all losses, costs and expenses, including attorney’s fees, incurred by the Corporation and its Affiliates as a result of, or arising out of, such Disqualified Holder’s (a) continuing, purported or asserted Ownership or Control of Securities, (b) neglect, refusal or other failure to comply with the provisions of this Article XIV, or (c) failure to promptly divest itself of any Securities when required by the Board under this Article XIV or by any Regulatory Authority.

Section 7.    The Corporation is entitled to injunctive or other equitable relief in any court of competent jurisdiction to enforce the provisions of this Article XIV and each holder of the Securities of the Corporation shall be deemed to have acknowledged, by acquiring and holding the Securities of the Corporation, that the failure to comply with this Article XIV will expose the Corporation to irreparable injury for which there is not adequate remedy at law and that the Corporation is entitled to injunctive or other equitable relief to enforce the provisions of this Article.

Section 8.    The Corporation’s rights of redemption provided in this Article XIV shall not be exclusive of any other rights the Corporation may have or hereafter acquire under any agreement, any provision of the Bylaws or otherwise.

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Section 9.    Nothing contained in this Article XIV shall limit the authority of the Board to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Corporation or its Affiliates from the denial or threatened denial or loss or threatened loss of any Regulatory Approval of the Corporation or any of its Affiliates. Without limiting the generality of the forgoing, the Board may conform any provisions of this Article XIV to the extent necessary to make such a provision consistent with Applicable Laws. In addition, the Board may, to the extent permitted by law, from time to time establish, modify, amend or rescind bylaws, regulations, and procedures of the Corporation not inconsistent with the express provisions of this Article XIV for the purpose of determining whether any Person is a Disqualified Holder and for the orderly application, administration and implementation of the provisions of this Article XIV. Such procedures and regulations shall be kept on file with the Secretary of the Corporation or any of its Affiliates and with the transfer agent, if any, of the Corporation and any of its Affiliates, and shall be made available for inspection by the public and, upon request mailed to any holder of Securities. The Board shall have exclusive authority and power to administer this Article XIV and to exercise all rights and powers specifically granted to the Board or the Corporation, or as may be necessary or advisable in the administration of this Article XIV. All such actions which are done or made by the Board in good faith shall be final, conclusive and binding on the Corporation and all other Persons; provided, however, that the Board may delegate all or any portion of its duties and powers under this Article XIV to a committee of the Board as it deems necessary or advisable.

Section 10.    If any provision of this Article XIV or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Article XIV.

Section 11.    Except as may be required by any Applicable Law or any Regulatory Authority, the Board may waive any of the rights of the Corporation or any restrictions contained in this Article XIV in any instance in which the Board determines that a waiver would be in the best interests of the Corporation. The Board may terminate any rights of the Corporation or restrictions set forth in this Article XIV to the extent that the Board determines that any such termination is in the best interests of the Corporation. Except as may be required by a Regulatory Authority, nothing in this Article XIV shall be deemed or construed to require the Corporation to repurchase any Securities Owned or Controlled by a Disqualified Holder.

* * * *

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IN WITNESS WHEREOF, [•] has caused this Second Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on this              day of             , 202[•].

[•]

By:
Name:
Title:

[[•] — Signature Page to Second Amended and Restated Certificate of Incorporation]

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Annex B-2

Amended and Restated Bylaws of

[•]

(a Delaware corporation)

Annex B-2 Pages
Article I — Corporate Offices		B-2-1

1.1	Registered Office	B-2-1
1.2	Other Offices	B-2-1

Article II — Meetings of Stockholders		B-2-1

2.1	Place of Meetings	B-2-1
2.2	Annual Meeting	B-2-1
2.3	Special Meeting	B-2-1
2.4	Advance Notice Procedures for Business Brought before a Meeting	B-2-1
2.5	Advance Notice Procedures for Nominations of Directors	B-2-4
2.6	Notice of Stockholders’ Meetings	B-2-7
2.7	Manner of Giving Notice; Affidavit of Notice	B-2-7
2.8	Quorum	B-2-8
2.9	Adjourned Meeting; Notice	B-2-8
2.10	Conduct of Business	B-2-8
2.11	Voting	B-2-8
2.12	Record Date for Stockholder Meetings and Other Purposes	B-2-9
2.13	Proxies	B-2-9
2.14	List of Stockholders Entitled to Vote	B-2-9
2.15	Inspectors of Election	B-2-10
2.16	Virtual Meeting	B-2-10
2.17	Delivery to the Corporation	B-2-11

Article III — Directors		B-2-11

3.1	Powers	B-2-11
3.2	Number of Directors	B-2-11
3.3	Election, Qualification and Term of Office of Directors	B-2-11
3.4	Resignation and Vacancies	B-2-11
3.5	Place of Meetings; Meetings by Telephone	B-2-11
3.6	Regular Meetings	B-2-11
3.7	Special Meetings; Notice	B-2-12
3.8	Quorum	B-2-12
3.9	Action by Unanimous Consent Without a Meeting	B-2-12
3.10	Fees and Compensation of Directors	B-2-12
3.11	Removal	B-2-12
3.12	Presiding Director	B-2-12

Article IV — Committees		B-2-13

4.1	Committees of Directors	B-2-13
4.2	Committee Minutes	B-2-13
4.3	Meetings and Actions of Committees	B-2-13

Annex B-2-i

Annex B-2 Pages
Article V — Officers		B-2-14

5.1	Officers	B-2-14
5.2	Appointment of Officers	B-2-14
5.3	Subordinate Officers	B-2-14
5.4	Removal and Resignation of Officers	B-2-14
5.5	Vacancies in Offices	B-2-14
5.6	Representation of Securities of Other Entities	B-2-14
5.7	Tenure, Authority and Duties of Officers	B-2-14

Article VI — Records		B-2-15

Article VII — General Matters		B-2-15

7.1	Execution of Corporate Contracts and Instruments	B-2-15
7.2	Stock Certificates	B-2-15
7.3	Lost Certificates	B-2-15
7.4	Shares Without Certificates	B-2-15
7.5	Dividends	B-2-16
7.6	Fiscal Year	B-2-16
7.7	Seal	B-2-16
7.8	Transfer of Stock	B-2-16
7.9	Stock Transfer Agreements	B-2-16
7.10	Registered Stockholders	B-2-16
7.11	Waiver of Notice	B-2-16

Article VIII — Notice by Electronic Transmission		B-2-17

8.1	Notice by Electronic Transmission	B-2-17
8.2	Definition of Electronic Transmission	B-2-17

Article IX — Indemnification		B-2-17

9.1	Indemnification of Directors and Officers	B-2-17
9.2	Indemnification of Others	B-2-18
9.3	Prepayment of Expenses	B-2-18
9.4	Determination; Claim	B-2-19
9.5	Non-Exclusivity of Rights	B-2-19
9.6	Insurance	B-2-19
9.7	Other Indemnification	B-2-19
9.8	Continuation of Indemnification	B-2-19
9.9	Amendment or Repeal; Interpretation	B-2-19

Article X — Definitions		B-2-20
Article XI — Restrictions on Transfer and Ownership		B-2-20
Article XII — Suitability Analysis of Significant Stockholders		B-2-22
Article XIII — Severability		B-2-22

Annex B-2-ii

Amended and Restated Bylaws of
[•]

____________________________

Article I — Corporate Offices

1.1 Registered Office.

The address of the registered office of [•] (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”).

1.2 Other Offices.

The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board”) may from time to time establish or as the business of the Corporation may require.

Article II — Meetings of Stockholders

2.1 Place of Meetings.

Meetings of stockholders shall be held at such place, if any, within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive offices.

2.2 Annual Meeting.

The Board shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 2.4 may be transacted. The Board may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board.

2.3 Special Meeting.

Special meetings of the stockholders may be called only by such Persons and only in such manner as set forth in the Certificate of Incorporation. The Board may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the Board.

No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting.

2.4 Advance Notice Procedures for Business Brought before a Meeting.

(i) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (a) specified in a notice of meeting given by or at the direction of the Board, (b) if not specified in a notice of meeting, otherwise brought before the meeting by the Board or the chairperson of the meeting, or (c) otherwise properly brought before the meeting by a stockholder present in person who (A)(1) was a stockholder of record of the Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with this Section 2.4 or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”), which proposal has been included in the proxy statement for the annual meeting. The foregoing clause (c) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. The only matters that may be brought before a special meeting are the matters specified in the Corporation’s notice of meeting given by or at the direction of the Person calling the meeting pursuant to the Certificate of Incorporation and Section 2.3 of these bylaws. For purposes of this Section 2.4 and Section 2.5 of these bylaws, “present in person” shall mean that the stockholder proposing that the business be

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brought before the annual meeting of the Corporation, or, if the proposing stockholder is not an individual, a qualified representative of such proposing stockholder, appear at such annual meeting, and a “qualified representative” of such proposing stockholder shall be, if such proposing stockholder is (x) a general or limited partnership, any general partner or Person who functions as a general partner of the general or limited partnership or who controls the general or limited partnership, (y) a corporation or a limited liability company, any officer or Person who functions as an officer of the corporation or limited liability company or any officer, director, general partner or Person who functions as an officer, director or general partner of any entity ultimately in control of the corporation or limited liability company or (z) a trust, any trustee of such trust. This Section 2.4 shall apply to any business that may be brought before an annual meeting of stockholders other than nominations for election to the Board at an annual meeting, which shall be governed by Section 2.5 of these bylaws. Stockholders seeking to nominate Persons for election to the Board must comply with Section 2.5 of these bylaws, and this Section 2.4 shall not be applicable to nominations for election to the Board except as expressly provided in Section 2.5 of these bylaws.

(ii) Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (a) provide Timely Notice (as defined below) thereof in writing and in proper form to the secretary of the Corporation and (b) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day and not earlier than the close of business on the one hundred twentieth day (120th) day, in each case, prior to the one-year anniversary of the preceding year’s annual meeting (which date shall, for purposes of the Corporation’s first annual meeting of stockholders after its shares of Common Stock (as defined in the Certificate of Incorporation) are first publicly traded, be deemed to have occurred on [•], 202[•]); provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the close of business on the ninetieth (90th) day prior to such annual meeting or, if later, on the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of Timely Notice as described above.

(iii) To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the secretary shall set forth:

(a) As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (B) the number of shares of each class or series of stock of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person or any of its affiliates or associates (for purposes of these bylaws, as such terms are defined in Rule 12b-2 promulgated under the Exchange Act), except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of stock of the Corporation as to which such Proposing Person or any of its affiliates or associates has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Stockholder Information”);

(b) As to each Proposing Person, (A) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of stock of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence (including, without limitation, any derivative, swap, hedge, repurchase or so-called “stock borrowing” agreement or arrangement, the purpose or effect of which is to, directly or indirectly (a) give a Person economic benefit and/or risk similar to ownership of shares of any class or series of capital stock of the Corporation, in whole or in part, including due to the fact that such transaction, agreement or

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arrangement provides, directly or indirectly, the opportunity to profit or avoid a loss from any increase or decrease in the value of any shares of any class or series of capital stock of the Corporation, (b) mitigate loss to, reduce the economic risk of or manage the risk of share price changes for, any Person with respect to any shares of any class or series of capital stock of the Corporation, (c) otherwise provide in any manner the opportunity to profit or avoid a loss from any decrease in the value of any shares of any class or series of capital stock of the Corporation, or (d) increase or decrease the voting power of any Person with respect to any shares of any class or series of capital stock of the Corporation) in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (B) any performance-related fee (other than an asset-based fee) that such Proposing Person, directly or indirectly, is entitled to based on any increase or decrease in the value of shares of any class or series of capital stock of the Corporation or any Synthetic Equity Position, (C) any rights to dividends on the shares of any class or series of stock of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (D) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (E) any other material relationship between such Proposing Person, on the one hand, and the Corporation or any affiliate of the Corporation, on the other hand, (F) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (G) any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a solicitation statement filed on Schedule 14A), agreement, arrangement, understanding or relationship pursuant to which such Proposing Person has or shares a right to, directly or indirectly, vote any shares of any class or series of capital stock of the Corporation and (H) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (G) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner;

(c) As to each item of business that the stockholder proposes to bring before the annual meeting, (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend these bylaws, the text of such proposed amendment), (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other Person (including their names) in connection with the proposal of such business by such stockholder or in connection with acquiring, holding, disposing or voting of any shares of any class or series of capital stock of the Corporation, (D) identification of the names and addresses of other stockholders (including beneficial owners) known by any of the Proposing Persons to support such nominations or other business proposal(s), and to the extent known, the class and number of all shares of the Corporation’s capital stock owned of record or beneficially by such other stockholder(s) or other beneficial owner(s) and (E) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided,

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however, that the disclosures required by this Section 2.4(iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner; and

(d) a statement whether or not the stockholder giving the notice and/or the other Proposing Person(s), if any, will deliver a proxy statement and form of proxy to holders of at least the percentage of voting power of all of the shares of capital stock of the Corporation required under applicable law to approve the business proposal.

(iv) For purposes of this Section 2.4, the term “Proposing Person” shall mean (a) the stockholder providing the notice of business proposed to be brought before an annual meeting, (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, or (c) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(v) A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for notice of the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof).

(vi) Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The Board or a designated committee thereof shall have the power to determine whether business proposed to be brought before the annual meeting was made in accordance with the provisions of these bylaws. If neither the Board nor such designated committee makes a determination as to whether any nomination was made in accordance with the provisions of these bylaws, the presiding officer at the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting. If the Board or a designated committee thereof or the presiding officer, as applicable, determines that any stockholder proposal was not made in accordance with the provisions of Section 2.4, any such business not properly brought before the meeting shall not be transacted.

(vii) In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or the holders of any series of Preferred Stock (as defined in the Certificate of Incorporation).

(viii) For purposes of these bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

2.5 Advance Notice Procedures for Nominations of Directors.

(i) Annual Meeting of Stockholders. Nominations of any person for election to the Board (a) in the case of an annual meeting may be made at such meeting only (1) by or at the direction of the Board, including by any committee or Persons authorized to do so by the Board or these bylaws, (2) if brought before the annual meeting of stockholders in accordance with the requirements of the stockholders agreement, dated              202[•] between certain affiliates of the Principal Stockholders (as defined below) and the Company (the “Stockholders Agreement”), or (3) by

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a stockholder present in person (as defined in Section 2.4) who (i) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (ii) is entitled to vote at the meeting and (iii) has complied with this Section 2.5 as to such notice and nomination.

(a) The foregoing clause (3) shall be the exclusive means for a stockholder, other than a Principal Stockholder pursuant to the Stockholders Agreement, to make any nomination of a Person or Persons for election to the Board at any annual meeting of stockholders.

(b) Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting pursuant to Section 2.5(i)(c), the stockholder must (a) provide Timely Notice (as defined in Section 2.4(ii) of these bylaws) thereof in writing and in proper form to the secretary of the Corporation, (b) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.5, and (c) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. The number of nominees a Nominating Person may nominate for election at the annual meeting pursuant to Section 2.5(i)(c) of these bylaws shall not exceed the number of directors to be elected at such annual meeting.

(c) To be in proper form for purposes of Section 2.5(i)(c), a stockholder’s notice to the secretary shall set forth:

(A) As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(iii)(a) of these bylaws) except that for purposes of this Section 2.5, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(a);

(B) As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(iii)(b), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(b) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(iii)(c) shall be made with respect to nomination of each Person for election as a director at the meeting);

(C) A statement whether or not the Nominating Person will deliver a proxy statement and form of proxy to holders of at least the percentage of voting power of all of the shares of capital stock of the Corporation reasonably believed by such Nominating Person to be sufficient to elect the nominee or nominees proposed to be nominated by such Nominating Person; and

(D) As to each candidate whom a Nominating Person proposes to nominate for election as a director, (1) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 if such candidate for nomination were a Nominating Person, (2) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (3) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (1) through (3) are referred to as “Nominee Information”), and (4) a completed and signed questionnaire, representation and agreement as provided in Section 2.5(e).

(d) A stockholder providing notice of any nomination proposed to be made at the applicable meeting of stockholders shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for notice of the meeting and as of the date that is ten (10) business days prior

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to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof).

(e) To be eligible to be a candidate for election as a director of the Corporation at the applicable meeting of stockholders, a candidate must be nominated in the manner prescribed in this Section 2.5 and the candidate for nomination, whether nominated by the Board or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board), to the secretary at the principal executive offices of the Corporation, (1) a completed written questionnaire (in the form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such candidate for nomination and (2) a written representation and agreement (in the form provided by the Corporation) that such candidate for nomination (A) is not, and will not become a party to, any agreement, arrangement or understanding with any Person other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director of the Corporation that has not been disclosed therein, (B) understands his or her duties as a director under the DCGL and agrees to act in accordance with those duties while serving as a director, (C) is not or will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any Person as to how such nominee, if elected as a director, will act or vote as a director on any issue or question to be decided by the Board, in any case, to the extent that such arrangement, understanding, commitment or assurance (i) could limit or interfere with his or her ability to comply, if elected as director of the Corporation, with his or her fiduciary duties under applicable law or with policies and guidelines of the Corporation applicable to all directors or (ii) has not been disclosed to the Corporation prior to or concurrently with the Nominating Person’s submission of the nomination, and (D) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to all directors and in effect during such Person’s term in office as a director (and, if requested by any candidate for nomination, the secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect).

(f) The Board may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board in writing prior to the applicable meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s Corporate Governance Guidelines, if any.

(ii) Special Meetings of Stockholders. No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (1) by or at the direction of the Board, including by any committee or Persons authorized to do so by the Board or these bylaws, (2) if brought before the special meeting of stockholders in accordance with the Stockholders Agreement or (3) provided that the Board (or the Principal Stockholder exercising its right to call a special meeting pursuant to the Certificate of Incorporation) has determined that directors shall be elected at such meeting, by a stockholder present in person (as defined in Section 2.4) who (i) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (ii) is entitled to vote at the meeting and (iii) has complied with this Section 2.5 as to such notice and nomination. The foregoing clause (3) shall be the exclusive means for a stockholder, other than a Principal Stockholder pursuant to the Stockholders Agreement, to make any nomination of a Person or Persons for election to the Board at any special meeting of stockholders. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting if the stockholder’s notice as required by and meeting the requirements of paragraphs (i)(b), (i)(c), (i)(d), (i)(e) and (i)(f) of this Section 2.05 shall be delivered to the secretary of the Corporation at the principal executive offices of the Corporation not earlier

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than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. In no event shall any adjournment or postponement of a special meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(iii) General.

(a) For purposes of this Section 2.5, the term “Nominating Person” shall mean (a) the stockholder providing the notice of the nomination proposed to be made at the meeting, (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (c) any other participant in such solicitation.

(b) Notwithstanding anything in these bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with this Section 2.5; provided, however, that for as long as the Stockholders Agreement remains in effect with respect to the Principal Stockholder and the Principal Stockholder or its Affiliates is entitled to designate or nominate for election one or more persons to the Board, any nomination by the Principal Stockholder or its Affiliates in accordance with the Stockholders Agreement shall not be subject to the procedures or requirements set forth in this Section 2.5.

(c) In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

(d) No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with this Section 2.5, as applicable. The Board or a designated committee thereof shall have the power to determine whether a nomination before the applicable meeting of stockholders was made in accordance with the provisions of these bylaws. If neither the Board nor such designated committee makes a determination as to whether any nomination was made in accordance with the provisions of these bylaws, the presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with this Section 2.5, and if he or she should so determine, he or she shall so declare such determination to the meeting; provided, however, that nothing herein shall limit the power and authority of the Board or such designated committee to make any such determination in advance of such meeting. If the Board or a designated committee thereof or the presiding officer, as applicable, determines that any nomination was not made in accordance with the provisions of Section 2.5, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.

2.6 Notice of Stockholders’ Meetings.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with either Section 2.7 or Section 8.1 of these bylaws not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and hour of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

2.7 Manner of Giving Notice; Affidavit of Notice.

Notice of any meeting of stockholders shall be deemed given:

(i) if mailed, when deposited in the United States mail, postage prepaid, directed to the stockholder at his or her address as it appears on the Corporation’s records;

(i) if delivered by courier service, at the earlier of when the notice is received or left at such stockholder’s address; or

(ii) if electronically transmitted as provided in Section 8.1 of these bylaws.

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An affidavit of the secretary or an assistant secretary of the Corporation or of the transfer agent or any other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

2.8 Quorum.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the chairperson of the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to adjourn the meeting from time to time in the manner provided in Section 2.9 of these bylaws until a quorum is present or represented.

2.9 Adjourned Meeting; Notice.

When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.

2.10 Conduct of Business.

The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the Person presiding over the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the chairperson of any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairperson of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other Persons as the chairperson of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

2.11 Voting.

Except as may be otherwise provided in the Certificate of Incorporation, these bylaws or the DGCL, each stockholder shall be entitled to one (1) vote for each share of capital stock held by such stockholder.

Except as otherwise provided by the Certificate of Incorporation, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided by the Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law, or pursuant to any regulation applicable to the Corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority of the votes cast (excluding abstentions and broker non-votes) on such matter.

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2.12 Record Date for Stockholder Meetings and Other Purposes.

In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than sixty (60) days nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

If stockholder action by consent in lieu of a meeting is not prohibited by the Certificate of Incorporation, in order that the Corporation may determine the stockholders entitled to express consent to corporate action in lieu of a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date for determining stockholders entitled to express consent to corporate action in lieu of a meeting is fixed by the Board, (i) when no prior action of the Board is required by law, the record date for such purpose shall be the first date on which a signed consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, and (ii) if prior action by the Board is required by law, the record date for such purpose shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

2.13 Proxies.

Each stockholder entitled to vote at a meeting of stockholders may authorize another Person or Persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but, no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. The authorization of a Person to act as a proxy may be documented, signed and delivered in accordance with Section 116 of the DGCL, provided that such authorization shall set forth, or be delivered with information enabling the Corporation to determine, the identity of the stockholder granting such authorization.

2.14 List of Stockholders Entitled to Vote.

The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days prior to

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the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive offices. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.14 or to vote in Person or by proxy at any meeting of stockholders.

2.15 Inspectors of Election.

Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more Persons as alternate inspectors to replace any inspector who fails to act. If any Person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the chairperson of the meeting shall appoint a Person to fill that vacancy.

Such inspectors shall:

(i) determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;

(ii) count all votes or ballots;

(iii) count and tabulate all votes;

(iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and

(v) certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.

Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such Persons to assist them in performing their duties as they determine. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the corporation, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.

2.16 Virtual Meeting.

The Board may, in its sole discretion, determine that stockholder meetings shall not be held at any place, but may instead be held solely by means of remote communication in accordance with Section 211(a)(2) of the DGCL. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication (i) participate in a meeting of stockholders; and (ii) be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (a) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder; (b) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and (c) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

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2.17 Delivery to the Corporation.

Whenever this Article II requires one or more Persons (including a record or beneficial owner of stock) [other than any party to the Stockholders Agreement] to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), unless the Corporation otherwise provides, such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered.

Article III — Directors

3.1 Powers.

Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

3.2 Number of Directors.

Subject to the Certificate of Incorporation, the total number of directors constituting the Board shall be determined from time to time by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3 Election, Qualification and Term of Office of Directors.

Except as provided in the Certificate of Incorporation, each director shall hold office until the expiration of the term of the class, if any, for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification, or removal. Directors need not be stockholders. The Certificate of Incorporation or these bylaws may prescribe qualifications for directors.

3.4 Resignation and Vacancies.

Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the directors then in office, including those who have so resigned but whose resignations have not yet become effective, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in this section in the filling of other vacancies.

Vacancies and newly created directorships resulting from any increase in the authorized number of directors shall be filled only in the manner provided in the Certificate of Incorporation and applicable law.

3.5 Place of Meetings; Meetings by Telephone.

The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in person at the meeting.

3.6 Regular Meetings.

Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board.

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3.7 Special Meetings; Notice.

Special meetings of the Board for any purpose or purposes may be called at any time by the chairperson of the Board, the chief executive officer, the president, the secretary or a majority of the total number of directors constituting the Board.

Notice of the time and place of special meetings shall be:

(i) delivered personally by hand or by courier;

(ii) sent by United States first-class mail, postage prepaid;

(iii) sent by facsimile or electronic mail; or

(iv) sent by other means of electronic transmission,

directed to each director at that director’s address, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.

If the notice is (i) delivered personally by hand or by courier, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least twelve (12) hours before the time of the holding of the meeting. If the notice is sent by mail, it shall be deposited in the mail at least one (1) day before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

3.8 Quorum.

Unless otherwise provided by the Certificate of Incorporation, a majority of the total number of directors then in office shall constitute a quorum for the transaction of business at all meetings of the Board. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by the DGCL, the Certificate of Incorporation or these bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

3.9 Action by Unanimous Consent Without a Meeting.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission and any consent may be documented, signed and delivered in any manner permitted by Section 116 of the DGCL. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the Board or committee, as applicable, and such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

3.10 Fees and Compensation of Directors.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

3.11 Removal.

Directors may be removed from office only in the manner provided in the Certificate of Incorporation and applicable law.

3.12 Presiding Director.

The Board may designate a representative to preside over all meetings of the Board, provided that if the Board does not so designate such a presiding director or such designated presiding director is unable to so preside or is absent, then the chairperson of the Board, if one is elected, shall preside over all meetings of the Board, or if the chairperson of the Board is unable to so preside or is absent, then the vice chairperson of the Board, if one is elected, shall preside over

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all meetings of the Board. If the designated presiding director, if one is so designated, the chairperson of the Board, if one is elected, and the vice chairperson of the Board, if one is elected, are unable to preside or are absent, the Board shall designate an alternate representative to preside over a meeting of the Board.

Article IV — Committees

4.1 Committees of Directors.

The Board may designate one (1) or more committees, each committee to consist of one (1) or more of the directors of the Corporation. The Board may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.

4.2 Committee Minutes.

Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

4.3 Meetings and Actions of Committees.

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i) Section 3.5 (place of meetings and meetings by telephone);

(ii) Section 3.6 (regular meetings);

(iii) Section 3.7 (special meetings and notice);

(iv) Section 3.9 (action by unanimous consent without a meeting);

(v) Section 3.12 (presiding director); and

(vi) Section 7.11 (waiver of notice),

with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members. However:

(i) the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee; and

(ii) special meetings of committees may also be called by resolution of the Board or by the chairperson of the applicable committee.

A majority of the directors then serving on a committee of the Board or on a subcommittee of a committee shall constitute a quorum for the transaction of business by the committee or subcommittee, unless the Certificate of Incorporation or a resolution of the Board (or a resolution of the committee that created the subcommittee) requires a greater or lesser number (provided that in no case shall a quorum be less than one-third of the directors then serving on the committee or subcommittee). The vote of a majority of the members of the committee or subcommittee present at any meeting at which a quorum is present shall be the act of such committee or subcommittee, unless the Certificate of Incorporation or a resolution of the Board (or a resolution of the committee that created the subcommittee) requires a greater number. If a quorum is not present at any meeting of the committee, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

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The Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.3, provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.

Article V — Officers

5.1 Officers.

The officers of the Corporation shall include a president and a secretary. The Corporation may also have, at the discretion of the Board, a chairperson of the Board and a vice chairperson of the Board from among its members, a chief executive officer (who, absent action by the Board stating otherwise, shall also be the president for purposes of the DGCL), a chief financial officer, a treasurer, one (1) or more vice presidents, one (1) or more assistant vice presidents, one (1) or more assistant treasurers, one (1) or more assistant secretaries, and any such other officers as may be appointed in accordance with the provisions of these Bylaws. Any number of offices may be held by the same Person.

5.2 Appointment of Officers.

The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws. In the event of the absence or disability of any officer, the Board may designate another officer to act temporarily in place of such absent or disabled officer.

5.3 Subordinate Officers.

The Board may appoint, or empower the chief executive officer or, in the absence of a chief executive officer, the president (where the president and chief executive officer are not the same individual), to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board or an authorized officer (as applicable), may from time to time determine.

5.4 Removal and Resignation of Officers.

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.

Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5 Vacancies in Offices.

Any vacancy occurring in any office of the Corporation shall be filled by the Board or as provided in Sections 5.2 and 5.3, as applicable.

5.6 Representation of Securities of Other Entities.

The chairperson of the Board, the chief executive officer, the president, any vice president, the treasurer, the secretary or assistant secretary of this Corporation, or any other Person authorized by the Board, the chief executive officer, the president or a vice president, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all securities of any other entity standing in the name of this Corporation. The authority granted herein may be exercised either by such Person directly or by any other Person authorized to do so by proxy or power of attorney duly executed by such Person having the authority.

5.7 Tenure, Authority and Duties of Officers.

Except as provided in Section 5.3, all officers of the Corporation shall hold such office, respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

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Article VI — Records

A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code.

Each director and each member of any committee designated by the Board shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books and records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers, agents or employees, or committees of the Board so designated, or by any other Person as to matters which such director or committee member reasonably believes are within such other Person’s professional or expert competence and that has been selected with reasonable care by or on behalf of the Corporation.

Article VII — General Matters

7.1 Execution of Corporate Contracts and Instruments.

The Board may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

7.2 Stock Certificates.

The shares of the Corporation shall be uncertificated, provided that the Board by resolution may provide that some or all of the shares of any class or series of stock of the Corporation shall be represented by certificates. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two (2) officers authorized to sign stock certificates representing the number of shares registered in certificate form. The chairperson or vice chairperson of the Board, the president, vice president, the treasurer, any assistant treasurer, the secretary or any assistant secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

7.3 Lost Certificates.

The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

7.4 Shares Without Certificates

The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

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7.5 Dividends.

The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.

The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

7.6 Fiscal Year.

The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board. Unless otherwise fixed by the Board, the fiscal year of the Corporation shall consist of the twelve (12) month period ending on December 31.

7.7 Seal.

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

7.8 Transfer of Stock.

Shares of the Corporation shall be transferable in the manner prescribed by law and in these Bylaws. Shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate Person or Persons (if such shares are represented by certificates) or by delivery of duly executed instructions (if such shares are uncertificated), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the Persons from and to whom it was transferred.

7.9 Stock Transfer Agreements.

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

7.10 Registered Stockholders.

The Corporation:

(i) shall be entitled to recognize the exclusive right of a Person registered on its books as the owner of shares to receive dividends and to vote as such owner; and

(ii) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

7.11 Waiver of Notice.

Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these bylaws, a written waiver, signed by the Person entitled to notice, or a waiver by electronic transmission by the Person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a Person at a meeting shall constitute a waiver of notice of such meeting, except when the Person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these bylaws.

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Article VIII — Notice by Electronic Transmission

8.1 Notice by Electronic Transmission.

Except as otherwise specifically required in these bylaws or by applicable law, all notices required to be given pursuant to these bylaws may in every instance in connection with any delivery to a member of the Board, be effectively given by hand delivery (including use of a delivery service), by depositing such notice in the mail, postage prepaid, or by sending such notice by overnight express courier, facsimile, electronic mail or other form of electronic transmission. Whenever, by applicable law, the Certificate of Incorporation or these bylaws, notice is required to be given to any stockholder, such notice may be given in writing directed to such stockholder’s mailing address or by electronic transmission directed to such stockholder’s electronic mail address, as applicable, as it appears on the records of the Corporation or by such other form of electronic transmission consented to by the stockholder. A notice to a stockholder shall be deemed given as follows: (a) if mailed, when the notice is deposited in the United States mail, postage prepaid, (b) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address, (c) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by Section 232(e) of the DGCL, and (d) if given by a form of electronic transmission (other than electronic mail) consented to by the stockholder to whom the notice is given, (i) if by facsimile transmission, when directed to a number at which such stockholder has consented to receive notice, (ii) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (A) such posting and (B) the giving of such separate notice, and (iii) if by any other form of electronic transmission (other than electronic mail), when directed to such stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic transmission by giving written notice or by electronic transmission of such revocation to the Corporation. A notice may not be given by an electronic transmission from and after the time that (x) the Corporation is unable to deliver by such electronic transmission two (2) consecutive notices and (y) such inability becomes known to the secretary or to the transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to discover such inability shall not invalidate any meeting or other action. Any notice given by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.

An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the Corporation that the notice has been given by electronic mail or by another form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

8.2 Definition of Electronic Transmission.

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

Article IX — Indemnification

9.1 Indemnification of Directors and Officers.

The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such person in connection with any such Proceeding.

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Subject to the requirements in this Article IX and the DGCL, the Corporation shall not be obligated to indemnify any person pursuant to this Article IX in connection with any Proceeding (or any part of any Proceeding):

(a)     for which payment has actually been made to and received by or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

(b)    for an accounting or disgorgement of profits pursuant to Section 16(b) of the Exchange Act, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);

(c)     for any reimbursement of the Corporation by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the Corporation, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Corporation pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the payment to the Corporation of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements), or any other remuneration paid to such person if it shall be determined by a final judgment or other final adjudication that such remuneration was in violation of law;

(d)    initiated by such person, including any Proceeding (or any part of any Proceeding) initiated by such person against the Corporation, any legal entity which it controls, any director or officer thereof or any third party, unless (i) the Board has consented to the initiation of such Proceeding or part thereof, (ii) the Corporation provides the indemnification, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law (provided, however, that this 9.1 shall not apply to counterclaims or affirmative defenses asserted by such person in an action brought against such person), (iii) otherwise required to be made under Section 9.4 or (iv) otherwise required by applicable law; or

(e)     if prohibited by applicable law; provided, however, that if any provision or provisions of this Article IX shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Article IX (including, without limitation, each portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Article IX (including, without limitation, each such portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

9.2 Indemnification of Others.

The Corporation shall have the power to indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

9.3 Prepayment of Expenses.

The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by any current or former officer or director of the Corporation in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified under this Article IX or otherwise.

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9.4 Determination; Claim.

If a claim for indemnification (following the final disposition of such Proceeding) under this Article IX is not paid in full within sixty (60) days, or a claim for advancement of expenses under this Article IX is not paid in full within thirty (30) days after a written claim therefor has been received by the Corporation, the claimant may thereafter (but not before) file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

9.5 Non-Exclusivity of Rights.

The rights conferred on any Person by this Article IX shall not be exclusive of any other rights which such Person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

9.6 Insurance.

The Corporation may purchase and maintain insurance on behalf of any Person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

9.7 Other Indemnification.

The Corporation’s obligation, if any, to indemnify or advance expenses to any Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

9.8 Continuation of Indemnification.

Subject to the terms of any provision of the Certificate or agreement between the Corporation and any director, officer, employee or agent respecting indemnification and advancement of expenses, the rights to indemnification and to prepayment of expenses provided by, or granted pursuant to, this Article IX shall continue notwithstanding that the Person has ceased to be a director, officer, employee or agent of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such Person.

9.9 Amendment or Repeal; Interpretation.

Any repeal or modification of this Article IX shall not adversely affect any right or protection (i) hereunder of any Person in respect of any act or omission occurring prior to the time of such repeal or modification or (ii) under any agreement providing for indemnification or advancement of expenses to an officer or director of the Corporation in effect prior to the time of such repeal or modification.

Any reference to an officer of the Corporation in this Article IX shall be deemed to refer exclusively to the chairperson of the Board, a vice chairperson of the Board, a chief executive officer, a chief financial officer, a secretary or a treasurer appointed pursuant to Article V of these bylaws, and to any president, vice president, assistant secretary, assistant treasurer, or other officer of the Corporation appointed by (x) the Board pursuant to Article V of these bylaws or (y) an officer to whom the Board has delegated the power to appoint officers pursuant to Article V of these bylaws, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors (or equivalent governing body) of such other entity pursuant to the certificate of incorporation and bylaws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other

Annex B-2-19

corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “vice president” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article IX.

Article X — Definitions

As used in these bylaws, unless the context otherwise requires, the term:

“Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person. For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct or cause the direction of the affairs or management of that Person, whether through the ownership of voting securities, as trustee (or the power to appoint a trustee), Personal representative or executor, by contract, credit arrangement or otherwise and “controlled” and “controlling” have meanings correlative to the foregoing.

“Person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger, consolidation, division or otherwise) of such entity.

“Principal Stockholder” means investment funds affiliated with or advised by [•] or any of its affiliates or successors.

Article XI — Restrictions on Transfer and Ownership

11.1 Invalid Securities.

Effective immediately upon transmittal by the Corporation of a Redemption Notice (as defined in Section 1(i) of Article XIV of the Certificate of Incorporation to a Disqualified Holder (as defined in Section 1(d) of Article XIV of the Certificate of Incorporation), the Securities (as defined in Section 1(m) of Article XIV of the Certificate of Incorporation) specified in such Redemption Notice shall become “Invalid Securities” for purposes of this Article XI.

Promptly following transmittal by the Corporation of a Redemption Notice, the Corporation shall Announce Publicly (as defined below) that such Redemption Notice has been given and that the terms of this Article XI shall apply to the Securities specified in such Redemption Notice.

11.2 Additional Definitions. As used in this Article XI only, the following terms shall have the following respective meanings:

(i) “Acquire” means the acquisition, directly or indirectly, of ownership of Securities by any means, including, without limitation: (i) the exercise of any rights under any option, warrant, convertible security, pledge or other security interest or similar right to acquire Securities or (ii) the entering into of any swap, hedge or other arrangement that results in the acquisition of any of the economic benefits of ownership of Securities. The terms “Acquires” and “Acquisition” shall have the same meaning, mutatis mutandis.

(ii) “Announce Publicly” means disclosure (i) in a press release reported by the Dow Jones, Newswire, Business Wire, Reuters Information Service or any similar or successor news wire service or (ii) in a communication distributed generally to stockholders or in a document publicly filed by the Corporation with the Securities and Exchange Commission (the “SEC”) pursuant to Sections 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or any successor provisions thereto.

(iii) “Disposition” means the sale, transfer, exchange, assignment, liquidation, conveyance, pledge, abandonment, distribution, contribution, or other disposition of Securities.

(iv) “Person” means an individual, corporation, estate, trust, association, limited liability company, partnership, joint venture or similar organization or entity.

(v) “Transfer” means any direct or indirect Acquisition or Disposition.

Annex B-2-20

11.3 Transfer Limitations.

(i) No Disqualified Holder or Purported Transferee (as defined below) shall be permitted to make a Transfer of Invalid Securities, and any such purported Transfer will be void ab initio (any such purported Transfer, a “Prohibited Transfer”).

(ii) The restrictions set forth in Section 11.3(i) shall not apply to a proposed Transfer, and a Transfer shall not be treated as a Prohibited Transfer hereunder, if the transferor or the transferee obtains prior approval of the proposed Transfer by the Board. As a condition to granting its approval pursuant to this Section 11.3(ii), the Board may, in its sole discretion, require and/or obtain (at the expense of the transferor and/or transferee) such documentation, information and action, if any, as it determines in its sole discretion to be appropriate, including, without limitation, representations and warranties from the transferor and/or transferee, such opinions of counsel to be rendered by counsel selected by (or acceptable to) the Board, and such other advice, in each case as to such matters as the Board determines in its sole discretion is appropriate.

(iii) The restrictions set forth in Section 11.3(i) shall not apply to an Acquisition by the Corporation. Once Invalid Securities have been Acquired by the Corporation, such Securities shall cease to be Invalid Securities.

11.4 Treatment of Invalid Securities.

(i) No employee or agent of the Corporation shall record any Prohibited Transfer, and the purported transferee of a Prohibited Transfer (the “Purported Transferee”) shall not be recognized as a security holder of the Corporation for any purpose whatsoever in respect of the Invalid Securities. The Purported Transferee shall not be entitled with respect to such Invalid Securities to any rights of the applicable class of security holders of the Corporation, including, without limitation, any right to vote such Invalid Securities, to receive dividends or distributions, whether liquidating or otherwise, in respect thereof and to effect any Transfer thereof.

(ii) Once Invalid Securities exist, the Corporation may require, including, but not limited to, as a condition to the registration of the Transfer of any Securities that may be Invalid Securities or the payment of any dividend or distribution on any such Securities, that the proposed transferee or payee furnish to the Corporation all information reasonably requested by the Corporation to permit a determination of whether such Securities are Invalid Securities. The Corporation may make such arrangements or issue such instructions to the applicable transfer agent, registrar, depositary, trustee or other securities intermediary as may be determined by the Board to be necessary or advisable to implement this Section 11.4, including, without limitation, authorizing such transfer agent, registrar, depositary, trustee or other securities intermediary to require an affidavit from a proposed transferee or payee regarding such Person’s actual and constructive ownership of any such Securities, the transfer of any such Securities and other evidence that a Transfer will not be prohibited by this Section 11.4 or Article XIV of the Certificate of Incorporation as a condition to registering any such Transfer or paying any such dividend or distribution.

(iii) If a Prohibited Transfer has occurred: (1) the Prohibited Transfer and, if applicable, the registration of such Prohibited Transfer, shall be void ab initio and have no legal effect, (2) the Purported Transferee shall be bound by the terms of the Redemption Notice and Article XIV of the Certificate of Incorporation with respect to the Invalid Securities purportedly Transferred, (3) the Redemption Notice shall thereafter constitute a binding agreement on the part of the Corporation to redeem, and on the part of the Purported Transferee to sell, the Invalid Securities in accordance with Article XIV of the Certificate of Incorporation (such redemption and sale, the “Purported Transferee Redemption”) and (4) the Purported Transferee Redemption shall thereafter be effectuated in accordance with Article XIV of the Certificate of Incorporation (including, for the avoidance of doubt, at the date, time and place specified in the Redemption Notice and at the Redemption Price (as defined in Section 1(j) of the Certificate of Incorporation)); provided that the Corporation shall pay the Redemption Price of any Invalid Securities redeemed in a Purported Transferee Redemption to the Purported Transferee of the Invalid Securities so redeemed, in which case such payment shall extinguish any obligation of the Corporation to make payment in respect of such Invalid Securities to the Disqualified Holder that effectuated the applicable Prohibited Transfer; provided further that if the date specified in the Redemption Notice shall have already passed, the Purported Transferee Redemption shall take place at such date and time as the Corporation reasonably selects by notice to the Purported Transferee.

(iv) The recourse of any Purported Transferee to the Corporation in respect of any Prohibited Transfer shall be limited to the Redemption Price as determined in accordance with Section 11.4(iii).

Annex B-2-21

(v) If the Purported Transferee fails to surrender the Invalid Securities for redemption in accordance with Section 11.4(iii), then the Corporation may, in such manner and at such time, as determined by the Board, enforce the provisions hereof, which may include the institution of legal proceedings to compel the surrender. Nothing in this Section 11.4 shall (a) be deemed inconsistent with any Prohibited Transfer of the Invalid Securities provided in this Article XI being void ab initio or (b) preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand.

11.5 Liability. To the fullest extent permitted by law, any security holder subject to the provisions of this Article XI who violates the provisions of this Article XI and any Persons controlling, controlled by or under common control with such security holder shall be jointly and severally liable to the Corporation for, and shall indemnify and hold the Corporation harmless against, any and all damages suffered as a result of such violation, including, but not limited to, damages resulting from the Corporation’s inability to secure and maintain in good standing any licenses, contracts, franchises and other regulatory approvals related to the Corporation’s business, and attorneys’ and auditors’ fees incurred in connection with such violation.

11.6 Compliance.

(i) The Corporation shall have the power to make appropriate notations upon any certificates representing Securities or its stock and other Securities transfer records and to instruct any transfer agent, registrar, depositary, trustee or other securities intermediary with respect to the requirements of this Article XI for any uncertificated Securities or Securities held in an indirect holding system.

(ii) The Board shall have the power to decide all matters necessary for determining compliance with this Article XI, including, without limitation, determining (A) whether a Transfer is a Prohibited Transfer, (B) whether an instrument constitutes a Security, (C) the interpretation of any provision of this Article XI, and (D) any other matter that the Board determines to be relevant. The good faith determination of the Board on such matters shall be conclusive and binding on all persons and entities for the purposes of this Article XI.

Article XII — Suitability Analysis of Significant Stockholders

To enable the Corporation or any of its affiliates to secure, maintain in good standing and renew all licenses, contracts, franchises and other regulatory approvals related to the operation of lottery and related businesses now or hereafter engaged in by the Corporation or any of its affiliates within or without the United States of America, the Corporation will conduct a suitability analysis of each Significant Stockholder (as defined below) and intends to require all relevant information pertaining to suitability and/or qualification, as those terms are commonly understood in gaming laws applicable to the Corporation, from such Significant Stockholder in connection therewith. “Significant Stockholder” means any stockholder of the Corporation who, together with all affiliates or associates of such stockholder, beneficially owns (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, five percent or more of any class of capital stock of the Corporation. For purposes solely of this Article XII, “affiliate” and “associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

Article XIII — Severability

If any provision or provisions of Articles XI and XII of these Bylaws shall be held invalid, illegal or unenforceable as applied to any person or circumstances for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of Articles XI and XII of these Bylaws (including, without limitation, each portion of any sentence of Articles XI and XII of these Bylaws containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

Annex B-2-22

[•]

Certificate of Amendment and Restatement of Bylaws

The undersigned hereby certifies that he is the duly elected, qualified, and acting secretary of [•], a Delaware corporation (the “Corporation”), and that the foregoing bylaws were approved on ___________, 202[•], effective as of ______________, 202[•] by the Corporation’s board of directors.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand this ___ day of ___, 202[•].

[•]
[Secretary]

Annex B-2-23

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.   Indemnification of Directors and Officers

Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

The Amended and Restated Certificate of Incorporation, which will become effective upon consummation of the Business Combination, will provide that no Director of the Combined Company will be personally liable to the Combined Company or its stockholders for or with respect to any breach of fiduciary duty or other act or omission as a director of the Combined Company. In addition, the Amended and Restated Certificate of Incorporation will provide that if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Combined Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Amended and Restated Certificate of Incorporation will further provide that any repeal or modification of such article by its stockholders or amendment to the DGCL will not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a director serving at the time of such repeal or modification.

The Amended and Restated Certificate of Incorporation will provide that it will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the Combined Company) by reason of the fact that he or she is or was, or has agreed to become, the Combined Company’s director or officer, or is or was serving, or has agreed to serve, at the Combined Company’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture or other enterprise (all such persons being referred to as an Indemnitee), or by reason of any action alleged to have been taken or omitted in such capacity, against all Indemnifiable Losses if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the Combined Company’s best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful, subject to limited exceptions. The Amended and Restated Certificate of Incorporation will also provide that it will advance expenses to Indemnitees in connection with a legal proceeding, subject to limited exceptions.

In connection with the Business Combination, the Combined Company will enter into indemnification agreements with each of its directors and executive officers. These agreements will provide that the Combined Company will indemnify each of its directors and such officers to the fullest extent permitted by law and its charter and its bylaws.

The Combined Company will also maintain a general liability insurance policy, which will cover certain liabilities of directors and officers of the Combined Company arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 21.   Exhibits and Financial Statement Schedules

(a)   Exhibits

Exhibit Number	Description of Exhibit
2.1+

Business Combination Agreement, dated as of February 21, 2021, by and among Trident Acquisitions Corp., Trident Merger Sub II Corp., and AutoLotto, Inc. (included as Annex A to the proxy statement/prospectus, which is part of this Registration Statement, and incorporated herein by reference).

3.1	Amended and Restated Certificate of Incorporation of Trident Acquisitions Corp., as amended(1)
3.2	Bylaws of Trident Acquisitions Corp.(1)
3.3

Form of Second Amended and Restated Certificate of Incorporation of the Combined Company, to be effective upon consummation of the Business Combination (included as Annex B-1 to the proxy statement/prospectus, which is a part of this Registration Statement, and incorporated herein by reference).

3.4

Form of Proposed Bylaws of the Combined Company, to be effective upon consummation of the Business Combination (included as Annex B-2 to the proxy statement/prospectus, which is a part of this Registration Statement, and incorporated herein by reference).

4.1	Specimen Common Stock Certificate.(1)
4.2	Specimen Warrant Certificate.(1)
4.3	Warrant Agreement between Continental Stock Transfer & Trust Company and Trident Acquisitions Corp.(2)
5.1	Opinion of Loeb & Loeb LLP.*
8.1	Opinion of White & Case LLP regarding tax matters.*
10.1	Letter Agreement among Trident Acquisitions Corp., Trident Acquisitions Corp.’s officers, directors and stockholders.(2)
10.2	Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and Trident Acquisitions Corp.(2)
10.3	Stock Escrow Agreement between Trident Acquisitions Corp., Continental Stock Transfer & Trust Company and the initial stockholders of Trident Acquisitions Corp.(2)
10.4	Form of Private Placement Subscription Agreement.(1)
10.5	Registration Rights Agreement among Trident Acquisitions Corp. and the initial stockholders and Continental Stock Transfer & Trust Company.(2)
10.6	Indemnity Agreement.(1)
10.7	Form of Investor Rights Agreement.*
10.8	Form of Sponsor Forfeiture Agreement.*
10.9	Lottery.com 2021 Incentive Plan (included as Annex C to the proxy statement/prospectus, which is part of this Registration Statement, and incorporated herein by reference).
21.1	Subsidiaries of the Registrant.*
23.1	Consent of Marcum LLP.
23.2	Consent of Armanino LLP.

Exhibit Number	Description of Exhibit
23.3	Consent of Loeb & Loeb LLP (included in Exhibit 5.1).*
24.1	Power of Attorney (included on the signature page to the Registration Statement filed on July 7, 2021).**
99.1	Form of Proxy Card.**
99.2	Consent of [_] to be named as a director.*

____________

(1)      Previously filed as an exhibit to Trident Acquisitions Corp.’s Registration Statement on Form S-1, as amended (File No. 333-223655).

(2)      Previously filed as an exhibit to Trident Acquisitions Corp.’s Current Report on Form 8-K filed on June 4, 2018.

*        To be filed by amendment.

**      Previously filed.

+        Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant hereby undertakes to furnish copies of any of the omitted schedules and exhibits upon request by the U.S. Securities and Exchange Commission.

(b)   Financial Statement Schedules

None.

ITEM 22.   UNDERTAKINGS

(1)    To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, on the 12th day of August, 2021.

TRIDENT ACQUISITIONS CORP.
By:	/s/ Vadim Komissarov
Name:	Vadim Komissarov
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Marat Rosenberg*	Chairman of the Board	August 12, 2021
Marat Rosenberg
/s/ Vadim Komissarov	Chief Executive Officer	August 12, 2021
Vadim Komissarov	(Principal Executive, Financial and Accounting Officer)
/s/ Ilya Panomarev*	Director	August 12, 2021
Ilya Panomarev
/s/ Thomas Gallagher*	Director	August 12, 2021
Thomas Gallagher
/s/ Gennadii Butkevych*	Director	August 12, 2021
Gennadii Butkevych

*    By: Vadim Komissarov, as attorney-in-fact